                      IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE EASTERN DISTRICT OF MICHIGAN
                                SOUTHERN DIVISION


IN RE:                              )                 CHAPTER 11
                                    )
INTERMET CORPORATION, ET AL.,       )                 CASE NO. 04-67597
                                    )                 (JOINTLY ADMINISTERED)
                DEBTORS.            )
                                    )                 HONORABLE MARCI B. MCIVOR

--------------------------------------------------------------------------------



                  DISCLOSURE STATEMENT OF INTERMET CORPORATION
          AND CERTAIN OF ITS DOMESTIC SUBSIDIARIES DATED JUNE 27, 2005


--------------------------------------------------------------------------------
THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 4:00 P.M., NEW YORK CITY TIME, ON _____ (THE "VOTING DEADLINE"), UNLESS EXTENDED BY INTERMET CORPORATION ("INTERMET") OR THE APPLICABLE DEBTOR. IN ORDER TO BE COUNTED, BALLOTS MUST BE RECEIVED BY SUCH TIME.
--------------------------------------------------------------------------------





FOLEY & LARDNER LLP
Judy A. O'Neill (P32142)
Daljit S. Doogal (P57181)
Frank W. DiCastri
500 Woodward Avenue
Detroit, Michigan 48226
(313) 234-7100

Counsel to the Debtors and
Debtors in Possession

                                   DISCLAIMER


NO PERSON (AS DEFINED IN THE PLAN) IS AUTHORIZED IN CONNECTION WITH THE PLAN, OR THE SOLICITATION OF BALLOTS WITH RESPECT TO THE PLAN, TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS DISCLOSURE STATEMENT, ITS EXHIBITS AND ANY OTHER BANKRUPTCY COURT-APPROVED SOLICITATION MATERIALS. IF ANY SUCH REPRESENTATIONS OR INFORMATION ARE GIVEN OR MADE, THEY SHOULD NOT BE RELIED UPON. THE DELIVERY OF THIS DISCLOSURE STATEMENT WILL NOT UNDER ANY CIRCUMSTANCES IMPLY THAT ALL THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

THIS DISCLOSURE STATEMENT DESCRIBES VARIOUS TRANSACTIONS CONTEMPLATED UNDER THE PLAN BUT IS NOT A SUBSTITUTE FOR THE PLAN. THE TERMS OF THE PLAN WILL GOVERN IN CASE OF ANY INCONSISTENCY BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT. A COPY OF THE PLAN ACCOMPANIES THIS DISCLOSURE STATEMENT. THE DEFINITIONS IN THE PLAN ARE INCORPORATED BY REFERENCE IN THIS DISCLOSURE STATEMENT. CAPITALIZED TERMS USED IN THIS DISCLOSURE STATEMENT, WITHOUT DEFINITION, HAVE THE RESPECTIVE MEANINGS ASCRIBED TO SUCH TERMS IN THE PLAN.

THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED PLAN AND AN AMENDED DISCLOSURE STATEMENT AT ANY TIME SUBJECT TO THE LIMITATIONS IN THE PLAN AND THE BANKRUPTCY CODE. YOU ARE URGED TO STUDY THE PLAN IN FULL AND TO CONSULT WITH YOUR LEGAL COUNSEL AND TAX ADVISORS ABOUT THE PLAN AND ITS IMPACT UPON YOUR LEGAL RIGHTS, INCLUDING POSSIBLE TAX CONSEQUENCES. PLEASE READ THIS DISCLOSURE STATEMENT AND ITS EXHIBITS CAREFULLY AND CONSIDER FULLY THE "CERTAIN FACTORS TO BE CONSIDERED" SECTION HEREOF BEFORE VOTING FOR OR AGAINST THE PLAN. SEE SECTION XI - "CERTAIN FACTORS TO BE CONSIDERED."

THE PLAN AND THIS DISCLOSURE STATEMENT ARE NOT REQUIRED TO BE PREPARED IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING "ADEQUATE INFORMATION"; HOWEVER, SUCH APPROVAL DOES NOT CONSTITUTE ENDORSEMENT BY THE BANKRUPTCY COURT OF THE PLAN OR DISCLOSURE STATEMENT AND NONE OF THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), ANY STATE SECURITIES COMMISSION OR ANY SIMILAR PUBLIC, GOVERNMENTAL OR REGULATORY AUTHORITIES HAS APPROVED THIS DISCLOSURE STATEMENT, THE PLAN, THE NEW COMMON STOCK (AS DEFINED IN THE

PLAN) OR THE RIGHTS (AS DEFINED IN THE PLAN) OFFERED UNDER THE PLAN, OR HAS PASSED ON THE ACCURACY OR ADEQUACY OF THE STATEMENTS IN THIS DISCLOSURE STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. PERSONS TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OF THE DEBTORS SHOULD EVALUATE THE PLAN IN LIGHT OF THE PURPOSES FOR WHICH IT WAS PREPARED.

NO REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER FEDERAL OR STATE SECURITIES OR "BLUE SKY" LAWS HAS BEEN FILED WITH THE SEC OR ANY OTHER AGENCY BY THE DEBTORS WITH RESPECT TO THE RIGHTS OR THE NEW COMMON STOCK THAT WILL BE ISSUED ON THE EFFECTIVE DATE OF THE PLAN AND THAT MAY BE DEEMED TO BE OFFERED BY VIRTUE OF THIS SOLICITATION. THE DEBTORS ARE RELYING ON THE EXEMPTION FROM REGISTRATION CONTAINED IN SECTION 1145 OF THE BANKRUPTCY CODE TO EXEMPT FROM REGISTRATION UNDER THE SECURITIES LAWS ANY OFFER OF THE NEW COMMON STOCK (EXCEPT ANY OFFER TO THE INITIAL COMMITTED PURCHASERS (AS DEFINED IN THE PLAN)) THAT MAY BE DEEMED TO BE MADE PURSUANT TO THE PLAN.

EXCEPT WITH RESPECT TO THE PROJECTIONS SHOWN IN EXHIBIT H TO THIS DISCLOSURE STATEMENT (THE "PROJECTIONS"), AND EXCEPT AS OTHERWISE SPECIFICALLY AND EXPRESSLY STATED HEREIN, THIS DISCLOSURE STATEMENT DOES NOT REFLECT ANY EVENTS THAT MAY OCCUR SUBSEQUENT TO THE DATE HEREOF. SUCH EVENTS MAY HAVE A MATERIAL IMPACT ON THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS DO NOT INTEND TO UPDATE THE PROJECTIONS. THE PROJECTIONS ARE QUALIFIED BY, AND ARE SUBJECT TO, THE ASSUMPTIONS SET FORTH HEREIN AND THE OTHER INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT. THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC, THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR ANY OTHER REGULATORY OR PROFESSIONAL AGENCY OR BODY, GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP") OR CONSISTENCY WITH THE AUDITED FINANCIAL STATEMENTS INCLUDED IN THIS DISCLOSURE STATEMENT. IN ADDITION, NONE OF THE AUDITORS OR OTHER ADVISORS FOR THE DEBTORS HAS COMPILED OR EXAMINED THE PROJECTIONS AND, ACCORDINGLY, NONE OF SUCH PARTIES EXPRESSES ANY OPINION OR PROVIDES ANY OTHER FORM OF ASSURANCE WITH RESPECT TO, OR ASSUMES ANY RESPONSIBILITY FOR, AND EACH SUCH PARTY EXPRESSLY DISCLAIMS ANY RESPONSIBILITY FOR, THE PROJECTIONS. THE PROJECTIONS SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE PLAN AND THIS DISCLOSURE STATEMENT INCLUDING UNDER
SECTION IV - "OPERATIONS OF THE

DEBTORS," SECTION VI - "CAUSES OF ACTION," AND SECTION XI - "CERTAIN FACTORS TO BE CONSIDERED."

THIS DISCLOSURE STATEMENT MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE IN FAVOR OF OR AGAINST THE PLAN. NOTHING CONTAINED HEREIN WILL CONSTITUTE AN ADMISSION OF ANY FACT OR OF LIABILITY BY ANY PARTY WITH REGARD TO ANY CLAIM OR LITIGATION. NO STATEMENT OF FACT WILL BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR IN ANY PROCEEDING WITH RESPECT TO ANY LEGAL EFFECT OF THE REORGANIZATION OF THE DEBTORS OR THE TRANSACTIONS CONTEMPLATED BY THE PLAN AND THIS DISCLOSURE STATEMENT.

CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, BY ITS NATURE, IS IN THE MANNER OF PROJECTIONS, WHICH MAY PROVE TO BE DIFFERENT FROM ACTUAL RESULTS AND MAY BE SUBJECT TO CHANGE FROM TIME TO TIME.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN SUBMITTED BY MANAGEMENT OF THE DEBTORS, EXCEPT WHERE OTHER SOURCES ARE IDENTIFIED. THE DEBTORS AUTHORIZE NO REPRESENTATIONS CONCERNING THE DEBTORS OR THE PLAN OTHER THAN THOSE IN THIS DISCLOSURE STATEMENT AND ACCOMPANYING DOCUMENTS. YOU SHOULD NOT RELY ON ANY REPRESENTATIONS OR INDUCEMENTS MADE BY ANY PARTY TO SECURE YOUR VOTE OTHER THAN THOSE CONTAINED IN THIS DISCLOSURE STATEMENT. NO ONE IS AUTHORIZED TO MAKE ANY REPRESENTATIONS ON BEHALF OF THE DEBTORS. THE DEBTORS HAVE BEEN CAREFUL TO BE ACCURATE IN THIS DISCLOSURE STATEMENT IN ALL MATERIAL RESPECTS, AND THEY BELIEVE THAT THE CONTENTS OF THIS DISCLOSURE STATEMENT ARE COMPLETE AND ACCURATE IN ALL MATERIAL RESPECTS. HOWEVER, THE DEBTORS CANNOT AND DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN IS WITHOUT INACCURACY. IN PARTICULAR, EVENTS AND FORCES BEYOND THE CONTROL OF THE DEBTORS MAY ALTER THE ASSUMPTIONS UPON WHICH THE FEASIBILITY OF THE PLAN ARE SUBJECT.

THIS DISCLOSURE STATEMENT MAY CONTAIN STATEMENTS THAT ARE, OR MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD LOOKING STATEMENTS INCLUDE THOSE REGARDING CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN. ALTHOUGH THE DEBTORS BELIEVE THAT SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, NO ASSURANCE CAN BE GIVEN THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. SUCH

FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES, AND OTHER FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN SECTION XI, "CERTAIN FACTORS TO BE CONSIDERED," THAT MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE DEBTORS TO BE DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE, AND ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE STATEMENTS. YOU SHOULD ALSO REVIEW PART II, ITEM 7, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," CONTAINED IN INTERMET'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005, FOR ADDITIONAL INFORMATION REGARDING FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE DEBTORS TO BE DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE, AND ACHIEVEMENTS EXPRESSED OR IMPLIED BY ANY FORWARD-LOOKING STATEMENTS.

                                TABLE OF CONTENTS


I.   INTRODUCTION..........................................................................................1

     A.  GENERAL...........................................................................................1

     B.  SUMMARY OF DEBTORS' CORPORATE STRUCTURE...........................................................2

     C.  JOINTLY PROPOSED PLANS OF REORGANIZATION..........................................................2

     D.  INTERCOMPANY CLAIMS..............................................................................16

     E.  PRESERVATION OF CERTAIN CAUSES OF ACTION.........................................................16

II.  PLAN VOTING PROCEDURES; ACCEPTANCE; CONFIRMATION.....................................................16

     A.  VOTING PROCEDURES................................................................................16

     B.  ELECTIONS ON THE BALLOT TO RECEIVE NEW COMMON STOCK..............................................17

     C.  SPECIFIC INSTRUCTIONS FOR HOLDERS OF IMPAIRED CLAIMS OTHER THAN NOTEHOLDER CLAIMS................18

     D.  SPECIFIC INSTRUCTIONS FOR HOLDERS OF NOTEHOLDER CLAIMS...........................................18

     E.  INQUIRIES........................................................................................20

     F.  ACCEPTANCE.......................................................................................21

     G.  CONDITIONS TO CONFIRMATION OF THE PLAN AND EFFECTIVENESS OF THE PLAN.............................21

     H.  MODIFICATION OF THE PLAN AND AMENDMENTS..........................................................23

     I.  EFFECT OF CONFIRMATION...........................................................................23

     J.  REVOCATION OF THE PLAN...........................................................................23

III. BACKGROUND OF THE RESTRUCTURING AND EVENTS LEADING TO COMMENCEMENT OF BANKRUPTCY PROCEEDINGS.........23

IV.  OPERATIONS OF THE DEBTORS............................................................................25

     A.  CORPORATE STRUCTURE..............................................................................25

     B.  INTERMET'S BUSINESS OPERATIONS...................................................................26

     C.  PROPERTIES.......................................................................................34

     D.  DIRECTORS AND EXECUTIVE OFFICERS OF THE DEBTORS..................................................35

     E.  THE PRINCIPALS OF THE DEBTORS....................................................................38

     F.  ENVIRONMENTAL RELATED LIABILITIES................................................................43

V.   THE DEBTORS' DEBT OBLIGATIONS........................................................................46

     A.  THE PRE-PETITION CREDIT FACILITY.................................................................46

     B.  LETTERS OF CREDIT AGREEMENT......................................................................46

     C.  SENIOR NOTES.....................................................................................47

     D.  INDUSTRIAL REVENUE BONDS.........................................................................47

     E.  TRADE DEBT.......................................................................................48

VI.  CAUSES OF ACTION.....................................................................................49

     A.  CHAPTER 5 CLAIMS.................................................................................49

     B.  OTHER CLAIMS.....................................................................................50

     C.  PENDING LITIGATION...............................................................................50

VII. SIGNIFICANT POST-PETITION ACTIONS....................................................................50

     A.  FIRST DAY MOTIONS................................................................................50

     B.  RETENTION OF PROFESSIONALS.......................................................................51

     C.  CASE ADMINISTRATION..............................................................................51

     D.  OPERATIONAL DEVELOPMENTS.........................................................................52

     E.  DEBTOR-IN-POSSESSION FINANCING...................................................................59

     F.  FORMATION OF THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS...................................60

     G.  APPROVAL OF THE KEY EMPLOYEE RETENTION PLAN......................................................61

     H.  GOODWILL AND ASSET IMPAIRMENT....................................................................62

VIII.SUMMARY OF THE PLAN..................................................................................64

     A.  TREATMENT OF UNCLASSIFIED CLAIMS.................................................................65

     B.  TREATMENT OF CLASSES THAT ARE UNIMPAIRED UNDER THE PLAN..........................................69

     C.  TREATMENT OF CLASSES THAT ARE IMPAIRED UNDER THE PLAN............................................71

     D.  INTERCOMPANY CLAIMS..............................................................................77

IX.  EFFECT OF CONFIRMATION AND IMPLEMENTATION OF THE PLAN................................................77

     A.  CONFIRMATION.....................................................................................77

     B.  EFFECTS OF PLAN CONFIRMATION.....................................................................78

     C.  EXIT FINANCING...................................................................................85

     D.  EXECUTORY CONTRACTS AND UNEXPIRED LEASES.........................................................86

     E.  DISTRIBUTIONS....................................................................................87

     F.  RETIREE BENEFITS.................................................................................90

     G.  CORPORATE GOVERNANCE.............................................................................91

     H.  REORGANIZED DEBTORS..............................................................................91

     I.  CORPORATE ACTION.................................................................................91

     J.  NON-DEBTOR AFFILIATES............................................................................93

     K.  STOCKHOLDERS' AGREEMENT..........................................................................93

     L.  APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS...............................................93

     M.  REGISTRATION RIGHTS AGREEMENT....................................................................95

     N.  CANCELLATION OF EXISTING COMMON STOCK AND EXISTING PREFERRED STOCK...............................96

     O.  MANAGEMENT INCENTIVE PLAN........................................................................97

     P.  KEY EMPLOYEE RIGHTS OFFERING.....................................................................97

     Q.  CONTINUATION OF BUSINESS.........................................................................97

     R.  EMPLOYMENT AGREEMENTS............................................................................98

     S.  DISBANDMENT OF OFFICIAL COMMITTEES...............................................................98

     T.  DISBURSING AGENT.................................................................................98

     U.  POST-CONFIRMATION EFFECT OF INDENTURE............................................................98

     V.  PRESERVATION OF CERTAIN CAUSES OF ACTION.........................................................99

X.   THE RESTRUCTURING COMMITMENT LETTER AND THE RIGHTS OFFERING..........................................99

     A.  INITIAL COMMITTED PURCHASERS.....................................................................99

     B.  TERMS AND CONDITIONS OF THE RESTRUCTURING COMMITMENT LETTER.....................................101

     C.  ABILITY TO PARTICIPATE IN THE RIGHTS OFFERING...................................................106

     D.  ISSUANCE OF RIGHTS..............................................................................107

     E.  SUBSCRIPTION PERIOD.............................................................................107

     F.  SUBSCRIPTION PRICE..............................................................................107

     G.  SUBSCRIPTION AGENT..............................................................................107

     H.  EXERCISE OF RIGHTS..............................................................................108

     I.  TRANSFER RESTRICTION; REVOCATION................................................................108

     J.  DISTRIBUTION OF RIGHTS OFFERING SHARES..........................................................108

     K.  SUBSEQUENT ADJUSTMENTS TO THE RIGHTS PARTICIPATION CLAIM AMOUNT.................................109

     L.  NO INTEREST.....................................................................................109

     M.  VALIDITY OF EXERCISE OF RIGHTS..................................................................109

     N.  USE OF PROCEEDS.................................................................................109

     O.  JURISDICTION....................................................................................110

XI.  VALUATION ANALYSIS..................................................................................110

     A.  VALUATION OF THE REORGANIZED DEBTORS............................................................110

XII. CERTAIN FACTORS TO BE CONSIDERED....................................................................118

     A.  CERTAIN BANKRUPTCY CONSIDERATIONS...............................................................118

     B.  RISKS RELATING TO THE NEW COMMON STOCK..........................................................119

     C.  RISKS ASSOCIATED WITH THE BUSINESSES............................................................121

XIII.UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF THE PLAN IS CONFIRMED..............................121

     A.  U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS.............................................122

     B.  U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS...............................127

     C.  U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF NEW COMMON STOCK.............................129

XIV. FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST....................................133

     A.  FEASIBILITY OF THE PLAN.........................................................................133

     B.  BEST INTERESTS TEST.............................................................................134

     C.  CHAPTER 7 LIQUIDATION ANALYSIS..................................................................136

XV.  SOLICITATION OF THE PLAN............................................................................138

     A.  PARTIES IN INTEREST ENTITLED TO VOTE............................................................138

     B.  CLASSES IMPAIRED UNDER THE PLAN.................................................................139

     C.  WAIVERS OF DEFECTS, IRREGULARITIES, ETC.........................................................139

     D.  WITHDRAWAL OF BALLOTS; REVOCATION...............................................................139

     E.  FURTHER INFORMATION; ADDITIONAL COPIES..........................................................140

XVI. CONCLUSION..........................................................................................140

List of Exhibits

Exhibit A     -   Debtors' Jointly Proposed Plans of Reorganization

Exhibit B     -   Corporate Structure Chart

Exhibit C     -   List Of Debtors' Properties

Exhibit D     -   List Of Preserved Causes Of Action

Exhibit E     -   List Of Pending Litigation

Exhibit F     -   List Of First Day Motions

Exhibit G     -   Liquidation Analysis

Exhibit H     -   Projected Financial Information For The Reorganized Debtors

Exhibit I     -   Selected Historical Financial Information

Exhibit J     -   Distribution Schedule

Exhibit K     -   Stockholders' Agreement

I.       INTRODUCTION

         A.       GENERAL

The purpose of this Disclosure Statement (the "Disclosure Statement") is to provide Holders of all Claims and Interests in the Debtors with adequate information, within the meaning of Section 1125(a) and 1126 of the Bankruptcy Code, of a kind, and in sufficient detail, to make an informed judgment about the jointly proposed plans of reorganization submitted to the Bankruptcy Court on June 24, 2005 (collectively, the "Plan") by Intermet Corporation, a Georgia corporation ("Intermet"), and certain of its domestic subsidiaries, Alexander City Casting Company, Inc., Cast-Matic Corporation, Columbus Foundry, L.P., Diversified Diemakers, Inc., Ganton Technologies, Inc., Intermet Holding Company, Intermet Illinois, Inc., Intermet International, Inc., Intermet U.S. Holding, Inc., Ironton Iron, Inc., Lynchburg Foundry Company, Northern Castings Corporation, Sudbury, Inc., SUDM, Inc., Tool Products, Inc., Wagner Castings Company, and Wagner Havana, Inc. (collectively, the "Domestic Subsidiaries") (Intermet and the Domestic Subsidiaries are each individually referred to as a "Debtor" and collectively, as the "Debtors"). A copy of the Plan is attached hereto as Exhibit A.

THE PLAN IS PROPOSED JOINTLY BY ALL OF THE DEBTORS, BUT CONSTITUTES A SEPARATE PLAN FOR EACH DEBTOR. THE ESTATES OF THE DEBTORS HAVE NOT BEEN CONSOLIDATED, SUBSTANTIVELY OR OTHERWISE. ANY CLAIMS HELD AGAINST ONE OF THE DEBTORS WILL BE SATISFIED SOLELY FROM THE CASH AND ASSETS OF SUCH DEBTOR. EXCEPT AS SPECIFICALLY SET FORTH IN THE PLAN, NOTHING IN THE PLAN OR THIS DISCLOSURE STATEMENT WILL CONSTITUTE OR BE DEEMED TO CONSTITUTE AN ADMISSION THAT ONE OF THE DEBTORS IS SUBJECT TO OR LIABLE FOR ANY CLAIM AGAINST THE OTHER DEBTORS. THE CLAIMS OF CREDITORS THAT HOLD CLAIMS AGAINST MULTIPLE DEBTORS WILL BE TREATED AS SEPARATE CLAIMS WITH RESPECT TO EACH DEBTOR'S ESTATE FOR ALL PURPOSES (INCLUDING, BUT NOT LIMITED TO, DISTRIBUTIONS AND VOTING), AND SUCH CLAIMS WILL BE ADMINISTERED AS PROVIDED IN THE PLAN. THEREFORE, EXCEPT AS EXPRESSLY SPECIFIED IN THE PLAN, THE CLASSIFICATIONS OF CLAIMS AND INTERESTS SET FORTH IN THE PLAN WILL BE DEEMED TO APPLY SEPARATELY WITH RESPECT TO EACH PLAN PROPOSED BY EACH DEBTOR.

The Debtors are debtors and debtors-in-possession in jointly administered Cases under Chapter 11 of the Bankruptcy Code. The Debtors are reorganizing and continuing to conduct their businesses as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code and are soliciting votes to accept or reject the Plan. The Debtors [and the Creditors' Committee] believe that acceptance of the Plan is in the best interests of any Person who holds a Claim against the Debtors.

None of the Non-Debtor Affiliates incorporated outside of the United States have commenced, or are subject to, a case under Chapter 11 of the Bankruptcy Code or similar insolvency proceeding in any other jurisdiction. These foreign Non-Debtor Affiliates, which are identified in the corporate structure chart attached hereto as Exhibit B, continue to operate their businesses in the ordinary course of business. In addition, there are two domestic Non-Debtor Affiliates: Western Capital Corporation and Transnational Indemnity Company. These subsidiaries have ceased operations and will be dissolved pursuant to state law prior to, or soon after, the Effective Date.

Debtors Alexander City Casting Company, Inc., Ironton Iron, Inc., Wagner Havana, Inc. and Intermet Illinois, Inc. are non-operating entities which currently own Assets. It is each such Debtor's intention to sell such Assets after the Effective Date. The proceeds of such sales will be paid to the Exit Lenders.

HOLDERS OF CLAIMS AGAINST ANY OF THE DEBTORS SHOULD READ THIS DISCLOSURE STATEMENT AND THE PLAN, TOGETHER WITH THE EXHIBITS, IN THEIR ENTIRETY BEFORE VOTING ON THE PLAN.

         B.       SUMMARY OF DEBTORS' CORPORATE STRUCTURE

Attached as Exhibit B hereto is a chart illustrating the current corporate structure of the Debtors and the Non-Debtor Affiliates.

         C.       JOINTLY PROPOSED PLANS OF REORGANIZATION

THE PLAN IS THE PRODUCT OF INTENSIVE NEGOTIATIONS AMONG THE DEBTORS, THE CREDITORS' COMMITTEE, THE PRE-PETITION AGENT, AND THE INITIAL COMMITTED PURCHASERS. THE DEBTORS [AND THE CREDITORS' COMMITTEE] BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE FOR HOLDERS OF CLAIMS AGAINST THE DEBTORS AND THEY STRONGLY RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

The following is a brief summary of certain material provisions of the Plan. For a more detailed description of the terms of the Plan, see SECTION VIII "SUMMARY OF PLAN." The Plan was the result of a term sheet negotiated among the Debtors, the Creditors' Committee, the Pre-Petition Agent, and the Initial Committed Purchasers which is attached to the Restructuring Commitment Letter attached to the Plan as Exhibit B. The following summary is qualified in its entirety by the provisions of the Plan.

The Plan provides for the treatment of both classified and unclassified Claims against and Interests in each of the Debtors. SEE SECTION VIII - "SUMMARY OF THE PLAN" and Exhibit A to this Disclosure Statement for more details.

                  1.       Unclassified Claims Against Each Debtor

In accordance with Section 1123(a)(1) of the Bankruptcy Code, the Plan provides that Administrative Claims, Tax Claims, DIP Facility Claims, U.S. Trustee Fees, Workers' Compensation Claims (to the extent such Workers' Compensation Claims are not General Unsecured Claims as described in Article 3.06 of the Plan), Pension Claims, and

Consignment Claims are not classified. The respective treatment of such unclassified Claims is set forth below.

                           A.       Administrative Claims Against Any Debtor

Except for Holders of DIP Facility Claims, each Holder of an Allowed Administrative Claim against any Debtor will receive, in full satisfaction of such Allowed Administrative Claim, Cash equal to the amount of such Claim on the later of (i) the Effective Date and (ii) the date that is ten (10) days after the Allowance Date, unless such Holder agrees to different treatment of such Allowed Claim; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business by a Debtor will be paid or performed in accordance with the terms and conditions of the particular transactions and any agreements relating thereto. Nothing in the Plan will be deemed to accelerate a Debtor's obligation to make payment on account of any Administrative Claim that is not due and owing as of the Confirmation Date, is not Allowed, or is subject to ongoing objections in the Bankruptcy Court or another court of competent jurisdiction.

                           B.       Tax Claims Against Any Debtor

Each Holder of an Allowed Tax Claim against any Debtor will receive, in full satisfaction of such Allowed Tax Claim, at the election of the relevant Debtor, in its sole discretion, either (i) Cash equal to the amount of such Claim on the later of (1) the Effective Date and (2) the date that is ten (10) days after the Allowance Date, unless such Holder will have agreed to different treatment of such Allowed Tax Claim, or (ii) in accordance with Section 1129(a)(9)(C) of the Bankruptcy Code, Cash payments in equal monthly installments commencing on the first Business Day of the month succeeding the month in which the Effective Date occurs and continuing on the first Business Day of each month thereafter, until the month which is six (6) years after the date of assessment of such Claim, totaling the principal amount of such Claim plus interest on any outstanding balance from the Effective Date calculated at the interest rate equal to the applicable federal rate as determined in accordance with Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "IRC"), and the regulations promulgated thereunder, or (iii) such other treatment as to which the Holder of such Allowed Tax Claim will have agreed in writing; provided that any Claim or demand for payment of a penalty (other than a penalty of the type specified in Section 507(a)(8)(G) of the Bankruptcy Code) will be disallowed pursuant to the Plan and the Holder of an Allowed Tax Claim will not assess or attempt to collect such penalty from the Debtors, their Estates, the Reorganized Debtors, or their property.

                           C.       DIP Facility Claims Against Any Debtor

On the Effective Date, in full satisfaction of the DIP Facility Claims against each Debtor, the DIP Agents (for the benefit of the DIP Lenders, as applicable) will receive Cash in an amount equal to the then outstanding amount of the DIP Facility Claims (including, without limitation, all accrued and unpaid interest, fees and expenses and any other amounts that may then be due and payable under the DIP Facility) and any undrawn letters of credit issued pursuant to the DIP Facility will be returned and marked cancelled and will be replaced by letters of credit issued under the Exit Financing Facility. On the Effective Date, the DIP Agents' and the DIP Lenders' commitments and obligations under the DIP Facility will be irrevocably terminated and the Debtors will be deemed to have unconditionally and irrevocably released the DIP Lenders and the DIP Agents from all obligations, claims and liabilities arising thereunder or relating thereto.

                           D.       U.S. Trustee Fees Owed By Any Debtor

The U.S. Trustee's quarterly fees owed by any Debtor will be paid in full without prior approval pursuant to 28 U.S.C. Section 1930 on or before the Effective Date. All fees payable pursuant to 28 U.S.C. Section 1930 will be paid by each of the Reorganized Debtors in accordance therewith until the closing of its respective Case pursuant to Section 350(a) of the Bankruptcy Code.

                           E.       Workers' Compensation Claims Against Any
                                    Debtor

Upon the Effective Date of the Plan, with the exception of the Workers' Compensation Program for the State of Ohio, which relates to Ironton Iron, Inc. and Sudbury, Inc., the Reorganized Debtors will continue the Workers' Compensation Programs for all states in which they operate. Nothing in the Plan will be deemed to discharge, release, or relieve the Debtors or Reorganized Debtors from any current or future liability with respect to any of its/their obligations under the Workers' Compensation Programs, provided that in the case of the Workers' Compensation Program for the State of Ohio, which relates to Ironton Iron, Inc. and Sudbury, Inc., Claims arising thereunder will be General Unsecured Claims. The Reorganized Debtors will be responsible for all valid Claims for benefits and liabilities under the applicable Workers' Compensation Programs, provided that, in the case of the Workers' Compensation Program for the State of Ohio, which relates to Ironton Iron, Inc. and Sudbury, Inc., such Claims arising thereunder will be General Unsecured Claims under the Plan, regardless of when the applicable injuries occurred. All obligations under the applicable Workers' Compensation Programs will be paid in accordance with the terms and conditions of applicable Workers' Compensation Programs and all other applicable laws other than the Workers' Compensation Program for the State of Ohio, which relates to Ironton Iron, Inc. and Sudbury, Inc., which Claims will be General Unsecured Claims under the Plan, regardless of when the applicable injuries occurred. For all states in which the Debtors currently operate or have operated, with the exception of the State of Ohio, the Workers Compensation Programs are either (i) self-insured, or (ii) insured with a third party insurance carrier, and are in all cases secured by letters of credit. Accordingly, Claims resulting from the Workers' Compensation Program for the State of Ohio, which relates to Ironton Iron, Inc. and Sudbury, Inc., will be Class 4 General Unsecured Claims or Class 5 Unsecured Convenience Claims as applicable.

                           F.       Pension Claims Against Any Debtor

Upon Confirmation and substantial consummation of the Plan, the Reorganized Debtors will continue all Pension Plans in accordance with applicable law, and the Debtors' obligations under applicable law with respect to continued funding of the Pension Plans will remain unaltered. Nothing in the Plan will be deemed to discharge, release, or relieve the Debtors, the Reorganized Debtors, or their control group of or from any current or future liability under applicable law with respect to the Pension Plans. On the earlier of September 15, 2005 or the Effective Date, the Debtors will pay into each Pension Plan the amount then due for the 2004 Pension Plan years. On the Effective Date, the Debtors will pay into each Pension Plan the remaining amounts then due under applicable minimum funding standards and the PBGC will be deemed to have withdrawn its Claims with respect to the Pension Plans. The PBGC will be enjoined from seeking relief against the Reorganized Debtors under 29 U.S.C. Section 1362(e) as a consequence of the closure of the Debtors' Racine, Wisconsin or Decatur, Illinois facilities.

                           G.       Consignment Claims Against Any Debtor

Notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code, all Liens, if any, of Persons who provided goods to the Debtors on consignment
(i) prior to the Petition Date and who hold valid, enforceable, and perfected Liens in such goods (a) pursuant to a written agreement with the Debtors and (b) in accordance with applicable law, or (ii) after the Petition Date pursuant to any order of the Bankruptcy Court will, in each case, survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements between the Debtors and such Persons and will remain enforceable as of the Effective Date with the same extent, validity and priority as existed as of the Petition Date or pursuant to such order, as the case may be. All other Persons who provided goods to the Debtors on consignment will be deemed to hold General Unsecured Claims under the Plan.

                  2.       Classified Claims Against Each Debtor

Classes 1, 2, and 3 are Unimpaired for all Debtors. Holders of Unimpaired Equity Interests in the Unimpaired Equity Debtors are Unimpaired. Therefore, pursuant to Section 1126(f) of the Bankruptcy Code, the Holders of Allowed Claims or Unimpaired Equity Interests in such Classes are conclusively presumed to have accepted the Plan. Classes 3a, 3b, 4, 4a, 4b, 4c, 5 and Class 6b Impaired Equity Interests are Impaired. Holders of Allowed Claims in Classes 3a, 3b, 4, 4a, 4b, 4c and 5 are, to the extent that such Claims are Allowed, not Disputed, or Temporarily Allowed for voting purposes pursuant to Bankruptcy Rule 3018(a), allowed to vote as a Class to accept or reject the Plan. Holders of Class 6b Impaired Equity Interests in the Impaired Equity Debtors are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code.

The tables below provide summaries of the classification and treatment of classified Claims and Equity Interests for each Debtor. The treatment of Claims shown below is more fully explained in the distribution schedule attached as Exhibit J to this Disclosure Statement.

THE PLAN IS PROPOSED JOINTLY BY ALL OF THE DEBTORS, BUT CONSTITUTES A SEPARATE PLAN FOR EACH DEBTOR. THE ESTATES OF THE DEBTORS HAVE NOT BEEN CONSOLIDATED, SUBSTANTIVELY OR

OTHERWISE. ANY CLAIMS HELD AGAINST ONE OF THE DEBTORS WILL BE SATISFIED SOLELY FROM THE CASH AND ASSETS OF SUCH DEBTOR. EXCEPT AS SPECIFICALLY SET FORTH IN THE PLAN, NOTHING IN THE PLAN OR THIS DISCLOSURE STATEMENT WILL CONSTITUTE OR BE DEEMED TO CONSTITUTE AN ADMISSION THAT ONE OF THE DEBTORS IS SUBJECT TO OR LIABLE FOR ANY CLAIM AGAINST THE OTHER DEBTORS. THE CLAIMS OF CREDITORS THAT HOLD CLAIMS AGAINST MULTIPLE DEBTORS WILL BE TREATED AS SEPARATE CLAIMS WITH RESPECT TO EACH DEBTOR'S ESTATE FOR ALL PURPOSES (INCLUDING, BUT NOT LIMITED TO, DISTRIBUTIONS AND VOTING), AND SUCH CLAIMS WILL BE ADMINISTERED AS PROVIDED IN THE PLAN. THEREFORE, EXCEPT AS EXPRESSLY SPECIFIED IN THE PLAN, THE CLASSIFICATIONS OF CLAIMS AND INTERESTS SET FORTH IN THE PLAN WILL BE DEEMED TO APPLY SEPARATELY WITH RESPECT TO EACH PLAN PROPOSED BY EACH DEBTOR.

CLASS AND TYPE                                               ESTIMATED AMOUNT OF ALLOWED                  ESTIMATED RECOVERY OF
OF CLAIM OR                                                  CLAIMS OR EQUITY INTERESTS BY                ALLOWED CLAIMS
EQUITY INTEREST                                              DEBTOR ON THE EFFECTIVE DATE,                OR EQUITY INTERESTS
FOR EACH DEBTOR       TREATMENT BY EACH DEBTOR               SUBJECT TO OBJECTIONS                        BY DEBTOR
-------------------   ------------------------------------   ------------------------------------------   -------------------------
Class 1               Unimpaired for each Debtor -           Intermet                                     100%
(Priority Claims)     deemed to have accepted the            Corporation: ~ $1,337,882
                      Plan and not entitled to vote
                      on the Plan; each Holder paid          Alexander City Casting                       100%
                      in full in Cash from the               Company, Inc.: $0
                      Assets of each particular
                      Debtor against whom the                Cast-Matic                                   100%
                      Holder holds its Claim on              Corporation: ~ $123,878
                      the latest of the (i)
                      Effective Date, (ii) the date          Columbus                                     100%
                      that is 10 days after the              Foundry, L.P.: ~ $95,175
                      Allowance Date of such Claim
                      and (iii) the date when such           Diversified                                  100%
                      Claim becomes due and payable          Diemakers, Inc.: ~ $33,135
                      according to its terms.
                                                             Ganton                                       100%
                                                             Technologies, Inc.: ~ $146,574

                                                             Intermet Holding Company: $0                 100%

                                                             Intermet Illinois, Inc.: $0                  100%

                                                             Intermet International, Inc.: $0             100%

                                                             Intermet U.S.                                100%
                                                             Holding, Inc.: ~ $10,186

                                                             Ironton Iron, Inc.: $0                       100%

                                                             Lynchburg Foundry                            100%
                                                             Company: ~ $26,431

                                                             Northern Castings                            100%
                                                             Corporation: ~ $27,871

                                                             Sudbury, Inc.: $0                            100%

                                                             SUDM, Inc.: $0                               100%

                                                             Tool Products, Inc.: ~ $70,048               100%

                                                             Wagner Castings                              100%
                                                             Company: ~ $14,983

                                                             Wagner Havana, Inc.: $0                      100%

CLASS AND TYPE                                               ESTIMATED AMOUNT OF ALLOWED                  ESTIMATED RECOVERY OF
OF CLAIM OR                                                  CLAIMS OR EQUITY INTERESTS BY                ALLOWED CLAIMS
EQUITY INTEREST                                              DEBTOR ON THE EFFECTIVE DATE,                OR EQUITY INTERESTS
FOR EACH DEBTOR       TREATMENT BY EACH DEBTOR               SUBJECT TO OBJECTIONS                        BY DEBTOR
-------------------   ------------------------------------   ------------------------------------------   -------------------------
Class 2 (Pre-         Unimpaired for each Debtor -           Intermet                                     100%
Petition              deemed to have accepted the            Corporation: ~ $171 million
Lender Claims)        Plan and not entitled to
                      vote on Plan; Pre-Petition             Alexander City Casting                       100%
                      Agent paid Cash in full                Company, Inc.: ~ $171 million
                      amount of principal and
                      interest due, plus all                 Cast-Matic                                   100%
                      un-reimbursed fees and                 Corporation: ~ $171 million
                      expenses incurred by the
                      Pre-Petition Agent through             Columbus                                     100%
                      the Effective Date, plus all           Foundry, L.P.: ~ $171 million
                      interest and fees (if any)
                      to which the Pre-Petition              Diversified                                  100%
                      Lenders are entitled under             Diemakers, Inc.: ~ $171 million
                      Section 506(b) of the
                      Bankruptcy Code, and any               Ganton                                       100%
                      other amounts owed by the              Technologies, Inc.: ~ $171 million
                      Debtors under the DIP Order.
                                                             Intermet                                     100%
                                                             Holding Company: ~ $171 million

                                                             Intermet Illinois, Inc.: ~ $171 million      100%

                                                             Intermet                                     100%
                                                             International, Inc.: ~ $171 million

                                                             Intermet U.S.                                100%
                                                             Holding, Inc.: ~ $171 million

                                                             Ironton Iron, Inc.: ~ $171 million           100%

                                                             Lynchburg Foundry                            100%
                                                             Company: ~ $171 million

                                                             Northern Castings                            100%
                                                             Corporation: ~ $171 million

                                                             Sudbury, Inc.: ~ $171 million                100%

                                                             SUDM, Inc.: ~ $171 million                   100%

                                                             Tool Products, Inc.: ~ $171 million          100%

                                                             Wagner Castings                              100%
                                                             Company: ~ $171 million

                                                             Wagner Havana, Inc.: ~ $171 million          100%

Class 3 (Secured      Unimpaired - legal, equitable          Intermet Corporation: ~ $322,248             100%
Claims Against        and contractual rights
Any Debtor Except     reinstated on the Effective            Alexander City Casting                       100%
Claims In             Date, or otherwise satisfied           Company, Inc.: $0
Class 3a As To        in accordance with the Plan.
Wagner Castings                                              Cast-Matic Corporation: ~ $6,983             100%
Company)
                                                             Columbus                                     100%
                                                             Foundry, L.P.: ~ 201,595

                                                             Diversified                                  100%
                                                             Diemakers, Inc.: ~ $50,787

                                                             Ganton                                       100%
                                                             Technologies, Inc.: ~ $2,841,476

                                                             Intermet Holding Company: $0                 100%

                                                             Intermet Illinois, Inc.: $0                  100%

                                                             Intermet International, Inc.: $0             100%

CLASS AND TYPE                                               ESTIMATED AMOUNT OF ALLOWED                  ESTIMATED RECOVERY OF
OF CLAIM OR                                                  CLAIMS OR EQUITY INTERESTS BY                ALLOWED CLAIMS
EQUITY INTEREST                                              DEBTOR ON THE EFFECTIVE DATE,                OR EQUITY INTERESTS
FOR EACH DEBTOR       TREATMENT BY EACH DEBTOR               SUBJECT TO OBJECTIONS                        BY DEBTOR
-------------------   ------------------------------------   ------------------------------------------   -------------------------
                                                             Intermet U.S.                                100%
                                                             Holding, Inc.: ~ $22,763

                                                             Ironton Iron, Inc.: $0                       100%

                                                             Lynchburg Foundry                            100%
                                                             Company: ~ $157,687

                                                             Northern Castings                            100%
                                                             Corporation: ~ $798

                                                             Sudbury, Inc.: $0                            100%

                                                             SUDM, Inc.: $0                               100%

                                                             Tool Products, Inc.: ~ $617,655              100%

                                                             Wagner Castings                              100%
                                                             Company: ~ $330,712

                                                             Wagner Havana, Inc.: $0                      100%

Class 3a (Secured     Impaired. On the Effective             Wagner Castings                              100%
Claims Held By        Date, Dana Corporation will            Company: ~ $5,300
Dana Corporation      be allowed to setoff such
Against Wagner        Claim from amounts owed to
Castings Company)     Wagner Castings, Columbus
                      Foundry, L.P., Lynchburg
                      Foundry Company, and
                      Intermet, on the condition
                      that Dana provides the
                      amendments to its purchase
                      orders with the aforementioned
                      Debtors set forth in an
                      agreement by and among such
                      Debtors and Dana dated
                      April, 2005.

*Class 4 (General     Impaired - each Holder paid:           Intermet                                     Cash-Out Amount: 13.0%
Unsecured Claims                                             Corporation: ~  $189,197,093
Other Than Those                                             (includes Noteholder Claims)                 If New Common Stock and
In Classes 4a,        (a) the Cash-Out Amount; OR                                                         Rights elected: 13.0%
4b, or 4c)
                      (b) at the option of each                                                           If Inducement Cash
                      such Holder of a General                                                            elected: 14.0%, or Pro
                      Unsecured Claim and only                                                            Rata share of $1,297,219
                      to the extent that such
                      Holder of General Unsecured            Alexander City Casting                       Cash-Out Amount: 0.5%
                      Claims so elects on the Ballot:        Company, Inc.: ~ $179,931,240
                                                             (consists only of Noteholder Claims)         If New Common Stock and
                           (i) a Pro Rata portion                                                         Rights elected: 0.5%
                      of shares of New Common
                      Stock allocated to the                                                              If Inducement Cash
                      applicable Debtor as                                                                elected: N/A
                      indicated in Exhibit C to
                      the Plan, and                          Cast-Matic                                   Cash-Out Amount: 2.9%
                                                             Corporation: ~ $183,197,759
                           (ii) its Pro Rata share           (includes Noteholder Claims)                 If New Common Stock and
                      of the Rights allocated to                                                          Rights elected: 2.9%
                      the applicable Debtor as
                      indicated on Exhibit C to                                                           If Inducement Cash
                      the Plan; OR                                                                        elected: 5.0%, or Pro Rata
                                                                                                          share of $163,326
                      (c) at the option of each
                      such Holder of a General               Columbus                                     Cash-Out Amount: 12.3%
                      Unsecured Claim and only               Foundry, L.P.: ~ $189,397,046
                      to the extent that such                (includes Noteholder Claims)                 If New Common Stock and
                                                                                                          Rights elected: 12.3%


CLASS AND TYPE                                               ESTIMATED AMOUNT OF ALLOWED                  ESTIMATED RECOVERY OF
OF CLAIM OR                                                  CLAIMS OR EQUITY INTERESTS BY                ALLOWED CLAIMS
EQUITY INTEREST                                              DEBTOR ON THE EFFECTIVE DATE,                OR EQUITY INTERESTS
FOR EACH DEBTOR       TREATMENT BY EACH DEBTOR               SUBJECT TO OBJECTIONS                        BY DEBTOR
-------------------   ------------------------------------   ------------------------------------------   -------------------------
                      Holder of General Unsecured
                      Claims so elects on the                                                            If Inducement Cash elected:
                      Ballot, the Inducement Cash                                                        13.0%, or Pro Rata share
                      Amount.                                                                            of $1,230,555

                      For the avoidance of doubt,            Diversified                                 Cash-Out Amount:  4.8%
                      in the event a Holder of a             Diemakers, Inc.: ~ $183,291,005
                      General Unsecured Claim fails          (includes Noteholder Claims)                If New Common Stock and
                      to elect the options set                                                           Rights elected: 4.8%
                      forth in subsections (b) or
                      (c) above, such Holder will                                                        If Inducement Cash elected:
                      receive Cash equal to the                                                          6.0%, or Pro Rata share of
                      Cash-Out Amount.                                                                   $201,586

                                                             Ganton Technologies, Inc.: ~ $187,016,248   Cash-Out Amount:  0.9%
                                                             (includes Noteholder Claims)
                                                                                                         If New Common Stock and
                                                                                                         Rights elected: 0.9%

                                                                                                         If Inducement Cash elected:
                                                                                                         5.0%, or Pro Rata share of
                                                                                                         $354,250

                                                             Intermet Holding Company: $0                N/A
                                                             (not a guarantor of Senior Notes and
                                                             therefore, no Noteholder Claims)

                                                             Intermet Illinois, Inc.: ~ $181,331,240     Cash-Out Amount: 0.5%
                                                             (includes Noteholder Claims)
                                                                                                         If New Common Stock and
                                                                                                         Rights elected: 0.5%

                                                                                                         If Inducement Cash elected:
                                                                                                         5.0%, or Pro Rata share of
                                                                                                         $70,000

                                                             Intermet International, Inc.: ~ $14,000     Cash-Out Amount: 100%
                                                             (not a guarantor of Senior Notes, and
                                                             therefore, no Noteholder Claims)            If New Common Stock and
                                                                                                         Rights elected: N/A

                                                                                                         If Inducement Cash elected:
                                                                                                         100%

                                                             Intermet U.S. Holding, Inc.: ~              Cash-Out Amount: 1.6%
                                                             $185,889,247 (includes Noteholder Claims)
                                                                                                         If New Common Stock and
                                                                                                         Rights elected: 1.6%

                                                                                                         If Inducement Cash elected:
                                                                                                         5.0%, or Pro Rata share of
                                                                                                         $297,900

                                                             Ironton Iron, Inc.: ~ $182,736,103          Cash-Out Amount: 0.5%
                                                             (includes Noteholder Claims)
                                                                                                         If New Common Stock and
                                                                                                         Rights elected: 0.5%

CLASS AND TYPE                                               ESTIMATED AMOUNT OF ALLOWED                  ESTIMATED RECOVERY OF
OF CLAIM OR                                                  CLAIMS OR EQUITY INTERESTS BY                ALLOWED CLAIMS
EQUITY INTEREST                                              DEBTOR ON THE EFFECTIVE DATE,                OR EQUITY INTERESTS
FOR EACH DEBTOR       TREATMENT BY EACH DEBTOR               SUBJECT TO OBJECTIONS                        BY DEBTOR
-------------------   ------------------------------------   ------------------------------------------   -------------------------
                                                                                                         If Inducement Cash elected:
                                                                                                         5.0%, or Pro Rata share of
                                                                                                         $140,243

                                                             Lynchburg Foundry Company: ~                Cash-Out Amount: 0.6%
                                                             $189,342,671 (includes Noteholder Claims)
                                                                                                         If New Common Stock and
                                                                                                         Rights elected: 0.6%

                                                                                                         If Inducement Cash elected:
                                                                                                         5.0%, or Pro Rata share of
                                                                                                         $470,572

                                                             Northern Castings Corporation: ~            Cash-Out Amount: 3.2%
                                                             $181,482,233 (includes Noteholder Claims)
                                                                                                         If New Common Stock and
                                                                                                         Rights elected: 3.2%

                                                                                                         If Inducement Cash elected:
                                                                                                         5.0%, or Pro Rata share of
                                                                                                         $77,550

                                                             Sudbury, Inc.: ~ $182,804,825               Cash-Out Amount: 0.5%
                                                             (includes Noteholder Claims)
                                                                                                         If New Common Stock and
                                                                                                         Rights elected: 0.5%

                                                                                                         If Inducement Cash elected:
                                                                                                         5.0%, or Pro Rata share of
                                                                                                         $143,679

                                                             Tool Products, Inc.: ~ $186,138,827         Cash-Out Amount: 3.7%
                                                             (includes Noteholder Claims)
                                                                                                         If New Common Stock and
                                                                                                         Rights elected: 3.7%

                                                                                                         If Inducement Cash elected:
                                                                                                         5.0%, or Pro Rata share of
                                                                                                         $310,379

                                                             Wagner Castings Company: ~                  Cash-Out Amount: 0.5%
                                                             $184,580,140 (includes Noteholder
                                                             Claims).                                    If New Common Stock and
                                                                                                         Rights elected: 0.5%

                                                                                                         If Inducement Cash elected:
                                                                                                         5.0%, or Pro Rata share of
                                                                                                         $232,445

                                                             Wagner Havana, Inc.: ~ $181,369,667         Cash-Out Amount: 0.5%
                                                             (includes Noteholder Claims).
                                                                                                         If New Common Stock and
                                                                                                         Rights elected: 0.5%

                                                                                                         If Inducement Cash elected:
                                                                                                         5.0%, or Pro Rata share of
                                                                                                         $71,921

CLASS AND TYPE                                               ESTIMATED AMOUNT OF ALLOWED                  ESTIMATED RECOVERY OF
OF CLAIM OR                                                  CLAIMS OR EQUITY INTERESTS BY                ALLOWED CLAIMS
EQUITY INTEREST                                              DEBTOR ON THE EFFECTIVE DATE,                OR EQUITY INTERESTS
FOR EACH DEBTOR       TREATMENT BY EACH DEBTOR               SUBJECT TO OBJECTIONS                        BY DEBTOR
-------------------   ------------------------------------   ------------------------------------------   -------------------------
Class 4a (General     Impaired. If the Liquidating Plan      Wagner Castings                             0%
Unsecured Claims      Condition is satisfied, each Holder    Company: ~ $184,580,140
and Unsecured         paid:                                  General Unsecured Claims
Convenience                                                  (includes Noteholder Claims).
Claims Against
Wagner Castings       On or as soon as reasonably
Company but only      practicable after the Effective
if the Liquidating    Date, in full satisfaction of the
Plan Condition is     Allowed General Unsecured Claims
satisfied)            in such Class, the Indenture
                      Trustee, on behalf of each of the
                      Noteholders, or each Holder of the
                      Allowed General Unsecured Claims,
                      respectively, will receive in full
                      satisfaction of their Claims
                      against Wagner Castings:

                      Cash equal to each Holder's Pro
                      Rata share of all proceeds
                      remaining after liquidation of
                      all assets of Wagner Castings
                      and the satisfaction of all Liens
                      thereon, including those arising
                      after the Effective Date, such as
                      the Liens arising under the Exit
                      Financing Facility.

Class 4b (General     Impaired. On or as soon as             SUDM, Inc.: ~ $179,931,240                  Cash-Out Amount: 0.8%
Unsecured Claims      reasonably practicable after           (consists only of Noteholder Claims)
Against SUDM, Inc.)   the Effective Date, in full                                                        If New Common Stock and
                      satisfaction of its Allowed                                                        Rights elected: 0.8%
                      General Unsecured Claims in such
                      Class, the Indenture Trustee, on                                                   If Inducement Cash elected:
                      behalf of each of the Noteholders,                                                 N/A
                      or each Holder of the Allowed
                      General Unsecured Claims,
                      respectively, will receive:

                      (a) the Indenture Trustee Fee
                      Amount, and

                      (b) the Cash-Out Amount allocated
                      to SUDM as indicated at right and
                      in Exhibit C to the Plan; OR

                      (c) at the option of each such
                      Holder of a General Unsecured
                      Claim and only to the extent
                      that such Holder of General
                      Unsecured Claims so elects on
                      the Ballot:

                           (i) a Pro Rata portion of
                      shares of New Common Stock
                      allocated to SUDM as indicated
                      in Exhibit C to the Plan, and

CLASS AND TYPE                                               ESTIMATED AMOUNT OF ALLOWED                  ESTIMATED RECOVERY OF
OF CLAIM OR                                                  CLAIMS OR EQUITY INTERESTS BY                ALLOWED CLAIMS
EQUITY INTEREST                                              DEBTOR ON THE EFFECTIVE DATE,                OR EQUITY INTERESTS
FOR EACH DEBTOR       TREATMENT BY EACH DEBTOR               SUBJECT TO OBJECTIONS                        BY DEBTOR
-------------------   ------------------------------------   ------------------------------------------   -------------------------
                           (ii) its Pro Rata share of
                      the Rights allocated to SUDM and
                      indicated on Exhibit C to the
                      Plan if exercised; OR

                      (d) at the option of each such
                      Holder of a General Unsecured
                      Claim against SUDM and only to
                      the extent that such Holder so
                      elects on the Ballot, the
                      Inducement Cash Amount with
                      respect to SUDM.

                      For the avoidance of doubt, in
                      the event a Holder of a General
                      Unsecured Claim fails to elect
                      the options set forth in
                      subsections (c) or (d) above,
                      such Holder will receive Cash
                      equal to the Cash-Out Amount.

Class 4c (General     Impaired. If the Liquidating Plan      Wagner Havana, Inc.: ~ $181,369,667         Cash-Out Amount: 0.5%
Unsecured Claims      Condition is satisfied:                (includes Noteholder Claims)
And Unsecured                                                                                            If New Common Stock, Rights
Convenience Claims    On the Effective Date, the                                                         and New Wagner Havana
Against Wagner        Indenture Trustee, on behalf of                                                    Common Stock elected: 0.5%
Havana, Inc., but     each of the Noteholders, or a
only if the           Holder of Allowed General                                                          If Inducement Cash elected:
Liquidating Plan      Unsecured Claims against Wagner                                                    5.0%, or Pro Rata share
Condition is          Havana, Inc., will receive in                                                      of $71,921
satisfied)            full satisfaction of their Claims:

                      (a) the Cash-Out Amount allocated
                      to Wagner Havana as indicated in
                      Exhibit C to the Plan; OR

                      (b) at the option of each such
                      Holder of a General Unsecured Claim
                      and only to the extent that such
                      Holder of General Unsecured Claims
                      so elects on the Ballot:

                           (i) a Pro Rata portion of
                      shares of the New Common Stock
                      allocated to Wagner Havana as
                      indicated in Exhibit C to the Plan,

                           (ii) its Pro Rata share of
                      the Rights allocated to Wagner
                      Havana and indicated on Exhibit C
                      to the Plan; and

CLASS AND TYPE                                               ESTIMATED AMOUNT OF ALLOWED                  ESTIMATED RECOVERY OF
OF CLAIM OR                                                  CLAIMS OR EQUITY INTERESTS BY                ALLOWED CLAIMS
EQUITY INTEREST                                              DEBTOR ON THE EFFECTIVE DATE,                OR EQUITY INTERESTS
FOR EACH DEBTOR       TREATMENT BY EACH DEBTOR               SUBJECT TO OBJECTIONS                        BY DEBTOR
-------------------   ------------------------------------   ------------------------------------------   -------------------------
                           (iii) its Pro Rata share of
                      the Reorganized Wagner Havana New
                      Common Stock which will be conveyed
                      immediately to Reorganized Intermet
                      upon the Effective Date; OR

                      (c) at the option of each such
                      Holder of a General Unsecured Claim
                      against Wagner Havana and only to
                      the extent that such Holder so
                      elects on the Ballot, the
                      Inducement Cash Amount with respect
                      to Wagner Havana as indicated in
                      Exhibit C to the Plan.

                      In the event a Holder of a General
                      Unsecured Claim fails to elect the
                      options set forth in subsections
                      (b) or (c) above, such Holder will
                      receive the Cash-Out Amount
                      allocated to Wagner Havana.

**Class 5             Impaired - each Holder paid as soon    Intermet Corporation: ~ $3,014,877          21.0%
(Unsecured            as practicable after the Effective
Convenience           Date, the fixed percentage of each     Alexander City Casting Company, Inc.: $0    N/A
Claims)               Holder's Allowed Claim shown at
                      right and in Exhibit C to the Plan.    Cast-Matic Corporation: ~ $1,169,873        7.5%

                                                             Columbus Foundry, L.P.: ~ $3,749,449        19.5%

                                                             Diversified Diemakers, Inc.: ~ $2,826,606   9.0%

                                                             Ganton Technologies, Inc.: ~ $4,438,257     7.5%

                                                             Intermet Holding Company: $0                N/A

                                                             Intermet Illinois, Inc.: ~ $348             7.5%

                                                             Intermet International, Inc.: $0            0.0%

                                                             Intermet U.S. Holding, Inc.: ~ $2,363,306   7.5%

                                                             Ironton Iron, Inc.: ~ $2,517                7.5%

                                                             Lynchburg Foundry Company: ~ $2,965,232     7.5%

                                                             Northern Castings Corporation: ~            7.5%
                                                             $1,117,590

                                                             Sudbury, Inc.: ~ $6,853                     7.5%

                                                             SUDM, Inc.: $0                              N/A

                                                             Tool Products, Inc.: ~ $3,096,229           7.5%

                                                             Wagner Castings Company: ~ $2,950,382       7.5%

CLASS AND TYPE                                               ESTIMATED AMOUNT OF ALLOWED               ESTIMATED RECOVERY OF
OF CLAIM OR                                                  CLAIMS OR EQUITY INTERESTS BY             ALLOWED CLAIMS
EQUITY INTEREST                                              DEBTOR ON THE EFFECTIVE DATE,             OR EQUITY INTERESTS
FOR EACH DEBTOR       TREATMENT BY EACH DEBTOR               SUBJECT TO OBJECTIONS                     BY DEBTOR
-------------------   ------------------------------------   ----------------------------------------  --------------------------
                                                             Wagner Havana, Inc.: ~ $252,977           7.5%

Class 6a              Unimpaired as to the Unimpaired        Alexander City Casting                    100%; Allowed and retained
(Unimpaired           Equity Interests in the Unimpaired     Company, Inc.: 500 shares                 by Reorganized Intermet
Equity Interests)     Equity Debtors, in which cases the
                      Holders are deemed to have accepted    Cast-Matic Corporation: 47,805 shares     100%; Allowed and retained
                      the Plan and are not entitled to                                                 by Reorganized Sudbury, Inc.
                      vote. As to such Unimpaired Equity
                      Debtors, the Class 6 Unimpaired        Columbus Foundry, L.P.: 95% General       100%; Allowed and retained
                      Equity Interests will be Allowed       Partner Interest, and 5% Limited          by Reorganized Intermet U.S.
                      and retained by the applicable         Partner Interest                          Holding, Inc. (95% General
                      Reorganized Debtor shown at right.                                               Partner Interest) and SUDM,
                                                                                                       Inc. (5% Limited Partner
                                                                                                       Interest)

                                                             Diversified Diemakers, Inc.: 10,000       100%; Allowed and retained
                                                             shares                                    by Reorganized Intermet

                                                             Ganton Technologies, Inc.: 1,000,000      100%; Allowed and retained
                                                             shares                                    by Reorganized Intermet

                                                             Intermet Holding Company: 1,000 shares    100%; Allowed and retained
                                                                                                       by Reorganized Intermet
                                                                                                       International, Inc.

                                                             Intermet Illinois, Inc.: 1,000 shares     100%; Allowed and retained
                                                                                                       by Reorganized Sudbury,
                                                                                                       Inc.

                                                             Intermet International, Inc.: 500 shares  100%; Allowed and retained by Reorganized Intermet

                                                             Intermet U.S. Holding, Inc.: 1,000        100%; Allowed and retained
                                                             shares                                    by Intermet International,
                                                                                                       Inc.

                                                             Ironton Iron, Inc., but only as to the    Existing Common Stock:
                                                             Existing Common Stock: 23,000 shares.     100%; Allowed and retained
                                                             See Class 6b for treatment of the         by Reorganized Intermet
                                                             Existing Preferred Stock.

                                                             Lynchburg Foundry Company: 100 shares     100%; Allowed and retained
                                                                                                       by Reorganized Intermet

                                                             Northern Castings Corporation: 500        100%; Allowed and retained
                                                             shares                                    by Reorganized Intermet

                                                             Sudbury, Inc.: 1,000 shares               100%; Allowed and retained
                                                                                                       by Reorganized Intermet

CLASS AND TYPE                                               ESTIMATED AMOUNT OF ALLOWED                 ESTIMATED RECOVERY OF
OF CLAIM OR                                                  CLAIMS OR EQUITY INTERESTS BY               ALLOWED CLAIMS
EQUITY INTEREST                                              DEBTOR ON THE EFFECTIVE DATE,               OR EQUITY INTERESTS
FOR EACH DEBTOR       TREATMENT BY EACH DEBTOR               SUBJECT TO OBJECTIONS                       BY DEBTOR
-------------------   ------------------------------------   ------------------------------------------  --------------------------
                                                             SUDM, Inc.: 1,000 shares                    100%; Allowed and retained
                                                                                                         by Intermet International,
                                                                                                         Inc.

                                                             Tool Products, Inc.: 100 shares             100%; Allowed and retained
                                                                                                         by Reorganized Intermet

                                                             ***Wagner Castings Company: 296,550         If Liquidating Plan
                                                             shares if the Liquidating Plan              Condition is not satisfied:
                                                             Condition is not satisfied.  See Class      100%; Allowed and retained
                                                             6b if the Liquidating Plan Condition        by Reorganized Sudbury,
                                                             is satisfied.                               Inc.

                                                             ***Wagner Havana, Inc.: 100 shares if       If Liquidating Plan
                                                             the Liquidating Plan Condition is not       Condition is not satisfied:
                                                             satisfied. See Class 6b if the              100%; Allowed and retained
                                                             Liquidating Plan Condition is satisfied.    by Reorganized Wagner
                                                                                                         Castings Company

Class 6b              Impaired as to the Impaired            Intermet Corporation: 0 shares              0%; Cancelled.
(Impaired             Equity Interests in the Impaired
Equity Interests)     Equity Debtors, in which cases the     ***Wagner Castings Company, but only        If the Liquidating Plan
                      Holders are not entitled to vote       if the Liquidating Plan Condition           Condition is satisfied:
                      on the Plan and are deemed to have     is satisfied: 0 shares                      For liquidation purposes
                      rejected it. On the Effective Date,                                                only, 1 share of
                      all of the Class 6b Impaired Equity                                                Reorganized Wagner Castings
                      Interests of such Impaired Equity                                                  Common Stock issued and
                      Debtors will be cancelled.                                                         transferred to a third-
                                                                                                         party liquidating trustee.

                                                             ***Wagner Havana, Inc., but only if         If Liquidating Plan
                                                             the Liquidating Plan Condition is           Condition is satisfied: 0%;
                                                             satisfied: 0 shares.                        Cancelled. 1000 shares of
                                                                                                         New Wagner Havana Common
                                                                                                         Stock issued to Holders of
                                                                                                         General Unsecured Claims
                                                                                                         and transferred to
                                                                                                         Reorganized Intermet.

                                                             Ironton Iron, Inc., but only as to the      Existing Preferred Stock:
                                                             Existing Preferred Stock: 0 shares.         0%; Cancelled.


Note: The Claims estimates set forth above reflect current estimates of Claims at each Debtor. Actual distributions may be higher or lower based on the resolution of Disputed Claims and actual Allowed Claims at each Debtor.

* See "Explanation of Creditor Treatment in Class 4" in Section VIII.C.2.a, below.

** Allowed unsecured Claims that are less than or equal to $125,000, or for which the Holder makes a Convenience Class Election.

*** See "Explanation of Impaired Equity Interest Treatment in Class 6b for Wagner Castings Company and Wagner Havana, Inc." in Section VIII.C.7.a, below.

For a more detailed description of the foregoing Classes of Claims and Equity Interests and the proposed Distributions thereto, SEE SECTION VIII - "SUMMARY OF THE PLAN."

         D.       INTERCOMPANY CLAIMS

All Intercompany Claims will be released, waived and discharged as of the Effective Date. Claims held by Non-Debtor Affiliates against the Debtors will, with the consent of the Initial Committed Purchasers, to the maximum extent practicable, be (a) released, waived, and discharged as of the Effective Date,
(b) offset against claims held by Debtors against Non-Debtor Affiliates, or (c) converted to equity with respect to the obligee Debtor.

         E.       PRESERVATION OF CERTAIN CAUSES OF ACTION

In accordance with Section 1123(b)(3) of the Bankruptcy Code, and except as otherwise provided in the Plan and/or the Confirmation Order, the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions, including Avoidance Actions and other similar claims arising under applicable state laws, including, without limitation, fraudulent transfer claims, if any, and all other Causes of Action of a trustee and debtor-in possession under the Bankruptcy Code. The Debtors or the Reorganized Debtors, in their sole discretion, will determine whether to bring, settle, release, compromise, or enforce any rights (or decline to do any of the foregoing) with respect to the Retained Actions, other than the Avoidance Actions. The Reorganized Debtors or any successor may pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or any successors holding such rights of action. The failure of the Debtors to specifically list any Claim, Causes of Action, right of action, suit or proceeding in the Schedules, on Exhibit D to the Disclosure Statement, or on Exhibit K to the Plan does not, and will not be deemed to, constitute a waiver or release by the Debtors of such Claim, Causes of Action, right of action, suit or proceedings, and the Reorganized Debtors will retain the right to pursue such Claims, Causes of Action, rights of action, suits or proceedings in their sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches will apply to such claim, right of action, suit or proceeding upon or after the Confirmation or consummation of the Plan. Further, recovery of any proceeds of Causes of Action will be deemed "for the benefit of the Estates" as set forth in Section 550(a) of the Bankruptcy Code.

II.      PLAN VOTING PROCEDURES; ACCEPTANCE; CONFIRMATION

         A.       VOTING PROCEDURES

Under the Bankruptcy Code, the only Classes that are entitled to vote to accept or reject the Plan are Classes of Claims that are Impaired under the Plan. Accordingly, Classes of Claims or Interests that are Unimpaired under the Plan as to all Debtors, Classes 1 (Priority Claims Against Any Debtor), 2 (Pre-Petition Lender Claims Against Any

Debtor), 3 (Class 3 Against Any Debtor Except As To Wagner Castings Company), and 6a (Unimpaired Equity Interests) are presumed to have accepted the Plan as to all Debtors and are not entitled to vote on the Plan. Holders of Secured Claims held by Dana Corporation Against Wagner Castings Company (Class 3a), General Unsecured Claims against any Debtor (Classes 4, 4a, 4b, and 4c), and Unsecured Convenience Claims (Class 5), as to all Debtors, are Impaired and will be entitled to vote to accept or reject the Plan. Holders of Impaired Equity Interests (Class 6b) will not vote because such Impaired Equity Interests will not receive any Distribution and, accordingly, such Holders are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code.

Creditors that hold Claims in more than one Impaired Class are entitled to vote separately in each Class. To the extent that such multiple claims can be identified by J.P. Morgan Trust Company N.A. ("JP Morgan" or the "Balloting Agent"), such a Creditor will receive a separate Ballot for each of its Claims in each Class (in accordance with the records of the Clerk of the Court) and should complete and sign each Ballot separately.

Votes on the Plan will be counted only with respect to Claims: (a) that are listed on the Schedules other than as disputed, contingent or unliquidated; or
(b) for which a Proof of Claim was filed on or before the applicable Claims Filing Bar Date. Any vote by a Holder of a Claim will not be counted if such Claim has been disallowed or is the subject of an unresolved objection, or is otherwise not entitled to a vote pursuant to the Bankruptcy Code or Bankruptcy Rules absent an order of the Bankruptcy Court allowing such Claim for voting purposes pursuant to Section 502 of the Bankruptcy Code and Rule 3018 of the Bankruptcy Rules.

Voting on the Plan by each Holder of a Claim in an Impaired Class entitled to vote is important. After carefully reviewing the Plan and this Disclosure Statement, each Holder of such a Claim should use the enclosed Ballot or Ballots to vote to either accept or reject the Plan, and then return the Ballot or Ballots by mail to the appropriate address.

         B.       ELECTIONS ON THE BALLOT TO RECEIVE NEW COMMON STOCK

The Ballots will give Creditors the option of electing to receive New Common Stock together with the option of participating in the Rights Offering. All holders of New Common Stock will be subject to the Stockholders' Agreement which will, among other things, govern appointment of the Board of Directors of Reorganized Intermet, each holder of New Common Stock's access to information with respect to the Reorganized Debtors, and each holder's ability to transfer such holder's New Common Stock. ACCORDINGLY, A PERSON'S ELECTION ON THE BALLOT TO RECEIVE NEW COMMON STOCK WILL CONSTITUTE SUCH PERSON'S AGREEMENT TO BE BOUND BY THE STOCKHOLDERS' AGREEMENT, WHICH IS ATTACHED TO THE PLAN AS EXHIBIT G AND AS EXHIBIT K TO THIS DISCLOSURE STATEMENT.

         C. SPECIFIC INSTRUCTIONS FOR HOLDERS OF IMPAIRED CLAIMS OTHER THAN NOTEHOLDER CLAIMS

IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE BALLOT AND THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED BY THE BALLOTING AGENT NO LATER THAN THE VOTING DEADLINE.

If a Ballot is damaged, lost, or missing, a replacement Ballot may be obtained by sending a written request to the Balloting Agent. If you have any questions about (1) the procedure for voting your Claim or with respect to the packet of materials that you have received or (2) or if you wish to obtain an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact the Balloting Agent at WWW.ADMINISTAR.NET or by telephone at (904) 807-3023.

         D.       SPECIFIC INSTRUCTIONS FOR HOLDERS OF NOTEHOLDER CLAIMS

IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT.

If a Ballot is damaged, lost, or missing, a replacement Ballot may be obtained by sending a written request to the Balloting Agent. If you have any questions about (1) the procedure for voting your Claim or with respect to the packet of materials that you have received or (2) if you wish to obtain an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact the Balloting Agent at WWW.ADMINISTAR.NET or by telephone at (904) 807-3023.

The Record Date for determining which Holders of Noteholder Claims are entitled to vote on the Plan is __________. THE INDENTURE TRUSTEE WILL NOT VOTE ON BEHALF OF THE HOLDERS OF SUCH NOTEHOLDER CLAIMS. HOLDERS MUST SUBMIT THEIR OWN BALLOTS IN ACCORDANCE WITH THE BALLOT AND THE INSTRUCTIONS ON THE BALLOT.

                  1.       Beneficial Owners

A beneficial owner holding Senior Notes as record Holder in its own name should vote on the Plan by completing and signing the enclosed Ballot and returning it directly to the Balloting Agent on or before the Voting Deadline using the enclosed self-addressed, postage-paid envelope.

A beneficial owner holding Senior Notes in "street name" through a designated representative of such Holder (a "Nominee") may vote on the Plan by one of the following two methods (as selected by such beneficial owner's Nominee):

                  (i) Complete and sign the enclosed beneficial owner Ballot. Return the Ballot to your Nominee as promptly as possible and in sufficient time to allow such Nominee to process the Ballot and return it to the Balloting Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, contact the Balloting Agent or your Nominee for instructions; or

                  (ii) Complete and sign the pre-validated Ballot (as described below) provided to you by your Nominee. Return the pre-validated Ballot to the Balloting Agent by the Voting Deadline using the return envelope provided.

Any Ballot returned to a Nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and timely delivers to the Balloting Agent that Ballot or a master Ballot that reflects the vote of such beneficial owner.

If any beneficial owner owns Senior Notes through more than one Nominee, such beneficial owner may receive multiple mailings containing the Ballots. The beneficial owner should execute a separate Ballot for each block of Senior Notes that it holds through any particular Nominee and return each Ballot to the respective Nominee in the return envelope provided therewith. Beneficial owners who execute multiple Ballots with respect to Senior Notes held through more than one Nominee must indicate on each Ballot the names of ALL such other Nominees and the additional amounts of such Senior Notes so held and voted. If a beneficial owner holds a portion of the Senior Notes through a Nominee and another portion as a record holder, the beneficial owner should follow the procedures described in the first paragraph above to vote the portion held of record and the procedures described in the second paragraph above to vote the portion held through a Nominee or Nominees.

                  2.       Nominees

A Nominee that on the Record Date is the registered holder of Senior Notes for a beneficial owner can obtain the votes of the beneficial owners of such Senior Notes, consistent with customary practices for obtaining the votes of securities held in "street name," in one of the following two ways:

                  (i) Pre-Validated Ballots. The Nominee may "pre-validate" a Ballot by (1) signing the Ballot; (2) indicating on the Ballot the name of the registered Holder, the amount of Senior Notes held by the Nominee for the beneficial owner, and the account numbers for the accounts in which such Senior Notes are held by the Nominee; and (3) forwarding such Ballot, together with the Disclosure Statement, return envelope and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then complete the information requested in the Ballot; review the certifications contained in the Ballot, and return the Ballot directly to the Balloting Agent in the pre-addressed, postage-paid envelope so that it is RECEIVED by the Balloting Agent before the Voting Deadline. A list of the beneficial owners to whom "pre-validated" Ballots were delivered should be maintained by Nominees for inspection for at least one year from the Voting Deadline; or

                  (ii) Master Ballots. If the Nominee elects not to pre-validate Ballots, the Nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned Ballots, together with the Disclosure Statement, a return envelope provided by, and addressed to, the Nominee, and other materials requested to be forwarded, no later than five (5) business days after receipt by such Nominee of such materials. Each such beneficial owner must then indicate his/her or its vote on the Ballot, complete the information requested in the Ballot, review the certifications contained in the Ballot, execute the Ballot, and return the Ballot to the Nominee. After collecting the Ballots, the Nominee will, in turn, complete a master Ballot compiling the votes and other information from the Ballot, execute the master Ballot, and deliver the master Ballot to the Balloting Agent so that it is RECEIVED by the Balloting Agent before the Voting Deadline. All Ballots returned by beneficial owners should either be forwarded to the Balloting Agent (along with the master ballot) or retained by Nominees for inspection for at least one year from the Voting Deadline. EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE BALLOTING AGENT SO THAT IT IS RECEIVED BY THE BALLOTING AGENT BEFORE THE VOTING DEADLINE.

                  3.       Miscellaneous

For purposes of voting to accept or reject the Plan, the beneficial owners of Senior Notes will be deemed to be the "Holders" of the Claims represented by such Senior Notes. The Debtors, in their sole discretion, may request that the Balloting Agent attempt to contact voters who have submitted defective Ballots to cure any such defects in the Ballots or master Ballots.

Except as provided below, unless the Ballot or master Ballot is timely submitted to the Balloting Agent before the Voting Deadline together with any other documents required by such Ballot or master Ballot, the Debtors may, in their sole discretion, reject such Ballot or master Ballot as invalid, and therefore decline to utilize it in connection with seeking Confirmation of the Plan.

In the event that any Noteholder Claim is Disputed, any vote to accept or reject the Plan cast with respect to such Disputed Claim will not be counted for purposes of determining whether the Plan has been accepted or rejected, unless the Bankruptcy Court orders otherwise.

         E.       INQUIRIES

If you have questions about the procedures for voting your Claim, or the packet of materials that you received, please contact the Balloting Agent as set forth above.

If you wish to obtain additional copies of the Plan, this Disclosure Statement, or the Exhibits to those documents at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), please contact the Balloting Agent.

FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE SECTION XV OF THIS DISCLOSURE STATEMENT.

         F.       ACCEPTANCE

The Bankruptcy Code defines acceptance of a plan by an impaired class of claims as acceptance by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the allowed claims of that class which actually timely and properly cast ballots.

In the event that any of the Impaired Classes of Claims do not accept the Plan with respect to any Debtor, the Debtors reserve the right to (a) modify the Plan in accordance with its terms, and (b) request that the Court confirm the Plan in accordance with Section 1129(b) of the Bankruptcy Code, notwithstanding such lack of acceptance, by a finding that the Plan provides fair and equitable treatment to any Impaired Class of Claims voting to reject the Plan.

         G.       CONDITIONS TO CONFIRMATION OF THE PLAN AND EFFECTIVENESS OF
                  THE PLAN

                  1.       CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN

The following must occur on or before Confirmation, unless and until each of the following conditions has been satisfied or waived, in accordance with Article
9.04 of the Plan, in writing by the Debtors and each of the Initial Committed
Purchasers:

                           A. The Bankruptcy Court will have entered the Confirmation Order;

                           B. The following documents will be executed and delivered to the Initial Committed Purchasers, each in form and substance satisfactory to the Initial Committed
                                    Purchasers:

                                    (i) the Restructuring Commitment Letter;

                                    (ii) a commitment letter related to the Exit
                                    Financing Facility;

                                    (iii) the Private Placement Purchase
                                    Agreement; and

                                    (iv) the Cash-Out Purchase Agreement.

                           C. The Restructuring Commitment Letter will have been approved by the Bankruptcy Court pursuant to a Final Order.

                           D. The Restructuring Commitment Letter will not have been terminated, and all conditions precedent thereunder will have been satisfied or waived, unless such conditions precedent relate to post-Confirmation events.

                           E. The form of Stockholders' Agreement will have been agreed to by the Debtors and the Initial Committed Purchasers.

                  2.       Conditions Precedent To Effectiveness Of The Plan

Notwithstanding any other provision of the Plan or the Confirmation Order, the Effective Date of the Plan will not occur, and the Plan will not be binding on any party, unless and until each of the following conditions has been satisfied or waived, in accordance with Article 9.04 of the Plan, in writing by the Debtors and each of the Initial Committed Purchasers:

                           (i) The Confirmation Order, in form and substance
reasonably satisfactory to the Initial Committed Purchasers, will have become a Final Order;

                           (ii) The closing and an initial funding will have
occurred under the Exit Financing Facility and all conditions precedent to the consummation thereof (other than the occurrence of the Effective Date of the Plan) will have been waived or satisfied in accordance with the terms thereof;

                           (iii) The closing and funding will have occurred
under the Rights Offering and/or Private Placement Purchase Agreement and the Cash-Out Purchase Agreement and all conditions precedent to the consummation thereof (other than the occurrence of the Effective Date of the Plan) will have been waived or satisfied in accordance with the terms thereof;

                           (iv) The certificate of incorporation for Reorganized
Intermet, and the bylaws of Reorganized Intermet (and similar corporate governance documents), the Registration Rights Agreement, the Stockholders' Agreement, and the Exit Financing Facility will each be in form and substance acceptable to the Initial Committed Purchasers and will be effective on the Effective Date.

                           (v) The New Common Stock will have been issued in
accordance with the Plan;

                           (vi) The Restructuring Commitment Letter will not
have been terminated and all conditions precedent thereunder will have been satisfied or waived;

                           (vii) All other actions, documents and agreements
necessary to implement the Plan as of the Effective Date will have been delivered and all conditions precedent thereto will have been satisfied or waived; and

                           (viii) Reorganized Intermet and the Initial Committed
Purchasers will have approved the terms of the Employment Agreements.

         H.       MODIFICATION OF THE PLAN AND AMENDMENTS

The Debtors may alter, amend, or modify the Plan or any Exhibits thereto under
Section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing Date with the consent of the Initial Committed Purchasers which consent will not be reasonably withheld. The Debtors may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan.

         I.       EFFECT OF CONFIRMATION

If the Plan is Confirmed by the Bankruptcy Court:

         o The terms of the Plan will be binding on the Debtors, all Creditors, Holders of Equity Interests, and other parties in interest, regardless of whether they have accepted the Plan.

         o Except as provided in the Plan, all Claims and Equity Interests will be discharged; and Creditors and Holders of Equity Interests will be prohibited from asserting their Claims against or Equity Interests in the Debtors or their Assets, or against Reorganized Intermet or any of the Reorganized Debtors.

         J.       REVOCATION OF THE PLAN

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors so revoke or withdraw the Plan, then the Plan will be null and void and, in such event, nothing contained therein will be deemed to constitute a waiver or release of any Claims by or against, or any Equity Interests in, any Debtor or any other Person or to prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving any Debtor.

III. BACKGROUND OF THE RESTRUCTURING AND EVENTS LEADING TO COMMENCEMENT OF BANKRUPTCY PROCEEDINGS(1)

The Debtors' Cases were initiated primarily in response to substantial and unprecedented increases in the cost of raw materials, especially scrap steel. The price of scrap steel, which is the Debtors' primary raw material for ferrous casting operations, increased from approximately $160 per net ton at the beginning of 2003 to approximately $210 per net


----------

         (1) This information is intended as a summary only. No single factor, but rather a combination of the events described below, led to these Chapter 11 Cases.

ton at the end of 2003 and to approximately $400 per net ton by the end of 2004. The price of scrap steel reached a peak of $440 per net ton in November, 2004.

Industry commentators attribute this unprecedented rise in scrap steel prices to, among other things:

         o An assessment of an export tariff by Russia and the Ukraine, which decreased the supply available to countries such as China, South Korea and Turkey.

         o High oil prices and war which contributed to a worldwide rise in freight prices.

         o China's rapid macroeconomic and intensive manufacturing growth, which fueled China's purchase of more than 3.3 million tons of U.S. scrap in 2003 alone (accounting for approximately 30% of all U.S. exported scrap for the year).

         o South Korea's increased purchases of scrap steel from the U.S. (approximately 2.5 million tons in 2003).

         o The economic rebound of the U.S. economy which resulted in increased domestic demand for scrap.(2)


Because of pre-existing contractual pricing terms with most of the Debtors' customers, the Debtors' were limited in their ability to pass these and other raw material cost increases to customers. At the same time, some of the Debtors' largest trade creditors began to tighten or eliminate credit terms, which increased working capital requirements. The Debtors also experienced operational difficulties at the Pulaski, Tennessee and Racine, Wisconsin light-metals plants.

These financial and operational difficulties impaired the Debtors' ability to continue to draw on the Pre-Petition Credit Facility. In an effort to avoid anticipated defaults under loan covenants, which would have occurred as of September 30, 2004, the Debtors entered into discussions with the Pre-Petition Agent, seeking waivers of certain conditions contained in the Pre-Petition Credit Facility. The Debtors were unable to obtain waivers on acceptable terms and, consequently, the Cases were filed on September 29, 2004.

The Debtors have continued to operate their U.S. businesses as debtors-in-possession under Bankruptcy Court protection from Creditors. The Debtors continue to review all aspects of their business for opportunities to improve performance, while seeking to restructure their secured and unsecured debt, rationalize their facilities and cost structure, and effect a customer strategy focused on scrap steel cost recovery and other commercial and financial issues.


----------

         (2) Spada, Alfred T., "Ferrous Scrap Pricing: A Case of Supply and Demand," Modern Casting, April 2004 at 18.

IV.      OPERATIONS OF THE DEBTORS

         A.       CORPORATE STRUCTURE

Intermet, a Georgia corporation, has been publicly held since 1985. Intermet directly or indirectly owns all of the issued and outstanding ownership interests of each of the Domestic Subsidiaries listed below. Each of the Domestic Subsidiaries listed below is an entity organized under the laws of the respective states identified below and each is a Debtor in the Cases:

ALEXANDER CITY CASTING COMPANY, INC., a/k/a                   INTERMET U.S. HOLDING, INC., a/k/a Intermet New River Foundry, a/k/a
Intermet Alexander City Foundry, an Alabama corporation       Intermet Columbus Machining, a Delaware corporation

CAST-MATIC CORPORATION, a/k/a Intermet Stevensville           LYNCHBURG FOUNDRY COMPANY, a/k/a Intermet Archer Creek Foundry, a/k/a
Plant, a Michigan corporation                                 Intermet Radford Foundry, a Virginia corporation

COLUMBUS FOUNDRY, L.P., a/k/a Intermet Columbus Foundry,      NORTHERN CASTINGS CORPORATION, a/k/a Intermet Hibbing Foundry,
a Delaware limited partnership                                a Georgia corporation

DIVERSIFIED DIEMAKERS, INC., a/k/a Intermet Hannibal          SUDBURY, INC., a Delaware corporation
Plant, a/k/a Intermet Palmyra Plant, a/k/a Intermet Monroe
City Plant, a Delaware corporation

GANTON TECHNOLOGIES, INC., a/k/a Intermet Racine Plant,       SUDM, INC., a Michigan corporation
a/k/a Intermet Racine Machining, a/k/a Intermet Pulaski
Plant, an Illinois corporation

INTERMET HOLDING COMPANY, a Delaware corporation              TOOL PRODUCTS, INC., a/k/a Intermet Minneapolis Plant, a/k/a
                                                              Intermet Jackson Plant, a Delaware corporation

INTERMET ILLINOIS, INC., f/k/a Frisby P.M.C.,                 WAGNER CASTINGS COMPANY, a/k/a Intermet Decatur Foundry, a
Incorporated, an Illinois corporation                         Delaware corporation

INTERMET INTERNATIONAL, INC., f/k/a Intermet New River        WAGNER HAVANA, INC., a/k/a Intermet Havana Foundry, a
Foundry, f/k/a Intermet Columbus Machining, a Georgia         Delaware corporation
corporation

IRONTON IRON, INC., a/k/a Intermet Ironton Foundry, an
Ohio corporation

Intermet also conducts business through its foreign Non-Debtor Affiliates, as listed in the organizational chart attached as Exhibit B hereto. None of the foreign Non-Debtor Affiliates have commenced, or is subject to, cases under Chapter 11 of the Bankruptcy Code or similar insolvency proceedings in any other jurisdiction. These foreign Non-Debtor Affiliates continue to operate their businesses in the ordinary course of business outside of any insolvency proceeding.

In addition, there are two domestic Non-Debtor Affiliates: Western Capital Corporation and Transnational Indemnity Company. These domestic Non-Debtor Affiliates have ceased operations and will be dissolved pursuant to state law prior to or shortly after the Effective Date.

         B.       INTERMET'S BUSINESS OPERATIONS

Intermet is one of the largest independent producers of ductile iron, aluminum, magnesium and zinc castings in the world. In addition, the Debtors provide machining and tooling related to their casting business along with a range of other products and services to the automotive and industrial markets. The Debtors specialize in the design and manufacture of highly engineered, cast automotive components for the global light truck, passenger car, light vehicle and heavy-duty vehicle markets. These products are primarily structural and safety components and are used in vehicle powertrain, chassis, brake and body/interior parts.

The Debtors supply cast products to a broad array of automotive and industrial customers. Original equipment manufacturers ("OEMs") and Tier 1 and Tier 2 suppliers of automotive components increasingly rely on their suppliers to design and engineer parts based on specific design parameters, including weight, size, cost and performance criteria. In addition, OEMs, Tier 1 and Tier 2 suppliers look to their suppliers to solve problems arising in the design and manufacturing process. The Debtors provide a broad range of full-service capabilities, including advanced design and engineering, casting, machining and sub-assembly.

The Debtors' ferrous metal products include ductile iron castings and related machining operations. These castings include crankshafts, brackets, bearing caps, steering knuckles, wheel spindles, differential carriers and cases, brake anchors and calipers and suspension control arms. The Debtors' light metals products include aluminum, magnesium and zinc castings and related machining operations. These castings include engine covers, brackets, instrument panel frames, connector housings, steering knuckles, airbag controller enclosures, heat sinks, steering column components and windshield wiper motor enclosures.

The Debtors provide cast products used by automotive OEMs including, but not limited to, DaimlerChrysler, Ford, General Motors, PSA Peugeot Citroen, Volkswagen, BMW,

Honda and Toyota, as well as their leading suppliers, such as Delphi, Visteon, PBR Automotive, TRW, Continental Teves, Knorr, Denso, Metaldyne and Dana.

As of December 31, 2004, the Debtors' Ferrous Metals segment had a total average straight time casting capacity of 625,000 net tons, a decrease of 18,000 net tons as compared to 643,000 net tons in 2003. The decrease was due to the closure of the Debtors' Havana, Illinois plant in 2004. The Debtors' Light Metals segment had a total average straight time available casting capacity of 75,600 net tons as of December 31, 2004, an increase of 4,000 net tons as compared to 71,600 net tons in 2003.

The Debtors' casting facilities, including their European facilities, operated at an average annual capacity utilization of 74% in 2004, 68% in 2003 and 70% in 2002.

                  1.       Acquisitions And Closures

                           A.       Columbus Machining Closure

In October 2004, the Debtors announced the closure of their Columbus Machining Plant, located in Midland, Georgia, which occurred during the first quarter of 2005. As a result of this decision the Debtors recorded a $0.3 million restructuring and impairment charge that was primarily comprised of the write-down of inventory. See additional discussion in Intermet's Annual Report on Form 10-K, December 31, 2004, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in Note 5 to the Consolidated Financial Statements, Restructuring and Impairment Charges, included therewith. See also Section VII.D.4 of this Disclosure Statement, "Columbus Machining Closure," for additional details.

                           B.       Racine Closure

In December 2004, the Debtors announced the closure of their Racine (die-casting) Plant and Racine Machining Plant, both of which are located in Sturtevant, Wisconsin. The Debtors closed these plants during the second quarter of 2005. As a result of this decision, the Debtors recorded a $10.3 million restructuring and impairment charge in 2004. This charge consisted of a write-down of fixed assets of $6.5 million, write-down of inventory of $2.4 million, a pension plan curtailment of $1.2 million and an additional $0.1 million each for severance pay and other contractual benefits included in the collective bargaining agreement that was in place at the plant. See additional discussion in Intermet's Annual Report on Form 10-K, December 31, 2004, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in Note 5 to the Consolidated Financial Statements, Restructuring and Impairment Charges included therewith. See also Section VII.D.3 of this Disclosure Statement, "Racine Plant Closure," for additional details.

                           C.       Decatur Closure

On March 29, 2005, the Debtors announced their plan to close their Decatur Foundry located in Decatur, Illinois during the fourth quarter of 2005. The Debtors recognized asset impairment charges in 2004 of $10.9 million to reduce the capital assets to their fair values. The Debtors are in the process of determining reserves required for plant closing costs. See Section VII.D.5 of this Disclosure Statement, "Decatur Plant Closure," for more details.

                           D.       Porto, Portugal

Pursuant to the Debtors' agreement dated June 25, 2003 with Melfina - Estudos, Servicos e Participacoes, S.A., the Debtors made a final payment in December 2004 to acquire 100% ownership of the shares of Fundicao Nodular, S.A. ("Porto Foundry"), which is located in Porto, Portugal. Under the terms of the agreement, the Debtors acquired the final 25% of the shares for a cash investment of Euro 4.9 million (approximately $6.2 million). The Porto Foundry is a caster of various ductile-iron automotive components.

                  2.       Financial Information About Segments

Sales and operating loss for the Debtors' Ferrous Metals segment in 2004 were $562.6 million and $16.9 million, respectively, compared with sales and operating income of $493.4 million and $13.2 million, respectively, in 2003. Sales and operating loss in the Debtors' Light Metals segment in 2004 were $274.6 million and $124.6 million, respectively, compared to sales and operating loss of $237.8 million and $44.2 million, respectively, in 2003. See additional discussion in Intermet's Annual Report on Form 10-K, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in Note 14 to the Consolidated Financial Statements, Reporting for Business Segments included therewith.

                  3.       Products, Markets And Sales

The Debtors focus on value-added cast metal products, which they supply mainly to the automotive market. In 2004, 2003 and 2002, approximately 95.4%, 94.1% and 95.2% of the Debtors' sales, respectively, were attributable to the automotive market. Within the automotive market, the Debtors' products generally fall into four major categories:

         - Chassis and suspension components such as steering knuckles, control arms, steering gear housings, torsion bar adjusters, spindle carriers and spring seats;

         - Powertrain components such as electronic control module housings, engine crankshafts, bearing caps, front covers and cam covers; transmission housings, retainers and bodies; and differential cases, carriers and bearing caps;

         - Brake components such as light vehicle and heavy vehicle calipers, anchors and brackets; and

         - Interior/body components such as steering column and lock housings, electronic enclosures, mirror supports and brackets.

The Debtors also manufacture a variety of products for the industrial and appliance markets. In 2004, 2003 and 2002, approximately 4.6%, 5.9% and 4.8% of the Debtors' sales, respectively, were attributable to the industrial and appliance markets.

Reportable segment sales for continuing operations by market for 2004 were as follows:

                                                           MARKET
                                AUTOMOTIVE           INDUSTRIAL AND OTHER             TOTAL
                           --------------------      --------------------      --------------------
FERROUS METALS SEGMENT                     65.8%                      0.8%                     66.6%
LIGHT METALS SEGMENT                       29.6%                      3.8%                     33.4%

TOTAL                                      95.4%                      4.6%                    100.0%

Reportable segment sales for continuing operations by market for 2003 were as follows:

                                                           MARKET
                                AUTOMOTIVE           INDUSTRIAL AND OTHER             TOTAL
                           --------------------      --------------------      --------------------
FERROUS METALS SEGMENT                     66.5%                      1.0%                     67.5%
LIGHT METALS SEGMENT                       27.6%                      4.9%                     32.5%

TOTAL                                      94.1%                      5.9%                    100.0%

Reportable segment sales for continuing operations by market for 2002 were as follows:

                                                           MARKET
                                AUTOMOTIVE           INDUSTRIAL AND OTHER             TOTAL
                           --------------------      --------------------      --------------------
FERROUS METALS SEGMENT                     63.3%                      0.8%                     64.1%
LIGHT METALS SEGMENT                       31.9%                      4.0%                     35.9%

TOTAL                                      95.2%                      4.8%                    100.0%

All of the Debtors' foundry facilities that supply the automotive industry have QS-9000 and ISO-9001 or ISO-9002 certification. All of the Debtors' European and many of their North American operations have been certified to the new TS-16949 quality standard.

The Debtors primarily market their products through their own sales and customer service staff. To a limited degree, the Debtors use independent sales representatives. The Debtors' principal sales offices are in Troy, Michigan and Saarbrucken, Germany, but are also supported by a smaller sales office in Tokyo, Japan. The Debtors primarily produce to customer orders and do not maintain any significant inventory of finished goods not on order.

The Debtors' sales staff acts as a liaison between their customers and their production personnel. Through the Debtors' applications and product engineering groups, the Debtors offer engineering and design capabilities and customer assistance at the design stage of customer programs. The Debtors utilize quality assurance representatives and engineers to work with their customers' manufacturing personnel to detect and avoid potential problems as well as to evaluate new product opportunities. In addition to working with their customers' design engineers and other technical staff, the Debtors' product design engineers frequently work closely with customers' purchasing personnel and the Debtors' own sales personnel to present their ideas and secure production purchase orders.

The Debtors supply cast products to automotive OEMs directly and through Tier 1 and Tier 2 suppliers. During the past three years, net sales to significant customers were as follows (as a percentage of consolidated net sales):

CUSTOMER              2004             2003            2002
---------------     ----------      ----------      ----------
DAIMLERCHRYSLER             11%             10%             18%
DELPHI                      11%             11%             11%
FORD                         9%             11%             12%
METALDYNE                   10%              8%              1%
TRW                          7%              6%              2%
VISTEON                      6%              6%              5%
PBR AUTOMOTIVE               5%              6%              5%
GENERAL MOTORS               3%              5%              5%

During the past three years, net sales by market were as follows (as a percentage of consolidated net sales):

                                     2004            2003            2002
                                  ----------      ----------      ----------
NORTH AMERICAN LIGHT TRUCKS               46%             52%             53%
NORTH AMERICAN PASSENGER CARS             26%             25%             29%
NORTH AMERICAN HEAVY VEHICLES              2%              1%              1%
EUROPEAN LIGHT VEHICLES                   17%             13%              9%
EUROPEAN HEAVY VEHICLES                    4%              3%              3%
INDUSTRIAL AND OTHER                       5%              6%              5%

Total                                    100%            100%            100%

Sales of ferrous metals castings for continuing operations were 478,000, 455,000 and 429,000 net tons in 2004, 2003 and 2002, respectively. The increase in net tons sold in 2004 compared to 2003 is primarily because of increased European sales, the full effect of the consolidation of the Porto Foundry in July 2003, and the use of the Debtors' products for a new DaimlerChrysler program in North America. The increase in net tons sold in 2003 compared to 2002 is primarily because of the Debtors' consolidation of the Porto Foundry's operating results beginning in July 2003.

Sales of light metals castings were 41,000, 34,000 and 41,000 net tons in 2004, 2003 and 2002, respectively. The increase in net tons sold in 2004 compared to 2003 is primarily because the Debtors are supplying products for new programs for DaimlerChrysler and Ford. The decrease in net tons sold in 2003 compared to 2002 was due primarily to lower market demand and the conversion of one high-volume magnesium program to plastic.

                  4.       Design, Manufacturing And Machining

The Debtors have a technical center located in Lynchburg, Virginia, and engineering capability in Troy, Michigan, Saarbrucken, Germany and Tokyo, Japan, that provide development, engineering and design services to the Debtors' customers. In addition, the Debtors provide technical support to all of their plants. The Debtors furnish their customers with design support using the customers' native computer-aided design and engineering languages as well as the Debtors' cast metal process simulation software. The Debtors' design and engineering teams also assist their customers in the initial stages of product creation and development.

The Debtors' capabilities include computer-aided engineering analysis, design optimization, prototyping, modeling enhancements and testing. The Debtors use three-dimensional solid modeling software in conjunction with rapid prototype development, among other computer-aided design techniques, to support their customers in the initial stages of product design and prototype creation. The Debtors' goal is to continually improve product quality and performance. The Debtors also strive to reduce costs by offering new product solutions that optimize designs, reduce weight, consider the use of alternative materials or incorporate more efficient manufacturing processes. The Debtors believe that their design and engineering capabilities serve as a competitive advantage as their customers continue to outsource these critical activities to their own suppliers.

The Debtors' Ferrous Metals segment produces ductile iron castings. The Debtors' ferrous metal castings range from small parts weighing only a few ounces each to products weighing up to 75 pounds each. The ferrous metals cast production process involves melting scrap steel and pig iron in a cupola melter or an electric furnace, adding various alloys and pouring the molten metal into molds made primarily of sand. The molten metal cools and solidifies in the molds. The molds are then broken apart and the castings are removed.

The Debtors' Light Metals segment produces castings of aluminum, magnesium and zinc. The Debtors' light metal castings range from small products weighing only a few ounces each to products weighing up to 50 pounds each. To produce light metal castings, the Debtors use a process called die-casting, in which molten aluminum, magnesium or zinc is introduced into a metal die and solidified. The Debtors also produce light metal castings using pressure-counter-pressure casting (PCPC (TM)), which is a casting method in which molten metal, usually aluminum, is introduced into a permanent die cavity with low-pressure gas applied to the metal in a sealed furnace.

Customers usually specify the properties that are required in their castings, such as strength, ductility and hardness, and the Debtors then determine how best to meet those specifications. Constant testing and monitoring of the casting process is necessary to maintain both the quality and performance consistency of the castings. Electronic analysis and monitoring equipment, including x-ray, real-time radioscopy, ultrasonic and magnetic-particle testing and chemical spectroscopy is used extensively in grading scrap metal, analyzing molten metal and testing castings.

Most castings require machining before they can be put to their ultimate use. This machining may include drilling, boring, milling, threading or cutting operations. Many customers provide their own machining for castings or have them machined by third parties. Most of the Debtors' light metals casting plants have some machining operations integral in the casting operation. The Debtors also contract with other companies to machine castings that the Debtors produce, before the castings are shipped to customers.

                  5.       Raw Materials

Scrap steel is the primary raw material that the Debtors use to manufacture ferrous metals castings. The Debtors purchase scrap steel from numerous sources, using a combination of spot market purchases and short-term contract commitments. The Debtors have no material long-term contractual commitments with any scrap steel supplier, nor is it generally possible to secure long-term commitments in this market. Sharp increases in scrap steel cost have had a significant negative impact on the Debtors' financial results and were the major factor in our initiation of the Cases. As part of the Cases, the Debtors have negotiated revised surcharge policies related to the products in which scrap steel is a major input. These agreements provide for price adjustments that are linked to the change in value of certain steel indices, which the Debtors believe are representative of their true scrap costs. These new policies became effective with a majority of the Debtors' customers on January 1, 2005. In addition, lag times between scrap steel price movements and the Debtors' ability to adjust prices have been reduced from between one and six months to approximately one month with most of the Debtors' major customers. The Debtors' customers have also agreed in some cases to additional surcharges intended to cover price increases in other materials and transportation.

In the Debtors' light metals business, the Debtors' primary raw materials are primary and secondary aluminum alloy and primary magnesium ingots. The Debtors purchase aluminum using spot market purchases and short-term contract commitments. The Debtors have no material long-term contractual commitments with any aluminum suppliers. The Debtors have contractual arrangements with many of their major customers that allow the Debtors to adjust their castings prices to reflect fluctuations in the cost of aluminum ingot. Adjustments are typically made after a time period specified by the customers and always lag the market. See Item 7A of Intermet's Annual Report on Form 10-K, December 31, 2004, "Quantitative and Qualitative Disclosures about Market Risks" for further discussion of raw materials purchases.

The Debtors had contractual arrangements with some of their suppliers, which expired at various times through 2004, for the purchase of various materials, other than scrap steel, primary and secondary aluminum ingot and primary magnesium ingot, used in the manufacturing process. These contracts provided limited protection against price increases of raw materials. Many of these contracts were renewed in 2004. Other than as noted above, the Debtors do not have specific arrangements in place to adjust casting prices for fluctuations in the prices of alloy and other materials.

                  6.       Cyclicality And Seasonality

Although most of the Debtors' products are generally not affected by year-to-year automotive style changes, model changes may have an impact on sales. In addition, the inherent cyclicality of the automotive industry has affected the Debtors' sales and earnings during periods of slow economic growth or recession. The Debtors' third and fourth quarter sales are usually lower than first and second quarter sales due to plant closings by automakers for holidays, vacations and model changeovers.

                  7.       Backlog

Most of the Debtors' business involves supplying all or a portion of the customer's requirements under blanket purchase orders that are issued on an annual basis. Customers typically issue firm releases and shipping schedules on a periodic basis, typically monthly or weekly. Many of the Debtors' customers' purchase orders permit cancellation of the orders at any time at the convenience of the customer. The Debtors' backlog at any time generally consists only of the orders that have not been released for shipment.

                  8.       Competition

The Debtors compete with many other foundries domestically and internationally. Some of these foundries are owned by major users of castings. For example, many automobile manufacturers in North America and Europe, which are among the Debtors' customer base, operate their own foundries. However, they also purchase a significant number of castings from INTERMET and other companies. The Debtors' castings also compete, to some degree, with other types of metal castings, plastics, and steel and aluminum forgings and stampings.

The machining industry is highly fragmented and competitive. As in the foundry industry, major purchasers of machined components often have significant in-house capabilities to perform their own machining work. The Debtors compete primarily on the basis of product quality, engineering, service and price. The Debtors emphasize their ability to produce complex products in order to compete for value-added castings.

                  9.       Research And Development

The Debtors conduct process, material and product development programs for both their ferrous metals and light metals products, principally at a technical center and a research foundry in Lynchburg, Virginia. In addition, the Debtors established an engineering center at their European headquarters in Saarbrucken, Germany in 2003. This facility complements the capabilities of the Lynchburg Technical Center and the Debtors' engineering capability in Troy, Michigan to facilitate a global network of engineering research and development operations.

Current research and testing projects encompass both new manufacturing processes and materials and product development. The Debtors' research foundry has a self-contained melting and molding facility with extensive metallurgical, physical and chemical testing capabilities. The Debtors' work on new manufacturing processes focuses on ways to lower costs and improve quality. The Debtors' product development work includes projects to extend the performance range for existing materials such as with austempering of ductile iron and special alloying for creep-resistant magnesium alloys. In addition, the Debtors are currently working to develop new materials, improve manufacturing processes and improve material properties. The Debtors directly expensed $1.5 million, $1.2 million and $1.3 million in 2004, 2003 and 2002, respectively, for basic research and development.

                  10.      Employees

At April 30, 2005, the Debtors had 5,311 employees, comprised of 3,880 and 1,431 employees in North America and Europe, respectively. The Debtors' workforce included 3,183 and 1,190 hourly manufacturing workers in North America and Europe, respectively, on such date. The remaining employees on such date were management, engineering, sales and clerical personnel.

                  11.      Financial Information About Geographic Areas

Long-lived and deferred tax assets were located as follows for 2004, 2003 and 2002 (in thousands of dollars):

For the year ended December 31:

                               2004           2003           2002
                            ----------     ----------     ----------
IDENTIFIABLE ASSETS IN:
NORTH AMERICA               $  357,260     $  560,117     $  683,775
EUROPE                      $  155,563     $  126,567     $   80,323

TOTAL                       $  512,823     $  686,684     $  764,098

Sales by geographic locations for external customers for 2004, 2003 and 2002 were as follows (in thousands of dollars):

For the year ended December 31:

                                    2004           2003           2002
                                 ----------     ----------     ----------
SALES TO EXTERNAL CUSTOMERS:
NORTH AMERICA                    $  658,987     $  604,218     $  663,648
EUROPE                           $  175,842     $  117,096     $   88,506
OTHER INTERNATIONAL              $    2,344     $    9,853     $    3,583

TOTAL                            $  837,173     $  731,167     $  755,737

         C.       PROPERTIES

Intermet's headquarters are located in Troy, Michigan, and Intermet operates 18 manufacturing facilities throughout the world. All of the Debtors' manufacturing locations are owned, except the Jackson Plants and Columbus Foundry facilities, which are leased pursuant to financing arrangements utilizing industrial revenue bonds. All of the Debtors' U.S. owned properties are subject to liens securing bank borrowings. For further information on debt, see Section V of this Disclosure Statement, and the discussion in Intermet's Annual Report on Form 10-K, December 31, 2004, "Management's Discussion and Analysis of Financial Condition and Results of Operation" and Note 8 to the Consolidated Financial Statements, Debt, included therewith.

Intermet's operations in the United States occupy approximately 2,750,000 square feet (approximately 419,000 square feet of which represents leased facilities) in facilities located in Michigan, Virginia, Georgia, Illinois, Minnesota, Missouri, Tennessee, Wisconsin. Its operations outside of the United States occupy 596,000 square feet (8,000 square feet of which represents leased facilities) in facilities located in Germany and Portugal. The utilization and capacity of Intermet's facilities fluctuates based upon current economics, customer demands and the mix of components it produces and the vehicle models for which it is producing the components. Intermet believes that substantially all of its property and equipment is in good condition and that it has sufficient capacity to meet its current manufacturing needs.

A list of Intermet's facilities is set forth on Exhibit C attached hereto. On or before October 31, 2005, Intermet will move its corporate headquarters to another nearby location in the Troy, Michigan area. Intermet's current lease will expire on October 31, 2005.

         D.       DIRECTORS AND EXECUTIVE OFFICERS OF THE DEBTORS

The following table shows the current list of directors and executive officers of each of the Debtors:

          DEBTOR                    DIRECTORS (AGE)                        OFFICERS (AGE)                      POSITION
------------------------------------------------------------------------------------------------------------------------------------
         INTERMET                 DR. GARY F. RUFF (53)                 DR. GARY F. RUFF (53)             CHAIRMAN OF THE BOARD
        CORPORATION                                                                                   AND CHIEF EXECUTIVE OFFICER
                                 DR. JOHN P. CRECINE (65)                                                       DIRECTOR
                                   JULIA D. DARLOW (63)                                                         DIRECTOR
                                  NORMAN F. EHLERS (67)                                                         DIRECTOR
                                    JOHN R. HORNE (67)                                                          DIRECTOR
                                 THOMAS H. JEFFS II (66)                                                        DIRECTOR
                                 CHARLES G. MCCLURE (51)                                                        DIRECTOR
                                 RICHARD A. NAWROCKI (56)                                                       DIRECTOR
                                 MITSUNOBU TAKEUCHI (63)                                                        DIRECTOR
                                  PAMELA E. RODGERS (46)                                                        DIRECTOR
                                                                         ROBERT E. BELTS (55)          VICE PRESIDENT--FINANCE AND
                                                                                                          CHIEF FINANCIAL OFFICER
                                                                      TIMOTHY R. GILLILAND (54)       VICE PRESIDENT - LIGHT METALS
                                                                         TODD A. HEAVIN (43)          VICE PRESIDENT--FERROUS METALS

          DEBTOR                    DIRECTORS (AGE)                        OFFICERS (AGE)                      POSITION
------------------------------------------------------------------------------------------------------------------------------------
                                                                         MARY JO KARJALA (60)              CORPORATE SECRETARY
                                                                         ALAN J. MILLER (56)         VICE PRESIDENT, GENERAL COUNSEL
                                                                                                          AND ASSISTANT SECRETARY
                                                                           BYTHA MILLS (49)          VICE PRESIDENT, ADMINISTRATION
                                                                        THOMAS E. PRUCHA (55)            VICE PRESIDENT--TECHNICAL
                                                                                                                 SERVICES
                                                                       JOHN D. RUTHERFORD (58)           VICE PRESIDENT SALES AND
                                                                                                                 MARKETING
                                                                      MICHAEL S. SKRZYPCZAK (48)            CORPORATE TREASURER
                                                                    LAURENCE VINE-CHATTERTON (55)       VICE PRESIDENT INTERMET
                                                                                                       CORPORATION AND PRESIDENT --
                                                                                                              INTERMET EUROPE

      ALEXANDER CITY                 ROBERT E. BELTS                                                             PRESIDENT
   CASTING COMPANY, INC.              ALAN J. MILLER                        ALAN J. MILLER              VICE PRESIDENT & SECRETARY
                                                                        MICHAEL S. SKRZYPCZAK                    TREASURER
                                                                           MARY JO KARJALA                  ASSISTANT SECRETARY

        CAST-MATIC                   ROBERT E. BELTS                       ROBERT E. BELTS                 CHAIRMAN & PRESIDENT
        CORPORATION                  ALAN J. MILLER                        ALAN J. MILLER               VICE PRESIDENT & SECRETARY
                                                                        MICHAEL S. SKRZYPCZAK                    TREASURER
                                                                           MARY JO KARJALA                  ASSISTANT SECRETARY

         COLUMBUS              INTERMET INTERNATIONAL, INC.                                                   GENERAL PARTNER
       FOUNDRY, L.P.                    SUDM, INC.                                                            LIMITED PARTNER

        DIVERSIFIED                  ROBERT E. BELTS                       ROBERT E. BELTS                        PRESIDENT
      DIEMAKERS, INC.                ALAN J. MILLER                        ALAN J. MILLER               VICE PRESIDENT & SECRETARY
                                                                        MICHAEL S. SKRZYPCZAK                     TREASURER
                                                                           MARY JO KARJALA                   ASSISTANT SECRETARY

          GANTON                     ROBERT E. BELTS                       ROBERT E. BELTS                   CHAIRMAN & PRESIDENT
    TECHNOLOGIES, INC.               ALAN J. MILLER                        ALAN J. MILLER               VICE PRESIDENT & SECRETARY
                                     DR. GARY F. RUFF                                                             DIRECTOR
                                                                        MICHAEL S. SKRZYPCZAK                     TREASURER
                                                                           MARY JO KARJALA                   ASSISTANT SECRETARY

         INTERMET                    ROBERT E. BELTS                       ROBERT E. BELTS                        PRESIDENT
      HOLDING COMPANY                ALAN J. MILLER                        ALAN J. MILLER                        SECRETARY
                                                                        MICHAEL S. SKRZYPCZAK                     TREASURER
                                                                           MARY JO KARJALA                   ASSISTANT SECRETARY

         INTERMET                    ROBERT E. BELTS                       ROBERT E. BELTS                  CHAIRMAN & PRESIDENT
      ILLINOIS, INC.                 ALAN J. MILLER                        ALAN J. MILLER               VICE PRESIDENT & SECRETARY
                                                                        MICHAEL S. SKRZYPCZAK                     TREASURER
                                                                           MARY JO KARJALA                   ASSISTANT SECRETARY

         INTERMET                    ROBERT E. BELTS                       ROBERT E. BELTS                   CHAIRMAN & PRESIDENT
    INTERNATIONAL, INC.              DR. GARY F. RUFF                                                             DIRECTOR

          DEBTOR                    DIRECTORS (AGE)                        OFFICERS (AGE)                      POSITION
------------------------------------------------------------------------------------------------------------------------------------
                                      ALAN J. MILLER                        ALAN J. MILLER               VICE PRESIDENT & SECRETARY
                                                                         GREGORY B. WAHOWIAK                   VICE PRESIDENT
                                                                        MICHAEL S. SKRZYPCZAK                     TREASURER
                                                                           MARY JO KARJALA                   ASSISTANT SECRETARY

       INTERMET U.S.                 ROBERT E. BELTS                       ROBERT E. BELTS                        PRESIDENT
       HOLDING, INC.                 ALAN J. MILLER                        ALAN J. MILLER               VICE PRESIDENT & SECRETARY
                                     DR. GARY F. RUFF                                                             DIRECTOR
                                                                        MICHAEL S. SKRZYPCZAK                     TREASURER
                                                                           MARY JO KARJALA                   ASSISTANT SECRETARY

          IRONTON                    ROBERT E. BELTS                       ROBERT E. BELTS                        PRESIDENT
        IRON, INC.                   ALAN J. MILLER                        ALAN J. MILLER               VICE PRESIDENT & SECRETARY
                                                                        MICHAEL S. SKRZYPCZAK                     TREASURER
                                                                           MARY JO KARJALA                   ASSISTANT SECRETARY

         LYNCHBURG                   ROBERT E. BELTS                       ROBERT E. BELTS                        PRESIDENT
      FOUNDRY COMPANY                                                      ALAN J. MILLER               VICE PRESIDENT & SECRETARY
                                                                        MICHAEL S. SKRZYPCZAK                     TREASURER
                                                                           MARY JO KARJALA                   ASSISTANT SECRETARY

         NORTHERN                    ROBERT E. BELTS                       ROBERT E. BELTS                  CHAIRMAN & PRESIDENT
   CASTINGS CORPORATION              ALAN J. MILLER                        ALAN J. MILLER               VICE PRESIDENT & SECRETARY
                                     DR. GARY F. RUFF                                                             DIRECTOR
                                                                        MICHAEL S. SKRZYPCZAK                     TREASURER
                                                                           MARY JO KARJALA                   ASSISTANT SECRETARY

       SUDBURY, INC.                 ROBERT E. BELTS                       ROBERT E. BELTS                        PRESIDENT
                                      ALAN J. MILLER                        ALAN J. MILLER               VICE PRESIDENT & SECRETARY
                                                                        MICHAEL S. SKRZYPCZAK                     TREASURER
                                                                           MARY JO KARJALA                   ASSISTANT SECRETARY

        SUDM, INC.                   ROBERT E. BELTS                       ROBERT E. BELTS                        PRESIDENT
                                      ALAN J. MILLER                        ALAN J. MILLER               VICE PRESIDENT & SECRETARY
                                                                        MICHAEL S. SKRZYPCZAK                     TREASURER
                                                                           MARY JO KARJALA                   ASSISTANT SECRETARY

           TOOL                      ROBERT E. BELTS                       ROBERT E. BELTS                  CHAIRMAN & PRESIDENT
      PRODUCTS, INC.                 ALAN J. MILLER                        ALAN J. MILLER               VICE PRESIDENT & SECRETARY
                                                                        MICHAEL S. SKRZYPCZAK                     TREASURER
                                                                           MARY JO KARJALA                   ASSISTANT SECRETARY

          WAGNER                     ROBERT E. BELTS                       ROBERT E. BELTS                  CHAIRMAN & PRESIDENT
     CASTINGS COMPANY                ALAN J. MILLER                        ALAN J. MILLER               VICE PRESIDENT & SECRETARY
                                     DR. GARY F. RUFF                                                             DIRECTOR
                                                                        MICHAEL S. SKRZYPCZAK                     TREASURER
                                                                           MARY JO KARJALA                   ASSISTANT SECRETARY

          WAGNER                     ROBERT E. BELTS                       ROBERT E. BELTS                  CHAIRMAN & PRESIDENT
       HAVANA, INC.                  ALAN J. MILLER                        ALAN J. MILLER               VICE PRESIDENT & SECRETARY
                                                                        MICHAEL S. SKRZYPCZAK                     TREASURER
                                                                           MARY JO KARJALA                   ASSISTANT SECRETARY

         E.       THE PRINCIPALS OF THE DEBTORS

                  1.       Background Of Directors And Executive Officers

DIRECTORS

DR. RUFF became Chairman and Chief Executive Officer of Intermet in July 2004. He served as President and Chief Executive Officer from July 2003 to July 2004 and as President and Chief Operating Officer from December 2002 to July 2003. During July 2000, he was promoted to Executive Vice President -- Technical Services. Before joining Intermet, Dr. Ruff served in a variety of positions at CMI International and its successor company, Hayes Lemmerz International, Inc., automotive parts suppliers. He served as President of North American Aluminum Wheels -- Hayes Lemmerz International and as Corporate Vice President of Hayes Lemmerz International, Inc. from February 1999 to May 1999. He was Chief Technical Officer, Executive Vice President and director of CMI International, Inc. from February 1994 until Hayes-Lemmerz purchased CMI in January 1999.

DR. CRECINE has been a director of Intermet since 1993. He is Chief Executive Officer of B.P.T., Inc. and Chief Financial Officer of Islandless Network, LLC, and a private investor and consultant. He was president of the Georgia Institute of Technology from 1987 to mid-1994. Previously he served as a professor at the University of Michigan and founding director of the Institute of Public Policy Studies from 1965 to 1975. He became dean of the College of Humanities and Social Sciences at Carnegie Mellon University in 1975, a position he held until 1982 when he became the University's provost and senior vice president for Academic Affairs. He held that position until his Georgia Tech appointment. He is a director of Interland, Inc. and IT/IS Telecom, LLC.

MS. DARLOW has been a director of Intermet since 2001. Ms. Darlow became counsel to the Grand Rapids based law firm of Varnum Riddering Schmidt & Howlett LLP in January 2005. Ms. Darlow is a former partner of the Detroit-based law firm of Dickinson Wright PLLC, having joined the firm in 1971, and most recently serving as a consulting member and attorney from January 2002 until October 2004. Ms. Darlow also serves on the Board of Trustees for Marygrove College and the Michigan Opera Theatre. She is the past President of the State Bar of Michigan.

MR. EHLERS has been a director of Intermet since 1997. He served as Vice President-Purchasing and Supply at Ford Motor Company from 1992 until his retirement in 1996. Before 1992 he served as Vice President-Supply for Ford of Europe, executive director of North American Automotive Operations production purchasing and executive director of purchasing and transportation services.

MR. HORNE has been a director of Intermet since 1997. He retired as Chairman of the Board of Navistar International Corporation in February 2004, a position he held since February 2003. Prior to that he served as Chairman and CEO from April 2002. Mr. Horne served as Chairman, CEO and President of Navistar International Corporation from 1995 until 2002. He serves as a director for the Corrections Corporation of America and is a director and member of the executive committee of Junior Achievement of Chicago.

MR. JEFFS has been a director of Intermet since 1997. He retired as vice chairman of First Chicago NBD Corporation and First National Bank of Chicago, and president and chief operating officer of its Michigan subsidiary, NBD Bank, effective October 31, 1998. He is a governor of the Stratford Festival of Canada.

MR. MCCLURE has been a director of Intermet since 2002. He was elected to the position of Chairman of the Board, Chief Executive Officer and President and a director of ArvinMeritor in August 2004. Prior to joining ArvinMeritor, he served Federal-Mogul Corporation as Chief Executive Officer and a member of the Board of Directors from July 2003 to July 2004, and as President and Chief Operating Officer and a member of the Board from January 2001 to July 2003. He served Detroit Diesel Corporation as President, Chief Executive Officer and a member of the Board from 1997 to December 2000, and held a number of management positions with Johnson Controls, Inc. from 1983 to 1997, including President of the Americas Region; Vice President and Managing Director of European Operations; and Vice President and General Manager of Joint Ventures. From 1983 to 1985 Mr. McClure was employed at Hoover Universal, acquired by Johnson Controls in 1985. He began his career with Ford Motor Company as a heavy-duty truck sales engineer and field service engineer. Mr. McClure is a director of R.L. Polk & Company, and serves on the boards of various business and civic organizations.

MR. NAWROCKI has been a director of Intermet since 2003. He is currently the President, Chief Executive Officer and member of the Board of Directors of CMI - Management Services, Inc., part owner and President of R.W. Ventures, LLC, a venture capital entity, President of R.W. Real Estate, LLC, and President of Plan B Consultants, LLC. Prior positions include President and CEO and Director, and Executive Vice President and Chief Financial Officer of CMI International, Inc. from November 1986 to February 1999. Prior to joining CMI International, Inc., Mr. Nawrocki was a partner with CPA firm Cuilla, Smith and Dale. He became a Certified Public Accountant in Michigan in 1974. Mr. Nawrocki is a mentor with the Northville, Michigan Youth Association.

MR. TAKEUCHI has been a director of Intermet since 2004. He serves as Chairman Emeritus of DENSO International America, Inc., North American headquarters for Japan-based DENSO Corporation, and honorary advisor to the Board of Directors of DENSO Corporation since June 2004 after a 40-year career with the company. Previously, Mr. Takeuchi served as a member of DENSO Corporation's Board of Directors and as Chair and Chief Executive Officer of DENSO International America since July 2002, having served as President and Chief Executive Officer since June 1997. Mr. Takeuchi is a member and past president of the Japan Business Society of Detroit and serves on boards of the National Association of Manufacturers, Original Equipment Suppliers Association, Motor Equipment Manufacturers Association, Economic Club of Detroit and the Greater Detroit Chamber of Commerce.

MS. RODGERS has been a director of Intermet since 1999. She has been president of Rodgers Chevrolet in Woodhaven, Michigan since November 1996. Previously, she was president of Flat Rock Chevrolet-Oldsmobile from February 1993. Ms. Rodgers serves on the boards of the Community Foundation for Southeastern Michigan, New Detroit Inc., and the Detroit Black Chamber.

OFFICERS

DR. RUFF - see above.

MR. BELTS joined Intermet as Vice President - Finance and Chief Financial Officer in August 2002 following 14 years with Detroit Diesel Corporation, most recently serving as Senior Vice President and Chief Financial Officer. Prior to this position, he was Vice President and Controller with Detroit Diesel Corporation. He began his career in 1971 with General Motors Corporation, rising to the position of Divisional Director of Budgets and General Accounting with GM's Detroit-Diesel-Allison Division. Detroit-Diesel-Allison transitioned to an independent company in 1988.

MR. GILLILAND joined Intermet in October 2003 as General Manager of the Intermet Racine Operations. He was promoted in May 2004 to the position of Vice President, Light Metals. Prior to joining Intermet, he was with J. L. French Automotive Castings, Inc. where he served as Vice President of Quality, having previously held various manufacturing positions with J.L. French. Before J.L. French, Mr. Gilliland served as Vice President of Manufacturing for Nelson Metal Products Corporation, acquired by J.L. French in October 1999. He has served as Vice President and General Manager at various CMI International operations, was a Plant Manager with Amcast Corporation, and began his career with General Motors having held positions of increasing responsibility at the company's casting operations.

MR. HEAVIN joined Intermet as a Group Vice President in June 2000. Prior to joining Intermet, he held the position of Manufacturing Manager for Delphi's energy and chassis division. Prior to Delphi, Mr. Heavin was with United Technologies Automotive for six years as Plant Manager of the Holland, Michigan plant and subsequently as a General Manager in the Interiors group.

MS. KARJALA joined Intermet as Executive Assistant to the Chairman and CEO in September 1995. In December 2002 she was elected by the Board of Directors to the position of Corporate Secretary, having served as Assistant Corporate Secretary since January 1997. Prior to joining Intermet, Ms. Karjala was with the Jervis B. Webb Company in the position of International Office Manager. She began her career with the Ford Motor Company.

MR. MILLER joined Intermet in July 1998 as Corporate General Counsel and was named Vice President and General Counsel in August 1999 and Secretary in 2000. He served as Vice President, General Counsel and Secretary of Libbey-Owens-Ford Co., an automotive parts supplier, from February 1987 to July 1998.

MS. MILLS joined Intermet in February 1997 as Manager of Investor Relations. In December 2002, she was elected by the Board of Directors to the position of Vice President of Administration, having been promoted from the Director of Corporate Affairs, a position she held from March 1999. Prior to joining Intermet, Ms. Mills served as Human Resources Manager, Accounting Supervisor and in other positions with Dana Corporation.

MR. PRUCHA joined Intermet in October 1999 as Director, Process Research and Development and was promoted to the position of Vice President, Technical Services in December 2002. Prior to joining Intermet, Mr. Prucha served as Vice President of Technology with CMI International for 10 years, having 30 years of experience in the metal-casting industry, 20 of which at CMI.

MR. RUTHERFORD joined Intermet in June 2003 as Director of Sales responsible for Light Metals sales and the activities of the company's independent manufacturers' representatives. He was promoted to the position of Vice President of Sales and Marketing in August 2004. Mr. Rutherford came to Intermet from Eastern Alloys, Inc. located in New York, where he served as Vice President Sales and Marketing. Prior to Eastern Alloys, he was Vice President of Business Development at Dynacast /SPM, also of New York. Prior positions included Vice President of Sales and Marketing at Magnesium Aluminum Corporation, and he began his career in metals and casting at Aluminum Smelting and Refining Company, Inc. ultimately becoming President and CEO.

MR. SKRZYPCZAK joined Intermet in 1995 as Director of Treasury Services. In April 2000, the Board of Directors appointed Mr. Skrzypczak to the position of Corporate Treasurer. Prior to joining Intermet, he was with the U.S. Department of the Treasury, where he served as a national bank examiner for the Comptroller of the Currency. Mr. Skrzypczak has also held treasury and financial positions at Inacomp Computer Centers, Merrill Lynch and Wells Fargo Bank.

MR. VINE-CHATTERTON joined Intermet in January 1999 as a Vice President of Intermet and President of Intermet Europe. Before coming to Intermet, he was a divisional Finance Director of T&N PLC, UK, an automotive parts supplier, from June 1996. Mr. Vine-Chatterton was a divisional Finance Director of Caradon PLC, UK, an international supplier to building and home improvement industries, from January 1994 until 1996.

                  2.       Compensation Of The Principals Of The Debtors

                           A.       ANNUAL COMPENSATION

The following chart sets forth the annual salaries for 2004 and 2005 of the principals of the Debtors:

NAME                                  2004 ANNUAL COMPENSATION                           2005 ANNUAL COMPENSATION
----                                  ------------------------                           ------------------------
DR. GARY F. RUFF                          $500,000 (7/2004)                                    SAME AS 2004

DR. JOHN P. CRECINE              SEE "DIRECTOR COMPENSATION" BELOW.                            SAME AS 2004

JULIA D. DARLOW                  SEE "DIRECTOR COMPENSATION" BELOW.                            SAME AS 2004

NORMAN F. EHLERS                 SEE "DIRECTOR COMPENSATION" BELOW.                            SAME AS 2004

JOHN R. HORNE                    SEE "DIRECTOR COMPENSATION" BELOW.                            SAME AS 2004

THOMAS H. JEFFS II               SEE "DIRECTOR COMPENSATION" BELOW.                            SAME AS 2004

CHARLES G. MCCLURE               SEE "DIRECTOR COMPENSATION" BELOW.                            SAME AS 2004

RICHARD A. NAWROCKI              SEE "DIRECTOR COMPENSATION" BELOW.                 SEE "DIRECTOR COMPENSATION" BELOW.

PAMELA E. RODGERS                SEE "DIRECTOR COMPENSATION" BELOW.                            SAME AS 2004

ROBERT E. BELTS                               $260,000                                         SAME AS 2004

TIMOTHY R. GILLILAND                          $200,000                                         SAME AS 2004

TODD A. HEAVIN                                $210,000                                         SAME AS 2004

MARY JO KARJALA                                $72,000                                        $75,600 (4/05)

ALAN J. MILLER                                $225,000                                         SAME AS 2004

BYTHA MILLS                                   $150,000                                         SAME AS 2004

THOMAS E. PRUCHA                              $175,000                                         SAME AS 2004

JOHN D. RUTHERFORD                            $200,000                                         SAME AS 2004

MICHAEL S. SKRZYPCZAK                         $130,000                                         SAME AS 2004
                                                                                      $249,260 /E.206,000 (1E.=$1.21)
LAURENCE VINE-CHATTERTON          $204,721 /E.186,110 (1E.= $1.1)

In addition, officers received a 401(k) match, ESOP contribution, term life insurance benefits, other medical and health benefits, and certain other personal benefits. See also the discussion of the Key Employee Retention Plan in
Section VII.G. of this Disclosure Statement.

                           B.       DIRECTOR COMPENSATION

The Debtors do not pay board fees to their employee directors. The Debtors pay Dr. Crecine, Ms. Darlow, Mr. Ehlers, Mr. Horne, Mr. Jeffs, Mr. McClure, Mr. Nawrocki, Ms.

Rodgers and Mr. Takeuchi, as non-employee directors, $8,500 quarterly, for regularly scheduled board or committee meetings and telephone board and committee meetings. In addition, non-employee directors receive a fee of $1,000 for special board or committee meetings other than the afternoon before or day of a regularly scheduled board meeting. Committee chairpersons receive a fee of $2,000 per year paid quarterly, and directors are reimbursed for out-of-pocket expenses associated with attending meetings or conducting board business.

Effective July 2004, the Debtors increased the compensation of their lead director, Mr. Nawrocki, $3,750 per quarter in addition to the fees described above. Effective April 2005, the Debtors further increased Mr. Nawrocki's compensation to an aggregate increase of $12,500 per quarter in addition to the fees described above.

         F.       ENVIRONMENTAL RELATED LIABILITIES

                  1.       Description Of Environmental Liabilities

Various of the Debtors conduct and have conducted industrial operations at numerous facilities in the United States. As a result, they have been involved in matters relating to the discharge of materials into the environment. The Debtors have participated and are participating in a number of on-site investigation, monitoring and/or remediation projects at various owned and non-owned sites, some of which are being managed or overseen by federal, state and/or local regulatory agencies. The Debtors' operations are also regulated by state and local environmental agencies that issue various permits covering the Debtors' operations with respect to discharges to air, water and solid or hazardous waste disposal. Various of the Debtors have been involved in some proceedings with state or federal regulators alleging noncompliance with permit limitations or other matters. Further information with respect to these matters is set forth at Item 17 of the various Debtors' Statements of Financial Affairs. Due to the technical and legal nature of potential environmental related liabilities, the Debtors have utilized and continue to utilize the services of counsel and environmental consultants to obtain the technical advice and expertise necessary to ensure that the Debtors are in compliance with federal, state and local laws and regulations and to insure that the Debtors' rights are protected.

                  2.       Future Activities At Owned Sites

The Debtors intend to satisfy all environmental claims by continuing with all compliance and remediation activities currently underway, or as may be required in the future, in connection with owned sites (except as specifically noted herein).

                  3. Continuation Of Remediation Activities At Certain Non-Owned Sites

Debtor Lynchburg Foundry Company is the operator and permittee of the Falwell Aviation landfill, which is located on property that is leased by Lynchburg Foundry Company in Lynchburg, Virginia. The site has been used as an industrial landfill for non-hazardous waste materials from foundry operations. Pursuant to state and federal requirements, Intermet has been required to issue a letter of credit in the aggregate amount of $2.7 million order to provide financial assurance for the operation and closure of three landfills in Virginia, including the Falwell Aviation Landfill. The other two landfills are located on property owned by Lynchburg Foundry Company in Campbell County, Virginia and Radford, Virginia. Pursuant to federal and state requirement, Lynchburg Foundry Company is required to undertake closure of the Falwell Aviation Landfill. If the closure work is not undertaken in compliance with regulations, the Commonwealth of Virginia would be entitled to draw on the letter of credit to perform such work. The Debtors estimate that the work can be performed at a cost that is less than the amount that could be drawn on the letter of credit. As a result, the Plan provides that Lynchburg Foundry Company will continue to perform this work and that the obligations of Lynchburg Foundry Company to perform closure and post-closure work at the Falwell Aviation Landfill will not be discharged by the Plan.

                  4.       Discharge Of Environmental Claims Related To
                           Non-Owned Sites

The Debtors intend to discharge any and all obligations and claims relating to the following matters, all of which involve non-owned sites:

                           A. Any liability associated with pre-filing off-site exposure to contaminants migrating from the property located at 227 Wagner Avenue, Havana, Illinois, including but not limited to, off-site drinking water wells (Debtor: Wagner-Havana, Inc.).

                           B. Any and all liability for any off-site contamination emanating from the properties located at 1701 West Main Street and 1605 West Main Street, Radford, Virginia, including potential contamination in the New River (Debtors: Intermet International, Inc., Intermet U.S. Holding, Inc., Lynchburg Foundry Company).

                           C. Any and all liability associated with pre-filing off-site exposure to contaminants migrating from the property located at 825
                                    N. Lowber Street, Decatur, Illinois (Debtor:
                                    Wagner Castings Company).

                           D. Any and all liability associated with pre-filing off-site exposure to contaminants migrating from the property located on Florida Avenue in Lynchburg, Virginia (Debtor: Lynchburg Foundry Company).

                           E. Any and all liability for environmental investigation or remediation activities at any property formerly owned by any Debtor, or for which any Debtor may be responsible by contract or otherwise, including but not limited to the matters listed on the Schedules of any Debtor, and the following: (i) General Products Corporation, 2400 East South Street, Jackson, Michigan (Debtor: Sudbury, Inc., Intermet Corporation); (ii) Property located at 506 Randolph Avenue, St. Paul, Minnesota (Debtor: Intermet Corporation, Sudbury, Inc.); (iii) Property located at 118-130 Reed Street, Philadelphia, Pennsylvania (Debtor: Sudbury, Inc.); (iv) Iowa Mold Tooling, 500 Highway 18 West, Garner, Iowa (Debtor: Sudbury, Inc., Intermet Corporation); (v) Frisby PMC, 1500 Chase Avenue, Elk Grove Village, Illinois (Debtor:
                                    Intermet Illinois, Inc., Intermet
                                    Corporation); (vi) BWX Technologies, Inc.
                                    property located at 1570 Mt. Athos Road,
                                    Lynchburg, Virginia (Debtor: Lynchburg
                                    Foundry Company); (vii) Property located adjacent to 1500 Chase Avenue, Elk Grove Village, Illinois (Debtor: Intermet Illinois, Inc., Intermet Corporation)

                           F. Allegations of Pre-Petition Non-Compliance at the Archer Creek Facility

As of the Petition Date, Lynchburg Foundry Company was involved in negotiations with the Virginia Department of Environmental Quality regarding the resolution of allegations that Lynchburg was not in compliance with the air emissions permit issued to the Archer Creek facility. On July 19, 2004, the Virginia Department of Environmental Quality issued a Notice of Violation to Lynchburg alleging that the facility had violated air emissions limitations in the Title V permit previously issued to the facility. Lynchburg has taken steps to remedy the conditions that led to the alleged violations, including the replacement of bags on the baghouse and installation of new gauges and valves. Lynchburg believes that the facility is currently in compliance with the limitations in the Title V permit.

Lynchburg has been negotiating a Consent Decree with the Virginia Department of Environmental Quality that will also provide for (1) the implementation of a Supplemental Environmental Project ("SEP") to install an additional baghouse at a minimum cost of $11,377, and (2) the payment of $15,170 as a civil penalty for the alleged violations. Although the alleged violations occurred prior to the Petition Date, Lynchburg believes that the implementation of the SEP and payment of the civil penalty will enhance the cooperation of the Virginia Department of Environmental Quality with respect to Lynchburg's future operations which will continue to be regulated closely by the Virginia Department of Environmental Quality and therefore Lynchburg will seek permission from the Bankruptcy Court to enter into the Consent Decree.

V.       THE DEBTORS' DEBT OBLIGATIONS

         A.       THE PRE-PETITION CREDIT FACILITY

Prior to the Petition Date, the Debtors' operations were financed, in part, by the Pre-Petition Credit Facility, in which approximately 20 Pre-Petition Lenders participated (whether pursuant to direct agreements or instruments with the Debtors, or through participation with the lenders in contractual privity with the Debtors), and for which the Bank of Nova Scotia is the Pre-Petition Agent. The Pre-Petition Credit Facility is memorialized by a January 8, 2004, credit agreement (as amended by that First Amendment dated April 13, 2004) consisting of a $90 million revolving credit facility and a $120 million term loan (the "Pre-Petition Credit Agreement"). As of the Petition Date, the Debtors had borrowed approximately $41 million, and had approximately $27 million of outstanding standby letters of credits issued under the revolver. Intermet is the principal obligor under the Pre-Petition Credit Facility, and the remaining Debtors are joint and several guarantors of the obligations thereunder pursuant to that certain Second Amended and Restated Guaranty Agreement dated as of January 8, 2004.

Pursuant to a First Amended and Restated Borrower Pledge and Security Agreement dated as of January 8, 2004, Intermet granted to the Pre-Petition Agent, for the benefit of the Pre-Petition Lenders, valid and enforceable first priority liens in substantially all of the personal and intangible properties of Intermet, including all accounts, all the Debtors' United States domestic assets and pledges of 65% of the stock of certain of the Debtors' foreign Non-Debtor Affiliates.

The $90.0 million revolving credit portion has a maturity date of January 8, 2009, and the $120 million term loan has a maturity date of January 8, 2010. During 2004, principal payments of $0.6 million had been made towards the term loan before the filing of the Debtors' Cases. Due to the default created by the filing of the Cases, effective September 30, 2004, pricing on the revolving loan and term loan were modified to a floating rate. The annual interest rates as of December 31, 2004 were 6.5% for the revolving credit line and 7.0% for the term loan. Interest is payable monthly on both loans. In addition, and also effective as of September 30, 2004, the Debtors are required to accrue additional interest at an annual rate of 1.5%, which is added monthly to the outstanding loan balances for both the revolver and term loan.

         B.       LETTERS OF CREDIT AGREEMENT

As of the Petition Date, the Debtors were also parties to a $35.6 million Letter of Credit Facility Agreement dated January 8, 2004 (the "L/C Facility Agreement"). In consideration for the L/C Facility Agreement, the Bank of Nova Scotia issued a letter of credit in the amount of approximately $35.6 million (the "Georgia Letter of Credit") to secure payment of the Georgia Revenue Bonds (as defined below). The L/C Facility Agreement was secured solely by an account (the "Cash Collateral Account") of the Debtors holding $35.6 million of the Debtors' funds (the "L/C Cash Collateral").

         C.       SENIOR NOTES

The Debtors also used the capital markets to finance their operations and had indebtedness under a series of unsecured Senior Notes issued on June 13, 2002, in the aggregate outstanding principal amount of $175 million. The Senior Notes bear a fixed rate of interest at 9.75%, and will mature on June 15, 2009. Interest is due each June 15 and December 15.

U.S. Bank National Association is the Indenture Trustee for the Senior Notes. The Debtors are obligated under the Senior Notes to pay the reasonable fees and out-of-pocket expenses of the Indenture Trustee.

THE SENIOR NOTES ARE UNCONDITIONALLY GUARANTEED, JOINTLY AND SEVERALLY, BY ALL OF THE DEBTORS EXCEPT INTERMET INTERNATIONAL, INC. AND INTERMET HOLDING COMPANY (THE "SENIOR NOTE GUARANTORS"). THIS MEANS THAT HOLDERS OF THE SENIOR NOTES MAY ASSERT THE ENTIRE AMOUNT OF THEIR CLAIMS AGAINST EACH AND EVERY SENIOR NOTE GUARANTOR UNTIL THEIR CLAIMS ARE SATISFIED.

Restrictions contained in the indenture covering the Senior Notes include, but are not limited to, restrictions on incurring additional secured debt, repurchasing of Intermet's capital stock, disposal of assets, affiliate transactions, and transfer of assets.

         D.       INDUSTRIAL REVENUE BONDS

                  1.       Columbus Foundry

One of the Debtors, Columbus Foundry, L.P., had obligations relating to indebtedness under variable rate limited obligation revenue bonds in the approximate outstanding principal amount of $35 million (the "Georgia Revenue Bonds"), which was secured by the Georgia Letter of Credit issued by the Pre-Petition Agent in favor of Harris Trust & Savings Bank. Pursuant to the Georgia Revenue Bonds, Columbus Foundry, L.P. was required to make monthly interest-only payments at a variable rate. The interest rate reset weekly and at September 30, 2004, was approximately 2%. The principal was due December 1, 2019.

On October 29, 2004, in light of the default created by the filing of the Cases, the beneficiary of the Georgia Letter of Credit drew the amount of $35,050,051, causing a reimbursement obligation on the part of Intermet to the Bank of Nova Scotia in the same amount including accrued interest.

In order to satisfy such reimbursement obligation, on November 8, 2004, pursuant to the terms and conditions of the DIP Financing Order, Intermet released to the Bank of Nova Scotia all of the L/C Cash Collateral then on deposit in the Cash Collateral Account, which was applied by the Bank of Nova Scotia in permanent reduction and discharge of Intermet's obligations under the L/C Facility Agreement and the balance remaining after such application (approximately $770,000) was returned by the Bank of Nova Scotia to Intermet.

                  2.       Lynchburg Foundry

Another of the Debtors, Lynchburg Foundry Company, had approximately $2 million outstanding under industrial development revenue bonds in favor of SunTrust Bank as trustee (the "Lynchburg Bond"). Lynchburg Foundry Company was required to make partial redemption of its industrial development revenue bonds on an annual basis through June 2006. The redemption amount was $350,000 per year, with a final payment at maturity of $1,650,000. The bonds were subject to optional redemption prior to maturity and bear an interest rate of 7.0%.

The Lynchburg Bond was unsecured but was guaranteed by Mead Corporation, a former owner of the property. Since the default created by the commencement of the Cases, Mead Corporation has made and continues to make payments that have come due pursuant to the terms of its guaranty of the Lynchburg Bond.

                  3.       Tool Products

As part of an asset purchase transaction, the Debtor now known as Tool Products, Inc. assumed $4.5 million of industrial development revenue bond debt in favor of U.S. Bank, National Association as trustee (the "Tool Products Bond"), of which approximately $1.5 million in principal and interest was outstanding as of the Petition Date, which amount was secured by a letter of credit issued pursuant to the revolver under the Pre-Petition Credit Agreement. Tool Products, Inc. was required to make annual principal payments of $500,000, with a final maturity date of January 1, 2007. The interest rate reset weekly and at September 30, 2004, was approximately 2%.

On November 1, 2004, in light of the default created by the commencement of the Cases, the beneficiary of the Tool Products Bond drew the entire face amount thereof causing a reimbursement obligation on the part of Intermet to the Pre-Petition Lenders in the amount of $1,530,821, which amount is reflected as part of the amount owed to the Pre-Petition Lenders under the revolver pursuant to the Pre-Petition Credit Agreement.

         E.       TRADE DEBT

The Debtors estimate that there are approximately $83.3 million of General Unsecured Claims which may be Allowed against the Debtors in the aggregate (not including Noteholder Claims, and subject to objections). These General Unsecured Claims are allocated between each Debtor as follows:

Debtor                                                             Approximate Amount Of Non-Noteholder General Unsecured Claims
-------------------------------------------------                  -------------------------------------------------------------
Intermet Corporation, et al.*                                      ~ $612,671
Alexander City Casting Company, Inc.                               $0
Cast-Matic Corporation                                             ~ $3,436,392
Columbus Foundry, L.P.                                             ~ $12,215,255
Diversified Diemakers, Inc.                                        ~ $5,186,370
Ganton Technologies, Inc.                                          ~ $10,523,266
Intermet Corporation                                               ~ $11,280,731
Intermet Illinois, Inc.                                            ~ $400,348
Intermet International, Inc.                                       ~ $14,000
Intermet U.S. Holding, Inc.                                        ~ $7,321,313
Ironton Iron, Inc.                                                 ~ $1,807,380
Lynchburg Foundry Company                                          ~ $11,376,663
Northern Castings Corporation                                      ~ $1,668,583
Sudbury, Inc.                                                      ~ $1,880,438
SUDM, Inc.                                                         $0
Tool Products, Inc.                                                ~ $8,303,816
Wagner Castings Company                                            ~ $6,599,283
Wagner Havana, Inc.                                                ~ $691,404
TOTAL:                                                             ~ $83,317,913

Note: The Claims estimates set forth above reflect current estimates of Claims at each Debtor. Actual distributions may be higher or lower based on the resolution of Disputed Claims and actual Allowed Claims at each Debtor.

* This entry represents Claims filed without identifying the particular Debtor against which such Claim is asserted.

The Debtors anticipate that some of these General Unsecured Claims are subject to disallowance or reduction.

VI.      CAUSES OF ACTION

         A.       CHAPTER 5 CLAIMS

The Debtors are investigating whether they have Causes of Action against Creditors or other Persons for preference liability and any other Causes of Action contemplated by chapter 5 of the Bankruptcy Code, and reserve all of their rights to bring any such Causes of Action. Payments to Creditors or other Persons in the 90 days immediately preceding the Petition Date are listed in the Debtors' Schedules and total $225,741,474. Payments to "insiders" (as that term is defined in Section 101(31) of the Bankruptcy Code) in the one year immediately preceding the Petition Date are also listed in the Debtors' Schedules and total $2,438,966. A list of potential Avoidance Actions is attached to the Plan as Exhibit J. The majority of these Causes of Actions are against General Unsecured Creditors in Classes 4 and 5. These Causes of Action are potential Causes of Action in that they have not been analyzed on the merits and may be subject to valid defenses. All Causes of Action and Avoidance Actions will be preserved and transferred to the Reorganized Debtors, and any recoveries therefrom will inure to the benefit of the relevant Debtor and thereby enhance the enterprise value of such Debtor.

         B.       OTHER CLAIMS

All other Causes of Action are preserved and will be transferred to the Reorganized Debtors, including, but not limited to, Causes of Action arising under commercial purchase orders, such as those relating to pricing issues, rights of setoff, rights to recover wrongful setoffs and recoupments, and the like. These Causes of Action include, but are not limited to, those listed on Exhibit D to this Disclosure Statement and Exhibit K to the Plan. Neither Exhibit D to this Disclosure Statement nor Exhibit K to the Plan is intended to be an exhaustive list of the Causes of Action the Debtors and Reorganized Debtors intend to preserve and bring following Confirmation.

         C.       PENDING LITIGATION

As of the Petition Date, the Debtors were not involved in any litigation that is likely to have a material impact on the Debtors. Attached as Exhibit E is a list of all pending litigation.

VII.     SIGNIFICANT POST-PETITION ACTIONS

The Debtors commenced the Cases on the Petition Date, September 29, 2004, and the following significant actions have been taken since the Petition Date.

         A.       FIRST DAY MOTIONS

Together with their petitions for relief, the Debtors filed a number of "first day" motions on or near the Petition Date as listed on Exhibit F. The first day motions and orders were intended to facilitate the transition between the Debtors' pre-Petition Date and post-Petition Date business operations by approving certain regular business practices that may not have been specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court. The first day orders obtained in these Cases are typical of orders entered in other substantial Chapter 11 cases around the country. Among other things, such orders provided for:

         o Joint administration of the Debtors' Cases;

         o Interim use of cash collateral;

         o Maintenance of the Debtors' bank accounts and operation of their cash management systems substantially as such systems existed prior to the Petition Date;

         o Payment of certain pre-petition wages, salaries, payroll taxes, and other compensation, employee benefits and reimburseable employee expenses;

         o A prohibition on utilities from altering, refusing or discontinuing services on account of pre-petition Claims, deeming utilities adequately assured of future performance, and establishing procedures for determining requests for additional adequate assurance; and

         o Payment of pre-petition use, employment, single business, property and other taxes.

         B.       RETENTION OF PROFESSIONALS

Since the Petition Date, the Debtors have continued to operate their businesses in the ordinary course as debtors-in-possession under Sections 1107 and 1108 of the Bankruptcy Code.

Both before and after the Petition Date, the Debtors have taken actions to stabilize their operations. The Debtors' management actively and regularly contacts the Debtors' customers, vendors and other business partners to assure them that the Cases will not adversely affect the Debtors' ability to operate and honor trade terms. At the same time, management has addressed and will continue to address the many emergencies and other matters that are incidental to the commencement of complex chapter 11 cases, including responding to a multitude of inquiries by employees, unsecured Creditors, the Creditors' Committee, the Equity Committee, various Professionals and others.

To represent the Debtors in these Cases, the Debtors retained Professionals, including, without limitation, (i) the law firm of Foley & Lardner LLP, Detroit, Michigan, as general bankruptcy counsel; (ii) Carson Fischer, P.L.C., Birmingham, Michigan, as special counsel primarily to handle conflicts of interest; (iii) Conway Mackenzie & Dunleavy ("CMD"), Birmingham, Michigan, as their financial advisors and investment bankers; (iv) Ernst & Young LLP, in Detroit, Michigan, as independent auditors; (v) KPMG LLP, in Detroit, Michigan, as SOX 404 consultants; (vi) Stout Risius Ross as independent valuation consultants ("SRR"); and (vii) Lazard Freres & Co. LLC, in New York City, as investment bankers ("Lazard"). In addition, the Debtors have certain Professionals to act as special counsel in limited matters, and numerous others to assist the Debtors in the ordinary course of their businesses.

         C.       CASE ADMINISTRATION

                  1.       Bar Date And Voting

By Local Rule of the Bankruptcy Court, February 7, 2005 was established as the Claims Filing Bar Date, subject to certain exceptions described in the notice of commencement of these Cases. By separate order, the Bankruptcy Court established a Supplemental Bar Date of April 29, 2005 for certain Creditors under the limited circumstances described therein.

Pursuant to Bankruptcy Rule 3003(c)(2), any Creditor: (a) whose Claim (i) was not listed in the Schedules, or (ii) was listed in the Schedules as disputed, contingent or unliquidated, and (b) who failed to file a Proof of Claim on or before the Claims Filing Bar Date, or the Supplemental Bar Date, as applicable (and except as otherwise ordered by the Bankruptcy Court), will not be treated as a Creditor with respect to that Claim for purposes of voting on the Plan or receiving a Distribution under the Plan. Further, unless a Proof of Claim was filed on or before the Claims Filing Bar Date, or the Supplemental Bar Date, as applicable (and except as otherwise ordered by the Bankruptcy Court), the Claim amount listed in the Debtors' Schedules is dispositive, subject to any amendments made thereto. Creditors are instructed to read any Bankruptcy Court orders establishing or dealing with procedures with respect to voting on the Plan, which are anticipated to be entered in conjunction with the hearing on the approval of the Disclosure Statement. Any such order will be provided to constituencies along with the approved Disclosure Statement at the appropriate time.

If the Plan is confirmed, the Debtors will have up to 180 days from the Effective Date to file any Claim objections, provided that such date may be extended from time to time.

         D.       OPERATIONAL DEVELOPMENTS

Since the Petition Date, the Debtors have made substantial improvements to their operations and administration which have resulted in significant cost savings and increased revenues. Among other things, the Debtors have met all customer requirements and schedules, and have renegotiated various customer agreements to: (i) establish new scrap steel and magnesium alloy indices; (ii) secure new surcharge agreements with ten (10) major customers (constituting approximately 78% of their total revenues and approximately 80% of their ferrous revenues) and a significant portion of their other customers; (iii) obtain price increases on some of their parts; (iv) obtain accelerated payment terms with 10 major customers and the majority of their other customers for limited time periods; and (v) recover various 2004 fourth quarter surcharges from certain customers.

The Debtors also announced the closure of: their (i) Columbus Machining, (ii) Racine Machining, and (iii) Racine Casting plants, all of which were completed in or before June 2005, and (iv) Decatur plant, which the Debtors anticipate will be completed by December 31, 2005.

Further, the Debtors have increased employee contribution amounts to their benefits plans, increased co-pays for medical benefits, made changes to their life insurance plans, and renegotiated union agreements with their Hibbing, Columbus, New River and Archer Creek plants. Several of these developments are discussed in more detail below.

                  1.       Negotiations With Major Customers

Intermet and the other Debtors directly and indirectly provides products and services to every major North American OEM, several major European and Japanese OEMs, and several leading suppliers to the OEMs (also known as "Tier 1" or "Tier 2" suppliers). These parties make up approximately 78% of the Debtors' North American business (and approximately 80% of their ferrous business) and are considered major customers (the "Customers"). As part of their business of supplying their Customers, the Debtors were parties to numerous pre-Petition Date contracts with their Customers (the "Contracts"). In connection with these Cases, the Debtors began the lengthy process of reviewing all of their supply contracts in order to analyze the benefits and burdens of each for various periods during the Cases. Through this process, the Debtors originally determined that, absent specific changes, certain of the Contracts were burdensome to the Debtors' Estates because the terms did not permit the Debtors to generate sufficient profit and cash flow from their main business source - the manufacture and supply of component parts.

This determination was based, in large part, on the fact that (a) the price of raw materials, including scrap steel, one of the Debtors' primary raw materials, rose substantially since the Debtors began producing the component parts under the existing Contracts, and such Contracts either did not allow, or were inadequate or not timely in allowing, the Debtors to pass such cost increases through to such Customer, (b) in some cases, pricing for certain of the component parts under certain Contracts was well below market and/or the cost to produce such parts did not provide adequate profit margin, (c) the timing of payments under certain Contracts was too slow, in light of the cash flow needs of the Debtors, and (d) certain Customers pursuant to certain of the Contracts required pricing give-backs or reductions for 2005, which were onerous to the Debtors under the circumstances.

Furthermore, given the Debtors' large losses, the DIP Lender was not willing to provide debtor-in-possession financing absent a commitment by the Debtors to obtain concessions from the Debtors' Customers on renegotiated contract terms acceptable to the lenders. In fact, the failure to obtain agreements with the Customers comprising at least 75% of the Debtors' gross sales by December 31, 2004 (the "Amended Contract Deadline"), in form and substance satisfactory to the DIP Lenders, would have been a default under the Debtors' DIP Credit Agreement, which default would have prohibited further borrowings and permitted the acceleration of all indebtedness due.(3)

In light of the foregoing, the Debtors began negotiations with their Customers to modify the terms of the Contracts and thereby relieve the burden on the Estates. Because negotiations were not complete and the Amended Contract Deadline was approaching, on November 17, 2004, the Debtors filed a motion for authority to reject only those executory customer supply contracts with Customers (to be subsequently identified) which could not be re-negotiated in a manner acceptable to the Debtors and the respective Customers (the "Rejection Motion").

Contracts with Ford at the Debtors' Racine plant were ultimately rejected by agreement of the parties. As to the remaining Contracts, the Debtors and the Customers agreed to amend the Contracts in a manner that was acceptable to the Debtors, the Customers, and the DIP Lenders (the "Amended Contracts"). (The Debtors and the DIP Lenders agreed to amend the DIP Credit Agreement and the Amended Contract Deadline to allow sufficient time for Bankruptcy Court approval of the Amended Contracts.) Substantially all of the Amended Contracts required assumption under Section 365 of the Bankruptcy Code. On December 28, 2004, the Debtors filed a motion to assume the Amended Contracts, which was granted by order of the Bankruptcy Court dated January 13, 2005.


----------

         (3) The Debtors have satisfied this condition pursuant to the DIP Credit Agreement, as amended. See below.

The Debtors believe that performance under the Amended Contracts will enhance the Debtors' profitability and generate positive cash flow. While each of the Amended Contracts is different, many of Amended Contracts include terms such as:
(a) scrap steel surcharge adjustments that more accurately reflect the Debtors' cost of scrap steel;(4) (b) accelerated payment terms for specified time periods; (c) prompt payment of outstanding accounts receivable;(5) (d) waiver of certain price reductions; and (e) adjustments of certain part pricing.

The steel surcharge adjustments contained in the Amended Contracts are designed to allow the Debtors to more fully capture the rising cost of scrap steel for the life of the Amended Contracts such that rising cost of scrap steel does not erode the profitability of the Amended Contracts. The Amended Contracts were critical to the Debtors' ability to continue producing under the Contracts with the Customers which make up nearly 80% of the Debtors' business.

                  2.       Secondary Customer Negotiations

The Debtors supply component parts to certain other customers who make up the remaining business of the Debtors (the "Secondary Customers"). The Debtors were parties to numerous pre-Petition Date contracts with these Secondary Customers as well (the "Secondary Customer Contracts"). The Debtors reviewed their supply contracts with Secondary Customers to analyze the benefits and burdens of each. Like the Contracts with major Customers, as a result of this process, the Debtors determined that, absent specific changes, certain of the Secondary Customer Contracts were burdensome to the Debtors' Estates because the terms did not permit the Debtors to generate sufficient profit and cash flow.

This determination was based, in large part, on (a) the substantial rise in the cost of raw materials; (b) below market pricing for certain component parts; (c) ineffective timing of payments in light of the cash flow needs of the Debtors; and (d) the fact that certain Secondary Customer Contracts required pricing give-backs or reductions for 2005, which were onerous to the Debtors under the circumstances.

Accordingly, the Debtors engaged in extensive negotiations with their Secondary Customers to modify the terms of the Secondary Customer Contracts and thereby relieve the burden on the Estates. The Debtors and the Secondary Customers ultimately agreed to amend the Secondary Customer Contracts in a manner that was acceptable to the Debtors. In some instances, the amended Secondary Customer Contracts required assumption. Thus, in such cases the Debtors have filed motions as required by the


----------

         (4) This term was included in all but one of the Amended Contracts, which had an existing steel surcharge arrangement.

         (5) Only one of the Amended Contracts holds the Customer to its original payment terms and does not accelerate such terms.

Secondary Customer Contracts and have obtained the necessary Bankruptcy Court approval.

The Debtors believe that performance under the amended Secondary Customer Contracts will enhance the Debtors' profitability and generate positive cash flow. Like the Contracts with the Debtors' Customers, while each of the amended Secondary Customer Contracts is different, many of them include terms such as:
(a) scrap steel surcharge adjustments that more accurately reflect the Debtors' cost of scrap steel; (b) accelerated payment terms for certain periods; (c) prompt payment of outstanding accounts receivable; (d) waiver of certain price reductions; and (e) adjustments of certain part pricing.

                  3.       Racine Plant Closure

Ganton Technologies, Inc. manufactured, machined, and assembled high pressure aluminum die castings for the automotive market at its Racine, Wisconsin plant (the "Racine Plant"). On December 15, 2004, the Debtors announced their intent to close the Racine Plant due to continued high costs and underutilized machining and casting capacity. Since that date, Ganton Technologies, Inc. has taken the steps necessary to ensure an orderly shutdown of the Racine operations, which was completed in June 2005.

To ensure uninterrupted service to Ganton Technologies, Inc.'s customers, the Racine Plant closing required movement of most of the work being performed at Racine to other suppliers, or in some cases, to one of the Debtors' other facilities. The transfer of work required accomplishment of three principal objectives: (i) continued performance during the wind-down period; (ii) the sale of certain assets needed by Ganton Technologies, Inc.'s customers; and (iii) facilitation of negotiations with employees of the Racine Plant.

                           A.       Wind-Down Performance

To ensure uninterrupted production at the Racine Plant during the wind-down, Ganton Technologies, Inc. agreed to continue producing component parts pursuant to purchase orders with Ford and DaimlerChrysler until such customers could resource their requirements for production to other suppliers. In exchange for the Debtors' cooperation, Ford and DaimlerChrysler agreed to pay the Debtors $800,000 and $240,000, respectively, to cover expenses in excess of the Debtors' budget directly attributable to the wind-down agreements with Ford and DaimlerChrysler. Ganton Technologies, Inc. completed Ford and DaimlerChrysler production at the Racine Plant in April 2005.

                           B.       Asset Transfers

On March 7, 2005, the Bankruptcy Court approved Ganton Technologies, Inc.'s sale of assets used to manufacture component parts at the Racine Plant to certain other suppliers of Ganton Technologies, Inc.'s customers, including International Truck and Engine Corporation, Amcan Consolidated Technologies Corporation, and ICG Castings, Inc. Ganton Technologies, Inc. believes that it received an amount equal to, if not more than, the total net book value of the equipment from the sales. In addition, Ganton

Technologies, Inc. is currently in the process of selling certain assets located at the Racine Plant which were not dedicated to production for any particular customer. Ganton Technologies, Inc. has received an appraisal for all of the assets located at the Racine Plant, and all of the asset sales contemplated will deliver an amount within the appraisal range for such assets. Ganton Technologies, Inc. plans to seek Bankruptcy Court approval of any such sales.

Ganton Technologies, Inc. is also in the process of analyzing various executory contracts and unexpired equipment leases pertaining to the Racine Plant to determine whether it has a continuing need for such contracts or leases at any of the Debtors' other facilities. Where appropriate, Ganton Technologies, Inc. is seeking Bankruptcy Court approval of its decision to reject such executory contracts and unexpired leases.

                           C.       Negotiations With Racine Employees

The Racine Plant closing required negotiations with the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America, U.A.W., Local 627, which represents employees of the Racine Plant (the "Racine Union"), to ensure a smooth wind-down of operations and transfer of work. On January 24, 2005, Ganton Technologies, Inc. entered into a closing agreement with the Racine Union to induce hourly employees to remain employed through the closing and to resolve the Racine Union's claim that a transfer of work would violate the terms of their collective bargaining agreement (the "Racine Closing Agreement").

The Racine Closing Agreement modified the terms of the collective bargaining agreement, and, among other things, effected the following: (i) a severance fund of $1.4 million for distribution to eligible employees, to be paid following each employee's separation date; (ii) employees separated under the Racine Closing Agreement are eligible for medical benefits as if they were laid off under the collective bargaining agreement; (iii) all non-vested participants in Intermet's Hourly Employee Retirement Plan (as defined therein) who are separated as a result of the Racine Plant closing are 100% vested in their accrued benefits regardless of their years of service; (iv) the collective bargaining agreement remains in full force and effect until the last employee covered is separated due to the closing; and (v) the Racine Union, on behalf of itself and the employees it represents, released the Debtors from any and all claims arising from the employment relationship, including claims that the Racine Plant closing violated the collective bargaining agreement.

To induce certain key salaried employees to remain employed at the Racine Plant during the wind-down, Ganton Technologies, Inc. further agreed to pay severance benefits pursuant to the pre-Petition Date severance plan approved by the Bankruptcy Court on October 1, 2004, plus additional payments aggregating $250,000 based on the salaried employee's position and years of seniority. The Bankruptcy Court approved the Racine Closing Agreement by Order dated March 9, 2005.

                  4.       Columbus Machining Closure

Intermet U.S. Holding, Inc. formerly operated a machining facility (the "Columbus Machining Facility") on property located in Columbus, Muscogee County, Georgia, consisting of approximately 40.636 acres (the "Columbus Property"). At the Columbus Machining Facility, Intermet U.S. Holding, Inc. manufactured cast metal automotive components, utilizing inter alia, CNC machining equipment, assembly machines, conveyors, and parts washers. The Columbus Machining Facility was not core to the Debtors' business, and because of declining sales and the need for costly upgrades to the equipment on site, the Debtors closed the Columbus Machining Facility as of March 31, 2005.

                           A.       Asset Transfers

Following the announcement of the closure of the Columbus Machining Facility, Intermet U.S. Holding, Inc. entered into negotiations with Honda for the transfer of the Honda business to another supplier. To facilitate such transfer, and to ensure the continued supply of component parts to Honda (which remains an important customer of the Debtors), the Debtors sold the S3V Steering Knuckle Cell (the "Columbus Assets") to Honda for a purchase price of $970,000.

The fair market value of the assets sold based on an appraisal obtained by Intermet U.S. Holding, Inc. was $1,090,700, and the liquidation value based on the same was $892,500. The Bankruptcy Court approved the Honda sale on February 14, 2005.

At approximately the same time, Intermet U.S. Holding, Inc. entered into a Commercial Real Estate Sales Agreement (the "Columbus Purchase Agreement") with Jacoby Development, Inc. to sell the Columbus Property for a sale price of $3,500,000 (the "Columbus Purchase Price").

Intermet U.S. Holding, Inc. had previously obtained an appraisal of the Columbus Property dated May 13, 2003. The appraisal indicated that the value of the Columbus Property was between $3,325,000 and $3,850,000. The Columbus Purchase Price is within the appraisal's range of values for the Columbus Property.

The Bankruptcy Court approved the sale on June 7, 2005. Subject to satisfaction of certain contingencies, the closing is scheduled to occur on or about September 30, 2005.

                  5.       Decatur Plant Closure

Wagner Castings Company manufactures ductile iron chassis, powertrain and brake castings at its Decatur, Illinois plant (the "Wagner Plant"). On March 29, 2005, the Debtors announced their plans to close the Wagner Plant on or before December 31, 2005. The Wagner Plant has experienced declining sales volumes and decreased profitability in recent years.

                           A.       Wind-Down Performance

Wagner Castings plans to consolidate the majority of the Wagner Plant business into other facilities of the Debtors located around the country, and thereby improve the Debtors' capacity utilization for the Ferrous Metals Group as a whole. By transferring the business to other Debtors' facilities, Wagner Castings will avoid administrative expense claims resulting from non-performance of certain purchase orders after the closure. Substantially all of these purchase orders with the Customers have already been assumed in the Customer negotiations. In addition, many of these purchase orders are terminable at will by the Customers.

                           B.       Asset Transfers

Over the next several months, and where possible, Wagner Castings will transfer the Wagner Plant equipment to other Debtor locations around the country. In addition, Wagner Castings will explore their options of selling the land and building from which the Wagner Plant operates. It is anticipated that all of these Assets will be subject to liens in favor of the Exit Lenders, pursuant to the Exit Financing Facility, due to the fact that the proceeds of the Exit Financing Facility will be used to pay the Distributions under the Plan, including those to the Pre-Petition Lenders, whose liens currently attach to these Assets.

                           C.       Negotiations With Decatur Employees

As of the closure announcement, the Wagner Plant had 320 active employees, many of which are parties to a collective bargaining agreement which expires on June 30, 2005 (the "Wagner CBA"). Wagner Castings also provides retiree medical benefits to approximately 200 retired employees of Wagner Castings Company and provides life insurance to approximately 400 retirees (collectively, the "Wagner Retirees").

In light of the impending closing, Wagner Castings cannot continue to fund retiree health and life insurance benefits which are currently estimated to have an actuarial present value of about $20 million. The Bankruptcy Court appointed a retiree committee pursuant to Section 1114 of the Bankruptcy Code on May 24, 2005 (the "Wagner Retiree Committee"), to represent the interests of the Wagner Staff Retirees in connection with Wagner Casting's modification or termination of retiree benefits. In the 1114 process, the Local 6-728 of the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union (the "USW") represents the interests of the hourly retirees. Wagner Castings has begun discussions with the Wagner Retiree Committee and the USW to modify the benefits, and Wagner Castings hopes to reach an agreement with the Wagner Retiree Committee and USW with respect to changes in retiree health and life insurance obligations. To the extent that Wagner Castings may hereafter be determined to be a member of a "controlled group" with other Intermet affiliates, including Debtors, for certain purposes under the federal "COBRA" statute, some or all members of the controlled group may be determined to have ongoing liability to the Wagner Retirees for COBRA coverage.

In addition, given the June 30, 2005, expiration date of the Wagner CBA, negotiations are being conducted with the USW to provide for a workforce for the period prior to the plant closing. Wagner Castings is also making contingency plans for the continuation of production at the Wagner Plant in the event of a work stoppage, should Wagner Castings be unable to reach an agreement with USW.

                  6.       Hannibal Plant

Some customers of Diversified Diemakers, Inc.'s Hannibal facility have informed Diversified Diemakers, Inc. that present product programs will end or that the customers intend to move their magnesium die casting work from that facility to other suppliers or transition to alternative processes. A portion of the work in that facility will end on or about July 1, 2005. If the customers proceed with plans to move the remaining work, Diversified Diemakers anticipates that this would occur in late 2005 or early 2006. If Diversified Diemakers is unable to secure new business for the Hannibal plant within that timeframe, such Debtor anticipates that operations at the Hannibal plant would be suspended until Diversified Diemakers is able to utilize that capacity, and all remaining work would be transferred to the Palmyra facility, which also produces magnesium die castings.

         E.       DEBTOR-IN-POSSESSION FINANCING

On October 22, 2004, the Debtors entered into the DIP Credit Agreement among the Debtors, the DIP Lenders, and the DIP Agents. The DIP Facility matures on October 21, 2005.

The DIP Facility provided for a $60 million commitment of debtor-in-possession financing, and the ability to issue letters of credit up to a maximum amount of $15 million, to fund the Debtors' working capital requirements and other corporate purposes during the Cases. Advances have been and are currently being made to the Debtors under the DIP Facility in accordance with a budget that has been agreed upon by the Debtors and the DIP Agents, and are subject to a borrowing base calculated as a percentage of the Debtors' accounts receivable, inventory and fixed assets, less reserves and fees. Interest on borrowings under the DIP Facility accrues at a base rate plus 2% per annum or at a Eurodollar rate plus 3% per annum, as selected by the Debtors. Interest on borrowings made under the base rate is payable on a monthly basis; for borrowings made under the Eurodollar rate, interest is payable at the end of one, two or three months. Obligations under the DIP Facility are secured by a super-priority lien over substantially all of the Debtors' Assets in favor of the DIP Lenders.

The DIP Facility requires the Debtors to meet certain obligations, including the delivery of weekly borrowing base certificates and cash flow statements, monthly and yearly financial statements and periodic budget updates containing financial forecasts. The Debtors are also subject to limitations on paying indebtedness, creating liens against their property and making investments, and are prohibited from paying dividends.

Amounts owed by the Debtors under the DIP Facility may be accelerated following certain events of default, including: failure of the Debtors to make principal or interest payments under the DIP Facility; failure to make principal or interest payments on post-petition liabilities; breaches of certain covenants, representations and warranties set forth in the DIP Facility; the conversion of any of the Debtors' Cases to cases under Chapter 7 of the Bankruptcy Code or the appointment of a trustee pursuant to Chapter 11 of the Bankruptcy Code; and the occurrence of a material adverse effect impacting the business or property of Intermet and its subsidiaries, taken as a whole.

The DIP Facility received interim approval from the Bankruptcy Court on October 19, 2004, and received final approval on November 8, 2004. On November 19, 2004, the Creditors' Committee filed a notice of appeal to the United States District Court for the Eastern District of Michigan (the "District Court") the DIP Financing Order and a Bankruptcy Court order denying the Creditors' Committee's motion to conduct certain discovery and adjourn the final hearing on approval of the DIP Facility.

The Creditors' Committee raised multiple issues on appeal in an effort to demonstrate that the Bankruptcy Court erred in approving the DIP Facility. On March 2, 2005, following several extensions to the briefing schedule on appeal, the Creditors' Committee agreed to dismiss the appeal. The District Court dismissed the appeal on March 4, 2005.

Initially, the Debtors were only able to access $20 million of the DIP Facility until such time as the Debtors entered into agreements with Customers consisting of 75% of their revenues that were satisfactory to the DIP Agents (see Section VII.D.1. "Negotiations With Major Customers" above) along with certain other conditions including the completion of certain remaining collateral documents. Those conditions were met in January 2005 and the Debtors were granted access to the full $60 million, subject to a budget.

Over the course of the past several months, the Debtors have entered into various amendments to the DIP Facility which amendments were intended to clarify certain terms in the DIP Facility, revise certain covenants, extend the time period for certain deliverables, and/or approve certain asset purchases and sales, and other transactions.

         F.       FORMATION OF THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS

In October 2004, the SEC asked the U.S. Trustee to appoint an official committee of equity security holders in these Chapter 11 Cases. The Debtors and the Creditors' Committee opposed the appointment of an official equity committee because, among other reasons, they believed it was unlikely that Holders of Equity Interests would be entitled to a Distribution following application of the absolute priority rule contemplated by Section 1129(b)(2)(B)(ii) of the Bankruptcy Code.

At some point in late November 2004, the U.S. Trustee declined to appoint an official equity committee. As a result, on November 23, 2004, certain shareholders of Intermet filed a motion seeking Bankruptcy Court appointment of an official equity committee pursuant to Section 1102(a)(2) of the Bankruptcy Code. The hearing was set for December 14, 2004.

On December 9, 2004, before the hearing could be held on the shareholders' motion, the U.S. Trustee appointed the Equity Committee. The U.S. Trustee's action prompted the Debtors, the Creditors' Committee, the Pre-Petition Agent and the DIP Agents to file a joint motion seeking disbandment of the Equity Committee (the "Disband Motion").

On February 11, 2005, the Bankruptcy Court denied the Disband Motion on the basis that the U.S. Trustee had not abused his discretion in appointing the Equity Committee. The Bankruptcy Court authorized the Equity Committee to retain counsel, but authorized counsel to be paid only upon filing fee applications every 120 days as contemplated by 11 U.S.C. Section 331. The Bankruptcy Court further authorized the Equity Committee to retain Deloitte & Touche as its financial advisors, but capped Deloitte's fees at $90,000 for the period beginning January 10, 2005 through June 30, 2005.

         G.       APPROVAL OF THE KEY EMPLOYEE RETENTION PLAN

On September 20, 2004, the Board of Intermet adopted an employee retention plan for certain key employees (the "Initial KERP") to create appropriate incentives for key personnel of the Debtors to remain with them through a successful reorganization or sale of the Debtors, to properly reward such key personnel, and to enhance the value of the Debtors on behalf of all of their creditor constituencies. The Initial KERP provided for the payment of bonuses to key employees identified by the Board of Intermet, if the employees continued their employment with Intermet through December 31, 2005. The amount of bonus a participant in the Initial KERP might have received was calculated based on a percentage of that person's annual salary as of September 20, 2004. In the event that the participant's employment terminated prior to December 31, 2005, that person might have been eligible for a pro rata bonus payment if certain conditions set forth in the Initial KERP were met.

On December 8, 2004, the Board of Intermet approved the terms of the Key Employee Retention Plan, or KERP, which replaced the Initial KERP and was approved by the Bankruptcy Court on December 22, 2004. The Key Employee Retention Plan preserves the basic payment provisions and criteria set forth in the Initial KERP, but also links the timing of the payment of bonuses and the calculation of the bonus amounts to the consummation of either a plan of reorganization or a sale of any substantial portion of the Debtors' North American assets or business of Intermet as a going concern. Under the Key Employee Retention Plan, the maximum amount of stay bonuses payable is approximately $5.1 million (payable in Cash). The timing and amount of stay bonus payments will be calculated based on whether such plan of reorganization or sale (i) is consummated after June 30, 2005, but on or before December 31, 2005, or (ii) is not consummated by December 31, 2005. One-third (1/3) of each Key Employee Retention Plan participant's payment is due and payable upon the Effective Date, and the remaining two-thirds (2/3) is due and payable between January 1, 2006 and January 10, 2006.

The Key Employee Retention Plan also provides for severance benefits under certain conditions set forth therein, based on a percentage of base salary for certain participants. Other participants are entitled to severance benefits as provided in Intermet's existing salaried employee severance plan. Currently, approximately 100 Intermet employees have been designated by the Board of Intermet as participants in the Key Employee Retention Plan, including executive officers. The Board of Intermet, or a committee thereof authorized to act in the circumstances, may designate additional participants in the Key Employee Retention Plan.

                  1.       Key Employee Rights Offering

Eligible Key Employees either: (i) may receive in cash any unpaid stay bonuses to which they may be entitled in accordance with the terms and subject to the conditions of the KERP, including, without limitation, the stay bonus payment schedule set forth therein; or (ii) upon consummation of the Plan, may purchase shares of New Common Stock in connection with the Key Employee Rights Offering by authorizing Reorganized Intermet to apply, on their behalf, on a dollar-for-dollar basis, any such stay bonuses toward the purchase of the shares of New Common Stock covered by the Key Employee Rights Offering.

The Key Employee Rights Offering allows eligible Key Employees to purchase, on a Pro Rata basis and based upon payments due under the KERP, 181,249 shares of New Common Stock, in consideration for Cash in the amount of $10.00 per share. Eligible Key Employees will have the right of over-subscription with respect to the Key Employee Rights Offering, provided that, in no event will the total shares in the Key Employee Rights Offering exceed 181,249 shares. Moreover, the rights to purchase shares of New Common Stock in connection with the Key Employee Rights Offering will be non-transferable. Other terms and conditions of the Key Employee Rights Offering are to be determined by the Debtors and the Initial Committed Purchasers, in consultation with the Creditors' Committee.

Any New Common Stock issued pursuant to the Key Employee Rights Offering will be subject to the Stockholders' Agreement. In addition, the shares of New Common Stock issued pursuant to the Key Employee Rights Offering will have the effect of diluting the ownership interest of the other Persons who receive New Common Stock pursuant to the Plan.

         H.       GOODWILL AND ASSET IMPAIRMENT

                  1.       Goodwill Impairment

On January 1, 2002, Intermet adopted SFAS No. 142, "Goodwill and Other Intangible Assets," under which goodwill is no longer amortized but is reviewed for impairment at the reporting unit level annually, or more frequently if certain events or changes in circumstances indicate that the carrying value may not be recoverable. On or about November 17, 2004, Intermet retained SRR as an "ordinary course professional" to determine whether the goodwill on Intermet's balance sheet was impaired as of September 30, 2004.

SRR completed its goodwill report on March 21, 2005, concluding that the goodwill of Intermet's Ferrous Metals and Light Metals manufacturing groups was fully impaired.

Intermet recorded a pre-tax goodwill impairment charge of $165.9 million in its statement of operations for 2004, of which amount approximately $59.7 million was attributable to the Ferrous Metals unit and $106.2 million was attributable to the Light Metals unit. As a result, the Debtors showed approximate consolidated book equity of negative $50 million as of September 30, 2004.

                  2.       Asset Impairment

The Debtors' decisions in 2003 and 2004 to close their Racine, Columbus Machining, Decatur, and Radford facilities also made an impairment analysis of the Debtors' fixed assets appropriate. On January 1, 2002, Intermet adopted SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," under which companies recognize impairment losses if the carrying amount of "long-lived" assets is not recoverable because it exceeds the estimate of the assets' undiscounted future cash flows. The amount of impairment, if any, is equal to the difference between the carrying amount of the long-lived assets and the fair value of those assets.

SRR completed its SFAS 144 report on March 9, 2005, estimating the approximate amount of asset impairment with respect to total fixed assets (i.e. personal property assets and real property assets), at each of these facilities as of September 30, 2004, to be as follows:

         o        Racine: $6.4 million

         o        Columbus Machining: no impairment

         o        Decatur: $10.8 million

         o        Radford: no impairment

The impairment of the Debtors' fixed assets further reduced their consolidated book equity position as of September 30, 2004, to approximately negative $67 million. SRR's conclusions about goodwill and asset impairment have been reviewed by the Debtors' independent auditors, Ernst & Young, LLP.

In addition, the Debtors periodically evaluate "idle" equipment not in use at their various facilities. As of September 30, 2004, the Debtors determined that the value of such equipment at several plants was impaired--in particular equipment owned by Wagner Havana, Inc. and Alexander City Casting Company, Inc. The Debtors therefore recorded a fixed asset charge of approximately $9 million for idle assets, which was recorded in addition to fixed asset impairment charges indicated by the SRR reports. The Debtors' evaluation of equipment not in use was based primarily on a change in expected future use of the now-idle equipment, and also upon consideration of the risks and uncertainties created by the Cases, closure of certain of the Debtors' manufacturing plants, and the indefinite delay of projects for which such equipment would have been used. In total, the Debtors recorded fixed asset impairment charges of approximately $26.4 million as of September 30, 2004.

Finally, the Debtors recorded an additional $4 million asset impairment charge related to Senior Note issuance costs, as required by applicable accounting guidance for companies in Chapter 11 bankruptcy proceedings.

In sum, the Debtors' consolidated book equity position as of September 30, 2004, was reduced to approximately negative $80.6 million. On June 24, 2005, Ernst & Young issued their audit report for Intermet which concluded that the Debtors' financial statements present fairly the consolidated financial position of Intermet at December 31, 2004.

VIII.    SUMMARY OF THE PLAN

The Debtors, [the Creditors' Committee], the Pre-Petition Agent, the DIP Agents, and the Initial Committed Purchasers believe that (i) through the Plan, Holders of Allowed Claims will obtain a recovery from the Estates of the Debtors that is at least equal to, and likely greater than, the recovery they would receive if the Assets of the Debtors were liquidated under Chapter 7 of the Bankruptcy Code, and (ii) the Plan will afford the Debtors the opportunity and ability to continue in business as viable going concerns for the benefit of all constituents.

The Plan is annexed hereto as Exhibit A and forms a part of this Disclosure Statement. The summary of the Plan set forth below is qualified in its entirety by reference to the provisions of the Plan.

The Plan classifies Claims and Equity Interests separately and provides different treatment for different Classes of Claims and Equity Interests in accordance with the Bankruptcy Code for each Debtor.

THE PLAN IS PROPOSED JOINTLY BY ALL OF THE DEBTORS, BUT CONSTITUTES A SEPARATE PLAN FOR EACH DEBTOR. THE ESTATES OF THE DEBTORS HAVE NOT BEEN CONSOLIDATED, SUBSTANTIVELY OR OTHERWISE. ANY CLAIMS HELD AGAINST ONE OF THE DEBTORS WILL BE SATISFIED SOLELY FROM THE CASH AND ASSETS OF SUCH DEBTOR. EXCEPT AS SPECIFICALLY SET FORTH IN THE PLAN, NOTHING IN THE PLAN OR THIS DISCLOSURE STATEMENT WILL CONSTITUTE OR BE DEEMED TO CONSTITUTE AN ADMISSION THAT ONE OF THE DEBTORS IS SUBJECT TO OR LIABLE FOR ANY CLAIM AGAINST THE OTHER DEBTORS. THE CLAIMS OF CREDITORS THAT HOLD CLAIMS AGAINST MULTIPLE DEBTORS WILL BE TREATED AS SEPARATE CLAIMS WITH RESPECT TO EACH DEBTOR'S ESTATE FOR ALL PURPOSES (INCLUDING, BUT NOT LIMITED TO, DISTRIBUTIONS AND VOTING), AND SUCH CLAIMS WILL BE ADMINISTERED AS PROVIDED IN THE PLAN. THEREFORE, EXCEPT AS EXPRESSLY SPECIFIED IN THE PLAN, THE CLASSIFICATIONS OF CLAIMS AND INTERESTS SET FORTH IN THE PLAN WILL BE DEEMED TO APPLY SEPARATELY WITH RESPECT TO EACH PLAN PROPOSED BY EACH DEBTOR.

         A.       TREATMENT OF UNCLASSIFIED CLAIMS

In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Tax Claims, DIP Facility Claims, U.S. Trustee Fees, Workers' Compensation Claims (to the extent such Workers' Compensation Claims are not General Unsecured Claims as described in Article 3.06 of the Plan), Pension Claims, and Consignment Claims have not been classified, and the respective treatment of such unclassified Claims is set forth below.

                  1.       Administrative Claims Against Any Debtor

Administrative Claims are all post-Petition Date Claims or costs and expenses of administration of the Cases with priority under Section 507(a)(1) of the Bankruptcy Code, costs and expenses allowed under Section 503(b) of the Bankruptcy Code, and any indebtedness or obligations entitled to such priority under the Bankruptcy Code, including Professional Fees of the Debtors and any official committee appointed in these Cases pursuant to Section 1102 of the Bankruptcy Code, in each case to the extent allowed by a Final Order of the Bankruptcy Court under Sections 330(a) or 331 of the Bankruptcy Code.

Except for Holders of DIP Facility Claims, each Holder of an Allowed Administrative Claim will receive, in full satisfaction of such Allowed Claim, Cash equal to the amount of such Claim on the later of (i) the Effective Date and (ii) the date that is ten (10) days after the Allowance Date, unless such Holder will have agreed to different treatment of such Allowed Claim; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business by a Debtor will be paid or performed in accordance with the terms and conditions of the particular transactions and any agreements relating thereto. Nothing in the Plan will be deemed to accelerate a Debtor's obligation to make payment on account of any Administrative Claim that is not due and owing as of the Confirmation Date, is not Allowed, or is subject to ongoing objections in the Bankruptcy Court or other court of competent jurisdiction.

The Debtors estimate that the aggregate amount of Allowed Administrative Claims (not including required funding of the Pension Plans) that have not been paid in the ordinary course of business is $240,889. Set forth below is a table which shows the breakdown of the Debtors' estimates by each Debtor. The Debtors assert rights of setoff with respect to certain Administrative Claims. In the event such asserted setoff rights are not valid, the aggregate amount of Allowed Administrative Claims may increase.

                  DEBTOR                            ESTIMATED ALLOWED ADMINISTRATIVE CLAIMS NOT PAID IN ORDINARY COURSE OF BUSINESS
---------------------------------------------       -------------------------------------------------------------------------------
           Intermet Corporation                                                        ~ $54,977
   Alexander City Casting Company, Inc.                                                    $0
          Cast-Matic Corporation                                                           $0
          Columbus Foundry, L.P.                                                       ~ $56,402
        Diversified Diemakers, Inc.                                                      ~ $73
         Ganton Technologies, Inc.                                                     ~ $52,652

                  DEBTOR                            ESTIMATED ALLOWED ADMINISTRATIVE CLAIMS NOT PAID IN ORDINARY COURSE OF BUSINESS
---------------------------------------------       -------------------------------------------------------------------------------
         Intermet Holding Company                                                          $0
          Intermet Illinois, Inc.                                                          $0
       Intermet International, Inc.                                                        $0
        Intermet U.S. Holding, Inc.                                                        $0
            Ironton Iron, Inc.                                                             $0
         Lynchburg Foundry Company                                                     ~ $76,785
       Northern Castings Corporation                                                       $0
               Sudbury, Inc.                                                               $0
                SUDM, Inc.                                                                 $0
            Tool Products, Inc.                                                            $0
          Wagner Castings Company                                                          $0
            Wagner Havana, Inc.                                                            $0
                                      TOTAL:                                           ~ $240,889


                  2.       Tax Claims Against Any Debtor

Each Holder of an Allowed Tax Claim against any Debtor will receive in full satisfaction of such Allowed Tax Claim, at the election of the relevant Debtor, in its sole discretion, either (i) Cash equal to the amount of such Claim on the later of (1) the Effective Date, and (2) the date that is 10 days after the Allowance Date, unless such Holder will have agreed to different treatment of such Allowed Claim, or (ii) in accordance with Section 1129(a)(9)(C) of the Bankruptcy Code, Cash payments in equal monthly installments commencing on the first Business Day of the month succeeding the month in which the Effective Date occurs and continuing on the first Business Day of each month thereafter, until the month which is six (6) years after the date of assessment of such Claim totaling the principal amount of such Claim plus interest on any outstanding balance from the Effective Date calculated at the interest rate equal to the applicable federal rate as determined in accordance with Section 1274(d) of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder, or (iii) such other treatment as to which the Holder of such Allowed Tax Claim will have agreed in writing; provided, however, that any Claim or demand for payment of a penalty (other than a penalty of the type specified in Section 507(a)(8)(G) of the Bankruptcy Code) will be disallowed pursuant to the Plan and the Holder of an Allowed Tax Claim will not assess or attempt to collect such penalty from the Debtors, their Estates, the Reorganized Debtors, or their property.

The Debtors estimate that the amount of Allowed Tax Claims that have not previously been paid pursuant to an order of the Bankruptcy Court will aggregate approximately $2,378,876. Set forth below is a table showing the breakdown of the Debtors' estimates by each Debtor:

                                                                 ESTIMATED ALLOWED TAX CLAIMS NOT PREVIOUSLY
                         DEBTOR                                    PAID PURSUANT TO BANKRUPTCY COURT ORDER
----------------------------------------------------------   -------------------------------------------------
Intermet Corporation                                                               $149,161
Alexander City Casting Company, Inc.                                               $94,868
Cast-Matic Corporation                                                                $0
Columbus Foundry, L.P.                                                             $272,052
Diversified Diemakers, Inc.                                                        $558,855
Ganton Technologies, Inc.                                                          $272,564
Intermet Holding Company                                                              $0
Intermet Illinois, Inc.                                                               $0
Intermet International, Inc.                                                          $0
Intermet U.S. Holding, Inc.                                                        $419,747
Ironton Iron, Inc.                                                                  $8,893
Lynchburg Foundry Company                                                          $439,729
Northern Castings Corporation                                                      $12,000
Sudbury, Inc.                                                                      $27,007
SUDM, Inc.                                                                            $0
Tool Products, Inc.                                                                $124,000
Wagner Castings Company                                                               $0
Wagner Havana, Inc.                                                                   $0
                                                   TOTAL:                         $2,378,876

                  3.       DIP Facility Claims Against Any Debtor

On the Effective Date, in full satisfaction of the DIP Facility Claims against each Debtor, the DIP Agents (for the benefit of the DIP Lenders, as applicable) will receive Cash in an amount equal to the then outstanding amount of the DIP Facility Claims (including, without limitation, all accrued and unpaid interest, fees and expenses and any other amounts that may then be due and payable under the DIP Facility) and any undrawn letters of credit issued pursuant to the DIP Facility will be returned and marked cancelled and will be replaced by letters of credit issued under the Exit Financing Facility. On the Effective Date, the DIP Agents' and the DIP Lenders' commitments and obligations under the DIP Facility will be irrevocably terminated and the Debtors will be deemed to have unconditionally and irrevocably released the DIP Lenders and the DIP Agents from all obligations, claims and liabilities arising thereunder or relating thereto.

                  4.       U.S. Trustee Fees Owed By Any Debtor

The U.S. Trustee's quarterly fees owed by any Debtor will be paid in full without prior approval pursuant to 28 U.S.C. Section 1930 on or before the Effective Date. All fees payable pursuant to 28 U.S.C. Section 1930 will be paid by each of the Reorganized Debtors in accordance therewith until the closing of its respective Case pursuant to Section 350(a) of the Bankruptcy Code.

                  5.       Workers' Compensation Claims Against Any Debtor

Upon the Effective Date of the Plan, with the exception of the Workers' Compensation Program for the State of Ohio, which relates to Ironton Iron, Inc. and Sudbury, Inc., the Reorganized Debtors will continue the Workers' Compensation Programs for all states in which they operate. Nothing in the Plan will be deemed to discharge, release, or relieve the Debtors or Reorganized Debtors from any current or future liability with respect to any of its/their obligations under the Workers' Compensation Programs, provided that in the case of the Workers' Compensation Program for the State of Ohio, which relates to Ironton Iron, Inc. and Sudbury, Inc., Claims arising thereunder will be General Unsecured Claims. The Reorganized Debtors will be responsible for all valid Claims for benefits and liabilities under the applicable Workers' Compensation Programs, provided that, in the case of the Workers' Compensation Program for the State of Ohio, which relates to Ironton Iron, Inc. and Sudbury, Inc., such Claims arising thereunder will be General Unsecured Claims under the Plan, regardless of when the applicable injuries occurred. All obligations under the applicable Workers' Compensation Programs will be paid in accordance with the terms and conditions of applicable Workers' Compensation Programs and all other applicable laws other than the Workers' Compensation Program for the State of Ohio, which relates to Ironton Iron, Inc. and Sudbury, Inc., which Claims will be General Unsecured Claims under the Plan, regardless of when the applicable injuries occurred. For all states in which the Debtors currently operate or have operated, with the exception of the State of Ohio, the Workers Compensation Programs are either (i) self-insured, or (ii) insured with a third party insurance carrier, and are in all cases secured by letters of credit. Accordingly, Claims resulting from the Workers' Compensation Program for the State of Ohio, which relates to Ironton Iron, Inc. and Sudbury, Inc., will be Class 4 General Unsecured Claims or Class 5 Unsecured Convenience Claims as applicable.

                  6.       Pension Claims Against Any Debtor

The PBGC is the United States government agency that administers the mandatory termination insurance program for defined benefit pension plans under Title IV of the Employee Retirement Income Security Act ("ERISA"), 29 U.S.C. Sections 1301-1461 (2000). A defined benefit pension plan is one that provides an employee, upon retirement, a fixed, periodic payment as determined by the terms of the plan. See 29 U.S.C. Section 1002(35). The PBGC guarantees the payment of certain pension benefits upon termination of a defined benefit pension plan. See 29 U.S.C. Sections 1321, 1322.

Upon Confirmation and substantial consummation of the Plan, the Reorganized Debtors will continue all Pension Plans in accordance with applicable law, and the Debtors' obligations under applicable law with respect to continued funding of the Pension Plans will remain unaltered. Nothing in the Plan will be deemed to discharge, release, or relieve the Debtors, the Reorganized Debtors, or their control group of or from any current or future liability under applicable law with respect to the Pension Plans. On the earlier of September 15, 2005 or the Effective Date, the Debtors will pay into each Pension Plan the amount then due for the 2004 Pension Plan years. On the Effective Date, the Debtors will pay into each Pension Plan the remaining amounts then due under applicable minimum funding standards and the PBGC will be deemed to have withdrawn its Claims with respect to the Pension Plans. The PBGC is enjoined from seeking relief against the Reorganized Debtors under 29 U.S.C. Section 1362(e) as a consequence of the closure of the Debtors' Racine, Wisconsin or Decatur, Illinois facilities.

The Debtors estimate that the minimum Pension Plan funding amounts due in 2005 will be approximately $8.1 million, broken down by Debtor as shown in the table below.

                                                                            ESTIMATED PENSION PLAN
                             DEBTOR                                     CONTRIBUTIONS REQUIRED IN 2005*
----------------------------------------------------------------  ------------------------------------------
Columbus Foundry, L.P.                                            Approximately $1 million
Lynchburg Foundry Company                                         Approximately $5.5 million
Wagner Castings Company                                           $0
Ganton Technologies, Inc. - Racine Salaried Employees             Approximately $300,000
Ganton Technologies, Inc. - Racine Hourly Employees               Approximately $1 million
Ganton Technologies, Inc. - Pulaski Hourly Employees              Approximately $200,000

                                                         TOTAL:   APPROXIMATELY $8.1 MILLION

* These estimates are based, in part, on estimated quarterly payments due in 2005 which are subject to change. Approximately $6.6 million of the total payments required in 2005 must be paid on or before September 15, 2005. The remainder must be paid on or before October 15, 2005.

                  7.       Consignment Claims Against Any Debtor

Notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code, all Liens, if any, of Persons who provided goods to any of the Debtors on consignment (i) prior to the Petition Date and who hold valid, enforceable, and perfected Liens in such goods (a) pursuant to a written agreement with a Debtor and (b) in accordance with applicable law, or (ii) after the Petition Date pursuant to any order of the Bankruptcy Court will, in each case, survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements between the relevant Debtor and such Persons and will remain enforceable as of the Effective Date with the same extent, validity and priority as existed as of the Petition Date or pursuant to such order, as the case may be. All other Persons who provided goods to any of the Debtors on consignment will be deemed to hold General Unsecured Claims under the Plan.

         B.       TREATMENT OF CLASSES THAT ARE UNIMPAIRED UNDER THE PLAN

Classes 1, 2, and 3 are Unimpaired for all Debtors. Holders of Unimpaired Equity Interests in the Unimpaired Equity Debtors are Unimpaired. Therefore, pursuant to Section 1126(f) of the Bankruptcy Code, the Holders of Allowed Claims or Equity Interests in such Classes are conclusively presumed to have accepted the Plan. Nothing in the Plan will be deemed to accelerate any Debtor's obligation to make payment on account of any Claim in a Class which is Unimpaired under the Plan or affect the timing of payment under applicable non-bankruptcy law. Additionally, the Debtors will retain all rights to dispute or challenge any Claim which will constitute a Claim in a Class that is Unimpaired under the Plan.

                  1.       Class 1 For All Debtors - Priority Claims Against Any
                           Debtor

Class 1 for all Debtors is comprised of Priority Claims that are entitled to priority pursuant to Section 507(a) of the Bankruptcy Code and that are not Administrative Claims or Tax Claims. Many of the Priority Claims in Class 1 for all Debtors have been paid pursuant to an order of the Bankruptcy Court entered in connection with first day motions. The Debtors project that, at the time of Confirmation, there will be approximately $2,458,860 of unpaid Priority Claims. See Section I.C.2, above, for a breakdown by each Debtor.

Unless the Holder of a Priority Claim and the relevant Debtor agree to a different treatment, each Holder of an Allowed Priority Claim against any Debtor will receive, in full satisfaction of such Allowed Claim, Cash equal to the amount of such Allowed Claim on the latest of (i) the Effective Date, (ii) the date that is 10 days after the Allowance Date of such Claim, and (iii) the date when such Allowed Claim becomes due and payable according to its terms and conditions.

                  2. Class 2 For All Debtors - Pre-Petition Lender Claims Against Any Debtor

Class 2 for all Debtors is comprised of Pre-Petition Lender Claims, which will be Allowed against the relevant Debtor in an amount equal to the sum of (i) the principal amount of the Pre-Petition Lender Claims as of the Petition Date, plus all unpaid interest and fees accrued through the Petition Date, plus (ii) all interest and fees (if any) to which the Pre-Petition Lenders are entitled under
Section 506(b) of the Bankruptcy Code, and (iii) any other amounts owed by the Debtors under the DIP Order, to the extent not already paid to the Pre-Petition Lenders as adequate protection pursuant to the DIP Financing Order. On the Effective Date, in full satisfaction of all of the obligations of the Debtors in respect of the Pre-Petition Lender Claims, the Disbursing Agent will distribute to the Pre-Petition Agent (for the benefit of the Pre-Petition Lenders) and without further notice, application or hearing, Cash in an amount equal to all principal and interest accrued on the Pre-Petition Lender Claims through the Effective Date plus all unreimbursed fees and expenses incurred by the Pre-Petition Agent through the Effective Date (to the extent not already paid as adequate protection pursuant to the DIP Financing Order and regardless of whether such interest and fees are Allowed, or allowable, pursuant to Section 506(b) of the Bankruptcy Code). The Pre-Petition Lenders will be entitled to retain all payments made to the Pre-Petition Lenders prior to the Effective Date. In addition, as of the Effective Date, the Consenting Pre-Petition Lenders will be deemed to have been unconditionally and irrevocably released from all obligations, claims and liabilities arising under or related to the Pre-Petition Credit Facility or its lending relationship to the Debtors, whether arising before or after the Petition Date.

See Section I.C.2, above, for a breakdown by each Debtor.

                  3. Class 3- Secured Claims Against Any Debtor Except Claims In Class 3a As To Wagner Castings Company

Class 3 for all Debtors is comprised of Secured Claims except those in Class 3a, as to Wagner Castings. Unless the Holder of an Allowed Secured Claim and the relevant Debtor agree to a different treatment, either (a) the legal, equitable, and contractual rights of Holders of Secured Claims will be reinstated on the Effective Date, or (b) the relevant Debtor will (i) Cure any pre-petition default (other than defaults of the kind specified in

Section 365(b)(2) of the Bankruptcy Code), (ii) reinstate the maturity of such Secured Claim, (iii) compensate the Holder of an Allowed Secured Claim for any damage satisfying Section 1124(2)(c) of the Bankruptcy Code, and (iv) not otherwise alter the legal, equitable or contractual rights to which such Secured Claim entitles the Holder. The relevant Debtor's failure to object to such Secured Claims in the Cases will be without prejudice to the Debtors' right to contest or otherwise defend against such Claims in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Debtors) when and if such Claims are sought to be enforced by the Holder of the Secured Claim. All pre-Petition Date Liens on property of any Debtor held by or on behalf of the Holder of Secured Claims with respect to such Claims will survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Holders until, as to each such Holder, the Allowed Claims of such Holder of such Secured Claims are paid in full.

See Section I.C.2, above, for a breakdown by each Debtor.

                  4. Class 6a For The Unimpaired Equity Debtors - Unimpaired Equity Interests In The Unimpaired Equity Debtors

On the Effective Date, all of the Class 6a Unimpaired Equity Interests in the Unimpaired Equity Debtors will be Allowed and retained by the applicable Reorganized Debtor. Holders of Unimpaired Equity Interests in the Unimpaired Equity Debtors will not be entitled to vote and are deemed to have accepted the Plan. See Section I.C.2. "Classified Claims," above, for breakdown by each Debtor.

         C.       TREATMENT OF CLASSES THAT ARE IMPAIRED UNDER THE PLAN

Classes 3a, 4, 4a, 4b, 4c, 5 and Class 6b Impaired Equity Interests are Impaired. Holders of Allowed Claims in Classes 3a, 4, 4a, 4b, 4c, and 5 are allowed to vote as a Class to accept or reject the Plan. Holders of Class 6b Impaired Equity Interests in the Impaired Equity Debtors are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code.

                  1. Class 3a - Secured Claims Held By Dana Corporation Against Wagner Castings Company

On the Effective Date, in full satisfaction of its Allowed Secured Claim for setoff, Dana will be allowed to setoff such Claim from amounts owed to Wagner Castings, Columbus Foundry, L.P., Lynchburg Foundry Company, and Intermet, on the condition that Dana provides the amendments to its purchase orders with the aforementioned Debtors, set forth in an agreement by and among such Debtors and Dana, dated April 2005.

                  2. Class 4 - General Unsecured Claims Other Than Those In Classes 4a, 4b, or 4c

On or as soon as reasonably practicable after the Effective Date, in full satisfaction of its Allowed General Unsecured Claims in such Class, the Indenture Trustee, on behalf of each of the Noteholders, or each Holder of the Allowed General Unsecured Claims, respectively, will receive in full satisfaction of its Claims against such
Debtor:

                  (a) the Cash-Out Amount; OR

                  (b) at the option of each such Holder of a General Unsecured Claim and only to the extent that such Holder of General Unsecured Claims so elects on the Ballot:

                           (i) a Pro Rata portion of shares of New Common Stock
allocated to the applicable Debtor as indicated in Exhibit C to the Plan, and

                           (ii) its Pro Rata share of the Rights allocated to
the applicable Debtor as indicated on Exhibit C to the Plan; OR

                  (c) at the option of each such Holder of a General Unsecured Claim and only to the extent that such Holder of General Unsecured Claims so elects on the Ballot, the Inducement Cash Amount.

For the avoidance of doubt, in the event a Holder of a General Unsecured Claim fails to elect the options set forth in subsections (b) or (c) of this section, such Holder will receive Cash equal to the Cash-Out Amount.

See Section I.C.2, above, for a breakdown by each Debtor, as well as Exhibit C to the Plan.

                           A.       Explanation Of Creditor Treatment In Class 4

Holders of General Unsecured Claims have two primary options of treatment under the Plan. They will receive Cash, unless they elect to receive New Common Stock of Reorganized Intermet. If Holders of General Unsecured Claims elect to receive New Common Stock, they will receive, in exchange for their Claims, a Pro Rata portion of 2.5 million shares in the aggregate, as allocated to each Debtor as indicated in Exhibit C to the Plan, and Exhibit J hereto, based upon the value of each Debtor. By electing to receive New Common Stock in lieu of Cash, Holders of General Unsecured Claims will also have the option of purchasing additional shares of New Common Stock in the Rights Offering (a Pro Rata portion of an additional 7.5 million shares in the aggregate, as allocated to each Debtor as indicated in Exhibit C to the Plan, and Exhibit J hereto, based upon the value of each Debtor).

Should Holders of General Unsecured Claims not vote, or not make an election, they will receive the Cash-Out Amount of $10.00 per share of New Common Stock they would have otherwise received had they elected to receive New Common Stock in lieu of Cash. In the event that they make an election, such Holders have two options. They may either: (a) elect to receive their Pro Rata share of New Common Stock allocated to the relevant Debtor and their Pro Rata share of the Rights allocated to such Debtor, or (b) elect to receive the Inducement Cash.

The Inducement Cash option is designed to give Holders of General Unsecured Claims a greater percentage recovery than they would have received by electing the Cash-Out Amount, as an incentive to have such Holders: (x) agree to prosecute their Claim(s) exclusively against the Debtor that is the primary obligor according to the Debtors' books and records (as shown in the Schedules),
(y) agree to waive their rights to seek recovery from any other Debtor on account of such Claim(s), and (z) vote in favor of the Plan. However, should the Debtors' assumptions about which Creditors will exercise the Inducement Cash Election prove inaccurate, it is possible that Creditors making the Inducement Cash Election will receive less than the fixed percentage of Inducement Cash Amount shown for each Debtor in Exhibit C to the Plan, and Exhibit J hereto, but will instead receive their Pro Rata portion of the Inducement Cash Pool allocated to each such Debtor. However, the Debtors reserve the right to increase the Inducement Cash Pools to achieve the fixed percentage payout, with the consent of the Initial Committed Purchasers. In no event, however, will a Creditor's Pro Rata portion of the Inducement Cash Pool for any particular Debtor ever be lower than the value of such Creditor's [recovery in the form of New Common Stock and Rights per the Plan valuation for such Debtor].

The primary assumption the Debtors have made in allocating funds to the Inducement Cash Pools at each Debtor is that Noteholders will not make the Inducement Cash Election on their Ballots. The fact that the Senior Notes are guaranteed by all Debtors except Intermet International, Inc. and Intermet Holding Company would serve as a disincentive for the Noteholders to waive their Claims against any other Debtors, which they would be required to do if they made the Inducement Cash Election. Consequently, the dollar amounts allocated to the Inducement Cash Pools for each Debtor were chosen by estimating (based on a review of the Schedules and Proofs of Claims filed to date and discounting duplicate Claims and Claims reasonably believed to be disallowable)(6) the total Cash Distributions required if all Holders of General Unsecured Claims other than the Noteholders actually made the Inducement Cash Election.

Therefore, if the Debtors' assumption about the Noteholders' reluctance to make the Inducement Cash Election is accurate, and if the Debtors have properly estimated the dollar number of General Unsecured Claims other than Noteholder Claims at each particular Debtor, there should be sufficient funds in the Inducement Cash Pools to meet the fixed percentage Inducement Cash payouts shown in Exhibit C to the Plan, and Exhibit J hereto. If, however, some Noteholders make the Inducement Cash Election, or if the Debtors underestimated the total dollar number of General Unsecured Claims (other than Noteholder Claims) for any particular Debtor, then Creditors making the Inducement Cash Election for Claims against such Debtor may ultimately receive less than the fixed percentage of Inducement Cash shown in Exhibit C to the Plan, and Exhibit J hereto, absent an increase in the Inducement Cash Pools. In such event, the Holder of an Allowed General Unsecured Claim will receive its Pro Rata portion of the Inducement


----------

         (6) The Claims estimates set forth herein reflect current estimates of Claims at each Debtor. Actual distributions may be higher or lower based on the resolution of Disputed Claims and actual Allowed Claims at each Debtor.

Cash Pool for such Debtor, but, as mentioned above, in no event will a Creditor's Pro Rata portion of the Inducement Cash Pool for any particular Debtor ever be lower than such Creditor's [recovery in the form of New Common Stock and Rights per the Plan valuation for such Debtor].

                  3. Class 4a - General Unsecured Claims Against Wagner Castings Company

Class 4a is comprised of General Unsecured Claims against Wagner Castings Company. However, Class 4a shall only exist in the event that the Liquidating Plan Condition is satisfied. If the Liquidating Plan Condition is not satisfied, there will be no Class 4a, and Creditors of Wagner Castings will be treated as Class 4 Creditors.

On or as soon as reasonably practicable after the Effective Date, in full satisfaction of the Allowed General Unsecured Claims in such Class, the Indenture Trustee, on behalf of each of the Noteholders, or each Holder of the Allowed General Unsecured Claims, respectively, will receive in full satisfaction of their Claims against Wagner Castings:

                  Cash equal to each Holder's Pro Rata share of all proceeds remaining after liquidation of all assets of Wagner Castings and the satisfaction of all Liens thereon, including those arising after the Effective Date, such as the Liens arising under the Exit Financing Facility.

                  4.       Class 4b - General Unsecured Claims Against SUDM,
                           Inc.

Class 4b is comprised of General Unsecured Claims against SUDM, Inc. On or as soon as reasonably practicable after the Effective Date, in full satisfaction of its Allowed General Unsecured Claims in such Class, the Indenture Trustee, on behalf of each of the Noteholders, or each Holder of the Allowed General Unsecured Claims, respectively, will receive:

                  (a) the Indenture Trustee Fee Amount, which shall be paid to the Indenture Trustee in satisfaction of the Indenture Trustee Fees, and

                  (b) the Cash-Out Amount with respect to SUDM as indicated in Exhibit C to the Plan; OR

                  (c) at the option of each such Holder of a General Unsecured Claim and only to the extent that such Holder of a General Unsecured Claim so elects on the Ballot:

                           (i) a Pro Rata portion of shares of New Common Stock
allocated to SUDM as indicated in Exhibit C to the Plan, and

                           (ii) its Pro Rata share of the Rights allocated to
SUDM and indicated on Exhibit C to the Plan; OR

                  (d) at the option of each such Holder of a General Unsecured Claim and only to the extent that such Holder of a General Unsecured Claim so elects on the Ballot, the Inducement Cash Amount with respect to SUDM.

For the avoidance of doubt, in the event a Holder of a General Unsecured Claim fails to elect the options set forth in subsections (c) or (d) of this Section, such Holder will receive Cash equal to the Cash-Out Amount.

                  5. Class 4c - General Unsecured Claims Against Wagner Havana, Inc.

Class 4c is comprised of General Unsecured Claims against Wagner Havana, Inc., but only in the event that the Liquidating Plan Condition is satisfied. If the Liquidating Plan Condition is not satisfied, there will be no Class 4c, and Creditors of Wagner Havana, Inc. will be treated as Class 4 Creditors.

On the Effective Date, the Indenture Trustee, on behalf of each of the Noteholders, or a Holder of Allowed General Unsecured Claims against Wagner Havana, Inc., will receive in full satisfaction of their Claims:

                  (a) the Cash-Out Amount with respect to Wagner Havana as indicated in Exhibit C to the Plan; OR

                  (b) at the option of each such Holder of a General Unsecured Claim and only to the extent that such Holder of General Unsecured Claims so elects on the Ballot:

                           (i) a Pro Rata portion of shares of the New Common
Stock allocated to Wagner Havana as indicated in Exhibit C to the Plan,

                           (ii) its Pro Rata share of the Rights allocated to
Wagner Havana and indicated on Exhibit C to the Plan; and

                           (iii) its Pro Rata share of the Reorganized Wagner
Havana New Common Stock which will be conveyed immediately to Reorganized Intermet upon the Effective Date; OR

                  (c) at the option of each such Holder of a General Unsecured Claim and only to the extent that such Holder of General Unsecured Claims so elects on the Ballot, the Inducement Cash Amount with respect to Wagner Havana as indicated in Exhibit C to the Plan.

In the event a Holder of a General Unsecured Claim fails to elect the options set forth in subsections (b) or (c) of this Section, such Holder will receive the Cash-Out Amount.

                  6. Class 5 For All Debtors - Unsecured Convenience Claims Against Any Debtor

Class 5 for all Debtors (except Wagner Castings in the event that the Liquidating Plan Condition is satisfied and SUDM) is comprised of Unsecured Convenience Claims. All Allowed Unsecured Convenience Claims against any Debtor will be paid as soon as practicable after the Effective Date, in full satisfaction of such Claims, the amount equal to the fixed percentage of each Allowed Claim as indicated on Exhibit C to the Plan and Section I.C.2, above.

                  7. Class 6b For The Impaired Equity Debtors - Impaired Equity Interests In Such Debtors

On the Effective Date, all of the Class 6b Impaired Equity Interests in the Impaired Equity Debtors, will be cancelled without consideration therefor and will be deemed to have rejected the Plan. See Section I.C.2. "Classified Claims," above, for breakdown by each Debtor. Ironton Iron, Inc. is an Impaired Equity Debtor but only with respect to its shares of Existing Preferred Stock.

Wagner Castings Company and Wagner Havana, Inc. are Unimpaired Equity Debtors, unless the Liquidating Plan Condition is satisfied, when they both become Impaired Equity Debtors and all Impaired Equity Interests in both entities will be cancelled. If the Liquidating Plan Condition is satisfied, one (1) share of Reorganized Wagner Castings New Common Stock will be issued and delivered to a third-party liquidating trustee acceptable to the Reorganized Debtors, the Initial Committed Purchasers, and the Creditors' Committee for the purpose of liquidating Wagner Castings and making the Distributions set forth in Class 4a.

Further, if the Liquidating Plan Condition is satisfied, 1000 shares of the Reorganized Wagner Havana New Common Stock will be issued to Holders of Claims against Wagner Havana, which such Holders will immediately transfer to Reorganized Intermet.

                           A. Explanation Of Impaired Equity Interest Treatment In Class 6b For Wagner Castings Company And Wagner Havana, Inc.

As demonstrated in the Liquidation Analysis attached hereto as Exhibit G, both Wagner Castings and Wagner Havana, Inc. are insolvent. Consequently, none of the Impaired Equity Interests in either entity have any value. Sudbury, Inc. is the sole Holder of Equity Interests in Wagner Castings, while Wagner Castings is the sole Holder of Equity Interests in Wagner Havana, Inc.

The Plan contemplates that both Wagner Castings and Wagner Havana, Inc. will be reorganized as going concerns, and that all Impaired Classes of Claims against each of these Debtors will accept the Plans proposed by each. In such event, the Equity Interests in Wagner Castings and Wagner Havana, Inc. will, by consent of the Impaired Classes eligible to vote on those Plans, be Allowed and retained by Reorganized Sudbury, Inc. and Reorganized Wagner Castings Company, respectively.

If, however, the Liquidating Plan Condition is satisfied such that Classes 4 and 5 against Wagner Castings do not accept the Plan proposed by Wagner Castings, and Wagner Castings is unable to Confirm its Plan under the cram-down provisions set forth in Section 1129(b) of the Bankruptcy Code, then all Equity Interests in Wagner Castings will be cancelled, and one (1) share of Reorganized Wagner Castings Common Stock will be transferred to a third-party liquidating trustee for the sole purpose of liquidating Wagner Castings Company. In such event, (i) Equity Interests in Wagner Havana, Inc. will be cancelled in their entirety, and
(ii) on the Effective Date, Holders of Claims against Wagner Havana, Inc. will receive a Distribution of 1000 shares of New Wagner Havana Stock, which such Holders will immediately transfer to Reorganized Intermet, thereby retaining the value, if any, of Wagner Havana in Reorganized Intermet. This value, if any, will be preserved for the Holders of General Unsecured Claims by the Distribution of New Common Stock and Rights under the Plan.

Equity Interests in Wagner Havana, Inc. (held exclusively by Wagner Castings Company) will be cancelled because the Holder of such Equity Interests is not entitled to any Distribution on account of its Equity Interests before Creditors of Wagner Havana, Inc. are paid in full (which the Plan does not contemplate). Consequently, Holders of Claims against (not Equity Interests in) Wagner Havana, Inc. will receive a Distribution of 1000 shares of New Wagner Havana Stock.

By voting to accept the Wagner Havana Plan, Creditors of Wagner Havana will have consented to transfer all of their shares of New Wagner Havana Stock to Reorganized Intermet.

         D.       INTERCOMPANY CLAIMS

All Intercompany Claims will be released, waived and discharged as of the Effective Date. Claims held by Non-Debtor Affiliates against the Debtors will, with the consent of the Initial Committed Purchasers, to the maximum extent practicable, be (a) released, waived, and discharged as of the Effective Date,
(b) offset against claims held by Debtors against Non-Debtor Affiliates, or (c) converted to equity with respect to the obligee Debtor.

IX.      EFFECT OF CONFIRMATION AND IMPLEMENTATION OF THE PLAN

The Plan provides for the treatment of Claims and Equity Interests as described above as well as other provisions relating to acceptance or rejection of the Plan, treatment of Executory Contracts, Distributions, procedures for resolving disputed, contingent, and unliquidated Claims, retention of jurisdiction and other miscellaneous provisions.

         A.       CONFIRMATION

Section 1129(a) of the Bankruptcy Code establishes conditions for the confirmation of a plan. These conditions are too numerous and detailed to be fully explained here. Parties are encouraged to seek independent legal counsel to answer any questions concerning the Chapter 11 process.

Among the several conditions for Confirmation of the Plan under Section 1129(a) of the Bankruptcy Code are these:

                  1. Each Class of Impaired Claims must accept the Plan; provided, however, that Section 1129(b) of the Bankruptcy Code allows a plan to be confirmed if one class of impaired claims accepts the plan and no class junior to a rejecting class takes anything under the plan.

                  2. Either each Holder of a Claim in a Class must accept the Plan, or the Plan must provide at least as much value as would be received upon liquidation under Chapter 7 of the Bankruptcy Code. In this regard, attached as Exhibit G is the Liquidation Analysis showing the anticipated distribution to Creditors in a Chapter 7 liquidation of the Debtors. Pursuant to the Liquidation Analysis, Creditors would receive far less in a Chapter 7 liquidation than they would under the Plan, and, therefore this requirement is satisfied.

                  3. Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors, unless such liquidation is proposed in the Plan. Attached as Exhibit H are the Projections of the Debtors, on a consolidated basis. They demonstrate that Confirmation of the Plan will not be followed by the liquidation or the need for further financial reorganization of the Debtors.

         B.       EFFECTS OF PLAN CONFIRMATION

                  1.       Discharge of Claims; Related Injunction

Except as may otherwise be provided herein or in the Confirmation Order, the rights afforded and the payments and Distributions to be made and the treatment under the Plan will be in complete exchange for, and in full and unconditional settlement, satisfaction, discharge, and release of any and all existing debts and Claims and termination of all Equity Interests of any kind, nature, or description whatsoever against the Debtors, the Reorganized Debtors, the Assets, their property or their Estates, and will effect a full and complete release, discharge, and termination of all Liens, security interests, or other claims, interests, or encumbrances upon all of the Debtors' Assets and property. Further, all Persons are precluded from asserting, against any of the Debtors or the Reorganized Debtors or their respective successors, or any property that is to be Distributed under the terms of the Plan, any Claims, obligations, rights, causes of action, liabilities, or Equity Interests based upon any act, omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, other than as expressly provided for in the Plan, or the Confirmation Order, whether or not (a) a Proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is Allowed; or (c) the Holder of a Claim based upon such debt has accepted the Plan.

Except as otherwise provided in the Plan or the Confirmation Order, all Holders of Allowed Claims and Equity Interests arising prior to the Effective Date will be permanently barred and enjoined from asserting against the Reorganized Debtors or any of the Debtors, or their successors or property, or the Assets, any of the following actions on account of such Allowed Claim or Equity
Interest:

         o commencing or continuing in any manner any action or other proceeding on account of such Claim or Equity Interest against the Reorganized Debtors, any of the Debtors, or the property to be distributed under the terms of the Plan, other than to enforce any right to Distribution with respect to such property under the Plan;

         o enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Reorganized Debtors, the Debtors or any of the property to be distributed under the terms of the Plan, other than as permitted under the first bullet-point listed above;

         o creating, perfecting, or enforcing any Lien or encumbrance against property of the Reorganized Debtors, any of the Debtors, or any property to be Distributed under the terms of the Plan;

         o asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due any Debtor, the Reorganized Debtors, the Assets or any other property of the Debtors, the Reorganized Debtors, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; and

         o acting or proceeding in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan.


The foregoing discharge, release and injunction are an integral part of the Plan and are essential to its implementation. Each of the Debtors and the Reorganized Debtors will have the right to independently seek the enforcement of the discharge, release and injunction set forth in Article 10.02 of the Plan.

Except as otherwise specifically provided in the Plan, nothing in the Plan will be deemed to waive, limit, or restrict in any way the discharge granted to the Debtors upon Confirmation of the Plan by Section 1141 of the Bankruptcy Code.

                  2.       Vesting Of Property

Except as otherwise provided in the Plan or the Confirmation Order, upon the Effective Date, (a) the Debtors (with the exceptions of Wagner Castings Company and Ironton Iron, Inc.) will continue to exist as the Reorganized Debtors, with all the powers of corporations under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under applicable state law, and (b) all property of the Estates, wherever situated, will vest in the relevant Reorganized Debtor, as appropriate, subject to the provisions of the Plan and the Confirmation Order. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court.

After the Effective Date, all property retained by the Reorganized Debtors pursuant hereto will be free and clear of all Claims, debts, Liens, security interests, encumbrances, and interests, except as contemplated by the Plan and except for the obligation to perform according to the Plan and the Confirmation Order.

                  3.       Retention Of Bankruptcy Court Jurisdiction

Following the Effective Date, the Bankruptcy Court will retain such jurisdiction over these Cases as is legally permissible, including without limitation, such jurisdiction as is necessary to ensure that the purposes and intent of the Plan are carried out. The Bankruptcy Court will also expressly retain jurisdiction to hear and determine all Claims against the Debtors, to hear, determine and enforce all Causes of Action that may exist on behalf of any Debtor, and for all purposes pertaining to the treatment, allowance or classification of Claims and Equity Interests, including issues arising under Section 502(c) of the Bankruptcy Code proceedings for estimation of Claims. The Bankruptcy Court will further retain jurisdiction for the following additional purposes:

         o to determine all questions and disputes regarding title to the Assets of the Debtors, all Causes of Action, controversies, disputes, or conflicts, whether or not subject to any pending action as of the Effective Date, between any Debtor and any other party, including, without limitation, the Causes of Actions, the Avoidance Actions, and any other right to recover Assets pursuant to the provisions of the Bankruptcy Code;

         o to modify the Plan after the Confirmation Date in accordance with the terms of the Plan and pursuant to the Bankruptcy Code and the Bankruptcy Rules;

         o to enforce and interpret the terms and conditions of the Plan;

         o to enter such orders, including, but not limited to, such future injunctions as are necessary to enforce the respective title, rights, and powers of the Debtors, the terms of the Plan, and to impose such limitations, restrictions, terms, and conditions on such title, rights, and powers as the Bankruptcy Court may deem necessary;

         o to enter an order closing these Cases;

         o to correct any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order as may be necessary to implement the purposes and intent of the Plan;



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


         o to determine any and all applications for allowances of compensation and reimbursement of expenses and the reasonableness of any fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan or resolve any disputes regarding fees to be paid pursuant to the Plan;

         o to determine any applications or motions pending on the Effective Date or thereafter for the rejection of any Executory Contract and to hear and determine, and, if need be, to liquidate any and all Claims arising therefrom;

         o to determine any and all motions, applications, adversary proceedings, and contested matters that may be pending on the Effective Date;

         o to consider any modification of the Plan, whether or not the Plan has been substantially consummated, and to remedy any defect or omission or to reconcile any inconsistency in any order of the Bankruptcy Court, to the extent authorized by the Plan or the Bankruptcy Court and all matters pertinent to modification;

         o to determine all controversies, suits, and disputes that may arise in connection with the interpretation, enforcement, or consummation of the Plan or the Reorganization Documents;

         o to consider and act on the compromise and settlement of any Claim against or Cause of Action by or against any Debtor or Reorganized Debtor arising under or in connection with the Plan;

         o to issue such orders in aid of execution of the Plan as may be authorized by Section 1142 of the Bankruptcy Code;

         o to determine such other matters or proceedings as may be provided for under Title 28 or any other title of the United States Code, the Bankruptcy Code, the Bankruptcy Rules, other applicable law, the Plan, or in any order or orders of the Bankruptcy Court, including, but not limited to, the Confirmation Order or any order that may arise in connection with the Plan, the Cases, or the Confirmation Order; and

         o to interpret and enforce, and determine all questions and disputes regarding, the injunctions, releases, exculpations, and indemnifications provided for or set forth in the Plan (including, without limitation, Articles 10.02, 10.05, 10.06 and 13.08 of the Plan) or the Confirmation Order.


                  4.       Releases

                           A. On the Effective Date, effective as of the Confirmation Date, and except as otherwise provided in the Plan or in the Confirmation Order, Intermet, Reorganized Intermet, the Debtors, the Reorganized Debtors, each Initial Committed Purchaser, the Pre-Petition Agent, the Consenting Pre-Petition Lenders, the DIP Agents on their own behalf and on behalf of each of the DIP Lenders, the Creditors' Committee and its members in such capacity and only in



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                                    such capacity, and the Indenture Trustee
                                    will have, and will be deemed to have,
                                    conclusively, absolutely unconditionally, irrevocably, forever and completely released and discharged each of the current and former directors and officers, employees, agents, managers, advisors, attorneys or representatives (in their capacity as such and in no other capacity) of each of the Debtors from any and all Released Actions and Avoidance Actions based in whole or in part upon any act, omission, transaction, event or other occurrence taking place at any time on or before the Effective Date, with the sole exception of acts or omissions resulting from intentional fraud or willful misconduct as determined by a Final Order of the Bankruptcy Court.

                           B. On the Effective Date, effective as of the Confirmation Date, and except as otherwise provided in the Plan or in the Confirmation Order, Intermet, Reorganized Intermet, the Debtors and the Reorganized Debtors as Releasing Parties have and will be deemed to have, conclusively, absolutely, unconditionally, irrevocably, forever and completely released and discharged each Initial Committed Purchaser, the Pre-Petition Agent, the Consenting Pre-Petition Lenders, the DIP Agents on their own behalf and on behalf of each of the DIP Lenders, the Creditors' Committee, and the Indenture Trustee, and each of their respective current and former members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives (in their capacity as such and in no other capacity) and their respective properties, from any and all Released Actions other than Avoidance Actions based in whole or in part upon any act, omission, transaction, event or other occurrence taking place at any time after the Petition Date through and including the Effective Date, with the sole exception of acts or omissions resulting from intentional fraud or willful misconduct as determined by a Final Order of the Bankruptcy Court.

                           C. On the Effective Date, effective as of the Confirmation Date, and except as otherwise provided in the Plan or in the Confirmation Order, (i) each Person that votes to accept the Plan, (ii) all Holders of Claims, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, and the treatment under the Plan, and (iii) each Person (other than the



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


                                    Debtors) that has held, holds or may hold a claim, as applicable, will have, and will be deemed to have, conclusively, absolutely, unconditionally, irrevocably, forever and completely, released and discharged each Released Party from any and all of Released Actions based in whole or in part upon any act, omission, transaction, event or other occurrence taking place at any time on or before the Effective Date, with the sole exception of acts or omissions resulting from intentional fraud or willful misconduct as determined by a Final Order of the Bankruptcy Court, and in all respects, each Released Party will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities, if any, under the Plan; provided, however, that any party in interest may enforce the terms of the Plan. Nothing in the Plan will prejudice any right, remedy, defense, claim, cross-claim, counterclaim, or third party claim that any Person may have against any Person other than with respect to the Released Actions against the Released Parties.

                           D. Notwithstanding any provision of the Plan to the contrary, the foregoing releases in subsections (b) and (c) will not apply to
                                    (i) any indebtedness of any Person to the Debtors for money borrowed by such Person,
                                    (ii) any setoff or counterclaim that the Debtors may have or assert against any Person, provided that the aggregate amount thereof will not exceed the aggregate amount of any Claims held or asserted by such Person against the Debtors, and (iii) any garnishments. Notwithstanding any provision in the Plan to the contrary, the releases contained in Article 10.05 (b) of the Plan will not be construed as or operate as a release of any Retained Actions, including Avoidance Actions.

                           E. On the Effective Date, effective as of the Confirmation Date, and except as otherwise provided herein or in the Confirmation Order, all Persons that hold, have held, or may hold a Released Action (or, to the extent applicable an Avoidance Action) or other action, proceeding, cause of action, suit, account, controversy, promise to pay, right to legal remedies, right to equitable remedies, right to payment, claim, obligation, litigation, judgment, damage, right or liability of any nature whatsoever (including, without limitation, those arising under the Bankruptcy Code) that is released pursuant to the provisions of the Plan (including, without limitation, Articles 10.05(a), (b) and (c) of the Plan) are hereby and will be permanently enjoined and barred from taking any of the following actions on



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


                                    account of, relating to or based upon any such Released Action (or, to the extent applicable, an Avoidance Action) or other action, proceeding, cause of action, suit, account, controversy, promise to pay, right to legal remedies, right to equitable remedies, right to payment, claim, obligation, litigation, judgment, damage, right or liability of any nature whatsoever (including, without limitation, those arising under the Bankruptcy Code): (i) commencing or continuing in any manner any action or other proceeding against any of the Released Parties or its respective property; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against any of the Released Parties or its respective property; (iii) creating, perfecting or enforcing any Lien or encumbrance against any of the Released Parties or its respective property; (iv) asserting any setoff, right of subrogation or recoupment of any kind directly or indirectly against any debt, liability or obligation due any of the Released Parties or against its respective property; and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan or the Confirmation Order.

                           F. Each of the releases and the injunction provided in Article 10.05 of the Plan is an integral part of the Plan and is essential to its implementation. Each of the Released Parties and any other Persons being released under, or protected by the injunction set forth in Article 10.05 of the Plan will have the right to independently seek the enforcement of such release and injunction.

As to the Debtors' directors, officers and employees, the consideration for the releases provided in Article 10.05 of the Plan is the service rendered by such individuals during the pendency of the Chapter 11 Cases and the need for their continued dedication to fully consummate a successful reorganization. The Debtors will be hampered in their consummation efforts if their directors, officers and employees are subject to claims and potential litigation that will distract their attention from operational and other business matters. None of such individuals are currently the target of any actual claim or litigation, and the Debtors are not aware of any credible theory on which any claims or litigation might be pursued against such individuals.

                  5.       Insurance And Indemnification

Notwithstanding anything provided in the Plan to the contrary, the Plan will not be deemed in any way to diminish or impair the enforceability of any insurance policies that may cover claims against a Debtor or any other Person. Effective as of the Effective Date, the Reorganized Debtors will obtain and maintain in full force tail insurance



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


covering such risks as are presently covered for a period of not less than 5 years after the Effective Date in favor of the former and current officers and directors of the Debtors on terms no less favorable to the officers and directors than the terms of the existing insurance policies covering the officers and directors and otherwise on terms and conditions acceptable to the Debtors and the Initial Committed Purchasers; provided, however, that the aggregate cost of such tail insurance will not exceed $1.5 million. Effective on the Effective Date and at all relevant times thereafter, the Reorganized Debtors will indemnify all officers and directors of the Debtors who served in such capacity at any time prior to the Effective Date for any amounts such officers and directors are required to pay as a result of any retentions or deductibles applicable under policies of insurance in effect on the date hereof or as contemplated by Article 10.06 of the Plan, which policies (or extensions thereof having terms no less favorable to the officers and directors) will be (and are hereby deemed to be) assumed by Reorganized Intermet in the Plan. The indemnity described in Article 10.06 of the Plan will not include liability relating to any action, omission, transaction, event, occurrence or other circumstance that would constitute an exclusion under the applicable policies of insurance or liability in excess of the limits of such policies. Furthermore, the amounts payable by the Reorganized Debtors pursuant to Article 10.06 of the Plan will be paid on a current basis on behalf of the officers and directors, without requiring the officers and directors to first pay such amounts from their own funds and then seek reimbursement from the Reorganized Debtors, so long as the Reorganized Debtors have received a written undertaking by each such officer and director to repay such amounts to the Reorganized Debtors if it is determined by a court of competent jurisdiction pursuant to a final, non-appealable order that such officer or director is not entitled to coverage under such policies of insurance. Each of the provisions set forth in Article 10.06 of the Plan is an integral part of the Plan and is essential to its implementation. Each Person entitled to indemnification and insurance pursuant to Article 10.06 of the Plan will have the right to independently seek the enforcement of each of the terms of Article 10.06 of the Plan.

         C.       EXIT FINANCING

On the Effective Date, the Reorganized Debtors will enter into the Exit Financing Facility in order to obtain the funds necessary to: (a) repay in full the DIP Facility Claims and replace any letters of credit issued pursuant to the DIP Facility, or in the alternative the Exit Lenders may issue letters of credit to the DIP Lenders to secure payment of any undrawn letters of credit issued pursuant to the DIP Facility which may remain outstanding after the Effective Date ; (b) make other payments required to be made on the Effective Date, including, but not limited to, the payment in full in Cash of the Pre-Petition Lender Claims and any undrawn letters of credit issued pursuant to the Pre-Petition Credit Facility will be returned and marked cancelled and will be replaced by letters of credit issued under the Exit Financing Facility or in the alternative the Exit Lenders may issue letters of credit to the Pre-Petition Lender to secure payment of any undrawn letters of credit issued pursuant to the Pre-Petition Credit Facility which may remain outstanding after the Effective Date. In the Confirmation Order, the Bankruptcy Court will approve the Exit Financing Facility in substantially the form filed with the Bankruptcy Court and authorize the Reorganized Debtors to execute the same



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


together with such other documents as the Exit Lenders may reasonably require to effectuate the treatment afforded to such parties under the Exit Financing Facility.

         D.       EXECUTORY CONTRACTS AND UNEXPIRED LEASES

                  1. Assumption And Rejection Of Executory Contracts And Unexpired Leases.

As of the Confirmation Date, but subject to the occurrence of the Effective Date, all Executory Contracts (and all insurance contracts and/or policies providing coverage to the Debtors' current and former directors, officers, shareholders, agents, employees, representatives, and others for conduct in connection with the Debtors will be deemed assumed by the relevant Debtor and retained by the applicable Reorganized Debtor, as appropriate, in accordance with the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code, except those Executory Contracts and unexpired leases that (i) have been rejected by or pursuant to an order of the Bankruptcy Court, (ii) are the subject of a motion to reject pending on the Confirmation Date which is later granted by the Bankruptcy Court, (iii) which are identified on Exhibit M to the Plan, which will be deemed rejected as of the Confirmation Date or as of the date set forth in such Exhibit, or (iv) Executory Contracts which are identified in any modifications made pursuant to Article 13.05 of the Plan. Entry of the Confirmation Order by the Bankruptcy Court will constitute approval of such assumptions pursuant to Sections 365(a) and 1123 of the Bankruptcy Code, subject to the occurrence of the Effective Date. Each Executory Contract assumed pursuant to Article 8 of the Plan will revest in and be fully enforceable by Reorganized Intermet or the relevant Reorganized Debtor, as appropriate, in accordance with its terms, except as may be modified by (i) the provisions of the Plan, (ii) any order of the Bankruptcy Court approving and authorizing its assumption, (iii) applicable law, or (iv) agreement of the parties to such Executory Contracts.

                  2. Cure Of Defaults Of Assumed Executory Contracts And Unexpired Leases.

Any monetary amounts by which each Executory Contract or unexpired lease to be assumed pursuant to the Plan is in default will be Cured, pursuant to Section 365(b)(1) of the Bankruptcy Code, by the relevant Debtor, by payment of the Cure amount (as such amount has been agreed upon by Reorganized Intermet, or in the event of a dispute regarding such Cure amount, as such amount has been determined by a Final Order of the Bankruptcy Court) in Cash on or before thirty
(30) days after the Effective Date or on such other terms as the parties to such Executory Contracts may otherwise agree. Notice of the Cure amount is either set forth in Exhibit N to the Plan. If no Cure amount is set forth in Exhibit N to the Plan, the Debtors believe that no Cure amount is due. Notwithstanding the foregoing, in the event of a dispute regarding: (1) the amount of any Cure payments, (2) the ability of Reorganized Intermet, the relevant Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the Executory Contract to be assumed, or (3) any other matter pertaining to assumption, the Cure payments required by

Section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

                  3.       Cure Procedure.

The Plan will constitute notice to any non-Debtor party to any Executory Contract to be assumed pursuant to the Plan of the amount of any Cure amount owed, if any, under the applicable Executory Contract. Any non-Debtor party that fails to respond or object on or before the deadline scheduled by the Bankruptcy Court for objections to the Plan, will be deemed to have consented to such proposed amount.

                  4.       Rejection Claims.

Each Person who is a party to an Executory Contract rejected pursuant to Article 8 of the Plan will be entitled to file, not later than thirty (30) days after the Confirmation Date, a Proof of Claim for alleged Rejection Claims. If no such Proof of Claim for Rejection Claims is timely filed, any such Claim will be forever barred and will not be enforceable against any Debtor, any Reorganized Debtor, or any of the Estates. The Bankruptcy Court will retain jurisdiction to determine any objections to Rejection Claims.

                  5.       Classification Of Rejection Claims.

Except as otherwise provided under the Plan, Rejection Claims against any Debtor will be treated as Allowed General Unsecured Claims against such Debtor to the extent they are deemed to be Allowed Claims, and will be satisfied in accordance with the Plan and the Confirmation Order.

         E.       DISTRIBUTIONS

                  1.       Distributions

The Disbursing Agent will make all Distributions required under the Plan except with respect to (i) the Claims of the Pre-Petition Lenders, such Distributions will be made by the Disbursing Agent to the Pre-Petition Agent; and (ii) the Claims of Noteholders, which Distributions will be made by the Disbursing Agent to the Indenture Trustee which is directed to immediately distribute the Distributions to the Noteholders as of the Distribution Record Date. Distributions will be made at the times provided in the Plan or as otherwise ordered by the Bankruptcy Court.

                  2.       No Interest On Claims Or Equity Interests

Unless otherwise specifically provided for in the Plan, the Confirmation Order, the DIP Financing Order, or the DIP Facility, post-Petition Date interest will not accrue or be paid on Claims or Equity Interests, and no Holder of any Claim or Equity Interest will be entitled to interest accruing on or after the Petition Date.

                  3.       Claims Administration Responsibility

The Reorganized Debtors will retain responsibility for administering, disputing, objecting to, compromising or otherwise resolving, subject to Bankruptcy Court approval, except as provided herein, with respect to all Claims against the Debtors. The Reorganized Debtors will retain any counter-claims which the Debtors may have to any Claims. Pursuant to Bankruptcy Rule 9019(a) and Section 363 of the Bankruptcy Code, the Debtors may, up to and including the Effective Date, compromise and settle various (i) Claims against them, and (ii) Causes of Action that they have against other Persons without Bankruptcy Court approval if the amount in controversy is less than $300,000. After the Effective Date, such rights will pass to the Reorganized Debtors as contemplated by Article 10.01 of the Plan, without the need for further approval of the Bankruptcy Court, except as otherwise set forth in the Plan. Unless otherwise extended by the Bankruptcy Court, any objections to Claims will be served and filed on or before the Claims Objection Deadline.

                  4.       Delivery of Distributions

Other than Distributions made to the Pre-Petition Agent on behalf of the Pre-Petition Lenders and the Indenture Trustee on behalf of the Noteholders, Distributions to Holders of Allowed Claims will be made by the Disbursing Agent
(a) at the addresses set forth on the Proofs of Claim filed by such Holders (or at the last known addresses of such Holders if no Proof of Claim is filed or if the Debtors have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim, or (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address. Other than Distributions made to the Pre-Petition Agent on behalf of the Pre-Petition Lenders and the Indenture Trustee on behalf of the Noteholders, (a) if any Creditor's Distribution is returned as undeliverable, no further Distribution to such Creditor will be made unless and until the Disbursing Agent is notified of such Creditor's then-current address, at which time all missed Distributions will be made to such Creditor without interest; (b) amounts in respect of undeliverable Distributions will be returned to the Reorganized Debtors until such Distributions are claimed; (c) all funds or other undeliverable Distributions returned to the Reorganized Debtors and not claimed within three
(3) months of return will be Distributed to the other Creditors of the Class of which the Creditor to whom the Distribution was originally made is a member in accordance with the provisions of the Plan applicable to Distributions to that Class; and (d) upon such reversion, the Claim of any Creditor or their successors with respect to such property will be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary. Nothing contained in the Plan will require the Disbursing Agent and the Indenture Trustee to attempt to locate any Creditor holding an Allowed Claim, other than as set forth above.

                  5.       Procedures For Treating And Resolving Disputed Claims

Except as provided in this Article 7.05 of the Plan, no Distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such

Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim.

The Disbursing Agent, after consultation with Reorganized Intermet, will create a reserve from the property to be distributed by the Disbursing Agent under the Plan to Holders of Disputed Claims, other than Rights for which there will be no reserve.

Payments and Distributions from any reserve created under the Plan to a Creditor on account of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, will be made in accordance with provisions of the Plan that govern Distributions to such Creditor.

                  6.       Manner of Cash Distribution Under The Plan

Any Cash payment to be made by the Disbursing Agent as a Distribution pursuant to the Plan may be made by a check or wire transfer on a United States bank selected by the Disbursing Agent. Cash paid as the Subscription Purchase Price for the Rights Offering Shares must be payable in immediately available funds, such as a wire transfer, bank or cashier's check.

                  7.       Direction To Parties

From and after the Effective Date, the Disbursing Agent, or Reorganized Intermet may apply to the Bankruptcy Court for an order directing any necessary party to execute or deliver or to join in the execution or delivery of any instrument required to effect a transfer of property dealt with by the Plan, and to perform any other act, including the satisfaction of any Lien, that is necessary for the consummation of the Plan, pursuant to Section 1142(b) of the Bankruptcy Code.

                  8.       Setoffs

The Reorganized Debtors may, pursuant to Section 553 of the Bankruptcy Code or other applicable law, set off against any Allowed Claim and the Distributions to be made pursuant to the Plan on account of such Allowed Claim, all claims, rights, and Causes of Action of any nature that any such Debtor may hold against the Holder of such Allowed Claim that are not otherwise waived, released, or compromised in accordance with the Plan; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim under the Plan will constitute a waiver or release by such Debtor of any such claims, rights, and Causes of Action that the Debtor may possess against such Holder, notwithstanding any compulsory counterclaim rules or requirements to the contrary.

                  9.       Exemption From Certain Transfer Taxes

Pursuant to Section 1146(c) of the Bankruptcy Code and applicable non-bankruptcy law, any transfers from the Debtors to Reorganized Intermet, or any other Person or entity pursuant to the Plan in the United States will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment. The Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

                  10.      Withholding And Reporting Requirements

In connection with the Plan and all Distributions thereunder, the Disbursing Agent will comply with all applicable tax withholding and reporting requirements imposed by any federal, state, provincial, local or foreign taxing authority, and all Distributions thereunder will be subject to any such withholding and reporting requirements. The Disbursing Agent will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, each Holder of an Allowed Claim or Interest that is to receive a Distribution pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such Distribution.

                  11.      No Fractional Distributions

No fractional shares or amounts of the Plan Securities will be issued or Distributed under the Plan. Each Person entitled to receive Plan Securities will receive the total whole number of shares to which such Person is entitled. Whenever any Distributions to a Person would otherwise call for Distribution of a fraction of any Plan Security, the actual Distribution of such Plan Security will be rounded to the next higher or lower whole number with fractions of less than or equal to one-half (1/2) being rounded to the next lower whole number. No consideration will be provided in lieu of fractional amounts of Plan Securities that are rounded down. The total amount of Plan Securities to be Distributed to each Class of Claims will be adjusted as necessary to account for the rounding provided herein. Any other provision of the Plan notwithstanding, neither the Debtors, nor the Disbursing Agent will be required to make Distributions or payments of fractions of dollars. Whenever any payment of a fraction of one dollar under the Plan would otherwise be called for, the actual payment made will reflect a rounding of such fraction to the nearest whole dollar (up or down), with one-half (1/2) dollars being rounded down.

         F.       RETIREE BENEFITS

All payments of Retiree Benefits will continue as they existed prior to the Petition Date at the level established pursuant to subsection (e)(1)(B) or (g) of Section 1114 of the Bankruptcy Code as such payments may be modified prior to the Effective Date, for the duration of the period the applicable Debtor has obligated itself to provide such benefits. After the Effective Date, the Reorganized Debtors will retain their rights to amend, modify or terminate Retiree Benefits in accordance with all relevant agreements and



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applicable law. As indicated in Section VII.D.5.c. above, Wagner Castings has begun negotiating with the Wagner Retiree Committee and the USW to modify Retiree Benefits at Wagner Castings.

         G.       CORPORATE GOVERNANCE

On the Effective Date, the Board of Directors of Reorganized Intermet will be composed of seven members. On the Effective Date, (i) five of such members will be selected by the Initial Committed Purchasers, (ii) one of such members will be the Chief Executive Officer of Reorganized Intermet, and (iii) one of such members will be selected by the Creditors' Committee. The member selected by the Creditors' Committee will be acceptable to the Initial Committed Purchasers. Two of the five members selected by the Initial Committed Purchasers may not be officers, directors or employees of either of the Initial Committed Purchasers. Thereafter, the selection of the Board of Directors for Reorganized Intermet will be governed by the Stockholders' Agreement.

The Effective Date Executive Officers will become employed by Reorganized Intermet on the Effective Date pursuant to the Employment Agreements. The other officers of the Debtors immediately prior to the Effective Date will serve as the officers of the applicable Reorganized Debtor until their successors are duly appointed in accordance with Reorganized Intermet's governance documents and applicable law. Each officer will serve from and after the Effective Date pursuant to the terms of Reorganized Intermet's governance documents and applicable law. The Employment Agreements will be in form and substance satisfactory to the Initial Committed Purchasers and will supercede such officer's pre-Effective Date employment agreement.

         H.       REORGANIZED DEBTORS

Each of the Debtors will continue to exist after the Effective Date as a separate entity, except as otherwise provided in the Plan, with all the powers under applicable law in the jurisdiction in which each applicable Debtor is incorporated or otherwise formed and pursuant to its certificate of incorporation and bylaws or other organizational documents in effect on the Effective Date, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date. On the Effective Date, Reorganized Intermet will re-domesticate, by merger or other appropriate means, as a new corporation under the laws of the State of Delaware with a new Certificate of Incorporation and Bylaws. The Articles of Incorporation and Bylaws for all other Debtors continuing after the Effective Date will be amended and restated but such Debtors will remain subject to the laws of the jurisdictions in which such Debtors were incorporated or formed prior to the Effective Date.

         I.       CORPORATE ACTION

         o The Certificate of Incorporation and Bylaws of Reorganized Intermet, will, among other things: (i) authorize the issuance of the New Common Stock, (ii) prohibit the issuance of nonvoting equity securities, as required by Section 1123(a)(6) of the Bankruptcy Code, subject to amendment of such certificate of



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         incorporation and bylaws as permitted by applicable law, and (iii)
         effectuate the provisions of the Plan, in each case without any further action by the officers, stockholders or directors of the Debtors or the Reorganized Debtors.

         o The Certificate of Incorporation (or other similar document) and Bylaws of all of the Debtors other than Reorganized Intermet, will, among other things: (i) prohibit the issuance of nonvoting equity securities, as required by Section 1123(a)(6) of the Bankruptcy Code, subject to amendment of such certificate of incorporation and bylaws as permitted by applicable law, and (ii) effectuate the provisions of the Plan, in each case without any further action by the officers, stockholders or directors of the Debtors or the Reorganized Debtors.

         o On the Effective Date, the execution and delivery of each agreement on the Effective Date and any other document necessary to effectuate the transactions contemplated herein and therein, and all other actions contemplated by the Plan, or such other documents will be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Reorganized Debtors, and any corporate action required by the Debtors or Reorganized Debtors in connection with the Plan, will be deemed to have occurred and will be in effect, without any requirement of further action by the security holders or directors of the Debtors or Reorganized Debtors. On the Effective Date, the appropriate officers of the Reorganized Debtors and members of the Boards of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of, and on behalf of, the Reorganized Debtors.

         o On or as soon as reasonably practicable after the Effective Date, Reorganized Intermet will issue shares of the New Common Stock to those Persons entitled to receive such pursuant to the Plan, which shares will be subject to the Stockholders' Agreement.

         o On or as soon as reasonably practicable after the Effective Date, if the Liquidating Plan Condition is satisfied, then the Articles of Incorporation and Bylaws of Wagner Castings will authorize the issuance of one (1) share of Reorganized Wagner Castings New Common Stock and such share will be issued and delivered to a third-party liquidating trustee acceptable to the Reorganized Debtors, the Initial Committed Purchasers, and the Creditors' Committee for the purpose of liquidating Wagner Castings and making the Distributions set forth in Class 4a.

         o On or as soon as reasonably practicable after the Effective Date, if the Liquidating Plan Condition is satisfied, then the Articles of Incorporation and Bylaws of Wagner Havana will authorize the issuance of the Reorganized Wagner



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         Havana New Common Stock and Reorganized Wagner Havana will issue
         Reorganized Wagner Havana New Common Stock to Holders of Claims against Wagner Havana which such Holders will immediately transfer to Reorganized Intermet.


         J.       NON-DEBTOR AFFILIATES

There are certain Non-Debtor Affiliates of the Debtors that are not Debtors in these Chapter 11 Cases. The continued existence, operation and ownership of such Non-Debtor Affiliates is a material component of the Debtors' businesses, and, as set forth in Article 10.1 of the Plan, substantially all of the Debtors' Equity Interests and other property interests in such Non-Debtor Affiliates will revest in the applicable Reorganized Debtor or its successor on the Effective Date.

         K.       STOCKHOLDERS' AGREEMENT

All recipients of New Common Stock will be subject to the Stockholders' Agreement which will, among other things, govern appointment of the Board of Directors of Reorganized Intermet, each recipient's access to information with respect to the Reorganized Debtors, and ability to transfer such recipient's New Common Stock. An election by a Person to receive New Common Stock on the Ballot will constitute such Person's agreement to be bound by the Stockholders' Agreement. Each certificate representing share(s) of New Common Stock will bear a legend indicating that the New Common Stock is subject to the Stockholders' Agreement. The Stockholders' Agreement will be effective as of the Effective Date.

         L.       APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

Holders of General Unsecured Claims will have the option of receiving New Common Stock under the Plan. Section 1145 of the Bankruptcy Code creates certain exemptions from the registration requirements of federal and state securities laws with respect to the distribution of securities pursuant to a plan of reorganization.

                  1.       Issuance Of Securities Under The Plan

The Debtors intend to rely on Section 1145(a) of the Bankruptcy Code to exempt from registration under the Securities Act, and any applicable state securities laws, (i) the issuance of any New Common Stock pursuant to the Plan to Holders of Claims in exchange for their Claims, (ii) the issuance of any Reorganized Wagner Havana New Common Stock pursuant to the Plan to Holders of Claims in exchange for their Claims, and (iii) the issuance of Rights Offering Shares in connection with the Rights Offering, except that the issuance of New Common Stock to the Initial Committed Purchasers is not expected to be eligible for the
Section 1145(a) exemption, and therefore will be issued pursuant to the private placement exemption or another applicable exemption from registration under the Securities Act.



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


Generally, Section 1145 of the Bankruptcy Code exempts the issuance of securities under a plan of reorganization from registration under the Securities Act and under state securities laws if three principal requirements are satisfied: (i) the securities must be issued under a plan of reorganization by the debtor or its successors under a plan or an affiliate participating in a joint plan of reorganization with the debtor; (ii) the recipients of the securities must hold a claim against the debtors, an interest in the debtor or a claim for an administrative expense against the debtor; and (iii) the securities must be issued entirely in exchange for the recipient's claim against or interest in the debtor, or "principally" in such exchange and "partly" for cash or property. Although the issuance of the New Common Stock and the Reorganized Wagner Havana New Common Stock pursuant to the Plan satisfies the requirements of Section 1145(a)(1) of the Bankruptcy Code and is, therefore, exempt from registration under federal and state securities laws, under certain circumstances subsequent transfer of such securities may be subject to registration requirements under such securities laws.

                  2.       Transfers Of New Common Stock

Subject to compliance with the Stockholders' Agreement, which imposes significant restrictions with regard to the sale or transfer of the New Common Stock, the New Common Stock to be issued pursuant to the Plan (other than the New Common Stock issued to the Initial Committed Purchasers pursuant to the Private Placement Purchase Agreement and the Cash-Out Purchase Agreement), and all resales and subsequent transactions in such New Common Stock, are exempt from registration under federal and state securities laws, unless the Holder is an "underwriter" with respect to such securities. Section 1145(b) of the Bankruptcy Code defines four types of "underwriters":

                  (i) persons who purchase a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received or to be received in exchange for such a claim or interest;

                  (ii) persons who offer to sell securities offered or sold under a plan for the holders of such securities;

                  (iii) persons who offer to buy such securities from the holders of such securities, if the offer to buy is (a) with a view to distribution of such securities, and (b) under an agreement made in connection with the Plan, with the consummation of the Plan, or with the offer or sale of securities under the Plan; and

                  (iv) persons who are an "issuer" with respect to the securities, as the term "issuer" is defined in Section 2(11) of the Securities Act of 1933. Under Section 2(11) of the Securities Act of 1933, an "issuer" includes any persons directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control with the issuer.

To the extent that Persons deemed to be "underwriters" receive securities pursuant to the Plan, resales by such Persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Persons deemed



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to be underwriters, however, may be able to sell such securities without registration subject to the provisions of Rule 144 under the Securities Act (which permits the public sale of securities received pursuant to the Plan by "underwriters", subject to the availability to the public of current information regarding the issuer and to volume limitations, method of sale restrictions, and certain other conditions).

Whether or not any particular Person would be deemed to be an "underwriter" with respect to any security to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any Person would be an "underwriter" with respect to any security to be issued pursuant to the Plan.

GIVEN THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO OFFER OR SELL IN THE NEW COMMON STOCK TO BE DISTRIBUTED PURSUANT TO THE PLAN. THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE NEW COMMON STOCK CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY OFFER OR SELL SUCH SECURITIES.

                  3.       Transfers Of Reorganized Wagner Havana New Common
                           Stock

The Plan provides that immediately after issuance on the Effective Date, the shares of Reorganized Wagner Havana New Common Stock, if any, will be transferred by the holders thereof to Reorganized Intermet. Therefore, any Reorganized Wagner Havana Common Stock transferred pursuant to the Plan will not be transferable except pursuant to the transfer discussed above.

         M.       REGISTRATION RIGHTS AGREEMENT

Reorganized Intermet will be obligated to register certain shares of New Common Stock for resale under the Securities Act pursuant to the terms and conditions of the Registration Rights Agreement. The Registration Rights Agreement must be acceptable to the Initial Committed Purchasers, and will provide, among other things:

         o That within 60 days after the date on which Reorganized Intermet will receive a written request, signed by either of the Initial Committed Purchasers, pursuant to which such Initial Committed Purchaser will request that Reorganized Intermet register the resale of the shares of New Common Stock held by such Initial Committed Purchaser under the Securities Act, Reorganized Intermet will prepare and file, and will use its reasonable best efforts to have declared effective within 60 days thereafter, a registration statement under the Securities Act for the offering on a continuous basis pursuant to Rule 415 of the Securities Act, of the shares of New Common Stock held by such Initial Committed Purchaser (the "Shelf Registration");



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


         o That Reorganized Intermet will keep the Shelf Registration effective for a period ending on the earlier of (a) the date that is the two-year anniversary of the date upon which such registration statement is declared effective by the SEC, (b) the date such Registrable Securities have been disposed of pursuant to an effective registration statement,
         (c) the date such Registrable Securities have been disposed of (1) pursuant to and in accordance with SEC Rule 144 (or any similar provision then in force) under the Securities Act, or (2) pursuant to another exemption from the registration requirements of the Securities Act pursuant to which the Registrable Securities are thereafter freely tradeable without restriction under the Securities Act, (d) the date such Registrable Securities may be disposed of pursuant to SEC Rule 144 (or any similar provision then in force) within the volume limitations thereunder within a 90 day period or pursuant to SEC Rule 144(k) (or any similar provision then in force) under the Securities Act, or (e) such Registrable Securities cease to be outstanding;

         o For indemnification and contribution and the payment by Reorganized Intermet of the fees and expenses incurred by the Initial Committed Purchasers, customarily included in registration rights agreements entered into in connection with similar financings; and

         o That any person holding more than 10% of the outstanding New Common Stock on the Effective Date will be entitled to piggy-back registration rights.

         N.       CANCELLATION OF EXISTING COMMON STOCK AND EXISTING PREFERRED
                  STOCK

On or as soon as reasonably practicable after the Effective Date, except as otherwise specifically provided for in the Plan (a) the Existing Common Stock of the Impaired Equity Debtors and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Impaired Equity Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Impaired Equity Debtors that are reinstated under the Plan, will be cancelled, and (b) the Existing Preferred Stock will be cancelled; and (c) obligations of, Claims against, and/or Equity Interests in the Impaired Equity Debtors under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificates or articles of incorporation or similar documents evidencing or creating any indebtedness or obligation of the Impaired Equity Debtors, except such notes, instruments, or other documents evidencing indebtedness or obligations of the Impaired Equity Debtors that are reinstated or otherwise expressly assumed or preserved under the Plan, and except for any rights to dividends accrued with respect to the Existing Preferred Stock prior to the Effective Date, which will be treated as General Unsecured Claims or Unsecured Convenience Claims under the Plan, as the case may be, will be released and discharged. The Unimpaired Equity Interests will be retained by the applicable Reorganized Debtor.



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


         O.       MANAGEMENT INCENTIVE PLAN

On or as soon as reasonably practicable after the Effective Date, the Management Incentive Plan will be implemented to reserve for designated members of senior management of the Reorganized Debtors equity interests (including, without limitation, restricted common stock and/or options) in Reorganized Intermet in an amount up to 5.0% of the New Common Stock issued on the Effective Date. The Management Incentive Plan will contain terms and conditions that will be determined by the Board of Reorganized Intermet. The shares of New Common Stock issued pursuant to the Management Incentive Plan will have the effect of diluting the ownership interest of the other Persons who receive New Common Stock pursuant to the Plan.

         P.       KEY EMPLOYEE RIGHTS OFFERING

The Reorganized Debtors will conduct the Key Employee Rights Offering in connection with which Reorganized Intermet will offer to the eligible Key Employees the right to purchase, on a Pro Rata basis (based upon payments due to Key Employees under the KERP), 181,249 shares of New Common Stock, in consideration for Cash in the amount of $10.00 per share. Eligible Key Employees will have the right of over subscription with respect to the Key Employee Rights Offering, provided that, in no event will the total shares in the Key Employee Rights Offering exceed 181,249 shares. Moreover, the rights to purchase shares of New Common Stock in connection with the Key Employee Rights Offering will be non-transferable. Other terms and conditions of the Key Employee Rights Offering are to be determined by the Debtors and the Initial Committed Purchasers, in consultation with the Creditors' Committee. The eligible Key Employees either:
(i) may receive in cash any unpaid stay bonuses to which they may be entitled in accordance with the terms and subject to the conditions of the KERP, including, without limitation, the stay bonus payment schedule set forth therein; or (ii) upon consummation of the Plan, may purchase shares of New Common Stock in connection with the Key Employee Rights Offering by authorizing Reorganized Intermet to apply, on their behalf, on a dollar-for-dollar basis, any such stay bonuses toward the purchase of the shares of New Common Stock covered by the Key Employee Rights Offering.

Any New Common Stock issued pursuant to the Key Employee Rights Offering will be subject to the Stockholders' Agreement. In addition, the shares of New Common Stock issued pursuant to the Key Employee Rights Offering will have the effect of diluting the ownership interest of the other Persons who receive New Common Stock pursuant to the Plan.

         Q.       CONTINUATION OF BUSINESS

Except as discussed herein, on and after the Effective Date, the Reorganized Debtors will continue to engage in the Debtors' businesses, including, without limitation, performing under all purchase orders existing as of the Effective Date and assumed. Except as provided herein, the Reorganized Debtors retain all claims, defenses, counterclaims and offsets with respect to such purchase orders in existence as of the Effective Date.



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


Debtors Alexander City Casting Company, Inc., Ironton Iron, Inc., Wagner Havana, Inc. and Intermet Illinois, Inc., are non-operating entities which currently own Assets. It is each such Debtor's intention to sell such Assets after the Effective Date. The proceeds of such sales will be paid to the Exit Lenders. It is anticipated that all of these Assets will be subject to liens in favor of the Exit Lenders, pursuant to the Exit Financing Facility, due to the fact that the proceeds of the Exit Financing Facility will be used to pay the Distributions under the Plan, including those to the Pre-Petition Lenders, whose liens currently attach to these Assets.

         R.       EMPLOYMENT AGREEMENTS

On or before the Effective Date, the Employment Agreements will be entered into by Reorganized Intermet and deemed approved by the Bankruptcy Court.

         S.       DISBANDMENT OF OFFICIAL COMMITTEES

On the Effective Date, all committees, including the Creditors' Committee, the Equity Committee, and the Retiree Committee, will be disbanded and their members will be discharged from all further authority, duties, responsibilities and obligations relating to the Cases, and the retention and employment of the Professionals retained by such committees will also terminate as of the Effective Date; provided, however, that the Creditors' Committee and the Equity Committee and their Professionals will be maintained with respect to applications filed pursuant to Sections 330 and 331 of the Bankruptcy Code and will be compensated for reasonable fees and expenses incurred with respect to such applications as approved by the Bankruptcy Court. The Reorganized Debtors will not be responsible for fees or expenses of any committees, including the Creditors' Committee, Equity Committee, or Retiree Committee or of their Professionals and agents, incurred after the Effective Date unless otherwise ordered by the Bankruptcy Court.

         T.       DISBURSING AGENT

As soon as practicable after the Effective Date, the Disbursing Agent will be paid all of its fees and expenses incurred in connection with performing its duties under the Plan.

         U.       POST-CONFIRMATION EFFECT OF INDENTURE

Anything in the Plan, the Confirmation Order, or any other document to the contrary notwithstanding, and notwithstanding the Confirmation and effectiveness of and Distributions under the Plan and the discharge of the Debtors, the Indenture will remain in effect for the sole purpose of allowing the Indenture Trustee to make distributions as provided in Article 7.01 of the Plan. However, the liability of the Debtors under the Indenture will be discharged pursuant to the Plan and Section 1141 of the Bankruptcy Code.



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


         V.       PRESERVATION OF CERTAIN CAUSES OF ACTION

In accordance with Section 1123(b)(3) of the Bankruptcy Code, and except as otherwise provided in the Plan and/or the Confirmation Order, the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions, including Avoidance Actions and other similar claims arising under applicable state laws, including, without limitation, fraudulent transfer claims, if any, and all other Causes of Action of a trustee and debtor-in possession under the Bankruptcy Code. The Debtors or the Reorganized Debtors, in their sole discretion, will determine whether to bring, settle, release, compromise, or enforce any rights (or decline to do any of the foregoing) with respect to the Retained Actions, other than the Avoidance Actions. The Reorganized Debtors or any successor may pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or any successors holding such rights of action. The failure of the Debtors to specifically list any Claim, Causes of Action, right of action, suit or proceeding in the Schedules, this Disclosure Statement, on Exhibit D to this Disclosure Statement, or on Exhibit K to the Plan does not, and will not be deemed to, constitute a waiver or release by the Debtors of such Claim, Causes of Action, right of action, suit or proceedings, and the Reorganized Debtors will retain the right to pursue such Claims, Causes of Action, rights of action, suits or proceedings in their sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches will apply to such claim, right of action, suit or proceeding upon or after the confirmation or consummation of the Plan. Further, recovery of any proceeds of Causes of Action will be deemed "for the benefit of the Estates" as set forth in Section 550(a) of the Bankruptcy Code.

X.       THE RESTRUCTURING COMMITMENT LETTER AND THE RIGHTS OFFERING

         A.       INITIAL COMMITTED PURCHASERS

Pursuant to the terms of the Restructuring Commitment Letter, which is attached as Exhibit B to the Plan, and provided that all conditions precedent set forth therein have been satisfied, including but not limited to the negotiation and execution of the Private Placement Purchase Agreement and the Cash-Out Purchase Agreement, the Initial Committed Purchasers will be obligated to purchase, on the Effective Date, any and all of the Private Purchase Placement Shares. This means that the Initial Committed Purchasers have agreed to guarantee that any shares not purchased in the Rights Offering will be purchased by the Initial Committed Purchasers. Through this mechanism: (i) the Debtors are ensured that they will receive an aggregate capital infusion of $75 million in cash on the Effective Date, regardless of the source of those funds; and (ii) the Debtors' capital structure will be better than it would otherwise be, given the equity nature of the investment prescribed in the Restructuring Commitment Letter, because the Debtors will not be required to take on additional debt to obtain the additional $75 million.

Accordingly, the Initial Committed Purchasers will pay to Reorganized Intermet, by wire transfer in immediately available funds on or prior to the Effective Date, cash in an



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


amount equal to the Subscription Purchase Price for the Private Purchase Placement Shares.

                  1.       Underwriting Fee

In consideration for the Restructuring Commitment Letter, the Initial Committed Purchasers will receive an aggregate fee of $3 million, of which $1 million will be payable no later than one business day after the Bankruptcy Court enters an order approving the Restructuring Commitment Letter and of which the balance will be paid upon the occurrence of certain events described therein.

Specifically, in the event that (i) Intermet consummates a financial restructuring other than the restructuring described in the Restructuring Commitment Letter prior to or within 12 months after termination of the Restructuring Commitment Letter, (ii) there has not been a material breach of the obligations of the Initial Committed Purchasers thereunder and (iii) the financial restructuring that is consummated (a) pays the Pre-Petition Credit Facility in full in cash and (b) delivers a dollar recovery to all Holders of Unsecured Claims in excess of the implied dollar recovery to Holders of Unsecured Claims according to the Rights Offering price, Intermet is required to pay the $1 million underwriting fee, plus the remaining $2 million and an additional $2 million for a total of $5 million. The additional $2 million payment is akin to a "break-up fee" compensating the Initial Committed Purchasers upon the occurrence of the events described above.

                  2.       Reimburseable Expenses

Intermet is obligated to reimburse the Initial Committed Purchasers for the reimburseable expenses incurred by the Initial Committed Purchasers and the fees and expenses of their legal counsel on and after January 10, 2005, in connection with the Restructuring (as defined therein), plus all of the reasonable and documented fees and expenses incurred by the Initial Committed Purchasers and their legal counsel in connection with the drafting, negotiation, prosecution or defense of the Restructuring Commitment Letter, the Private Placement Purchase Agreement, the Rights Offering, corporate governance documents, the Cash-Out Purchase Agreement, the Plan, the Confirmation Order, the Disclosure Statement, the Stockholders' Agreement, the Exit Financing Facility agreements and related documents and any and all agreements and other documents ancillary thereto, including any fees and expenses incurred by the Initial Committed Purchasers in connection with obtaining all required regulatory approvals.

                  3.       Indemnification Obligations

Subject to Bankruptcy Court approval, Intermet is required to indemnify and hold harmless the Initial Committed Purchasers and their respective affiliates, directors, officers, partners, members, employees, attorneys, agents and assignees (including affiliates thereof) from and against any and all losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of



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or in any way relate to or result from the Restructuring Commitment Letter or the proceeds of the Initial Committed Purchasers' agreement to purchase shares of New Common Stock under the Private Placement Purchase Agreement and the Cash-Out Purchase Agreement.

Intermet is further required to reimburse (on an as-incurred monthly basis) each party indemnified for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such indemnified party is a party to any action or proceeding out of which such indemnified expenses arise), but excluding therefrom all losses, claims, damages, liabilities and expenses that are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. In the event of any litigation or dispute involving the Restructuring Commitment Letter, the Initial Committed Purchasers are not responsible or liable to Intermet or any other person or entity for any special, indirect, consequential, incidental or punitive damages.

The obligations of Intermet described above and set forth in the Restructuring Commitment Letter will remain effective whether or not (i) any of the transactions contemplated in the Restructuring Commitment Letter are consummated, (ii) any Definitive Investment Documents (as defined in the Restructuring Commitment Letter) with respect to the Initial Committed Purchasers' obligation to purchase shares of New Common Stock under the Private Placement Purchase Agreement and the Cash-Out Purchase Agreement are executed, and notwithstanding any termination of the Restructuring Commitment Letter, and
(iii) will be binding upon Reorganized Intermet in the event that any plan of reorganization of Intermet is consummated.

Notwithstanding the foregoing, any indemnity claim arising from an indemnified party's breach of the Restructuring Commitment Letter or breach of any other agreements between an Indemnified Party and Intermet, or among an indemnified party and Reorganized Intermet, are excluded from Intermet's indemnity obligations.

         B.       TERMS AND CONDITIONS OF THE RESTRUCTURING COMMITMENT LETTER(7)

The Initial Committed Purchasers' and the Debtors' performance under the Restructuring Commitment Letter are subject to terms and conditions, including termination rights, that are reasonable and customary for standby purchase commitments generally. Additionally, the Initial Committed Purchasers' performance under the Restructuring Commitment Letter is conditioned on, among other things, the Debtors and the Reorganized Debtors realizing year-to-date consolidated EBITDA for 2005, excluding administrative fees and expenses associated with the Cases, through the latest calendar month ending at least 25 days prior to the Effective Date, in an amount that is no less than the amount specified for such calendar month on Exhibit A to the Restructuring


----------

         (7) The summary of terms and conditions contained herein is qualified in its entirety by reference to the Restructuring Commitment Letter.



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Commitment Letter (ranging from $15,230,000 in June 2005 to $27,459,000 in
December 2005).

[The Initial Committed Purchasers' performance is also conditioned on, among other things, the Debtors and the Reorganized Debtors having cash and/or availability under the Exit Financing Facility, after giving effect to the proceeds of the Rights Offering, but taking into account Distributions under the Plan, of at least the amount required pursuant to the Exit Financing Facility.]

Furthermore, the Initial Committed Purchasers may terminate the Restructuring Commitment Letter if, among other things, (i) the Plan is not Confirmed by the Bankruptcy Court within 100 days of the entry of a Bankruptcy Court order approving the Restructuring Commitment Letter, (ii) the Effective Date does not occur on or before the 20th day following Confirmation of the Plan, or (iii) upon the occurrence of a "material adverse change," or "MAC," as that phrase is used and defined in the Restructuring Commitment Letter.(8)

Set forth below is a table which summarizes the conditions precedent, the termination events, and the resulting fees under the Restructuring Commitment
Letter:

                        TERMINATION EVENT                               AMOUNT PAYABLE                    TIMING OF PAYMENT
                        -----------------                               --------------                    -----------------
IF INTERMET TERMINATES THE RESTRUCTURING COMMITMENT LETTER      $1,000,000 PLUS THE REMAINING       WITHIN THREE BUSINESS DAYS OF
BECAUSE OF A FAILURE TO SATISFY INTERMET'S CONDITIONS                                               ANY SUCH TERMINATION.
PRECEDENT(9) (iii) - (vii) ON OR BEFORE 120 DAYS OF THE         $2,000,000, PLUS THE
ENTRY OF THE APPROVAL ORDER, WHICH CONDITIONS PRECEDENT ARE:    REIMBURSABLE EXPENSES

     o    ENTRY OF A SATISFACTORY CONFIRMATION ORDER - (iii)


----------

         (8) A "material adverse change" means any change, effect, event, occurrence, state of facts or development, either alone or in combination, and either known or unknown by the debtors as of the date of the restructuring commitment letter, that is materially adverse to the business, financial condition or results of operation of the Debtors, taken as a whole; provided, however, that in no event will any change, effect, event, occurrence, state of facts or development that is disclosed in Intermet's Annual Report on Form 10-K for the twelve month period ended December 31, 2003, or in Intermet's Quarterly Reports on Form 10-Q for the three month periods ended March 31, 2004, June 30, 2004, and September 30, 2004, or on any filing on Form 8-K made by Intermet prior to the date of the Restructuring Commitment Letter, each in the form first filed by Intermet with the SEC, or any other information delivered in writing by the Debtors to the Initial Committed Purchasers prior to the date of the Restructuring Commitment Letter, be considered a "material adverse change"; and provided further, that in no event will the prosecution of the Cases on terms and conditions consistent with the terms and conditions set forth in the Restructuring Commitment Letter be considered a "material adverse change."

         (9) Capitalized terms not defined in this table have the meanings ascribed to them in the Restructuring Commitment Letter.

                        TERMINATION EVENT                               AMOUNT PAYABLE                    TIMING OF PAYMENT
                        -----------------                               --------------                    -----------------
     o    EXECUTION AND DELIVERY OF LEGAL DOCUMENTATION
          REGARDING THE RESTRUCTURING IN FORM AND SUBSTANCE
          SATISFACTORY TO INTERMET - (iv)

     o    MATERIAL APPROVALS, WAIVERS AND/OR CONSENTS
          BEING OBTAINED  - (v)

     o    EXIT FACILITY CLOSING ON TERMS AND CONDITIONS
          ACCEPTABLE TO INTERMET - (vi)

     o    OBTAINING REQUIRED D&O INSURANCE/INDEMNITY - (vii).

IF INTERMET TERMINATES THE RESTRUCTURING COMMITMENT LETTER      AMOUNT PREVIOUSLY PAID              WITHIN THREE BUSINESS DAYS OF
BASED UPON THE INITIAL COMMITTED PURCHASERS FAILURE TO          ($1,000,000), PLUS THE              ANY SUCH TERMINATION.
HOLD AT LEAST $58 MILLION OF THE NOTES.                         REIMBURSABLE EXPENSES

IF INTERMET TERMINATES THE RESTRUCTURING COMMITMENT LETTER
BECAUSE OF A FAILURE TO SATISFY INTERMET'S CONDITIONS
PRECEDENT (i)OR (ii) ON OR BEFORE 120 DAYS OF THE ENTRY OF
THE APPROVAL ORDER, WHICH CONDITIONS PRECEDENT ARE:

     o    ON EFFECTIVE DATE ALL REPRESENTATION AND WARRANTIES
          MADE BY THE INITIAL COMMITTED PURCHASERS SHALL BE
          TRUE, COMPLETE AND ACCURATE IN ALL MATERIAL
          RESPECTS - (i);

     o    ON EFFECTIVE DATE, ALL COVENANTS MADE BY THE INITIAL
          COMMITTED PURCHASERS SHALL HAVE BEEN COMPLIED WITH
          IN ALL MATERIAL RESPECTS - (ii)

IF THE INITIAL COMMITTED PURCHASERS TERMINATE THE
RESTRUCTURING COMMITMENT LETTER BECAUSE OF

     o    BOARD NOT APPROVING THE RESTRUCTURING COMMITMENT
          LETTER - TERMINATION EVENT (i)

     o    INTERMET NOT FILING MOTION FOR APPROVAL ORDER WITH
          THE SPECIFIED TIME PERIOD - TERMINATION EVENT (ii)

     o    FAILURE OF THE BANKRUPTCY COURT TO ENTER THE APPROVAL
          ORDER WITHIN THE SPECIFIED TIME PERIOD - TERMINATION
          EVENT (iii)

     o    FAILURE TO AGREE UPON PRIVATE PLACEMENT AGREEMENT
          AND CASH OUT AGREEMENT - TERMINATION EVENT (iv).

                        TERMINATION EVENT                               AMOUNT PAYABLE                    TIMING OF PAYMENT
                        -----------------                               --------------                    -----------------
IN THE EVENT THAT EITHER PARTY TERMINATES THE RESTRUCTURING
COMMITMENT LETTER BECAUSE OF THE FAILURE TO RECEIVE APPROVALS
DUE TO THE OPERATIONS, BUSINESS OR IDENTITY OF THE INITIAL
COMMITTED PURCHASERS.

IF INITIAL COMMITTED PURCHASERS TERMINATE THE RESTRUCTURING     $1,000,000 PREVIOUSLY               WITHIN THREE BUSINESS DAYS OF
COMMITMENT LETTER BECAUSE OF:                                   PAID PLUS $500,000, PLUS            ANY SUCH TERMINATION
                                                                THE REIMBURSABLE EXPENSES
     o    A MAC;

IF THE INITIAL COMMITTED PURCHASERS TERMINATE THE
RESTRUCTURING COMMITMENT LETTER BECAUSE THE INITIAL
COMMITTED PURCHASERS CONDITIONS PRECEDENT (iii), (vi)
OR (xi) ARE NOT SATISFIED ON OR BEFORE 120 DAYS OF THE
ENTRY OF THE APPROVAL ORDER, WHICH CONDITIONS PRECEDENT ARE:

     o    MAC - (iii);

     o    EBITDA TARGETS - (vi);

     o    SATISFACTORY EXIT FINANCING - (xi).

IF INITIAL COMMITTED PURCHASERS TERMINATE THE RESTRUCTURING     $1,000,000 PREVIOUSLY PAID     WITHIN THREE BUSINESS DAYS OF ANY
COMMITMENT LETTER BASED UPON:                                   PLUS $1,000,000, PLUS THE      SUCH TERMINATION.
                                                                REIMBURSABLE EXPENSES.

     o    A FAILURE TO FILE THE PLAN AND THE RELATED
          DISCLOSURE STATEMENT WITHIN THE TIME AGREED
          - TERMINATION EVENT (v);

     o    THE DISCLOSURE STATEMENT NOT BEING APPROVED WITHIN
          THE TIME AGREED - TERMINATION EVENT (vi);

     o    THE CONFIRMATION ORDER NOT BEING ENTERED WITHIN
          THE TIME AGREED - TERMINATION EVENT (vii);

     o    THE PLAN NOT BECOMING EFFECTIVE ON OR BEFORE THE
          TIME AGREED - TERMINATION EVENT (viii);

IF THE INITIAL COMMITTED PURCHASERS TERMINATE THE
RESTRUCTURING COMMITMENT LETTER BASED UPON: THE INITIAL
COMMITTED PURCHASERS CONDITIONS PRECEDENT (i), (ii), OR (iv)
HAVE NOT BEING SATISFIED ON OR BEFORE 120 DAYS OF THE ENTRY
OF THE APPROVAL ORDER, WHICH CONDITIONS PRECEDENT ARE:

                        TERMINATION EVENT                               AMOUNT PAYABLE                    TIMING OF PAYMENT
                        -----------------                               --------------                    -----------------
     o    THE PLAN AND DISCLOSURE STATEMENT ARE NOT IN FORM
          AND SUBSTANCE CONSISTENT WITH THE TERM OF THE
          RESTRUCTURING COMMITMENT LETTER AND REASONABLY
          SATISFACTORY TO THE INITIAL COMMITTED PURCHASERS -
          (i);

     o    A FINAL, NON-APPEALABLE ORDER CONFIRMING THE PLAN IS
          NOT ENTERED BY THE BANKRUPTCY COURT - (ii); OR

     o    FAILURE TO EXECUTE AND DELIVER LEGAL DOCUMENTATION
          REGARDING THE RESTRUCTURING IN FORM AND SUBSTANCE
          SATISFACTORY TO THE INITIAL COMMITTED PURCHASERS -
          (iv)

IF THE INITIAL COMMITTED PURCHASERS TERMINATE THE                $1,000,000 PREVIOUSLY PAID    WITHIN THREE BUSINESS DAYS OF ANY
RESTRUCTURING COMMITMENT LETTER BASED UPON:                      PLUS $2,000,000, PLUS         SUCH TERMINATION.
                                                                 THE REIMBURSABLE EXPENSES.

     o    A MODIFICATION TO THE PLAN OR DISCLOSURE STATEMENT
          WHICH IS INCONSISTENT WITH THE RESTRUCTURING
          COMMITMENT LETTER - TERMINATION EVENT (ix);

     o    AN EVENT OR ORDER HAVING THE PRACTICAL EFFECT OF
          PREVENTING CONFIRMATION OF THE PLAN - TERMINATION
          EVENT (x);

     o    CONVERSION TO A CASE UNDER CHAPTER 7 - TERMINATION
          EVENT (xi);

     o    THE APPOINTMENT OF A TRUSTEE, RECEIVER OR EXAMINER -
          TERMINATION EVENT (xii);

     o    INTERMET'S FAILURE TO PERFORM IN ANY MATERIAL RESPECT
          ANY OF ITS OBLIGATIONS UNDER THE RESTRUCTURING
          COMMITMENT LETTER (SUBJECT TO NOTICE AND CURE PERIOD)
          - TERMINATION EVENT (xiv)

THE INITIAL COMMITTED PURCHASERS TERMINATE THE RESTRUCTURING
COMMITMENT LETTER BASED UPON THE INITIAL COMMITTED PURCHASERS
CONDITIONS PRECEDENT (v), (vii) - (ix), (xii) OR (xiii) HAVE
NOT BEING SATISFIED ON OR BEFORE 120 DAYS OF THE ENTRY OF THE
APPROVAL ORDER, WHICH CONDITIONS PRECEDENT ARE:

     o    ALL APPROVALS SHALL HAVE BEEN MAINTAINED AND REMAIN
          IN FULL FORCE AND EFFECT - (v);

     o    ISSUANCE OF NEW COMMON STOCK - (vii);

     o    AVAILABILITY PURSUANT TO EXIT FINANCING FACILITY -
          (viii);

                        TERMINATION EVENT                               AMOUNT PAYABLE                    TIMING OF PAYMENT
                        -----------------                               --------------                    -----------------
     o    PAYMENT OF COMMITMENT AMOUNT AND REIMBURSABLE
          EXPENSES - (ix)

     o    ON EFFECTIVE DATE ALL REPRESENTATION AND WARRANTIES
          BY INTERMET BEING TRUE, COMPLETE AND ACCURATE IN ALL
          MATERIAL RESPECTS - (xii);

     o    ON EFFECTIVE DATE, ALL COVENANTS MADE BY INTERMET
          HAVING BEEN COMPLIED WITH IN ALL MATERIAL RESPECTS -
          (xiii)

IN THE EVENT THAT (i) INTERMET CONSUMMATES A FINANCIAL           $1,000,000 PLUS THE           ON THE DAY ON WHICH ANY SUCH
RESTRUCTURING OTHER THAN THE RESTRUCTURING DESCRIBED IN THE      REMAINING $2,000,000          FINANCIAL RESTRUCTURING IS
RESTRUCTURING COMMITMENT LETTER PRIOR TO OR WITHIN 12 MONTHS     PLUS AN ADDITIONAL            CONSUMMATED.
AFTER TERMINATION OF THE RESTRUCTURING COMMITMENT LETTER,        $2,000,000, PLUS THE
(ii) THERE HAS NOT BEEN A MATERIAL BREACH OF THE OBLIGATIONS     REIMBURSABLE EXPENSES
OF THE INITIAL COMMITTED PURCHASERS HEREUNDER AND (iii) THE
FINANCIAL RESTRUCTURING THAT IS CONSUMMATED (a) PAYS THE
SENIOR CREDIT FACILITY LOANS IN FULL IN CASH AND (b) DELIVERS
A DOLLAR RECOVERY TO ALL UNSECURED HOLDERS IN EXCESS OF THE
IMPLIED DOLLAR RECOVERY TO UNSECURED HOLDERS ACCORDING TO
THE RIGHTS OFFERING PRICE.

         C.       ABILITY TO PARTICIPATE IN THE RIGHTS OFFERING

Holders of General Unsecured Claims against any Debtor are entitled to participate in the Rights Offering solely to the extent of their Rights Participation Claim Amount set forth below. If a General Unsecured Claim is Allowed, the Holder of such Claim will be entitled to participate to the extent of the amount of such Allowed General Unsecured Claim. If a General Unsecured Claim is Disputed, the Holder of such Claim will be entitled to participate in the Rights Offering, in the amount of the Rights Participation Claim Amount, and as illustrated below.

The chart below summarizes the right of each Holder of a General Unsecured Claim to participate in the Rights Offering. Please see the Plan for the definition of "Rights Participation Claim Amount."

CHARACTERISTICS OF CLAIM                                                RIGHTS PARTICIPATION CLAIM AMOUNT
------------------------                                                ---------------------------------
Objection to Claim has been filed                                       The undisputed portion of the Claim, if any.

Holder has filed Proof of Claim, but no corresponding                   The amount of the Proof of Claim.
Claim listed on Debtors' Schedules and no objection filed

CHARACTERISTICS OF CLAIM                                                RIGHTS PARTICIPATION CLAIM AMOUNT
------------------------                                                ---------------------------------
Holder has filed Proof of Claim but corresponding amount                The lesser of the amount listed on the Schedules and
listed in Schedules is different and no objection has been              the Proof of Claim amount.
filed, and the Claim has not been Temporarily Allowed.

Allowed Claim                                                           Amount of Allowed Claim

         D.       ISSUANCE OF RIGHTS

The Rights will entitle the Holders of General Unsecured Claims the right to purchase, on a Pro Rata basis using the Rights Offering Participation Claim Amount, the Rights Offering Shares at a price of $10.00 per share pursuant to the terms and conditions set forth in Article 6.12 of the Plan, provided that the Holder executes a Subscription Form, which will be distributed to each Holder of a General Unsecured Claim together with the Ballot. The number of Rights Offering Shares will not exceed 7,500,000 shares.

Each Holder of a Rights Participation Claim Amount as of the Subscription Record Date will be able to purchase its Pro Rata portion of the Rights Offering Shares. A Subscription Form will be distributed to each Holder of a General Unsecured Claim together with the Ballot.

         E.       SUBSCRIPTION PERIOD

The Rights Offering will commence on the Subscription Commencement Date and will expire on the Subscription Expiration Date. After the Subscription Expiration Date, unexercised Rights will terminate and any purported exercise of any such unexercised Rights by any Person will be null and void and Reorganized Intermet will not honor any such purported exercise received by the Subscription Agent after the Subscription Expiration Date, regardless of when the documents relating to such exercise were sent.

         F.       SUBSCRIPTION PRICE

The Subscription Price for Rights will be $10.00 per share of New Common Stock, payable in Cash.

         G.       SUBSCRIPTION AGENT

The Subscription Agent is as follows:

[Name]
[Address]
[Address]
(Attn:  [       ])
Phone: ______________

         H.       EXERCISE OF RIGHTS

In order to exercise the Rights, each such Holder thereof must: (i) return a duly completed Subscription Form to the Subscription Agent so that such form is received by the Subscription Agent on or before the Subscription Expiration Date and make the appropriate election on its Ballot; and (ii) pay to the Subscription Agent (on behalf of the Debtors) on or before the Subscription Expiration Date immediately available funds in an amount equal to such Holder's aggregated Subscription Purchase Price, such payment to be made either by wire transfer to the Subscription Agent in accordance with the wire instructions set forth on the Subscription Form, in the case of a wire. If, on or prior to the Subscription Expiration Date, the Subscription Agent for any reason has not received from a given Holder of Rights both a duly completed Subscription Form and Cash, in an amount equal to such Holder's aggregate Subscription Purchase Price, such Holder will be deemed to have not exercised its Rights and to have relinquished and waived its ability to participate in the Rights Offering. By completing and submitting the Subscription Form, a Holder will be agreeing to be bound by the Stockholders' Agreement. A Subscription Form must also be accompanied by sufficient indication of ownership of the Claim giving rise to the Rights, as well as appropriate executed representations as to ownership. The payments made in accordance with the Rights Offering will be deposited and held by the Subscription Agent in a trust account, escrow account, or similar segregated account or accounts which will be separate and apart from Reorganized Intermet's general operating funds and any other funds subject to any cash collateral arrangements, and which segregated account or accounts will be maintained for the purpose of holding the money for administration of the Rights Offering until the Effective Date, or such other later date, at the option of the Reorganized Debtors, but not later than 20 days after the Effective Date.

         I.       TRANSFER RESTRICTION; REVOCATION

The Rights are not transferable. Additionally, once a Holder of Rights has properly exercised its Rights such exercise cannot to be revoked for any reason.

         J.       DISTRIBUTION OF RIGHTS OFFERING SHARES

                  a.       Distribution To Exercising Claimants

On the Effective Date, the Disbursing Agent will distribute to the exercising claimants certificates representing the Rights Offering Shares.

                  b. Distribution to Initial Committed Purchasers With Respect to Private Placement Purchase Agreement

On the Effective Date, Reorganized Intermet will distribute to the Initial Committed Purchasers certificates representing the Rights Offering Shares purchased by the Initial Committed Purchasers.

         K.       SUBSEQUENT ADJUSTMENTS TO THE RIGHTS PARTICIPATION CLAIM
                  AMOUNT

Holders of Disputed Claims will be entitled to participate in the Rights Offering solely to the extent of their Rights Participation Claim Amounts. If any Holder of such Claim has obtained an order of the Bankruptcy Court estimating its General Unsecured Claim for the purpose of participating in the Rights Offering prior to the Subscription Expiration Date, such Holder will be entitled to participate in the Rights Offering. In the event that any such estimation occurs, each exercising claimant will be cut back Pro Rata and the difference between the price paid by such exercising claimant and the adjusted Subscription Purchase Price will be refunded to such exercising claimant, without interest, as soon as practicable after the Effective Date.

         L.       NO INTEREST

In the event any Subscription Purchase Price is repaid to any Person making such payment, no interest will be paid thereon.

         M.       VALIDITY OF EXERCISE OF RIGHTS

All questions concerning the timeliness, viability, form and eligibility of any exercise of Rights will be determined by Reorganized Intermet, with the consent of the Initial Committed Purchasers, in consultation with the Creditors' Committee. Such determinations will be final and binding. Reorganized Intermet, with the consent of the Initial Committed Purchasers, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as it may determine, or reject the purported exercise of any Rights. Subscription Forms will be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as Reorganized Intermet with the consent of the Initial Committed Purchasers determines. Neither Reorganized Intermet nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Forms or incur any liability for failure to give such notification.

         N.       USE OF PROCEEDS

On the Effective Date, the proceeds received by Reorganized Intermet from the Rights Offering will be used to fund the Cash payments required under the Plan and for general corporate purposes.

         O.       JURISDICTION

Each Holder of Rights participating in the Rights Offering consents to the exclusive jurisdiction and venue of the Bankruptcy Court for the resolution of any dispute arising thereunder, including, without limitation, in respect of the Subscription Purchase Price and in respect of the terms of the Rights Offering set forth in the Plan and the manner of execution of the Rights Offering pursuant to those terms.

XI.      VALUATION ANALYSIS

         A.       VALUATION OF THE REORGANIZED DEBTORS

THE VALUATION INFORMATION CONTAINED IN THIS SECTION WITH REGARD TO THE REORGANIZED DEBTORS IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN.

                  1.       Overview

The Debtors have been advised by Lazard, its financial advisor, with respect to the consolidated Enterprise Value (as hereinafter defined) of the Reorganized Debtors on a going-concern basis. Lazard undertook this valuation analysis for the purpose of determining value available for Distribution to Holders of Allowed Claims pursuant to the Plan and to analyze the relative recoveries to such Holders thereunder. The estimated total value available for Distribution (the "Distributable Value") to Holders of Allowed Claims is comprised of two components: (a) an estimated value of the Reorganized Debtors' operations on a going concern basis (the "Enterprise Value," as identified above), and (b) the value of certain projected tax attributes such as net operating losses ("NOLs"), with which the Debtors will emerge from bankruptcy.

Based in part on information provided by the Debtors, Lazard has concluded solely for purposes of the Plan that the Distributable Value of the Reorganized Debtors ranges from approximately $300.0 to $350.0 million, with a midpoint of approximately $325.0 million as of an assumed Effective Date of August 31, 2005. Based on an assumed August 31, 2005 debt balance, net of cash, of approximately $165.0 million, Lazard's mid-point estimated Enterprise Value implies a value for the New Common Stock of $160.0 million. Assuming approximately 9,900,000 shares of New Common Stock are Distributed to the Holders of Allowed Claims pursuant to the Plan, the value of New Common Stock is equal to $16.15 per share.(10) These values do not give effect to the


----------

(10) As previously described, under the Plan, creditors have the option of electing an Inducement Cash Amount in lieu of a combination of stock and rights to purchase stock in the Reorganized Intermet in satisfaction of their claims against the Debtors. In making this election, creditors must release all other Debtors with respect to their claim. In the event all creditors other than Noteholders elect to receive cash under the Inducement Cash Option, approximately 100,000 of the 2,500,000 shares issuable to unsecured creditors will not be issued. To the extent, however, all such creditors elect to receive stock and rights to purchase stock in the Reorganized Intermet, in satisfaction of their claims, the total number of outstanding common shares of the Reorganized Intermet upon emergence from bankruptcy will total potentially dilutive impact of any shares issued upon exercise of any options that may be granted under a long-term incentive plan which the Board of Directors of Reorganized Intermet may authorize for management of Reorganized Intermet. Lazard's estimate of Enterprise Value does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

THE ASSUMED DISTRIBUTABLE VALUE RANGE, AS OF THE ASSUMED EFFECTIVE DATE OF AUGUST 31, 2005, REFLECTS WORK PERFORMED BY LAZARD ON THE BASIS OF INFORMATION AVAILABLE TO LAZARD CURRENT AS OF THE DATE OF THIS DISCLOSURE STATEMENT. ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT LAZARD'S CONCLUSIONS, NEITHER LAZARD NOR THE DEBTORS HAVE ANY OBLIGATION TO UPDATE, REVISE OR REAFFIRM ITS ESTIMATE.

With respect to the Projections prepared by the management of the Debtors and included in this Disclosure Statement, Lazard assumed that such Projections were reasonably prepared in good faith and on a basis reflecting the Debtors' most accurate currently available estimates and judgments as to the future operating and financial performance of the Reorganized Debtors. Lazard's Distributable Value range assumes the Reorganized Debtors will achieve their Projections in all material respects, including gross profit growth and improvements in operating margins, earnings and cash flow. If the business performs at levels below those set forth in the Projections, such performance may have a materially negative impact on Enterprise Value.

In estimating the Enterprise Value and equity value of the Reorganized Debtors,
Lazard: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain internal financial and operating data of the Debtors, including the Projections as described in this Disclosure Statement, which data were prepared and provided to Lazard by the management of the Debtors and which relate to the Reorganized Debtors' business and its prospects; (c) met with members of senior management to discuss the Debtors' operations and future prospects; (d) reviewed extensive publicly available financial data for, and considered the market value of, public companies that Lazard deemed generally comparable to the operating business of the Debtors; (e) considered certain economic and industry information relevant to the operating business; and (f) conducted such other studies, analyses, inquiries and investigations as it deemed appropriate. Although Lazard conducted a review and analysis of the Debtors' business, operating assets and liabilities and the Reorganized Debtors' business plan, it assumed and relied on the accuracy and completeness of all


----------

         10,000,000. The equity value identified above as well as the total shares outstanding (approximately 9,900,000) and value per each such share ($16.15) assume all creditors, other than noteholders, elect to receive the Inducement Cash Amount. As the actual, ultimate future election by creditors to receive cash in lieu of common stock and rights, or vice versa, cannot be known at the time of publication of the Disclosure Statement, this analysis presents a simplifying assumption.

financial and other information furnished to it by the Debtors, as well as publicly available information.

In addition, Lazard did not independently verify management's Projections in connection with preparing estimates of Enterprise Value, and no independent valuations or appraisals of the Debtors were sought or obtained in connection herewith. Such estimates were developed solely for purposes of the formulation and negotiation of the Plan and the analysis of implied relative recoveries to Holders of Allowed Claims thereunder.

Lazard's analysis addresses the estimated going concern Enterprise Value of the Debtors and the value of certain expected tax attributes, including NOLs. It does not address other aspects of the proposed reorganization, the Plan or any other transactions, and it does not address the Debtors' underlying business decision to effect the reorganization set forth in the Plan. Lazard's estimated Enterprise Value of the Debtors does not constitute a recommendation to any Holder of Allowed Claims as to how such person should vote or otherwise act with respect to the Plan. Lazard has not been asked to nor did Lazard express any view as to what the value of the Debtors' securities will be when issued pursuant to the Plan or the prices at which they may trade in the future. The estimated Enterprise Value of the Debtors set forth herein does not constitute an opinion as to fairness from a financial point of view to any person of the consideration to be received by such person under the Plan or of the terms and provisions of the Plan.

Such estimates reflect the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. As a result, the estimated Enterprise Value range of the Reorganized Debtors set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Neither the Debtors, Lazard, nor any other person assumes responsibility for their accuracy. In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, the operating performance of the Debtors, prevailing interest rates, conditions in the financial markets, the anticipated holding period of securities received by pre-petition creditors (some of whom may prefer to liquidate their investment rather than hold it on a long-term basis), and other factors which generally influence the prices of securities.

                  2.       Valuation Methodology

The following is a brief summary of certain financial analyses performed by Lazard to arrive at its range of estimated Enterprise Values and Distributable Values for the Reorganized Debtors. Lazard performed certain procedures, including each of the financial analyses described below, and reviewed with the management of the Debtors the assumptions on which such analyses were based. Lazard's valuation analysis must be considered as a whole and selecting just one methodology or portions of the analysis could create a misleading or incomplete conclusion as to Enterprise Value.

Under the valuation methodologies summarized below, Lazard derived a range of Enterprise Values assuming the Reorganized Debtors are full taxpayers. Lazard separately analyzed the value of the Debtors' tax attributes, including NOLs, as of the assumed Effective Date. To the extent such attributes were valued positively, they were added to the Enterprise Value range to calculate a Distributable Value range. A discussion of Lazard's analysis of such tax attributes, including the methodology used to value them, is presented below in section (ii)(d).

                           a.       Comparable Company Analysis

Comparable company analysis estimates the value of a company based on a relative comparison with other publicly traded companies with similar operating and financial characteristics. Under this methodology, observed Enterprise Values and equity values for selected public companies are commonly expressed as multiples of various measures of earnings, most commonly earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT") and net income. In addition, each company's operational performance, operating margins, profitability, leverage and business trends are examined. Based on these analyses, financial multiples and ratios are calculated to measure each company's relative performance and valuation.
A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the Debtors. Common criteria for selecting comparable companies for the analysis include, among other relevant characteristics, similar lines of businesses, business risks, growth prospects, maturity of businesses, location, market presence and size and scale of operations. The selection of truly comparable companies is often difficult and subject to limitations due to sample size and the availability of meaningful market-based information. However, the underlying concept is to develop a premise for relative value, which, when coupled with other approaches, presents a foundation for determining Enterprise Value.

Lazard selected the following publicly traded companies (the "Peer Group") on the basis of general comparability to the Debtors in one or more of the factors described above: American Axle & Manufacturing Holdings, Inc., ArvinMeritor, Inc., Dana Corporation, Hayes Lemmerz International, Inc., Linamar Corporation, Magna International Inc., Noble International Ltd., Shiloh Industries, Inc., Superior Industries International, Inc., Tenneco Automotive Inc., and TRW Automotive Holdings Corp.

Lazard calculated multiples of Enterprise Value to 2005 and 2006 EBITDA for the Peer Group by dividing the Enterprise Values of each comparable company as of June 14, 2005, by their projected 2005 EBITDA and 2006 EBITDA, as estimated in current equity and fixed income research. This analysis produced multiples of Enterprise Value to estimated 2005 EBITDA ranging from a low of approximately 4.2x to a high of approximately 7.0x, with a mean of approximately 5.5x and a mid-point or median of approximately 5.3x. Multiples of Enterprise Value as of June 14, 2005 to estimated 2006



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EBITDA ranged from a low of approximately 3.9x to a high of approximately 6.3x, with a mean of approximately 5.1x and a mid-point or median of approximately
5.3x.

Having calculated these statistics, Lazard then applied a range of multiples to the Debtors' forecasted Adjusted 2005 EBITDA and Adjusted 2006 EBITDA ($63.1 million and $75.3 million, respectively) to determine a range of Enterprise Values. (To calculate Adjusted EBITDA, Lazard adjusted the Debtors' projected 2005 and 2006 earnings before interest, taxes, depreciation and amortization to exclude forecasted non-recurring expenses/charges, restructuring fees, losses from discontinued or inactive operations, plant closure costs, and KERP payments. This calculation is presented in Exhibit H - "Projected Financial Information For The Reorganized Debtors".)

In applying a range of multiples, Lazard based the range for both 2005 and 2006 EBITDA multiples on the 25th percentile and the mean, using the statistics observed for the Peer Group. These multiples specifically ranged from 4.4x to 5.5x of 2005 Adjusted EBITDA and 4.3x to 5.1x of 2006 Adjusted EBITDA. In applying these ranges, Lazard considered a variety of factors, including both qualitative attributes and quantitative measures such as historical and projected revenue and EBITDA results; historical Enterprise Value/EBITDA trading multiples; EBITDA margins; capital efficiency; size; and projected long-term earnings growth.

                           b.       Precedent Transactions Analysis

Precedent transactions analysis estimates value by examining public merger and acquisition transactions. An analysis of a company's transaction value as a multiple of various operating statistics provides industry-wide valuation multiples for companies in similar lines of business to the Debtors. Transaction multiples are calculated based on the purchase price (including any debt assumed) paid to acquire companies that are comparable to the Debtors. Lazard specifically focused on prices paid as a multiple of Revenue, EBIT, and EBITDA in determining a range of values for the Debtors. The derived multiples are then applied to the Debtors' key operating statistics to determine the Enterprise Value or value to a potential strategic buyer.

Unlike the comparable public company analysis, the valuation in this methodology reflects a "control" premium, representing the purchase of a majority or controlling position in a company's assets. Thus, this methodology generally produces higher valuations than the comparable public company analysis. Other aspects of value that are manifest in a precedent transaction analysis include the following: (a) circumstances surrounding a merger transaction may introduce "diffusive quantitative results" into the analysis (e.g., an additional premium may be extracted from a buyer in a case of a competitive bidding contest); (b) the market environment is not identical for transactions occurring at different periods of time; and (c) circumstances pertaining to the financial position of the company may have an impact on the resulting purchase price (e.g., a company in financial distress may receive a lower price due to perceived weakness in its bargaining leverage).



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As with the comparable public company analysis, because no acquisition used in any analysis is identical to a target transaction, valuation conclusions cannot be based solely on quantitative results. The reasons for and circumstances surrounding each acquisition transaction are specific to such transaction, and there are inherent differences between the businesses, operations, and prospects of each. Therefore, qualitative judgments must be made concerning the differences between the characteristics of these transactions and other factors and issues that could affect the price an acquirer is willing to pay in an acquisition. The number of completed transactions for which public data is available also limits this analysis. Because the precedent transaction analysis explains other aspects of value besides the inherent value of a company, there are limitations as to its use in the valuation of the Debtors.

In deriving a range of Enterprise Values for Intermet under this methodology, Lazard calculated multiples of total transaction value ("Transaction Value") to the latest twelve months ("LTM") EBITDA of the acquired companies and applied these multiples to Intermet's Adjusted LTM EBITDA. The calculation of Intermet's Adjusted LTM EBITDA, as defined in the preceding section, is shown in Exhibit H
- "Projected Financial Information For The Reorganized Debtors."

Lazard evaluated various merger and acquisition transactions that have occurred in the automotive supply industry between 2002 and 2005. Lazard calculated multiples of Transaction Value to LTM EBITDA of the target companies by dividing the disclosed purchase price of the target's equity, plus any debt assumed as part of the transaction, by disclosed LTM EBITDA. This analysis produced multiples of Transaction Value to LTM EBITDA ranging from a low of approximately 3.8x to a high of approximately 7.2x, with a mean of approximately 5.6x and a mid-point or median of approximately 5.6x.

Lazard then applied a range of multiples to the Debtors' LTM Adjusted EBITDA to determine a range of Enterprise Values. As it did in its comparable company analysis, Lazard established a range between the 25th percentile and the mean (4.9x to 5.6x) of the Transaction Value/EBITDA statistic for the observed transactions. The use of this range implies Lazard's assumption that Intermet's relative value among the target companies in this analysis is the same as was determined for Intermet relative to the Peer Group.

                           c.       Discounted Cash Flow Analysis

The Discounted Cash Flow ("DCF") analysis is a forward-looking enterprise valuation methodology that relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. Under this methodology, projected future cash flows are discounted by the business' weighted average cost of capital (the "Discount Rate"). The Discount Rate reflects the estimated blended rate of return debt and equity investors would require to invest in the business based on its capital structure. The value of the firm (or Enterprise Value) is determined by calculating the present value of the Reorganized Debtors' unlevered after-tax free cash flows based on in its business plan (the Projections) plus an estimate for the value of the firm beyond the period of 2005 to 2009 (the "Projection Period") known as the terminal value. The



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terminal value is derived by applying a multiple to the Reorganized Debtors'
projected EBITDA in the final year of the Projection Period, discounted back to the assumed date of emergence by the Discount Rate.

To estimate the Discount Rate, Lazard used the cost of equity and the after-tax cost of debt for the Reorganized Debtors, assuming a range of targeted long-term capital structure of 30% to 40% debt to total capital. Lazard calculated the cost of equity based on the Capital Asset Pricing Model, which assumes that the required equity return is a function of the risk-free cost of capital and the correlation of a publicly traded stock's performance to the return on the broader market. To estimate the cost of debt, Lazard considered the debt financing costs for comparable companies with leverage similar to the Reorganized Debtors' target capital structure. In determining the terminal multiple, Lazard considered the fact that the projections indicated a steady rise in profitability and no cyclicality of earnings, as would commonly be encountered in the automotive industry. Lazard therefore selected an exit multiple range which reflected a peak earnings environment.

Although formulaic methods are used to derive the key estimates for the DCF methodology, their application and interpretation still involve complex considerations and judgments concerning potential variances in the projected financial and operating characteristics of the Reorganized Debtors, which in turn affect its cost of capital and terminal multiples. Lazard calculated its DCF valuation on a range of Discount Rates between 13.5% and 14.5% and an EBITDA multiple range used to derive a terminal value of 3.75x to 4.25x.

In applying the above methodology, Lazard utilized management's detailed Projections for the period beginning September 1, 2005 and ending December 31, 2009 to derive unlevered after-tax free cash flows. Free cash flow includes sources and uses of cash not reflected in the income statement, such as changes in working capital and capital expenditures. For purposes of the DCF, the Reorganized Debtors are assumed to be full taxpayers; the value of their tax attributes, including NOLs, is calculated separately as described below. These cash flows, along with the terminal value, are discounted back to the assumed Effective Date using the range of Discount Rates described above to arrive at a range of Enterprise Values.

                           d.       Analysis Of Post-Emergence Tax Attributes

In developing Intermet's Plan, the Debtors, with the assistance of certain tax, accounting and financial advisors conducted a detailed analysis of the impact of various debt cancellation strategies. In particular, the Debtors' reviewed alternatives for canceling certain inter-company notes owing from Intermet Holding Co. (US) to Intermet Holding BV and from Intermet Corporation to Intermet Europe KG. Tax consequences, which were identified for each such inter-company note cancellation strategy were numerous, and included, but were not limited to, the following: the impact of cancellation of indebtedness income on the Debtors' tax attributes, specifically NOLs and tax basis in depreciable assets; the creation of bad debt deductions in foreign jurisdictions; the ability of Intermet and its foreign subsidiaries to continue to shelter inter-company interest



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income by interest expense; and the impact of various inter-company debt cancellation strategies on deferred foreign currency gains.

Based on a detailed analysis of such tax consequences, the Debtors' management has elected to pursue a strategy whereby the inter-company notes identified above will either be cancelled through offsetting transactions or forgiven in bankruptcy. The particular strategy the Debtors are pursuing is expected to maximize the amount of NOLs at Intermet U.S. legal entities available to offset expected future taxable income following the Debtors' emergence from bankruptcy. Lazard has valued these NOLs by calculating the present value of the tax savings they would provide relative to the taxes the Reorganized Debtors would otherwise pay absent the application of such NOLs. With regard to pre-emergence NOLs with which Intermet will emerge from bankruptcy, the NOL valuation analysis assumed that the annual limitation of such NOL utilization, per Section 382 of the Tax Code, would be approximately $7 million. The cash tax savings resulting from the application of the NOLs were discounted at the Debtors' cost of equity.

In analyzing the expected tax consequences of the various debt cancellation strategies, the Debtors' management and its advisors also studied the impact of projected reductions in the tax basis of assets of certain Debtors. Forecasted reductions to the tax basis of depreciable assets varied with different debt cancellation alternatives, reflecting differing levels of cancellation of indebtedness income. Management specifically analyzed the impact of such basis reductions on projected taxable income that would result from decreases in future expected depreciation and amortization deductions. (Reduced depreciation and amortization deductions would result in lower future depreciation tax shields, thereby increasing projected taxable income).

The debt cancellation strategy the Debtors' management will pursue, while maximizing post-emergence NOLs, also significantly reduces projected future tax depreciation. In analyzing the tax attributes of Reorganized Intermet, Lazard separately valued the impact of both of these tax consequences based on the fact that its calculation of the Reorganized Intermet's Enterprise Value would consider or reflect neither of these impacts. Specifically, Lazard valued, as described above, the present value of post-emergence NOLs subject to limitations under Section 382 of the Tax Code. Similarly, Lazard valued the negative cash tax impact of reductions to asset tax bases and the resulting declines in projected future depreciation tax shields. Based on this analysis, Lazard determined that both effects, one which increased cash tax savings, the other which reduced it, were comparable and effectively offset each other. Based on this conclusion, Lazard did not, in its valuation analysis, attribute incremental value to Reorganized Intermet's Enterprise Value based on projected post-emergence tax attributes.

                           3.       Value Allocation

As described earlier, the Plan provides for the treatment of both classified and unclassified Claims against and Equity Interests in each of the Debtors. Though the Plan is proposed jointly by all of the Debtors, it constitutes a separate Plan for each Debtor. The Estates of the Debtors have not been consolidated, substantively or otherwise. Any Claims held against one of the Debtors will be satisfied solely based on the value of the



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Assets of such Debtor. As a result of the deconsolidated nature of the plan,
Lazard has allocated Enterprise Value for Reorganized Intermet across all of its legal entities, including the Debtors. This allocation of value will generally determine ultimate recoveries by Creditors at each of the Debtors.(11) In deriving this allocation, Lazard conducted a detailed analysis of the following factors: revenue forecasts / results of (or contribution by) each Intermet legal entity for the years ending 2005, 2006, and 2007; projected EBITDA contribution by each Intermet legal entity for the years ending 2005, 2006, and 2007; projected EBIT contribution by each Intermet legal entity for the years ending 2005, 2006, and 2007; and the book value of total assets of each Intermet legal entity at December 31, 2004. This data is presented in tabular format in Exhibit H - "Projected Financial Information For The Reorganized Debtors." In deriving an allocation of enterprise values based on this data, Lazard weighted most heavily earnings measures for the Debtors, specifically EBITDA and EBIT.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE ANALYSES PERFORMED BY LAZARD. THE PREPARATION OF A VALUATION ESTIMATE INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH AN ESTIMATE IS NOT READILY SUITABLE TO SUMMARY DESCRIPTION. IN PERFORMING THESE ANALYSES, LAZARD AND THE DEBTORS MADE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS. THE ANALYSES PERFORMED BY LAZARD ARE NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN SUGGESTED BY SUCH ANALYSES.

XII.     CERTAIN FACTORS TO BE CONSIDERED

         A.       CERTAIN BANKRUPTCY CONSIDERATIONS

Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court, which sits as a court of equity with substantial discretion, will confirm the Plan. A non-accepting Creditor of the Debtors might challenge the adequacy of the disclosure or the balloting procedures and results as not being in compliance with the Bankruptcy Code. Even if the Bankruptcy Court were to determine that the disclosure and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it were to find that any statutory conditions to Confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for Confirmation and requires, among other things, a finding by the


----------

         (11) The allocation of value to each Debtor is implicit in the distribution schedule attached to the Disclosure Statement as Exhibit J, and attached to the Plan as Exhibit C.



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Bankruptcy Court that the Confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization (except as contemplated in the Plan) and that the value of Distributions to non-accepting Creditors will not be less than the value of Distributions such Creditors would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. SEE SECTION XIV - "FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST - Chapter 7 Liquidation Analysis." There can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, but the Debtors believe that the Bankruptcy Court should find that the Plan will not be followed by a need for further financial reorganization or liquidation (other than as contemplated) and that non-accepting Creditors will receive Distributions at least as great as would be received following a liquidation pursuant to Chapter 7 of the Bankruptcy Code.

Additionally, even if the required acceptances of Classes are received, the Bankruptcy Court might find that the solicitation did not comply with the solicitation requirements made applicable by Section 1125(b) of the Bankruptcy Code and Bankruptcy Rule 3018(a). In such an event, the Debtors may seek to re-solicit acceptances, but Confirmation of the Plan could be substantially delayed and possibly jeopardized. However, the Debtors believe that their solicitation of acceptances of the Plan complies with the requirements of
Section 1125(b) of the Bankruptcy Code and Bankruptcy Rule 3018(a), that duly executed Ballots will be in compliance with applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, and that, if sufficient acceptances are received, the Plan should be confirmed by the Bankruptcy Court. SEE SECTION XV -"SOLICITATION OF THE PLAN."

The consummation of the Plan also is subject to certain conditions. SEE SECTION VIII - "SUMMARY OF THE PLAN." If the Plan were not to be confirmed, it is unclear whether a reorganization could be implemented and what Holders of Claims would ultimately receive with respect to their Claims. If an alternative reorganization could not be effected, it is possible that the Debtors would have to liquidate their assets, in which case Holders of Claims would very likely receive less than they would have received pursuant to the Plan.

         B.       RISKS RELATING TO THE NEW COMMON STOCK

                  1.       Variances From Projections

The assumptions and estimates underlying the Projections set forth in Exhibit H attached to this Disclosure Statement are inherently uncertain and, though considered reasonable by management as of the date hereof, are subject to a wide variety of significant business, economic, competitive and political risks and uncertainties. The Projections are not necessarily indicative of the future financial position or results of operations of the Debtors, which may vary significantly from those set forth in the Projections. Consequently, the Projections contained herein should not be regarded as a representation by the Debtors or any of their Affiliates, advisors or any other person that the projected financial position or results of operations can or will be achieved. The Projections are also "forward-looking statements" within the meaning of the Private Securities Litigation



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Reform Act of 1995. Factors that could cause actual results to differ materially include, but are not limited to, those identified in the first paragraph of Part II, Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," of Intermet's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which are incorporated herein by reference.

                  2.       Lack Of Trading Market

On the Effective Date, Reorganized Intermet will seek to terminate, or obtain an exemption from, its reporting and filing obligations under the Securities Act. Consequently, if permitted, from and after the Effective Date, Reorganized Intermet will no longer be a public company. Pursuant to the Plan, the Existing Common Stock will be cancelled and the New Common Stock will not be listed or traded on any nationally recognized market or exchange. Moreover, the Stockholders Agreement, which will become effective on the Effective Date, imposes significant restrictions with regard to the sale or transfer of the New Common Stock. Accordingly, from and after the Effective Date, the transferability of the New Common Stock will be severely limited.

                  3.       Dividend Policies

The Debtors do not anticipate that Reorganized Intermet will pay dividends on the New Common Stock in the near future.

                  4.       Restrictions On Transfer

The Stockholders' Agreement imposes significant restrictions with regard to the sale or transfer of the New Common Stock. Therefore, from and after the Effective Date, the transferability of the New Common Stock will be severely limited.

In addition, holders of New Common Stock who are deemed to be "underwriters" as defined in Section 1145(b) of the Bankruptcy Code, including Holders who are deemed to be "affiliates" or "control persons" within the meaning of the Securities Act, will be unable freely to transfer or to sell their securities except pursuant to (i) "ordinary trading transactions" by a Holder that is not an "issuer" within the meaning of Section 1145(b), (ii) an effective registration of such securities under the Securities Act and under equivalent state securities or "blue sky" laws, or (iii) pursuant to the provisions of Rule 144 under the Securities Act or other available exemption from registration requirements.

                  5.       Control By Initial Committed Purchasers

As a result of Confirmation and consummation of the Plan, the Initial Committed Purchasers will together initially own [between ___% and ____%] [at least ____%] of the shares of outstanding New Common Stock. In addition, the Initial Committed Purchasers will have the right to appoint certain members of the Board of Reorganized Intermet. Accordingly, the Initial Committed Purchasers will exercise a controlling influence over the business and affairs of Reorganized Intermet and the Reorganized Debtors and, although they may not have a majority of the voting rights, they are likely to have



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effective control over future shareholder elections of directors, and hence
Reorganized Intermet and the Reorganized Debtors. Additionally, if the Initial Committed Purchasers are required to purchase Cash-Out Shares and Rights Offering Shares, the Initial Committed Purchasers could own sufficient shares of New Common Stock to have effective power to approve significant corporate transactions such as amendments to the Articles of Incorporation and Bylaws, mergers, and the sale of all or substantially all of the assets of Reorganized Intermet. The Initial Committed Purchasers' voting power could have the effect of deterring or preventing a change in control of Reorganized Intermet.

         C.       RISKS ASSOCIATED WITH THE BUSINESSES

A discussion of factors that could negatively impact the Debtors' businesses are set forth in Part II, Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," to Intermet's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

XIII.    UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF THE PLAN IS CONFIRMED

The following is a summary of certain U.S. federal income tax consequences to the Debtors and to certain Holders of Claims that are expected to result from implementation of the Plan. This discussion does not address the federal income tax consequences to Holders of Claims who are deemed to have rejected the Plan in accordance with the provisions of Section 1126 of the Bankruptcy Code (i.e., Holders of Impaired Equity Interests in the Impaired Equity Debtors) or the consequences of the Plan to Holders who are deemed to have accepted the Plan (i.e., Holders of Priority Claims, Pre-Petition Lender Claims, Secured Claims other than Secured Claims against Wagner Castings, and Unimpaired Equity Interests in the Unimpaired Equity Debtors). Additionally, this summary does not address the federal income tax consequences of the Rights Offering or the Key Employee Rights Offering.

This discussion is based on the IRC, as amended, Treasury Regulations in effect (or, in some cases, proposed) on the date of this Disclosure Statement, and administrative and judicial interpretations thereof available on or before such date. All of the foregoing are subject to change, including changes which could apply retroactively and could affect the federal income tax consequences described below. There can be no assurance that the IRS will not take a contrary view with respect to one or more of the issues discussed below. No ruling has been applied for or received from the IRS with respect to any of the tax aspects of the Plan and no opinion of counsel has been requested or received by the Debtors with respect thereto.

The following summary is for general information only and does not purport to address all of the U.S. federal income tax consequences that may be applicable to any particular Holder. The tax consequences to Holders may vary based upon the individual circumstances of each Holder. This summary does not address the special tax considerations that may apply to Holders that are subject to special rules, such as foreign



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companies, nonresident alien individuals, S corporations, banks, financial institutions, broker-dealers, dealers or traders in securities who are subject to mark-to-market taxation, mutual funds, small business investment companies, regulated investment companies, insurance companies, tax-exempt organizations, Persons holding Claims as part of a hedging or conversion transaction, straddle, or other integrated transaction, Persons who have a "functional currency" other than the U.S. dollar, Persons who acquired an Equity Interest in connection with the performance of services, certain expatriates and former long-term residents of the United States, pass-through entities, or investors in pass-through entities. In addition, this discussion does not address any aspect of state, local or foreign taxation, or any estate or gift tax consequences of the Plan.

The following discussion assumes that the Plan will be implemented as described herein, and does not address the tax consequences if the Plan is not carried out. This discussion further assumes that the various debt and other arrangements to which the Debtors are parties and any Distributions and allocations provided for under the Plan will be respected for federal income tax purposes in accordance with their form or as described below.

THE TAX CONSEQUENCES OF THE PLAN ARE COMPLEX, AND SUBJECT TO SIGNIFICANT UNCERTAINTIES DUE TO THE LACK OF APPLICABLE LEGAL PRECEDENT AND THE POSSIBILITY OF CHANGES IN THE LAW. THIS DISCUSSION DOES NOT CONSTITUTE TAX ADVICE OR A TAX OPINION CONCERNING THE MATTERS DESCRIBED. THERE CAN BE NO ASSURANCE THAT THE IRS WILL NOT CHALLENGE ANY OR ALL OF THE TAX CONSEQUENCES DESCRIBED HEREIN, OR THAT SUCH A CHALLENGE, IF ASSERTED, WOULD NOT BE SUSTAINED. EACH HOLDER OF A CLAIM OR EQUITY INTEREST IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF HOLDING CLAIMS OR EQUITY INTERESTS AND OF THE PLAN.

         A.       U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS

Intermet, the other Debtors, and certain of their corporate subsidiaries are members of an affiliated group of corporations (the "Intermet Tax Group") that join in the filing of consolidated federal income tax returns. The Intermet Tax Group has reported substantial consolidated net operating loss ("NOL") carryforwards for federal income tax purposes as of December 31, 2003, and expects to report tax losses for the taxable year that ended on December 31, 2004. Consequently, the Debtors expect the Intermet Tax Group to have NOL carryforwards to the year ended December 31, 2005 and, to the extent not used or eliminated in that year, to subsequent years. The amount of such NOLs and NOL carryforwards remains subject to review and adjustment by the IRS and to limitations imposed by Sections 108 and 382 of the IRC, as discussed below.



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                  1.       Cancellation Of Debt Income

Although the Debtors will realize cancellation of debt ("COD") income as a result of the discharge of Allowed Claims under the Plan, they will qualify for an exception (the "Bankruptcy COD Exception") under which the Debtors will be permitted to exclude the COD income from taxable income because they are debtors in cases under the Bankruptcy Code. However, the Debtors will be required to reduce certain of their tax attributes by the amount of the COD income so excluded. COD income is generally the amount by which the adjusted issue price of indebtedness discharged exceeds the amount of cash, the issue price of any debt instrument, and the fair market value of any other property given in exchange for the debt instrument. However, certain statutory or judicial exceptions can apply to limit the amount of COD (such as where the payment of the cancelled debt would have given rise to a tax deduction or the cancellation of the debt is treated as a purchase price adjustment).

Under the general rules of Section 108 of the IRC, the excluded COD income must generally be applied to reduce the Debtors' current year's NOL and NOL carryforwards, general business credits, minimum tax credits, capital loss carryovers, and the tax basis of their property, in that order. However, the Debtors can elect under Section 108(b)(5) of the IRC to apply the tax attribute reduction first to reduce the tax basis of the Debtors' depreciable property and then to reduce NOLs and certain other tax attributes. The Debtors have not yet determined whether they will make this election. A reduction in tax attributes under the foregoing rules does not occur until the end of the taxable year or, in the case of an asset basis reduction, the first day of the taxable year following the taxable year, in which the COD income is realized.

The IRS recently issued proposed and temporary regulations addressing the method for applying tax attribute reduction to an affiliated group of corporations that files consolidated returns (such as the Intermet Tax Group). Under these regulations, the tax attributes of each group member that is excluding COD income is first subject to reduction. These tax attributes include (1) consolidated attributes attributable to the debtor member, (2) tax attributes that arose in separate return limitation years of the debtor member, and (3) the tax basis of property of the debtor member. To the extent the debtor member's tax basis in stock of a lower-tier member of the affiliated group is reduced, a "look through rule" requires that a corresponding reduction be made to the tax attributes of the lower-tier member. To the extent that a debtor-member's excluded COD income exceeds its tax attributes, the regulations require the excess to be applied to the reduction of the remaining consolidated tax attributes of the affiliated group, and tax attributes of members other than the debtor members that arose or are treated as arising in certain separate return limitation years.

In addition, if a member of the Intermet Tax Group (the "Parent Member") owns stock in another member of the Intermet Tax Group (the "Subsidiary Member") in which it has an "excess loss account" (generally, negative tax basis reflecting the Intermet Tax Group's use of debt-financed losses of the Subsidiary Member in excess of the Parent Member's investment in the stock of the Subsidiary Member), the Parent Member is required to include the excess loss account in its taxable income if it is considered to have disposed of the stock in the Subsidiary Member. A disposition will be considered to occur if, among other things, the Subsidiary Member excludes COD income which is not fully



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matched by a reduction in tax attributes of the Subsidiary Member and the
Intermet Tax Group. Applicable Treasury regulations may limit the amount of losses of the Subsidiary Member and the Intermet Tax Group that can be used to offset such excess loss account income.

Under existing law, COD income arising out of the cancellation of a debt of a member of an affiliated group (such as the Intermet Tax Group) by another member of the affiliated group is not eligible for exclusion from income under the bankruptcy exception described above. Thus, COD income resulting from the discharge of Intercompany Claims will be recognized, but is expected to be offset fully by the bad debt or other losses realized by Intermet Tax Group members with respect to such Intercompany Claims. It is anticipated that Claims against Debtors that are held by foreign Non-Debtor Affiliates will be satisfied through transactions (including distributions of such Claims by the foreign Non-Debtor Affiliates or offsets against claims against foreign Non-Debtor Affiliates held by Debtors) that will not generate significant amounts of COD income. Such transactions may, however, produce other types of reportable income, including taxable foreign exchange gains.

                  2. Limitation On Net Operating Loss Carryforwards And Other Tax Attributes

Under Section 382 of the IRC, if a corporation (or consolidated group) undergoes an "ownership change," and the corporation does not qualify for (or elects out of) a special bankruptcy exception described below, the amount of prechange losses (NOL carryforwards from periods before the ownership change and certain "built-in" losses and deductions that are economically accrued but unrecognized as of the date of the ownership change) that may be utilized to offset future taxable income is subject to an annual limitation (the "Annual Limitation").
Section 383 of the IRC extends and applies the Annual Limitation to carryforwards of general business credits, minimum tax credits, capital losses, and foreign tax credits, so that the total reduction in tax in a post-change year from the carryover of such additional items, along with the NOLs and recognized built-in losses, from pre-change periods is, in the aggregate, limited by the Annual Limitation.

The issuance of New Common Stock to Holders of certain Claims pursuant to the Plan, together with the Rights Offering, will constitute an ownership change of the Intermet Tax Group for purposes of IRC Section 382. Moreover, the Debtors are investigating whether an ownership change occurred in earlier years, which could limit the availability of certain loss and credit carryforwards from periods prior to any such earlier ownership change.

In general, the amount of the Annual Limitation to which a corporation (or consolidated group) that has undergone an ownership change is subject under IRC Sections 382 and 383 is equal to the product of (a) the fair market value of stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (subject to various adjustments), multiplied by (b) the highest of the adjusted



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federal long-term tax-exempt rates in effect for any month in the 3-calendar months ending with the month in which the ownership change occurs. Any unused Annual Limitation may be carried forward, thereby increasing the Annual Limitation in the subsequent taxable year. For any corporation (or consolidated group) in bankruptcy that undergoes the ownership change pursuant to a confirmed bankruptcy plan, the stock value is generally determined immediately after (rather than before) the ownership change by taking into account the increase in stock value from the surrender or cancellation of any creditors' claims, with certain adjustments.

As noted, in addition to limiting the use of NOLs carried forward from periods prior to the ownership change, IRC Section 382 limits the deductibility of "built-in losses" recognized after the date of the ownership change. If a loss corporation (or consolidated group) has a net unrealized built-in loss at the time of an ownership change (taking into account most assets and items of "built-in" income and deduction), then any built-in losses recognized during the following five years (up to the amount of the original net unrealized built-in loss) generally will be treated as pre-change losses and will be subject to the Annual Limitation. Conversely, if the loss corporation (or consolidated group) has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the Annual Limitation in the year recognized, thereby permitting the loss corporation (or consolidated group) to use its pre-change losses and credits against such built-in gains (or tax thereon) in addition to its regular annual allowance. Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss. Such corporations would nevertheless still be taken into account in determining whether the consolidated group has a net unrealized built-in gain. In general, the loss corporation's or consolidated group's net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (a) $10 million or (b) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.

Section 382(1)(5) of the IRC provides an exception (the "382 Bankruptcy Exception") to the Annual Limitation where the stockholders and "historic" creditors receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor. Under this exception, a debtor's pre-change losses are not limited on an annual basis but, instead, its NOL carryforwards are required to be reduced by the amount of the debtor's interest deductions during the three taxable years preceding the taxable year in which the ownership change occurs and during the portion of the taxable year prior to and including the reorganization. For purposes of this exception, an "historic creditor" is generally a holder of a claim that (a) was held by such holder since the date that is 18 months before the day in which the debtor's bankruptcy petition was filed or (b) arose in the ordinary course of business and is held by the person who at all times held the beneficial interest in such a claim. In determining whether the 382 Bankruptcy Exception applies, certain holders of claims that would own directly or indirectly less than 5% of the total fair



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market value of common stock of the debtor are presumed to have held their claims since the origination of such claims.

The ownership change of Intermet on the Effective Date that results from the issuance of of New Common Stock to eligible Holders of Claims pursuant to the Plan and pursuant to the Rights Offering may qualify for the 382 Bankruptcy Exception. If the 382 Bankruptcy Exception applies, a subsequent ownership change with respect to Reorganized Intermet occurring within two years after the Effective Date will result in the loss of the 382 Bankruptcy Exception for the Effective Date ownership change (and retroactive application of the Annual Limitation with respect thereto), and the imposition of a zero Annual Limitation with respect to the subsequent ownership change, effectively eliminating subsequent use of loss and credit carryforwards. In order to prevent such a subsequent ownership change, it would be necessary to have a mechanism that would restrict any transfer of New Common Stock to a Person which, after such transfer, would hold 5% or more of the total fair market value of New Common Stock. Implementation of such a 5% ownership limitation could have the effect of impeding an attempt to acquire a significant or controlling interest in Intermet and, as a practical matter, making it impossible for a 5% Holder to pledge such securities on margin.

Even if the requirements of the 382 Bankruptcy Exception are met, Reorganized Intermet could elect out of the 382 Bankruptcy Exception, in which event the Annual Limitation would apply. The Debtors have not yet determined whether, and to what extent, the 382 Bankruptcy Exception will apply and be advantageous and whether to elect out of the 382 Bankruptcy Exception. The Projections assume that the Debtors' pre-change tax attributes will be subject to the Annual Limitation, i.e., that the 382 Bankruptcy Exception requirements will not be met or that Reorganized Intermet will elect out of the 382 Bankruptcy Exception. If the Debtors determine that the requirements of the 382 Bankruptcy Exception are met and that it provides significant tax savings as compared to the Annual Limitation, the Debtors may choose to apply the 382 Bankruptcy Exception, in which case they may seek appropriate restrictions on the transfer of New Common Stock, as described above.

                  3.       Alternative Minimum Tax

A federal alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% tax rate to the extent such tax exceeds the corporation's regular federal income tax. For purposes of computing alternative minimum taxable income, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though for regular tax purposes a corporation might otherwise be able to offset all of its taxable income by NOL carryovers from prior years, it is generally not allowed to offset more than 90% of its taxable income for federal AMT purposes by available NOL carryforwards (as computed for AMT purposes).

If a corporation (or consolidated group) undergoes an "ownership change" within the meaning of IRC Section 382, the Section 382 rules discussed above (i.e., the Annual Limitation with 382 Bankruptcy Exception) also apply to its NOL carryforwards for AMT purposes. In addition, if the corporation is in a net unrealized built-in loss position



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(as determined for AMT purposes) on the date of the ownership change, the corporation's (or consolidated group's) tax basis in its assets must be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. Although not entirely clear, it appears that the application of this basis reduction to the Debtors would be unaffected by whether the Debtors otherwise qualify for the 382 Bankruptcy Exception to the Annual Limitation.

Any AMT tax that a corporation pays is generally allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years to the extent the corporation is no longer subject to AMT.

         B.       U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF CERTAIN
                  CLAIMS

The U.S. federal income tax consequences to Holders of Claims arising from the Distributions to be made under the Plan may vary depending upon, among other things, the type of consideration received by the Holder in exchange for the indebtedness it holds, the nature of the indebtedness owing to it, whether the Holder is a corporation, whether the Holder has previously claimed a bad debt or worthless security deduction in respect of its Claim, whether such Claim constitutes a "security" for purposes of the reorganization provisions or other provisions of the IRC, whether the Holder is a resident of the United States for tax purposes, whether the Holder reports income on the accrual or cash basis, and whether the Holder receives Distributions under the Plan in more than one taxable year. In some cases, the modification of a Claim may represent for tax purposes an exchange of the Claim for a modified Claim, even though no actual transfer takes place. In addition, the tax consequences will depend on the actual implementation of the Plan as a taxable or tax-free reorganization.

                  1.       Recognition Of Gain Or Loss

The receipt of New Common Stock in exchange for Claims against Intermet that constitute "securities" (within the meaning of the reorganization provisions of the IRC) pursuant to the Plan will constitute a recapitalization and a reorganization within the meaning of Section 368(a)(1)(E) of the IRC. A Holder who receives New Common Stock in an exchange qualifying as a reorganization will not recognize gain or loss on such exchange, except that income or loss may be reportable in respect of unpaid interest that accrued during such Holder's holding period. See Section XIII.B.2., "Distributions in Discharge of Accrued but Unpaid Interest," for more information. The aggregate tax basis of New Common Stock that is received by a Holder in an exchange that is treated as a reorganization for tax purposes will equal the Holder's tax basis in his Claim, and the holding period of such New Common Stock will include the period for which the Holder held the Claim surrendered in exchange therefor, provided such Claim is held as a capital asset at the time of the exchange.

There is no precise definition under the tax law of what constitutes a "security" for purposes of determining whether the receipt of New Common Stock is a "reorganization", and all facts and circumstances pertaining to the origin and character of



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a Claim are relevant in determining its status. A prominent factor that courts have relied upon in determining whether a debt instrument constitutes a "security" is the term of the instrument, i.e., the longer the term of the debt instrument, the more likely it is a "security." Each Holder of a Claim should consult its own tax advisor to determine whether its claim constitutes a "security" for federal income tax purposes and whether reorganization treatment may be applicable to it.

Each Holder of a Claim who receives New Common Stock in an exchange not qualifying as a reorganization (including any Person who receives New Common Stock in exchange for a Claim against a subsidiary of Intermet), and each Holder of a Claim who receives Cash with respect to such Claim, will recognize gain or loss equal to the difference between (i) such Holder's amount realized in respect of its Claim, which is the amount of Cash and the fair market value of any property (including New Common Stock) received by the Holder in satisfaction of its Claim (other than amounts that are in respect of any Claim for accrued but unpaid interest) and (ii) the Holder's adjusted tax basis in its Claim (other than basis attributable to any Claim for accrued but unpaid interest). See Section XIII.B.2., "Distributions in Discharge of Accrued but Unpaid Interest," for more information. The aggregate tax basis of New Common Stock that is received by a Holder who is required to report gain or loss under these rules will be the fair market value of such New Common Stock on the date of the Distribution, and the holding period of the New Common Stock will commence the day following the date of Distribution.

Where gain or loss is recognized by a Holder of a Claim in respect of its Claim, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, whether the Claim constitutes a capital asset in the hands of the Holder and how long it has been held, whether the Claim was acquired at a market discount, and whether and to what extent the Holder can claim a bad debt deduction.

Subject to certain limitations, IRC Section 166 and the regulations thereunder allow a deduction for a debt which becomes worthless, or in some cases partially worthless, during the year. The amount of the bad debt deduction is limited to the Creditor's tax basis in the indebtedness underlying the Claim. No deduction is allowed under IRC Section 166 for a debt evidenced by a "security" as defined in IRC Section 165(g)(2)(C). Instead, IRC Section 165(g) provides that if a security which is a capital asset becomes worthless during a year, the loss resulting therefrom is treated as a loss from the sale or exchange, on the last day of the taxable year, of a capital asset. For this purpose, the term "security" is defined in IRC Section 165(g)(2)(C) as a bond, debenture, note, or certificate, or other evidence of indebtedness, issued by a corporation, with interest coupons or in registered form. Holders of Claims are urged to consult their tax advisors with respect to their ability to take a bad debt deduction.

A Holder who purchased its Claim from a prior Holder at a market discount may be subject to the market discount rules of the IRC, under which gain from the disposition of the Claim may be characterized as ordinary income to the extent of the market discount that is deemed to have accrued under those rules.



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Holders of General Unsecured Claims are urged to consult their tax advisors to determine the character of any gain or loss recognized in connection with the implementation of the Plan.

                  2.       Distributions In Discharge Of Accrued But Unpaid
                           Interest

In general, to the extent that money or property (including New Common Stock) received by a Holder of a General Unsecured Claim is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the Holder as interest income (if not previously included in the Holder's gross income). Conversely, such a Holder will recognize a deductible loss to the extent any accrued interest claimed or amortized OID was previously included in its gross income and is not paid in full. It is unclear whether a Holder of a Claim with previously included OID that is not paid in full would be required to recognize a capital loss, rather than an ordinary loss. Holders of claims for accrued interest including amortized OID should consult their own tax advisors.

Pursuant to the Plan, all Distributions in respect of any Claim will be allocated first to the principal amount of such Claim and thereafter, to accrued but unpaid interest, if any. However, there is no assurance that such allocation will be respected by the IRS for federal income tax purposes.

Each Holder of a General Unsecured Claim is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of previously included unpaid interest and OID for tax purposes.

         C.       U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF NEW COMMON
                  STOCK

                  1.       U.S. Holders

The following is a description of the principal U.S. federal income tax consequences that may be relevant with respect to the ownership and disposition of New Common Stock. This description addresses only the U.S. federal income tax considerations of Holders that will receive New Common Stock under the Plan and that will hold such New Common Stock as capital assets. For purposes of this description, a "U.S. Holder" is a beneficial owner of New Common Stock that, for U.S, federal income tax purposes, is:

                  o a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States under the "substantial presence" test set forth in IRC Section 7701(b);

                  o a corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);



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                  o an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

                  o a trust if (1) the trust validly elects to be treated as a United States person for U.S. federal income tax purposes or
                  (2) a U.S. court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of such trust.

A "Non-U.S. Holder" is a beneficial owner of New Common Stock that is not a U.S. Holder.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds New Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its tax advisor as to its tax consequences.

                  2.       Dividends And Other Distributions

The gross amount of any distribution by Reorganized Intermet of Cash or property with respect to the New Common Stock, other than tax-free stock dividends, spin-offs, and distributions in redemption of stock or in complete or partial liquidation, will be includible in income by a U.S. Holder as dividend income when received or accrued (in accordance with the holder's method of accounting) to the extent such distributions are paid out of the current or accumulated earnings and profits of Reorganized Intermet as determined under U.S. federal income tax principles. To the extent, if any, that the amount of any distribution by Reorganized Intermet exceeds Reorganized Intermet's current and accumulated earnings and profits as determined under U.S. federal income tax principles, it will be treated first as a tax-free return of the U.S. Holder's adjusted tax basis in the New Common Stock and thereafter as gain from an exchange of the stock (which is capital gain if the stock is held as a capital asset).

Under current law, noncorporate U.S. Holders will be taxed on dividends paid by Reorganized Intermet in taxable years beginning on or before December 31, 2008 at the lower rates applicable to long-term capital gains if such individuals satisfy certain holding period and risk requirements. Holders should consult their own tax advisors regarding the rate at which dividend income will be taxed, based on their circumstances.

Subject to certain limitations, a corporate U.S. Holder will generally be eligible for the dividends received deduction, but the benefit of such deduction may be reduced by the AMT. Corporate U.S. Holders should consult their tax advisor regarding the availability of, and limitations on, the dividends received deduction.

Distributions made on New Common Stock held by a Non-U.S. Holder (other than dividends that are effectively connected to a U.S. trade or business of the Non-U.S. Holder) will generally be subject to withholding tax at a 30% rate, subject to reduction under an applicable income tax treaty. In order to obtain a reduced rate of withholding under a treaty or by virtue of the dividend's connection with a U.S. trade or business, a



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Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to the benefits of the treaty, or W-8ECI certifying its connection with a U.S. trade or business, which forms must be updated periodically. A Non-U.S. Holder that is claiming the benefits of an income tax treaty may be required in certain circumstances to provide a taxpayer identification number or certain documentary evidence to prove residence in the treaty country.

                  3.       Sale Or Exchange Of Reorganized Intermet Common Stock

A U.S. Holder generally will recognize gain or loss on the sale or exchange of New Common Stock equal to the difference between the amount realized on such sale or exchange and the U.S. Holder's adjusted tax basis in the New Common Stock. Such gain or loss will be capital gain or loss if the stock is held as a capital asset. However, in any case where a Holder claims a bad debt deduction under IRC Section 166 or other ordinary loss with respect to the Claim exchanged for the New Common Stock, or uses the cash method of accounting and does not include in taxable income the amount that would have been included had the Claim been paid in full, gain from the subsequent sale or exchange of the New Common Stock will be "recaptured" as ordinary income to the extent of the previously allowed deduction or excluded income, reduced in each case by any income recognized by the Holder on receipt of the New Common Stock in exchange for the Claim.

Under current law, the maximum marginal U.S. federal income tax rate applicable to long term capital gain of a noncorporate U.S. Holder is lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income (other than certain dividends) if such U.S. Holder's holding period for such New Common Stock exceeds one year.

Subject to the discussion in Section XIII.B.4., "Backup Withholding Tax and Information Reporting Requirements," a Non-U.S. Holder of New Common Stock generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such New Common Stock unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, (2) in the case of any gain realized by an individual Non-U.S. Holder, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met, (3) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to expatriates; or (4) Reorganized Intermet is or has been a U.S. real property holding corporation within the meaning of IRC Section 897 within the shorter of the five-year period preceding the sale, exchange or other disposition of the New Common Stock or the period the Non-U.S. Holder held the New Common Stock. It is not anticipated that Reorganized Intermet will be treated as a U.S. real property holding corporation for U.S. federal income tax purposes.

If a Non-U.S. Holder of New Common Stock is engaged in a trade or business in the United States, and gain from the sale of New Common Stock is effectively connected with the conduct of that trade or business, the Non-U.S. Holder may be subject to tax on such gain in the same manner as a U.S. Holder. Non-U.S. Holders should consult their tax advisors with regard to U.S. taxation of gain from the sale of New Common Stock.



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                  4.       Backup Withholding Tax And Information Reporting
                           Requirements

United States backup withholding tax and information reporting requirements generally apply to certain payments to certain noncorporate Holders of Intermet common stock or Claims. Information reporting generally will apply to payments under the Plan of interest, compensation and other reportable payments to Holders of Claims, and payments of dividends on or proceeds from the sale or redemption of, New Common Stock made within the United States to a Holder of New Common Stock or a Holder of a Claim, other than an exempt recipient, such as a corporation or non-United States Person that provides an appropriate certification. A payor will be required to withhold backup withholding tax from any such payment to a Holder, if the Holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, such backup withholding tax requirements. The backup withholding tax rate is 28% for years 2003 through 2010.

In the case of such payments made within the United States to a foreign simple trust, a foreign grantor trust or a foreign partnership (other than payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that qualifies as a "withholding foreign trust" or a "withholding foreign partnership" within the meaning of certain U.S. Treasury Regulations) that are not effectively connected with the conduct of a trade or business in the United States, the beneficiaries of the foreign simple trust, the persons treated as the owners of the foreign grantor trust, or the partners of the foreign partnership, as the case may be, will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements. Moreover, a payor may rely on a certification provided by a payee that is not a United States Person only if such payor does not have actual knowledge or a reason to know that any information or certification stated in such certificate is incorrect.

                  5.       Importance Of Obtaining Professional Tax Advice

THE FOREGOING WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE MATTERS ADDRESSED HEREIN AND IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY ANY PERSON, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON ANY TAXPAYER. THE FOREGOING IS INTENDED TO BE ONLY A SUMMARY OF CERTAIN OF THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE FEDERAL, STATE, AND LOCAL INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND UNCERTAIN AND MAY VARY BASED ON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM. ACCORDINGLY, EACH HOLDER OF A CLAIM OR EQUITY INTEREST IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE FEDERAL, STATE,



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LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES UNDER THE PLAN BASED ON ITS
OWN PARTICULAR CIRCUMSTANCES.


XIV.     FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS TEST

         A.       FEASIBILITY OF THE PLAN

In connection with Confirmation of the Plan, Section 1129(a)(11) of the Bankruptcy Code requires that the Bankruptcy Court find that Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors, unless proposed by the Plan. This is the so-called "feasibility" test. The Debtors believe that with a de-leveraged capital structure their businesses will return to viability. The decrease in the amount of debt on Reorganized Intermet's balance sheet will significantly reduce interest expense and principal requirements. Based on the terms of the Plan, at emergence Reorganized Intermet will have approximately $190 million of debt, including amounts funded under the Exit Financing Facility, in contrast to more than $400 million of debt prior to the restructuring (before considering accrued interest).

As described in detail in Section IX, "Effect Of Confirmation And Implementation Of The Plan," the Reorganized Debtors will enter into, on the Effective Date, the Exit Financing Facility in order to repay in full the DIP Facility Claims and to make other payments required to be made on the Effective Date. The Debtors initiated discussions with potential exit lenders in early 2005 and received initial proposals for the financing by such exit lenders in March. As of the date of publication of this Disclosure Statement, the Debtors have either received or expect to receive shortly from one or more lenders final commitment letters with regard to the Exit Financing Facility. The Debtors are seeking commitments for approximately $260 million for the Exit Financing Facility, not all of which they expect to be drawn on the Effective Date, as indicated in the Projections.

To support their belief in the feasibility of the Plan, the Debtors have prepared the Projections for the period from 2005 through 2009. The Professionals have not performed an independent investigation of the accuracy or completeness of such financial Projections and disclaim any responsibility for or liability with respect to such Projections. SEE EXHIBIT H - "PROJECTED FINANCIAL INFORMATION FOR THE REORGANIZED DEBTORS."

The Projections indicate that Reorganized Intermet should have sufficient cash flow to make the payments required under the Plan on the Effective Date and to repay and service its post-Confirmation debt obligations and to maintain its operations during this period. Accordingly, the Debtors believe that the Plan complies with the standard of Section 1129(a)(11) of the Bankruptcy Code. As noted in the Projections, however, the Debtors caution that no representations can be made as to the accuracy of the Projections or as to Reorganized Intermet's ability to achieve the projected results. Many of the assumptions upon which the Projections are based are subject to uncertainties outside of



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the control of the Debtors. Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Debtors' financial results. As discussed elsewhere in this Disclosure Statement, there are numerous circumstances that may cause actual results to vary from the projected results, and the variations may be material and adverse. SEE SECTION XI - "CERTAIN FACTORS TO BE CONSIDERED" for a discussion of certain risk factors that may affect financial feasibility of the Plan.

THE PROJECTIONS ARE QUALIFIED BY AND SUBJECT TO THE ASSUMPTIONS SET FORTH HEREIN AND THE OTHER INFORMATION CONTAINED HEREIN. THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE SEC, AICPA OR ANY OTHER REGULATORY OR PROFESSIONAL AGENCY OR BODY, GENERALLY ACCEPTED ACCOUNTING PRINCIPLES OR CONSISTENCY WITH THE AUDITED FINANCIAL STATEMENTS REFERENCED IN THIS DISCLOSURE STATEMENT. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN, AND WILL NOT BE, AUDITED BY THE DEBTORS' INDEPENDENT CERTIFIED ACCOUNTANTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED ON A VARIETY OF ASSUMPTIONS, SOME OF WHICH HAVE NOT BEEN ACHIEVED TO DATE AND MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, LITIGATION, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS. THE PROJECTIONS SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED UNDER THE HEADINGS "OPERATIONS OF THE DEBTORS," AND "CERTAIN FACTORS TO BE CONSIDERED," AND THE OTHER INFORMATION CONTAINED IN EXHIBITS H & I -"PROJECTED FINANCIAL INFORMATION FOR THE REORGANIZED DEBTORS" AND "SELECTED HISTORICAL FINANCIAL INFORMATION."

         B.       BEST INTERESTS TEST

Even if the Plan is accepted by each class of Claims, the Bankruptcy Code requires that the Bankruptcy Court find that the Plan is in the best interests of all Classes of Creditors and Equity Interest Holders. The "best interests" test requires that the Bankruptcy Court find either that all members of an Impaired Class of Claims or Equity Interests have accepted the Plan or that the Plan will provide each member who has not accepted the Plan with a recovery of property of a value, as of the Effective Date of the Plan, that is not less than the amount that such Holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code.

To calculate the Distribution to members of each Impaired Class of Holders of Claims and Interests if the Debtors were liquidated, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the Debtors' assets if the Cases were converted to Chapter 7 cases under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a sale of the Debtors' Assets by a Chapter 7 trustee and the cash held by the Debtors at the time of the commencement of the Chapter 7 cases.

The amount of liquidation value generated from the liquidation of the Debtors' Assets and properties would be reduced by the amount of any Claims secured by such Assets and the costs and expenses of liquidation, as well as by other administrative expenses and costs (including any break-up or termination fees approved by the Bankruptcy Court) of both the Chapter 7 cases and the Chapter 11 Cases. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the Debtors in the Cases (such as compensation of attorneys, financial advisors and accountants) that are allowed in the Chapter 7 cases and litigation costs and claims arising from the operations of the Debtors during the pendency of the Cases. The liquidation itself could trigger certain priority payments that otherwise would be due in the ordinary course of business. The priority claims which may arise in liquidation cases would be paid in full from the liquidation proceeds before the balance would be made available to pay pre-Chapter 11 priority and general Claims or to make any distribution in respect of equity interests. The liquidation would also prompt the rejection of any Executory Contracts and unexpired leases and thereby create higher amounts of General Unsecured Claims.

In applying the "best interests" test, it is possible that Claims and Interests in the Chapter 7 cases may not be classified according to the seniority of such Claims and Interests as provided in the Plan. In the absence of a contrary determination by the Bankruptcy Court, all pre-Chapter 11 unsecured Claims which have the same rights upon liquidation would be treated as one Class for purposes of determining the potential distributions of the liquidation proceeds resulting from the Debtors' Chapter 7 cases. The distributions from the liquidation proceeds would be calculated ratably according to the amount of the Claim held by each Creditor. Therefore, Creditors who claim to be third-party beneficiaries of any contractual subordination provisions might be required to seek to enforce such contractual subordination provisions in the Bankruptcy Court or otherwise.
Section 510(a) of the Bankruptcy Code provides that subordination agreements are enforceable in a bankruptcy case to the same extent that such subordination is enforceable under applicable non-bankruptcy law. Therefore, no Class of Claims that is contractually subordinated to another Class would receive any payment on account of its Claims, unless and until such senior Class were paid in full.

Once the Bankruptcy Court ascertains the recoveries in liquidation of secured Creditors and priority claimants, it must determine the probable distribution to General Unsecured Creditors from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the Distributions to be received by such Creditors under the Plan, then the Plan is not in the best interests of Creditors and cannot be confirmed by the Bankruptcy Court. As shown in the Liquidation Analysis, the Debtors currently believe that each Holder of Claims in an Impaired Class will likely receive at least as much under the Plan as they would receive if the Debtors were liquidated, and that the Plan should therefore meet the requirements of Section 1129(a)(7) of the Bankruptcy Code.

         C.       CHAPTER 7 LIQUIDATION ANALYSIS

As noted above, the Debtors believe that under the Plan all Claims against any of the Debtors will receive property with a value not less than the value such Holder would receive in a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code. The Debtors' belief is based primarily on:

(i) consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for Distribution to Holders of Claims and Equity Interests, including:

         o The increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a Chapter 7 trustee and professional advisors to the trustee, all of which take priority over Chapter 11 expenses

         o The erosion in value of assets in a Chapter 7 case in the context of the rapid liquidation required under Chapter 7 and the "forced sale" atmosphere that would prevail,

         o The adverse effects on the Debtors' businesses as a result of the likely departure of key employees and the probable loss of customers,

         o The substantial increases in Claims, such as estimated contingent Claims, which would be satisfied on a priority basis or on parity with existing Claims against the Debtors, and

         o The substantial delay in Distributions to the Holders of Claims and Equity Interests that would likely ensue in a Chapter 7 liquidation; and

(ii) the Liquidation Analysis prepared by the Debtors and described below, which is attached hereto as Exhibit G.

The Liquidation Analysis is provided solely to discuss the effects of a hypothetical Chapter 7 liquidation of the Debtors and is subject to the assumptions set forth herein. The Liquidation Analysis has not been independently audited or verified and there can be no assurance that such assumptions would be accepted by the Bankruptcy Court.

The Liquidation Analysis reflects the estimated cash proceeds, net of liquidation-related costs, that would be available to Creditors if the Debtors were liquidated in Chapter 7 proceedings. Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by the Debtors' management and Lazard, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control the Debtors and their management. Accordingly, while the Liquidation Analysis is necessarily presented with numerical specificity, there can be no assurance that the values assumed would be realized if the Debtors were in fact liquidated, nor can there be any assurance that the Bankruptcy Court would accept this analysis or concur with such assumptions in making its determinations under Section 1129(a) of the Bankruptcy Code. Because the actual proceeds from the liquidation of the Debtors could be materially lower or higher than the amounts set forth below, no representation or warranty can be or is being made with respect to the actual proceeds that could be received in a Chapter 7 liquidation of the Debtors. The Liquidation Analysis was prepared solely for purposes of estimating proceeds available in Chapter 7 liquidations of the Estates and does not represent values that may be appropriate for any other purpose. Nothing contained in these valuations is intended to or may constitute a concession or admission of the Debtors for any other purpose. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

The table in Exhibit G details the computation of the Debtors' liquidation value and the estimated distributions to Holders of Impaired Claims in a Chapter 7 liquidation of the Debtors. The Liquidation Analysis was prepared by Lazard and the Debtors' management based upon the Debtors' North American unaudited balance sheets of each of the Debtors as of December 31, 2004. The Liquidation Analysis assumes that the actual December 31, 2004, balance sheets, on which the analysis is based, is a proxy for the balance sheets on the date on which a liquidation would commence. The Liquidation Analysis also assumes that the liquidation of the Debtors would be shepherded by a Bankruptcy Court-appointed trustee and would continue for approximately six to nine months (the "Liquidation Period"), during which time all of the Debtors' major Assets would either be sold or conveyed to the respective Lien Holders and the cash proceeds, net of liquidation-related costs, would be distributed to Creditors. Although some of the Debtors' assets might be liquidated during a shorter period of time, other assets may be more difficult to collect or sell, thus expanding the Liquidation Period.

During the Liquidation Period, the Debtors' receivables would be collected and other assets would be sold in a commercially reasonable manner. If the Debtors failed to perform under existing contracts, massive setoffs would ensue. In the Liquidation Analysis, the liquidation values of certain assets were determined by general classes of assets by disposition. The Liquidation Analysis was performed on the Debtors' North American operations, and assumes that liquidation proceeds would be distributed in accordance with Bankruptcy Code Sections 726 and 1129(b). The Liquidation Analysis does not assume proceeds from recoveries of any Avoidance Actions or other Causes of Action. The Liquidation Analysis does not assume proceeds from recoveries resulting from bank Liens on assets held outside of the Debtors and its subsidiaries. Additionally, the Liquidation Analysis does not assume proceeds from litigation which may provide awards in favor of the Debtors. These claims could have substantial value.

In summary, subject to all of the assumptions, conditions, and limitations set forth above, the Debtors believe that Chapter 7 liquidations of the Debtors could result in a diminution in the value to be realized by the Holders of Claims and, as set forth in the table found in Exhibit G, the Debtors' management estimates that in a liquidation, the Holders of General Unsecured Claims would not receive distributions on such claims.

XV.      SOLICITATION OF THE PLAN

         A.       PARTIES IN INTEREST ENTITLED TO VOTE

Under Section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such claim or interest to demand or receive accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of the bankruptcy); reinstates the maturity of such claim or interest as it existed before the default; compensates the holder of such claim or interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law; and does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest.

Generally, subject to other restrictions of the Bankruptcy Code and the procedures approved by the court with respect to solicitation of confirmation of the plan, a holder of a claim or equity interest may vote to accept or to reject a plan if (i) the claim or interest is "allowed," which means generally that no party in interest has objected to such claim or interest, and (ii) the claim or interest is impaired by the plan. If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan, and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

By signing and returning the Ballot, each Holder of a Class 3a, 4, 4a, 4b, 4c or 5 Claim will also be confirming that (i) such Holder and/or legal and financial advisors acting on its behalf has had the opportunity to ask questions of and receive answers from the Debtors concerning the terms of the Plan, the businesses of the Debtors and other related matters, (ii) the Debtors have made available to such Holder or its agents all documents and information relating to the Plan and related matters reasonably requested by or on behalf of such Holder, (iii) except for information provided by the Debtors in writing, and by its own agents, such Holder has not relied on any statements made or other information received from any person with respect to the Plan; and (iv) if such Creditor elects to receive New Common Stock, they agree to be bound by the Stockholders' Agreement as described in Section II.B., above.

By signing and returning the Ballot each Holder of a Class 4, 4a, 4b, 4c or 5 Claim also acknowledges that the securities being offered pursuant to the Plan are not being offered pursuant to a registration statement filed with the SEC and represents that any such securities will be acquired for its own account and not with a view to any distribution of such securities in violation of the Securities Act. It is expected that when issued pursuant to the Plan such securities will be exempt from the registration requirements of the Securities Act by virtue of Section 1145 of the Bankruptcy Code and may be resold by the holders thereof subject to the provisions of such Section 1145 and the Stockholders' Agreement.

         B.       CLASSES IMPAIRED UNDER THE PLAN

Pursuant to Section 1126 of the Bankruptcy Code, Classes 3a, 4, 4a, 4b, 4c, and 5 are entitled to vote to accept or reject the Plan. Further, pursuant to
Section 1126 of the Bankruptcy Code, each Unimpaired Class of Claims (Classes 1, 2, 3 and 6a) is deemed to have accepted the Plan and, therefore, is not entitled to vote to accept or reject the Plan. In addition, because Holders of Class 6b Impaired Equity Interests will not receive or retain any property under the Plan on account of their interests, Holders of Class 6b Claims are deemed to have rejected the Plan and are not entitled to vote.

         C.       WAIVERS OF DEFECTS, IRREGULARITIES, ETC.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of Ballots will be determined by the Balloting Agent and the Debtors in their sole discretion, which determination will be final and binding. As indicated below under "Withdrawal of Ballots; Revocation," effective withdrawals of Ballots must be delivered to the Balloting Agent prior to the Voting Deadline. The Debtors reserve the absolute right to contest the validity of any such withdrawal. The Debtors also reserve the right to reject any and all Ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular Ballot. The interpretation (including the Ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

         D.       WITHDRAWAL OF BALLOTS; REVOCATION

Any party who has delivered a valid Ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Balloting Agent at any time prior to the Voting Deadline. A notice of withdrawal, to be valid, must (i) contain the description of the Claim(s) to which it relates and the aggregate principal amount represented by such Claim(s), (ii) be signed by the withdrawing party in the same manner as the Ballot being withdrawn, (iii) contain a certification that the withdrawing party owns the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn and (iv) be received by the Balloting Agent in a timely manner at the address set forth below. The Debtors intend to consult with the Balloting Agent to determine whether any withdrawals of Ballots were received and whether the requisite acceptances of the Plan have been received. As stated above, the Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of Ballots.

Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of Ballots which is not received in a timely manner by the Balloting Agent will not be effective to withdraw a previously cast Ballot.

Any party who has previously submitted to the Balloting Agent prior to the Voting Deadline a properly completed Ballot may revoke such Ballot and change his or its vote by submitting to the Balloting Agent prior to the Voting Deadline a subsequent properly completed ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed Ballot is received, only the Ballot which bears the latest date of receipt by the Balloting Agent will he counted for purposes of determining whether the requisite acceptances have been received.

         E.       FURTHER INFORMATION; ADDITIONAL COPIES

                  1.       HOLDERS OF IMPAIRED CLAIMS

If you have any questions or require further information about the voting procedure or voting your Claim or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, the Disclosure Statement, or any exhibits or appendices to such documents (at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d)), please contact the Balloting Agent at WWW.ADMINISTAR.NET or by telephone at (904) 807-3023.

XVI.     CONCLUSION

THE DEBTORS [AND THE CREDITORS' COMMITTEE] BELIEVE THAT THE PLAN REPRESENTS THE MOST VALUE TO THE DEBTORS' CREDITORS. THEY URGE EACH CREDITOR TO VOTE IN FAVOR OF THE PLAN.

                         (signatures start on next page)

DATED: JUNE 27, 2005

        Signature Pages For Disclosure Statement Of Intermet Corporation
          And Ceratin Of Its Domestic Subsidiaries Dated June 27, 2005

                                      INTERMET CORPORATION,
                                           a Georgia corporation


                                           By: /s/ GARY F. RUFF
                                               ------------------------------

                                           Its: Chairman & CEO
                                               ------------------------------


                                      ALEXANDER CITY CASTING COMPANY, INC.,
                                           an Alabama corporation


                                           By: /s/ ALAN J. MILLER
                                               -------------------------------

                                           Its: Vice President
                                               -------------------------------


                                      CAST-MATIC CORPORATION,
                                           A Michigan corporation


                                           By: /s/ ALAN J. MILLER
                                               --------------------------------

                                           Its: Vice President
                                               ---------------------------------


                                      COLUMBUS FOUNDRY, L.P.,
                                           a Delaware limited partnership


                                           By: /s/ ALAN J. MILLER
                                               -------------------------------

                                           Its: Vice President, Intermet U.S.
                                                Holding, Inc., General Partner
                                               -------------------------------


                                      DIVERSIFIED DIEMAKERS, INC.,
                                           a Delaware corporation


                                           By: /s/ ALAN J. MILLER
                                               -------------------------------

                                           Its: Vice President
                                               -------------------------------


                                      GANTON TECHNOLOGIES, INC.,
                                           an Illinois corporation


                                           By: /s/ ALAN J. MILLER
                                               -------------------------------

                                           Its: Vice President
                                               -------------------------------

        Signature Pages For Disclosure Statement Of Intermet Corporation
          And Certain Of Its Domestic Subsidiaries Dated June 27, 2005

                                  INTERMET HOLDING COMPANY,
                                    a Delaware corporation

                                    By:  /s/ ALAN J. MILLER
                                         ---------------------------------------

                                    Its: Vice President
                                         ---------------------------------------

                                  INTERMET ILLINOIS, INC.,
                                    an Illinois corporation

                                    By:  /s/ ALAN J. MILLER
                                         ---------------------------------------

                                    Its: Vice President
                                         ---------------------------------------

                                  INTERMET INTERNATIONAL INC.,
                                    a Georgia corporation

                                    By:  /s/ ALAN J. MILLER
                                         ---------------------------------------

                                    Its: Vice President
                                         ---------------------------------------

                                  INTERMET U.S. HOLDING INC.,
                                    a Delaware corporation

                                    By:  /s/ ALAN J. MILLER
                                         ---------------------------------------

                                    Its: Vice President
                                         ---------------------------------------

                                  IRONTON IRON, INC.,
                                    an Ohio corporation

                                    By:  /s/ ALAN J. MILLER
                                         ---------------------------------------

                                    Its: Vice President
                                         ---------------------------------------

                                  LYNCHBERG FOUNDRY COMPANY,
                                    a Virginia corporation

                                    By:  /s/ ALAN J. MILLER
                                         ---------------------------------------

                                    Its: Vice President
                                         ---------------------------------------

        Signature Pages For Disclosure Statement Of Intermet Corporation
          And Certain Of Its Domestic Subsidiaries Dated June 27, 2005

                                  NORTHERN CASTINGS CORPORATION,
                                    a Georgia corporation

                                    By:  /s/ ALAN J. MILLER
                                         ---------------------------------------

                                    Its: Vice President
                                         ---------------------------------------

                                  SUDBURY, INC.,
                                    an Delaware corporation

                                    By:  /s/ ALAN J. MILLER
                                         ---------------------------------------

                                    Its: Vice President
                                         ---------------------------------------

                                  SUDM INC.,
                                    a Michigan corporation

                                    By:  /s/ ALAN J. MILLER
                                         ---------------------------------------

                                    Its: Vice President
                                         ---------------------------------------

                                  TOOL PRODUCTS INC.,
                                    a Delaware corporation

                                    By:  /s/ ALAN J. MILLER
                                         ---------------------------------------

                                    Its: Vice President
                                         ---------------------------------------

                                  WAGNER CASTINGS COMPANY,
                                    a Delaware corporation

                                    By:  /s/ ALAN J. MILLER
                                         ---------------------------------------

                                    Its: Vice President
                                         ---------------------------------------

                                  WAGNER HAVANA, INC.,
                                    a Delaware corporation

                                    By:  /s/ ALAN J. MILLER
                                         ---------------------------------------

                                    Its: Vice President
                                         ---------------------------------------

                                   EXHIBIT A

                         UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF MICHIGAN
                                SOUTHERN DIVISION

In re:                                    )
                                          )     Case No.  04-67597
INTERMET CORPORATION et al.,              )     Chapter 11
                                          )     (Jointly Administered)
                                          )
                  Debtors.                )     Honorable Marci B. McIvor

--------------------------------------------------------------------------------

                        DEBTORS' PLANS OF REORGANIZATION

                                   Foley & Lardner LLP
                                   Judy A. O'Neill (P32142)
                                   Daljit S. Doogal (P57181)
                                   David G. Dragich (P63234)
                                   500 Woodward Avenue; Suite 2700
                                   Detroit, Michigan 48226
Dated: June 24, 2005
                                   Counsel for Debtors and Debtors-in-Possession

                              INTRODUCTION TO PLAN

      The above-captioned debtors and debtors-in-possession, Intermet Corporation ("Intermet"), Alexander City Casting Company, Inc., Cast-Matic Corporation, Columbus Foundry, L.P., Diversified Diemakers, Inc., Ganton Technologies, Inc., Intermet Holding Company, Intermet Illinois, Inc., Intermet International, Inc., Intermet U.S. Holding, Inc., Ironton Iron, Inc., Lynchburg Foundry Company, Northern Castings Corporation, Sudbury, Inc., SUDM, Inc., Tool Products, Inc., Wagner Castings Company, and Wagner Havana, Inc. (each, including Intermet, a "Debtor" and collectively, the "Debtors"), jointly propose the following plans of reorganization, (each a separate plan for the applicable Debtor and collectively, the "Plan") pursuant to Chapter 11 of the Bankruptcy Code.(1)

      Under Section 1125(b) of the Bankruptcy Code, a vote to accept or reject this Plan cannot be solicited from a Holder of a Claim until such time as the Disclosure Statement has been approved by the Bankruptcy Court and distributed to Holders of Claims. ALL HOLDERS OF CLAIMS ARE ENCOURAGED TO READ THE PLAN AND DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

      The Plan contemplates that each of the Debtors will be reorganized entities after consummation of the Plan.(2) These reorganization Cases have been consolidated for procedural purposes only and are jointly administered pursuant to an order of the Bankruptcy Court. The Distributions to be made to Holders of Claims, in each of the Classes of Claims and Equity Interests for each Debtor, are set forth in Article 3 herein.

      THE PLAN IS PROPOSED JOINTLY BY ALL OF THE DEBTORS, BUT CONSTITUTES A SEPARATE PLAN FOR EACH DEBTOR. THE ESTATES OF THE DEBTORS HAVE NOT BEEN CONSOLIDATED, SUBSTANTIVELY OR OTHERWISE. ANY CLAIMS HELD AGAINST ONE OF THE DEBTORS WILL BE SATISFIED SOLELY FROM THE CASH AND ASSETS OF SUCH DEBTOR. EXCEPT AS SPECIFICALLY SET FORTH IN THE PLAN, NOTHING IN THE PLAN OR THE DISCLOSURE STATEMENT SHALL CONSTITUTE OR BE DEEMED TO CONSTITUTE AN ADMISSION THAT ONE OF THE DEBTORS IS SUBJECT TO OR LIABLE FOR ANY CLAIM AGAINST THE OTHER DEBTORS. THE CLAIMS OF CREDITORS THAT HOLD CLAIMS AGAINST MULTIPLE DEBTORS WILL BE TREATED AS SEPARATE CLAIMS WITH RESPECT TO EACH DEBTOR'S ESTATE FOR ALL PURPOSES (INCLUDING, BUT NOT LIMITED TO, DISTRIBUTIONS AND VOTING), AND SUCH CLAIMS WILL BE ADMINISTERED AS PROVIDED HEREIN. THEREFORE, EXCEPT AS EXPRESSLY SPECIFIED HEREIN, THE CLASSIFICATIONS OF CLAIMS AND EQUITY INTERESTS SET FORTH BELOW SHALL BE DEEMED TO APPLY SEPARATELY WITH RESPECT TO EACH PLAN PROPOSED BY EACH DEBTOR.

_________________________________

     (1) Capitalized terms used herein shall have the meaning ascribed to them in Article I of the Plan.

     (2) As noted in the Disclosure Statement, the liquidation of substantially all of the Assets of certain of the Debtors after the Effective Date is contemplated.

                                    ARTICLE 1
                                   DEFINITIONS

      The following terms used in the Plan shall have the meanings specified below, and such meanings shall be equally applicable to both the singular and plural forms of such terms, unless the context otherwise requires. Any term used in the Plan, whether or not capitalized, that is not defined in the Plan, but that is defined in the Disclosure Statement, the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning set forth in the Disclosure Statement, the Bankruptcy Code or the Bankruptcy Rules.

      1.01 ADMINISTRATIVE CLAIMS. The collective reference to all Claims for post-Petition Date costs and expenses of administration of these Cases with priority under Section 507(a)(1), 503(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors, (b) any indebtedness or obligations entitled to such priority under the Bankruptcy Code, including Professional Fees, in each case to the extent allowed by a Final Order of the Bankruptcy Court under Sections 330(a) or 331 of the Bankruptcy Code (unless such Claims are incurred in the ordinary course of the Debtors' businesses), and (c) all fees and charges assessed against the Estates under Section 1930, Chapter 123 of Title 28, United States Code.

      1.02 ADMINISTRATIVE CLAIM BAR DATE. The date by which all applications for treatment of a Claim as an Allowed Administrative Claim, other than Professional Fees, must be filed with the Bankruptcy Court and which date shall be, unless subject to an assumed Executory Contract which shall be afforded the treatment under Article 8 of the Plan, the 60th day after the Effective Date for Professional Fees and the 30th day after the Confirmation Date for all other Administrative Claims other than for goods and services provided to the Debtors during the Cases in the ordinary course of business.

      1.03 AFFILIATE. This term shall have the meaning assigned to it in Section 101(2) of the Bankruptcy Code.

      1.04 ALLOWANCE DATE. The date a Claim becomes an Allowed Claim.

      1.05 ALLOWED. With respect to any Claim against a Debtor to the extent that (i) such Claim has not been withdrawn, paid in full, or otherwise deemed satisfied in full, (ii) a Proof of Claim or Interest was filed on or before the Claims Filing Bar Date, Supplemental Bar Date or the Administrative Claim Bar Date, as applicable (or, if not filed by such date, a Proof of Claim was filed with leave of the Bankruptcy Court, after notice and a hearing and entry of a Final Order) or was deemed timely filed or, if no Proof of Claim or Interests so filed, which Claim Interest, as of the Confirmation Date, is listed by the Debtors in their Schedules as liquidated in amount, not disputed, and not contingent, and (iii) no objection to the allowance of such Claim or action to subordinate, avoid, reclassify, classify, exchange, estimate, disallow or otherwise limit recovery with respect thereto has been filed or interposed on or before the Claims Objection Deadline or such an objection or action having been so interposed, to the extent that such Claim is allowed by a Final Order; provided, however, that notwithstanding anything to the contrary contained herein, any Claim or Equity Interest specifically deemed allowed or disallowed in the Plan shall be, or not be (as the case may be), an Allowed Claim or Allowed Equity Interest to the extent so specifically provided in the Plan. Unless otherwise ordered by the Bankruptcy Court prior to Confirmation, or as specifically provided to the contrary in the Plan with respect to any particular Claim, an "Allowed Claim" or "Allowed Equity Interest" shall not include, except as provided in the Plan with respect to any Allowed Secured Claim (i) any interest on such Claim to the extent accruing or maturing on or after the Petition Date, (ii) punitive or exemplary damages, or (iii) any fine, penalty, or forfeiture.

      1.06 ALLOWED ADMINISTRATIVE CLAIM. Any Administrative Claim that is an Allowed Claim; provided, however, that, unless an extension of time is granted in writing by the appropriate Debtor, a Holder of any Administrative Claim arising prior to the Confirmation Date, other than for goods or services provided to the Debtors during the Cases in the ordinary course of business, and unless subject to an assumed Executory Contract as described in Article 1.02, must file a request for payment on or before the Administrative Claim Bar Date in order to have such Administrative Claim eligible to be considered an Allowed Administrative Claim.

      1.07 ALLOWED PRIORITY CLAIM. Any Priority Claim that is an Allowed Claim.

      1.08 ALLOWED REJECTION CLAIM. Any Rejection Claim that is an Allowed
Claim.

      1.09 ALLOWED SECURED CLAIM. Any Secured Claim that is an Allowed Claim.

      1.10 ALLOWED TAX CLAIM. Any Tax Claim that is an Allowed Claim.

      1.11 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and Bylaws (or other similar documents) of the Reorganized Debtors, which shall be in substantially the forms attached hereto as Exhibit H, and in the event of satisfaction of the Liquidating Plan Condition, in the form of Exhibit I as to Wagner Castings. The Articles of Incorporation and Bylaws as to all other Debtors shall be amended and restated, as provided in the Plan, but will remain subject to the laws of the jurisdictions in which such Debtors were incorporated or formed prior to the Effective Date, subject to the modifications otherwise provided for in the Plan which Articles of Incorporation and Bylaws (or other similar documents) and the Certificate of Incorporation described in Article
6.01 of this Plan, shall be in form and substance satisfactory to the Initial Committed Purchasers and which shall be effective on the Effective Date.

      1.12 ASSETS. All of the right, title, and interest of the Debtors in and to any and all assets and property, whether tangible, intangible, real, or personal, that constitute property of the Debtors' Estates within the purview of
Section 541 of the Bankruptcy Code, including without limitation, any and all claims, Causes of Action, or rights of the Debtors under federal or state law.

      1.13 AVOIDANCE ACTIONS. All Causes of Action the Debtors may assert under Chapter 5 of the Bankruptcy Code, whether or not Causes of Action are commenced to prosecute such Avoidance Actions. A non-exclusive list of potential Avoidance Actions is attached as Exhibit J to the Plan.

      1.14 BALLOT. Each of the ballot forms that are distributed with the Disclosure Statement to Holders of Claims included in Classes that are Impaired under the Plan and entitled to vote under Article 5 of the Plan to accept or reject the Plan and make any other applicable elections or agreements pursuant to the Plan.

      1.15 BANKRUPTCY CODE. Title 11 of the United States Code, as amended from time to time, and made applicable to these Cases.

      1.16 BANKRUPTCY COURT. The United States Bankruptcy Court for the Eastern District of Michigan, Southern Division, or any other court of competent jurisdiction exercising jurisdiction over these Cases.

      1.17 BANKRUPTCY RULES. The Federal Rules of Bankruptcy Procedure, promulgated under Section 2075, Title 28, United States Code, as amended from time to time, and made applicable to these Cases and the local rules of the Bankruptcy Court as amended from time to time and made applicable to these Cases.

      1.18 BOARD OF INTERMET. The board of directors or other similar governing body of Intermet and the other Debtors.

      1.19 BOARD OF REORGANIZED INTERMET. The board of directors or similar governing body of Reorganized Intermet and the other Reorganized Debtors.

      1.20 BUSINESS DAY. A day other than a Saturday, Sunday, "legal holiday" (as such term is defined in Bankruptcy Rule 9006(a)), or any other day on which commercial banks in Detroit, Michigan are authorized or required by law to close.

      1.21 CASE OR CASES. Each of the Cases under Chapter 11 of the Bankruptcy Code commenced by the Debtors on the Petition Date in the Bankruptcy Court, styled and jointly administered under the case caption In re Intermet Corporation, et al., and bearing case number 04-67597.

      1.22 CASH. Legal tender of the United States of America payable, in the case of a Distribution, as set forth in Article 7.06, or payable in immediately available funds, such as a wire transfer, bank or cashier's check.

      1.23 CASH-OUT AMOUNT. With respect to a Holder of a General Unsecured Claim, Cash equal to such Holder's Pro Rata portion of the New Common Stock allocated to a particular Debtor multiplied by $10.00 per share.

      1.24 CASH-OUT PURCHASE AGREEMENT. The agreement attached hereto as Exhibit E by and among the Debtors and the Initial Committed Purchasers pursuant to which the Initial Committed Purchasers shall purchase the Cash-Out Shares.

      1.25 CASH-OUT SHARES. The shares of New Common Stock that otherwise would have been distributed to Holders of General Unsecured Claims that receive the Cash-Out Amount in exchange for their Claims.

      1.26 CAUSES OF ACTION. Any and all actions, proceedings, causes of action, suits, accounts, controversies, promises to pay, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise by, on behalf of or in the name of any of the Debtors against any Person which exists on or before the Effective Date, including, without limitation, the Avoidance Actions. Causes of Action shall include, but shall not be limited to, all claims and causes of action described in the Disclosure Statement, the Schedules, and Exhibit K to the Plan.

      1.27 CLAIM. A claim means a claim against any one of the Debtors as defined in section 101(5) of the Bankruptcy Code.

      1.28 CLAIMS FILING BAR DATE. February 7, 2005, the deadline by which certain Creditors were obligated to file Proofs of Claim.

      1.29 CLAIMS OBJECTION DEADLINE. The date which is 180 days after the Effective Date, as the same may be from time to time extended by the Bankruptcy Court.

      1.30 CLASS. A category as to each Debtor, designated herein, of Claims or Equity Interests as specified in Article 2 of the Plan.

      1.31 CONFIRMATION. The entry of the Confirmation Order by the Bankruptcy Court on the docket of the Bankruptcy Court.

      1.32 CONFIRMATION DATE. The date upon which the Confirmation Order is entered on the docket of the Bankruptcy Court.

      1.33 CONFIRMATION HEARING DATE. The date or dates of the hearing on Confirmation of the Plan, as may be continued from time to time.

      1.34 CONFIRMATION ORDER. The order of the Bankruptcy Court confirming the Plan under Section 1129 of the Bankruptcy Code, the proposed form of which is attached hereto as Exhibit A.

      1.35 CONSENTING PRE-PETITION LENDERS. Any of the Pre-Petition Lenders who fail to object to the releases set forth in Article 10.05 of the Plan on or before the deadline set for objections to the Plan, to the extent such release is binding on it.

      1.36 CONSENTING DIP LENDERS. Any of the DIP Lenders who fail to object to the releases set forth in Article 10.05 of the Plan on or before the deadline set for objections to the Plan, to the extent such release is binding on it.

      1.37 CONSIGNMENT CLAIMS. The Claims described in Article 3.08 of the Plan.

      1.38 CONVENIENCE CLASS ELECTION. An election by a Holder of a General Unsecured Claim in an amount greater than $125,000 to reduce the aggregate amount of its General Unsecured Claim to such amount, on its Ballot to (i) be treated as an Unsecured Convenience Claim; (ii) agree to seek recovery exclusively from the Debtor that is the primary obligor with respect to its General Unsecured Claim; (iii) waive its right to seek recovery from any additional

Debtor against whom it has a Claim as an obligor for such Claim; and (iv) vote in favor of the Plan.

      1.39 CREDITOR. With respect to any Debtor, a Person defined as a "creditor" in Section 101(10) of the Bankruptcy Code.

      1.40 CREDITORS' COMMITTEE. The official committee of unsecured Creditors appointed in these Cases pursuant to Section 1102(a) of the Bankruptcy Code.

      1.41 CURE. With respect to the assumption of an Executory Contract pursuant to Section 365(b) of the Bankruptcy Code: (a) the Distribution of Cash, or the Distribution of such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, in an amount equal to all unpaid monetary obligations, without interest or penalty, or such other amount as may be agreed upon by the parties under an Executory Contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law, or (b) the taking of such other actions as may be agreed upon by the parties or ordered by the Bankruptcy Court.

      1.42 DEBTOR(S). Any, or a collective reference to all, of Intermet Corporation, Alexander City Casting Company, Inc., Cast-Matic Corporation, Columbus Foundry, L.P., Diversified Diemakers, Inc., Ganton Technologies, Inc., Intermet Holding Company, Intermet Illinois, Inc., Intermet International, Inc., Intermet U.S. Holding, Inc., Ironton Iron, Inc., Lynchburg Foundry Company, Northern Castings Corporation, Sudbury, Inc., SUDM, Inc., Tool Products, Inc., Wagner Castings Company, and Wagner Havana, Inc.

      1.43 DIP AGENTS. The Bank Of Nova Scotia, as administrative agent for the DIP Lenders and as a lead DIP Lender, and Deutsche Bank Trust Company Americas, as collateral agent and co-agent for the DIP Lenders, and as a lead DIP Lender.

      1.44 DIP FACILITY. That certain Debtor-In-Possession Revolving Credit Agreement dated as of October 22, 2004, as amended, restated, supplemented or otherwise modified from time to time, and all documents executed in connection therewith, among the Debtors, the DIP Agents, and the DIP Lenders.

      1.45 DIP FACILITY CLAIM. All Claims of the DIP Agents and the DIP Lenders arising under or pursuant to the DIP Facility, including, without limitation, principal and interest on the DIP Facility, plus all reasonable fees and expenses (including Professional Fees) arising under the DIP Facility.

      1.46 DIP FINANCING ORDER. The Final Order entered by the Bankruptcy Court on November 5, 2004, Pursuant To Bankruptcy Code Sections 105, 361, 363, 364, 503 And 507: (A) Authorizing Debtors-In-Possession To (i) Obtain Senior And Junior Secured Post-Petition Financing And (ii) Utilize Cash Collateral, (B) Granting Superpriority Claims To Post-Petition Lenders And (C) Granting Adequate Protection To Pre-Petition Lenders.

      1.47 DIP LENDERS. The lenders who are parties to the DIP Credit Agreement.

      1.48 DISBURSING AGENT. The Reorganized Debtors or any Person designated by the Reorganized Debtors to serve as a disbursing agent under Article 7 of the Plan.

      1.49 DISCLOSURE STATEMENT. The Disclosure Statement of the Debtors filed with the Bankruptcy Court on June ____, 2005 that relates to and accompanies the Plan, as it may be supplemented, amended, or modified from time to time and that was prepared and distributed, and was approved by the Bankruptcy Court, in accordance with Section 1125 of the Bankruptcy Code. The Restructuring Commitment Letter requires such amendments to be made with the consent of the Initial Committed Purchasers, which consent shall not be unreasonably withheld.

      1.50 DISPUTED CLAIM. A Claim as to which a Proof of Claim has been filed, or deemed filed under applicable law, as to which an objection has been or may be timely filed and which objection, if timely filed, has not been withdrawn or has not been overruled, denied or resolved by a Final Order. A Claim shall not be considered a Disputed Claim for purposes of voting, as applicable, to the extent it has been Temporarily Allowed for such purpose.

      1.51 DISTRIBUTIONS. The distributions to be made in accordance with the Plan, as the case may be: (a) Cash, (b) shares of New Common Stock, (c) Rights, and (d) any other distributions to Holders of Claims under the terms and provisions of the Plan.

      1.52 DISTRIBUTION RECORD DATE. The date specified in the Confirmation Order as the Distribution Record Date. If no such date is specified in the Confirmation Order, then the Distribution Record Date shall be the Confirmation Date.

      1.53 EFFECTIVE DATE. The first Business Day: (a) on which no stay of the Confirmation Order is in effect; and (b) on which all conditions in Article 9 of the Plan have been satisfied or have been waived in accordance with the Plan.

      1.54 EFFECTIVE DATE EXECUTIVE OFFICERS. The executive officers of Intermet that have entered into Employment Agreements.

      1.55 EMPLOYMENT AGREEMENTS. The employment agreements proposed to be entered into by the Effective Date Officers.

      1.56 EQUITY COMMITTEE. The official committee of equity security holders of the Debtors appointed in these Cases pursuant to Section 1102(a) of the Bankruptcy Code.

      1.57 EQUITY INTEREST. Any equity security, as that term is defined in section 101(16) of the Bankruptcy Code, of a Debtor as such equity security exists immediately prior to the Effective Date, only to the extent that such equity security is an Equity Interest and the Equity Interest has not been paid, released, or otherwise settled prior to the Effective Date, including any rights to any dividends or distributions as a result of such ownership, and any option, warrant, or right to acquire any such ownership interest.

      1.58 ESTATE. The estate of each Debtor in these Cases, created pursuant to
Section 541 of the Bankruptcy Code.

      1.59 EXECUTORY CONTRACT. Any executory contract or unexpired lease as of the Petition Date, subject to Section 365 of the Bankruptcy Code, between a Debtor and any other Person or Persons, specifically excluding contracts and agreements entered into pursuant to the Plan.

      1.60 EXHIBIT. An exhibit annexed to either this Plan or to the Disclosure Statement.

      1.61 EXHIBIT FILING DATE. The date on which certain Exhibits to the Plan shall be filed with the Bankruptcy Court, which date shall be at least ten (10) days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court.

      1.62 EXISTING COMMON STOCK. Shares of common stock of Intermet or any of the Debtors that are authorized, issued and outstanding prior to the Effective Date.

      1.63 EXISTING PREFERRED STOCK. Shares of preferred stock of Ironton, authorized, issued, and outstanding prior to the Effective Date, excluding any right to dividends accrued prior to the Effective Date, which shall be treated as General Unsecured Claims or Convenience Claims, as applicable.

      1.64 EXIT FINANCING FACILITY. The exit financing facility obtained by the Reorganized Debtors, and described in Article 6.11 of the Plan.

      1.65 EXIT LENDERS. The lenders under the Exit Financing Facility.

      1.66 FINAL ORDER. An order or judgment entered by the Bankruptcy Court, which has not been reversed, vacated, or stayed, that may no longer be appealed from or otherwise reviewed or reconsidered, as a result of which such order or judgment shall have become final and non-appealable in accordance with Bankruptcy Rule 8002.

      1.67 GENERAL UNSECURED CLAIMS. To the extent that such Claim has not been paid, released, or otherwise settled prior to the Effective Date, all Claims which are not Priority Claims, Pre-Petition Lender Claims, Secured Claims, Unsecured Convenience Claims, Equity Interests, Administrative Claims, Tax Claims, DIP Facility Claims, Workers' Compensation Claims (except as specified in Article 3.06 of the Plan), Pension Claims, Consignment Claims, and are not otherwise entitled to priority under the Bankruptcy Code or an order of the Bankruptcy Court, including but not limited to the Noteholder Claims.

      1.68 GENERAL UNSECURED CREDITORS. Creditors holding General Unsecured Claims.

      1.69 HOLDER. A holder of a Claim against or Equity Interest in a Debtor.

      1.70 IMPAIRED. With respect to any Claim or Equity Interest, such Claim or Equity Interest that is impaired within the meaning of Section 1124 of the Bankruptcy Code.

      1.71 IMPAIRED EQUITY DEBTORS. Intermet Corporation and, in the event of satisfaction of the Liquidating Plan Condition, Wagner Castings and Wagner Havana shall also be Impaired Equity Debtors. Ironton is an Impaired Equity Debtor but only as to the Existing Preferred Stock of Ironton.

      1.72 IMPAIRED EQUITY INTERESTS. Holders of Equity Interests in the Impaired Equity Debtors.

      1.73 INDENTURE. That certain Indenture, dated as of June 13, 2002, by and among Intermet Corporation, as issuer, Lynchburg Foundry Company, Northern Castings Corporation, Ironton Iron, Inc., Intermet U.S. Holding, Inc., Columbus Foundry, L.P., SUDM, Inc., Alexander City Casting Company, Inc., Tool Products, Inc., Sudbury, Inc., Cast-Matic Corporation, Intermet Illinois, Inc. (formerly known as Frisby P.M.C., Incorporated), Wagner Castings Company, Wagner Havana, Inc., Diversified Diemakers, Inc., and Ganton Technologies, Inc., as guarantors, and the Indenture Trustee, as trustee.

      1.74 INDENTURE TRUSTEE. The U.S. Bank National Association as the trustee under the Indenture, the entity currently serving as indenture trustee under the Senior Notes, or any successor trustee appointed thereunder from time to time.

      1.75 INDENTURE TRUSTEE FEES. Reasonable fees and out-of-pocket expenses of the Indenture Trustee and its attorneys in connection with these Cases in an amount up to $500,000 in Cash.

      1.76 INDENTURE TRUSTEE FEE AMOUNT. The amount of the Indenture Trustee Fees, as of the Effective Date, as indicated by a fee statement provided by the Indenture Trustee to the Debtors, the Initial Committed Purchasers, and the Creditors Committee, no later than 3 days before the Effective Date and which is acceptable to the Debtors, the Initial Committed Purchasers, and the Creditors' Committee.

      1.77 INDUCEMENT CASH AMOUNT. Cash in the amount equal to the lesser of (i) a fixed percentage of a General Unsecured Creditor's Allowed Claim as set forth for each Debtor in Exhibit C to the Plan, or (ii) a Pro Rata share of the Inducement Cash Pool for such Debtor in Exhibit C to the Plan, provided that, the Inducement Cash Pool may be increased to ensure a fixed percentage at least equal to the applicable recovery to which such Holder is entitled to under the treatment specified in Article 5.04(b) with respect to each applicable Debtor indicated in Exhibit C to the Plan.

      1.78 INDUCEMENT CASH ELECTION. An election by a Holder of a General Unsecured Claim to take the Inducement Cash Amount in lieu of the Plan Securities or the Cash-Out Amount pursuant to Articles 5.04, 5.06, and 5.07 of the Plan, and by which election a Holder of a General Unsecured Claim (i) agrees to prosecute its Claim(s) exclusively against the Debtor that is the primary obligor according to the Debtors' books and records, (ii) agrees to waive its rights to seek recovery from any other Debtor on account of such Claim(s), and
(iii) votes in favor of the Plan.

      1.79 INDUCEMENT CASH POOL. A fixed amount of Cash allocated under the Plan, as set forth for each Debtor in Exhibit C to the Plan, to pay all Inducement Cash Amounts.

      1.80 INITIAL COMMITTED PURCHASERS. R2 Investments, LDC and/or one or more of its related or associated entities and Stanfield Capital Partners LLC and/or one or more of its related or associated entities.

      1.81 INTERCOMPANY CLAIMS. Claims of a Debtor against another Debtor.

      1.82 IRONTON. Ironton Iron, Inc.

      1.83 KEY EMPLOYEES. Those persons who: (i) shall be employed by the Reorganized Debtors on the Effective Date; (ii) upon consummation of the Plan, shall be entitled to receive stay bonuses under the Key Employee Retention Plan; and (iii) are identified in Exhibit L to the Plan.

      1.84 KEY EMPLOYEE RETENTION PLAN (KERP). The Amended and Restated Employee Retention Plan effective September 20, 2004, and as amended and restated on December 8, 2004, and as approved by a Final Order of the Bankruptcy Court on December 22, 2004.

      1.85 KEY EMPLOYEE RIGHTS OFFERING. A rights offering in connection with which Reorganized Intermet shall offer to the Key Employees the right to purchase, on a Pro Rata basis (based upon any payments that may be due to Key Employees under the KERP), 181,249 shares of New Common Stock, in consideration of $10.00 per share, with the right to overscribe for the shares, but in no event shall the total number of shares exceed 181,249.

      1.86 LIEN. A charge against or interest in property to secure payment of a debt or performance of an obligation; provided, however, that a charge or interest that has been or may be avoided pursuant to an Avoidance Action shall not constitute a Lien.

      1.87 LIQUIDATING PLAN CONDITION. The failure of Classes 4 and 5 to accept the Plan for Wagner Castings, and confirmation of the Plan for Wagner Casting under Section 1129(b) of the Bankruptcy Code is not obtained, with respect to the treatment set forth in Articles 5.05 and 5.07 of the Plan.

      1.88 MANAGEMENT INCENTIVE PLAN. A management plan that shall be implemented to reserve for designated members of senior management of the Reorganized Debtors Equity Interests (including, without limitation, restricted New Common Stock and/or options) in an amount up to 5.0% of the New Common Stock issued on the Effective Date. The Management Incentive Plan will contain terms and conditions that shall be determined by the Board of Reorganized Intermet.

      1.89 NEW COMMON STOCK. The new shares of common stock of Reorganized Intermet issued pursuant to Article 6.04 of this Plan.

      1.90 NOTEHOLDERS. Holders of the Senior Notes.

      1.91 NOTEHOLDER CLAIMS. The Claims held by the Noteholders (inclusive of principal, interest, and other fees and expenses under the Indenture, accrued as of the Petition Date) arising from the Indenture or the Senior Notes.

      1.92 PBGC. The Pension Benefit Guaranty Corporation.

      1.93 PENSION CLAIMS. All Claims of the PBGC and/or the Debtors' Pension Plans against any of the Debtors or Reorganized Debtors.

      1.94 PENSION PLANS. All defined benefit pension plans covered by the PBGC's termination insurance program and sponsored by a Debtor.

      1.95 PERSON. An individual, a corporation, a partnership, a limited liability company, an association, a joint stock company, an estate, a trust, an unincorporated organization, a government or any political subdivision thereof, or any other entity.

      1.96 PETITION DATE. September 29, 2004, the date on which the Debtors commenced these Cases.

      1.97 PLAN. The Plans of Reorganization for each Debtor and all supplements and Exhibits hereto, as the same may be amended or modified by the Debtors from time to time pursuant to and in accordance with the Plan, the Bankruptcy Code, and the Bankruptcy Rules.

      1.98 PLAN SECURITIES. The New Common Stock, the Rights, and the New Wagner Castings Common Stock, and the New Wagner Havana Common Stock, if issued.

      1.99 PRE-PETITION AGENT. The Bank of Nova Scotia, in its capacity as administrative agent under the Pre-Petition Credit Facility, or any successor administrative agent.

      1.100 PRE-PETITION CREDIT FACILITY. The credit agreement dated as of January 8, 2004, as amended, restated, supplemented or otherwise modified from time to time, and all documents executed in connection therewith, among the Debtors, the Pre-Petition Agent, and the Pre-Petition Lenders.

      1.101 PRE-PETITION LENDERS. The Lenders, as such term is defined in the Pre-Petition Credit Facility.

      1.102 PRE-PETITION LENDER CLAIMS. All Claims of the Pre-Petition Lenders against any of the Debtors, only to the extent that such Claims have not been paid, released, or otherwise settled prior to the Effective Date.

      1.103 PRIORITY CLAIMS. All Claims that are entitled to priority pursuant to Section 507(a) of the Bankruptcy Code and that are not Administrative Claims or Tax Claims, only to the extent that such Claims have not been paid, released, or otherwise settled prior to the Effective Date.

      1.104 PRIVATE PLACEMENT PURCHASE AGREEMENT. The agreement attached hereto as Exhibit D by and among the Debtors and the Initial Committed Purchasers.

      1.105 PRIVATE PLACEMENT PURCHASE SHARES. The Rights Offering Shares that are not purchased by General Unsecured Creditors in the Rights Offering and which the Initial Committed Purchasers are obligated to purchase pursuant to the Private Placement Purchase Agreement, at a purchase price of $10.00 per share.

      1.106 PROFESSIONAL[S]. Any professional(s) employed in these Cases pursuant to Sections 327, 328, 1103, or 1114 of the Bankruptcy Code, and any professional(s) seeking compensation or reimbursement of expenses in connection with these Cases pursuant to Sections 330, 331, and/or 503(b)(4) of the Bankruptcy Code.

      1.107 PROFESSIONAL FEES. All fees due and owing to any Professional for compensation or reimbursement of costs and expenses relating to services rendered after the Petition Date and prior to and including the Effective Date.

      1.108 PROOF OF CLAIM. Any written statement filed under oath in these Cases by or on behalf of a Creditor, in conformance with the Bankruptcy Code and Bankruptcy Rules, which sets forth sufficient detail to identify the basis for a Claim, and the amount owed.

      1.109 PRO RATA. Proportionately, so that for example, a pro rata Distribution with respect to an Allowed Claim of a particular Class for a particular Debtor bears the same ratio to all Distributions on account of a particular Class or Classes for a particular Debtor, as the dollar amount of such Allowed Claim bears to the dollar amount of all Allowed Claims in such Class or Classes.

      1.110 RECORD DATE. The deadline set by the Bankruptcy Court for determining the Holders of Claims entitled to vote on the Plan which shall be, in any case, not later than the date of entry of an order approving the Disclosure Statement.

      1.111 REGISTRATION RIGHTS AGREEMENT. A registration rights agreement, attached hereto as Exhibit F, whereby Reorganized Intermet will be obligated to register certain shares of New Common Stock for resale under the Securities Act pursuant to the terms and conditions of such agreement, which must be acceptable to the Initial Committed Purchasers pursuant to the Restructuring Commitment Letter.

      1.112 RELEASED ACTIONS. Any actions, proceedings, causes of action, suits, accounts, controversies, promises to pay, rights to legal remedies, rights to equitable remedies, rights to payment, claims, obligations, litigations, judgments, damages, rights and liabilities of any nature whatsoever, whether known or unknown, reduced to judgment or not reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, foreseen or unforeseen, assertable directly or assertable derivatively, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act, omission, transaction, event or other occurrence relating to or in connection with any of the Debtors or their respective property. Notwithstanding anything herein to the contrary, the Released Actions shall not include the Avoidance Actions.

      1.113 RELEASED PARTIES. Intermet, the Debtors, Reorganized Intermet, the Reorganized Debtors, each Initial Committed Purchaser, the Creditors' Committee in such capacity and only in such capacity, the Pre-Petition Agent, the Consenting Pre-Petition Lenders, the DIP Agents, the Consenting DIP Lenders, and the Indenture Trustee, and each of their respective current and former members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective properties.

      1.114 RELEASING PARTIES. Intermet, Reorganized Intermet, the Debtors and the Reorganized Debtors.

      1.115 REJECTION CLAIMS. All Claims arising as a result of a Debtor's rejection of Executory Contracts pursuant to the Bankruptcy Code, subject to the limitations provided in Section 502(b) of the Bankruptcy Code. To the extent a Rejection Claim is secured, it will be considered a Secured Claim for purposes of treatment in this Plan, but solely to the extent of the value of the collateral securing such Secured Claim.

      1.116 REORGANIZATION DOCUMENTS. The agreements and other documents set forth in Article 9 of the Plan.

      1.117 REORGANIZED DEBTOR(S). Any new operating entity, or any Debtor, in each case from and after the Effective Date, giving effect to the transactions contemplated by the Plan.

      1.118 REORGANIZED INTERMET. Intermet from and after the Effective Date, giving effect to the transactions contemplated by the Plan.

      1.119 REORGANIZED WAGNER CASTINGS NEW COMMON STOCK. The new shares of common stock of Reorganized Wagner Castings issued pursuant to Article 6.04 of this Plan.

      1.120 REORGANIZED WAGNER HAVANA NEW COMMON STOCK. The new shares of common stock of Reorganized Wagner Havana issued pursuant to Article 6.04 of this Plan.

      1.121 RESTRUCTURING COMMITMENT LETTER. The Agreement by and among the Initial Committed Purchasers and the Debtors and filed with the Bankruptcy Court as an exhibit to the "Motion of the Debtors Pursuant to Section 363(b)(1) of the Bankruptcy Code for Authority to (i) Enter into Restructuring Commitment Letter,
(ii) Pay Associated Fees and Expenses, and (iii) Furnish Related Indemnities," filed on June 24, 2005 and approved by the Bankruptcy Court on July ___, 2005, including the exhibits thereto. The Restructuring Commitment Letter is attached hereto as Exhibit B to the Plan.

      1.122 RETAINED ACTIONS. Means any Cause of Action, including but not limited to (a) all claims, rights of action, setoffs, recoupments, suits and proceedings, whether in law or in equity, whether known or unknown, which any Debtor may hold against any Person, including, without limitation, any Avoidance Actions and any Causes of Action brought by any Debtor prior to the Petition Date, and actions against any Persons for failure to pay for products or services provided or rendered by the Debtors, (b) all claims, Causes of Action, suits and proceedings relating to strict enforcement of the Debtors' intellectual property rights, including patents, copyrights and trademarks, (c) all warranty and indemnification claims under any contract or agreement with any Debtor for goods and services, (d) all claims or Causes of Action seeking the recovery of the Debtors' accounts receivable or other receivables or rights to payment created or arising in the ordinary course of the Debtors' businesses, and such other claims or Causes of Action, as are identified in the Debtors' Schedules, the Disclosure Statement, or Exhibit K to the Plan, but excludes the Released Actions (and to the extent applicable, Avoidance Actions) released under Article 10.05 of the Plan.

      1.123 RETIREE BENEFITS. The term shall have the meaning assigned to it in
Section 1114 of the Bankruptcy Code.

      1.124 RETIREE COMMITTEE. The committee of staff retirees appointed by the Bankruptcy Court pursuant to Section 1114 of the Bankruptcy Code on May 24, 2005.

      1.125 RIGHTS. The rights of General Unsecured Creditors to purchase their Pro Rata portion of New Common Stock in the Rights Offering.

      1.126 RIGHTS OFFERING. The offering by the Debtors to Holders of Allowed General Unsecured Claims, including the Initial Committed Purchasers, pursuant to an election made in conjunction with voting on the Plan, to purchase on a Pro Rata basis, the Rights Offering Shares, the terms and conditions of which are set forth in Article 6.12 hereof.

      1.127 RIGHTS OFFERING SHARES. 7,500,000 shares of New Common Stock, to be offered in the Rights Offering for purchase, on a Pro Rata basis, by General Unsecured Creditors, at a purchase price of $10.00 per share.

      1.128 RIGHTS OFFERING PARTICIPATION CLAIM AMOUNT. The amount set forth in the chart stated in Article 6.12 of the Plan.

      1.129 SCHEDULES. The schedules of assets and liabilities and the statements of financial affairs filed in the Bankruptcy Court by the Debtors, if any, as such schedules or statements may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

      1.130 SECURED CLAIMS. To the extent that such Claims have not been paid, released, or otherwise settled prior to the Effective Date, all Claims (other than Pre-Petition Lender Claims) that are secured by a valid, perfected, enforceable, and non-avoidable Lien on any of the Assets of a Debtor or that are subject to setoff under applicable non-bankruptcy law or Section 553 of the Bankruptcy Code, to the extent of the value of the interest of each Holder of such Claim in such Debtor's interest in the Assets subject to a Lien or to the extent of the amount of the setoff, as applicable; provided, however, that if the Holder of a Secured Claim elects application of Section 1111(b)(2) of the Bankruptcy Code, then such Holder's Claim shall be a Secured Claim to the extent such Claim is Allowed.

      1.131 SECURITIES ACT. The Securities Act of 1933, as now in effect or hereafter amended.

      1.132 SECURITY. The term shall have the meaning assigned to it in Section 101(49) of the Bankruptcy Code.

      1.133 SENIOR NOTES. The 9.75% interest-bearing notes issued by Intermet that will mature on June 15, 2009, with interest due each June 15 and December 15 and which are unconditionally guaranteed, jointly and severally, by all of the other Debtors except Intermet International, Inc. and Intermet Holding Company.

      1.134 STOCKHOLDERS' AGREEMENT. The agreement attached to the Disclosure Statement as Exhibit G, which sets forth the rights of holders of New Common Stock. The Stockholders' Agreement shall be effective as of the Effective Date and binding on all holders of New

Common Stock. The Stockholders' Agreement shall be in form and substance satisfactory to the Initial Committed Purchasers.

         1.135 SUBSCRIPTION AGENT. The entity engaged by the Debtors to administer the Rights Offering, whose address and phone is as follows:

                     [Name]

                    [Address]

                    [Address]

                   (Attn: [ ])

             Phone: ______________


         1.136 SUBSCRIPTION COMMENCEMENT DATE. The date Ballots and Subscription Forms are mailed to Holders of Claims.

         1.137 SUBSCRIPTION EXPIRATION DATE. The Voting Deadline, unless extended by the Debtors and the Initial Committed Purchasers in their discretion.

         1.138 SUBSCRIPTION FORM. The subscription form to be used by participants in the Rights Offering to exercise the Rights.

         1.139 SUBSCRIPTION PURCHASE PRICE. The purchase price of $10.00 per share that a Holder must pay in Cash in order to exercise its Rights and purchase the New Common Stock pursuant to the Rights Offering.

         1.140 SUBSCRIPTION RECORD DATE. The Subscription Record Date shall be the Voting Deadline.

         1.141 SUDBURY. Sudbury, Inc.

         1.142 SUDM. SUDM, Inc.

         1.143 SUPPLEMENTAL BAR DATE. April 29, 2005, or such other date as established by order of the Bankruptcy Court, the deadline by which certain Creditors were obligated to file Proofs of Claims.

         1.144 TAX CLAIMS. All Claims that are entitled to priority under
Section 507(a)(8) of the Bankruptcy Code.

         1.145 TEMPORARILY ALLOWED CLAIM. A claim temporarily allowed pursuant to Bankruptcy Rule 3018 and by an order of the Bankruptcy Court.

         1.146 UNIMPAIRED. The term shall mean, with respect to any Claim or Equity Interest, that such Claim or Equity Interest is not Impaired within the meaning of Section 1124 of the Bankruptcy Code.

         1.147 UNIMPAIRED EQUITY DEBTORS. All Debtors except Intermet Corporation, provided, however, that in the event that the Liquidating Plan Condition is satisfied, Wagner Castings and Wagner Havana shall not be Unimpaired Equity Debtors. Ironton is an Unimpaired Equity Debtor but only with respect to the Existing Common Stock of Ironton.

         1.148 UNIMPAIRED EQUITY INTERESTS. Holders of Equity Interests of all Debtors except Intermet Corporation, provided, however, that in the event that the Liquidating Plan Condition is satisfied, Holders of Equity Interests in Wagner Castings and Wagner Havana shall not hold Unimpaired Equity Interests.

         1.149 UNSECURED CONVENIENCE CLAIM. An unsecured claim: (i) that is less than or equal to $125,000, or (ii) for which the Holder makes a Convenience Class Election.

         1.150 U.S. TRUSTEE. The Office of the United States Trustee for the Eastern District of Michigan.

         1.151 U.S. TRUSTEE FEES. The U.S. Trustee's quarterly fees payable pursuant to 28 U.S.C.Section1930.

         1.152 VOTING DEADLINE. The deadline established by the Bankruptcy Court as the last date by which Creditors are required to submit Ballots in favor of or against the Plan, as such deadline may be extended from time to time.

         1.153 WAGNER CASTINGS. Wagner Castings Company

         1.154 WAGNER HAVANA. Wagner Havana, Inc.

         1.155 WORKERS' COMPENSATION CLAIMS. Claims arising under the Workers' Compensation Programs.

         1.156 WORKERS' COMPENSATION PROGRAMS. Collectively, the Debtors' workers' compensation programs in all states in which they operate pursuant to which the Debtors provide their employees with workers' compensation coverage for claims arising from or related to their employment with the Debtors.

         Terms not expressly defined in the Plan shall have the meaning ascribed to them as set forth in the Bankruptcy Code, other federal or state statutes, rules, regulations, or the Disclosure Statement, as applicable. Terms not expressly defined in the Exhibits to the Plan shall have the meaning ascribed to them as set forth in the Plan.

                                   ARTICLE 2
                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

         Pursuant to Section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims against and Equity Interests in the Debtors. A Claim or Equity Interest is placed in a particular Class for purposes of voting on the Plan and of receiving Distributions pursuant to the Plan. In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Tax Claims, DIP Facility Claims, U.S. Trustee Fees, Workers' Compensation Claims, Pension Claims, and Consignment Claims have not been classified.

         THE PLAN IS PROPOSED JOINTLY BY ALL OF THE DEBTORS, BUT CONSTITUTES A SEPARATE PLAN FOR EACH DEBTOR. THE ESTATES OF THE DEBTORS HAVE NOT BEEN CONSOLIDATED, SUBSTANTIVELY OR OTHERWISE. ANY CLAIMS HELD AGAINST ONE OF THE DEBTORS WILL BE SATISFIED SOLELY FROM THE CASH AND ASSETS OF SUCH DEBTOR. EXCEPT AS SPECIFICALLY SET FORTH IN THE PLAN, NOTHING IN THE PLAN OR THE DISCLOSURE STATEMENT SHALL CONSTITUTE OR BE DEEMED TO CONSTITUTE AN ADMISSION THAT ONE OF THE DEBTORS IS SUBJECT TO OR LIABLE FOR ANY CLAIM AGAINST THE OTHER DEBTORS. THE CLAIMS OF CREDITORS THAT HOLD CLAIMS AGAINST MULTIPLE DEBTORS WILL BE TREATED AS SEPARATE CLAIMS WITH RESPECT TO EACH DEBTOR'S ESTATE FOR ALL PURPOSES (INCLUDING, BUT NOT LIMITED TO, DISTRIBUTIONS AND VOTING), AND SUCH CLAIMS WILL BE ADMINISTERED AS PROVIDED HEREIN. THEREFORE, EXCEPT AS EXPRESSLY SPECIFIED HEREIN, THE CLASSIFICATIONS SET FORTH BELOW SHALL BE DEEMED TO APPLY SEPARATELY WITH RESPECT TO EACH PLAN PROPOSED BY EACH DEBTOR.

         For the purposes of the Plan, Claims against, or Equity Interests in the Debtors are grouped as follows in accordance with Section 1122(a) of the Bankruptcy Code:

         2.01 CLASS 1. PRIORITY CLAIMS AGAINST ANY DEBTOR. Class 1 for each Debtor consists of all Priority Claims. Class 1 is Unimpaired.

         2.02 CLASS 2. PRE-PETITION LENDER CLAIMS AGAINST ANY DEBTOR. Class 2 for each Debtor consists of all Pre-Petition Lender Claims. Class 2 is Unimpaired.

         2.03 CLASS 3. SECURED CLAIMS AGAINST ANY DEBTOR EXCEPT CLAIMS IN CLASS 3A AS TO WAGNER CASTINGS COMPANY. Class 3 consists of all Secured Claims for each Debtor except those against Wagner Castings which are in Class 3a. Class 3 is Unimpaired.

         2.04 CLASS 3A. SECURED CLAIMS HELD BY DANA CORPORATION AGAINST WAGNER CASTINGS COMPANY. Class 3a consists of all Secured Claims held by Dana Corporation against Wagner Castings. Class 3a is Impaired.

         2.05 CLASS 4. GENERAL UNSECURED CLAIMS. Class 4 consists of all General Unsecured Claims except those in Class 4a and 4b. Class 4 is Impaired.

         2.06 CLASS 4A. GENERAL UNSECURED CLAIMS AGAINST WAGNER CASTINGS COMPANY. Class 4a shall only exist in the event that the Liquidating Plan Condition is satisfied and, in such event, shall consist of all General Unsecured Claims and Unsecured Convenience Claims against Wagner Castings. Class 4a is Impaired.

         2.07 CLASS 4B. GENERAL UNSECURED CLAIMS AGAINST SUDM, INC. Class 4b consists of all General Unsecured Claims and Unsecured Convenience Claims against SUDM, Inc. Class 4b is Impaired.

         2.08 CLASS 4C. GENERAL UNSECURED CLAIMS AGAINST WAGNER HAVANA, INC. Class 4c shall only exist in the event that the Liquidating Plan Condition is satisfied and, in such event, shall consist of all General Unsecured Claims against Wagner Havana, Inc. Class 4c is Impaired.

         2.09 CLASS 5. UNSECURED CONVENIENCE CLAIMS. Class 5 consists of all Unsecured Convenience Claims against each Debtor, provided, however, that in the event that the Liquidating Plan Condition is satisfied, such Debtors shall not include Wagner Castings or SUDM. Class 5 is Impaired.

         2.10 CLASS 6A. UNIMPAIRED EQUITY INTERESTS. Class 6a consists of all Unimpaired Equity Interests. Class 6a is Unimpaired.

         2.11 CLASS 6B. IMPAIRED EQUITY INTERESTS. Class 6b consists of all Impaired Equity Interests. Class 6b is Impaired.

                                   ARTICLE 3
                        TREATMENT OF UNCLASSIFIED CLAIMS

         3.01 INTRODUCTION. In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Tax Claims, DIP Facility Claims, U.S. Trustee Fees, Workers' Compensation Claims (to the extent such Workers' Compensation Claims are not General Unsecured Claims as described in Article
3.06 of the Plan), Pension Claims, and Consignment Claims have not been classified, and the respective treatment of such unclassified Claims is set forth below.

         3.02 ADMINISTRATIVE CLAIMS AGAINST ANY DEBTOR. Except for Holders of DIP Facility Claims, each Holder of an Allowed Administrative Claim, shall receive, in full satisfaction of such Allowed Claim, Cash equal to the amount of such Claim on the later of (i) the Effective Date and (ii) the date that is ten
(10) days after the Allowance Date, unless such Holder shall have agreed to different treatment of such Allowed Claim; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business by a Debtor shall be paid or performed in accordance with the terms and conditions of the particular transactions and any agreements relating thereto. Nothing herein shall be deemed to accelerate a Debtor's obligation to make payment on account of any Administrative Claim that is not due and owing as of the Confirmation Date, is not Allowed, or is subject to ongoing objections in the Bankruptcy Court or other court of competent jurisdiction.

         3.03 TAX CLAIMS AGAINST ANY DEBTOR. Each Holder of an Allowed Tax Claim against any Debtor shall receive in full satisfaction of such Allowed Tax Claim, at the election of the relevant Debtor, in its sole discretion, either (i) Cash equal to the amount of such Claim on the later of (1) the Effective Date, and
(2) the date that is 10 days after the Allowance Date, unless such Holder shall have agreed to different treatment of such Allowed Claim, or (ii) in accordance with Section 1129(a)(9)(C) of the Bankruptcy Code, Cash payments in equal monthly installments commencing on the first Business Day of the month succeeding the month in which the Effective Date occurs and continuing on the first Business Day of each month thereafter, until the month which is six (6) years after the date of assessment of such Claim totaling the principal amount of such Claim plus interest on any outstanding balance from the Effective Date calculated at the interest rate equal to the applicable federal rate as determined in accordance with Section 1274(d) of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder, or (iii) such other treatment as to which the Holder of such Allowed Tax Claim shall have agreed in writing; provided, however, that any Claim or demand for payment of a penalty (other than a penalty of the type specified in Section 507(a)(8)(G) of the Bankruptcy Code) shall be disallowed pursuant to this Plan and the Holder of an Allowed Tax Claim shall not assess or attempt to collect such penalty from the Debtors, their Estates, the Reorganized Debtors, or their property.

         3.04 DIP FACILITY CLAIMS AGAINST ANY DEBTOR. On the Effective Date, in full satisfaction of the DIP Facility Claims against each Debtor, the DIP Agents (for the benefit of the DIP Lenders, as applicable) shall receive Cash in an amount equal to the then outstanding amount of the DIP Facility Claims (including, without limitation, all accrued and unpaid interest, fees and expenses and any other amounts that may then be due and payable under the DIP Facility) and any undrawn letters of credit issued pursuant to the DIP Facility shall be returned and marked cancelled and shall be replaced by letters of credit issued under the Exit Financing Facility. On the Effective Date, the DIP Agents' and the DIP Lenders' commitments and obligations under the DIP Facility shall be irrevocably terminated and the Debtors shall be deemed to have unconditionally and irrevocably released the DIP Lenders and the DIP Agents from all obligations, claims and liabilities arising thereunder or relating thereto.

         3.05 U.S. TRUSTEE FEES OWED BY ANY DEBTOR. The U.S. Trustee's quarterly fees owed by any Debtor shall be paid in full without prior approval pursuant to 28 U.S.C.Section1930 on or before the Effective Date. All fees payable pursuant to 28 U.S.C.Section1930 will be paid by each of the Reorganized Debtors in accordance therewith until the closing of its respective Case pursuant to
Section 350(a) of the Bankruptcy Code.

         3.06 WORKERS' COMPENSATION CLAIMS AGAINST ANY DEBTOR. Upon the Effective Date of the Plan, with the exception of the Workers' Compensation Program for the State of Ohio, which relates to Ironton and Sudbury, the Reorganized Debtors shall continue the Workers' Compensation Programs for all states in which they operate. Nothing in the Plan shall be deemed to discharge, release, or relieve the Debtors or Reorganized Debtors from any current or future liability with respect to any of its/their obligations under the Workers' Compensation Programs provided that in the case of the Workers' Compensation Program for the State of Ohio, which relates to Ironton and Sudbury, Claims arising thereunder shall be General Unsecured Claims. The Reorganized Debtors shall be responsible for all valid Claims for benefits and liabilities under the applicable Workers' Compensation Programs, provided that, in the case of the Workers' Compensation Program for the State of Ohio, which relates to Ironton and Sudbury, such Claims arising thereunder shall be General Unsecured Claims under the Plan, regardless of when the applicable injuries occurred. All obligations under the applicable Workers' Compensation Programs shall be paid in accordance with the terms and conditions of applicable Workers' Compensation Programs and all other applicable laws other than the Workers' Compensation Program for the State of Ohio, which relates to Ironton and Sudbury, which Claims shall be General Unsecured Claims under the Plan, regardless of when the applicable injuries occurred. For all states in which the Debtors currently operate or have operated, with the exception of the State of Ohio, the Workers Compensation Programs are either (i) self-insured, or (ii) insured with a third party insurance carrier, and are in all cases secured by letters of credit. Accordingly, Claims resulting from the Workers' Compensation Program for the State of Ohio, which relates to Ironton and Sudbury, shall be Class 4 General Unsecured Claims or Class 5 Unsecured Convenience Claims as applicable.

         3.07 PENSION CLAIMS AGAINST ANY DEBTOR. Upon Confirmation and substantial consummation of the Plan, the Reorganized Debtors will continue all Pension Plans in accordance with applicable law, and the Debtors' obligations under applicable law with respect to continued funding of the Pension Plans will remain unaltered. Nothing in the Plan shall be deemed to discharge, release, or relieve the Debtors, the Reorganized Debtors, or their control group of or from any current or future liability under applicable law with respect to the Pension Plans. On the earlier of September 15, 2005 or the Effective Date, the Debtors will pay into each Pension Plan the amount then due for the 2004 Pension Plan years. On the Effective Date, the Debtors will pay into each Pension Plan the remaining amounts then due under applicable minimum funding standards and the PBGC will be deemed to have withdrawn its Claims with respect to the Pension Plans. The PBGC is enjoined from seeking relief against the Reorganized Debtors under 29 U.S.C. Section 1362(e) as a consequence of the closure of the Debtors' Racine, Wisconsin or Decatur, Illinois facilities.

         3.08 CONSIGNMENT CLAIMS AGAINST ANY DEBTOR. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all Liens, if any, of Persons who provided goods to the Debtors on consignment (i) prior to the Petition Date and who hold valid, enforceable, and perfected Liens in such goods
(a) pursuant to a written agreement with the Debtors and (b) in accordance with applicable law, or (ii) after the Petition Date pursuant to any order of the Bankruptcy Court shall, in each case, survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements between the Debtors and such Persons and shall remain enforceable as of the Effective Date with the same extent, validity and priority as existed as of the Petition Date or pursuant to such order, as the case may be. All other Persons who provided goods to the Debtors on consignment shall be deemed to hold General Unsecured Claims under this Plan. No request for payment of an Administrative Claim need be filed with respect to any Claim contemplated by this Article 3.08, which Claim shall be payable by the Debtors in the ordinary course of business.

                                   ARTICLE 4
             TREATMENT OF CLASSES THAT ARE UNIMPAIRED UNDER THE PLAN

         4.01 CLASSES THAT ARE UNIMPAIRED. Classes 1, 2, and 3 are Unimpaired for all Debtors. Holders of Equity Interests in the Unimpaired Equity Debtors are Unimpaired.

Therefore, pursuant to Section 1126(f) of the Bankruptcy Code, the Holders of Allowed Claims and Interests in such Classes are conclusively presumed to have accepted the Plan. Nothing herein shall be deemed to accelerate any Debtor's obligation to make payment on account of any Claim in a Class which is Unimpaired under the Plan or affect the timing of payment under applicable non-bankruptcy law. Additionally, the Debtors shall retain all rights to dispute or challenge any Claim or Interest asserted hereunder which shall constitute a Claim or Interest in a Class that is Unimpaired under the Plan.

         4.02 CLASS 1 FOR ALL DEBTORS - PRIORITY CLAIMS AGAINST ANY DEBTOR. Unless the Holder of a Priority Claim and the Debtors agree to a different treatment, each Holder of an Allowed Priority Claim against any Debtor, shall receive, in full satisfaction of such Allowed Claim, Cash equal to the amount of such Allowed Claim on the latest of (i) the Effective Date, (ii) the date that is 10 days after the Allowance Date of such Claim, and (iii) the date when such Allowed Claim becomes due and payable according to its terms and conditions.

         4.03 CLASS 2 FOR ALL DEBTORS - PRE-PETITION LENDER CLAIMS AGAINST ANY DEBTOR. The Pre-Petition Lender Claims shall be Allowed in an amount equal to the sum of (i) the principal amount of the Pre-Petition Lender Claims as of the Petition Date, plus all unpaid interest and fees which have accrued and are unpaid through the Petition Date, plus (ii) all interest and fees (if any) to which the Pre-Petition Lenders are entitled under Section 506(b) of the Bankruptcy Code, and (iii) any other amounts owed by the Debtors under the DIP Order, to the extent not already paid to the Pre-Petition Lenders pursuant to the DIP Financing Order. On the Effective Date, in full satisfaction of all of the obligations of the Debtors in respect of the Pre-Petition Lender Claims, the Disbursing Agent shall distribute to the Pre-Petition Agent (for the benefit of the Pre-Petition Lenders) and without further notice, application or hearing, Cash in an amount equal to the principal and all interest accrued on the Pre-Petition Lender Claims through the Effective Date plus all unreimbursed fees and expenses incurred by the Pre-Petition Agent through the Effective Date. The Pre-Petition Lenders shall be entitled to retain all payments made to the Pre-Petition Lenders prior to the Effective Date. In addition, as of the Effective Date, the Consenting Pre-Petition Lenders will be deemed to have been unconditionally and irrevocably released from all obligations, claims and liabilities arising under or related to the Pre-Petition Credit Facility or its lending relationship to the Debtors, whether arising before or after the Petition Date.

         4.04 CLASS 3 FOR ALL DEBTORS EXCEPT AS TO CLASS 3A CLAIMS AGAINST WAGNER CASTINGS COMPANY. Unless the Holder of an Allowed Secured Claim and the Debtors agree to a different treatment, either (a) the legal, equitable, and contractual rights of Holders of Secured Claims shall be reinstated on the Effective Date, or (b) the relevant Debtor shall (i) Cure any pre-petition default (other than defaults of the kind specified in Section 365(b)(2) of the Bankruptcy Code), (ii) reinstate the maturity of such Secured Claim, (iii) compensate the Holder of such Allowed Secured Claim to the extent required by
Section 1124(2)(c) of the Bankruptcy Code, and (iv) not otherwise alter the legal, equitable or contractual rights to which such Secured Claim entitles the Holder. The Debtors' failure to object to such Secured Claims in the Case shall be without prejudice to the Debtors' right to contest or otherwise defend against such Claims in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Debtors) when and if such Claims are sought to be enforced by the Holder of the Secured Claim. All pre-Petition Date Liens on property of the Debtors held by or on behalf of the Holder of Secured

Claims with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Holders until, as to each such Holder, the Allowed Claims of such Holder of such Secured Claims are paid in full.

         4.05 CLASS 6A. UNIMPAIRED EQUITY INTERESTS IN UNIMPAIRED EQUITY DEBTORS. On the Effective Date, Equity Interests in the Unimpaired Equity Debtors will be Allowed and retained by the applicable Reorganized Debtor. Holders of Equity Interests in the Unimpaired Equity Debtors will not be entitled to vote and are deemed to have accepted the Plan.

                                   ARTICLE 5
              TREATMENT OF CLASSES THAT ARE IMPAIRED UNDER THE PLAN

         5.01 IMPAIRED CLASSES. Classes 3a, 4, 4a, 4b, 4c, 5 and Class 6b Impaired Equity Interests are Impaired. Holders of Allowed Claims in Classes 3a, 4, 4a, 4b, 4c, and 5 are, to the extent that such Claims are Allowed, not Disputed, or Temporarily Allowed, allowed to vote to accept or reject the Plan. Holders of Equity Interests in the Impaired Equity Debtors are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code.

         5.02 ACCEPTANCE BY AN IMPAIRED CLASS. In accordance with Section 1126(c) of the Bankruptcy Code, and except as provided in Section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

         5.03 CLASS 3A. SECURED CLAIMS HELD BY DANA CORPORATION AGAINST WAGNER CASTINGS COMPANY. On the Effective Date, in full satisfaction of its Allowed Secured Claim for setoff, Dana shall be allowed to setoff such Claim from amounts owed to Wagner Castings, Columbus Foundry, L.P., Lynchburg Foundry Company, and Intermet, on the condition that Dana provides the amendments to its purchase orders with the aforementioned Debtors, set forth in an agreement by and among such Debtors and Dana, dated April, 2005.

         5.04 CLASS 4. GENERAL UNSECURED CLAIMS OTHER THAN THOSE IN CLASSES 4A, 4B, OR 4C. On or as soon as reasonably practicable after the Effective Date, in full satisfaction of its Allowed General Unsecured Claims in such Class, the Indenture Trustee, on behalf of each of the Noteholders, or each Holder of the Allowed General Unsecured Claims, respectively, shall receive in full satisfaction of its Claims against such Debtor:

                  (a) the Cash-Out Amount; OR

                  (b) at the option of each such Holder of a General Unsecured Claim and only to the extent that such Holder of General Unsecured Claims so elects on the Ballot:

                           (i) a Pro Rata portion of shares of New Common Stock
                  allocated to the applicable Debtor as indicated in Exhibit C to the Plan, and

                           (ii) its Pro Rata share of the Rights allocated to
                  the applicable Debtor as indicated on Exhibit C to the Plan;
                  OR

                  (c) at the option of each such Holder of a General Unsecured Claim and only to the extent that such Holder of General Unsecured Claims so elects on the Ballot, the Inducement Cash Amount.

         For the avoidance of doubt, in the event a Holder of a General Unsecured Claim fails to elect the options set forth in Article 5.04(b) and (c), such Holder shall receive Cash equal to the Cash-Out Amount.

         5.05 CLASS 4A. GENERAL UNSECURED CLAIMS AGAINST WAGNER CASTINGS COMPANY. On or as soon as reasonably practicable after the Effective Date, in full satisfaction of the Allowed General Unsecured Claims in such Class, the Indenture Trustee, on behalf of each of the Noteholders, or each Holder of the Allowed General Unsecured Claims, respectively, shall receive in full satisfaction of their Claims against Wagner Castings:

                  Cash equal to each Holder's Pro Rata share of all proceeds remaining after liquidation of all assets of Wagner Castings and the satisfaction of all Liens thereon, including those arising after the Effective Date, such as the Liens arising under the Exit Financing Facility.

         5.06 CLASS 4B. GENERAL UNSECURED CLAIMS AGAINST SUDM, INC. On or as soon as reasonably practicable after the Effective Date, in full satisfaction of its Allowed General Unsecured Claims in such Class, the Indenture Trustee, on behalf of each of the Noteholders, or each Holder of the Allowed General Unsecured Claims, respectively, shall receive:

                  (a) the Indenture Trustee Fee Amount which shall be paid to the Indenture Trustee in satisfaction of the Indenture Trustee Fees, and

                  (b) the Cash-Out Amount with respect to SUDM as indicated in Exhibit C to the Plan; OR

                  (c) at the option of each such Holder of a General Unsecured Claim and only to the extent that such Holder of General Unsecured Claims so elects on the Ballot:

                           (i) a Pro Rata portion of shares of New Common Stock
                  allocated to SUDM as indicated in Exhibit C to the Plan, and

                           (ii) its Pro Rata share of the Rights allocated to
                  SUDM and indicated on Exhibit C to the Plan; OR

                  (d) at the option of each such Holder of a General Unsecured Claim and only to the extent that such Holder of General Unsecured Claims so elects on the Ballot, the Inducement Cash Amount with respect to SUDM.

         For the avoidance of doubt, in the event a Holder of a General Unsecured Claim fails to elect the options set forth in Article 5.06(c) and (d), such Holder shall receive Cash equal to the Cash-Out Amount.

         5.07 CLASS 4C. GENERAL UNSECURED CLAIMS AGAINST WAGNER HAVANA, INC. On the Effective Date, the Indenture Trustee, on behalf of each of the Noteholders, or a Holder of

Allowed General Unsecured Claims against Wagner Havana, Inc., shall receive in full satisfaction of their Claims:

                  (a) the Cash-Out Amount with respect to Wagner Havana as indicated in Exhibit C to the Plan; OR

                  (b) at the option of each such Holder of a General Unsecured Claim and only to the extent that such Holder of General Unsecured Claims so elects on the Ballot:

                           (i) a Pro Rata portion of shares of the New Common
                  Stock allocated to Wagner Havana as indicated in Exhibit C to the Plan,

                           (ii) its Pro Rata share of the Rights allocated to
                  Wagner Havana and indicated on Exhibit C to the Plan; and

                           (iii) its Pro Rata share of the Reorganized Wagner
                  Havana New Common Stock which shall be conveyed immediately to Reorganized Intermet upon the Effective Date; OR

                  (c) at the option of each such Holder of a General Unsecured Claim and only to the extent that such Holder of General Unsecured Claims so elects on the Ballot, the Inducement Cash Amount.

         In the event a Holder of a General Unsecured Claim fails to elect the options set forth in Article 5.07(b) or (c), such Holder shall receive the Cash-Out Amount.

         5.08 CLASS 5. UNSECURED CONVENIENCE CLAIMS. All Allowed Unsecured Convenience Claims shall be paid as soon as practicable after the Effective Date, in full satisfaction of such Claims, according to Exhibit C to the Plan.

         5.09 CLASS 6B. IMPAIRED EQUITY INTERESTS. On the Effective Date, Impaired Equity Interests in the Impaired Equity Debtors shall be cancelled. Holders of Equity Interests in the Impaired Equity Debtors shall be deemed to have rejected the Plan.

         5.10 INTERCOMPANY CLAIMS. All Intercompany Claims will be released, waived and discharged as of the Effective Date. Claims held by Non-Debtor Affiliates against the Debtors will, to the maximum extent practicable, be (a) released, waived, and discharged as of the Effective Date, (b) offset against claims held by Debtors against Non-Debtor Affiliates, or (c) converted to equity with respect to the obligee Debtor.

         5.11 NON-CONSENSUAL CONFIRMATION. In the event that any Classes entitled to vote on the Plan, fail to accept the Plan, the Debtors reserve the right (i) to modify the Plan in accordance with Article 11 of the Plan, and (ii) to request that the Bankruptcy Court confirm the Plan in accordance with Section 1129(b) of the Bankruptcy Code notwithstanding such lack of acceptance by finding that the Plan does not discriminate unfairly and is fair and equitable with respect to the treatment to any Impaired Class of Claims voting to reject the Plan.

                                   ARTICLE 6
                      MEANS FOR IMPLEMENTATION OF THE PLAN

         6.01 REORGANIZED INTERMET AND REORGANIZED DEBTORS. Each of the Debtors will continue to exist after the Effective Date as a separate entity, except as otherwise provided herein, with all the powers under applicable law in the jurisdiction in which each applicable Debtor is incorporated or otherwise formed and pursuant to its certificate of incorporation and bylaws or other organizational documents in effect on the Effective Date, without prejudice to any right to terminate such existence (whether by merger or otherwise) under applicable law after the Effective Date. On the Effective Date, Reorganized Intermet shall re-domesticate, by merger or other appropriate means, as a new corporation under the laws of the State of Delaware with a new Certificate of Incorporation and Bylaws. The Articles of Incorporation and Bylaws for all other Debtors continuing after the Effective Date shall be amended and restated but such Debtors shall remain subject to the laws of the jurisdictions in which such Debtors were incorporated or formed prior to the Effective Date.

         6.02 NON-DEBTORS. There are certain Affiliates of the Debtors that are not Debtors in these Chapter 11 Cases. The continued existence, operation and ownership of such non-Debtor Affiliates is a material component of the Debtors' businesses, and, as set forth in Article 10.01 of this Plan, all of the Debtors' Equity Interests and other property interests in such non-Debtor Affiliates shall revest in the applicable Reorganized Debtor or its successor on the Effective Date.

         6.03 AGREEMENTS ON THE EFFECTIVE DATE. In order to implement the Plan, the Debtors anticipate that the following agreements, among others, will be executed or implemented, on or prior to the Effective Date:

              (a) the Exit Financing Facility;

              (b) the Employment Agreements;

              (c) the certificate of incorporation or Articles of Incorporation, as applicable, and Bylaws or other corporate governance documents;

              (d) the Registration Rights Agreement;

              (e) the Cash-Out Purchase Agreement;

              (f) the Private Placement Purchase Agreement;

              (g) the Stockholders' Agreement; and

              (h) all other documents necessary to effectuate the Plan.

         All of the above documents shall be (a) filed by the Debtors with the Bankruptcy Court not later than the Exhibit Filing Date unless otherwise specified herein, and (b) satisfactory to the Initial Committed Purchasers and the Debtors.

6.04     CORPORATE ACTION.

         (a) The Certificate of Incorporation and Bylaws of Reorganized Intermet, shall, among other things: (i) authorize the issuance of the New Common Stock, (ii) prohibit the issuance of nonvoting equity securities, as required by Section 1123(a)(6) of the Bankruptcy Code, subject to amendment of such certificate of incorporation and bylaws as permitted by applicable law, and
(iii) effectuate the provisions of the Plan, in each case without any further action by the officers, stockholders or directors of the Debtors or the Reorganized Debtors.

         (b) The Certificate of Incorporation (or other similar document) and Bylaws of all of the Debtors other than Reorganized Intermet, shall, among other things: (i) prohibit the issuance of nonvoting equity securities, as required by
Section 1123(a)(6) of the Bankruptcy Code, subject to amendment of such certificate of incorporation and bylaws as permitted by applicable law, and (ii) effectuate the provisions of the Plan, in each case without any further action by the officers, stockholders or directors of the Debtors or the Reorganized Debtors.

         (c) On the Effective Date, the execution and delivery of each agreement on the Effective Date and any other document necessary to effectuate the transactions contemplated herein and therein, and all other actions contemplated by the Plan, or such other documents shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Reorganized Debtors, and any corporate action required by the Debtors or Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtors or Reorganized Debtors. On the Effective Date, the appropriate officers of the Reorganized Debtors and members of the Boards of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of, and on behalf of, the Reorganized Debtors.

         (d) On or as soon as reasonably practicable after the Effective Date, Reorganized Intermet, shall issue shares of the New Common Stock to those Persons entitled to receive such pursuant to the Plan.

         (e) On or as soon as reasonably practicable after the Effective Date, if the Liquidating Plan Condition is satisfied, then the Articles of Incorporation and Bylaws of Wagner Castings shall authorize the issuance of one
(1) share of Reorganized Wagner Castings New Common Stock and such share will be issued and delivered to a third-party liquidating trustee acceptable to the Reorganized Debtors, the Initial Committed Purchasers, and the Creditors' Committee for the purpose of liquidating Wagner Castings and making the Distributions set forth in Class 4a.

         (f) On or as soon as reasonably practicable after the Effective Date, if the Liquidating Plan Condition is satisfied, then the Articles of Incorporation and Bylaws of Wagner Havana shall authorize the issuance of the Reorganized Wagner Havana New

         Common Stock and Reorganized Wagner Havana shall issue Reorganized Wagner Havana New Common Stock to Holders of Claims against Wagner Havana which such Holders will immediately transfer to Reorganized Intermet.

         6.05 STOCKHOLDERS' AGREEMENT. All holders of New Common Stock will be subject to the Stockholders' Agreement which will, among other things, govern appointment of the Board of Directors of Reorganized Intermet, each holder of New Common Stock's access to information with respect to the Reorganized Debtors, and ability to transfer such holder's New Common Stock. An election by a Person to receive New Common Stock on the Ballot shall constitute such Person's agreement to be bound by the Stockholders' Agreement. Each certificate representing share(s) of New Common Stock shall bear a legend indicating that the New Common Stock is subject to the Stockholders' Agreement. The Stockholders' Agreement will be effective as of the Effective Date.

         6.06 CANCELLATION OF EXISTING STOCK AND EXISTING PREFERRED STOCK. On or as soon as reasonably practicable after the Effective Date, except as otherwise specifically provided for herein (a) the Existing Common Stock of the Impaired Equity Debtors and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of or ownership interest in the Impaired Equity Debtors, except such notes or other instruments evidencing indebtedness or obligations of the Impaired Equity Debtors that are reinstated under this Plan, will be cancelled, and (b) the Existing Preferred Stock will be cancelled; and (c) obligations of, Claims against, and/or Equity Interests in the Impaired Equity Debtors under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificates or articles of incorporation or similar documents evidencing or creating any indebtedness or obligation of the Impaired Equity Debtors, except such notes, instruments, or other documents evidencing indebtedness or obligations of the Impaired Equity Debtors that are reinstated or otherwise expressly assumed or preserved under this Plan, as the case may be, will be released and discharged. The Unimpaired Equity Interests will be retained by the applicable Reorganized Debtor.

         6.07 MANAGEMENT INCENTIVE PLAN. On or as soon as reasonably practicable after the Effective Date, the Management Incentive Plan shall be implemented to reserve for designated members of senior management of the Reorganized Debtors Equity interests (including, without limitation, restricted common stock and/or options) in Reorganized Intermet in an amount up to 5.0% of the New Common Stock issued on the Effective Date. The Management Incentive Plan will contain terms and conditions that shall be determined by the Board of Reorganized Intermet.

         6.08 THE KEY EMPLOYEE RIGHTS OFFERING. The Reorganized Debtors will conduct the Key Employee Rights Offering in connection with which Reorganized Intermet shall offer to the Key Employees the right to purchase, on a Pro Rata basis (based upon payments due to Key Employees under the KERP), 181,249 shares of New Common Stock, in consideration for Cash in the amount of $10.00 per share. Key Employees shall have the right of over subscription with respect to the Key Employee Rights Offering, provided that, in no event shall the total shares in the Key Employee Rights Offering exceed 181,249 shares. Moreover, the rights to purchase shares of New Common Stock in connection with the Key Employee Rights Offering shall be non-transferable. Other terms and conditions of the Key Employee Rights Offering are to be determined by the Debtors and the Initial Committed Purchasers, in consultation with the

Creditors' Committee. The Key Employees either: (i) may receive in cash any unpaid stay bonuses to which they may be entitled in accordance with the terms and subject to the conditions of the KERP, including, without limitation, the stay bonus payment schedule set forth therein; or (ii) upon consummation of the Plan, may purchase shares of New Common Stock in connection with the Key Employee Rights Offering by authorizing Reorganized Intermet to apply, on their behalf, on a dollar-for-dollar basis, any such stay bonuses toward the purchase of the shares of New Common Stock covered by the Key Employee Rights Offering. Any New Common Stock issued pursuant to the Key Employee Rights Offering shall be subject to the Stockholders' Agreement.

         6.09 BOARD OF REORGANIZED INTERMET. On the Effective Date, the Board of Directors of Reorganized Intermet shall be composed of seven members. On the Effective Date, (i) five of such members shall be selected by the Initial Committed Purchasers, (ii) one of such members shall be the Chief Executive Officer of Reorganized Intermet, and (iii) one of such members shall be selected by the Creditors' Committee. The member selected by the Creditors' Committee shall be acceptable to the Initial Committed Purchasers. Two of the five members selected by the Initial Committed Purchasers may not be officers, directors or employees of either of the Initial Committed Purchasers.

         6.10 OFFICERS. The Effective Date Executive Officers shall become employed by Reorganized Intermet on the Effective Date pursuant to the Employment Agreements. The other officers of the Debtors immediately prior to the Effective Date shall serve as the officers of the applicable Reorganized Debtor until their successors are duly appointed in accordance with Reorganized Intermet's governance documents and applicable law. Each officer shall serve from and after the Effective Date pursuant to the terms of Reorganized Intermet's governance documents and applicable law. The Employment Agreements shall be in form and substance satisfactory to the Initial Committed Purchasers and shall supercede such officer's pre-Effective Date employment agreement.

         6.11 EXIT FINANCING. On the Effective Date, the Reorganized Debtors shall enter into the Exit Financing Facility in order to obtain the funds necessary to: (a) repay in full the DIP Facility Claims and replace any letters of credit issued pursuant to the DIP Facility, or in the alternative the Exit Lenders may issue letters of credits to the DIP Lenders to secure payment of any undrawn letters of credit issued pursuant to the DIP Facility which may remain outstanding after the Effective Date; (b) make other payments required to be made on the Effective Date, including, but not limited to, the payment in full in Cash of the Pre-Petition Lender Claims and any undrawn letters of credit issued pursuant to the Pre-Petition Credit Facility shall be returned and marked cancelled and shall be replaced by letters of credit issued under the Exit Financing Facility or in the alternative the Exit Lenders may issue letters of credit to the Pre-Petition Lender to secure payment off any undrawn letters of credit issued pursuant to the Pre-Petition Credit Facility which may remain outstanding after the Effective Date. In the Confirmation Order, the Bankruptcy Court shall approve the Exit Financing Facility in substantially the form filed with the Bankruptcy Court and authorize the Reorganized Debtors to execute the same together with such other documents as the Exit Lenders may reasonably require to effectuate the treatment afforded to such parties under the Exit Financing Facility.

         6.12 RIGHTS OFFERING.

              (a) Ability to Participate in Rights Offering

         Holders of General Unsecured Claims against any Debtor are entitled to participate in the Rights Offering solely to the extent of their Rights Participation Claim Amount set forth below. If a General Unsecured Claim is Allowed, the Holder of such Claim shall be entitled to participate to the extent of the amount of such Allowed General Unsecured Claim. If a General Unsecured Claim is Disputed, the Holder of such Claim shall be entitled to participate in the Rights Offering, in the amount of the Rights Participation Claim Amount, and as illustrated below:

                    CHARACTERISTICS OF CLAIM                RIGHTS PARTICIPATION CLAIM AMOUNT
                    Objection to Claim has been filed       The undisputed portion of the claim, if any.


                    Holder has filed Proof of Claim, but    The amount of the Proof of Claim.
  no corresponding Claim listed on Debtors' Schedules and
  no objection filed

                    Holder has filed Proof of Claim but     The lesser of the amount listed on the Schedules
  corresponding amount listed in Schedules is different     and the Proof of Claim amount.
  and no objection has been filed, and the Claim has not
  been Temporarily Allowed.

                    Allowed Claim                                             Amount of Allowed Claim

         Holders of Disputed Claims shall be entitled to participate in the Rights Offering solely to the extent of their Rights Offering Participation Claim Amounts. If any Holder of a Disputed General Unsecured Claim has obtained an order of the Bankruptcy Court estimating its General Unsecured Claim for the purpose of participating in the Rights Offering prior to the Subscription Expiration Date, such Holder shall be entitled to participate in the Rights Offering as set forth in this Article 6.12. In the event that any such estimation shall occur, each exercising claimant shall be cut back Pro Rata and the difference between the price paid by such exercising claimant and the adjusted Subscription Purchase Price shall be refunded to such exercising claimant, without interest, as soon as practicable after the Effective Date.

         (b) Issuance of Rights

         The Rights shall entitle the Holders of General Unsecured Claims the right to purchase, on a Pro Rata basis using the Rights Offering Participation Claim Amount, the Rights Offering Shares at a price of $10.00 per share pursuant to the terms and conditions set forth in Article 6.12 of the Plan, provided that the Holder executes a Subscription Form, which will be distributed to each Holder of a General Unsecured Claim together with the Ballot. The number of Rights Offering Shares shall not exceed 7,500,000 shares.

         (c) Subscription Period

         The Rights Offering shall commence on the Subscription Commencement Date and shall expire on the Subscription Expiration Date. After the Subscription Expiration Date, unexercised Rights shall terminate and any purported exercise of any such unexercised Rights by any Person shall be null and void and Reorganized Intermet shall not honor any such purported exercise received by the Subscription Agent after the Subscription Expiration Date, regardless of when the documents relating to such exercise were sent.

         (d) Exercise of Rights

         In order to exercise the Rights, each such Holder thereof must: (i) return a duly completed Subscription Form to the Subscription Agent so that such form is received by the Subscription Agent on or before the Subscription Expiration Date and make the appropriate election on its Ballot; and (ii) pay to the Subscription Agent (on behalf of the Debtors) on or before the Subscription Expiration Date immediately available funds in an amount equal to such Holder's aggregated Subscription Purchase Price, such payment to be made either by wire transfer to the Subscription Agent in accordance with the wire instructions set forth on the Subscription Form, in the case of a wire. If, on or prior to the Subscription Expiration Date, the Subscription Agent for any reason has not received from a given Holder of Rights both a duly completed Subscription Form and Cash, in an amount equal to such Holder's aggregate Subscription Purchase Price, such Holder shall be deemed to have not exercised its Rights and to have relinquished and waived its ability to participate in the Rights Offering. By completing the Subscription Form, a Holder will be agreeing to be bound by the Stockholders' Agreement. A Subscription Form must also be accompanied by sufficient indication of ownership of the Claim giving rise to the Rights, as well as appropriate executed representations as to ownership. The payments made in accordance with the Rights Offering shall be deposited and held by the Subscription Agent in a trust account, escrow account, or similar segregated account or accounts which shall be separate and apart from Reorganized Intermet's general operating funds and any other funds subject to any cash collateral arrangements, and which segregated account or accounts will be maintained for the purpose of holding the money for administration of the Rights Offering until the Effective Date, or such other later date, at the option of the Reorganized Debtors, but not later than 20 days after the Effective Date.

         (e) Transfer Restriction; Revocation

         The Rights are not transferable. Additionally, once a Holder of Rights has properly exercised its Rights such exercise cannot to be revoked for any reason.

         (f) Initial Committed Purchasers

         Pursuant to the terms of the Restructuring Commitment Letter and provided that all conditions precedent set forth therein have been satisfied, including but not limited to the negotiation and execution of the Private Placement Purchase Agreement, the Initial Committed Purchasers will be obligated to purchase, on a Pro Rata basis on the Effective Date, any and all of the Private Placement Purchase Shares. The Initial Committed Purchasers shall pay to Reorganized Intermet, Cash on or prior to the Effective Date, in an amount equal to the Subscription Purchase Price for the Private Placement Purchase Shares.

         (g) Distribution of Rights Offering Shares

             (i) Distribution To Exercising Claimants

         On, the Effective Date, the Disbursing Agent will distribute to the exercising claimants certificates representing the Cash-Out Shares and the Rights Offering Shares.

             (ii) Distribution to Initial Committed Purchasers With Respect to Private Placement Purchase Agreement

         On the Effective Date, Reorganized Intermet will distribute to the Initial Committed Purchasers certificates representing the Rights Offering Shares purchased by the Initial Committed Purchasers.

         (h) No Interest

         In the event any Subscription Purchase Price is repaid to any Person making such payment, no interest shall be paid thereon.

         (i) Validity Of Exercise Of Rights

         All questions concerning the timeliness, viability, form and eligibility of any exercise of Rights shall be determined by Reorganized Intermet, with the consent of the Initial Committed Purchasers, in consultation with the Creditors' Committee. Such determinations shall be final and binding. Reorganized Intermet, with the consent of the Initial Committed Purchasers, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as it may determine, or reject the purported exercise of any Rights. Subscription Forms shall be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as Reorganized Intermet with the consent of the Initial Committed Purchasers determines. Neither Reorganized Intermet nor the Subscription Agent shall be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Forms or incur any liability for failure to give such notification.

         (j) Use of Proceeds

         On the Effective Date, the proceeds received by Reorganized Intermet from the Rights Offering shall be used to fund the Cash payments required under the Plan and for general corporate purposes.

         6.13 ADMINISTRATION OF THE PLAN.

                  (a) After the Effective Date, the Reorganized Debtors shall perform those responsibilities, duties, and obligations set forth in this Plan, including, without limitation, to prosecute any litigation pertaining thereto and to oversee and govern the continuing affairs and operations of the Reorganized Debtors on a going forward basis.

                  (b) After the Effective Date, the Reorganized Debtors may retain such management, law firms, accounting firms, experts, advisors, agents, consultants, investigators, appraisers, auctioneers, or other Professionals, including the Subscription Agent, as it may deem necessary, including, without limitation, the Disbursing Agent, to aid it in the performance of its responsibilities pursuant to the terms of the Plan. It shall not be a requirement that any such parties retained by the Reorganized Debtors be a "disinterested person" (as such term is defined in Section 101(14) of the Bankruptcy Code), and such retained parties may include Professionals or other Persons who had previously been active in these Cases on behalf of the Debtors, any Creditor or other party-in-interest. The Debtors may retain and pay these Professionals without Bankruptcy Court approval including without limitation any approval of any of their post-Effective Date fees and expenses, and such Professionals shall not be required to file any statements with respect to the receipt of payment by the Reorganized Debtors.

                  (c) The Board and the management of the Reorganized Debtors shall perform the duties and obligations imposed on them by the Plan with reasonable diligence and care under the circumstances.

                  (d) Reorganized Intermet shall be responsible for filing any federal, state, and local tax returns for the Reorganized Debtors.

                  (e) To the extent the manner of performance is not specified, the Reorganized Debtors will have the discretion to carry out and perform all other obligations or duties imposed on them by the Plan or by law in any manner its respective Board so chooses, as long as such performance is not inconsistent with the intents and purposes of the Plan.

         6.14 PRESERVATION OF CAUSES OF ACTION. In accordance with Section 1123(b)(3) of the Bankruptcy Code, and except as otherwise provided in the Plan and/or the Confirmation Order, including, without limitation, as provided in
Article 10.05 of the Plan, the Reorganized Debtors shall retain and may (but are not required to) enforce all Retained Actions, including Avoidance Actions and other similar claims arising under applicable state laws, including, without limitation, fraudulent transfer claims, if any, and all other Causes of Action of a trustee and debtor-in possession under the Bankruptcy Code. The Debtors or the Reorganized Debtors, in their sole discretion, will determine whether to bring, settle, release, compromise, or enforce any rights (or decline to do any of the foregoing) with respect to the Retained Actions and the Avoidance Actions. The Reorganized Debtors or any successor may pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or any successors holding such rights of action. The failure of the Debtors to specifically list any Claim, Causes of Action, right of action, suit or proceeding in the Schedules, the Disclosure Statement, or on Exhibits J and K of the Plan does not, and will not be deemed to, constitute a waiver or release by the Debtors of such Claim, Causes of Action, right of action, suit or proceedings, and the Reorganized Debtors will retain the right to pursue such Claims, Causes of Action, rights of action, suits or proceedings in their sole discretion and, therefore, no preclusion doctrine, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches will apply to such claim, right of action, suit or proceeding upon or after the Confirmation or consummation of the Plan. Further, recovery of any proceeds of Causes of Action shall be deemed "for the benefit of the Estates" as set forth in section 550(a) of the Bankruptcy Code.

      6.15 CONTINUATION OF RETIREE BENEFITS. All payments of Retiree Benefits shall continue as they existed prior to the Petition Date at the level established pursuant to subsection (e)(1)(B) or (g) of Section 1114 of the Bankruptcy Code as such payments may be modified prior to the Effective Date, for the duration of the period the applicable Debtor has obligated itself to provide such benefits. After the Effective Date, the Reorganized Debtors will retain their rights to amend, modify or terminate Retiree Benefits in accordance with all relevant agreements and applicable law.

      6.16 EMPLOYMENT AGREEMENTS. On or before the Effective Date, the Employment Agreements shall be entered into by Reorganized Intermet and deemed approved by the Bankruptcy Court.

      6.17 CONTINUATION OF BUSINESS. On and after the Effective Date, the Reorganized Debtors shall continue to engage in the Debtors' businesses, including, without limitation, performing under all purchase orders existing as of the Effective Date and assumed. Certain Reorganized Debtors may liquidate Assets as described in the Disclosure Statement. Except as provided herein, the Reorganized Debtors retain all claims, defenses, counterclaims and offsets with respect to such purchase orders in existence as of the Effective Date.

      6.18 DISBANDING OF COMMITTEES. On the Effective Date, all committees, including the Creditors' Committee, the Equity Committee, and the Retiree Committee, will be disbanded and their members shall be discharged from all further authority, duties, responsibilities and obligations relating to the Cases, and the retention and employment of the Professionals retained by such committees shall also terminate as of the Effective Date; provided, however, that the Creditors' Committee and the Equity Committee and their Professionals shall be maintained solely with respect to applications filed pursuant to sections 330 and 331 of the Bankruptcy Code and shall be compensated for reasonable fees and expenses incurred with respect to such applications as approved by the Bankruptcy Court. The Reorganized Debtors will not be responsible for fees or expenses of any committees, including the Creditors' Committee, Equity Committee, or Retiree Committee or of their Professionals and agents, incurred after the Effective Date unless otherwise ordered by the Bankruptcy Court.

      6.19 DISBURSING AGENT. As soon as practicable after the Effective Date, the Disbursing Agent shall be paid all of its fees and expenses incurred in connection with performing its duties under this Plan.

      6.20 POST-CONFIRMATION EFFECT OF INDENTURE. Anything in the Plan, the Confirmation Order, or any other document to the contrary notwithstanding, and notwithstanding the confirmation and effectiveness of and distributions under the Plan and the discharge of the Debtors, the Indenture shall remain in effect for the sole purpose of allowing the Indenture Trustee to make distributions as provided in Section 7.01 of this Plan. However, the liability of the Debtors under the Indenture shall be discharged pursuant to the Plan and
Section 1141 of the Bankruptcy Code.

                                    ARTICLE 7

                       PROVISIONS GOVERNING DISTRIBUTIONS

      7.01 DISTRIBUTIONS. The Disbursing Agent will make all Distributions required under this Plan except with respect to (i) the Claims of the Pre-Petition Lenders, such Distributions shall be made by the Disbursing Agent to the Pre-Petition Agent; and (ii) the Claims of Noteholders, which Distributions shall be made by the Disbursing Agent to the Indenture Trustee which is directed to immediately distribute the Distributions to the Noteholders as of the Distribution Record Date. Distributions shall be made at the times provided herein or as otherwise ordered by the Bankruptcy Court.

      7.02 NO INTEREST ON CLAIMS OR EQUITY INTERESTS. Unless otherwise specifically provided for in this Plan, the Confirmation Order, the DIP Financing Order, or the DIP Facility, post-Petition Date interest shall not accrue or be paid on Claims or Equity Interests, and no Holder of any Claim or Equity Interest shall be entitled to interest accruing on or after the Petition Date.

      7.03 CLAIMS ADMINISTRATION RESPONSIBILITY.

            (a) REORGANIZED DEBTORS. The Reorganized Debtors will retain responsibility for administering, disputing, objecting to, compromising or otherwise resolving, subject to Bankruptcy Court approval, except as provided herein, with respect to all Claims against the Debtors. The Reorganized Debtors shall retain any counter-claims which the Debtors may have to any Claims. Pursuant to Bankruptcy Rule 9019(a) and Section 363 of the Bankruptcy Code, the Debtors may, up to and including the Effective Date, compromise and settle various (i) Claims against them, and (ii) Causes of Action that they have against other Persons without Bankruptcy Court approval if the amount in controversy is less than $300,000. After the Effective Date, such rights shall pass to the Reorganized Debtors as contemplated by Article 10.01 of the Plan, without the need for further approval of the Bankruptcy Court, except as otherwise set forth in the Plan.

            (b) FILING OF OBJECTIONS. Unless otherwise extended by the Bankruptcy Court, any objections to Claims shall be served and filed on or before the Claims Objection Deadline.

      7.04 DELIVERY OF DISTRIBUTIONS. Other than Distributions made to the Pre-Petition Agent on behalf of the Pre-Petition Lenders and the Indenture Trustee on behalf of the Noteholders, Distributions to Holders of Allowed Claims shall be made by the Disbursing Agent (a) at the addresses set forth on the Proofs of Claim filed by such Holders (or at the last known addresses of such Holders if no Proof of Claim is filed or if the Debtors have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related Proof of Claim, or (c) at the addresses reflected in the Schedules if no Proof of Claim has been filed and the Disbursing

Agent has not received a written notice of a change of address. Other than Distributions made to the Pre-Petition Agent on behalf of the Pre-Petition Lenders and the Indenture Trustee on behalf of the Noteholders, (a) if any Creditor's Distribution is returned as undeliverable, no further Distribution to such Creditor shall be made unless and until the Disbursing Agent is notified of such Creditor's then-current address, at which time all missed Distributions shall be made to such Creditor without interest; (b) amounts in respect of undeliverable Distributions shall be returned to the Reorganized Debtors until such Distributions are claimed; (c) all funds or other undeliverable Distributions returned to the Reorganized Debtors and not claimed within three
(3) months of return shall be Distributed to the other Creditors of the Class of which the Creditor to whom the Distribution was originally made is a member in accordance with the provisions of the Plan applicable to Distributions to that Class; and (d) upon such reversion, the Claim of any Creditor or their successors with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary. Nothing contained in the Plan shall require the Disbursing Agent and the Indenture Trustee to attempt to locate any Creditor holding an Allowed Claim, other than as set forth above.

      7.05 PROCEDURES FOR TREATING AND RESOLVING DISPUTED CLAIMS.

            (a) NO DISTRIBUTION PENDING ALLOWANCE. Except as provided in this
      Article 7.05 of this Plan, no Distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim.

            (b) DISTRIBUTION RESERVE. The Disbursing Agent, after consultation with Reorganized Intermet, will create a reserve from the property to be distributed by the Disbursing Agent under the Plan to Holders of Disputed Claims, other than Rights for which there will be no reserve.

            (c) DISTRIBUTION AFTER ALLOWANCE. Payments and Distributions from any reserve created under Section 7.05(b) of the Plan to a Creditor on account of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, will be made in accordance with provisions of this Plan that govern Distributions to such Creditor.

      7.06 MANNER OF CASH DISTRIBUTION UNDER THE PLAN. Any Cash payment to be made by the Disbursing Agent as a Distribution pursuant to the Plan may be made by a check or wire transfer on a United States bank selected by the Disbursing Agent.

      7.07 DIRECTION TO PARTIES. From and after the Effective Date, the Disbursing Agent, or Reorganized Intermet may apply to the Bankruptcy Court for an order directing any necessary party to execute or deliver or to join in the execution or delivery of any instrument required to effect a transfer of property dealt with by the Plan, and to perform any other act, including the satisfaction of any Lien, that is necessary for the consummation of the Plan, pursuant to Section 1142(b) of the Bankruptcy Code.

      7.08 SETOFFS. The Reorganized Debtors may, pursuant to Section 553 of the Bankruptcy Code or other applicable law, set off against any Allowed Claim and the

Distributions to be made pursuant to the Plan on account of such Allowed Claim, all claims, rights, and Causes of Action of any nature that any such Debtor may hold against the Holder of such Allowed Claim that are not otherwise waived, released, or compromised in accordance with the Plan; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by such Debtor of any such claims, rights, and Causes of Action that the Debtor may possess against such Holder, notwithstanding any compulsory counterclaim rules or requirements to the contrary.

      7.09 EXEMPTION FROM CERTAIN TRANSFER TAXES. Pursuant to Section 1146(c) of the Bankruptcy Code and applicable non-bankruptcy law, any transfers from the Debtors to Reorganized Intermet, or any other Person or entity pursuant to this Plan in the United States shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment. The Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

      7.10 WITHHOLDING AND REPORTING REQUIREMENTS. In connection with this Plan and all Distributions hereunder, the Disbursing Agent shall comply with all applicable tax withholding and reporting requirements imposed by any federal, state, provincial, local or foreign taxing authority, and all Distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of this Plan, each Holder of an Allowed Claim or Interest that is to receive a Distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such Distribution.

      7.11 NO FRACTIONAL DISTRIBUTIONS. No fractional shares or amounts of the Plan Securities will be issued or Distributed under the Plan. Each Person entitled to receive Plan Securities will receive the total whole number of shares to which such Person is entitled. Whenever any Distributions to a Person would otherwise call for Distribution of a fraction of any Plan Security, the actual Distribution of such Plan Security will be rounded to the next higher or lower whole number with fractions of less than or equal to one-half (1/2) being rounded to the next lower whole number. No consideration will be provided in lieu of fractional amounts of Plan Securities that are rounded down. The total amount of Plan Securities to be Distributed to each Class of Claims will be adjusted as necessary to account for the rounding provided herein. Any other provision of the Plan notwithstanding, neither the Debtors, nor the Disbursing Agent will be required to make Distributions or payments of fractions of dollars. Whenever any payment of a fraction of one dollar under the Plan would otherwise be called for, the actual payment made will reflect a rounding of such fraction to the nearest whole dollar (up or down), with one-half (1/2) dollars being rounded down.

                                    ARTICLE 8

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

      8.01 ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES. As of the Confirmation Date, but subject to the occurrence of the Effective Date, all Executory Contracts (and all insurance contracts and/or policies providing coverage to the Debtors' current and former directors, officers, shareholders, agents, employees, representatives, and others for conduct in connection with the Debtors) will be deemed assumed by the relevant Debtor and retained by the applicable Reorganized Debtor, as appropriate, in accordance with the provisions and requirements of Sections 365 and 1123 of the Bankruptcy Code, except those Executory Contracts and unexpired leases that (i) have been rejected by or pursuant to an order of the Bankruptcy Court, (ii) are the subject of a motion to reject pending on the Confirmation Date which is later granted by the Bankruptcy Court, (iii) which are identified on Exhibit M attached hereto, which shall be deemed rejected as of the Confirmation Date or the date set forth in Exhibit M, or (iv) Executory Contracts which are identified in any modifications made pursuant to Article 13.05 of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to Sections 365(a) and 1123 of the Bankruptcy Code, subject to the occurrence of the Effective Date. Each Executory Contract assumed pursuant to this Article 8 shall revest in and be fully enforceable by Reorganized Intermet or the relevant Reorganized Debtor, as appropriate, in accordance with its terms, except as may be modified by (i) the provisions of the Plan, (ii) any order of the Bankruptcy Court approving and authorizing its assumption, (iii) applicable law, or (iv) agreement of the parties to such Executory Contracts.

      8.02 CURE OF DEFAULTS OF ASSUMED EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Any monetary amounts by which each Executory Contract or unexpired lease to be assumed pursuant to the Plan is in default shall be Cured, pursuant to Section 365(b)(1) of the Bankruptcy Code, by the relevant Debtor, by payment of the Cure amount (as such amount has been agreed upon by Reorganized Intermet, or in the event of a dispute regarding such Cure amount, as such amount has been determined by a Final Order of the Bankruptcy Court) in Cash on or before thirty
(30) days after the Effective Date or on such other terms as the parties to such Executory Contracts may otherwise agree. Notice of the Cure amount is set forth in Exhibit N to the Plan. If no Cure amount is set forth in Exhibit N to the Plan, the Debtors believe no Cure amount is due. Notwithstanding the foregoing, in the event of a dispute regarding: (1) the amount of any Cure payments, (2) the ability of Reorganized Intermet, the relevant Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the Executory Contract to be assumed, or (3) any other matter pertaining to assumption, the Cure payments required by Section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

      8.03 CURE PROCEDURE. The Plan shall constitute notice to any non-Debtor party to any Executory Contract to be assumed pursuant to the Plan of the amount of any Cure amount owed, if any, under the applicable Executory Contract. Any non-Debtor party that fails to respond or object on or before the deadline scheduled by the Bankruptcy Court for objections to the Plan, shall be deemed to have consented to such proposed amount.

      8.04 REJECTION CLAIMS. Each Person who is a party to an Executory Contract rejected pursuant to this Article 8 shall be entitled to file, not later than thirty (30) days after the Confirmation Date, a Proof of Claim for alleged Rejection Claims. If no such Proof of Claim for Rejection Claims is timely filed, any such Claim shall be forever barred and shall not be enforceable against any Debtor, any Reorganized Debtor, or any of the Estates. The Bankruptcy Court shall retain jurisdiction to determine any objections to Rejection Claims.

      8.05 CLASSIFICATION OF REJECTION CLAIMS. Except as otherwise provided under the Plan, Rejection Claims against any Debtor shall be treated as Allowed General Unsecured Claims against such Debtor to the extent they are deemed to be Allowed Claims, and shall be satisfied in accordance with the Plan and the Confirmation Order.

                                    ARTICLE 9

             CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVENESS

      9.01 CONDITIONS PRECEDENT TO CONFIRMATION. The following are conditions precedent to the Confirmation of the Plan, unless and until each of the following conditions has been satisfied or waived, in accordance with Section 9.04, in writing by the Debtors and each of the Initial Committed Purchasers:

            (a) The Bankruptcy Court shall have entered the Confirmation Order.

            (b) The following documents shall be executed and delivered to the Initial Committed Purchasers in form and substance satisfactory to the Initial Committed Purchasers:

                  (i)   the Restructuring Commitment Letter;

                  (ii) a commitment letter relating to the Exit Financing Facility;

                  (iii) the Private Placement Purchase Agreement;

                  (iv)  the Cash-Out Purchase Agreement, and

            (c) The Restructuring Commitment Letter shall have been approved by the Bankruptcy Court pursuant to a Final Order.

            (d) The Restructuring Commitment Letter shall not have been terminated and all conditions precedent thereunder shall have been satisfied or waived, unless such conditions precedent relate to post-Confirmation events.

            (e) The form of Stockholders' Agreement shall have been agreed to by the Debtors and the Initial Committed Purchasers.

      9.02 CONDITIONS PRECEDENT TO EFFECTIVENESS. Notwithstanding any other provision of the Plan or the Confirmation Order, the Effective Date of the Plan shall not occur, and the Plan shall not be binding on any party, unless and until each of the following conditions has been satisfied or waived, in accordance with Section 9.04, in writing by the Debtors and each of the Initial Committed Purchasers:

            (a) The Confirmation Order in form and substance reasonably satisfactory to the Initial Committed Purchasers, shall have become a Final Order.

            (b) The closing and an initial funding shall have occurred under the Exit Financing Facility and all conditions precedent to the consummation thereof (other than the occurrence of the Effective Date of the Plan) shall have been waived or satisfied in accordance with the terms thereof.

            (c) The closing and funding shall have occurred under the Rights Offering and/or Private Placement Purchase Agreement and the Cash-Out Purchase Agreement and all conditions precedent to the consummation thereof (other than the occurrence of the Effective Date of the Plan) shall have been waived or satisfied in accordance with the terms thereof.

            (d) The certificate of incorporation for Reorganized Intermet, and the bylaws of Reorganized Intermet (and similar corporate governance documents), the Registration Rights Agreement, the Stockholders' Agreement, and the Exit Financing Facility shall each be in form and substance acceptable to the Initial Committed Purchasers and shall be effective on the Effective Date.

            (e) The New Common Stock shall have been issued in accordance with the Plan;

            (f) The Restructuring Commitment Letter shall not have been terminated and all conditions precedent thereunder shall have been satisfied or waived.

            (g) All other actions, documents and agreements necessary to implement the Plan as of the Effective Date shall have been delivered and all conditions precedent thereto shall have been satisfied or waived; and

            (h) Reorganized Intermet and the Initial Committed Purchasers shall have approved the terms of the Employment Agreements.

      9.03 EFFECT OF FAILURE OF CONDITIONS TO EFFECTIVE DATE. In the event that one or more of the conditions set forth in Section 9.02 has not occurred or duly been waived by the Debtors and each of the Initial Committed Purchasers pursuant to Section 9.04 of the Plan on or before One Hundred Twenty (120) days after the Confirmation Date, upon notification submitted by the Debtors to the Bankruptcy Court, (a) the Confirmation Order shall be vacated, (b) no Distributions under the Plan shall be made, (c) the Debtors and all Holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though Confirmation never occurred, and (d) the parties' respective obligations with respect to the Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other Person in any further proceeding involving any Debtor.

      9.04 WAIVER OF CONDITIONS. The Debtors and each Initial Committed Purchaser, may but shall have no obligation to, waive any conditions set forth in Articles 9.01 and 9.02, without notice and without leave of or a Final Order of the Bankruptcy Court. To be effective, any such waiver shall be in writing and signed by the Debtors and each Initial Committed Purchaser, or shall be a stipulation on the record in these Cases agreed to by the Debtors and each Initial Committed Purchaser.

                                   ARTICLE 10
                         TITLE TO PROPERTY AND RELEASES

      10.01 VESTING OF PROPERTY. Except as otherwise provided in the Plan or the Confirmation Order, upon the Effective Date, (a) the Debtors shall continue to exist as the Reorganized Debtors, with all the powers of corporations under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under applicable state law, and (b) all property of the Estates, wherever situated, shall vest in the relevant Reorganized Debtor, as appropriate, subject to the provisions of the Plan and the Confirmation Order. Thereafter, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. After the Effective Date, all property retained by the Reorganized Debtors pursuant hereto shall be free and clear of all Claims, debts, Liens, security interests, encumbrances, and interests, except as contemplated hereby and except for the obligation to perform according to the Plan and the Confirmation Order.

      10.02 DISCHARGE, RELEASE, AND INJUNCTION. Except as may otherwise be provided herein or in the Confirmation Order, the rights afforded and the payments and Distributions to be made and the treatment under the Plan shall be in complete exchange for, and in full and unconditional settlement, satisfaction, discharge, and release of any and all existing debts and Claims and termination of all Equity Interests of any kind, nature, or description whatsoever against the Debtors, the Reorganized Debtors, the Assets, their property or their Estates, and shall effect a full and complete release, discharge, and termination of all Liens, security interests, or other claims, interests, or encumbrances upon all of the Debtors' Assets and property. Further, all Persons are precluded from asserting, against any of the Debtors or the Reorganized Debtors or their respective successors, or any property that is to be Distributed under the terms of the Plan, any Claims, obligations, rights, causes of action, liabilities, or Equity Interests based upon any act, omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, other than as expressly provided for in the Plan, or the Confirmation Order, whether or not (a) a Proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is Allowed; or (c) the Holder of a Claim based upon such debt has accepted the Plan. Except as otherwise provided in the Plan or the Confirmation Order, all Holders of Allowed Claims and Equity Interests arising prior to the Effective Date shall be permanently barred and enjoined from asserting against the Reorganized Debtors or any of the Debtors, or their successors or property, or the Assets, any of the following actions on account of such Allowed Claim or Equity Interest: (i) commencing or continuing in any manner any action or other proceeding on account of such Claim or Equity Interest against the Reorganized Debtors, any of the Debtors, or the property to be distributed under the terms of the Plan, other than to enforce any right to Distribution with respect to such property under the

Plan; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Reorganized Debtors, the Debtors or any of the property to be distributed under the terms of the Plan, other than as permitted under sub-paragraph (i) above; (iii) creating, perfecting, or enforcing any Lien or encumbrance against property of the Reorganized Debtors, any of the Debtors, or any property to be Distributed under the terms of the Plan; (iv) asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due any Debtor, the Reorganized Debtors, the Assets or any other property of the Debtors, the Reorganized Debtors, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan. The foregoing discharge, release and injunction are an integral part of the Plan and are essential to its implementation. Each of the Debtors and the Reorganized Debtors shall have the right to independently seek the enforcement of the discharge, release and injunction set forth in this Article 10.02.

      10.03 NO WAIVER OF DISCHARGE. Except as otherwise specifically provided herein, nothing in the Plan shall be deemed to waive, limit, or restrict in any way the discharge granted to the Debtors upon Confirmation of the Plan by
Section 1141 of the Bankruptcy Code.

      10.04 TERM OF INJUNCTIONS OR STAYS. Unless otherwise provided in the Plan, all injunctions or stays provided for in these Cases pursuant to Sections 105 or 362 of the Bankruptcy Code, or otherwise, and in effect on the Confirmation Date, shall remain in full force and effect until the Effective Date, at which time they are replaced with the injunction set forth in Article 10.02 herein.

      10.05 RELEASE.

            (a) On the Effective Date, effective as of the Confirmation Date, and except as otherwise provided herein or in the Confirmation Order, Intermet, Reorganized Intermet, the Debtors, the Reorganized Debtors, each Initial Committed Purchaser, the Pre-Petition Agent, the Consenting Pre-Petition Lenders, the DIP Agents on their own behalf and on behalf of each of the DIP Lenders, the Creditors' Committee and its members in such capacity and only in such capacity, and the Indenture Trustee shall have, and shall be deemed to have, conclusively, absolutely unconditionally, irrevocably, forever and completely released and discharged each of the current and former directors and officers, employees, agents, managers, advisors, attorneys or representatives (in their capacity as such and in no other capacity) of each of the Debtors from any and all Released Actions and Avoidance Actions based in whole or in part upon any act, omission, transaction, event or other occurrence taking place at any time on or before the Effective Date, with the sole exception of acts or omissions resulting from intentional fraud or willful misconduct as determined by a Final Order of the Bankruptcy Court.

            (b) On the Effective Date, effective as of the Confirmation Date, and except as otherwise provided herein or in the Confirmation Order, Intermet, Reorganized Intermet, the Debtors and the Reorganized Debtors as Releasing Parties have and shall be deemed to have, conclusively, absolutely, unconditionally, irrevocably, forever and completely released and discharged each Initial Committed Purchaser, the Pre-Petition

      Agent, the Consenting Pre-Petition Lenders, the DIP Agents on their own behalf and on behalf of each of the DIP Lenders, the Creditors' Committee, and the Indenture Trustee, and each of their respective current and former members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives (in their capacity as such and in no other capacity) and their respective properties, from any and all Released Actions other than Avoidance Actions based in whole or in part upon any act, omission, transaction, event or other occurrence taking place at any time after the Petition Date through and including the Effective Date, with the sole exception of acts or omissions resulting from intentional fraud or willful misconduct as determined by a Final Order of the Bankruptcy Court.

            (c) On the Effective Date, effective as of the Confirmation Date, and except as otherwise provided herein or in the Confirmation Order, (i) each Person that votes to accept the Plan, (ii) all Holders of Claims, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, and the treatment under the Plan, and (iii) each Person (other than the Debtors) that has held, holds or may hold a claim, as applicable, shall have, and shall be deemed to have, conclusively, absolutely, unconditionally, irrevocably, forever and completely, released and discharged each Released Party from any and all of Released Actions based in whole or in part upon any act, omission, transaction, event or other occurrence taking place at any time on or before the Effective Date, with the sole exception of acts or omissions resulting from intentional fraud or willful misconduct as determined by a Final Order of the Bankruptcy Court, and in all respects, each Released Party shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities, if any, under the Plan; provided, however, that any party in interest may enforce the terms of the Plan. Nothing in the Plan shall prejudice any right, remedy, defense, claim, cross-claim, counterclaim, or third party claim that any Person may have against any Person other than with respect to the Released Actions against the Released Parties.

            (d) Notwithstanding any provision of the Plan to the contrary, the foregoing releases in Articles 10.05 (b) and (c) shall not apply to (i) any indebtedness of any Person to the Debtors for money borrowed by such Person, (ii) any setoff or counterclaim that the Debtors may have or assert against any Person, provided that the aggregate amount thereof shall not exceed the aggregate amount of any Claims held or asserted by such Person against the Debtors, and (iii) any garnishments. Notwithstanding any provision in the Plan to the contrary, the releases contained in Article 10.05 (b) of this Plan shall not be construed as or operate as a release of any Retained Actions, including Avoidance Actions.

            (e) On the Effective Date, effective as of the Confirmation Date, and except as otherwise provided herein or in the Confirmation Order, all Persons that hold, have held, or may hold a Released Action (or, to the extent applicable, an Avoidance Action or other action), proceeding, cause of action, suit, account, controversy, promise to pay, right to legal remedies, right to equitable remedies, right to payment, claim, obligation, litigation, judgment, damage, right or liability of any nature whatsoever (including, without limitation, those arising under the Bankruptcy Code) that is released pursuant to the provisions of this Plan (including, without limitation, Articles 10.05(a), (b) and (c) of the Plan) are hereby and shall be permanently enjoined and barred from taking any of the following actions on account of, relating to or based upon any such Released Action (or, to the extent applicable, an Avoidance Action) or other action, proceeding, cause of action, suit, account, controversy, promise to pay, right to legal remedies, right to equitable remedies, right to payment, claim, obligation, litigation, judgment, damage, right or liability of any nature whatsoever (including, without limitation, those arising under the Bankruptcy Code): (i) commencing or continuing in any manner any action or other proceeding against any of the Released Parties or its respective property; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against any of the Released Parties or its respective property; (iii) creating, perfecting or enforcing any Lien or encumbrance against any of the Released Parties or its respective property; (iv) asserting any setoff, right of subrogation or recoupment of any kind directly or indirectly against any debt, liability or obligation due any of the Released Parties or against its respective property; and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to, or comply with, the provisions of the Plan or the Confirmation Order.

            (f) Each of the releases and injunction provided in this Article
      10.05 is an integral part of the Plan and is essential to its implementation. Each of the Released Parties and any other Persons being released under, or protected by the injunction set forth in, this Article
      10.05 shall have the right to independently seek the enforcement of such release and injunction.

      10.06 INSURANCE AND INDEMNIFICATION. Notwithstanding anything provided herein to the contrary, the Plan shall not be deemed in any way to diminish or impair the enforceability of any insurance policies that may cover claims against a Debtor or any other Person. Effective as of the Effective Date, the Reorganized Debtors shall obtain and maintain in full force tail insurance covering such risks as are presently covered for a period of not less than 5 years after the Effective Date in favor of the former and current officers and directors of the Debtors on terms no less favorable to the officers and directors than the terms of the existing insurance policies covering the officers and directors and otherwise on terms and conditions acceptable to the Debtors and the Initial Committed Purchasers; provided, however, that the aggregate cost of such tail insurance shall not exceed $1.5 million. Effective on the Effective Date and at all relevant times thereafter, the Reorganized Debtors shall indemnify all officers and directors of the Debtors who served in such capacity at any time prior to the Effective Date for any amounts such officers and directors are required to pay as a result of any retentions or deductibles applicable under policies of insurance in effect on the date hereof or as contemplated by this Article 10.06, which policies (or extensions thereof having terms no less favorable to the officers and directors) shall be (and are hereby deemed to be) assumed by Reorganized Intermet in the Plan. The indemnity described herein shall not include liability relating to any action, omission, transaction, event, occurrence or other circumstance that would constitute an exclusion under the applicable policies of insurance or liability in excess of the limits of such policies. Furthermore, the amounts payable by the Reorganized Debtors pursuant to this Article 10.06 shall be paid on a current basis on behalf of the officers and directors, without requiring the officers and directors to first pay such amounts from their own funds and then seek reimbursement from the Reorganized Debtors, so long as the Reorganized Debtors shall have received a written undertaking by each such officer and director to repay such amounts to the Reorganized Debtors if it shall be determined by a court of competent jurisdiction pursuant to a final, non-appealable order that such officer or director is not entitled to coverage under such policies of insurance. Each of the provisions set forth in this Article 10.06 is an integral part of the Plan and is essential to its implementation. Each Person entitled to indemnification and insurance pursuant to this Article 10.06 shall have the right to independently seek the enforcement of each of the terms of this Article 10.06.

                                   ARTICLE 11
                     MODIFICATION AND RESERVATION OF RIGHTS
                    IN THE EVENT OF NONACCEPTANCE OF THE PLAN

      Each Debtor hereby reserves the right to request that the Bankruptcy Court confirm the Plan over the objection of any Impaired Class in accordance with the applicable provisions of Section 1129(b) of the Bankruptcy Code. In addition, in the event that any Impaired Class or Classes of Allowed Claims shall not accept the Plan, upon the written request of the Debtors filed with the Bankruptcy Court, the Plan shall be modified, revised, and amended, with the consent of the Initial Committed Purchasers, which consent shall not be unreasonably withheld to provide such treatment as set forth in such request, to assure that the Plan does not discriminate unfairly, and is fair and equitable, with respect to the Classes rejecting the Plan, and, in particular, to provide the treatment necessary to meet the requirements of Sections 1129(a) and (b) of the Bankruptcy Code with respect to (i) the rejecting Classes and (ii) any other Classes adversely affected by the modifications caused by this Article.

                                   ARTICLE 12
                            RETENTION OF JURISDICTION

      12.01 RETENTION OF JURISDICTION. Following the Effective Date, the Bankruptcy Court shall retain such jurisdiction over these Cases as is legally permissible, including without limitation, such jurisdiction as is necessary to ensure that the purposes and intent of the Plan are carried out. The Bankruptcy Court shall also expressly retain jurisdiction: (a) to hear and determine all Claims against the Debtors; (b) to hear, determine and enforce all Causes of Action that may exist on behalf of any Debtor; and (c) for all purposes pertaining to the treatment, allowance or classification of Claims and Equity Interests, including issues arising under Section 502(c) of the Bankruptcy Code proceedings for estimation of Claims. The Bankruptcy Court shall further retain jurisdiction for the following additional purposes:

            (a) to determine all questions and disputes regarding title to the Assets of the Debtors, all Causes of Action, controversies, disputes, or conflicts, whether or not subject to any pending action as of the Effective Date, between any Debtor and any other party, including, without limitation, the Causes of Actions, the Avoidance Actions, and any other right to recover Assets pursuant to the provisions of the Bankruptcy Code;

            (b) to modify the Plan after the Confirmation Date in accordance with the terms of the Plan and pursuant to the Bankruptcy Code and the Bankruptcy Rules;

            (c) to enforce and interpret the terms and conditions of the Plan;

            (d) to enter such orders, including, but not limited to, such future injunctions as are necessary to enforce the respective title, rights, and powers of the Debtors, the terms of the Plan, and to impose such limitations, restrictions, terms, and conditions on such title, rights, and powers as the Bankruptcy Court may deem necessary;

            (e) to enter an order closing these Cases;

            (f) to correct any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order as may be necessary to implement the purposes and intent of the Plan;

            (g) to determine any and all applications for allowances of compensation and reimbursement of expenses and the reasonableness of any fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan or resolve any disputes regarding fees to be paid pursuant to the Plan;

            (h) to determine any applications or motions pending on the Effective Date or thereafter for the rejection of any Executory Contract and to hear and determine, and, if need be, to liquidate any and all Claims arising therefrom;

            (i) to determine any and all motions, applications, adversary proceedings, and contested matters that may be pending on the Effective Date;

            (j) to consider any modification of the Plan, whether or not the Plan has been substantially consummated, and to remedy any defect or omission or to reconcile any inconsistency in any order of the Bankruptcy Court, to the extent authorized by the Plan or the Bankruptcy Court and all matters pertinent to modification;

            (k) to determine all controversies, suits, and disputes that may arise in connection with the interpretation, enforcement, or consummation of the Plan or the Reorganization Documents;

            (l) to consider and act on the compromise and settlement of any Claim against or Cause of Action by or against any Debtor or Reorganized Debtor arising under or in connection with the Plan;

            (m) to issue such orders in aid of execution of the Plan as may be authorized by Section 1142 of the Bankruptcy Code;

            (n) to determine such other matters or proceedings as may be provided for under Title 28 or any other title of the United States Code, the Bankruptcy Code, the Bankruptcy Rules, other applicable law, the Plan, or in any order or orders of the Bankruptcy Court, including, but not limited to, the Confirmation Order or any order that may arise in connection with the Plan, the Cases, or the Confirmation Order; and

            (o) to interpret and enforce, and determine all questions and disputes regarding, the injunctions, releases, exculpations, and indemnifications provided for or set forth in the Plan (including, without limitation, Articles 10.02, 10.05, 10.06 and 13.08 of the Plan) or the Confirmation Order.

                                   ARTICLE 13
                            MISCELLANEOUS PROVISIONS

      13.01 GOVERNING LAW. Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of the Reorganization Documents and any other contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Michigan, without giving effect to the principles of conflicts of law thereof.

      13.02 REVOCATION OR WITHDRAWAL OF THE PLAN. The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors so revoke or withdraw the Plan, then the Plan shall be null and void and, in such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against, or any Equity Interests in, any Debtor or any other Person or to prejudice in any manner the rights of any Debtor or any Person in any further proceedings involving any Debtor.

      13.03 SUCCESSORS AND ASSIGNS. The rights, benefits, and obligations of any Person named or referred to in the Plan shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, successors, or assigns of such Person.

      13.04 TIME. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

      13.05 MODIFICATION OF THE PLAN AND AMENDMENTS. The Debtors may alter, amend, or modify the Plan or any Exhibits thereto under Section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing Date with the consent of the Initial Committed Purchasers which consent shall not be unreasonably withheld. The Debtors may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan.

      13.06 PROFESSIONAL FEES. All final applications for Professional Fees for services rendered in connection with these Cases prior to the Confirmation Date shall be filed with the Bankruptcy Court not later than sixty (60) days after the Effective Date.

      13.07 SUBSTANTIAL CONTRIBUTION COMPENSATION. No Person shall be entitled to request compensation or expense reimbursement for making a substantial contribution in the Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code.

      13.08 EXCULPATION. The Debtors, Reorganized Intermet, the Indenture Trustee, each Initial Committed Purchaser, the Pre-Petition Lenders, the Pre-Petition Agent, the DIP Agents, the Creditors' Committee, and their respective current and former members, shareholders, officers, directors, employees and agents (including any attorneys, financial advisors, investment bankers and other Professionals retained by such Persons) and any other Released Party shall have no, and shall not incur any, liability or obligation to any Person for any act or omission made in connection with, or arising out of the Cases, the Plan (and the Confirmation Order and any other Bankruptcy Court orders related thereto), the solicitation of votes for the pursuit of Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, with the sole exception of acts or omissions resulting from intentional fraud or willful misconduct as determined by a Final Order and, in all respects, such Persons shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities, if any, under the Plan. The foregoing exculpation is an integral part of the Plan and is essential to its implementation. Each Person being exculpated pursuant to this Article 13.08 shall have the right to independently seek the enforcement of the terms of such exculpation.

      13.09 SECURITIES LAW MATTERS. It is an integral and essential element of the Plan that the issuance of the Plan Securities pursuant to the Plan shall be exempt from registration under the Securities Act, pursuant to Section 1145 of the Bankruptcy Code and from registration under state securities laws. Any Plan Securities issued to an "affiliate" of the Debtors within the meaning of the Securities Act or any Person the Debtors reasonably determine to be an "underwriter," and which does not agree to resell such securities only in "ordinary trading transactions," within the meaning of Section 1145(b)(1) of the Bankruptcy Code shall be subject to such transfer restrictions and bear such legends as shall be appropriate to ensure compliance with the Securities Act. Nothing in the Plan is intended to preclude the Securities and Exchange Commission from exercising its police and regulatory powers relating to the Debtors or any other entity.

      13.10 RULES OF INTERPRETATION. For purposes of the Plan: (i) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (ii) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (iii) any reference in the Plan to an existing document or Exhibit filed, or to be filed, shall mean such document or Exhibit, as it may have been or may be amended, modified, or supplemented in accordance with its terms; (iv) unless otherwise specified, all references in the Plan to Sections, Articles, and Exhibits are references to Sections, Articles, and Exhibits of or to the Plan;
(v) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (vi) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; and (vii) the rules of construction set forth in Section 102 of the Bankruptcy Code shall apply.

      13.11 IMPLEMENTATION. The Debtors shall take all steps, and execute all documents including appropriate releases, necessary to effectuate the provisions contained in the Plan.

      13.12 INCONSISTENCY. In the event of any inconsistency between the Plan and the Disclosure Statement, the provisions of the Plan shall govern, and in the event of any inconsistency between the Plan and any Reorganization Document, the provisions of the Plan shall govern.

      13.13 NO ADMISSIONS. Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by any Person with respect to any matter set forth herein.

      13.14 FILING OF ADDITIONAL DOCUMENTS. On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

      13.15 SUBSTANTIAL CONSUMMATION. Substantial consummation of the Plan under
Section 1101(2) of the Bankruptcy Code shall not be deemed to occur, the Cases shall remain open and not be deemed fully administered, and no final decree closing these Cases shall be entered pursuant to Section 350(a) of the Bankruptcy Code and Bankruptcy Rule 3022, until the Effective Date, at the earliest.

                                           INTERMET CORPORATION
                                           a Georgia corporation

                                           By:  /s/ Gary F. Ruff
                                                ------------------------
                                           Its: Chairman and CEO
                                                ------------------------

                                           ALEXANDER CITY CASTING COMPANY INC.
                                           an Alabama corporation

                                           By:  /s/ Alan J. Miller
                                                ------------------------
                                           Its: Vice President
                                                ------------------------

                                           CAST-MATIC CORPORATION,
                                           a Michigan corporation

                                           By:  /s/ Alan J. Miller
                                                ------------------------
                                           Its: Vice President
                                                ------------------------

                                           COLUMBUS FOUNDRY, L.P.,
                                           a Delaware limited partnership

                                           By:  /s/ Alan J. Miller
                                                ------------------------
                                           Its: Vice President, Intermet
                                                U.S. Holding, Inc.,
                                                General Partner
                                                ------------------------

                                           DIVERSIFIED DIEMAKERS, INC.,
                                           a Delaware corporation

                                           By:  /s/ Alan J. Miller
                                                ------------------------
                                           Its: Vice President
                                                ------------------------

                                           GANTON TECHNOLOGIES, INC.,
                                           an Illinois corporation

                                           By:  /s/ Alan J. Miller
                                                ------------------------
                                           Its: Vice President
                                                ------------------------

                                            INTERMET HOLDING COMPANY,
                                            a Delaware corporation

                                            By:  /s/ Alan J. Miller
                                                 ------------------------
                                            Its: Vice President
                                                 ------------------------

                                            INTERMET ILLINOIS, INC.,
                                            an Illinois corporation

                                            By:  /s/ Alan J. Miller
                                                 ------------------------
                                            Its: Vice President
                                                 ------------------------

                                            INTERMET INTERNATIONAL, INC.,
                                            a Georgia corporation

                                            By:  /s/ Alan J. Miller
                                                 ------------------------
                                            Its: Vice President
                                                 ------------------------

                                            INTERMET U.S. HOLDING, INC.,
                                            a Delaware corporation

                                            By:  /s/ Alan J. Miller
                                                 ------------------------
                                            Its: Vice President
                                                 ------------------------

                                            IRONTON IRON, INC.,
                                            an Ohio corporation

                                            By:  /s/ Alan J. Miller
                                                 ------------------------
                                            Its: Vice President
                                                 ------------------------

                                           LYNCHBURG FOUNDRY COMPANY
                                           a Virginia corporation

                                           By:  /s/ Alan J. Miller
                                                ------------------------
                                           Its: Vice President
                                                ------------------------

                                           NORTHERN CASTINGS CORPORATION
                                           a Georgia corporation

                                           By:  /s/ Alan J. Miller
                                                ------------------------
                                           Its: Vice President
                                                ------------------------

                                           SUDBURY, INC.
                                           a Delaware corporation

                                           By:  /s/ Alan J. Miller
                                                ------------------------
                                           Its: Vice President
                                                ------------------------

                                           SUDM, INC.
                                           a Michigan corporation

                                           By:  /s/ Alan J. Miller
                                                ------------------------
                                           Its: Vice President
                                                ------------------------

                                           TOOL PRODUCTS, INC.
                                           a Delaware corporation

                                           By:  /s/ Alan J. Miller
                                                ------------------------
                                           Its: Vice President
                                                ------------------------

                                           WAGNER CASTINGS COMPANY
                                           a Delaware corporation

                                           By:  /s/ Alan J. Miller
                                                ------------------------
                                           Its: Vice President
                                                ------------------------

                                           WAGNER HAVANA, INC.
                                           a Delaware corporation

                                           By:  /s/ Alan J. Miller
                                                ------------------------
                                           Its: Vice President
                                                ------------------------

Foley & Lardner LLP
Judy A. O'Neill (P32142)
Daljit S. Doogal (P57181)
David G. Dragich (P63234)
500 Woodward Avenue, Suite 2700
Detroit, Michigan 48226
Telephone: (313) 234-7100
Attorneys for the Debtors

                                    EXHIBIT A

                               CONFIRMATION ORDER

                                    EXHIBIT B

                         RESTRUCTURING COMMITMENT LETTER

                                                                  EXECUTION COPY

R2 INVESTMENTS, LDC                             STANFIELD CAPITAL PARTNERS LLC

                                             June 21,2005

INTERMET Corporation
5445 Corporate Drive, Suite 200
Troy, Michigan 48098
Attention: Gary F. Ruff
           President and Chief Executive Officer

Ladies and Gentlemen:

        The undersigned, on behalf of one or more of their related or associated entities to be designated by them (collectively, the "Initial Committed Purchasers"), in accordance with the terms and subject to the conditions set forth in this commitment letter and the restructuring term sheet attached hereto as Annex "A" (the "Term Sheet"), the terms and conditions of which are incorporated by reference herein (collectively, the "Commitment Letter"), are pleased to provide, on a standby basis:

        (a) a commitment to INTERMET Corporation ("Intermet") to purchase 7,500,000 shares of the common stock (the "New Common Stock") of Reorganized Intermet, at a purchase price of $10.00 per share, in accordance with the terms and subject to the conditions set forth in the Term Sheet opposite the caption "Private Placement Purchase Agreement" (the "Private Placement Backstop Investment"); and

        (b) a commitment to Intermet to purchase the Cash-Out Shares, at a purchase price of $10.00 per share, in accordance with the terms and subject to the conditions set forth in the Term Sheet opposite the captions
"Cash-Out Purchase Agreement" and "Unsecured Claims" (the "Cash-Out Backstop Investment" and, together with the Private Placement Backstop Investment, the "Backstop Investment").

        Capitalized terms used in this Commitment Letter and not defined herein shall have the meanings assigned to such terms in the Term Sheet.

        The proceeds of the Backstop Investment are to be used by the Reorganized Company for general working capital and corporate purposes and to make certain specified payments in connection with and to facilitate the consummation of a plan of reorganization (the "Plan") that shall be filed by the Company with the United States Bankruptcy Court for the Eastern District of Michigan, Southern Division (the "Bankruptcy Court"), in connection with the Company's chapter 11 proceedings (the "Chapter 11 Cases") initiated pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101-1330, as amended (the "Bankruptcy Code"). The Plan shall be in form and substance consistent with the terms and conditions of this Commitment Letter.

        The Initial Committed Purchasers are willing to provide the Backstop Investment, on a several but not joint basis, to Reorganized Intermet, substantially on the terms and conditions set forth in this Commitment Letter.

Intermet Corporation
June 21, 2005
Page 2


        The aggregate purchase price (the "Purchase Price") for the foregoing shares of New Common Stock will be payable in cash, by wire transfer of immediately available funds, to Reorganized Intermet on the Effective Date.

        In accordance with the terms and subject to the conditions set forth in this Commitment Letter:

        (a) R2 Investments, LDC, on behalf of one or more of its related or associated entities to be designated by it (collectively, "R2 Investments"), shall be obligated to purchase 50% of the shares of New Common Stock issued by Reorganized Intermet in connection with the Private Placement Backstop Investment, and 50% of the shares of New Common Stock issued by Reorganized Intermet in connection with the Cash-Out Backstop Investment; and

        (b) Stanfield Capital Partners, on behalf of one or more of its related or associated entities to be designated by it (collectively, "Stanfield Capital"), shall be obligated to purchase 50% of the shares of New Common Stock issued by Reorganized Intermet in connection with the Private Placement Backstop Investment, and 50% of the shares of New Common Stock issued by Reorganized Intermet in connection with the Cash-Out Backstop Investment.

        Neither of the Initial Committed Purchasers shall be obligated to pay or fund any part of the other Initial Committed Purchaser's portion of the Purchase Price.

        Set forth in detail in the Term Sheet are: (a) the conditions precedent to the obligations of the Initial Committed Purchasers to make the Backstop Investment; and (b) the provisions relating to the obligation of Intermet to pay the Commitment Amount and the Reimbursable Expenses.

        Each of the Initial Committed Purchaser's commitment to make the Backstop Investment is subject to, among other things, the satisfaction (or the written waiver by each of the Initial Committed Purchasers) of the conditions precedent set forth in the Term Sheet opposite the caption "Initial Committed Purchasers Conditions Precedent".

        The definitive investment documents, including, without limitation, the Restructuring Documents (collectively, the "Definitive Investment Documents") shall contain representations, warranties, and covenants customarily included in subscription and related agreements for similar standby underwriting investments or financings.

        On the Effective Date, Reorganized Intermet and the Initial Committed Purchasers shall enter into the Registration Rights Agreement. A summary of the terms and conditions of the Registration Rights Agreement is set forth on Annex "B" to this Commitment Letter.

        On the Effective Date, Reorganized Intermet will complete the Key Employees Rights Offering, in connection with which the Key Employees shall be afforded the opportunity to purchase, on a pro rata basis, up to 181,249 shares of New Common Stock, at a purchase price of $10.00 per share. The names of the Key Employees and the number of shares of New Common

Intermet Corporation
June 21,2005
Page 3


Stock that may be purchased by each Key Employee are set forth on Annex "C" to this Commitment Letter.

        Upon reasonable notice and during normal business hours, Intermet will afford the Initial Committed Purchasers and their counsel, accountants and other representatives (collectively, the "Representatives") full and complete access to the books, records and properties of the Company and the opportunity to discuss the business, affairs and finances of the Company with the officers, employees, accountants, attorneys and representatives of the Company in order to enable the Initial Committed Purchasers and their Representatives to make such investigations of the Company and its business as they deem reasonably appropriate. Intermet agrees that it will cause the officers and employees of the Company, and will request their respective legal counsel and accountants, to cooperate so that the Initial Committed Purchasers can complete such review, including promptly disclosing to the Initial Committed Purchasers any material facts known to such parties which have resulted in, or could be expected to result in, a Material Adverse Change.

        Excluding any Indemnity Claim (as defined herein) arising solely from an Indemnified Party's (as defined herein) breach of this Commitment Letter or breach of any other agreements between an Indemnified Party and Intermet, or among an Indemnified Party and the Reorganized Company, Intermet agrees to indemnify and hold harmless the Initial Committed Purchasers and their respective affiliates, directors, officers, partners, members, employees, attorneys, agents and assignees (including affiliates thereof) (each an "Indemnified Party") from and against any and all losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses to which such Indemnified Party may become subject (each an "Indemnity Claim"), insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from this Commitment Letter or the proceeds of the Backstop Investment, and Intermet agrees to reimburse (on an as incurred monthly basis) each Indemnified Party for any legal or other out-of-pocket expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such Indemnified Party is a party to any action or proceeding out of which such indemnified expenses arise), but excluding there from all losses, claims, damages, liabilities and expenses that are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. In the event of any litigation or dispute involving this Commitment Letter, the Initial Committed Purchasers shall not be responsible or liable to Intermet or any other person or entity for any special, indirect, consequential, incidental or punitive damages. The obligations of Intermet under this paragraph (the "Indemnification Obligations") shall remain effective whether or not any of the transactions contemplated in this Commitment Letter are consummated, any Definitive Investment Documents with respect to the Backstop Investment are executed and notwithstanding any termination of this Commitment Letter, and shall be binding upon Reorganized Intermet in the event that any plan of reorganization of Intermet is consummated.

        Except as provided herein, Intermet agrees that, once paid, the fees or any part thereof payable hereunder shall not be refundable or form the basis of any defense, setoff, or recoupment claim under any circumstances, regardless of whether the transactions contemplated by this

Intermet Corporation
June 21, 2005
Page 4


Commitment Letter are consummated. All fees payable hereunder shall be paid in immediately available funds.

        Intermet represents and warrants that: (i) all written information and other materials concerning the Company and the Plan (the "Information") which has been, or is hereafter, prepared by, or on behalf of, Intermet and delivered to the Initial Committed Purchasers were or will be, when delivered, when considered as a whole, complete and correct in all material respects and did not, or will not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements have been made; and (ii) to the extent that any such Information contains projections, such projections were prepared in good faith on the basis of (A) assumptions, methods and tests which are believed by Intermet to be reasonable at the time made and (B) information believed by Intermet to have been accurate based upon the information available to Intermet at the time such projections were furnished to the Initial Committed Purchasers.

        Except as otherwise required by law, Intermet shall not issue any press release or make any other announcement that refers to the Initial Committed Purchasers or the Backstop Investment without the prior written consent of the Initial Committed Purchasers. Notwithstanding the sentence immediately preceding, in no event shall Intermet issue any such press release or make any such announcement without providing each of the Initial Committed Purchasers at least one business day to review the proposed press release or announcement and provide their written comments or suggested revisions with respect thereto.

        This Commitment Letter (a) supersedes all prior discussions, agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto, (b) shall be governed, except to the extent that the Bankruptcy Code is applicable, by the laws of the State of New York, without giving effect to the conflict of laws provisions thereof; (c) shall not be assignable by Intermet or the Initial Committed Purchasers; (d) is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto; and (e) may not be amended or waived except by an instrument in writing signed by Intermet and the Initial Committed Purchasers.

        This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

        Notwithstanding anything herein to the contrary, all of the obligations of Intermet hereunder are subject to the approval of the Bankruptcy Court. Intermet shall file a motion seeking Bankruptcy Court approval of this Commitment Letter (including the Indemnification Obligations and the payment of the Commitment Amount (plus the Alternate Transaction Amount specified in the Term Sheet, upon the occurrence of the events set forth therein, as a result of which such Alternate Transaction Amount shall be payable) and Reimbursable Expenses) as administrative expenses and obligations of the Intermet estates within four business

Intermet Corporation
June 21, 2005
Page 5


days of the execution of this Commitment Letter by Intermet and the Initial Committed Purchasers.

        If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof by returning to the Initial Committed Purchasers executed counterparts hereof not later than 5:00 p.m., New York City time, on June 21, 2005. This Commitment Letter will become effective upon the mutual exchange of executed counterparts hereof. This Commitment Letter shall expire at 5:00 p.m., New York City time, on June 21,2005, unless it has previously become effective.

                                 Very truly yours,

                                 R2 INVESTMENTS, LDC
                                 (on behalf of certain of its related or
                                 associated entities)

                                 By: Amalgamated Gadget, L.P., as its
                                     Investment Manager

                                 By: Scepter Holdings, Inc., its General Partner

                                 By:  /s/ ROBERT MCCORMICK
                                     -------------------------------------------
                                     Name: Rob McCormick
                                           -------------------------------------
                                     Title: Vice President
                                            ------------------------------------

                                 STANFIELD CAPITAL PARTNERS LLC
                                 (on behalf of certain of its related or
                                 associated entities)

                                 By: /s/ CHRISTOPHER PUCILLO
                                     -------------------------------------------
                                     Name: Christopher Pucillo
                                           -------------------------------------
                                     Title: Partner
                                            ------------------------------------

Agreed and accepted on this
21 day of June, 2005

INTERMET Corporation

By: /s/ GARY F. RUFF
    --------------------------------------------
    Name: Gary F. Ruff
          --------------------------------------
    Title: President and Chief Executive Officer
           -------------------------------------

                                    ANNEX "A"

                            Restructuring Term Sheet

                                                                  EXECUTION COPY

                              INTERMET CORPORATION

                            RESTRUCTURING TERM SHEET

                                  JUNE 21,2005

The terms and conditions described herein are part of a comprehensive compromise, each element of which is consideration for the other elements and an integral aspect of the proposed restructuring. This term sheet does not constitute an offer or a legally binding obligation of the Company (as defined below), the Initial Committed Purchasers (as defined below) or any other party in interest, nor does it constitute an offer of securities or a solicitation of the acceptance or rejection of a chapter 11 plan for the Company. The transactions contemplated by this term sheet are subject to conditions to be set forth in definitive documents. This term sheet is part of the commitment letter
(the "Commitment Letter"), dated June 21, 2005, addressed to Intermet (as defined below) by the Initial Committed Purchasers and is subject to the terms thereof. This term sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 and any other rule of similar import.

Until publicly disclosed by INTERMET Corporation, with the prior written consent of the Initial Committed Purchasers, this term sheet and the information contained herein is strictly confidential and may not be shared with any person other than the DIP Lenders (as defined below), the Senior Credit Lenders (as defined below), the Exit Facility Lenders (as defined below), the Official
Committee of Unsecured Creditors (the "Creditors' Committee") appointed in the
Chapter 11 Cases (as defined below), the Official Committee of Equity Holders
(the "Equity Committee") appointed in the Chapter 11 Cases, the Ad HOC Committee of Trade Claimants (the "Ad Hoc Trade Committee") and each such party's professionals and other advisors.

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COMPANY:                      INTERMET Corporation ("Intermet" and, as
                              reorganized, "Reorganized Intermet"), and certain
                              of its subsidiaries (together with Intermet, the
                              "Company" and, as reorganized with Reorganized
                              Intermet, the "Reorganized Company").

NOTEHOLDERS:                  The entities (the "Noteholders") that hold 9.75%
                              Senior Notes due 2009 issued by Intermet and
                              guaranteed by certain subsidiaries of Intermet
                              (collectively, the "Notes"). The claims held by
                              the Noteholders (inclusive of principal and
                              interest accrued as of the petition date of the
                              Chapter 11 Cases) against Intermet and all of the
                              guaranty claims held by the Noteholders against
                              Intermet's debtor subsidiaries shall be
                              collectively referred to herein as the "Noteholder
                              Claims".

OTHER UNSECURED CLAIMANTS:    Holders of all unsecured obligations (the "GUC
                              Claims") other than (i) the Notes; and (ii) such
                              obligations which qualify or elect to be treated
                              in a convenience class (the "Convenience Class
                              Claims") of Intermet and its debtor subsidiaries
                              (the "GUC Holders", together with the Noteholders,
                              the "Unsecured Holders").

INITIAL COMMITTED             R2 Investments, LDC and/or one or more of its
PURCHASERS:                   related or associated entities (collectively,
                              "R2 Investments" and Stanfield Capital Partners
                              and/or one or more of its related or associated
                              entities (collectively, "Stanfield Capital" and,
                              together with Investments, the "Initial
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                              Committed Purchaser").

RESTRUCTURING TRANSACTION:    Subject to the terms of the Commitment Letter,
                              Intermet shall restructure its capital structure
                              (the "Restructuring") through a chapter 11 plan of
                              reorganization (the "Plan") filed with the United
                              States Bankruptcy Court for the Eastern District
                              of Michigan, Southern Division (the "Bankruptcy
                              Court"), in cases commenced by the Company on
                              September 29,2004 under chapter 11 of the
                              Bankruptcy Code (the "Chapter 11 Cases"), the
                              material terms and conditions of which are set
                              forth in this term sheet.

PRIVATE PLACEMENT PURCHASE    In accordance with the terms and subject to the
AGREEMENT:                    conditions of a purchase agreement (the "Private
                              Placement Purchase Agreement"), the Initial
                              Committed Purchasers shall commit (the "Funding
                              Commitment") to purchase, on a pro rata basis, on
                              the Effective Date (as defined below), 7,500,000
                              shares (the "Private Placement Shares") of
                              newly-issued shares of common stock (the "New
                              Common Stock") of Reorganized Intermet, at a
                              purchase price of $10.00 per share, to the extent
                              not otherwise purchased in the Rights Offering (as
                              defined below). The Funding Commitment shall be
                              subject to the right of the Unsecured Holders,
                              including the Initial Committed Purchasers,
                              pursuant to an election to be made in conjunction
                              with voting on the Plan, to purchase, on a ratable
                              basis, the full amount of the Private Placement
                              Shares (the "Rights Offering"). The Private
                              Placement Shares shall be subject to dilution by
                              the Unsecured Shares (as defined the below), Key
                              Employees Rights Offering (as defined below), the
                              Management Incentive Plan (as defined below) and
                              the Alternate Subscription Shares (as defined
                              below). In no event shall any Unsecured Holder
                              have any right of over-subscription with respect
                              to the Rights Offering. Moreover, the rights
                              afforded to all Unsecured Holders to purchase the
                              New Common Stock shall be non-transferable. The
                              Private Placement Purchase Agreement, which shall
                              reflect the agreement of the Initial Committed
                              Purchasers to purchase the Private Placement
                              Shares to be issued by Reorganized Intermet in
                              connection with the Plan, shall include
                              representations, warranties and covenants
                              customary for transactions of similar type and
                              monetary amount and otherwise acceptable to the
                              parties thereto. The Private Placement Purchase
                              Agreement (and the Plan with respect to items (i)
                              and (ii) below) shall, among other things,
                              specifically contain:


                                   (i) a provision specifying that Reorganized
                              Intermet shall obtain and maintain in full force tail insurance covering such risks as are presently covered for a period of not less than 5 years after the Effective Date in favor of the former and current officers and directors of the Company on terms and conditions acceptable to the Company and the Initial Committed Purchasers;
                              provided. however, that the aggregate cost of such tail insurance shall not exceed $1.5 million;

                                   (ii) a provision specifying that Reorganized
                              Intermet shall indemnify all officers and
                              directors of the Company who served in such
                              capacity at any time prior to the Effective Date
                              (as defined
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                              below) for any amounts such officers and directors
                              are required to pay as a result of any retentions
                              or deductibles applicable under policies of
                              insurance in effect on the date hereof or as
                              contemplated by paragraph (i) above, which
                              policies (or extensions thereof having terms no
                              less favorable to the officers and directors)
                              shall be assumed by Reorganized Intermet in the
                              Plan. The indemnity described in the preceding
                              sentence shall not include liability relating to
                              any action, omission, transaction, event,
                              occurrence or other circumstance that would
                              constitute an exclusion under the applicable
                              policies of insurance or liability in excess of
                              the limits of such policies. The provision shall
                              specify that amounts payable by Reorganized
                              Intermet pursuant to this provision shall be paid
                              on a current basis on behalf of the officers and
                              directors, without requiring the officers and
                              directors to first pay such amounts from their own
                              funds and then seek reimbursement from Reorganized
                              Intermet, so long as Reorganized Intermet shall
                              have received a written undertaking by each such
                              officer and director to repay such amounts to
                              Reorganized Intermet if it shall be determined by
                              a court of competent jurisdiction pursuant to a
                              final, non-appealable order that such officer or
                              director is not entitled to coverage under such
                              policies of insurance;

                                   (iii) a provision that the Private Placement
                              Purchase Agreement and the Cash-Out Purchase
                              Agreement (as defined below) shall terminate automatically upon the termination of the Commitment Letter. Upon any such termination, the obligations of the parties to the Private
                              Placement Purchase Agreement and the Cash-Out
                              Purchase Agreement shall be of no further force or effect, except as otherwise expressly set forth therein; and

                                   (iv) a representation and warranty stating
                              that the Initial Committed Purchasers hold, as of the date of the Commitment Letter, collectively, on behalf of certain funds and managed accounts, in excess of $58.0 million in face amount of the Notes.

CASH-OUT PURCHASE             The detailed terms and conditions pursuant to
AGREEMENT:                    which the Initial Committed Purchasers shall
                              purchase the Cash-Out Shares (as defined below)
                              shall be set forth in a purchase agreement (the
                              "Cash-Out Purchase Agreement") by and among
                              Intermet and the Initial Committed Purchasers. The
                              Cash-Out Purchase Agreement shall include.
                              representations, warranties and covenants
                              customary for transactions of similar type and
                              monetary amount and otherwise acceptable to the
                              parties.

TREATMENT OF CLAIMS AND
INTERESTS:

   ADMINISTRATIVE, PRIORITY   On or as soon as practicable after the effective
   TAX, AND OTHER PRIORITY    date of the Plan (the "Effective Date"), each
   CLAIMS:                    holder of an administrative, priority tax or other
                              priority claim, including, without limitation, the
                              administrative claim, if any, of the Pension
                              Benefit Guaranty Corporation, shall receive cash
                              equal to the full amount of its claim or otherwise
                              be left
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                              unimpaired, unless otherwise agreed to by such
                              holder or permitted by the Bankruptcy Code.

DIP CREDIT FACILITY:          On the Effective Date, the loans made and letters
                              of credit issued in connection with the $60.0
                              million DIP Credit Facility (the "DIP Credit
                              Facility") made available to the Company by
                              Deutsche Bank Trust Company Americas, The Bank of
                              Nova Scotia and certain other lenders
                              (collectively, the "DIP Lenders") shall be
                              refinanced in full by the Exit Facility (as
                              defined below).

SENIOR CREDIT FACILITY        On the Effective Date, the loans made and letters
LOANS:                        of credit issued in connection with the $210.0
                              million Senior Secured Credit Facility (the
                              "Senior Credit Facility Loans") made available to
                              the Company by The Bank of Nova Scotia (the
                              "Senior Credit Agent") and certain other
                              pre-petition lenders (collectively, the "Senior
                              Credit Lenders") shall be refinanced in part by
                              the Exit Facility, with the balance paid in cash
                              applied from the proceeds realized from the
                              issuance and sale of the Private Placement Shares
                              or the Rights Offering.

CAPITAL LEASES                On or as soon as reasonably practicable after the
                              Effective Date, the capital leases to which the
                              Company is a party shall be, at the option of the
                              Company with the approval of the Initial Committed
                              Purchasers and in consultation with the Creditors'
                              Committee: (i) reinstated, (ii) reinstated and
                              assigned to a Debtor other than the existing
                              Debtor obligor; or (iii) restructured on terms
                              acceptable to the lessors thereunder, the Company
                              and the Initial Committed Purchasers.

UNSECURED CLAIMS:             The Plan shall provide for a separate class of
                              unsecured creditors for each of the Debtors, which
                              class shall, except as otherwise agreed by the
                              Initial Committed Purchasers and the Company in
                              consultation with the Creditors' Committee,
                              include all unsecured claims against such Debtor,
                              other than Convenience Class Claims, including GUC
                              Claims and Noteholder Claims (each an "Unsecured
                              Class"). On or as soon as reasonably practicable
                              after the Effective Date, in exchange for their
                              allowed Noteholder Claims and GUC Claims, US. Bank
                              N.A., acting in its capacity as indenture trustee
                              (the "Indenture Trustee"), on behalf of the
                              Noteholders, and the GUC Holders shall, except as
                              otherwise agreed by the Initial Committed
                              Purchasers and the Company in consultation with
                              the Creditors' Committee, receive: (a)(i) a pro
                              rata portion of 2,500,000 newly issued shares of
                              New Common Stock allocated to the applicable
                              Debtor (the "Unsecured Shares") at a defined ratio
                              per $1,000 of Allowed Claim, which allocation
                              shall be acceptable to the Initial Committed
                              Purchasers. The Unsecured Shares shall be subject
                              to dilution by the issuance of the Private
                              Placement Shares, the Key Employees Rights
                              Offering, the Management Incentive Plan, and the
                              issuance of the Alternate Subscription Shares and
                              (ii) the right (the "Rights") to purchase three
                              (3) shares of New Common Stock in the Rights
                              Offering for every Unsecured Share issuable to an
                              Unsecured Holder at a price of $10.00 per share,
                              7,500,000 shares in the aggregate, allocated to
                              the applicable Debtor, which allocation shall be
                              acceptable to the Initial
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                              Committed Purchasers; or (b) at the option of each
                              such Unsecured Holder and in lieu of such
                              Unsecured Shares, (i) cash in the amount of $10.00
                              per share of New Common Stock (the "Cash-Out
                              Amount") or (ii) to the extent that such Unsecured
                              Holder has agreed to seek recovery from the Debtor
                              that is the primary obligor according to the
                              Debtors' books and records with respect to its
                              allowed unsecured claim (each an "Allowed
                              Unsecured Claim"), has agreed to waive its right
                              to seek recovery from any additional Debtor
                              against whom it has a claim as an obligor or
                              otherwise for such Allowed Unsecured Claim, and
                              votes in favor of the Plan, the lesser of (x) cash
                              in an amount equal to a fixed percentage of its
                              Allowed Unsecured Claims against such Debtors,
                              which percentage will be in the range of 0% and 5%
                              - which percentage will vary from Debtor to Debtor
                              but in all cases shall yield a recovery which is
                              greater than or equal to the recovery to which
                              such Unsecured Holder would have been entitled in
                              clause (a) of this paragraph (except as otherwise
                              mutually agreed upon by the Debtors and the
                              Initial Committed Purchasers, in consultation with
                              the Creditors' Committee) (the "Inducement Cash
                              Amount") or (y) its pro rata share of a fixed
                              amount of cash (the "Inducement Cash Pool")
                              allocated under the Plan to pay all Inducement
                              Cash Amounts (the "Inducement Cash Election"),
                              which Inducement Cash Pool shall be acceptable to
                              the Initial Committed Purchasers, in consultation
                              with the Creditors' Committee.

                              To the extent that an Unsecured Holder does not make an election in connection with the Plan, such Unsecured Holder shall be deemed to have elected the Cash-Out Amount.

                              Unsecured Holders that elect to receive the Cash-Out Amount in lieu of Unsecured Shares are referred to herein collectively as the "Cash-Out
                              Creditors". The Unsecured Shares that otherwise would have been distributed to the Cash-Out
                              Creditors in exchange for their unsecured claims, absent their election to receive cash in lieu of such Unsecured Shares, are referred to herein as the "Cash-Out Shares".

                              The Rights shall be deemed issued on the date that
                              ballots for voting on the Plan and subscription
                              forms (the "Subscription Forms") are mailed to the
                              Unsecured Holders (the "Subscription Commencement
                              Date"), which shall be the date of issuance of the
                              Rights if issued under the Section 1145 Offering
                              (as defined below) and shall expire on the date
                              that is the deadline established by the Bankruptcy
                              Court for voting on the Plan (the "Subscription
                              Expiration Date"). The Rights shall be exercisable
                              by each qualified Unsecured Holder by (i)
                              execution and delivery to a subscription agent to
                              be retained by the Debtors (the "Subscription
                              Agent") of a Subscription Form; and (ii) payment
                              in full in cash of the Exercise Price for the
                              number of Private Placement Shares proposed to be
                              purchased by such Unsecured Holder in the Rights
                              Offering on or before the Subscription Expiration
                              Date. The Rights Offering shall be effectuated
                              either (i) pursuant to section 1145(a) of the
                              Bankruptcy Code (the `Section 1145 Offering"); or
                              (ii)
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                              in connection with a direct private placement of
                              the Rights Offering to be conducted in compliance
                              with section 4(2) of the Securities Act. To the
                              extent possible, the issuance of the Rights and
                              the sale of Private Placement Shares to the
                              holders of the Rights upon the exercise thereof
                              shall be deemed to have occurred pursuant to the
                              exemption from Securities Act registration granted
                              by section 1145(a) of the Bankruptcy Code.

                              In the event that counsel to the Debtors determine that the exemption granted by section 1145(a) of the Bankruptcy Code is unavailable to exempt the issuance and sale of the Private Placement Shares from Securities Act registration, (i) the issuance and sale of the Private Placement Shares shall be effected in a direct private placement to the Unsecured Holders pursuant to Section 4(2) of the Securities Act (the "Private Placement"); (ii) the
                              Rights shall be deemed issued only to Unsecured
                              Holders who are "accredited investors" within the meaning of the applicable provisions of the securities laws, (iii) each Unsecured Holder's election to participate in the Rights Offering, as reflected on its Subscription Form, shall remain binding as to participation in the Private
                              Placement or as reflected on the ballot shall remain binding as to Section 1145 Offering; (iv) all funds participants in the tendered upon exercise Subscription Rights in connection with of the the Section 1145 Offering shall be applied to the payment of the aggregate Exercise Price in connection with the Private Placement or the
                              Section 1145 Offering; and (v) the Private
                              Placement or the Section 1145 Offering shall be consummated by distribution of the Private
                              Placement the Unsecured Holders on the Effective
                              Shares to Date.

DISPUTED CLAIMS:              In the event that any Debtor or party in interest
                              disputes the amount of an Unsecured Holder's
                              claim, the Company shall, with respect to each
                              disputed claim, reserve out of the Unsecured
                              Shares an amount of New Common Stock equal to the
                              lesser of: (i) the amount estimated by the
                              Bankruptcy Court pursuant to Bankruptcy Rule
                              3018(A), which amount shall be the maximum amount
                              of such Unsecured Holder's claim and (ii) the
                              amount asserted by such Unsecured Holder. An
                              Unsecured Holder that disputes the amount of its
                              claim shall only be able to exercise the rights
                              allocable in the Rights Offering with respect to
                              the undisputed portion of such claim, if any;
                              provided however, that the Company and the Initial
                              Committed Purchasers shall agree, in consultation
                              with the Creditors' Committee, to a mechanism to
                              determine the undisputed portion of a disputed
                              claim.

INDENTURE TRUSTEE FEES:       In connection with the allocation of value among the
                              Debtors' estates, up to $500,000 in cash will be
                              allocated as treatment to Unsecured Creditors,
                              substantially all of which shall be Noteholders,
                              to SUDM, Inc. or another subsidiary, which cash
                              shall be used to pay the reasonable fees and
                              out-of-pocket expenses of the Indenture Trustee
                              and its counsel in connection with the Chapter 11
                              Cases.

CONVENIENCE CLAIMS:           Pursuant to this class, an Unsecured Holder
                              holding one or more Allowed Unsecured Claims
                              against a particular Debtor in an aggregate
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                              amount equal to or less than $125,000 or that
                              elects to reduce the aggregate amount of its
                              Allowed Unsecured Claims to $125,000 shall, in
                              exchange for its Allowed Unsecured Claims, receive
                              cash equal to a fixed percent of its Allowed
                              Unsecured Claims to be agreed upon by the Debtors
                              and the Initial Committed Purchasers, in
                              consultation with the Creditors' Committee, which
                              percentage recovery would be greater than or equal
                              to the percentage recovery applicable with respect
                              to the Inducement Cash Amount for such Debtor;
                              provided, however, that the aggregate amount of
                              distributions to holders of claims in these
                              convenience classes shall not exceed $5 million.

EXISTING EQUITY:              The holders of the existing Intermet common stock
                              and the holders of any options, warrants or rights
                              to acquire any equity securities of Intermet will
                              not receive any distributions or retain any
                              property on account of their equity interests in
                              Intermet.

SETTLEMENT:                   All distributions to be made pursuant to the Plan
                              in treatment of claims will be in full
                              satisfaction of such claims, including but not
                              limited to satisfaction of all intercreditor
                              agreements and interests of and between the
                              parties receiving such distributions, including,
                              without limitation, any litigation claims, whether
                              known or unknown, which could be asserted by such
                              claimants against the Company or its directors,
                              officers, employees or agents.

RELEASES:                     On the Effective Date, effective as of date on
                              which the Bankruptcy Court confirms the Plan (the
                              "Confirmation Date"), and except as otherwise
                              provided herein or in the Confirmation Order (as
                              defined below), Intermet, Reorganized Intermet,
                              the Company, the Reorganized Company, each Initial
                              Committed Purchaser, the Senior Credit Agent on
                              its own behalf and on behalf of the Senior Credit
                              Lenders who consent to such release (the
                              "Consenting Senior Credit Lenders"), the
                              Creditors' Committee and its members, and the
                              Indenture Trustee shall waive, release, and
                              discharge each of the Company's former and current
                              directors and officers, employees, agents,
                              managers, advisors, attorneys or representatives
                              (in their capacity as such and in no other
                              capacity) from all liability based upon any act or
                              omission related to pre-petition service or
                              post-petition service with, for, or on behalf of
                              the Company or its affiliates through and
                              including the Effective Date, subject to a
                              carve-out for intentional fraud and willful
                              misconduct as determined by a final order of the
                              Bankruptcy Court.

                              On the Effective Date, effective as of the
                              Confirmation Date, and except as otherwise
                              provided herein or in the Confirmation Order,
                              Intermet, Reorganized Intermet, the Company and
                              the Reorganized Company (the "Releasing Parties")
                              shall waive, release and discharge each Initial
                              Committed Purchaser, the Senior Credit Agent, the
                              Consenting Senior Credit Lenders, the Creditors'
                              Committee, and the Indenture Trustee, and each of
                              their respective members, officers, directors,
                              agents, financial advisors, attorneys, employees,
                              equity holders, partners, affiliates and
                              representatives and their respective
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                              properties, from any liability based upon any act
                              or omission related to post-petition date service
                              in such capacity with, for or on behalf of the
                              Releasing Parties, through and including the
                              Effective Date, subject to a carve-out for
                              intentional fraud and willful misconduct as
                              determined by a final order of the Bankruptcy
                              Court.

                              On the Effective Date, effective as of the Confirmation Date, and except as otherwise provided herein or in the Confirmation Order (a) each person that votes to accept the Plan, and (b) to the fullest extent permissible under applicable law, all holders of claims, in consideration for the obligations of the Company and the Reorganized
                              Company under the Plan and the cash and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, each entity (other than the Company) that has held, holds or may hold a claim, as applicable, shall have conclusively, absolutely, unconditionally, irrevocably and forever, released each Released Party from any claim or cause of action that is based in whole or in part upon any act, omission, transaction, event or other occurrence taking place before the Effective Date in connection with any of the Debtors or their respective property, except for intentional fraud and willful misconduct as determined by a final order of the Bankruptcy Court (collectively, the "Released Actions") and in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that any party in interest may enforce the terms of the Plan.
                              Nothing in the Plan shall prejudice any right, remedy, defense, claim, cross-claim, counterclaim, or third party claim that any person may have against any person other than with respect to the Released Actions against the Released Parties. As used herein, "Released Parties" shall mean collectively, Intermet, Reorganized Intermet, the
                              Company, the Reorganized Company, each Initial
                              Committed Purchaser, the Creditors' Committee, the
                              Senior Credit Agent, each Consenting Senior Credit
                              Lender and the Indenture Trustee, and each of their respective former and current members, officers, directors, agents, financial advisors, attorneys, employees, equity holders, partners, affiliates and representatives and their respective properties.

                              Notwithstanding any provision of the Plan to the contrary, the foregoing releases shall not apply to (i) any indebtedness of any person to the Company for money borrowed by such person, (ii) any setoff or counterclaim that the Company may have or assert against any person, provided that the aggregate amount thereof shall not exceed the aggregate amount of any claims held or asserted by such person against the Company, and (iii) any garnishments. Notwithstanding any provision in the Plan to the contrary, the releases contained in this section shall not be construed as or operate as a release of any actions retained by the Reorganized Company pursuant to the Plan.
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OTHER FEATURES OF THE
RESTRUCTURING:

THE KEY EMPLOYEE RIGHTS       The Company will conduct a key employee rights
OFFERING:                     offering (the "Key Employee Rights Offering"), in
                              connection with which the Company shall offer to
                              the Key Employees (as defined below) the right to
                              purchase, on a pro rata basis, 181,249 shares of
                              New Common Stock, in consideration for cash in the
                              amount of $10.00 per share. The Key Employees
                              shall have a right of over-subscription with
                              respect to the Key Employee Rights Offering as set
                              forth on Annex C. Moreover, the rights to purchase
                              shares of New Common Stock in connection with the
                              Key Employee Rights Offering shall be
                              non-transferable. Other terms and conditions of
                              the Key Employee Rights Offering are to be
                              determined by the Company and the Initial
                              Committed Purchasers, in consultation with the
                              Creditors' Committee.

                              As used herein, the term "Key Employees" means those persons who: (i) shall be employed by the Company on the Effective Date; (ii) upon consummation of the Plan, shall be entitled to receive stay bonuses under the Intermet Amended and Restated Employee Retention Plan, dated effective September 20,2004 and restated December
                              8, 2004 (the "KERP");and (iii) are identified in an annex to the Commitment Letter.

                              The Key Employees either: (i) may receive in cash any unpaid stay bonuses to which they may be entitled in accordance with the terms and subject to the conditions of the KERP, including, without limitation, the stay bonus payment schedule set forth therein or (ii) upon consummation of the Plan, may purchase shares of New Common Stock in connection with the Key Employee Rights Offering by authorizing Reorganized Intermet to apply, on their behalf, on a dollar-for-dollar basis, any such stay bonuses toward the purchase of the shares of New Common Stock covered by the Key
                              Employee Rights Offering.

PURCHASE OF                   On the Effective Date: (i) the Initial Committed
CASH-OUT SHARES:              Purchasers shall purchase, on a pro rata basis, on
                              a Reorganized Intermet the Cash-Out Shares, for an
                              aggregate consideration equal to the product (the
                              "Aggregate Cash-Out Payment") determined by
                              multiplying the Cash-Out Amount by the total
                              number of Cash-Out Shares; and (ii) the Initial
                              Committed Purchasers shall deliver to Reorganized
                              Intermet, by wire transfer of immediately
                              available funds, cash in the amount of the
                              Aggregate Cash-Out Payment, in consideration of
                              the Cash-Out Shares.

EXIT FACILITY:                A term loan facility and a revolving loan/letter
                              of credit facility the total of which shall not
                              exceed $260 million, or such other higher amount
                              as the Company and Initial Committed Purchasers,
                              in consultation Creditors' Committee, deem
                              appropriate with the and necessary (collectively,
                              the "Exit Facility"), shall be made available, by
                              one or more lenders (collectively, the "Exit
                              Facility Lenders"), to
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                              the Company, on terms and conditions acceptable to
                              the Company and the Initial Committed Purchasers,
                              in consultation with the Creditors' Committee.

EMPLOYMENT AGREEMENTS:        In connection with the Plan, each officer
                              currently a party to an employment agreement with
                              the Company shall enter into a new employment
                              agreement between such officer and the Company, on
                              terms and conditions acceptable to the Initial
                              Committed Purchasers, in consultation with the
                              Creditors' Committee, which shall supersede such
                              officer's existing employment agreement.

MANAGEMENT INCENTIVE          On or as soon as reasonably practicable after the
PLAN:                         Effective Date, a management incentive plan (the
                              "Management Incentive Plan") shall be implemented
                              to reserve for designated members of senior
                              management of the Reorganized Company equity
                              interests (including, without limitation,
                              restricted common stock and/or options) in
                              Reorganized Intermet in an amount up to 5.0% of
                              the New Common Stock issued on the Effective Date.
                              The Management Incentive Plan will contain terms
                              and conditions that shall be determined by the
                              Board of Directors of Reorganized Intermet.

STOCKHOLDERS' AGREEMENT:      All holders of New Common Stock will be subject to
                              a stockholders' agreement (the "Stockholders'
                              Agreement") which will, among other things, govern
                              appointment of the Board of Directors of
                              Reorganized Intermet, each holder of New Common
                              Stock`s access to information with respect to the
                              Reorganized Company, and ability to transfer such
                              holder's New Common Stock. No New Common Stock
                              shall be distributed pursuant to the Plan or
                              otherwise until and unless the recipient agrees in
                              writing to be bound by the Stockholders'
                              Agreement. Each certificate representing share(s)
                              of New Common Stock shall bear a legend indicating
                              that the New Common Stock is subject to the
                              Stockholders' Agreement. The Stockholders'
                              Agreement will be effective as of the Effective
                              Date. The Stockholders' Agreement shall be in form
                              and substance acceptable to the Initial Committed
                              Purchasers.

REIMBURSABLE EXPENSES:        The Company shall pay, within 10 days of receipt
                              of an invoice from the Initial Committed
                              Purchasers, the reasonable and documented out-
                              of-pocket fees and expenses incurred by the
                              Initial Committed Purchasers, including the fees
                              and expenses of their legal counsel, on and after
                              January 10, 2005 in connection with the
                              Restructuring, plus all of the reasonable and
                              documented fees and expenses incurred by the
                              Initial Committed Purchasers, including the fees
                              and expenses of their legal counsel, in connection
                              with the drafting, negotiation, prosecution or
                              defense of the Commitment Letter (including this
                              term sheet), the Private Placement Purchase
                              Agreement, the Rights Offering, corporate
                              governance documents, the Cash-Out Purchase
                              Agreement, the Plan, the Disclosure Statement, the
                              Confirmation Order, the Stockholders' Agreement,
                              the Exit Facility agreements and related documents
                              and any and all agreements and other documents
                              ancillary hereto or thereto (collectively, the
                              "Restructuring
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                              Documents"), including any fees and expenses
                              incurred by the Initial Committed Purchasers in
                              connection with obtaining all required regulatory
                              approvals (collectively, the "Reimbursable
                              Expenses"). The accrual of the Reimbursable
                              Expenses to be paid by Intermet hereunder shall
                              cease in the event that the Commitment Letter is
                              terminated. So long as the Initial Committed
                              Purchasers are not in material breach of their
                              obligations under the Commitment Letter, the
                              obligations of Intermet to pay the Reimbursable
                              Expenses provided herein shall remain effective
                              whether or not any of the transactions
                              contemplated by this Term Sheet are consummated,
                              any definitive documents with respect to the
                              Restructuring are executed and notwithstanding any
                              termination of the Commitment Letter, and shall be
                              binding upon Reorganized Intermet whether or not
                              any plan of reorganization with respect to
                              Intermet is consummated.

                              Notwithstanding anything contained herein or in the Commitment Letter to the contrary, the payment of any amounts due pursuant to the Commitment
                              Letter or this Term Sheet, including but not limited to the Reimbursable Expenses due shall be subject to the approval of the Commitment Letter by the Bankruptcy Court, and such payment not causing a default pursuant to the DIP Credit
                              Facility; provided, however, if any such payment would cause a default pursuant to the DIP Credit
                              Facility, the Initial Committed Purchasers shall have a super-priority administrative expense claim for such unpaid amount subordinate only to the claims of the DIP Lenders.

CORPORATE GOVERNANCE:         On the Effective Date, the Board of Directors of
                              Reorganized Intermet shall be composed of seven
                              members. On the Effective Date, five of such
                              members shall be selected by the Initial Committed
                              Purchasers, one of such members shall be the Chief
                              Executive Officer of Reorganized Intermet and one
                              of such members shall be selected by the
                              Creditors' Committee. The member selected by the
                              Creditors' Committee shall be acceptable to the
                              Initial Committed Purchasers. Two of the five
                              members selected by the Initial Committed
                              Purchasers may not be officers, directors or
                              employees of either of the Initial Committed
                              Purchasers.

REGISTRATION RIGHTS:          On the Effective Date, Reorganized Intermet shall
                              enter into a Registration Rights Agreement with
                              the Initial Committed Purchasers, pursuant to
                              which Intermet shall agree to register the resale
                              of the shares of New Common Stock issued to the
                              Initial Committed Purchasers in accordance with
                              the requirements of the Securities Act of 1933, as
                              amended. The Registration Rights Agreement shall
                              provide that any holder owning greater than 10% of
                              the outstanding New Common Stock upon emergence
                              shall be entitled to piggyback registration
                              rights. A summary of the material terms and
                              conditions of the Registration Rights Agreement
                              (including without limitation the time period
                              which must have lapsed before any demand
                              registration may be made thereunder) shall be set
                              forth in an annex to the Commitment Letter.
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INITIAL COMMITTED             The obligations of the Initial Committed
PURCHASERS CONDITIONS         Purchasers, and such qualified holders of
PRECEDENT:                    Noteholder Claims that have so elected, to
                              purchase the Private Placement Shares, and the
                              obligations of the Initial Committed Purchasers to
                              purchase the Cash-Out Shares, will be subject to
                              the following conditions precedent (each, an
                              "Initial Committed Purchasers Condition
                              Precedent"), each of which may be waived in
                              writing by both of the Initial Committed
                              Purchasers:

                                 (i)   the Plan and the disclosure statement
                                       (the "Disclosure Statement") shall be in form and substance consistent with the provisions of the Commitment Letter and reasonably satisfactory to the Initial
                                       Committed Purchasers;

                                 (ii) a final, non-appealable order confirming the Plan (the "Confirmation Order"), in form and substance reasonably satisfactory to the Initial Committed
                                       Purchasers, shall have been entered by
                                       the Bankruptcy Court;

                                 (iii) there shall not have occurred any
                                       Material Adverse Change (as defined
                                       below);

                                 (iv)  execution and delivery of appropriate
                                       legal documentation regarding the
                                       Restructuring, including without
                                       limitation, (A) the amended and restated certificate of incorporation and bylaws of Reorganized Intermet and each of its subsidiaries, (B) the Exit Facility, (C) the Registration Rights Agreement, (D)
                                       Private Placement Purchase Agreement, (E) the Stockholders' Agreement, and (F) the Cash-Out Purchase Agreement, each in form and substance satisfactory to the Initial
                                       Committed Purchasers and the satisfaction of the conditions precedent contained therein, which conditions precedent shall not vary materially h m the conditions precedent set forth herein;

                                 (v) all material governmental, regulatory and third party approvals, waivers and/or consents in connection with the
                                       Restructuring (collectively, "Approvals") shall have been obtained and shall remain in full force and effect, and there shall exist no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any arbitrator or governmental instrumentality, which would prohibit the
                                       Initial Committed Purchasers from
                                       consummating the transactions
                                       contemplated by the Commitment Letter;


                                 (vi)  the Company realizes year-to-date
                                       consolidated EBITDA for 2005, excluding
                                       administrative fees and expenses
                                       associated with the Restructuring,
                                       through the latest calendar month ending
                                       at least 25 days prior to the Effective
                                       Date, in an amount that is no less than
                                       the amount specified for such calendar
                                       month on Exhibit A
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                                       12
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                                       hereto, and the Company shall provide the
                                       Initial Committed Purchasers on the
                                       Effective Date a statement, which shall
                                       be executed by the President and Chief
                                       Executive Officer and Chief Financial
                                       Officer of Intermet, which shall set
                                       forth the actual year to date EBITDA
                                       through such calendar month;

                                (vii)  issuance by Reorganized Intermet of the
                                       shares of New Common Stock to the Initial
                                       Committed Purchasers as described herein;


                                (viii) cash (or cash equivalents) and/or
                                       availability under the Exit Facility as
                                       of the Effective Date, after giving
                                       effect to the proceeds realized from the issuance and sale of the Private
                                       Placement Purchase Shares, but taking
                                       into account distributions under the
                                       Plan, of at least the amount required
                                       pursuant to the Exit Facility, and the
                                       Company shall provide the Initial
                                       Committed Purchasers, on the business day immediately preceding the Effective Date, a certificate, executed by the President and Chief Executive Officer and the Chief
                                       Financial Officer of Intermet, confirming such availability;

                                (ix)   payment in full of the Commitment Amount
                                       (as defined below) and all Reimbursable
                                       Expenses outstanding on the Effective
                                       Date, pursuant to the terms contained
                                       herein;

                                (x)    [Intentionally left blank;]

                                (xi)   the Exit Facility shall have closed on
                                       the terms and conditions acceptable to
                                       the Company and the Initial Committed
                                       Purchasers, in consultation with the
                                       Creditors' Committee, and not materially inconsistent with the terms of the Commitment Letter;

                                (xii)  on the Effective Date, all
                                       representations and warranties of the
                                       Company contained in the Commitment
                                       Letter, Private Placement Purchase
                                       Agreement and the Cash-Out Purchase
                                       Agreement shall be true, complete and
                                       accurate in all material respects; and

                               (xiii)  on the Effective Date, all covenants of
                                       the Company contained in the Commitment
                                       Letter, Private Placement Purchase
                                       Agreement and the Cash-Out Purchase
                                       Agreement shall have been complied with
                                       by the Company in all material respects.


INTERMET CONDITIONS           The obligations of Intermet to consummate the
PRECEDENT:                    transactions contemplated by the Commitment
                              Letter will be subject to the following conditions
                              precedent (each an "Intermet Condition
                              Precedent"), each of which may be waived in
                              writing by Intermet, in
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                              consultation with the Creditors' Committee:

                                 (i)   on the Effective Date, all
                                       representations and warranties of the
                                       Initial Committed Purchasers contained in the Commitment Letter, Private Placement
                                       Purchase Agreement and the Cash-Out
                                       Purchase Agreement shall be true,
                                       complete and accurate in all material
                                       respects;

                                 (ii)  on the Effective Date, all covenants of
                                       the Initial Committed Purchasers
                                       Contained in the Commitment Letter,
                                       Private Placement Purchase Agreement and the Cash-Out Purchase Agreement shall have been complied with by the Initial
                                       Committed Purchasers in all material
                                       respects;

                                 (iii) the Confirmation Order, in form and
                                       substance satisfactory to the Company,
                                       shall have been entered by the Bankruptcy
                                       Court;

                                 (iv)  execution and delivery of appropriate
                                       legal documentation regarding the
                                       Restructuring, including without
                                       limitation, (A) the amended and restated certificate of incorporation and bylaws of Reorganized Intermet and each of its Subsidiaries, (B) the Exit Facility, (C) the Registration Rights Agreement (D) the
                                       Private Placement Purchase Agreement, (E) the Stockholders' Agreement and (F) the Cash-Out Agreement, each in form and substance satisfactory to the Company and the satisfaction of the conditions precedent contained therein, which
                                       Conditions precedent shall not vary
                                       materially from the conditions precedent set forth herein;

                                 (v)   all material Approvals shall have been
                                       obtained and shall remain in full force
                                       and effect, and there shall exist no
                                       claim, action, suit, investigation,
                                       litigation or proceeding, pending or
                                       threatened in any court or before any
                                       arbitrator or governmental
                                       instrumentality, which would prohibit the
                                       Company from consummating the
                                       transactions contemplated by the
                                       Commitment Letter;

                                 (vi)  the Exit Facility shall have closed on
                                       the terms and conditions acceptable to
                                       the Company; and

                              (vii) (A) Reorganized Intermet shall obtain and
                              maintain in full force tail insurance covering
                              such risks as are presently covered for a period
                              of not less than 5 years after the Effective Date in
                              favor of the former and current officers and
                              directors of the Company on terms and conditions
                              acceptable to the Company and the Initial
                              Committed Purchasers; provided, however, that the
                              aggregate cost of such tail insurance shall not
                              exceed $1.5 million and (B) Reorganized Intermet
                              shall indemnify all officers and directors of the
                              Company who served
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                              in such capacity at any time prior to the
                              Effective Date (as defined below) for any amounts
                              such officers and directors are required to pay as
                              a result of any retentions or deductibles
                              applicable under policies of insurance in effect
                              on the date hereof or as contemplated by paragraph
                              (A) above, which policies (or extensions thereof
                              having terms no less favorable to the officers and
                              directors) shall be assumed by Reorganized
                              Intermet in the Plan. The indemnity described
                              herein shall not include liability relating to any
                              action, omission, transaction, event, occurrence
                              or other circumstance that would constitute an
                              exclusion under the applicable policies of
                              insurance or liability in excess of the limits of
                              such policies. Furthermore, amounts payable by
                              Reorganized Intermet pursuant to the
                              aforementioned shall be paid on a current basis on
                              behalf of the officers and directors, without
                              requiring the officers and directors to first pay
                              such amounts from their own funds and then seek
                              reimbursement from Reorganized Intermet so long as
                              Reorganized Intermet shall have received Intermet,
                              a written undertaking by each such officer and
                              director to repay such amounts to Reorganized
                              Intermet if it shall be determined by a court of
                              competent jurisdiction pursuant to a final,
                              non-appealable order that such officer or director
                              is not entitled to coverage under such policies of
                              insurance.

TERMINATION OF                The Commitment Letter shall terminate and all of
COMMITMENT LETTER:            the obligations of the parties thereto (other than
                              the obligations of Intermet to pay the Commitment
                              Amount, the Alternate Transaction Amount and the
                              Reimbursable Expenses and to satisfy its
                              indemnification obligations thereunder in
                              accordance with the terms and conditions of the
                              Commitment Letter) shall be of no further force or
                              effect, upon the giving of written notice of
                              termination by the Initial Committed Purchasers
                              or, with respect to (xiii)(B) only, Intermet, in
                              the event that any of the following occurs (each,
                              a "Termination Event"), each of which may be
                              waived in writing by both of the Initial Committed
                              Purchasers or, with respect to (xiii)(B) only,
                              Intermet, as applicable:


                                 (i) the Board of Directors of Intermet shall fail to approve of the terms and conditions of the Commitment Letter on or before the fifth day following execution of the Commitment Letter;

                                 (ii) Intermet shall fail to file a motion with the Bankruptcy Court seeking an order
                                       (the "Approval Order"), approving the
                                       terms and conditions of the Commitment
                                       Letter and designating the payment of any indemnification or the payment of the Commitment Amount and the Reimbursable
                                       Expenses payable thereunder as
                                       administrative expenses and obligations
                                       of Intermet, on the fourth business day
                                       after the approval of the Commitment
                                       Letter by the of Directors of Board
                                       Intermet;

                                 (iii) the Bankruptcy Court shall fail to enter
                                       the Approval
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                                       15
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                                       Order on or before the 21st day following
                                       the filing of the motion seeking entry of
                                       the Approval Order;

                                 (iv)  Intermet and the Initial Committed
                                       Purchasers shall fail to agree upon,
                                       execute and deliver the Private Placement
                                       Purchase Agreement and the Cash-Out
                                       purchase Agreement on or before 30 days
                                       after the entry of the Approval Order;

                                 (v)   the Company shall fail to file the Plan
                                       and the related Disclosure Statement,
                                       each in form and substance reasonably
                                       satisfactory to the Initial Committed
                                       Purchasers, with the Bankruptcy Court on or before 10 days after the entry of the Approval Order;

                                 (vi)  the Disclosure Statement or a version
                                       thereof that is not inconsistent with the terms set forth in the Commitment Letter shall not have been approved by a final, non-appealable order of the Bankruptcy
                                       Court on or before 45 days after the
                                       filing thereof with the Bankruptcy Court;

                                 (vii) the Confirmation Order shall not have
                                       been entered by the Bankruptcy Court
                                       within 100 days of the entry of the
                                       Approval order,

                                (viii) the Plan shall not have become effective
                                       on or before the 20th day following
                                       confirmation of the Plan;

                                 (ix)  there shall be any modification to any
                                       provision of the Plan or the Disclosure
                                       Statement that is inconsistent with the
                                       terms and conditions set forth in the
                                       Commitment Letter, without the prior
                                       written consent of the Initial Committed
                                       Purchasers, which consent shall not be
                                       unreasonably withheld, or Intermet shall withdraw, or file a motion to withdraw, the Plan, except on terms reasonably acceptable to the Initial Committed
                                       Purchasers;

                                 (x) an event shall have occurred or an order shall have been entered by the Bankruptcy
                                       Court that shall have the practical
                                       effect of preventing confirmation of the Plan on or before the date contemplated in clause (vii) above and such order or event shall not have been vacated or otherwise corrected within 30 days after receipt of notice from the Initial
                                       Committed Purchasers;

                                 (xi)  the conversion of one or more of the
                                       Chapter 11 Cases to a case under Chapter
                                       7 of the Bankruptcy Code, unless any such
                                       conversion is made with the prior written
                                       consent of the Initial Committed
                                       Purchasers;
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                                 (xii) the appointment of a trustee, receiver or
                                       examiner with expanded powers in one or
                                       more of the Chapter 11 Cases, unless any
                                       such appointment is made with the prior
                                       Written consent of the Initial Committed
                                       Purchasers;

                                (xiii) (A) one or more of the Initial Committed
                                       Purchasers Conditions Precedent shall not have been satisfied (or waived by the Initial Committed Purchasers) on or before 120 days of the entry of the Approval Order, unless such delay is solely due to the fault of the Initial
                                       Committed Purchasers; or (B) one or more of the Intermet Conditions Precedent shall not have been satisfied (or waived by the Intermet) on or before 120 days of the entry of the Approval Order, unless such delay is solely due to the fault of the Intermet;

                                 (xiv) 10 days after the receipt of written
                                       notice of termination by Intermet from
                                       the Initial Committed Purchasers that
                                       Intermet has failed to perform in any
                                       material respect any of its obligations
                                       under the Commitment Letter and such
                                       failure remains uncured at the conclusion of such ten-day period; or

                              (xv) at any time after the occurrence of a
                              Material Adverse Change. As used herein, the term
                              "Material Adverse Change" means any change,
                              effect, event, occurrence, state of facts or
                              development, either alone or in combination, and
                              either known or unknown by the Company as of the
                              date of the Commitment Letter, that is materially
                              adverse to the business, financial condition or
                              results of operation of Intermet and its
                              subsidiaries, taken as a whole; provided, however,
                              that in no event shall any change, effect, event,
                              occurrence, state of facts or development that is
                              disclosed in Intermet's Annual Report on Form 10-K
                              for the twelve-month period ended December 31,
                              2003, or in Intermet's Quarterly Report on Form 10-Q
                              for the three-month periods ended March
                              31, 2004, June 30, 2004 and September 30, 2004, or on
                              any filing on Form 8-K made by Intermet prior to
                              the date of the Commitment Letter, each in the
                              form first filed by Intermet with the Securities
                              and Exchange Commission, or any other information
                              delivered in writing by the Company to the Initial
                              Committed Purchasers prior to the date of the
                              Commitment Letter, be considered a Material
                              Adverse Change, and provided further, that in no
                              event shall the prosecution of the Chapter 11
                              Cases on terms and conditions consistent with the
                              terms and conditions set forth in the Commitment
                              Letter be considered a Material Adverse Change.

REPRESENTATION OF INITIAL     The Initial Committed Purchasers represent to the
COMMITTED PURCHASER           Debtors that the Initial Committed Purchasers
OWNERSHIP:                    hold, as of the date of the Commitment Letter,
                              collectively, on behalf of certain funds and
                              managed accounts, in $58.0 million in face amount
                              of the Notes. If excess of the Initial Committed
                              Purchasers, at any time prior to the date on which
                              the Plan shall be confirmed by the Bankruptcy
                              Court or the termination of the
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                              Commitment Letter, shall fail to hold
                              collectively, on behalf of such funds and managed
                              accounts, at least $58 million in face amount of
                              the Notes, the Initial Committed Purchasers shall
                              promptly deliver written notice (the "Sell-Down
                              Notice") thereof to Intermet.

                              So long as Intermet is not in breach of its obligations under the Commitment Letter, Intermet may terminate the Commitment Letter at any time within five business days of its receipt of the Sell-Down Notice by delivering to the Initial
                              Committed Purchasers written notice (the "Sell
                              Down Termination Notice") of such termination.
                              Upon the receipt of the Sell-Down Termination
                              Notice by the Initial Purchasers, the Commitment
                              Letter shall terminate Committed and all of the obligations of the parties thereto (other than the obligations of Intermet to pay the Reimbursable
                              Expenses and to satisfy its indemnification obligations thereunder in accordance with the terms and conditions of the Commitment Letter) shall be of no further force or effect.

COMMITMENT AMOUNT:            In accordance with the terms and conditions of the
                              Commitment Letter and this Term Sheet, Intermet
                              shall pay the Initial Committed Purchasers an
                              amount equal to $3.0 million (the "Commitment
                              Amount"). $1.0 million of the Commitment Amount
                              shall be nonrefundable and shall be payable by
                              Intermet no later than one business day after the
                              Bankruptcy Court shall enter the Approval Order.

                              The balance of the Commitment Amount shall be payable by Intermet:

                                   (i) on the Effective Date except as otherwise
                              set forth herein;

                                   (ii) in the event that Intermet fails to
                              consummate (other than by reason of the material breach of the obligations of either of the Initial
                              Committed Purchasers hereunder) the transactions
                              Contemplated by this term sheet because the Commitment Letter has been terminated by Intermet as a result of failure to meet Intermet Conditions
                              Precedent (iii) through (vii) (except, in the case of Intermet Condition Precedent (v), insofar as the failure to meet the same is caused by the failure to obtain Approvals due to the operations, business or identity of the Initial Committed
                              Purchasers), in which event the balance of the Commitment Amount shall be paid within three business days of any such termination;

                                   (iii) in the event that Intermet fails to
                              consummate (other than by reason of the material
                              breach of the obligations of either of the Initial
                              Committed Purchasers hereunder) the transactions
                              contemplated by this term sheet because the
                              Commitment Letter has been terminated by the
                              Initial Committed Purchasers based on the
                              occurrence of any Termination Event (xv) or
                              Termination Event (xiii) due to the fact that any
                              of the Initial Committed Purchasers Conditions
                              Precedents (iii), (vi) or (xi) have not been
                              satisfied, in which event Intermet shall pay the
                              Initial Committed Purchasers $500,000 in full
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                                       18
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                              satisfaction of the balance of the Commitment
                              Amount within three business days of any such
                              termination;

                                   (iv) in the event that Intermet fails to
                              consummate (other than by reason of the material breach of the obligations of either of the Initial
                              Committed Purchasers hereunder) the transactions contemplated by this term sheet because the Commitment Letter has been terminated by the Initial Committed Purchasers based on the occurrence of any Termination Event (v) through
                              (viii) or Termination Event (xiii) due to the fact that any of the Initial Committed Purchasers
                              Conditions Precedents (i), (ii) or (iv) have not been satisfied, in which event Intermet shall pay the Initial Committed Purchasers $1,000,000 in full satisfaction of the balance of the Commitment
                              Amount within three business days of any such termination;

                                   (v) in the event that Intermet fails to
                              consummate (other than by reason of the material breach of the obligations of either of the Initial
                              Committed Purchasers hereunder) the transactions contemplated by this term sheet because the Commitment Letter has been terminated by the Initial Committed Purchasers based on the occurrence of any Termination Event (ix) through
                              (xii) or Termination Event (xiv), or Termination
                              Event (xiii) due to the fact that any of the Initial Committed Purchasers Conditions Precedents
                              (v), (vii) through (ix), (xii) or(xiii) have not been satisfied (except, in the case of Initial
                              Committed Purchasers Condition Precedent (v), insofar as the failure to satisfy the same is caused by the failure to obtain Approvals due to the operations, business or identity of the Initial Committed Purchasers), in which went the balance of the Commitment Amount, $2 million, shall be paid within three business days of any such termination;

                                   (vi) [Intentionally Deleted]; or

                                   (vii) in the event that Intermet fails to
                              consummate (other than by reason of the material breach of the obligations of either of the Initial
                              Committed Purchasers hereunder) the transactions
                              Contemplated by this term sheet because the Commitment Letter has been terminated by (A)
                              Intermet as a result of the failure to meet
                              Intermet Condition Precedent (i) or (ii), (B)
                              Intermet as a result of the delivery of a Sell-Down Termination Notice, or (B) the Initial
                              Committed Purchasers based on the occurrence of any Termination Event (i) through (iv); or (C) in the event the Commitment Letter is terminated by either party because of the failure to receive
                              Approvals is due to the operations, business or identity of the Initial Committed Purchasers, Intermet shall not have to pay the Initial
                              Committed Purchasers the balance of the Commitment
                              Amount.

                              Interment shall pay the Initial Committed
                              Purchasers $2.0 million (the "Alternate
                              Transaction Amount"), which Alternate Transaction
                              Amount is in addition to the balance of the Commitment Amount otherwise payable hereunder, in the event that (i)
                              Intermet consummates a financial restructuring the other than Restructuring described herein prior to or within 12 months after termination of the Commitment Letter, (ii) there has a material breach not been of the obligations of the Initial
                              Committed Purchasers hereunder and (iii) the financial restructuring that is consummated (a) pays the Senior Credit Facility Loans in full in cash and (b) delivers a dollar recovery to all Unsecured Holders in excess of the implied dollar recovery to Unsecured Holders according to the Rights Offering price. So long as the conditions described in clauses (i) through (iii) of this paragraph shall have been satisfied, Intermet shall pay the Initial Committed Purchasers the Alternative Transaction Amount on the day on which any such financial restructuring is consummated.

                              The obligation to pay the Commitment Amount
                              (including the foregoing obligation to pay the additional $2.0 million upon the occurrence of the events specified herein) and the Reimbursable
                              Expenses shall be binding on Reorganized Intermet whether or not any plan of reorganization for Intermet is consummated.

                              The Initial Committed Purchasers shall have no duties or obligations under the Commitment Letter, Private Placement Purchase Agreement or Cash-Out
                              Purchase Agreement, other than those expressly set forth herein or therein.

                              Notwithstanding anything contained herein or in the Commitment Letter to the contrary, the payment of any amounts due pursuant to the Commitment
                              Letter or this Term Sheet, including but not limited to the payment of any portion of the Commitment Fee due shall be subject to the approval of the Commitment Letter by the Bankruptcy Court, and such payment not causing a default under the DIP Credit Facility; provided, however, if any such payment would cause a default pursuant to the DIP the Initial Credit Facility, Committed Purchasers shall have a super-priority administrative expense claim for such unpaid amount subordinate only to the claims of the DIP
                              Lenders.

ALTERNATE APPLICATION OF THE  So long as the Commitment Letter has not been
COMMITMENT AMOUNT:            previously terminated, on the Effective Date, the
                              Initial Committed Purchasers: (i) may purchase up
                              to 300,000 additional shares of New Common Stock,
                              at shares of New a purchase price of $10.00 per
                              share, by delivering to Reorganized Intermet, by
                              wire transfer of immediately available funds, cash
                              in an amount up to the Commitment Amount that the
                              Initial Committed Purchasers shall have previously
                              received; and (ii) may apply all or any portion of
                              the Commitment Amount otherwise payable to the
                              Initial Committed Purchasers toward the purchase
                              of up to 300,000 additional shares of New Common
                              Stock at a purchase price of $10.00 per share. Any
                              shares of New Common Stock purchased by an Initial
                              Committed Purchaser (collectively, the "Alternate
                              Subscription Shares") pursuant to this paragraph
                              shall be issued to such Initial Committed
                              Purchaser on the Effective Date, and the portion
                              of the

                              Commitment Amount otherwise payable to such Initial Committed Purchaser shall be correspondingly reduced.

PLAN SUPPORT:                 Until the termination of the Commitment Letter in
                              accordance with its terms, the Initial Committed
                              Purchasers agree to support confirmation of the
                              Plan and agree not to support any other plan of
                              reorganization with regard to the Company.

                                    EXHIBIT A

                              INTERMET Corporation

If the latest calendar                       Then the year-to-date
month ending at least 25                     2005 consolidated
days prior to the                            EBITDA, excluding
Effective Date is the                        administrative fees
month of:                                    and expenses
                                             associated with the
                                             Restructuring, for
                                             such calendar month
                                             shall be no less than:

June 2005                                    $15,230,000
July 2005                                    $14,163,000
August 2005                                  $17,149,000
September 2005                               $22,476,000
October 2005                                 $26,799,000
November 2005                                $29,725,000
December 2005                                $27,459,000

                                   ANNEX "B"

                      Summary of the Terms and Conditions
                      of the Registration Rights Agreement

       The Registration Rights Agreement shall provide, among other things, that:

       (i) within sixty days after the date on which Reorganized Intermet shall receive a written request, signed by either of the Initial Committed Purchasers, pursuant to which such Initial Committed Purchaser shall request that Reorganized Intermet register the resale of the shares of New Common Stock held by such Initial Committed Purchaser under the Securities Act of 1933, as amended (the "Securities Act"), Reorganized Intermet shall prepare and file, and shall use its reasonable best efforts to have declared effective within sixty days thereafter, a registration statement under the Securities Act for the offering on a continuous basis pursuant to Rule 415 of the Securities Act, of the shares of New Common Stock held by such Initial Committed Purchaser (the "Shelf Registration"); and

       (ii) Reorganized Intermet shall keep the Shelf Registration effective for a period ending on the earlier of (a) the date that is the two-year anniversary of the date upon which such registration statement is declared effective by the Securities and Exchange Commission (the "SEC"), (b) the date such Registrable Securities have been disposed of pursuant to an effective registration statement, (c) the date such Registrable Securities have been disposed of (1) pursuant to and in accordance with SEC rule 144 (or any similar provision then in force) under the Securities Act or (2) pursuant to another exemption from the registration requirements of the Securities Act pursuant to which the Registrable Securities are thereafter freely tradeable without restriction under the Securities Act, (d) the date such Registrable Securities may be disposed of pursuant to SEC Rule 144 (or any similar provision then in force) within the volume limitations thereunder within a 90 day period or pursuant to SEC Rule 144(k) (or any similar provision then in force) under the Securities Act or (e) such Registrable Securities ceases to be outstanding.

       The Registration Rights Agreement shall include such other provisions, including provisions relating to indemnification and contribution and the payment by Reorganized Intermet of the fees and expenses incurred by the Initial Committed Purchasers, customarily included in registration rights agreements entered into in connection with similar financings.

       The Registration Rights Agreement shall also provide that any person holding more than 10% of the outstanding New Common Stock on the Effective Date shall be entitled to piggy-back registration rights.

                                   ANNEX "C"

                          Key Employee Rights Offering

Name of                                                       Number of Shares
Key Employee                                                of New Common Stock
------------                                                -------------------

Those persons who upon consummation                         181,249*
of the Plan, shall be entitled to receive
stay bonuses under the Intermet
Amended and Restated Employee
Retention Plan, dated effective
September 20, 2004 and restated
December 8, 2004 and are classified as
Tier I Participants or Tier II Participants


* To the extent that the KERP Shares exercised by TIER I participants plus the KERP Shares exercised by the TIER II participants is less than 181,249, such TIER I participants and such TIER II participants may purchase the KERP Shares that have not otherwise been exercised on a pro rata basis based upon the KERP payment which would otherwise be due to such participant. In no event will more than 181,249 shares be issued.

                                   EXHIBIT C

                             DISTRIBUTION SCHEDULE

                              DISTRIBUTION SCHEDULE




($)
                                  Cash per        Shares per       $/Share        Rights per       $/Right         Recovery
Debtor                           $1000 Claim     $1000 Claim    Per Valuation    $1000 Claim    Per Valuation   as a % of Claim
-----------------------------   -------------   -------------   -------------   -------------   -------------   ---------------

Intermet Corporation(b)         $        0.00            3.77   $       16.15           11.31   $        6.15             13.0%
Columbus Foundry, L.P.                   0.00            3.54           16.15           10.63            6.15             12.3%
Diversified Diemakers, Inc.              0.00            1.40           16.15            4.19            6.15              4.8%
Tool Products, Inc.                      0.00            1.08           16.15            3.23            6.15              3.7%
Northern Castings Corporation            0.00            0.94           16.15            2.81            6.15              3.2%
Cast-Matic Corporation                   0.00            0.83           16.15            2.48            6.15              2.9%
Intermet U.S. Holding, Inc.              0.00            0.45           16.15            1.36            6.15              1.6%
Ganton Technologies, Inc.                0.00            0.26           16.15            0.77            6.15              0.9%
Lynchburg Foundry Company                0.00            0.17           16.15            0.51            6.15              0.6%
Sudbury, Inc.                            0.00            0.13           16.15            0.40            6.15              0.5%
Wagner Havana, Inc.                      0.00            0.14           16.15            0.41            6.15              0.5%
Intermet Illinois, Inc.                  0.00            0.14           16.15            0.41            6.15              0.5%
Ironton Iron, Inc.                       0.00            0.13           16.15            0.40            6.15              0.5%
Wagner Castings Company (c)              0.00            0.13           16.15            0.40            6.15              0.5%
SUDM, Inc.(d)                            2.78            0.14           16.15            0.41            6.15              0.8%
Alexander City Castings                  0.00            0.14           16.15            0.41            6.15              0.5%
Company, Inc.
Intermet International                   0.00             N/A           16.15             N/A            6.15            100.0%
Intermet Holding Company                 0.00             N/A           16.15             N/A            6.15              N/A
Intermet et. al.(e)                      0.00            3.77           16.15           11.31            6.15             13.0%



Noteholders(d)                                          13.38   $       16.15           40.14   $        6.15             46.6%


($)                              Cash Inducement                    Convenience
                                    Recovery         Inducement   Class Recovery
Debtor                           as a % of Claim    Cash Pool(a)  as a % of Claim
-----------------------------    ---------------   -------------  ---------------

Intermet Corporation(b)                    14.0%   $   1,297,219            21.0%
Columbus Foundry, L.P.                     13.0%       1,230,555            19.5%
Diversified Diemakers, Inc.                 6.0%         201,586             9.0%
Tool Products, Inc.                         5.0%         310,379             7.5%
Northern Castings Corporation               5.0%          77,550             7.5%
Cast-Matic Corporation                      5.0%         163,326             7.5%
Intermet U.S. Holding, Inc.                 5.0%         297,900             7.5%
Ganton Technologies, Inc.                   5.0%         354,250             7.5%
Lynchburg Foundry Company                   5.0%         470,572             7.5%
Sudbury, Inc.                               5.0%         143,679             7.5%
Wagner Havana, Inc.                         5.0%          71,921             7.5%
Intermet Illinois, Inc.                     5.0%          70,000             7.5%
Ironton Iron, Inc.                          5.0%         140,243             7.5%
Wagner Castings Company (c)                 5.0%         232,445             7.5%
SUDM, Inc.(d)                               N/A              N/A             N/A
Alexander City Castings                     N/A              N/A             N/A
Company, Inc.
Intermet International                    100.0%          14,000             0.0%
Intermet Holding Company                    N/A              N/A             N/A
Intermet et. al.(e)                        14.0%          32,998            21.0%
                                                   -------------
                                                   $   5,108,624

Noteholders(d)                              N/A             N/A              N/A



Note: The allocation of shares and rights set forth above reflects current estimates of claims at each Debtor. Actual distributions may be higher or lower based on the resolution of disputed claims and actual allowed claims at each Debtor.

Note: To the extent general unsecured creditors elect to receive shares and rights in lieu of the Cash Inducement, the Reorganized Company's equity value per share will increase.

Note: Claims are estimated based on data from Administar as of June 2, 2005.

(a) If outstanding allowed claims increase, claimants' pro rata portion of the Inducement Cash Pool may be lower than the indicated recovery, provided that the inducement cash pool may be increased according to the Plan to ensure a percentage recovery that is at a minimum equal to the recovery that would otherwise be realized through the issuance of common stock and rights.

(b) Recoveries reflect the equity value of Intermet International, the holding company for Intermet's European operations. Assumes net debt of zero at Intermet International.

(c) Recovery analyses for Wagner Castings Company, Inc. reflect no retiree medical claims. Proposed percentage recoveries available under the Plan of Reorganization to general unsecured creditors and convenience class claimants at the entity will be adjusted downward based on the filing of any such claims in the future.

(d) Recovery includes $500,000 of fees assumed paid to the Indentured Trustee at SUDM, Inc.

(e) These claims are assumed to have only a single obligor; this presentation assumes these claims receive treatment equal to the most favorable recovery of claimants at any of the Debtors (i.e., Intermet Corp.).

                                    EXHIBIT D

                      PRIVATE PLACEMENT PURCHASE AGREEMENT

                                    EXHIBIT E

                           CASH-OUT PURCHASE AGREEMENT

                                    EXHIBIT F

                          REGISTRATION RIGHTS AGREEMENT

                                    EXHIBIT G

                             STOCKHOLDERS' AGREEMENT

                                    EXHIBIT H

                   ARTICLES AND BYLAWS OF REORGANIZED DEBTORS

                                    EXHIBIT I

           ARTICLES AND BYLAWS OF REORGANIZED WAGNER CASTINGS COMPANY

                                    EXHIBIT J

                                AVOIDANCE ACTIONS

                                    EXHIBIT K

                                CAUSES OF ACTION

                                    EXHIBIT L

                                  KEY EMPLOYEES

                                    EXHIBIT M

                          REJECTED EXECUTORY CONTRACTS

                                    EXHIBIT N

                              CURE AMOUNT SCHEDULE

                                   EXHIBIT B

                 [INTERMET CORPORATION - ORGANIZATIONAL CHART]

                                    EXHIBIT C



                           LIST OF DEBTORS' PROPERTIES

FERROUS METALS SEGMENT

                                              OWNED/                                                  APPROXIMATE        APPROXIMATE
            NAME             LOCATION         LEASED        TYPE OF PRODUCTS                        SQUARE FOOTAGE        LAND AREA
---------------------- --------------------- -------- -------------------------------- -------------------------------- ------------
Archer Creek Foundry   Lynchburg, VA         Owned    Ductile Iron Castings            234,000 sq. ft. manufacturing
                                                                                       facility                         184 acres
                                                                                       19,000 sq. ft. office space
                                                                                       110,000 sq. ft. warehouse space
---------------------- --------------------- -------- -------------------------------- -------------------------------- ------------
Columbus Foundry       Columbus, GA          Leased   Ductile Iron Castings            235,000 sq. ft. manufacturing
                                                                                       facility                          9 acres
---------------------- --------------------- -------- -------------------------------- -------------------------------- ------------
Columbus Machining     Midland, GA           Owned    Machined & Assembled Components  109,000 sq. ft. manufacturing
                                                                                       facility                         40 acres
---------------------- --------------------- -------- -------------------------------- -------------------------------- ------------
Decatur Foundry        Decatur, IL           Owned    Ductile Iron Castings            373,000 sq. ft. manufacturing
                                                                                       facility                         30 acres
---------------------- --------------------- -------- -------------------------------- -------------------------------- ------------
Hibbing Foundry        Hibbing, MN           Owned    Ductile Iron Castings            47,000 sq. ft. manufacturing
                                                                                       facility                         11 acres
---------------------- --------------------- -------- -------------------------------- -------------------------------- ------------
Neunkirchen Foundry    Neunkirchen, Germany  Owned    Ductile Iron Castings            237,000 sq. ft. manufacturing
                                                                                       facility                         16 acres
---------------------- --------------------- -------- -------------------------------- -------------------------------- ------------
New River Foundry      Radford, VA           Owned    Ductile Iron Castings            176,000 sq. ft. manufacturing
                                                                                       facility                         35 acres
---------------------- --------------------- -------- -------------------------------- -------------------------------- ------------
Porto Foundry          Maia, Portugal        Owned    Iron Castings                    217,000 sq. ft. manufacturing
                                                                                       facility                         12 acres
---------------------- --------------------- -------- -------------------------------- -------------------------------- ------------
Ueckermunde Foundry    Ueckermunde, Germany  Owned    Ductile and Gray Iron Castings   134,000 sq. ft. manufacturing
                                                                                       facility                         13 acres
---------------------- --------------------- -------- -------------------------------- -------------------------------- ------------

LIGHT METALS SEGMENT

                                    OWNED/                                                 APPROXIMATE              APPROXIMATE
   NAME                LOCATION     LEASED         TYPE OF PRODUCTS                      SQUARE FOOTAGE              LAND AREA
------------------ ---------------- ------- ------------------------------ ---------------------------------------- ----------------
Hannibal Plant     Hannibal, MO     Owned   Magnesium Die Castings         58,000 sq. ft. manufacturing facility    20 acres
------------------ ---------------- ------- ------------------------------ ---------------------------------------- ----------------
Jackson Plant      Jackson, TN      Leased  Precision-Engineered,          120,000 sq. ft. manufacturing facilities 23 acres
                                            Close-Tolerance, Aluminum Die  (2 buildings)
                                            Castings
------------------ ---------------- ------- ------------------------------ ---------------------------------------- ----------------
Minneapolis        Minneapolis, MN  Owned   Precision-Engineered,          98,000 sq. ft. manufacturing facility    9 acres
                                            Close-Tolerance, Aluminum Die
                                            Castings
------------------ ---------------- ------- ------------------------------ ---------------------------------------- ----------------
Monroe City Plant  Monroe City, MO  Owned   Aluminum and Zinc Die Castings 140,000 sq. ft. manufacturing facilities 23 acres
                                                                           (multiple buildings)
------------------ ---------------- ------- ------------------------------ ---------------------------------------- ----------------
Palmyra Plant      Palmyra, MO      Owned   Magnesium Die Castings         164,000 sq. ft. manufacturing facility   15 acres
------------------ ---------------- ------- ------------------------------ ---------------------------------------- ----------------
Pulaski Plant      Pulaski, TN      Owned   Aluminum Die Castings          115,000 sq. ft. manufacturing facility   25 acres
------------------ ---------------- ------- ------------------------------ ---------------------------------------- ----------------
Racine Machining   Racine, WI       Owned   Machined and Assembled         155,000 sq. ft. manufacturing facility   60 acres
                                            Components                     24,000 sq. ft. office building (vacant)
------------------ ---------------- ------- ------------------------------ ---------------------------------------- ----------------
Racine Plant       Racine, WI       Owned   Aluminum Die Castings          178,000 sq. ft. manufacturing facility   17 acres
------------------ ---------------- ------- ------------------------------ ---------------------------------------- ----------------
Stevensville Plant Stevensville, MI Owned   Aluminum Pressure/             58,000 sq. ft. manufacturing facility    3 acres
                                            Counter-Pressure Castings
------------------ ---------------- ------- ------------------------------ ---------------------------------------- ----------------

OTHER

                                                    OWNED/                                         APPROXIMATE           APPROXIMATE
        NAME                    LOCATION            LEASED           OPERATIONS                   SQUARE FOOTAGE          LAND AREA
----------------------------- --------------------- ------ ---------------------------- -------------------------------- -----------
Central Pattern Shop          Lynchburg, VA         Owned  Pattern Construction and     17,000 sq. ft. manufacturing
                                                           Maintenance                  facility
----------------------------- --------------------- ------ ---------------------------- -------------------------------- -----------
Flight Operations             Waterford, MI         Leased Office/Hangar Facility
----------------------------- --------------------- ------ ---------------------------- -------------------------------- -----------
Executive Offices             Troy, MI              Leased Corporate Headquarters       33,000 sq. ft. office facility
(Until 10/31/05)
----------------------------- --------------------- ------ ---------------------------- -------------------------------- -----------
Europe Headquarters           Saarbrucken, Germany  Leased European Corporate Offices   8,000 sq. ft. office facility
----------------------------- --------------------- ------ ---------------------------- -------------------------------- -----------
Former Addison Plant          Addison, IL           Owned  Former Addison Plant         47,000 sq. ft. vacant            2 acres
                                                                                        manufacturing facility
----------------------------- --------------------- ------ ---------------------------- -------------------------------- -----------
Former Alexander City Plant   Alexander City, AL    Owned  Former Alexander City Plant  Vacant                           9 acres
----------------------------- --------------------- ------ ---------------------------- -------------------------------- -----------
Former Ironton Foundry        Ironton, OH           Owned  Former Ironton Foundry       25,000 sq. ft. vacant office
                                                                                        facility                         25 acres
----------------------------- --------------------- ------ ---------------------------- -------------------------------- -----------
Former Radford Foundry        Radford, VA           Owned  Former Radford Foundry       Vacant                           113 acres
----------------------------- --------------------- ------ ---------------------------- -------------------------------- -----------
Management Information        Columbus, GA          Leased Offices & Data Center        10,000 sq. ft. office facility
Systems
----------------------------- --------------------- ------ ---------------------------- -------------------------------- -----------
Research Foundry              Lynchburg, VA         Owned  Research Facility            10,000 sq. ft. research building
----------------------------- --------------------- ------ ---------------------------- -------------------------------- -----------
Technical Center              Lynchburg, VA         Leased Design & Engineering,        22,000 sq. ft. office/testing
                                                           Technical Support            facility
----------------------------- --------------------- ------ ---------------------------- -------------------------------- -----------

                                   EXHIBIT D

                       LIST OF PRESERVED CAUSES OF ACTION




                        (will be filed at a later date)

                                    EXHIBIT E



                           LIST OF PENDING LITIGATION

CASE CAPTION                            DESCRIPTION                                       DEBTORS
------------                            -----------                                       -------
Compass Bank v. Intermet Corporation    Action to recover possession of machining center  Intermet Corporation
Muscogee County, Georgia.               by a bank alleging a lien that has priority over
                                        the purchaser.

Factory Mutual Insurance v.             Claim by subrogated insurer of a customer for     Intermet Corporation,
Intermet International, Inc., et al.    damages of approximately $2.2 million for breach  Intermet International,
U.S. District Court for the Western     of contract for failure to deliver product.       Inc.
District of Virginia

Intermet V. American Axle, Et Al.       Complaint for declaratory judgment that no        Intermet Corporation,
Oakland County, Mi.                     amounts are owing in the above-described case     Intermet International,
                                        titled Factory Mutual Insurance v. Intermet       Inc.
                                        International, Inc.

Lemelson Foundation v. Butler Mfg.,     Claim for patent infringement of bar coding and   Intermet Corporation
et al.                                  machine vision patents.
U.S. District Court for the District
of Arizona.

Parrish, Inc. V. Intermet Corporation   Complaint to recover alleged transportation       Intermet Corporation
St. Clair County, Illinois              costs of approximately $65,000 incurred by
                                        plaintiff trucking company.


CASE CAPTION                            DESCRIPTION                                       DEBTORS
------------                            -----------                                       -------
                                        Injury claim by employee of contractor due to     Intermet Corporation,
Spanhook v. Intermet                    condition of premises.                            Wagner-Havana, Inc.
Corporation

Macon County,
Illinois



                                        Complaint alleging age and national origin        Intermet Corporation,
Merchut v. Frisby                       discrimination.  In discovery.                    Intermet Illinois, Inc.
P.M.C., Inc.

U.S. District Court
for the Northern District of Illinois



Ramos v. Intermet                       Complaint alleging sexual harassment.             Intermet Corporation,
Corporation, et al.                                                                       Northern Castings
                                                                                          Corporation
U.S. District Court for the District
of Minnesota


Moore, et al. v.                        Complaint alleging injury due to asbestos         Lynchburg Foundry Company
Airco, Inc., et al.                     exposure.

Fulton County, GA.


Colopy, et al. v.                       Age discrimination complaint brought by two       Intermet Corporation,
Intermet Corporation                    employees.                                        Intermet International,
                                                                                          Inc.
U.S. District Court for the Middle
District of Georgia


Huffman v. Frisby P.M.C.,               Complaint for alleged wrongful termination.       Intermet Corporation,
Incorporated, et al.                                                                      Intermet Illinois, Inc.
Cook County, Illinois

CASE CAPTION                            DESCRIPTION                                       DEBTORS
------------                            -----------                                       -------

Uaw v. Cast-Matic                       Appeal to National Labor Relations Board from     Cast-Matic Corporation
                                        administrative law judge decision granting
National Labor Relations Board          bargaining order in favor of UAW.

UAW v. Cast-Matic                       Unfair labor practice charges.                    Cast-Matic Corporation

National Labor Relations Board

Edwards, et al. v.                      Alleged injury due to exposure to benzene.        Intermet Corporation,
Air Products and Chemicals, Inc., et                                                      Wagner Castings Company
al.

Madison County, Illinois


Johnson v. Air                          Alleged injury due to exposure to benzene.        Intermet Corporation,
Products and Chemicals, Inc., et al.                                                      Wagner Castings Company

Madison County, Illinois


McDonald, et al. v.                     Alleged injury due to exposure to benzene.        Intermet Corporation,
Air Products and Chemicals, Inc.,                                                         Wagner Castings Company
et al.


Madison County, Illinois


O'Brien, et al. v.                      Alleged injury due to exposure to benzene.        Intermet Corporation,
Air Products and                                                                          Wagner Castings Company
Chemicals, Inc., et al.

Madison County, Illinois

CASE CAPTION                            DESCRIPTION                                       DEBTORS
------------                            -----------                                       -------

Rose, et al. v. Air                     Alleged injury due to exposure to benzene.        Intermet Corporation,
Products                                                                                  Wagner Castings Company

And Chemicals, Inc.,
et al.

Madison County, Illinois


Financial Federal                       Alleged damages for quantum meriut, unjust        Intermet Corporation
Credit, Inc.                            enrichment etc. arising from use of machining
                                        center at Columbus Machining plan.
v. Intermet
Corporation

U.S. District Court for the Northern
District of Georgia


Huffman v. Frisby P.M.C.,               Alleged wrongful termination.                     Intermet Corporation,
Incorporated, et al.                                                                      Intermet Illinois, Inc.
Cook County, Illinois


Fitch v. Waste                          Wrongful death action against SDB, Inc./Accurate  SUDM, Inc., successor to
                                        Industries.                                       SDB, Inc.
Management, Inc., et al.

Orange County, Florida

                                    EXHIBIT F

                            LIST OF FIRST DAY MOTIONS

                                                                                              DATE ORDER
         FIRST DAY MOTION                                                                     ENTERED
--------------------------------------------------------------------------------------------- --------------
         DEBTORS' EX PARTE MOTION FOR IMMEDIATE AND EXPEDITED HEARINGS ON FIRST DAY MOTIONS   9/29/04
--------------------------------------------------------------------------------------------- --------------
         EX PARTE MOTION FOR EXPEDITED HEARING ON EMERGENCY MOTION FOR APPROVAL               9/29/04
AND ENTRY OF STIPULATED INTERIM ORDER (I) AUTHORIZING USE OF CASH COLLATERAL OF
THE PRE-PETITION LENDERS PURSUANT TO 11 U.S.C. SECTION 363 AND GRANT OF
ADEQUATE PROTECTION PURSUANT TO 11 U.S.C. SECTIONS 363 AND 364; AND (II)
SCHEDULING A FINAL HEARING PURSUANT TO BANKRUPTCY RULE 4001(B)
--------------------------------------------------------------------------------------------- --------------
         EMERGENCY MOTION FOR APPROVAL AND ENTRY OF STIPULATED INTERIM ORDER (I)              10/1/04
AUTHORIZING USE OF CASH COLLATERAL OF THE PRE-PETITION LENDERS PURSUANT TO 11
U.S.C. SECTION 363 AND GRANT OF ADEQUATE PROTECTION PURSUANT TO 11
U.S.C. SECTIONS 363 AND 364, AND (II) SCHEDULING A FINAL HEARING PURSUANT TO
BANKRUPTCY RULE 4001(B)
--------------------------------------------------------------------------------------------- --------------
         DEBTORS' MOTION FOR ORDER DIRECTING THE JOINT ADMINISTRATION OF THE DEBTORS'         10/1/04
CHAPTER 11 CASES PURSUANT TO RULE 1015(B) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE
--------------------------------------------------------------------------------------------- --------------
         DEBTORS' MOTION FOR ENTRY OF AN ORDER AUTHORIZING PAYMENT OF PRE-PETITION WAGES,
SALARIES, PAYROLL TAXES, AND OTHER COMPENSATION, EMPLOYEE BENEFITS AND REIMBURSEABLE          10/1/04
EMPLOYEE EXPENSES AND CERTAIN OTHER RELIEF
--------------------------------------------------------------------------------------------- --------------
         DEBTORS' MOTION FOR AN ORDER AUTHORIZING LIMITED NOTICE PROCEDURES WITH RESPECT TO   10/1/04
ALL PROCEEDINGS
--------------------------------------------------------------------------------------------- --------------
         DEBTORS' MOTION FOR ORDER (I) AUTHORIZING CONTINUED USE OF EXISTING (A)              10/1/04
BANK ACCOUNTS, (B) BUSINESS FORMS AND CHECKS, AND (C) CASH MANAGEMENT SYSTEM;
(II) AUTHORIZING THE CONTINUATION OF
--------------------------------------------------------------------------------------------- --------------

                                                                                              DATE ORDER
         FIRST DAY MOTION                                                                     ENTERED
--------------------------------------------------------------------------------------------- --------------
INTERCOMPANY TRANSACTIONS AND ACCORDING ADMINISTRATIVE EXPENSE STATUS TO CLAIMS
FOR SUCH TRANSACTIONS; AND (III) WAIVING THE INVESTMENT AND DEPOSIT REQUIREMENTS
OF SECTION 345(B) OF THE BANKRUPTCY CODE
--------------------------------------------------------------------------------------------- --------------
         DEBTORS' APPLICATION TO EMPLOY FOLEY & LARDNER LLP AS GENERAL COUNSEL                10/8/04
PURSUANT TO 11 U.S.C. SECTIONS 327(A), 328(A), 329 AND 1107, RULES 2014(A) AND
2016(B) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND LOCAL
BANKRUPTCY RULE 2014-1
--------------------------------------------------------------------------------------------- --------------
         APPLICATION FOR ORDER AUTHORIZING EMPLOYMENT AND RETENTION OF JPMORGAN TRUST         10/8/04
COMPANY, NATIONAL ASSOCIATION, AS THE OFFICIAL CLAIMS AND NOTICING AGENT OF THE BANKRUPTCY
COURT PURSUANT TO 28 U.S.C. SECTION 156(C)
--------------------------------------------------------------------------------------------- --------------
         DEBTORS' MOTION FOR AN ORDER UNDER 11 U.S.C. SECTIONS 105, 503(B),                   10/8/04
507(A), AND 366 (I) PROHIBITING UTILITIES FROM ALTERING, REFUSING OR
DISCONTINUING SERVICES ON ACCOUNT OF PRE-PETITION CLAIMS; (II) DEEMING
UTILITIES ADEQUATELY ASSURED OF FUTURE PERFORMANCE; AND (III) ESTABLISHING
PROCEDURES FOR DETERMINING REQUESTS FOR ADDITIONAL ADEQUATE ASSURANCE

--------------------------------------------------------------------------------------------- --------------
         DEBTORS' MOTION FOR AN ORDER UNDER 11 U.S.C. SECTIONS 105(A) AND 541 CONFIRMING
AUTHORITY TO PAY PRE-PETITION USE, EMPLOYMENT, SINGLE BUSINESS, PROPERTY AND OTHER TAXES      10/8/04
--------------------------------------------------------------------------------------------- --------------
         APPLICATION OF THE DEBTORS TO EMPLOY CONWAY MACKENZIE & DUNLEAVY AS FINANCIAL
ADVISORS AND INVESTMENT BANKERS NUNC PRO TUNC TO THE PETITION DATE                            10/13/04
--------------------------------------------------------------------------------------------- --------------
         MOTION FOR ENTRY OF AN ORDER AUTHORIZING THE DEBTORS TO OBTAIN                       10/19/04
POST-PETITION, DEBTOR-IN-POSSESSION FINANCING PURSUANT TO 11 USC 363 AND 364,
GRANTING PRIMING LIENS AND SUPERPRIORITY CLAIMS TO THE DIP LENDERS,
APPROVING AND CONFIRMING THE GRANT OF ADEQUATE PROTECTION TO THE PRE-PETITION
LENDERS AND SETTING A HEARING FOR ENTRY OF A FINAL ORDER
--------------------------------------------------------------------------------------------- --------------

                                    EXHIBIT G

                              LIQUIDATION ANALYSIS

                              LIQUIDATION ANALYSIS

Pursuant to section 1129(a)(7) of the Bankruptcy Code (often called the "Best Interests Test"), Holders of Allowed Claims must either (a) accept the Plan or
(b) receive or retain under the Plan property of value, as of the Plan's assumed Effective Date, that is not less than the value such non-accepting Holder would receive or retain if the Debtors were to be liquidated under Chapter 7 of the Bankruptcy Code. In determining whether the Best Interests Test has been met, the first step is to determine the dollar amount that would be generated from a hypothetical liquidation of the Debtors' Assets under Chapter 7. The gross amount of cash available would be the sum of the proceeds from the disposition of the Debtors' Assets and the cash held by the Debtors at the commencement of their Chapter 7 cases. Prior to delivering any proceeds to General Unsecured Creditors, available cash and asset liquidation proceeds would first be applied to DIP Facility Claims, Pre-Petition Lender Claims, Secured Claims and amounts necessary to satisfy any Chapter 7 fees, other professional fees and wind-down costs (including any incremental Administrative Claims that may result from the termination of the Debtors' business and the liquidation of the Debtors' Assets). Any remaining cash and asset liquidation proceeds after satisfaction of DIP Facility Claims, Pre-Petition Lender Claims, Secured Claims, Administrative Claims and Priority Claims would be available for distribution to General Unsecured Creditors and Holders of Equity Interests in accordance with the distribution hierarchy established by Section 726 of the Bankruptcy Code.

Underlying the Liquidation Analysis are a number of estimates and assumptions regarding liquidation proceeds that, although developed and considered reasonable by the Debtors' management, Lazard and the Debtors' legal advisors, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of the Debtors and management. ACCORDINGLY, WHILE THE LIQUIDATION ANALYSIS IS NECESSARILY PRESENTED WITH NUMERICAL SPECFICITY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION; ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

Lazard prepared the Liquidation Analysis with the assistance of the Debtors' management, based upon the Debtors' unaudited actual balance sheets as of December 31, 2004. The Liquidation Analysis assumes these unaudited actual balance sheets are a proxy for the balance sheets on the date on which a liquidation would commence. The Liquidation Analysis also assumes that the liquidation of the Debtors would commence under the direction of a Bankruptcy Court-appointed trustee and would continue for six to nine months (the "Liquidation Period"), during which time all of the Debtors' major Assets would either be sold or conveyed to the respective Lien Holders and the cash proceeds or surplus, if any, net of liquidation-related costs, would be distributed to Creditors in order of priority. Additionally, the Liquidation Analysis assumes a distressed sale of the Debtors' equity ownership in its European business with such cash proceeds, net of liquidation-related costs, being distributed to the Creditors of the Debtor owning equity interests in the European operations. Although some of the Debtors' Assets might be liquidated during a shorter period of time, other Assets may be more difficult to collect or sell, thus expanding the Liquidation Period.

During the Liquidation Period, the Debtors' receivables would be collected and other Assets would be sold in a commercially reasonable manner. In the Liquidation Analysis, liquidation values for certain Assets were determined by general classes of Assets. The Liquidation Analysis was performed on a Debtor-by-Debtor basis and assumes that liquidation proceeds would be distributed in accordance with Bankruptcy Code Sections 726 and 1129(b). The Liquidation Analysis does not assume proceeds from recoveries of any Avoidance Actions or other Causes of Action. The Liquidation Analysis does not assume proceeds from recoveries resulting from bank Liens on assets held outside of the Debtors and its subsidiaries. Additionally, the Liquidation Analysis does not assume proceeds from litigation which may provide awards in favor of the Debtors. These claims could have substantial value.

The Liquidation Analysis is prepared on a Debtor-by-Debtor basis consistent with the deconsolidated structure of the Plan. Therefore, certain Claims not already allocated to a specific Debtor, including DIP Facility Claims, Pre-Petition Lender Claims, Secured Claims, Administrative Claims, and Priority Claims, have been allocated proportionally to each Debtor based on the net liquidation proceeds available to satisfy those Claims at each Debtor.

Subject to all of the assumptions, conditions, and limitations set forth above, the Debtors believe that Chapter 7 liquidations of the Debtors could result in a diminution in the value to be realized by the Holders of Claims and, as set forth below, the Debtors' management estimates that in a liquidation, the Pre-Petition Lender Claims, Holders of Secured Claims, Administrative Claims and Priority Claims would be Impaired. Furthermore, Holders of General Unsecured Claims would not receive distributions on such Claims.

I.       IMPORTANT CONSIDERATIONS AND ASSUMPTIONS

A.       ESTIMATE OF NET PROCEEDS

The Liquidation Analysis assumes that a liquidation of the Debtors' assets would occur under the direction of a Bankruptcy Court-appointed Chapter 7 trustee. Liquidation values were generally assessed for classes of Assets by estimating the percentage recoveries that a Chapter 7 might achieve through the Assets' disposition. In the cases of machinery/equipment and inventory, Lazard utilized appraisals produced by a third party appraiser as of December 31, 2004 to determine liquidation values at some of the Debtors. The proceeds of these sale transactions would be conveyed to the Debtors' Creditors in order of priority. Proceeds from the sale of stock of foreign subsidiaries owned by one Debtor were also estimated. Such sales are assumed to occur on a going concern basis, based on Transaction Value-to-EBITDA multiples which reflect a distressed sale.

The Liquidation Period, estimated to be a minimum of six months to a maximum of twelve months, would allow for an expedited sale process and the documentation and closing of such sale transactions.

B.       ESTIMATES OF COSTS

The Debtors' liquidation costs under Chapter 7 would include fees payable to a Chapter 7 trustee as well as those that might be payable to attorneys, financial advisors, appraisers, accountants, and other professionals in connection with the Chapter 7 liquidation. Additionally, the Debtors would incur certain costs of winding down operations during the Liquidation Period.

C.       ALLOCATION OF CLAIMS AND DISTRIBUTION OF NET PROCEEDS BY DEBTOR

The Liquidation Analysis is prepared on a Debtor-by-Debtor basis consistent with the deconsolidated structure of the Plan. Consequently, certain Claims not already allocated to a specific Debtor, including certain DIP Facility Claims, Pre-Petition Lender Claims, Secured Claims, Administrative Claims, and Priority Claims, have been allocated proportionally to each Debtor based on the net liquidation proceeds available to satisfy those Claims at each Debtor. This allocation methodology allows Claims to maximize their recovery across all of the Debtors.

DIP Facility Claims, Pre-Petition Lender Claims, and Secured Claims have security interests in the North American Assets being liquidated and therefore receive recovery from each Debtor before Administrative Claims, Priority Claims, or General Unsecured Claims. Similarly, the DIP Lenders and the Pre-Petition Lenders have security interests in two-thirds of the equity ownership of the Debtors' European operations, the sole asset of Intermet International, Inc. Therefore, DIP Facility Claims and Pre-Petition Lender Claims are allocated to Intermet International, Inc. in an amount equal to two-thirds of the assumed purchase price of the equity of the European operations, net of transaction fees, relative to all proceeds available to DIP Facility Claims and Pre-Petition Lender Claims. Administrative Claims and Priority Claims not already allocated to specific Debtors are allocated proportionally to Debtors with the highest net proceeds available for distribution, after payments to DIP Facility Claims, Pre-Petition Lender Claims and Secured Claims. Lastly, General Unsecured Claims not already allocated to specific Debtors, including mainly Noteholder Claims, are granted claims in their full amount at every Debtor, except Intermet International, Inc. and Intermet Holding Company, based on guarantees provided by all other Debtors. It is assumed that any deficiency claim is treated as pari passu with General Unsecured Claims at each entity.

The liquidation analysis should be analyzed in conjunction with the footnotes that follow it. Footnotes (a) through (k) refer to the same items in each schedule of individual Debtors' build-up to net liquidation proceeds.

II.      CLAIMS BY DEBTOR

In preparing the Liquidation Analysis, Lazard, the Debtors and the Debtors' legal advisors estimated the amount of allowed Claims by Debtor on the commencement of a hypothetical Chapter 7 liquidation. The following schedule contains these estimated Claims by Debtor and by class. In the event of an actual Chapter 7 liquidation, allowed claims may vary materially from those presented below.

                             ESTIMATED CLAIMS UNDER HYPOTHETICAL LIQUIDATION AS OF JUNE 2005
----------------------------------------------------------------------------------------------------------------------
($ in 000s)
                                 Administrative       Priority          Secured            Unsecured          Total
                                 --------------     ------------     ------------        ------------     ------------
INTERMET CORPORATION ET AL         $     39,622     $        534     $    200,382(a)     $    180,544     $    421,082
ALEXANDER CITY CASTING                        0               95                0                   0               95
COMPANY, INC
CAST-MATIC                                  413              127                7               4,436            4,984
COLUMBUS FOUNDRY                          2,138              374              202              13,215           15,929
DIVERSIFIED DIEMAKERS                       349              606               51               6,186            7,192
GANTON                                    7,029              430            2,841              11,523           21,824
INTERMET CORPORATION                      2,361            1,487              322              12,281           16,451
INTERMET HOLDING CO                           0                0                0                   0                0
INTERMET ILLINOIS                             0                0                0               1,400            1,400
INTERMET INTERNATIONAL                        0                7                0                   7               14
INTERMET U.S. HOLDING, INC                1,695              433               23               8,321           10,472
IRONTON                                       0                9                0               2,807            2,816
LYNCHBURG                                   416              466              158              12,377           13,416
NORTHERN CASTINGS                           259               40                1               2,669            2,968
SUDBURY                                       0               27                0               2,880            2,907
SUDM                                          0                0                0                   0                0
TOOL PRODUCTS                               389              194              618               9,304           10,505
WAGNER CASTINGS                          26,559               15              331              27,599           54,504
WAGNER HAVANA                                 8                0                0               1,691            1,699
                                   ------------     ------------     ------------        ------------     ------------
  TOTAL                            $     81,238     $      4,845     $    204,935        $    297,242     $    588,260

(a) Includes DIP Facility Claim as of the anticipated commencement of the Liquidation Period equal to $45.3 million.

III.     CONCLUSIONS

After consideration of the effects that a Chapter 7 liquidation would have on the ultimate proceeds available for distribution to Creditors at each Debtor, including (i) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of Assets in a Chapter 7 case in the context of the expeditious liquidation required under Chapter 7, and (iii) potential increases in claims which may arise in a liquidation, the Debtors have determined, as summarized on the charts below, that Confirmation of the Plan will provide Creditors with a recovery that is not less than they would receive pursuant to a liquidation of the Debtors under Chapter 7 of the Bankruptcy Code.

IV.      RECOVERIES UNDER A HYPOTHETICAL CHAPTER 7 LIQUIDATION


DISTRIBUTION OF LIQUIDATION PROCEEDS (LOW - HIGH)
---------------------------------------------------------------------------------------------------------------------------------
($ in 000s)

                                               ALEXANDER CITY CASTINGS
                                                       CO., INC.            CAST-MATIC CORPORATION      COLUMBUS FOUNDRY, L.P.
                                               ------------------------    ------------------------    ------------------------
                                                  LOW           HIGH          LOW           HIGH          LOW           HIGH
                                               ----------    ----------    ----------    ----------    ----------    ----------

Net Estimated Proceeds                         $      215    $      333    $    6,577    $    8,366    $   17,981    $   24,747
Net Estimated Proceeds from Subsidiary (l)              0             0             0             0             0             0
                                               ----------    ----------    ----------    ----------    ----------    ----------
    TOTAL NET ESTIMATED PROCEEDS               $      215    $      333    $    6,577    $    8,366    $   17,981    $   24,747

DIP Facility Claims (m)                                67            77         2,056         1,940         5,621         5,739
                                               ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                      67            77         2,056         1,940         5,621         5,739
     Recovery (%)                                   100.0%        100.0%        100.0%        100.0%        100.0%        100.0%

Secured Claims (n)                                    241           273         7,372         6,850        20,037        20,251
                                               ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                     148           256         4,521         6,425        12,360        19,008
     Recovery (%)                                    61.3%         93.8%         61.3%         93.8%         61.7%         93.9%

Admin Claims                                            0             0           413           413         2,138         2,138
                                               ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                       0             0             0             0             0             0
     Recovery (%)                                     0.0%          0.0%          0.0%          0.0%          0.0%          0.0%

Priority Claims                                        95            95           127           127           374           374
                                               ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                       0             0             0             0             0             0
     Recovery (%)                                     0.0%          0.0%          0.0%          0.0%          0.0%          0.0%

Unsecured Claims                                  180,544       180,544       184,980       184,980       193,759       193,759
                                               ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                       0             0             0             0             0             0
     Recovery (%)                                     0.0%          0.0%          0.0%          0.0%          0.0%          0.0%

Residual Value                                          0             0             0             0             0             0

DISTRIBUTION OF LIQUIDATION PROCEEDS (LOW - HIGH)
---------------------------------------------------------------------------------------------------------------------------------
($ in 000s)


                                               DIVERSIFIED DIEMAKERS, INC.      GANTON TECH., INC.         INTERMET CORPORATION
                                               ---------------------------   ------------------------    ------------------------
                                                    LOW           HIGH          LOW           HIGH          LOW           HIGH
                                                 ----------    ----------    ----------    ----------    ----------    ----------

Net Estimated Proceeds                           $   19,457    $   25,433    $   11,015    $   14,558    $    4,180    $    8,651
Net Estimated Proceeds from Subsidiary (l)                0             0             0             0        19,927        23,735
                                                 ----------    ----------    ----------    ----------    ----------    ----------
    TOTAL NET ESTIMATED PROCEEDS                 $   19,457    $   25,433    $   11,015    $   14,558    $   24,107    $   32,386

DIP Facility Claims (m)                               6,082         5,898         3,443         3,376         1,307         2,006
                                                 ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                     6,082         5,898         3,443         3,376         1,307         2,006
     Recovery (%)                                     100.0%        100.0%        100.0%        100.0%        100.0%        100.0%

Secured Claims (n)                                   21,788        20,822        10,558        11,733         4,484         7,062
                                                 ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                    13,375        19,535         7,572        11,182         2,874         6,644
     Recovery (%)                                      61.4%         93.8%         71.7%         95.3%         64.1%         94.1%

Admin Claims                                            349           349         7,029         7,029        41,983        41,983
                                                 ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                         0             0             0             0        19,927        23,735
     Recovery (%)                                       0.0%          0.0%          0.0%          0.0%         47.5%         56.5%

Priority Claims                                         606           606           430           430         2,022         2,022
                                                 ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                         0             0             0             0             0             0
     Recovery (%)                                       0.0%          0.0%          0.0%          0.0%          0.0%          0.0%

Unsecured Claims                                    186,730       186,730       192,067       192,067       192,825       192,825
                                                 ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                         0             0             0             0             0             0
     Recovery (%)                                       0.0%          0.0%          0.0%          0.0%          0.0%          0.0%

Residual Value                                            0             0             0             0             0             0

DISTRIBUTION OF LIQUIDATION PROCEEDS (LOW - HIGH)
---------------------------------------------------------------------------------------------------------------------------------
($ in 000s)


                                               INTERMET HOLDING COMPANY     INTERMET ILLINOIS, INC.  INTERMET INTERNATIONAL, INC.
                                               ------------------------    ------------------------  ---------------------------
                                                  LOW           HIGH          LOW           HIGH          LOW           HIGH
                                               ----------    ----------    ----------    ----------    ----------    ----------

Net Estimated Proceeds                         $        0    $        0    $        0    $        0    $   59,823    $   71,248
Net Estimated Proceeds from Subsidiary (l)              0             0             0             0             0             0
                                               ----------    ----------    ----------    ----------    ----------    ----------
     TOTAL NET ESTIMATED PROCEEDS              $        0    $        0    $        0    $        0    $   59,823    $   71,248

DIP Facility Claims (m)                                 0             0             0             0        12,467        11,016
                                               ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                       0             0             0             0        12,467        11,016
     Recovery (%)                                     0.0%          0.0%          0.0%          0.0%        100.0%        100.0%

Secured Claims (n)                                      0             0             0             0        44,726        38,894
                                               ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                       0             0             0             0        27,415        36,483
     Recovery (%)                                     0.0%          0.0%          0.0%          0.0%         61.3%         93.8%

Admin Claims                                            0             0             0             0             0             0
                                               ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                       0             0             0             0             0             0
     Recovery (%)                                     0.0%          0.0%          0.0%          0.0%          0.0%          0.0%

Priority Claims                                         0             0             0             0             7             7
                                               ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                       0             0             0             0             7             7
     Recovery (%)                                     0.0%          0.0%          0.0%          0.0%        100.0%        100.0%

Unsecured Claims                                        0             0       181,944       181,944             7             7
                                               ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                       0             0             0             0             7             7
     Recovery (%)                                     0.0%          0.0%          0.0%          0.0%        100.0%        100.0%

Residual Value                                          0             0             0             0        19,927        23,735

DISTRIBUTION OF LIQUIDATION PROCEEDS (LOW - HIGH)
--------------------------------------------------------------------------------------------------------------------------------
($ in 000s)

                                                                                                           LYNCHBURG FOUNDRY
                                               INTERMET U.S. HOLDING, INC.     IRONTON IRON, INC.               COMPANY
                                               ---------------------------  ------------------------    ------------------------
                                                   LOW           HIGH          LOW           HIGH          LOW           HIGH
                                                ----------    ----------    ----------    ----------    ----------    ----------

Net Estimated Proceeds                          $   14,444    $   22,114    $        0    $        0    $    8,343    $   11,046
Net Estimated Proceeds from Subsidiary (l)               0             0             0             0             0             0
                                                ----------    ----------    ----------    ----------    ----------    ----------
     TOTAL NET ESTIMATED PROCEEDS               $   14,444    $   22,114    $        0    $        0    $    8,343    $   11,046

DIP Facility Claims (m)                              4,515         5,129             0             0         2,608         2,562
                                                ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                    4,515         5,129             0             0         2,608         2,562
     Recovery (%)                                    100.0%        100.0%          0.0%          0.0%        100.0%        100.0%

Secured Claims (n)                                  16,184        18,106             0             0         9,257         9,035
                                                ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                    9,929        16,986             0             0         5,735         8,484
     Recovery (%)                                     61.4%         93.8%          0.0%          0.0%         62.0%         93.9%

Admin Claims                                         1,695         1,695             0             0           416           416
                                                ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                        0             0             0             0             0             0
     Recovery (%)                                      0.0%          0.0%          0.0%          0.0%          0.0%          0.0%

Priority Claims                                        433           433             9             9           466           466
                                                ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                        0             0             0             0             0             0
     Recovery (%)                                      0.0%          0.0%          0.0%          0.0%          0.0%          0.0%

Unsecured Claims                                   188,865       188,865       183,351       183,351       192,921       192,921
                                                ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                        0             0             0             0             0             0
     Recovery (%)                                      0.0%          0.0%          0.0%          0.0%          0.0%          0.0%

Residual Value                                           0             0             0             0             0             0

DISTRIBUTION OF LIQUIDATION PROCEEDS (LOW - HIGH)
---------------------------------------------------------------------------------------------------------------------------------
($ in 000s)

                                                  NORTHERN CASTINGS
                                                     CORPORATION                SUDBURY, INC.                 SUDM, INC.
                                               ------------------------    ------------------------    ------------------------
                                                  LOW           HIGH          LOW           HIGH          LOW           HIGH
                                               ----------    ----------    ----------    ----------    ----------    ----------

Net Estimated Proceeds                         $    1,706    $    2,548    $        4    $        5    $        0    $        0
Net Estimated Proceeds from Subsidiary (l)              0             0             0             0             0             0
                                               ----------    ----------    ----------    ----------    ----------    ----------
     TOTAL NET ESTIMATED PROCEEDS              $    1,706    $    2,548    $        4    $        5    $        0    $        0

DIP Facility Claims (m)                               533           591             1             1             0             0
                                               ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                     533           591             1             1             0             0
     Recovery (%)                                   100.0%        100.0%        100.0%        100.0%          0.0%          0.0%

Secured Claims (n)                                  1,913         2,086             4             4             0             0
                                               ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                   1,173         1,957             3             4             0             0
     Recovery (%)                                    61.3%         93.8%         61.3%         93.8%          0.0%          0.0%

Admin Claims                                          259           259             0             0             0             0
                                               ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                       0             0             0             0             0             0
     Recovery (%)                                     0.0%          0.0%          0.0%          0.0%          0.0%          0.0%

Priority Claims                                        40            40            27            27             0             0
                                               ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                       0             0             0             0             0             0
     Recovery (%)                                     0.0%          0.0%          0.0%          0.0%          0.0%          0.0%

Unsecured Claims                                  183,212       183,212       183,424       183,424       180,544       180,544
                                               ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                       0             0             0             0             0             0
     Recovery (%)                                     0.0%          0.0%          0.0%          0.0%          0.0%          0.0%

Residual Value                                          0             0             0             0             0             0

DISTRIBUTION OF LIQUIDATION PROCEEDS (LOW - HIGH)
-------------------------------------------------------------------------------------------------------------------------------
($ in 000s)

                                                  TOOL PRODUCTS, INC.      WAGNER CASTINGS COMPANY        WAGNER HAVANA, INC.
                                               ------------------------    ------------------------    ------------------------
                                                  LOW           HIGH          LOW           HIGH          LOW           HIGH
                                               ----------    ----------    ----------    ----------    ----------    ----------

Net Estimated Proceeds                         $   12,085    $   16,808    $    8,328    $   11,948    $      693    $    1,267
Net Estimated Proceeds from Subsidiary (l)              0             0             0             0             0             0
                                               ----------    ----------    ----------    ----------    ----------    ----------
     TOTAL NET ESTIMATED PROCEEDS              $   12,085    $   16,808    $    8,328    $   11,948    $      693    $    1,267

DIP Facility Claims (m)                             3,778         3,898         2,603         2,771           217           294
                                               ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                   3,778         3,898         2,603         2,771           217           294
     Recovery (%)                                   100.0%        100.0%        100.0%        100.0%        100.0%        100.0%

Secured Claims (n)                                 13,163        13,722         9,131         9,762           777         1,038
                                               ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                   8,307        12,910         5,725         9,177           476           973
     Recovery (%)                                    63.1%         94.1%         62.7%         94.0%         61.3%         93.8%

Admin Claims                                          389           389        26,559        26,559             8             8
                                               ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                       0             0             0             0             0             0
     Recovery (%)                                     0.0%          0.0%          0.0%          0.0%          0.0%          0.0%

Priority Claims                                       194           194            15            15             0             0
                                               ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                       0             0             0             0             0             0
     Recovery (%)                                     0.0%          0.0%          0.0%          0.0%          0.0%          0.0%

Unsecured Claims                                  189,848       189,848       208,143       208,143       182,235       182,235
                                               ----------    ----------    ----------    ----------    ----------    ----------
     Recovery ($)                                       0             0             0             0             0             0
     Recovery (%)                                     0.0%          0.0%          0.0%          0.0%          0.0%          0.0%

Residual Value                                          0             0             0             0             0             0

V.       NET LIQUIDATION PROCEEDS DETAIL BY DEBTOR

                HYPOTHETICAL LIQUIDATION ANALYSIS: ALEXANDER CITY

ESTIMATED LIQUIDATION PROCEEDS
-----------------------------------------------------------------------------------------------------------------------------
                                                                               HYPOTHETICAL LIQUIDATION VALUE RANGE
                                                      BOOK VALUE     --------------------------------------------------------
                                                     12/31/2004(a)          RECOVERY %                       AMOUNT
                                                     -------------   -------------------------      -------------------------
                                                                        LOW            HIGH            LOW            HIGH
                                                                     ----------     ----------      ----------     ----------
Cash and Equivalents (b)                              $        0          100.0%         100.0%     $        0     $        0
Accounts Receivable, Net (c)                                   0           65.0%          75.0%              0              0
Inventory (d)                                                134           40.0%          50.0%             54             67
Land (e)                                                      37          100.0%         100.0%             37             37
Building and Improvements (net) (f)                          500           30.0%          50.0%            150            250
Machinery and Equipment (net) (g)                             20           20.0%          40.0%              4              8
Construction in Progress (h)                                   0            0.0%          25.0%              0              0
Other Assets (i)                                               0            0.0%           0.0%              0              0
Investment in Subsidiaries (j)                                 0            0.0%           0.0%              0              0
                                                      ----------                                    ----------     ----------
   TOTAL                                              $      691                                    $      245     $      362
                                                      ==========                                    ==========     ==========

Liquidation Fees, Expenses and Wind Down Costs(k)                          12.0%           8.0%     $      (29)    $      (29)

                                                                                                    ----------     ----------
NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION TO STAKEHOLDERS                                   $      215     $      333

                  HYPOTHETICAL LIQUIDATION ANALYSIS: CAST-MATIC

ESTIMATED LIQUIDATION PROCEEDS
-----------------------------------------------------------------------------------------------------------------------------
                                                                               HYPOTHETICAL LIQUIDATION VALUE RANGE
                                                      BOOK VALUE     --------------------------------------------------------
                                                     12/31/2004(a)          RECOVERY %                       AMOUNT
                                                     -------------   -------------------------      -------------------------
                                                                        LOW            HIGH            LOW            HIGH
                                                                     ----------     ----------      ----------     ----------
Cash and Equivalents (b)                              $        0          100.0%         100.0%     $        0     $        0
Accounts Receivable, Net (c)                               5,601           65.0%          75.0%          3,641          4,201
Inventory (d)                                              2,436           30.0%          30.0%            731            731
Land (e)                                                      42          100.0%         100.0%             42             42
Building and Improvements (net) (f)                        1,876           30.0%          50.0%            563            938
Machinery and Equipment (net) (g)                         11,806           21.2%          26.7%          2,498          3,149
Construction in Progress (h)                                 128            0.0%          25.0%              0             32
Other Assets (i)                                               0            0.0%           0.0%              0              0
Investment in Subsidiaries (j)                                 0            0.0%           0.0%              0              0
                                                      ----------                                    ----------     ----------
   TOTAL                                              $   21,889                                    $    7,474     $    9,093
                                                      ==========                                    ==========     ==========

Liquidation Fees, Expenses and Wind Down Costs(k)                          12.0%           8.0%     $     (897)    $     (727)

                                                                                                    ----------     ----------
NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION TO STAKEHOLDERS                                   $    6,577     $    8,366

               HYPOTHETICAL LIQUIDATION ANALYSIS: COLUMBUS FOUNDRY

ESTIMATED LIQUIDATION PROCEEDS
-----------------------------------------------------------------------------------------------------------------------------
                                                                               HYPOTHETICAL LIQUIDATION VALUE RANGE
                                                      BOOK VALUE     --------------------------------------------------------
                                                     12/31/2004(a)          RECOVERY %                       AMOUNT
                                                     -------------   -------------------------      -------------------------
                                                                        LOW            HIGH            LOW            HIGH
                                                                     ----------     ----------      ----------     ----------
Cash and Equivalents (b)                              $        1          100.0%         100.0%     $        1     $        1
Accounts Receivable, Net (c)                              19,253           65.0%          75.0%     $   12,514     $   14,440
Inventory (d)                                              7,279           45.9%          48.4%          3,341          3,524
Land (e)                                                     345          100.0%         100.0%            345            345
Building and Improvements (net) (f)                        3,609           30.0%          50.0%          1,083          1,805
Machinery and Equipment (net) (g)                         27,054           11.6%          25.0%          3,149          6,773
Construction in Progress (h)                                  51            0.0%          25.0%              0             13
Other Assets (i)                                             635            0.0%           0.0%              0              0
Investment in Subsidiaries (j)                                 0            0.0%           0.0%              0              0
                                                      ----------                                    ----------     ----------
   TOTAL                                              $   58,227                                    $   20,432     $   26,899
                                                      ==========                                    ==========     ==========

Liquidation Fees, Expenses and Wind Down Costs(k)                          12.0%           8.0%     $   (2,452)    $   (2,152)

                                                                                                    ----------     ----------
NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION TO STAKEHOLDERS                                   $   17,981     $   24,747

            HYPOTHETICAL LIQUIDATION ANALYSIS: DIVERSIFIED DIEMAKERS

ESTIMATED LIQUIDATION PROCEEDS
-----------------------------------------------------------------------------------------------------------------------------
                                                                               HYPOTHETICAL LIQUIDATION VALUE RANGE
                                                      BOOK VALUE     --------------------------------------------------------
                                                     12/31/2004(a)          RECOVERY %                       AMOUNT
                                                     -------------   -------------------------      -------------------------
                                                                        LOW            HIGH            LOW            HIGH
                                                                     ----------     ----------      ----------     ----------
Cash and Equivalents (b)                              $       30          100.0%         100.0%     $       30     $       30
Accounts Receivable, Net (c)                              10,702           65.0%          75.0%     $    6,956     $    8,027
Inventory (d)                                             11,432           43.7%          45.8%          4,999          5,240
Land (e)                                                     890          100.0%         100.0%            890            890
Building and Improvements (net) (f)                       10,197           30.0%          50.0%          3,059          5,099
Machinery and Equipment (net) (g)                         23,211           26.6%          34.9%          6,176          8,110
Construction in Progress (h)                               1,000            0.0%          25.0%              0            250
Other Assets (i)                                             430            0.0%           0.0%              0              0
Investment in Subsidiaries (j)                                 0            0.0%           0.0%              0              0
                                                      ----------                                    ----------     ----------
   TOTAL                                              $   57,892                                    $   22,110     $   27,645
                                                      ==========                                    ==========     ==========

Liquidation Fees, Expenses and Wind Down Costs(k)                          12.0%           8.0%     $   (2,653)    $   (2,212)

                                                                                                    ----------     ----------
NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION TO STAKEHOLDERS                                   $   19,457     $   25,433

             HYPOTHETICAL LIQUIDATION ANALYSIS: GANTON TECHNOLOGIES

ESTIMATED LIQUIDATION PROCEEDS
-----------------------------------------------------------------------------------------------------------------------------
                                                                               HYPOTHETICAL LIQUIDATION VALUE RANGE
                                                      BOOK VALUE     --------------------------------------------------------
                                                     12/31/2004(a)          RECOVERY %                       AMOUNT
                                                     -------------   -------------------------      -------------------------
                                                                        LOW            HIGH            LOW            HIGH
                                                                     ----------     ----------      ----------     ----------
Cash and Equivalents (b)                              $      185          100.0%         100.0%     $      185     $      185
Accounts Receivable, Net (c)                               9,897           65.0%          75.0%          6,433          7,423
Inventory (d)                                              5,329           14.2%          16.1%            758            859
Land (e)                                                     630          100.0%         100.0%            630            630
Building and Improvements (net) (f)                        7,595           30.0%          50.0%          2,279          3,798
Machinery and Equipment (net) (g)                         11,674           19.1%          23.3%          2,232          2,721
Construction in Progress (h)                                 831            0.0%          25.0%              0            208
Other Assets (i)                                             784            0.0%           0.0%              0              0
Investment in Subsidiaries (j)                                 0            0.0%           0.0%              0              0
                                                      ----------                                    ----------     ----------
   TOTAL                                              $   36,925                                    $   12,517     $   15,824
                                                      ==========                                    ==========     ==========

Liquidation Fees, Expenses and Wind Down Costs(k)                          12.0%           8.0%     $   (1,502)    $   (1,266)

                                                                                                    ----------     ----------
NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION TO STAKEHOLDERS                                   $   11,015     $   14,558

             HYPOTHETICAL LIQUIDATION ANALYSIS: INTERMET CORPORATION

ESTIMATED LIQUIDATION PROCEEDS
-----------------------------------------------------------------------------------------------------------------------------
                                                                               HYPOTHETICAL LIQUIDATION VALUE RANGE
                                                      BOOK VALUE     --------------------------------------------------------
                                                     12/31/2004(a)          RECOVERY %                       AMOUNT
                                                     -------------   -------------------------      -------------------------
                                                                        LOW            HIGH            LOW            HIGH
                                                                     ----------     ----------      ----------     ----------
Cash and Equivalents (b)                              $    1,477          100.0%         100.0%     $    1,477     $    1,477
Accounts Receivable, Net (c)                               1,579           65.0%          75.0%          1,026          1,184
Inventory (d)                                                  0            0.0%           0.0%              0              0
Land (e)                                                       0          100.0%         100.0%              0              0
Building and Improvements (net) (f)                            0           30.0%          50.0%              0              0
Machinery and Equipment (net) (g)                              0            0.0%           0.0%              0              0
Construction in Progress (h)                                   0            0.0%          25.0%              0              0
Other Assets (i)                                          22,474           10.0%          30.0%          2,247          6,742
Investment in Subsidiaries (j)                                 0            0.0%           0.0%              0              0
                                                      ----------                                    ----------     ----------
   TOTAL                                              $   25,529                                    $    4,750     $    9,403
                                                      ==========                                    ==========     ==========

Liquidation Fees, Expenses and Wind Down Costs(k)                          12.0%           8.0%     $     (570)    $     (752)

                                                                                                    ----------     ----------
NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION TO STAKEHOLDERS                                   $    4,180     $    8,651

             HYPOTHETICAL LIQUIDATION ANALYSIS: INTERMET HOLDING CO.

ESTIMATED LIQUIDATION PROCEEDS
-----------------------------------------------------------------------------------------------------------------------------
                                                                               HYPOTHETICAL LIQUIDATION VALUE RANGE
                                                      BOOK VALUE     --------------------------------------------------------
                                                     12/31/2004(a)          RECOVERY %                       AMOUNT
                                                     -------------   -------------------------      -------------------------
                                                                        LOW            HIGH            LOW            HIGH
                                                                     ----------     ----------      ----------     ----------
Cash and Equivalents (b)                              $        0          100.0%         100.0%     $        0     $        0
Accounts Receivable, Net (c)                                   0           65.0%          75.0%              0              0
Inventory (d)                                                  0            0.0%           0.0%              0              0
Land (e)                                                       0          100.0%         100.0%              0              0
Building and Improvements (net) (f)                            0           30.0%          50.0%              0              0
Machinery and Equipment (net) (g)                              0            0.0%           0.0%              0              0
Construction in Progress (h)                                   0            0.0%          25.0%              0              0
Other Assets (i)                                               0            0.0%           0.0%              0              0
Investment in Subsidiaries (j)                                 0            0.0%           0.0%              0              0
                                                      ----------                                    ----------     ----------
   TOTAL                                              $        0                                    $        0     $        0
                                                      ==========                                    ==========     ==========

Liquidation Fees, Expenses and Wind Down Costs(k)                          12.0%           8.0%     $        0     $        0

                                                                                                    ----------     ----------
NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION TO STAKEHOLDERS                                   $        0     $        0

              HYPOTHETICAL LIQUIDATION ANALYSIS: INTERMET ILLINOIS

ESTIMATED LIQUIDATION PROCEEDS
-----------------------------------------------------------------------------------------------------------------------------
                                                                               HYPOTHETICAL LIQUIDATION VALUE RANGE
                                                      BOOK VALUE     --------------------------------------------------------
                                                     12/31/2004(a)          RECOVERY %                       AMOUNT
                                                     -------------   -------------------------      -------------------------
                                                                        LOW            HIGH            LOW            HIGH
                                                                     ----------     ----------      ----------     ----------
Cash and Equivalents (b)                              $        0          100.0%         100.0%     $        0     $        0
Accounts Receivable, Net (c)                                   0           65.0%          75.0%              0              0
Inventory (d)                                                  0            0.0%           0.0%              0              0
Land (e)                                                       0          100.0%         100.0%              0              0
Building and Improvements (net) (f)                            0           30.0%          50.0%              0              0
Machinery and Equipment (net) (g)                              0            0.0%           0.0%              0              0
Construction in Progress (h)                                   0            0.0%          25.0%              0              0
Other Assets (i)                                               0            0.0%           0.0%              0              0
Investment in Subsidiaries (j)                                 0            0.0%           0.0%              0              0
                                                      ----------                                    ----------     ----------
   TOTAL                                              $        0                                    $        0     $        0
                                                      ==========                                    ==========     ==========

Liquidation Fees, Expenses and Wind Down Costs(k)                          12.0%           8.0%     $        0     $        0

                                                                                                    ----------     ----------
NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION TO STAKEHOLDERS                                   $        0     $        0

            HYPOTHETICAL LIQUIDATION ANALYSIS: INTERMET INTERNATIONAL

ESTIMATED LIQUIDATION PROCEEDS
-----------------------------------------------------------------------------------------------------------------------------
                                                                               HYPOTHETICAL LIQUIDATION VALUE RANGE
                                                      BOOK VALUE     --------------------------------------------------------
                                                     12/31/2004(a)          RECOVERY %                       AMOUNT
                                                     -------------   -------------------------      -------------------------
                                                                        LOW            HIGH            LOW            HIGH
                                                                     ----------     ----------      ----------     ----------
Cash and Equivalents (b)                              $        0          100.0%         100.0%     $        0     $        0
Accounts Receivable, Net (c)                                   0           65.0%          75.0%              0              0
Inventory (d)                                                  0            0.0%           0.0%              0              0
Land (e)                                                       0          100.0%         100.0%              0              0
Building and Improvements (net) (f)                            0           30.0%          50.0%              0              0
Machinery and Equipment (net) (g)                              0            0.0%           0.0%              0              0
Construction in Progress (h)                                   0            0.0%           0.0%              0              0
Other Assets (i)                                               0            0.0%           0.0%              0              0
Investment in Subsidiaries (j)                            30,144          206.7%         241.2%         62,316         72,702
                                                      ----------                                    ----------     ----------
   TOTAL                                              $   30,144                                    $   62,316     $   72,702
                                                      ==========                                    ==========     ==========

Liquidation Fees, Expenses and Wind Down Costs(k)                           4.0%           2.0%     $   (2,493)    $   (1,454)

                                                                                                    ----------     ----------
NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION TO STAKEHOLDERS                                   $   59,823     $   71,248

            HYPOTHETICAL LIQUIDATION ANALYSIS: INTERMET U.S. HOLDINGS

ESTIMATED LIQUIDATION PROCEEDS
-----------------------------------------------------------------------------------------------------------------------------
                                                                               HYPOTHETICAL LIQUIDATION VALUE RANGE
                                                      BOOK VALUE     --------------------------------------------------------
                                                     12/31/2004(a)          RECOVERY %                       AMOUNT
                                                     -------------   -------------------------      -------------------------
                                                                        LOW            HIGH            LOW            HIGH
                                                                     ----------     ----------      ----------     ----------
Cash and Equivalents (b)                              $        1          100.0%         100.0%     $        1     $        1
Accounts Receivable, Net (c)                               8,667           65.0%          75.0%          5,634          6,500
Inventory (d)                                              6,120           15.5%          16.8%            948          1,026
Land (e)                                                     862          100.0%         100.0%            862            862
Building and Improvements (net) (f)                       23,381           30.0%          50.0%          7,014         11,691
Machinery and Equipment (net) (g)                         20,381            9.6%          19.4%          1,955          3,950
Construction in Progress (h)                                  29            0.0%          25.0%              0              7
Other Assets (i)                                           1,438            0.0%           0.0%              0              0
Investment in Subsidiaries (j)                                 0            0.0%           0.0%              0              0
                                                      ----------                                    ----------     ----------
   TOTAL                                              $   60,879                                    $   16,414     $   24,037
                                                      ==========                                    ==========     ==========

Liquidation Fees, Expenses and Wind Down Costs(k)                          12.0%           8.0%     $   (1,970)    $   (1,923)

                                                                                                    ----------     ----------
NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION TO STAKEHOLDERS                                   $   14,444     $   22,114

                 HYPOTHETICAL LIQUIDATION ANALYSIS: IRONTON IRON

ESTIMATED LIQUIDATION PROCEEDS
-----------------------------------------------------------------------------------------------------------------------------
                                                                               HYPOTHETICAL LIQUIDATION VALUE RANGE
                                                      BOOK VALUE     --------------------------------------------------------
                                                     12/31/2004(a)          RECOVERY %                       AMOUNT
                                                     -------------   -------------------------      -------------------------
                                                                        LOW            HIGH            LOW            HIGH
                                                                     ----------     ----------      ----------     ----------
Cash and Equivalents (b)                              $        0          100.0%         100.0%     $        0     $        0
Accounts Receivable, Net (c)                                   0           65.0%          75.0%              0              0
Inventory (d)                                                  0            0.0%           0.0%              0              0
Land (e)                                                       0          100.0%         100.0%              0              0
Building and Improvements (net) (f)                            0           30.0%          50.0%              0              0
Machinery and Equipment (net) (g)                              0            0.0%           0.0%              0              0
Construction in Progress (h)                                   0            0.0%          25.0%              0              0
Other Assets (i)                                               0            0.0%           0.0%              0              0
Investment in Subsidiaries (j)                                 0            0.0%           0.0%              0              0
                                                      ----------                                    ----------     ----------
   TOTAL                                              $        0                                    $        0     $        0
                                                      ==========                                    ==========     ==========

Liquidation Fees, Expenses and Wind Down Costs(k)                          12.0%           8.0%     $        0     $        0

                                                                                                    ----------     ----------
NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION TO STAKEHOLDERS                                   $        0     $        0

              HYPOTHETICAL LIQUIDATION ANALYSIS: LYNCHBURG FOUNDRY

ESTIMATED LIQUIDATION PROCEEDS
-----------------------------------------------------------------------------------------------------------------------------
                                                                               HYPOTHETICAL LIQUIDATION VALUE RANGE
                                                      BOOK VALUE     --------------------------------------------------------
                                                     12/31/2004(a)          RECOVERY %                       AMOUNT
                                                     -------------   -------------------------      -------------------------
                                                                        LOW            HIGH            LOW            HIGH
                                                                     ----------     ----------      ----------     ----------
Cash and Equivalents (b)                              $        0          100.0%         100.0%     $        0     $        0
Accounts Receivable, Net (c)                               6,540           65.0%          75.0%          4,251          4,905
Inventory (d)                                              3,722           66.7%          74.5%          2,481          2,774
Land (e)                                                     670          100.0%         100.0%            670            670
Building and Improvements (net) (f)                        2,348           30.0%          50.0%            704          1,174
Machinery and Equipment (net) (g)                         11,705           11.7%          20.7%          1,375          2,419
Construction in Progress (h)                                 261            0.0%          25.0%              0             65
Other Assets (i)                                             495            0.0%           0.0%              0              0
Investment in Subsidiaries (j)                                 0            0.0%           0.0%              0              0
                                                      ----------                                    ----------     ----------
   TOTAL                                              $   25,741                                    $    9,481     $   12,007
                                                      ==========                                    ==========     ==========

Liquidation Fees, Expenses and Wind Down Costs(k)                          12.0%           8.0%     $   (1,138)    $     (961)

                                                                                                    ----------     ----------
NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION TO STAKEHOLDERS                                   $    8,343     $   11,046

              HYPOTHETICAL LIQUIDATION ANALYSIS: NORTHERN CASTINGS

ESTIMATED LIQUIDATION PROCEEDS
-----------------------------------------------------------------------------------------------------------------------------
                                                                               HYPOTHETICAL LIQUIDATION VALUE RANGE
                                                      BOOK VALUE     --------------------------------------------------------
                                                     12/31/2004(a)          RECOVERY %                       AMOUNT
                                                     -------------   -------------------------      -------------------------
                                                                        LOW            HIGH            LOW            HIGH
                                                                     ----------     ----------      ----------     ----------
Cash and Equivalents (b)                              $        0          100.0%         100.0%     $        0     $        0
Accounts Receivable, Net (c)                               1,723           65.0%          75.0%          1,120          1,292
Inventory (d)                                                536           61.4%          71.6%            329            384
Land (e)                                                      12          100.0%         100.0%             12             12
Building and Improvements (net) (f)                          706           30.0%          50.0%            212            353
Machinery and Equipment (net) (g)                          1,037           25.7%          70.3%            266            729
Construction in Progress (h)                                   0            0.0%          25.0%              0              0
Other Assets (i)                                             129            0.0%           0.0%              0              0
Investment in Subsidiaries (j)                                 0            0.0%           0.0%              0              0
                                                      ----------                                    ----------     ----------
   TOTAL                                              $    4,143                                    $    1,939     $    2,770
                                                      ==========                                    ==========     ==========

Liquidation Fees, Expenses and Wind Down Costs(k)                          12.0%           8.0%     $     (233)    $     (222)

                                                                                                    ----------     ----------
NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION TO STAKEHOLDERS                                   $    1,706     $    2,548

                   HYPOTHETICAL LIQUIDATION ANALYSIS: SUDBURY

ESTIMATED LIQUIDATION PROCEEDS
-----------------------------------------------------------------------------------------------------------------------------
                                                                               HYPOTHETICAL LIQUIDATION VALUE RANGE
                                                      BOOK VALUE     --------------------------------------------------------
                                                     12/31/2004(a)          RECOVERY %                       AMOUNT
                                                     -------------   -------------------------      -------------------------
                                                                        LOW            HIGH            LOW            HIGH
                                                                     ----------     ----------      ----------     ----------
Cash and Equivalents (b)                              $        0          100.0%         100.0%     $        0     $        0
Accounts Receivable, Net (c)                                   7           65.0%          75.0%              5              5
Inventory (d)                                                  0            0.0%           0.0%              0              0
Land (e)                                                       0          100.0%         100.0%              0              0
Building and Improvements (net) (f)                            0           30.0%          50.0%              0              0
Machinery and Equipment (net) (g)                              0            0.0%           0.0%              0              0
Construction in Progress (h)                                   0            0.0%          25.0%              0              0
Other Assets (i)                                              77            0.0%           0.0%              0              0
Investment in Subsidiaries (j)                                 0            0.0%           0.0%              0              0
                                                      ----------                                    ----------     ----------
   TOTAL                                              $       84                                    $        5     $        5
                                                      ==========                                    ==========     ==========

Liquidation Fees, Expenses and Wind Down Costs(k)                          12.0%           8.0%     $       (1)    $       (0)

                                                                                                    ----------     ----------
NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION TO STAKEHOLDERS                                   $        4     $        5

                  HYPOTHETICAL LIQUIDATION ANALYSIS: SUDM, INC.

ESTIMATED LIQUIDATION PROCEEDS
-----------------------------------------------------------------------------------------------------------------------------
                                                                               HYPOTHETICAL LIQUIDATION VALUE RANGE
                                                      BOOK VALUE     --------------------------------------------------------
                                                     12/31/2004(a)          RECOVERY %                       AMOUNT
                                                     -------------   -------------------------      -------------------------
                                                                        LOW            HIGH            LOW            HIGH
                                                                     ----------     ----------      ----------     ----------
Cash and Equivalents (b)                              $        0          100.0%         100.0%     $        0     $        0
Accounts Receivable, Net (c)                                   0           65.0%          75.0%              0              0
Inventory (d)                                                  0            0.0%           0.0%              0              0
Land (e)                                                       0          100.0%         100.0%              0              0
Building and Improvements (net) (f)                            0           30.0%          50.0%              0              0
Machinery and Equipment (net) (g)                              0            0.0%           0.0%              0              0
Construction in Progress (h)                                   0            0.0%          25.0%              0              0
Other Assets (i)                                               0            0.0%           0.0%              0              0
Investment in Subsidiaries (j)                                 0            0.0%           0.0%              0              0
                                                      ----------                                    ----------     ----------
   TOTAL                                              $        0                                    $        0     $        0
                                                      ==========                                    ==========     ==========

Liquidation Fees, Expenses and Wind Down Costs(k)                          12.0%           8.0%     $        0     $        0

                                                                                                    ----------     ----------
NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION TO STAKEHOLDERS                                   $        0     $        0

                HYPOTHETICAL LIQUIDATION ANALYSIS: TOOL PRODUCTS

ESTIMATED LIQUIDATION PROCEEDS
-----------------------------------------------------------------------------------------------------------------------------
                                                                               HYPOTHETICAL LIQUIDATION VALUE RANGE
                                                      BOOK VALUE     --------------------------------------------------------
                                                     12/31/2004(a)          RECOVERY %                       AMOUNT
                                                     -------------   -------------------------      -------------------------
                                                                        LOW            HIGH            LOW            HIGH
                                                                     ----------     ----------      ----------     ----------
Cash and Equivalents (b)                              $        3          100.0%         100.0%     $        3     $        3
Accounts Receivable, Net (c)                               7,316           65.0%          75.0%          4,755          5,487
Inventory (d)                                              3,908           41.5%          62.8%          1,624          2,456
Land (e)                                                     356          100.0%         100.0%            356            356
Building and Improvements (net) (f)                        8,041           30.0%          50.0%          2,412          4,021
Machinery and Equipment (net) (g)                         13,414           34.2%          43.0%          4,582          5,765
Construction in Progress (h)                                 729            0.0%          25.0%              0            182
Other Assets (i)                                             590            0.0%           0.0%              0              0
Investment in Subsidiaries (j)                                 0            0.0%           0.0%              0              0
                                                      ----------                                    ----------     ----------
   TOTAL                                              $   34,357                                    $   13,733     $   18,269
                                                      ==========                                    ==========     ==========

Liquidation Fees, Expenses and Wind Down Costs(k)                          12.0%           8.0%     $   (1,648)    $   (1,462)

                                                                                                    ----------     ----------
NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION TO STAKEHOLDERS                                   $   12,085     $   16,808

               HYPOTHETICAL LIQUIDATION ANALYSIS: WAGNER CASTINGS

ESTIMATED LIQUIDATION PROCEEDS
-----------------------------------------------------------------------------------------------------------------------------
                                                                               HYPOTHETICAL LIQUIDATION VALUE RANGE
                                                      BOOK VALUE     --------------------------------------------------------
                                                     12/31/2004(a)          RECOVERY %                       AMOUNT
                                                     -------------   -------------------------      -------------------------
                                                                        LOW            HIGH            LOW            HIGH
                                                                     ----------     ----------      ----------     ----------
Cash and Equivalents (b)                              $       32          100.0%         100.0%     $       32     $       32
Accounts Receivable, Net (c)                               8,041           65.0%          75.0%          5,227          6,031
Inventory (d)                                              5,096           33.3%          38.6%          1,699          1,965
Land (e)                                                     343          100.0%         100.0%            343            343
Building and Improvements (net) (f)                          816           30.0%          50.0%            245            408
Machinery and Equipment (net) (g)                         12,203           15.7%          32.6%          1,919          3,984
Construction in Progress (h)                                 899            0.0%          25.0%              0            225
Other Assets (i)                                           1,264            0.0%           0.0%              0              0
Investment in Subsidiaries (j)                                 0            0.0%           0.0%              0              0
                                                      ----------                                    ----------     ----------
   TOTAL                                              $   28,694                                    $    9,464     $   12,987
                                                      ==========                                    ==========     ==========

Liquidation Fees, Expenses and Wind Down Costs(k)                          12.0%           8.0%     $   (1,136)    $   (1,039)

                                                                                                    ----------     ----------
NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION TO STAKEHOLDERS                                   $    8,328     $   11,948

                HYPOTHETICAL LIQUIDATION ANALYSIS: WAGNER HAVANA

ESTIMATED LIQUIDATION PROCEEDS
-----------------------------------------------------------------------------------------------------------------------------
                                                                               HYPOTHETICAL LIQUIDATION VALUE RANGE
                                                      BOOK VALUE     --------------------------------------------------------
                                                     12/31/2004(a)          RECOVERY %                       AMOUNT
                                                     -------------   -------------------------      -------------------------
                                                                        LOW            HIGH            LOW            HIGH
                                                                     ----------     ----------      ----------     ----------
Cash and Equivalents (b)                              $        0          100.0%         100.0%     $        0     $        0
Accounts Receivable, Net (c)                                  68           65.0%          75.0%             44             51
Inventory (d)                                                248           40.0%          50.0%             99            124
Land (e)                                                       6          100.0%         100.0%              6              6
Building and Improvements (net) (f)                          793           30.0%          50.0%            238            397
Machinery and Equipment (net) (g)                          2,000           20.0%          40.0%            400            800
Construction in Progress (h)                                   0            0.0%          25.0%              0              0
Other Assets (i)                                               0            0.0%           0.0%              0              0
Investment in Subsidiaries (j)                                 0            0.0%           0.0%              0              0
                                                      ----------                                    ----------     ----------
   TOTAL                                              $    3,115                                    $      787     $    1,378
                                                      ==========                                    ==========     ==========

Liquidation Fees, Expenses and Wind Down Costs(k)                          12.0%           8.0%     $      (94)    $     (110)

                                                                                                    ----------     ----------
NET ESTIMATED PROCEEDS AVAILABLE FOR DISTRIBUTION TO STAKEHOLDERS                                   $      693     $    1,267

NOTES TO LIQUIDATION ANALYSIS

(a) BOOK VALUES AS OF DECEMBER 31, 2004. Unless otherwise stated, the book values contained/presented in the Liquidation Analysis are book values as of December 31, 2004. These actual balances are used as a reference point for the analysis and, as described in the introduction to the Liquidation Analysis, are used as the value for which percentage recoveries for the liquidation of certain assets (e.g., accounts receivable) are based. Management of the Debtors provided all December 31, 2004 book values.

(b) CASH AND EQUIVALENTS. Cash consists of all cash in banks or operating accounts and liquid investments with maturities of three months or less. Cash is assumed to be fully recoverable.

(c) ACCOUNTS RECEIVABLE. Estimated proceeds realizable from short-term and long-term accounts receivable under a liquidation are based on management's assessment of the ability of the Debtors to collect on their accounts, taking into consideration the credit quality and aging of the accounts. The liquidation range of 65%-75% of book value is an estimate of the proceeds that would be available in a "forced sale" or liquidation scenario. This range conservatively takes into account the inevitable difficulty in collecting receivables and any concessions or off-sets which might be required to facilitate the collection of certain accounts.

(d) INVENTORY. Inventory includes finished goods, work-in-progress and raw materials. The range of liquidation values is derived from an inventory appraisal recently produced by a third party appraiser for the following Debtors based on December 31, 2004 account balances: Cast-Matic Corporation, Columbus Foundry, L.P., Diversified Diemakers, Inc., Ganton Technologies, Inc., Intermet U.S. Holding, Inc., Lynchburg Foundry Company, Northern Castings Corporation, Tool Products, Inc. and Wagner Castings Company. The low point of the range reflects the forced sale of all inventory including work-in-progress in "as is" condition. The high point of the range reflects the conversion of certain work-in-progress inventory into finished goods. For the remaining entities for which appraisals were not available, estimates were based on the average range of liquidation values/recoveries at the Debtors listed above. Those Debtors for which inventory appraisals were unavailable include Alexander City Casting Company, Inc., Intermet Corporation, Intermet Holding Company, Intermet Illinois, Inc., Intermet International, Inc., Ironton Iron, Inc., Sudbury, Inc., SUDM, Inc., and Wagner Havana, Inc.

(e) LAND. Estimated proceeds realizable from the liquidation of land/real estate reflect 100% of book value. No appraisals of land/real estate assets were available for use in the liquidation analysis, and no provision for environmental costs related to, for example, remediation were taken into account.

(f) BUILDINGS AND IMPROVEMENTS. Estimated proceeds realizable from the sale of building and improvements reflect a range of 30% - 50%.

(g) MACHINERY AND EQUIPMENT. Machinery and equipment includes machinery, equipment and inventory of spare parts and safety equipment. The range of liquidation proceeds is derived from machinery and equipment appraisals recently produced by a third party appraiser for the following Debtors based on December 31, 2004 account balances: Cast-Matic Corporation, Columbus Foundry, L.P., Diversified Diemakers, Inc., Ganton Technologies, Inc., Intermet U.S. Holding, Inc., Lynchburg Foundry Company, Northern Castings Corporation, Tool Products, Inc. and Wagner Castings Company. The low range reflects a forced liquidation over an abbreviated period whereas the high range reflects an orderly liquidation over a longer timeframe. For the remaining entities for which appraisals were not available, estimates were based on the average range of liquidation values/recoveries at the debtors listed above. Those Debtors for which appraisals were unavailable include Alexander City Casting Company, Inc., Intermet Corporation, Intermet Holding Company, Intermet Illinois, Inc., Intermet International, Inc., Ironton Iron, Inc., Sudbury, Inc., SUDM, Inc., and Wagner Havana, Inc.

(h) CONSTRUCTION IN PROGRESS. Management estimates that fixed assets under construction would yield limited to no value in a forced liquidation scenario, resulting in a recovery range of 0%-25%.

(i) OTHER ASSETS. Management estimates that other assets, which include tooling intangibles, prepaid assets, deposits, and unamortized bank fees would not yield significant value in a forced liquidation scenario, and accordingly have been ascribed 0% recovery. Other assets at Intermet Corporation, however, do include items, such as cash deposits, which have some tangible value. Consequently, the recoveries for other assets at Intermet Corporation ranges from 10% - 30%.

(j) INVESTMENTS IN SUBSIDIARIES. Reflects the book value of the equity ownership in the Debtors' European operations at Intermet International, Inc.

(k) LIQUIDATION FEES AND EXPENSES. Chapter 7 trustee fees, other professional fees and wind-down costs are estimated to be 8%-12% of gross sales proceeds. In the case of Intermet International, liquidation fees and expenses reflect professional fees that would be incurred in the sale of the European operations, which are estimated at 2%-4% of gross sales proceeds.

(l) NET ESTIMATED PROCEEDS FROM SUBSIDIARY. Applies only to Intermet Corporation's recovery of value from its stock ownership in Intermet International which, in turn, recovers value from its stock ownership in Intermet's European subsidiaries. The Liquidation Analysis assumes a distressed sale of these European subsidiaries, with proceeds, after payment of net debt and transaction fees, going to Intermet International.

(m) DIP FACILITY CLAIMS. Reflects the projected DIP balance as of the anticipated commencement of the Liquidation Period.

(n) SECURED CLAIMS. Pre-Petition Lender Claims and Secured Claims have security interests in the domestic entities as well as two-thirds of the equity value of the European operations. These Claims are allocated proportionally by Debtor based on the net proceeds available at each Debtor to satisfy Secured Claims.

                                    EXHIBIT H

           PROJECTED FINANCIAL INFORMATION FOR THE REORGANIZED DEBTORS

                                    EXHIBIT H

           PROJECTED FINANCIAL INFORMATION FOR THE REORGANIZED DEBTORS


The Debtors have prepared projected operating and financial results on a consolidated basis for the five years ending December 31, 2009 (the "Projections"). The Debtors have also prepared a pro-forma balance sheet of INTERMET Corporation based upon an assumed Effective Date of August 31, 2005.

THE FINANCIAL PROJECTION INFORMATION DISCUSSED HEREIN CONTAINS CERTAIN STATEMENTS THAT ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, MAINTAINING GOOD EMPLOYEE RELATIONS, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, NATURAL DISASTERS, ACTS OF TERRORISM OR WAR, INDUSTRY-SPECIFIC RISK FACTORS AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS. SEE SECTION XI -- "CERTAIN FACTORS TO BE CONSIDERED".

THE PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. THE DEBTORS' INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS. EXCEPT FOR PURPOSES OF THIS DISCLOSURE STATEMENT, THE DEBTORS DO NOT PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS.

THE DEBTORS BELIEVE THAT THE PROJECTIONS ARE BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE REASONABLE. THE ESTIMATES AND ASSUMPTIONS MAY NOT BE REALIZED, HOWEVER, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS' CONTROL. NO REPRESENTATIONS CAN BE OR ARE MADE AS TO WHETHER THE ACTUAL RESULTS WILL BE WITHIN THE RANGE SET FORTH IN THE PROJECTIONS.

THEREFORE, ALTHOUGH THE PROJECTIONS ARE NECESSARILY PRESENTED WITH NUMERICAL SPECIFICITY, THE ACTUAL RESULTS OF OPERATIONS ACHIEVED DURING THE PROJECTION PERIOD WILL VARY FROM PROJECTED RESULTS. THESE VARIATIONS MAY BE MATERIAL. ACCORDINGLY, NO REPRESENTATION CAN BE OR IS BEING MADE WITH RESPECT TO THE ACCURACY OF THE PROJECTIONS OR THE ABILITY OF THE REORGANIZED DEBTORS TO ACHIEVE THE PROJECTIONS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR MAY BE UNANTICIPATED, AND THEREFORE MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS. SEE SECTION XI -- "CERTAIN FACTORS TO BE CONSIDERED".

The Projections should be read in conjunction with the assumptions, qualifications and explanations set forth in the historical consolidated financial statements, including the notes and schedules thereto, incorporated herein in Exhibit I - "Selected Historical Financial Information".

The Projections have been prepared on the assumption that the effective date of the Plan will be August 31, 2005. Although the Debtors presently intend to seek to cause the Effective Date to occur as soon as practicable, there can be no assurance as to when the Effective Date will actually occur. The balance sheet adjustments in the column captioned "Reorganization Adjustments" reflect the assumed effect of Confirmation and the consummation of the transactions contemplated by the Plan, including the settlement of various liabilities and incurrence of new indebtedness.

The Projections are based on, and assume the successful implementation of Reorganized Intermet's business plan.

I.       PRINCIPAL ASSUMPTIONS FOR THE PROJECTIONS


A.       GENERAL

         1. Methodology. The Projections are based upon detailed operating budgets for the Debtors for the three-year period ending December 31, 2007, which were developed by management of the Debtors and CMD at the plant level in North America and in Europe. The Projections for the calendar years 2008 through 2009 were developed by management of the Debtors and Lazard and were prepared on the same basis as 2005 through 2007, but through trending analysis using key top-down assumptions. Sales for all periods were developed by management of the Debtors on a part-by-part buildup at each plant based on current booked business as well as estimates for future business opportunities.

         2. Plan Consummation. The operating assumptions assume the Plan will be Confirmed and consummated by August 31, 2005.

         3. Macroeconomic and Industry Environment. The Projections reflect currently forecasted build volumes per recent OEM estimates, steel prices consistent with current levels experienced by the Debtors and a rising interest rate environment.

B.       PROJECTED STATEMENTS OF OPERATIONS

         1. Net Sales. Consolidated revenues, estimated to be $837.2 million in 2004, are projected to increase by 0.8% in 2005 to $844.2 million, and then to continue to grow through the projection period, peaking in 2009 at $1,050.7 million. Sales for all periods were developed on a part-by-part buildup at each plant based on current booked business as well as estimates for future business opportunities.

         2. Gross Margin. Gross margin is projected to be 4.1% in 2005, increasing to 10.9% in 2009 based on more efficient production as unprofitable facilities are closed or sold and optimum capacities and efficiencies are realized at the continuing facilities. Gross margin also improves as a larger sales base absorbs fixed costs.

         3. Selling, General and Administrative Expenses ("SG&A"). SG&A includes corporate, research and development and customer support expenses. These expenses decrease from $43.4 million in 2005 to $40.2 million in 2006, reflecting cost savings relating to the closure of multiple facilities in 2005. By 2009, selling, general and administrative expenses grow to $43.7 million, consistent with the increase in sales experienced during the 2006-2009 period.

         4. Other Operating Costs. Reflects legacy costs at the Debtors' inactive and discontinued operations including property taxes, utility expense, insurance premiums, and general maintenance expense.

         5. Interest Expense. Interest expense reflects the accrual and payment of interest on the Pre-Petition Credit Facility and DIP Facility until the effective date; and on a $170 million floating-rate term loan, a $90 million floating-rate revolving credit facility post-emergence and on various credit facilities in Europe. The European debt is assumed to be paid down with European cash in excess of $20 million and interest expense is affected accordingly. Interest expense also includes letters of credit fees and agency fees.

         6. Other Expense. Reflects interest expense and interest income on certain intercompany obligations, charges to and from affiliates and gains and losses on foreign exchange transactions.

         7. Restructuring Costs. Includes fees paid to professionals advising the Debtors, fees paid to DIP Lenders and Exit Lenders, fees paid to the Initial Committed Purchasers, payments pursuant to the KERP and other one-time charges / expenses. Cancellation of indebtedness income which is incurred on the Effective Date is also included as income in this line item.

         8. Income Tax Provision. Income taxes in North America and Europe were prepared by management of the Debtors, with the assistance of tax and financial advisors. North American taxes reflect the impact of cancellation of debt income on the Effective Date and differences between tax and book pretax income are adjusted accordingly. Taxes presented in North America reflect these differences as well as the application of pre-petition tax attributes to offset taxable income subject to Section 382(l)(6) limitations. Income taxes in Europe were approximated by the Debtors' tax advisors. Book taxes in Europe are assumed to equal cash taxes.

C.       PROJECTED STATEMENTS OF CASH FLOW

         1. Working Capital. Accounts receivable are projected to be outstanding for 50-60 days during the projection period, reflecting historical trends. Accounts payable are projected to be outstanding for 5 days in 2005 in North America. The days outstanding in North America increases thereafter to 30 days by 2007 and remains constant through 2009. Inventory days-on-hand are based on historical trends of approximately 20 days in North America and 45 days in Europe.

         2. Capital Expenditures. Capital expenditures are expected to total $43.6 million for 2005. This figure is projected to increase to $50.5 million in 2006 reflecting certain catch-up expenditures and continue in a normalized range of $40-$50 million per year in 2007-2009. Capital expenditure projections were developed by management of the Debtors based on specific capital projects and planned improvements at specific facilities.

         3. Proceeds from Asset Sales. Reflects the estimated sale proceeds from certain property, machinery and equipment and other assets related to discontinued or inactive facilities.

         4. Increase/(Decrease) in Borrowings. Reflects seasonal borrowings and repayments on the DIP and post-emergence revolving credit facility as well as repayments of debt in Europe based on a $20 million minimum cash balance in Europe.

         5. Changes in Other Financing. Reflects the $75 million Rights Offering on the Effective Date and some miscellaneous debt borrowing and repayments in Europe.

II.      PROJECTED BALANCE SHEET STATEMENT

         Fresh Start Accounting

         The American Institute of Certified Public Accountants ("AICPA") has issued Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). The Projections have been prepared in accordance with the fresh-start reporting principles set forth in the SOP 90-7, giving effect thereto as of August 31, 2005, subject to significant simplifying assumptions.

         The Pro Forma Reorganized Balance Sheet ("Reorganized Balance Sheet") is based on an Estimated Pre-Reorganization Balance Sheet, as modified by "Reorganization" and "Fresh-Start" adjustments. The Pre-Reorganization Balance Sheet provides estimates of assets and liabilities just prior to confirmation, including liabilities subject to compromise recorded in accordance with the SOP 90-7. The Reorganization Adjustments adjust the Pre-Reorganization Balance Sheet for the discharge of administrative claims and of estimated claims allowed by the Court upon confirmation. The Fresh-Start Adjustments further adjusts the Pre-Reorganization Balance Sheet of the emerging entity to:

         1.       Reflect the reorganization value of the assets;

         2.       Allocate the reorganization value among the assets; and

         3. Reflect each liability at the Plan Confirmation Date at its fair value.

         Reorganization value approximates the fair value of the entity before considering liabilities and approximates the amount a willing buyer would pay for the assets immediately after restructuring. Determination of the reorganization value requires a detailed valuation of all of the Reorganized Debtors' identifiable assets as of the Effective Date, including working capital assets, fixed assets and identifiable intangible assets such as third-party contracts. Allocation of the reorganization value among assets involves revaluing each of these assets at its fair value. Each liability of the emerging entity is reflected at its fair value.

         The foregoing assumptions and resulting computations were made solely for purposes of preparing the Projections. The Reorganized Debtors' will be required to determine their reorganization value as of the Effective Date. Reorganization value may change depending on the amount of cash retained upon emergence. The actual reorganization and fresh start adjustments will depend on the balance sheet as of the actual confirmation date and a final determination of the fair value appraisals. Such fair value appraisals could be materially higher or lower than the values assumed in the foregoing computations. In all events, the determination of reorganization value and the fair value of Reorganized Debtors' assets, as well as the determination of their actual liabilities, will be made as of the Effective Date. Furthermore, the changes between the amounts of any or all of the foregoing items as assumed in the Projections and the actual amounts thereof as of the Effective Date may be material.

PRO FORMA PROJECTED BALANCE SHEET (UNAUDITED)
(AS OF AUGUST 31, 2005)


INTERMET CORPORATION
($ in millions)


                                                   Estimated
                                                      Pre-                                                             Pro Forma
                                                 Reorganization                                                        Reorganized
                                                    Balance           Reorganization           "Fresh Start"             Balance
                                                     Sheet                  Adj.                    Adj.                Sheet(a)
                                                 ---------------      ---------------         ---------------        ---------------
ASSETS
 CURRENT ASSETS
    Cash and Equivalents                         $          19.4      $           6.3(b)                   --        $          25.6
    Total Receivables                                      125.9                   --                      --                  125.9
    Inventory                                               64.5                   --                      --                   64.5
    Other Current Assets                                     9.1                   --                      --                    9.1
                                                 ---------------      ---------------         ---------------        ---------------
       Total Current Assets                      $         218.8      $           6.3         $           0.0        $         225.1
 NON CURRENT ASSETS
    Fixed Assets, Net                                      271.9                   --                      --                  271.9
    Other Assets                                            23.5                   --                    45.8(c)                69.3
                                                 ---------------      ---------------         ---------------        ---------------
       TOTAL ASSETS                              $         514.2      $           6.3         $          45.8        $         566.3
                                                 ===============      ===============         ===============        ===============

LIABILITIES & SHAREHOLDERS' EQUITY
 CURRENT LIABILITIES
    Accounts Payable                             $          22.1                   --                      --        $          22.1
    Accrued Liabilities                                     62.0                 (1.7)(d)                  --                   60.2
    Accrued Interest                                         1.2                   --                      --                    1.2
                                                 ---------------      ---------------         ---------------        ---------------
       Total Current Liabilities                 $          85.2      $          (1.7)        $           0.0        $          83.5
 NON-CURRENT LIABILITIES
    DIP                                          $          45.3      $         (45.3)(e)                  --                     --
    Exit Revolver                                            0.0                   --                      --                     --
    Long Term Debt                                          20.2                170.0(f)                   --                  190.2
    Pre-Petition Liabilities                               166.5               (166.5)(g)                39.3(k)                  --
    Retirement Benefits                                     88.7                 (5.2)(h)                  --                  122.8
    Other Long-Term Liabilities                              9.9                   --                      --                    9.9
                                                 ---------------      ---------------         ---------------        ---------------
       Total Non-Current Liabilities                       330.6                (47.0)                   39.3                  322.9
 Liabilities Subject To Compromise                         248.3               (248.3)(i)                  --                     --
                                                 ---------------      ---------------         ---------------        ---------------
    TOTAL LIABILITIES                            $         664.1      $        (297.1)        $          39.3        $         406.3
 Shareholders' Equity                            $        (149.8)     $         303.3(j)      $           6.5(l)     $         160.0
                                                 ---------------      ---------------         ---------------        ---------------
    TOTAL LIABILITIES & SHAREHOLDERS' EQUITY     $         514.2      $           6.3         $          45.8        $         566.3
                                                 ===============      ===============         ===============        ===============

                   NOTES TO PRO FORMA PROJECTED BALANCE SHEET

         (a) The pro forma balance sheet adjustments contained herein account for (i) the reorganization and related transactions pursuant to the Plan and (ii) the implementation of "fresh start" accounting pursuant to SOP 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code, as issued by the AICPA. The fresh start adjustments are based on a total equity value of $160 million consistent with the mid-point of Lazard's Enterprise Valuation.

         (b) Reflects $6.3 million in cash created in North America by proceeds received from the Exit Facility financing and the Rights Offering, partially offset by the repayment of the DIP Facility, Pre-Petition Credit Facility, Senior Notes, payments made to unsecured creditors, fees paid to various Professionals, lenders and the Initial Committed Purchasers, KERP payments and Pension Plan payments.

         (c) Reflects a $45.8 million increase in intangible assets due to the excess value of Reorganized Intermet over the fair value of its assets.

         (d)      Reflects a $1.7 million KERP cash payment.

         (e)      Reflects repayment of the DIP Facility in cash.

         (f)      Reflects issuance of a $170 million Exit Term Loan.

         (g) Reflects repayment of the Pre-Petition Credit Facility and associated post-petition interest in cash.

         (h)      Reflects a $5.2 million cash Pension Plan payment.

         (i) Reflects extinguishment of pre-petition accounts payable and pre-petition Senior Notes and pre-petition accrued interest. Intercompany obligations owed to Non-Debtor Affiliates are not included in this number.

         (j) Reflects cancellation of indebtedness income, the issuance of the New Common Stock, Rights Offering, and various cash payments.

         (k) Increase in pension liability due to unrealized actuarial loss and prior service costs / benefits.

         (l) Reflects adjustments to shareholders' equity based on the estimated equity value of the Reorganized Intermet ($160 million) in accordance with "fresh start" accounting provisions of SOP 90-7.

1. PROJECTED STATEMENTS OF OPERATIONS

INTERMET CORPORATION
($ in millions)


                                                                     FISCAL YEAR ENDING DECEMBER 31,
                                                --------------------------------------------------------------------------
                                                  2005E           2006E           2007E           2008E           2009E
                                                ----------      ----------      ----------      ----------      ----------
NET SALES
    North America                               $    626.3      $    606.6      $    663.0      $    728.4      $    745.8
    Europe                                           217.9           252.2           265.5           291.7           304.9
                                                ----------      ----------      ----------      ----------      ----------
         Total Sales                                 844.2           858.8           928.5         1,020.2         1,050.7
Cost of Sales                                        809.8           783.5           838.6           909.9           936.3
                                                ----------      ----------      ----------      ----------      ----------
    GROSS MARGIN                                $     34.4      $     75.3      $     89.9      $    110.3      $    114.4
Selling, General and Administrative Expense           43.4            40.2            40.3            42.2            43.7
Other Operating Expense                                1.2             0.4             0.4             0.4             0.4
                                                ----------      ----------      ----------      ----------      ----------
    OPERATING INCOME                            ($    10.2)     $     34.7      $     49.2      $     67.7      $     70.3
Interest Expense, Net                                 20.7            20.7            20.2            19.7            19.2
Other Expense                                          3.7             0.5             0.6             0.6             0.6
Restructuring Expense(a)                            (118.7)            0.0             0.0             0.0             0.0
                                                ----------      ----------      ----------      ----------      ----------
    Pre-Tax Income                                    84.1            13.5            28.4            47.3            50.5
Income Taxes - Current                                 4.4            12.0            11.8            18.9            19.4
Income Taxes - Deferred                                0.0            (3.8)           (1.9)           (2.3)           (2.5)
                                                ----------      ----------      ----------      ----------      ----------
    Total Income Taxes                                 4.4             8.2             9.9            16.6            16.9
Minority Interest                                      0.1             0.0             0.0             0.0             0.0
                                                ----------      ----------      ----------      ----------      ----------
    NET INCOME (LOSS)                           $     79.8      $      5.3      $     18.5      $     30.7      $     33.6
                                                ==========      ==========      ==========      ==========      ==========



(a) Includes cancellation of indebtedness income in 2005 of $153.3 million.

2.   PROJECTED BALANCE SHEETS


INTERMET CORPORATION
($ in millions)


                                                                        FISCAL YEAR ENDING DECEMBER 31,
                                                     ----------------------------------------------------------------------
                                                       2005E          2006E          2007E          2008E          2009E
                                                     ----------     ----------     ----------     ----------     ----------
ASSETS
    CURRENT ASSETS
        Cash and Equivalents                         $     22.0     $     20.7     $     23.6     $     32.1     $     54.2
        Total Receivables                                 120.3          121.1          125.0          137.3          141.4
        Inventory                                          67.4           67.3           68.8           67.3           67.7
        Other Current Assets                                8.2            7.8            7.5            7.5            7.5
                                                     ----------     ----------     ----------     ----------     ----------
             Total Current Assets                    $    217.9     $    216.9     $    224.9     $    244.2     $    270.8
    NON CURRENT ASSETS
        Fixed Assets, Net                                 269.6          274.1          271.3          276.9          278.2
        Other Assets                                       68.7           70.5           70.4           70.6           71.1
                                                     ----------     ----------     ----------     ----------     ----------
             TOTAL ASSETS                            $    556.2     $    561.4     $    566.5     $    591.7     $    620.1
                                                     ==========     ==========     ==========     ==========     ==========

LIABILITIES & SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
    Accounts Payable                                 $     28.2     $     47.3     $     50.5     $     61.1     $     63.4
    Accrued Liabilities                                    64.1           56.5           55.0           55.0           55.0
    Accrued Interest                                        0.9            0.9            0.9            0.9            0.9
                                                     ----------     ----------     ----------     ----------     ----------
        Total Current Liabilities                    $     93.2     $    104.7     $    106.4     $    117.0     $    119.3
    Long Term Debt                                        188.2          184.7          175.7          164.6          162.6
    Retirement Benefits                                   120.6          112.5          106.4          101.3           95.9
    Other Long-Term Liabilities                             9.9            9.9            9.9            9.9            9.9
                                                     ----------     ----------     ----------     ----------     ----------
        Total Liabilities                                 411.8          411.8          398.4          392.8          387.7
    Shareholders' Equity                                  144.3          149.6          168.1          198.9          232.4
                                                     ----------     ----------     ----------     ----------     ----------
        TOTAL LIABILITIES & SHAREHOLDERS' EQUITY     $    556.2     $    561.4     $    566.5     $    591.7     $    620.1
                                                     ==========     ==========     ==========     ==========     ==========

2. 3. PROJECTED STATEMENTS OF CASH FLOW


INTERMET CORPORATION
($ in millions)


                                                                         FISCAL YEAR ENDING DECEMBER 31,
                                                    --------------------------------------------------------------------------
                                                      2005E           2006E           2007E           2008E            2009E
                                                    ----------      ----------      ----------      ----------      ----------
FUNDS FROM OPERATIONS:
    Net Income                                      $     79.8      $      5.3      $     18.5      $     30.7      $     33.6
    Depreciation                                          45.6            41.1            42.7            43.4            44.0
    Deferred Taxes                                         0.0            (3.8)           (1.9)           (2.3)           (2.5)
    COD Income                                          (153.3)            0.0             0.0             0.0             0.0
    Cash Payment to Unsecured Creditors                  (10.0)            0.0             0.0             0.0             0.0


WORKING CAPITAL
    (Increase)/Decrease in Net A/R                        (4.1)           (0.7)           (3.9)          (12.3)           (4.1)
    (Increase)/Decrease in Net Inventory                   4.4             0.1            (1.4)            1.5            (0.4)
    (Increase)/Decrease in Other Assets                    5.6             2.3             2.3             2.0             2.0
    Increase/(Decrease) in Accounts Payable                3.1            19.1             3.1            10.6             2.4
    Increase/(Decrease) in Accrued Liabilities             3.9            (7.6)           (1.5)           (0.0)           (0.0)
    Increase/(Decrease) in Other LT Liabilities           (3.6)           (8.0)           (6.1)           (5.1)           (5.5)
    Changes in Working Capital                             9.4             5.2            (7.5)           (3.3)           (5.6)
                                                    ----------      ----------      ----------      ----------      ----------
         Total                                      $    (28.5)     $     47.7      $     51.9      $     68.5      $     69.5

FUNDS PROVIDED BY INVESTING ACTIVITIES:
    Capital Expenditures                                 (43.6)          (50.5)          (39.9)          (49.0)          (45.4)
    Proceeds from Asset Sales                              8.0             5.0             0.0             0.0             0.0
    Other Changes in Investing                             4.3             0.0             0.0             0.0             0.0
                                                    ----------      ----------      ----------      ----------      ----------
         Total                                      $    (31.3)     $    (45.5)     $    (39.9)     $    (49.0)     $    (45.4)

FUNDS PROVIDED BY FINANCING ACTIVITIES:
    Increase/(Decrease) in Borrowings                     (2.0)           (3.5)           (9.0)          (11.0)           (2.1)
    Changes in Other Financing (a)                        72.6             0.0             0.0             0.0             0.0
                                                    ----------      ----------      ----------      ----------      ----------
         Total                                      $     70.5      $     (3.5)     $     (9.0)     $    (11.0)     $     (2.1)
CHANGE IN CASH AND EQUIVALENTS                      $     10.7      $     (1.3)     $      2.9      $      8.5      $     22.1
    Beginning Cash                                        11.2            22.0            20.7            23.6            32.1
                                                    ----------      ----------      ----------      ----------      ----------
         ENDING CASH                                $     22.0      $     20.7      $     23.6      $     32.1      $     54.2
                                                    ==========      ==========      ==========      ==========      ==========



(a) Reflects new equity investment of $75 million via a rights offering.

4.  ADJUSTED EBITDA CALCULATION


INTERMET CORPORATION
($ in millions)


                                                                INTERMET ADJUSTED EBITDA BUILD-UP
                                                        ------------------------------------------------
                                                           LTM               2005E              2006E
                                                        ----------         ----------         ----------
EBIT                                                    $   (234.4)        $    (10.2)        $     34.7
Plus: Depreciation & Amortization                             47.9               45.6               41.1
Less: Other Expense (a)                                        0.0               (2.9)              (0.5)
                                                        ----------         ----------         ----------
    EBITDA                                              $   (186.4)        $     32.5         $     75.3
                                                        ==========         ==========         ==========
Plus: Pro-Forma Adjustments                                  209.5(b)             0.0                0.0
Plus: KERP Charge                                              2.7                3.8                0.0
Less: Impairment Adjustment                                   (1.7)               0.0                0.0
Plus: Pricing and Surcharge Related Adjustments (c)           23.2                0.0                0.0
Plus: Plant Closure / Restructuring Costs                      9.8(d)            26.8(e)             0.0
                                                        ----------         ----------         ----------
    Adjusted EBITDA                                     $     56.9         $     63.1         $     75.3
                                                        ==========         ==========         ==========


(a) Reflects new equity investment of $75 million via a rights offering.

(b) Includes goodwill and asset impairment charges and reorganization costs.

(c) Includes both North American and European surcharge adjustments.

(d) Includes charges for the closure of the Havana and Decatur facilities and adjustments related to the Radford and Racine operations.

(e) Includes charges for the closure of the Decatur facilities and adjustments related to the Columbus Machining, Radford and Racine operations.

5.       SUMMARY DEBTOR OPERATING / FINANCIAL STATISTICS

         Below are key income statement items by Debtor for the periods 2005-2007 as well as the book value of assets by Debtor entity based on unaudited balance sheets as of 12/31/04. The value of Intermet Corporation is attributable to the equity value of Intermet International, the parent of Intermet's foreign affiliates. Revenue, EBITDA and EBIT totals do not include corporate expenses, corporate eliminations, or any other items not allocated on an entity-by-entity basis.


                                                                                              CONTRIBUTION ANALYSIS
                                          -------------------------------------------------------------------------------
                                                       REVENUE                                  EBITDA
                                          ----------------------------------     ------------------------------------
DEBTOR                                      2005         2006         2007         2005          2006          2007
-------------------------------------     --------     --------     --------     --------      --------      --------
Intermet Corporation                      $  217.9     $  252.2     $  265.5     $   20.8      $   30.4      $   33.2
Columbus Foundry, L.P.                       147.1        166.6        180.0         22.5          23.6          26.3
Diversified Diemakers, Inc.                   87.3         78.1         84.6         11.8          11.5          13.3
Tool Products, Inc.                           78.2         80.5         98.5          3.2           8.8          13.3
Northern Castings Corporation                 28.4         33.0         33.1          5.3           6.3           6.1
Cast-Matic Corporation                        47.4         36.3         37.2          4.6           6.7           6.8
Intermet U.S. Holding, Inc.                   79.4        103.6        111.7          1.5           4.1           4.7
Ganton Technologies, Inc.                     44.1         36.6         44.7        (12.9)          1.3           3.0
Lynchburg Foundry Company                     88.5         73.0         73.9         (0.4)         (3.0)         (2.8)
Sudbury, Inc.                                  0.0          0.0          0.0          0.0           0.0           0.0
Wagner Havana, Inc.                            0.0          0.0          0.0         (1.0)         (0.8)         (0.7)
Alexander City Castings Company, Inc.          0.0          0.0          0.0         (0.2)         (0.1)         (0.1)
Intermet Illinois, Inc.                        0.0          0.0          0.0          0.0           0.0           0.0
SUDM, Inc.                                     0.0          0.0          0.0          0.0           0.0           0.0
Intermet Holding Company                       0.0          0.0          0.0          0.0           0.0           0.0
Ironton Iron, Inc.                             0.0          0.0          0.0         (0.5)         (0.1)         (0.1)
Wagner Castings Company                       47.8          0.0          0.0        (14.2)         (4.7)         (3.3)
                                          --------     --------     --------     --------      --------      --------
  TOTAL                                   $  866.0     $  859.8     $  929.0     $   40.6      $   84.1      $   99.8



                                          ---------------------------------------------------
                                                          EBIT                        BOOK
                                           ------------------------------------       VALUE
DEBTOR                                       2005          2006         2007         12/31/04
-------------------------------------      --------      --------      --------      --------
Intermet Corporation                       $   11.3      $   19.5      $   21.4      $  155.6
Columbus Foundry, L.P.                         17.4          18.5          21.2          84.2
Diversified Diemakers, Inc.                     3.4           3.0           4.4         100.7
Tool Products, Inc.                             0.4           5.6           9.4          44.1
Northern Castings Corporation                   4.7           5.6           5.4          15.8
Cast-Matic Corporation                          2.7           4.7           4.6          21.9
Intermet U.S. Holding, Inc.                    (4.6)         (1.3)         (0.2)         61.5
Ganton Technologies, Inc.                     (16.6)         (0.0)          1.5          43.5
Lynchburg Foundry Company                      (3.0)         (5.7)         (5.4)         29.8
Sudbury, Inc.                                   0.0           0.0           0.0          12.9
Wagner Havana, Inc.                            (1.0)         (0.8)         (0.7)          3.1
Alexander City Castings Company, Inc.          (0.2)         (0.1)         (0.1)          0.7
Intermet Illinois, Inc.                         0.0           0.0           0.0           0.0
SUDM, Inc.                                      0.0           0.0           0.0           0.0
Intermet Holding Company                        0.0           0.0           0.0           0.0
Ironton Iron, Inc.                             (0.5)         (0.1)         (0.1)          0.0
Wagner Castings Company                       (17.9)         (4.7)         (3.3)         28.8
                                           --------      --------      --------      --------
  TOTAL                                    $   (3.8)     $   44.2      $   58.2      $  602.6

                                   EXHIBIT I
                   SELECTED HISTORICAL FINANCIAL INFORMATION

                              INTERMET Corporation

                      Consolidated Statements of Operations

                                                                   YEARS ENDED DECEMBER 31,
                                                       ------------------------------------------------
                                                           2003              2002              2001
                                                       ------------      ------------      ------------
                                                       (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
Net sales                                              $    731,167      $    755,737      $    782,884
Cost of sales                                               667,327           683,234           720,423
                                                       ------------      ------------      ------------
Gross profit                                                 63,840            72,503            62,461
Operating expenses:
  Selling, general and administrative                        39,406            32,826            28,381
  Goodwill impairment charge                                 51,083                --                --
  Restructuring and impairment
  charges                                                     9,968                --            13,540
  Goodwill amortization                                          --                --             6,328
                                                       ------------      ------------      ------------
Total operating expenses                                    100,457            32,826            48,249
                                                       ------------      ------------      ------------
Operating (loss) profit                                     (36,617)           39,677            14,212
Other expenses (income):
  Interest expense, net                                      29,895            28,270            29,822
  Other income, net                                          (1,959)             (161)           (3,441)
                                                       ------------      ------------      ------------
Total other expenses                                         27,936            28,109            26,381
                                                       ------------      ------------      ------------
(Loss) income from continuing
  operations before income taxes and
  equity interest in a joint venture                        (64,553)           11,568           (12,169)
Income tax (expense) benefit                                (18,536)           (2,665)            4,259
Equity interest in a joint venture                              752             1,573               946
                                                       ------------      ------------      ------------
(Loss) income from continuing operations                    (82,337)           10,476            (6,964)
Loss from discontinued operations,
  net of tax:
  Loss from operation                                       (16,535)           (1,954)           (1,739)
  Loss from sale                                                (41)               --                --
                                                       ------------      ------------      ------------
(Loss) income before cumulative
  effect of change in accounting                            (98,913)            8,522            (8,703)
Cumulative effect of change in
accounting, net of tax                                           --               481                --
                                                       ------------      ------------      ------------
Net (loss) income                                      $    (98,913)     $      9,003      $     (8,703)
                                                       ============      ============      ============
Net (loss) income per common share - basic:
  Net (loss) income from continuing operations         $      (3.22)     $       0.41      $      (0.27)
  Loss from discontinued operations, net of tax               (0.65)            (0.08)            (0.07)
  Cumulative effect of change in
    accounting, net of tax                                       --              0.02                --
                                                       ------------      ------------      ------------
  Net (loss) income                                    $      (3.87)     $       0.35      $      (0.34)
                                                       ============      ============      ============
Net (loss) income per common share -
  assuming dilution Net (loss) income
  from continuing operations                           $      (3.22)     $       0.40      $      (0.27)
  Loss from discontinued operations,
    net of tax                                                (0.65)            (0.07)            (0.07)
  Cumulative effect of change in
    accounting, net of tax                                       --              0.02                --
                                                       ------------      ------------      ------------
  Net (loss) income                                    $      (3.87)     $       0.35      $      (0.34)
                                                       ============      ============      ============

See accompanying notes.

                              INTERMET Corporation

                 Consolidated Statements of Comprehensive Income

                                                        YEARS ENDED DECEMBER 31,
                                             ------------------------------------------------
                                                 2003              2002              2001
                                             ------------      ------------      ------------
                                                         (IN THOUSANDS OF DOLLARS)

Net (loss) income                            $    (98,913)     $      9,003      $     (8,703)
Other comprehensive income (loss),
net of tax:
  Foreign currency translation
  adjustment                                       10,537             9,793            (4,278)
  Derivative instrument liability
  adjustment                                        1,343               515            (1,858)
  Minimum pension liability
  adjustment                                       (4,312)          (11,481)           (6,890)
                                             ------------      ------------      ------------
Total other comprehensive income
(loss)                                              7,568            (1,173)          (13,026)
                                             ------------      ------------      ------------
Comprehensive (loss) income                  $    (91,345)     $      7,830      $    (21,729)
                                             ============      ============      ============

See accompanying notes.

                              INTERMET Corporation
                           Consolidated Balance Sheets

                                                               DECEMBER 31,
                                                       ------------------------------
                                                           2003              2002
                                                       ------------      ------------
                                                           (IN THOUSANDS OF DOLLARS,
                                                            EXCEPT PER SHARE DATA)
ASSETS
Current assets:
  Cash and cash equivalents                            $      1,035      $      3,298
  Accounts receivable:
     Trade, less allowances of $6,528 in 2003
       and $9,229 in 2002                                    76,218            74,025
     Other                                                   10,555            12,754
                                                       ------------      ------------
                                                             86,773            86,779
  Inventories                                                77,411            65,456
  Deferred income tax assets                                     --            20,230
  Other current assets                                       10,748             4,645
                                                       ------------      ------------
Total current assets                                        175,967           180,408
                                                       ------------      ------------
Property, plant and equipment, net                          324,080           332,034
Goodwill                                                    165,933           217,016
Deferred income tax assets                                      147             5,443
Other noncurrent assets                                      20,557            29,197
                                                       ------------      ------------
Total noncurrent assets                                     510,717           583,690
                                                       ------------      ------------
Total assets                                           $    686,684      $    764,098
                                                       ============      ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                     $     80,737      $     70,933
  Accrued payroll and benefits                               33,885            31,148
  Other accrued liabilities                                  25,657            34,057
  Short-term lines of credit                                  9,992                --
  Long-term debt due within one year                          4,303             1,567
                                                       ------------      ------------
Total current liabilities                                   154,574           137,705
Noncurrent liabilities:
  Long-term debt due after one year                         279,248           278,536
  Retirement benefits                                        85,309            77,571
  Deferred income tax liabilities                                --             2,913
  Other noncurrent liabilities                                5,416             9,804
                                                       ------------      ------------
Total noncurrent liabilities                                369,973           368,824
Shareholders' equity:
  Preferred stock; 5,000,000 shares authorized;
    none issued in 2003 and 2002                                 --                --
  Common stock; $0.10 par value; 50,000,000
    shares authorized in 2003 and 2002;
    25,593,391 and 25,491,178 shares issued and
    outstanding in 2003 and 2002                              2,601             2,601
  Capital in excess of par value                             57,165            57,124
  Retained earnings                                         109,428           212,437
  Accumulated other comprehensive loss                       (6,994)          (14,562)
  Unearned restricted stock                                     (63)              (31)
                                                       ------------      ------------
Total shareholders' equity                                  162,137           257,569
                                                       ------------      ------------
Total liabilities and shareholders' equity             $    686,684      $    764,098
                                                       ============      ============

See accompanying notes.

                              INTERMET Corporation
                      Consolidated Statements of Cash Flows

                                                        YEARS ENDED DECEMBER 31,
                                             ------------------------------------------------
                                                 2003              2002              2001
                                             ------------      ------------      ------------
                                                        (IN THOUSANDS OF DOLLARS)
OPERATING ACTIVITIES:
(Loss) income from continuing
  operations                                 $    (82,337)     $     10,476      $     (6,964)
Adjustments to reconcile net
  (loss) income to cash provided by
  operating activities:
  Cumulative effect of changes in
    accounting                                         --               481                --
  Depreciation and amortization                    50,251            47,120            48,263
  Amortization of debt discount
    and issuance costs                              2,211             2,083             1,476
  Amortization of goodwill                             --                --             6,328
  Goodwill impairment charge                       51,083                --
  Restructuring and impairment
    charges                                         9,506                --            11,734
  Results of equity investment                       (752)           (1,573)             (946)
  Deferred income tax provision
    (benefit)                                      22,613               548            (4,086)
  (Gain) loss on disposal of
    property, plant and equipment                  (1,526)            3,109                --
  Gain on insurance proceeds from
    involuntary conversion of assets                   --                --            (3,220)
  Changes in operating assets and
    liabilities:
     Accounts receivable                            6,772            28,538            16,750
     Inventories                                   (6,657)            6,968            20,293
     Accounts payable and current
       liabilities                                (11,233)          (15,818)          (39,465)
     Other assets and liabilities                  (2,758)            4,497            13,207
                                             ------------      ------------      ------------
Cash provided by continuing
  operating activities                             37,173            86,429            63,370
Cash (used in) provided by
  discontinued operations                          (4,066)            2,946             8,224
                                             ------------      ------------      ------------
Cash provided by operating
  activities                                       33,107            89,375            71,594
INVESTING ACTIVITIES:
  Additions to property, plant and
    equipment                                     (19,533)           (8,427)          (35,526)
  Additions to property, plant and
    equipment from insurance                           --                --            (3,389)
  Additions to property, plant and
    equipment by discontinued
    operations                                       (145)           (1,018)             (842)
  Proceeds from insurance for
    replacement of property, plant
    and equipment                                      --                --             3,389
  Proceeds from sale of property,
    plant and equipment                             1,700                --                --
  Purchase of shares of a
    subsidiary                                     (5,571)               --
  Proceeds from sale of assets of
    a subsidiary                                    3,925                --                --
                                             ------------      ------------      ------------
Cash used in investing activities                 (19,624)           (9,445)          (36,368)
FINANCING ACTIVITIES:
  Net (decrease) increase in
    revolving credit facility                      (3,000)          (85,000)            9,000
  Proceeds from term loan                              --                --           182,750
  Proceeds from debt offering                          --           175,000                --
  Repayment of term loan                               --          (171,750)         (211,000)
  Repayments of other debts                        (4,417)           (1,646)          (16,494)
  Payments of debt issuance costs                  (2,110)           (6,022)               --
  Issuance (purchase) of common
  stock                                                --               374              (349)
  Dividends paid                                   (4,096)           (4,075)           (3,183)
                                             ------------      ------------      ------------
Cash used in financing activities                 (13,623)          (93,119)          (39,276)
Effect of exchange rate changes on
  cash and cash equivalents                        (2,123)            2,621            (1,821)
                                             ------------      ------------      ------------
Net decrease in cash and cash
  equivalents                                      (2,263)          (10,568)           (5,871)
Cash and cash equivalents at
  beginning of year                                 3,298            13,866            19,737
                                             ------------      ------------      ------------
Cash and cash equivalents at end
  of year                                    $      1,035      $      3,298      $     13,866
                                             ============      ============      ============

See accompanying notes.

                              INTERMET Corporation

                 Consolidated Statements of Shareholders' Equity

                                                             YEARS ENDED DECEMBER 31,
                                                 ------------------------------------------------
                                                     2003              2002              2001
                                                 ------------      ------------      ------------
                                            (IN THOUSANDS OF DOLLARS, EXCEPT SHARE AND PER SHARE DATA)
COMMON STOCK, $0.10 PAR VALUE
Balance as of January 1                          $      2,601      $      2,590      $      2,590
Issued in connection with exercise of
  options to purchase 19,750 shares of
  common stock                                             --                 2                --
Issued in connection with deferred
  compensation plan                                        --                 9                --
                                                 ------------      ------------      ------------
Balance as of December 31                               2,601             2,601             2,590
CAPITAL IN EXCESS OF PAR VALUE
Balance as of January 1                                57,124            56,761            57,110
Amounts in excess of par value of
  common stock issued in connection with
  exercise of options to purchase shares                   --               189                --
Amounts in excess of par value of
  common stock issued in connection
  with stock compensation plan                             41               174                --
Purchase of 104,000 shares for
  deferred compensation plan                               --                --              (349)
                                                 ------------      ------------      ------------
Balance as of December 31                              57,165            57,124            56,761
RETAINED EARNINGS
Balance as of January 1                               212,437           207,512           220,279
Net (loss) income                                     (98,913)            9,003            (8,703)
Cash dividends of $0.16 per share in
  2003, 2002 and 2001                                  (4,096)           (4,078)           (4,064)
                                                 ------------      ------------      ------------
Balance as of December 31                             109,428           212,437           207,512
ACCUMULATED TRANSLATION
Balance as of January 1                                 5,152            (4,641)             (363)
Foreign currency translation adjustment                16,213            14,932            (6,582)
Related income tax (expense) credit                    (5,676)           (5,139)            2,304
                                                 ------------      ------------      ------------
Balance as of December 31                              15,689             5,152            (4,641)
DERIVATIVE INSTRUMENT LIABILITY
Balance as of January 1                                (1,343)           (1,858)               --
Derivative instrument liability
  adjustment                                            2,066               792            (2,858)
Related income tax (expense) credit                      (723)             (277)            1,000
                                                 ------------      ------------      ------------
Balance as of December 31                                  --            (1,343)           (1,858)
MINIMUM PENSION LIABILITY
Balance as of January 1                               (18,371)           (6,890)               --
Additional minimum pension liability                   (6,634)          (17,663)          (10,600)
Related income tax credit                               2,322             6,182             3,710
                                                 ------------      ------------      ------------
Balance as of December 31                             (22,683)          (18,371)           (6,890)
UNEARNED RESTRICTED STOCK
Balance as of January 1                                   (31)             (194)             (206)
Issuance of 7,500, 6,000 and 23,000
  shares of common stock in 2003, 2002
  and 2001, respectively                                  (63)              (20)              (64)
Restricted stock vested                                    31                44                76
Forfeitures                                                --               139                --
                                                 ------------      ------------      ------------
Balance as of December 31                                 (63)              (31)             (194)
                                                 ------------      ------------      ------------
TOTAL SHAREHOLDERS' EQUITY                       $    162,137      $    257,569      $    253,280
                                                 ============      ============      ============

See accompanying notes.

                              INTERMET Corporation

                   Notes to Consolidated Financial Statements

                  Years ended December 31, 2003, 2002 and 2001

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

INTERMET Corporation produces castings worldwide for light and heavy vehicles, including powertrain, chassis, brake, and body / interior components, as well as industrial products. In addition, we perform value-added services including advanced design and engineering, prototype casting, machining and sub-assembly, principally for our worldwide automotive customers

Our business segments include two groups: Ferrous Metals Group and Light Metals Group. Ferrous Metals consists of ductile iron casting and related manufacturing. Light Metals consists of aluminum, magnesium and zinc casting, along with associated value-added activities.

BASIS OF PRESENTATION

The accompanying consolidated financial statements, presented in conformity with accounting principles generally accepted in the United States ("GAAP"), include the accounts of INTERMET and its domestic and foreign subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation. All subsidiaries have a fiscal year ending December 31. Investments in 20% to 50% owned companies are accounted for under the equity method.

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. There were no material changes in the methods or policies used to establish estimates and assumptions. Generally, matters subject to estimation and judgment include accounts receivable realization, inventory obsolescence, long-lived asset impairment, pension and other postretirement benefit obligations, accruals related to litigation and environmental costs, and valuation reserves for deferred tax assets. Actual results may differ from the estimates provided.

RECLASSIFICATIONS

On January 1, 2003, we adopted Statement of Financial Accounting Standards
(SFAS) No. 145, Rescission of FASB Statement No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections. This Statement requires certain gains and losses associated with the extinguishment of debt previously treated as extraordinary items to be classified as income or loss from continuing operations. As required under SFAS No. 145, we reclassified pretax losses of $927,000 related to the extinguishment of bank term loan in the 2002 Statement of Operations from "Extraordinary Item" to "Interest Expense, Net."

Certain other amounts previously reported in the 2002 and 2001 financial statements and notes thereto have been reclassified to conform to the 2003 presentation.

REVENUE RECOGNITION

We recognize revenue upon shipment of products and transfer of title.

SHIPPING AND HANDLING COSTS

We record shipping and handling costs as components of "Cost of Sales" within our statements of operations.

                              INTERMET Corporation

                   Notes to Consolidated Financial Statements

                  Years ended December 31, 2003, 2002 and 2001

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

We grant stock options to employees and directors with an exercise price equal to the fair value of the shares at the date of grant. We account for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and, accordingly, recognize no compensation expense for the stock option grants. Had compensation expense for these stock option grants been determined based on the fair value at the grant dates for awards under the stock option plans consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation", our pro forma net (loss) income, basic (loss) earnings per share and diluted (loss) earnings per share would be the following:

                                                     2003              2002             2001
                                                 ------------      ------------     ------------
                                                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
Net (loss) income, as reported                   $    (98,913)     $      9,003     $     (8,703)
Less: Total stock-based employee
  compensation expense determined under
  fair value method for all awards, net
  of related tax effects                                 (670)             (794)            (898)
                                                 ------------      ------------     ------------
Pro forma net (loss) income                      $    (99,583)     $      8,209     $     (9,601)
                                                 ============      ============     ============
(Loss) earnings per share:
  Basic - as reported                            $      (3.87)     $       0.35     $      (0.34)
                                                 ============      ============     ============
  Basic - pro forma                              $      (3.89)     $       0.32     $      (0.38)
                                                 ============      ============     ============
  Diluted - as reported                          $      (3.87)     $       0.35     $      (0.34)
                                                 ============      ============     ============
  Diluted - pro forma                            $      (3.89)     $       0.32     $      (0.38)
                                                 ============      ============     ============

We use the Black-Scholes option pricing model to estimate the fair value of our stock options as described in Note 10, Stock Compensation, to our Consolidated Financial Statements.

CASH AND CASH EQUIVALENTS

All short-term investments with original maturities of less than 90 days are deemed to be cash equivalents for purposes of the statements of cash flows.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Allowance for doubtful accounts reduces trade accounts receivable to its net recognizable amount. It is determined by a combination of factors, such as customer charge-backs, a customer's inability to meet its financial obligations to us, our past loss history, and the length of time the trade account receivables are past due. If circumstances change, our estimates of the recoverability of trade accounts receivable could be reduced by a material amount. We typically do not require collateral.

                              INTERMET Corporation

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out ("LIFO") method for 3% and 5% of inventories as of December 31, 2003 and 2002, respectively. If LIFO inventories were valued using the same cost methods used for other inventories, their carrying values would have increased by $869,000 and $897,000 at December 31, 2003 and 2002, respectively. Certain raw materials and supplies inventories are valued on a weighted average cost basis. Average production cost is used for certain work in process. Finished goods inventories and other inventories are valued by the first-in, first-out ("FIFO") method. The specific identification method is used for pattern inventories. Supplies inventories are evaluated for obsolescence based on length of time in the store-room and expected near-term use.

PREPAID EXPENSES

We recognize payments made in advance for future services as prepaid expenses and include them in "Other Current Assets" in the accompanying balance sheets.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. The provision for depreciation and amortization of property, plant and equipment is determined using the straight-line method on the basis of the following estimated useful lives: 2 to 40 years for buildings and improvements, and 2 to 21 years for machinery and equipment. The amortization of property, plant and equipment under capital leases is included in depreciation expense. Industrial development grants provided by the federal and state governments of Germany are included as reductions of property, plant and equipment and are being amortized over the estimated useful lives of the related assets.

We evaluate our property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. The carrying amount of a long-lived asset is considered to be not recoverable if it exceeds our estimates of its undiscounted future cash flows based on our operation forecasts. Impairment charge will be measured and recorded as the amount by which the carrying values of the long-lived assets exceed their fair values.

GOODWILL

Goodwill represents the excess acquisition cost over the fair value of net assets acquired. On January 1, 2002, we adopted SFAS No. 142 "Goodwill and Other Intangible Assets". Under this statement, goodwill is no longer amortized but is reviewed for impairment annually, or more frequently if certain events or changes in circumstances indicate that the carrying value may not be recoverable. We perform impairment tests of our goodwill as required. We evaluate our goodwill recoverability based on a combination of an income method, which estimates the fair value of our reporting units based on the future discounted cash flows, and a market method, which estimates the fair values based on comparable market prices.

DERIVATIVES

SFAS No. 133 requires us to recognize all of their derivative instruments as either assets or liabilities in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, we designate the hedging instrument, based upon the exposure being hedged, as either a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation.

                              INTERMET Corporation

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ENVIRONMENTAL MATTERS

Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. These accruals are adjusted periodically as assessment and remediation efforts progress or other information becomes available. Related insurance or other third-party recoveries for environmental liabilities are recorded as a reduction of environmental reserve when it is probable that a recovery will be realized.

Environmental costs are capitalized if the costs extend the life of the property, increase its capacity, and / or mitigate or prevent contamination from future operations. Costs related to environmental contamination treatment and cleanup are charged to expense.

INCOME TAXES

We account for taxes on income using the asset and liability method wherein deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using statutory tax rates.

We regularly assess the likelihood that the deferred tax assets, including net operating loss carryforwards, are recoverable. This process requires substantial management judgment. To the extent that we believe the recoverability is less than likely, we will establish a valuation reserve against the deferred tax assets. Actual results could differ from our estimates and such differences could be material to the financial statements. For the year ended December 31, 2003, we recorded a valuation reserve of $23.9 million and $5.8 million against our domestic net deferred tax assets for continuing operations and discontinued operations, respectively, due to the accumulation of losses experienced at our domestic operations in the immediate past three years (2001 to 2003).

FOREIGN CURRENCY TRANSLATION

All assets and liabilities of foreign subsidiaries for which the local currency is the functional currency are translated into U.S. dollars at year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the year. The resulting translation adjustments are recorded in Accumulated Other Comprehensive Income as a component of Shareholder's Equity.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2003, the Financial Accounting Standards Board issued SFAS 132 Revised, "Employers' Disclosures about Pensions and Other Postretirement Benefits". This Statement revises the required disclosures about pension plans and other postretirement benefit plans. We adopted this Statement on December 31, 2003.

                              INTERMET Corporation

2. BALANCE SHEET DETAILS

Inventories:

The components of inventories are as follows (in thousands of dollars):

                                                               DECEMBER 31,
                                                       -----------------------------
                                                           2003             2002
                                                       ------------     ------------
Finished goods                                         $     22,433     $     15,804
Work in process                                               8,198            9,059
Raw materials                                                 8,113            6,794
Supplies and patterns                                        38,667           33,799
                                                       ------------     ------------
Total inventories                                      $     77,411     $     65,456
                                                       ============     ============

Property, Plant and Equipment, Net:

The components of property, plant and equipment are as follows (in thousands of dollars):

                                                               DECEMBER 31,
                                                       -----------------------------
                                                           2003             2002
                                                       ------------     ------------

Land                                                   $      6,681     $      5,304
Buildings and improvements                                  143,382          135,191
Machinery and equipment                                     517,846          510,917
Construction in progress                                     26,443            9,595
                                                       ------------     ------------
Property, plant and equipment, at cost                      694,352          661,007
Less: Accumulated depreciation and foreign
  industrial development grants, net of amortization        370,272          328,973
                                                       ------------     ------------
Property, plant and equipment, net                     $    324,080     $    332,034
                                                       ============     ============

                              INTERMET Corporation

3. ACQUISITION

On June 25, 2003, we entered into an agreement with Estudos, Servicos e Participacoes, S.A. to acquire 100% ownership of the shares of Fundicao Nodular, S.A. ("Porto Foundry"), which is located in Porto, Portugal. Previously we owned 50% interest in the Porto Foundry. The Porto Foundry is a caster of various ductile-iron automotive components. Under the terms of the agreement, we acquired 25% of the shares for a cash investment of Euros 4.9 million (approximately $5.6 million) on July 1, 2003, increasing our ownership from 50% to 75%. We have a call option to acquire, and Estudos, Servicos e Participacoes, S.A. has a put option to sell, the remaining 25% ownership for an additional cash investment of Euros 4.9 million (approximately $6.2 million at exchange rate on December 31, 2003) on July 1, 2004. Because of the put option, we recorded $6.0 million, the net present value of the $6.2 million future cash investment, as "Accounts Payable" in the accompanying balance sheet as of December 31, 2003, and we consolidate 100% of the financial results of the Porto Foundry beginning in July 2003.

We accounted for the acquisition of additional shares using the purchase accounting method. The purchase price has been allocated to the assets purchased and liabilities assumed based upon the estimated fair values at the date of acquisition. Fundicao Nodular, S.A. became a consolidated subsidiary at July 1, 2003 and the results of its operations from July 1, 2003 are included in our consolidated results of operations. Our equity in the net income of the Porto Foundry for the period before July 1, 2003 is included in "Equity interest in a joint venture" in the accompanying statements of operations. The pro forma effects of this acquisition are not material to our consolidated results of operations.

4. DISCONTINUED OPERATIONS

Frisby

On July 24, 2003, we sold substantially all the assets of Frisby P.M.C., Incorporated ("Frisby") for $5.3 million, consisting of $3.9 million in cash and $1.4 million in the form of a promissory note, the balance of which is due to be paid by July 31, 2008. This disposition is consistent with our strategy to divest non-strategic assets. This transaction resulted in a pre-tax loss on sale of $1.2 million (after-tax loss $0.1 million). Frisby operated a machining plant that manufactures precision-machined components primarily for the automotive, truck and power tool markets. Frisby was a non-core operation, and is included in our Corporate and Other segment in Note 14, Reporting for Business Segments, to our Consolidated Financial Statements.

Major classes of assets and liabilities of Frisby are as follows (in thousands of dollars):

                                                      JULY 24, 2003   DECEMBER 31, 2002
                                                      -------------   -----------------

Accounts receivable                                    $      2,061     $      1,276
Inventory                                                     1,552            1,717
Other current assets                                            158              414
Property, plant and equipment, net                            4,453            5,072
                                                       ------------     ------------
Total assets                                           $      8,224     $      8,479
                                                       ============     ============
Accounts payable                                       $        848     $        973
Accrued liabilities                                             855              892
                                                       ------------     ------------
Total liabilities                                      $      1,703     $      1,865
                                                       ============     ============

                              INTERMET Corporation

4. DISCONTINUED OPERATIONS (CONTINUED)

The results of operations of Frisby are summarized as follows (in thousands of dollars):

                                                                2003              2002              2001
                                                            ------------      ------------      ------------

Sales                                                       $      8,007      $     13,603      $     16,147
Cost of sales                                                      7,645            14,319            15,926
                                                            ------------      ------------      ------------
Gross profit (loss)                                                  362              (716)              221
Expenses                                                             526               886             1,019
                                                            ------------      ------------      ------------
Loss before income taxes                                            (164)           (1,602)             (798)
Income tax (expense) benefit                                      (1,180)              623               312
                                                            ------------      ------------      ------------
Loss from discontinued operation, net
  of tax                                                    $     (1,344)     $       (979)     $       (486)
                                                            ============      ============      ============

Radford

In May 2003, we decided to permanently close our shell-molding plant in Radford, Virginia due to changes in market conditions and production technology, as well as a substantial investment in environmental controls that would have been necessary for continued operation. The Radford Foundry manufactured gray-iron and ductile-iron components for the automotive industry, and had approximately 41 salaried and 333 hourly employees. The facility is included in the Ferrous Metals segment in Note 14, Reporting for Business Segments, to our Consolidated Financial Statements.

As a result of this decision, we recorded an $11.6 million pre-tax restructuring and impairment charge during the second quarter of 2003. The charges included a write-down of $9.9 million to reduce the capital assets and inventories to their fair values, $1.4 million for employee severance and related contractually guaranteed benefit costs, and $0.3 million for employee pension costs. In the fourth quarter of 2003, we accrued for an additional $0.1 million for employee severance costs. The accruals for the employee severance and benefit costs are included in "Other accrued liabilities" in the accompanying balance sheet in 2003.

In addition, we recorded pre-tax gains of $1.3 million and $0.7 million on the reduction of postretirement benefit obligations when the employees were terminated in the third and fourth quarter of 2003, respectively. The Radford Foundry was closed, and all the hourly employees and substantially all the salaried employees were terminated, by December 2003. We expect to incur approximately $0.4 million for environmental remediation at the Radford foundry in the future, which is in addition to the $2.5 million environmental remediation costs that are discussed in Note 11, Commitments and Contingencies, to our Consolidated Financial Statements. The after-tax results of operations of Radford for all periods presented have been reported as "Loss from discontinued operations, net of tax" in the accompanying statements of operations.

                              INTERMET Corporation

4. DISCONTINUED OPERATIONS (CONTINUED)

Activities relating to the restructuring charges and liabilities related to the Radford Foundry closure are as follows (in thousands of dollars):

                                                                          EMPLOYEE       EMPLOYEE
                                         IMPAIRMENT OF   WRITE-DOWN OF  TERMINATION   POSTRETIREMENT
                                          FIXED ASSETS    INVENTORY       BENEFITS       BENEFITS        OTHER          TOTAL
                                         -------------   ------------   ------------  --------------  ------------   ------------
Initial charge in second quarter of 2003  $      7,554   $      2,351   $      1,336   $        301   $         50   $     11,592
Noncash charges                                 (7,554)        (2,351)            --           (301)            --        (10,206)
                                          ------------   ------------   ------------   ------------   ------------   ------------
Balance at June 30, 2003                            --             --          1,336             --             50          1,386
Reduction of post-retirement obligations            --             --             --         (1,278)            --         (1,278)
Noncash credit                                      --             --             --          1,278             --          1,278
Cash payments                                       --             --            (28)            --            (50)           (78)
                                          ------------   ------------   ------------   ------------   ------------   ------------
Balance at September 30, 2003                       --             --          1,308             --             --          1,308
Additional charge                                   --             --            138             --             --            138
Reduction of post-retirement obligations            --             --             --           (719)            --           (719)
Noncash credit                                      --             --             --            719             --            719
Cash payments                                       --             --           (892)            --             --           (892)
                                          ------------   ------------   ------------   ------------   ------------   ------------
Balance at December 31, 2003              $         --   $         --   $        554   $         --   $         --   $        554
                                          ============   ============   ============   ============   ============   ============

Major classes of assets and liabilities of the Radford Foundry are as follows (in thousands of dollars):

                                                              AT DECEMBER 31,
                                                       -----------------------------
                                                           2003             2002
                                                       ------------     ------------

Accounts receivable                                    $      2,052     $      3,595
Inventory                                                       429            3,759
Other current assets                                            514               --
Property, plant and equipment, net                              673            9,023
                                                       ------------     ------------
Total assets                                           $      3,668     $     16,377
                                                       ============     ============
Accounts payable                                       $        491     $      4,374
Accrued liabilities                                           1,611            2,045
Retirement benefits                                           1,959              804
Other noncurrent liabilities                                  2,508            1,004
                                                       ------------     ------------
Total liabilities                                      $      6,569     $      8,227
                                                       ============     ============

The results of operations of the Radford Foundry are summarized as follows (in thousands of dollars):

                                                                2003              2002              2001
                                                            ------------      ------------      ------------

Sales                                                       $     34,820      $     45,592      $     44,142
Cost of sales                                                     38,271            47,216            45,301
                                                            ------------      ------------      ------------
Gross loss                                                        (3,451)           (1,624)           (1,159)
Expenses                                                          11,740                63               823
                                                            ------------      ------------      ------------
Loss before income taxes                                         (15,191)           (1,687)           (1,982)
Income tax benefit                                                    --               712               729
                                                            ------------      ------------      ------------
Loss from discontinued operation, net
of tax                                                      $    (15,191)     $       (975)     $     (1,253)
                                                            ============      ============      ============

                              INTERMET Corporation

4. DISCONTINUED OPERATIONS (CONTINUED)

Corporate interest expense has been allocated to Frisby and Radford based on the ratio of their net assets to the consolidated net assets of INTERMET plus consolidated debt, excluding the net assets of the European subsidiaries. The European subsidiaries were excluded because they were cash flow positive and did not directly use the proceeds from the debt outstanding during the periods covered by the financial statements. The interest expense allocated to Frisby and Radford for 2003, 2002 and 2001 was $546,000, $571,000 and $1,203,000,
respectively.

SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" provides that the results of operations of a component of an entity that has been disposed of should be reported as discontinued operation when the operations and cash flows of the component have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction. This occurred when Frisby was sold in July 2003 and when Radford was closed and abandoned in December 2003. As a result, the after-tax loss on sale of the assets of Frisby, and the results of operations of both Frisby and Radford for all periods presented, have been reported as discontinued operations in the accompanying statements of operations.

                              INTERMET Corporation

5. RESTRUCTURING AND IMPAIRMENT CHARGES

Havana Plant Closure

In December 2003, we decided to permanently close our castings plant in Havana, Illinois in order to improve our capacity utilization. The Havana Foundry manufactures ductile-iron components for the automotive industry, and has approximately 33 salaried and 141 hourly employees. We anticipate that the final plant closure will occur, and substantially all the salaried and hourly employees will be terminated, by June 30, 2004. The facility is included in the Ferrous Metals segment in Note 14, Reporting for Business Segments, to our Consolidated Financial Statements. The Havana Foundry had revenues of $25.7 million, $27.3 million and $31.4 million, and net losses of $5.0 million, $2.2 million and $8.6 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Because of our decision to close the Havana Foundry, we recorded $8.5 million pre-tax charges during the fourth quarter of 2003. These charges are included in "Restructuring and impairment charges" in the accompanying statements of operations. The amount included a write-down of $8.0 million to reduce the capital assets and inventories to their fair values, and $0.5 million for employee severance and related contractually guaranteed benefit costs. The accruals for the charges are included in "Accrued payroll and benefits" in the accompanying balance sheet in 2003. We expect to incur approximately $2 million for additional employee severance and related benefit costs, environmental remediation costs, and costs of testing required in order to transfer the manufacturing processes of Havana Foundry to other INTERMET's facilities when the Havana Foundry is finally closed.

Other Long-Lived Assets Impairment

On January 1, 2002, we adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", under which long-lived assets other than goodwill are tested for recoverability if certain events or changes in circumstances indicate that the carrying value may not be recoverable. During our impairment review in the fourth quarter of 2003, we identified certain tangible fixed assets with carrying values not recoverable and exceeding their fair values. The carrying amounts of long-lived assets are considered to be not recoverable if they exceed our estimates of their undiscounted future cash flows, which are affected by our operations forecasts and strategic planning. As a result, in addition to the impairment charge for Havana, we recorded a pre-tax impairment loss of $1.5 million in the fourth quarter of 2003, which was reported as "Restructuring and Impairment Charges" in the accompanying statements of operations in 2003.

Alexander City Plant Closure

In December 2001, we permanently closed our aluminum plant in Alexander City, Alabama. The Alexander City Plant is included in the Light Metals segment in
Note 14, Reporting for Business Segments, to our Consolidated Financial Statements. The Alexander City Plant had revenues of $39.1 million and a net loss of $9.8 million for the year ended December 31, 2001. The net loss of $9.8 million for 2001 includes after tax charges for asset impairment and shutdown costs of $8.4 million.

The decision to close this plant was the principal reason we recorded $12.9 million pre-tax restructuring and impairment charges in the fourth quarter of 2001. These charges are included in "Restructuring and impairment charges" in the accompanying statements of operations. The amount included a write-down of $9.8 million to reduce the capital assets and inventories to their fair values, an intangible asset write-down of $1.9 million, $0.7 million for site environmental remediation and disposal costs, $0.4 million of provisions for severance (for 18 salaried employees) and employee pay-related costs, and $0.1 million for legal costs. During 2002, we paid all of the $0.4 million of severance accrued at December 31, 2001.

Reynosa Plant Closure

In the second quarter of 2001, we announced the shutdown of our Reynosa, Mexico, machining operation. The Reynosa Plant is included in the Light Metals segment in Note 14, Reporting for Business Segments, to our Consolidated Financial Statements. We recorded a $0.6 million pre-tax shutdown charge, which was included in "Restructuring and impairment charges" in the accompanying statements of operations.

                              INTERMET Corporation

6. GOODWILL

On January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets", under which goodwill is no longer amortized but is reviewed for impairment at the reporting unit level annually, or more frequently if certain events or changes in circumstances indicate that the carrying value may not be recoverable. As required under SFAS No. 142, we wrote off negative goodwill of $481,000 net of taxes, in the first quarter of 2002 as a cumulative effect of a change in accounting principle. The following table reflects the proforma effect of SFAS No. 142 on our net income for the years ended December 31:

                                                                2003              2002              2001
                                                            ------------      ------------      ------------
                                                            (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
Reported net (loss) income                                  $    (98,913)     $      9,003      $     (8,703)
Add back: Goodwill amortization, net of taxes                         --                --             5,298
                                                            ------------      ------------      ------------
Adjusted net (loss) income                                  $    (98,913)     $      9,003      $     (3,405)
                                                            ============      ============      ============
Basic and diluted (loss) earnings per share:
Reported net (loss) income                                  $      (3.87)     $       0.35      $      (0.34)
Add back: Goodwill amortization, net of taxes                         --                --              0.21
                                                            ------------      ------------      ------------
Adjusted net (loss) income                                  $      (3.87)     $       0.35      $      (0.13)
                                                            ============      ============      ============

We have performed impairment tests according to the requirements of SFAS No.
142. In the second quarter of 2002, with the assistance of an independent valuation firm, we performed our initial impairment test on our goodwill as of January 1, 2002. In addition, we performed our annual impairment test of goodwill as of November 30, 2002. Both tests indicated that goodwill was not impaired as of those dates.

In December 2003, with the assistance of an independent valuation firm, we performed our annual impairment test of goodwill as of November 30, 2003. Under the first step of the annual impairment test, the fair values of our Ferrous Metals reporting unit and Light Metals reporting unit were determined based on a combination of an income method, which estimates the fair value based on the future discounted cash flows, and a market method, which estimates the fair values based on comparable market prices. Under the income method, we assumed a cash flow period of 10 years, a discount rate of 11.5%, a compound annual growth rate of 4.5% and 7.7% for Ferrous Metals reporting unit and Light Metals reporting unit, respectively, for the ten-year period, and a terminal growth rate of 1.0%. Due to the erosion of the profitability of the Light Metals reporting unit, and the revision of our forecast as a result of the changing market conditions, our estimated discounted cash flows from the Light Metals reporting unit decreased significantly as compared to our impairment tests performed in 2002. Based on the first step analysis, we determined that the carrying value of the Light Metals reporting unit was in excess of its fair value as of November 30, 2003. Accordingly, we were required to perform the second step analysis on the Light Metals reporting unit to determine the amount of the impairment. The second step analysis indicated that the pre-tax goodwill impairment charge was $51.1 million, which was reported as "Goodwill Impairment Charge" in the accompanying statements of operations in 2003.

                              INTERMET Corporation

7. SHORT-TERM LINES OF CREDIT

Columbus Neunkirchen Foundry GmbH, our wholly owned subsidiary, has various revolving lines of credit which are payable upon demand. These credit lines provide for borrowings up to Euros 6.8 million (approximately $8.6 million) at December 31, 2003. There were no outstanding borrowings under these agreements as of December 31, 2003 and 2002.

As mentioned in Note 3, Acquisition, to our Consolidated Financial Statements, we increased our ownership in the Porto Foundry to 75%. Therefore, the debt of the Porto Foundry is consolidated into our financial results. At December 31, 2003, the Porto Foundry maintained lines of credit with various institutions for up to Euros 13.7 million (approximately $17.3 million). There was approximately $10.0 million outstanding under these credit lines as of December 31, 2003. Interest accrues at various rates from approximately 3% to 5% and is payable monthly.

8. DEBT

Long-term debt consists of the following at December 31 (in thousands of dollars):

                                                           2003             2002
                                                       ------------     ------------

INTERMET:
  Revolving credit facility                            $     60,000     $     63,000
  Senior notes                                              175,000          175,000
Domestic subsidiaries:
  Industrial development bonds                               39,350           40,200
  Capitalized leases                                            974            1,581
Foreign subsidiaries:
  Bank term notes                                             7,629              322
  Capitalized leases                                            598               --
                                                       ------------     ------------
Total                                                       283,551          280,103
Less: Long-term debt due within one year                      4,303            1,567
                                                       ------------     ------------
Long-term debt due after one year                      $    279,248     $    278,536
                                                       ============     ============

As of December 31, 2003, we had a bank revolving credit agreement under which, as amended through December 19, 2003, we had a commitment amount of $190 million. That revolving credit agreement provided for a maturity date of November 5, 2004 and was secured by all domestic assets and a pledge of 65% of the stock of foreign subsidiaries. That revolving credit agreement contained covenants that required us to maintain specified financial ratios. We were in compliance with those covenants as of December 31, 2003. Various borrowing options were available to us from overnight borrowings to term LIBOR borrowings. At December 31, 2003, the borrowing under the revolving credit agreement consisted of overnight borrowings and were at an interest rate of 6.50%. We must also pay a fee, at a rate of 0.50% per annum, on any unused portion of the secured revolving credit facility. Standby letters of credit reduce the amount that the Company is able to borrow under its secured revolving credit facility. At December 31, 2003, such standby letters of credit totaled $60.0 million. Standby letters of credit are used to guarantee the payment or performance of various obligations that we have, such as workers compensation, environmental clean-up, and also in conjunction with several of our industrial revenue bonds. These letters of credit are issued with one year maturity dates and re-issued for an additional year upon each maturity date. Revolving credit agreement covenants limit our availability to access the entire $190 million secured revolving credit facility. At December 31, 2003, total borrowings and letter of credit obligations under the $190 million secured revolving credit agreement were $120.0 million. As of December 31, 2003, we had the ability to borrow an additional $51.3 million under our credit agreement.

On January 8, 2004, we refinanced our revolving credit agreement by entering into a new agreement, which provides for a $90 million revolving credit line and a $120 million term loan. See Note 21, Subsequent Event, to our Consolidated Financial Statements for further details regarding our new revolving credit agreement. Because of this new agreement, the $60 million outstanding under our prior revolving credit agreement is included in "Long-term debt due after one year" in the accompanying balance sheet as of December 31, 2003.

As a result of the various amendments to our $300 million bank revolving credit agreement and the processing of the new credit agreement in 2003, we incurred $2.1 million of debt issuance costs which are included in "Other noncurrent asset" in the accompanying balance sheet as of December 31, 2003.

                              INTERMET Corporation

8. DEBT (CONTINUED)

On June 13, 2002, we completed a senior note offering of $175 million. The notes bear a fixed rate of interest at 9.75% and will mature on June 15, 2009. Interest is due each June 15 and December 15. The notes are unsecured and rank equally with all of our existing and future unsecured senior debt. The net proceeds of the senior note offering were used to pay the remaining balance on a then existing bank term loan and for working capital purposes. The write-off of unamortized debt issuance costs of $0.9 million pretax related to the extinguishment of the bank term loan was reported as interest expense in the accompanying statements of operations of 2002. Debt issuance costs of $5.9 million were capitalized in connection with the note offering and are included in "Other noncurrent assets" in the accompanying balance sheet and are being amortized over seven years. See Note 9, Supplemental Condensed Consolidating Financial Information, for additional information regarding the senior unsecured notes. The estimated fair value of our senior notes based on market data as of December 31, 2003, was approximately $179.4 million.

On December 23, 1999, Columbus Foundry, L.P., a wholly owned subsidiary, issued $35,000,000 of variable rate limited obligation revenue bonds. Under the terms of the indenture, Columbus Foundry, L.P. is required to make interest-only payments at a variable rate. The interest rate resets weekly and at December 31, 2003, was 1.17%. The principal is due December 1, 2019.

Under the terms of a bond indenture entered into by Lynchburg Foundry Company, a wholly owned subsidiary, Lynchburg Foundry Company is required to make partial redemption of its industrial development revenue bonds on an annual basis through June 2006. The redemption amount is $350,000 per year, with a final payment at maturity of $1,650,000. The balance outstanding as of December 31, 2003 was $2,350,000. The bonds are subject to optional redemption prior to maturity and bear an interest rate of 7.0%.

As part of our acquisition of Tool Products, Inc. in 1998, we assumed $4,500,000 of industrial development revenue bond debt. We are required to make annual principal payments of $500,000, with a final maturity date of January 1, 2007. The balance as of December 31, 2003 was $2,000,000. The interest rate resets weekly and it was 1.35% at December 31, 2003

We had capital leases of $1.6 million at December 31, 2003 and 2002, and these leases relate to assets with net book values of $3.0 million and $2.4 million at December 31, 2003 and 2002, respectively. Interest rates for these leases range from 3.00% to 8.58% in 2003 and 2002. The amortization of assets under capital leases is included in depreciation expense.

The foreign bank term notes bear interest rates from 3.00% to 5.00% per annum. These borrowings are secured by property, plant and equipment with net book values aggregating to approximately $21.0 million at December 31, 2003. At December 31, 2003, the Porto Foundry had term loans of Euros 5.9 million (approximately $7.4 million). These loans amortize semi-annually with various amounts coming due from 2004 through 2008.

Maturities of long-term debt and capital leases at December 31, 2003, after taking into effect of the new loan agreement entered into on January 8, 2004, are as follows (in thousands of dollars):

2004                                  $      4,303
2005                                         3,934
2006                                         3,550
2007                                         1,132
2008                                           632
Thereafter                                 270,000
                                      ------------
Totals                                $    283,551
                                      ============

                              INTERMET Corporation

8. DEBT (CONTINUED)

We paid interest of $28.9 million, $26.5 million and $30.8 million in 2003, 2002 and 2001, respectively. No interest expense was capitalized in 2003 or 2002.

Our current bank agreements and senior note indenture limit our ability to pay dividends. In 2003, under such agreements, we were able to pay dividends of up to $5,000,000.

9. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

On June 13, 2002, we issued $175 million of senior notes, which will mature in 2009. The senior notes are guaranteed by certain of our domestic wholly owned subsidiaries ("Combined Guarantor Subsidiaries"). The guarantees are unconditional and joint and several. The senior notes are effectively subordinated to the secured debt of the Company ("Parent"). Restrictions contained in the indenture covering the senior notes include, but are not limited to, restrictions on incurring additional secured debt, repurchasing of our capital stock, disposal of assets, affiliate transactions, and transfer of assets. As of December 31, 2003, the Parent and the Combined Guarantor Subsidiaries had $98.0 million of secured debt outstanding and $70.0 million of unused commitments, net of outstanding letters of credit, under our credit facility. The secured debt of the Parent is also guaranteed by each of the Combined Guarantor Subsidiaries.

Certain of our domestic subsidiaries (Intermet International, Inc., Intermet Holding Company, Transnational Indemnity Company, and Western Capital Corporation) and all of our foreign subsidiaries are not guarantors of the notes ("Combined Non-Guarantor Subsidiaries"). The Combined Non-Guarantor Subsidiaries had $18.2 million of debt outstanding as of December 31, 2003.

Presented below are summarized condensed consolidating financial information for the Parent, the Combined Guarantor Subsidiaries, the Combined Non-Guarantor Subsidiaries, and the Company on a consolidated basis as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001.

Investments in subsidiaries are presented using the equity method of accounting. Separate financial statements of the Combined Guarantor Subsidiaries are not provided as the condensed consolidating financial information contained herein provides a more meaningful disclosure to allow investors to determine the nature of the assets held by and the operations of the combined group.

                              INTERMET Corporation

9. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                              YEAR ENDED DECEMBER 31, 2003
                                       ----------------------------------------------------------------------------
                                                         COMBINED       COMBINED
                                                        GUARANTOR     NON-GUARANTOR
                                          PARENT       SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                       ------------    ------------   -------------    ------------    ------------
                                                                 (IN THOUSANDS OF DOLLARS)
INCOME STATEMENT DATA
Net sales                              $         --    $    632,431    $    116,405    $    (17,669)   $    731,167
Cost of sales                                    --         583,730         101,266         (17,669)        667,327
                                       ------------    ------------    ------------    ------------    ------------
Gross profit                                     --          48,701          15,139              --          63,840
Selling, general and administrative           3,592          24,540          11,274              --          39,406
Goodwill impairment charge                       --          51,083              --              --          51,083
Restructuring and impairment charges             --           9,707             261              --           9,968
                                       ------------    ------------    ------------    ------------    ------------
Operating (loss) profit                      (3,592)        (36,629)          3,604              --         (36,617)
Other expenses (income), net:
  Interest expense, net                      20,313           9,000             582              --          29,895
  Other expense (income), net                (1,054)            124          (1,029)             --          (1,959)
                                       ------------    ------------    ------------    ------------    ------------
(Loss) income from continuing
  operations before income taxes and
  equity interest in a joint venture        (22,851)        (45,753)          4,051              --         (64,553)
Income tax benefit (expense)                (23,222)          3,774             912              --         (18,536)
Equity interest in a joint venture               --              --             752              --             752
                                       ------------    ------------    ------------    ------------    ------------
(Loss) income from continuing
  operations                                (46,073)        (41,979)          5,715              --         (82,337)
Loss from discontinued operations,
  net of tax                                     --         (16,576)             --              --         (16,576)
                                       ------------    ------------    ------------    ------------    ------------
Net (loss) income                      $    (46,073)   $    (58,555)   $      5,715    $         --    $    (98,913)
                                       ============    ============    ============    ============    ============

                              INTERMET Corporation

9. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                               YEAR ENDED DECEMBER 31, 2002
                                       ----------------------------------------------------------------------------
                                                         COMBINED       COMBINED
                                                        GUARANTOR     NON-GUARANTOR
                                         PARENT        SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                       ------------    ------------   -------------    ------------    ------------
                                                                (IN THOUSANDS OF DOLLARS)
INCOME STATEMENT DATA
Net sales                              $         --    $    683,634    $     87,950    $    (15,847)   $    755,737
Cost of sales                                   (35)        619,931          79,225         (15,887)        683,234
                                       ------------    ------------    ------------    ------------    ------------
Gross profit                                     35          63,703           8,725              40          72,503
Selling, general and administrative           3,709          22,578           6,537               2          32,826
                                       ------------    ------------    ------------    ------------    ------------
Operating (loss) profit                      (3,674)         41,125           2,188              38          39,677
Other expenses (income), net:
  Interest expense (income), net             20,259           8,468            (457)             --          28,270
  Other expense (income), net                    57            (100)           (118)             --            (161)
                                       ------------    ------------    ------------    ------------    ------------
(Loss) income from continuing
  operations before income taxes and
  equity interest in a joint venture        (23,990)         32,757           2,763              38          11,568
Income tax benefit (expense)                 10,556         (13,167)            (54)             --          (2,665)
Equity interest in a joint venture               --              --           1,573              --           1,573
                                       ------------    ------------    ------------    ------------    ------------
(Loss) income from continuing
  operations                                (13,434)         19,590           4,282              38          10,476
Loss from discontinued operations,
  net of tax                                     --          (1,954)             --              --          (1,954)
Cumulative effect of change in
  accounting principle, net of
  tax                                            --              --             481              --             481
                                       ------------    ------------    ------------    ------------    ------------
Net (loss) income                      $    (13,434)   $     17,636    $      4,763    $         38    $      9,003
                                       ============    ============    ============    ============    ============

                              INTERMET Corporation

9. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                              YEAR ENDED DECEMBER 31, 2001
                                       ----------------------------------------------------------------------------
                                                         COMBINED       COMBINED
                                                         GUARANTOR    NON-GUARANTOR
                                          PARENT       SUBSIDIARIES    SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                       ------------    ------------   -------------    ------------    ------------
                                                                (IN THOUSANDS OF DOLLARS)
INCOME STATEMENT DATA
Net sales                              $         --    $    710,119    $     89,986    $    (17,221)   $    782,884
Cost of sales                                   292         661,742          74,585         (16,196)        720,423
                                       ------------    ------------    ------------    ------------    ------------
Gross (loss) profit                            (292)         48,377          15,401          (1,025)         62,461
Selling, general and administrative           3,643          18,645           6,093              --          28,381
Restructuring and impairment charges             --          13,540              --              --          13,540
Goodwill amortization                            --           6,328              --              --           6,328
                                       ------------    ------------    ------------    ------------    ------------
Operating (loss) profit                      (3,935)          9,864           9,308          (1,025)         14,212
Other expenses (income), net:
  Interest expense (income), net             17,588          12,435            (201)             --          29,822
  Other expense (income), net                   (30)            131          (3,542)             --          (3,441)
                                       ------------    ------------    ------------    ------------    ------------
(Loss) income from continuing
  operations before income taxes
  and equity interest in a joint
  venture                                   (21,493)         (2,702)         13,051          (1,025)        (12,169)
Income tax benefit (expense)                  7,198              26          (3,223)            258           4,259
Equity interest in a joint venture               --              --             946              --             946
                                       ------------    ------------    ------------    ------------    ------------
(Loss) income from continuing
  operations                                (14,295)         (2,676)         10,774            (767)         (6,964)
Loss from discontinued operations,
  net of tax                                     --          (1,739)             --              --          (1,739)
                                       ------------    ------------    ------------    ------------    ------------
Net (loss) income                      $    (14,295)   $     (4,415)   $     10,774    $       (767)   $     (8,703)
                                       ============    ============    ============    ============    ============

                              INTERMET Corporation

9. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                                    AS OF DECEMBER 31, 2003
                                           ---------------------------------------------------------------------------
                                                             COMBINED       COMBINED
                                                            GUARANTOR    NON-GUARANTOR
                                              PARENT       SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                           ------------    ------------  -------------    ------------    ------------
                                                                   (IN THOUSANDS OF DOLLARS)
BALANCE SHEET DATA
ASSETS
Current assets:
  Cash and cash equivalents                $     (2,674)   $        127   $      3,582    $         --    $      1,035
  Accounts receivable, net                            7          64,457         22,309              --          86,773
  Inventories                                        --          58,030         19,440             (59)         77,411
  Other current assets                            7,319           1,677          1,751               1          10,748
                                           ------------    ------------   ------------    ------------    ------------
  Total current assets                            4,652         124,291         47,082             (58)        175,967
Property, plant and equipment, net                3,765         247,681         71,766             868         324,080
Other noncurrent assets:
  Goodwill                                           --         165,933             --              --         165,933
  Other noncurrent assets                        15,834           1,378          2,049           1,443          20,704
  Intercompany, net                             (65,291)         86,241        (24,711)          3,761              --
  Investments in subsidiaries                   550,411              --             --        (550,411)             --
                                           ------------    ------------   ------------    ------------    ------------
Total assets                               $    509,371    $    625,524   $     96,186    $   (544,397)   $    686,684
                                           ============    ============   ============    ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                         $      2,151    $     58,504   $     20,398    $       (316)   $     80,737
  Accrued liabilities                            27,671          29,041            224           2,606          59,542
  Short-term lines of credit                         --              --          9,992              --           9,992
  Long-term debt due within one year                350             983          2,970              --           4,303
                                           ------------    ------------   ------------    ------------    ------------
  Total current liabilities                      30,172          88,528         33,584           2,290         154,574
Noncurrent liabilities:
  Long-term debt due after one year             237,000          36,991          5,257              --         279,248
  Retirement benefits                            84,135           1,174             --              --          85,309
  Other noncurrent liabilities                   (4,073)          4,843          3,838             808           5,416
                                           ------------    ------------   ------------    ------------    ------------
  Total noncurrent liabilities                  317,062          43,008          9,095             808         369,973
Shareholders' equity                            162,137         493,988         53,507        (547,495)        162,137
                                           ------------    ------------   ------------    ------------    ------------
Total liabilities shareholders'
  equity                                   $    509,371    $    625,524   $     96,186    $   (544,397)   $    686,684
                                           ============    ============   ============    ============    ============

                              INTERMET Corporation

9. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                                     AS OF DECEMBER 31, 2002
                                           ---------------------------------------------------------------------------
                                                             COMBINED      COMBINED
                                                            GUARANTOR    NON-GUARANTOR
                                              PARENT       SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                           ------------    ------------  -------------    ------------    ------------
                                                                    (IN THOUSANDS OF DOLLARS)
BALANCE SHEET DATA
ASSETS
Current assets:
  Cash and cash equivalents                $      1,122    $        167   $      2,009    $         --    $      3,298
  Accounts receivable, net                          162          63,336         23,281              --          86,779
  Inventories                                        --          57,376          8,139             (59)         65,456
  Other current assets                           21,291           2,901            682               1          24,875
                                           ------------    ------------   ------------    ------------    ------------
  Total current assets                           22,575         123,780         34,111             (58)        180,408
Property, plant and equipment, net                4,598         294,781         32,112             543         332,034
Other noncurrent assets:
  Goodwill                                           --         217,016             --              --         217,016
  Other noncurrent assets                        18,749           3,867         10,581           1,443          34,640
  Intercompany, net                             (40,038)         63,759        (25,323)          1,602              --
  Investments in subsidiaries                   592,765              --             --        (592,765)             --
                                           ------------    ------------   ------------    ------------    ------------
Total assets                               $    598,649    $    703,203   $     51,481    $   (589,235)   $    764,098
                                           ============    ============   ============    ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                         $      2,462    $     63,399   $      5,337    $       (265)   $     70,933
  Accrued liabilities                            19,603          34,480         11,041              81          65,205
  Long-term debt due within one year                350           1,107            110              --           1,567
                                           ------------    ------------   ------------    ------------    ------------
  Total current liabilities                      22,415          98,986         16,488            (184)        137,705
Noncurrent liabilities:
  Long-term debt due after one year             240,350          37,974            212              --         278,536
  Retirement benefits                            70,812           6,759             --              --          77,571
  Other noncurrent liabilities                    7,503           6,955         (2,488)            747          12,717
                                           ------------    ------------   ------------    ------------    ------------
  Total noncurrent liabilities                  318,665          51,688         (2,276)            747         368,824
Shareholders' equity                            257,569         552,529         37,269        (589,798)        257,569
                                           ------------    ------------   ------------    ------------    ------------
Total liabilities and shareholders'
  equity                                   $    598,649    $    703,203   $     51,481    $   (589,235)   $    764,098
                                           ============    ============   ============    ============    ============

                              INTERMET Corporation

9. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                                 YEAR ENDED DECEMBER 31, 2003
                                           ---------------------------------------------------------------------------
                                                             COMBINED      COMBINED
                                                            GUARANTOR    NON-GUARANTOR
                                              PARENT       SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS    CONSOLIDATED
                                           ------------    ------------  -------------    ------------    ------------
                                                                    (IN THOUSANDS OF DOLLARS)

CASH FLOW DATA
Cash provided by continuing
  operating activities                     $      5,435    $     14,896   $     16,842    $         --    $     37,173
Cash used in discontinued
  operations                                         --          (4,066)            --              --          (4,066)
                                           ------------    ------------   ------------    ------------    ------------
Net cash provided by operating
  activities                                      5,435          10,830         16,842              --          33,107
Investing activities:
  Additions to property, plant
    and equipment by continuing
    operations                                   (1,725)        (13,193)        (4,615)             --         (19,533)
  Additions to property, plant
    and equipment by discontinued
    operations                                       --            (145)            --              --            (145)
  Purchase of shares of a subsidiary                 --              --         (5,571)             --          (5,571)
  Proceeds from sale of assets of
    a subsidiary                                     --           3,925             --              --           3,925
  Proceeds from sale of property,
    plant and equipment                           1,700              --             --              --           1,700
                                           ------------    ------------   ------------    ------------    ------------
Net cash used in investing
  activities                                        (25)         (9,413)       (10,186)             --         (19,624)
Financing activities:
  Net decrease in revolving credit
    facility                                     (3,000)             --             --              --          (3,000)
  Repayment of other debts                           --          (1,457)        (2,960)             --          (4,417)
  Payment of debt issuance costs                 (2,110)             --             --              --          (2,110)
  Dividends paid                                 (4,096)             --             --              --          (4,096)
                                           ------------    ------------   ------------    ------------    ------------
Net cash used in financing
  activities                                     (9,206)         (1,457)        (2,960)             --         (13,623)
Effect of exchange rate changes on
  cash and cash equivalents                          --              --         (2,123)             --          (2,123)
                                           ------------    ------------   ------------    ------------    ------------
Net (decrease) increase in cash
  and cash equivalents                     $     (3,796)   $        (40)  $      1,573    $         --    $     (2,263)
                                           ============    ============   ============    ============    ============

                              INTERMET Corporation

9. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                                  YEAR ENDED DECEMBER 31, 2002
                                           ---------------------------------------------------------------------------
                                                             COMBINED     COMBINED
                                                            GUARANTOR    NON-GUARANTOR
                                              PARENT       SUBSIDIARIES  SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                           ------------    ------------  -------------    ------------    ------------
                                                                    (IN THOUSANDS OF DOLLARS)

CASH FLOW DATA
Cash provided by (used in) continuing
  operating activities                     $     92,225    $      4,231   $    (10,027)   $         --    $     86,429
Cash provided by discontinued
  operations                                         --           2,946             --              --           2,946
                                           ------------    ------------   ------------    ------------    ------------
Net cash provided by (used in)
  operating activities                           92,225           7,177        (10,027)             --          89,375
Investing activities:
  Additions to property, plant
    and equipment by continuing
    operations                                   (1,714)         (5,358)        (1,355)             --          (8,427)
  Additions to property, plant
    and equipment by discontinued
    operations                                       --          (1,018)            --              --          (1,018)
                                           ------------    ------------   ------------    ------------    ------------
Net cash used in investing
  activities                                     (1,714)         (6,376)        (1,355)             --          (9,445)
Financing activities:
  Net decrease in revolving credit
    facility                                    (85,000)             --             --              --         (85,000)
  Proceeds from debt offering                   175,000              --             --              --         175,000
  Repayment of term loan                       (171,750)             --             --              --        (171,750)
  Repayment of other debts                         (244)         (1,100)          (302)             --          (1,646)
  Payment of debt issuance costs                 (6,022)             --             --              --          (6,022)
  Dividends paid                                 (4,075)             --             --              --          (4,075)
  Issuance of common stock                          374              --             --              --             374
                                           ------------    ------------   ------------    ------------    ------------
Net cash used in financing
  activities                                    (91,717)         (1,100)          (302)             --         (93,119)
Effect of exchange rate changes on
  cash and cash equivalents                          --              --          2,621              --           2,621
                                           ------------    ------------   ------------    ------------    ------------
Net decrease in cash and cash
  equivalents                              $     (1,206)   $       (299)  $     (9,063)   $         --    $    (10,568)
                                           ============    ============   ============    ============    ============

                              INTERMET Corporation

9. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                                  YEAR ENDED DECEMBER 31, 2001
                                           ---------------------------------------------------------------------------
                                                              COMBINED     COMBINED
                                                             GUARANTOR   NON-GUARANTOR
                                              PARENT       SUBSIDIARIES  SUBSIDIARIES     ELIMINATIONS    CONSOLIDATED
                                           ------------    ------------  -------------    ------------    ------------
                                                                    (IN THOUSANDS OF DOLLARS)

CASH FLOW DATA
Cash provided by continuing operating
  activities                               $     29,320    $     19,935   $     14,115    $         --    $     63,370
Cash provided by discontinued
  operations                                         --           8,224             --              --           8,224
                                           ------------    ------------   ------------    ------------    ------------
Net cash provided by operating
  activities                                     29,320          28,159         14,115              --          71,594
Investing activities:
  Additions to property, plant
    and equipment by continuing
    operations                                     (456)        (26,802)        (8,268)             --         (35,526)
  Additions to property, plant
    and equipment from insurance                     --              --         (3,389)             --          (3,389)
  Additions to property, plant
    and equipment by discontinued
    operations                                       --            (842)            --              --            (842)
  Proceeds from insurance for
    replacement of property,
    plant and equipment                              --              --          3,389              --           3,389
                                           ------------    ------------   ------------    ------------    ------------
Net cash used in investing
  activities                                       (456)        (27,644)        (8,268)             --         (36,368)
Financing activities:
  Net increase in revolving
    credit facility                               9,000              --             --              --           9,000
  Proceeds from term loan                       182,750              --             --              --         182,750
  Repayment of term loan                       (211,000)             --             --              --        (211,000)
  Repayment of other debts                      (15,175)         (1,149)          (170)             --         (16,494)
  Purchase of common stock                         (349)             --             --              --            (349)
  Dividends paid                                 (3,183)             --             --              --          (3,183)
                                           ------------    ------------   ------------    ------------    ------------
Net cash used in financing
  activities                                    (37,957)         (1,149)          (170)             --         (39,276)
Effect of exchange rate changes
  on cash and cash equivalents                       --              --         (1,821)             --          (1,821)
                                           ------------    ------------   ------------    ------------    ------------
Net (decrease) increase in cash
  and cash equivalents                     $     (9,093)   $       (634)  $      3,856    $         --    $     (5,871)
                                           ============    ============   ============    ============    ============

                              INTERMET Corporation

10. STOCK COMPENSATION

We have executive stock option and incentive award plans ("Employee Plans") and a directors stock option plan ("Directors Plan"). The Employee Plans permit the grant of options and restricted shares for up to 3,000,000 shares of common stock. The Directors Plan permits the grant of options to purchase up to 150,000 shares of common stock. Options granted under the Employee Plans vest over a four-year period. Options under the Directors Plan are exercisable at the grant date. The exercise prices of options issued under Employee Plans and Directors Plan are equal to the fair values of the common stock at the option grant date. Certain options also remain outstanding from prior stock option plans. At December 31, 2003, options for 1,190,320 shares were exercisable, while 947,133 of the Employee Plans options and restricted shares and 26,000 Directors Plan options were available for future grant.

We apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for the stock option plans. Accordingly, we have not recognized compensation expense for our stock option plans.

The fair values of our stock options presented in Note 1 were estimated as of the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 2003, 2002 and 2001:

                                                                2003              2002              2001
                                                            ------------      ------------      ------------

Risk-free interest
  rate                                                              3.50%             3.00%             2.50%
Dividend yield                                                      1.00%             1.00%             1.00%
Volatility                                                         0.464             0.769             0.480
Expected life                                                    6 years           6 years           6 years

For purposes of the pro forma disclosures required under SFAS No. 123, the estimated fair value of the options is amortized over the options' vesting period.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our stock options.

                              INTERMET Corporation

10. STOCK COMPENSATION (CONTINUED)

A summary of our stock option activity for the three years ended December 31, 2003, is as follows:

                                                              NUMBER OF     WEIGHTED AVERAGE      EXERCISE
                                                              OPTIONS        EXERCISE PRICE      PRICE RANGE
                                                            ------------    ----------------    ------------

Outstanding at January 1, 2001                                 1,524,050      $      11.31
  Granted                                                        462,300              3.54      $ 3.37-$5.04
  Exercised                                                           --                --                --
  Forfeited                                                     (320,500)            10.30      3.37 - 18.06
                                                            ------------
Outstanding at December 31, 2001                               1,665,850      $       9.54      3.37 - 19.38
                                                            ============
Exercisable at December 31, 2001                                 899,230      $      11.94
Weighted average fair value of
  options granted during 2001                                                 $       1.51
Outstanding at January 1, 2002                                 1,665,850      $       9.54
  Granted                                                        175,000              5.07      $ 4.20-$8.39
  Exercised                                                      (19,750)             9.67      8.66 - 11.20
  Forfeited                                                      (80,125)             5.41      3.44 - 18.06
                                                            ------------
Outstanding at December 31, 2002                               1,740,975      $       9.27      3.38 - 19.38
                                                            ============
Exercisable at December 31, 2002                               1,141,248      $      11.25
Weighted average fair value of
  options granted during 2002                                                 $       3.03
Outstanding at January 1, 2003                                 1,740,975      $       9.27
  Granted                                                        325,500              3.57      $       3.57
  Exercised                                                           --                --                --
  Forfeited                                                     (272,000)             9.72      3.44 - 18.06
                                                            ------------
Outstanding at December 31, 2003                               1,794,475      $       8.17      3.38 - 19.38
                                                            ============
Exercisable at December 31, 2003                               1,190,320      $      10.29
Weighted average fair value of
  options granted during 2003                                                 $       1.58

                              INTERMET Corporation

10. STOCK COMPENSATION (CONTINUED)

The following table summarizes information about options outstanding as of December 31, 2003:

                                          OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
                           ---------------------------------------------------      -------------------------------
                                          WEIGHTED-AVERAGE
                                              REMAINING
  RANGE OF EXERCISE          NUMBER       CONTRACTUAL LIFE    WEIGHTED-AVERAGE        NUMBER       WEIGHTED-AVERAGE
        PRICE              OUTSTANDING       (IN YEARS)        EXERCISE PRICE       EXERCISABLE     EXERCISE PRICE
  -----------------        -----------    ----------------    ----------------      -----------    ----------------

  $0.00 - $9.68             1,228,725            6.7              $   5.06             624,570         $   6.07
   9.69 - 19.38               565,750            3.8                 14.94             565,750            14.94
                          -----------                                              -----------
                            1,794,475                                                1,190,320
                          ===========                                              ===========

We have an Employee Stock Ownership Plan ("ESOP") to purchase INTERMET common stock for some of our United States employees who are not covered by collective bargaining agreements. We make contributions equal to 3% of the annual compensation of the ESOP participants. We may, at our discretion, make additional contributions within specified limits. Since 2003, our contributions have been made to the Savings and Investment Plan, a 401(k) retirement plan, instead of the ESOP. Our contributions to the Savings and Investment Plan were $747,000 in 2003. ESOP expenses were $615,000 and $554,000 in 2002 and 2001, respectively.

On October 6, 1995, our Board of Directors declared a dividend of one right for each share of INTERMET common stock held of record at the close of business on October 17, 1995, pursuant to a Shareholder Protection Rights Agreement dated October 6, 1995. The rights generally are not exercisable until 10 days after an announcement by us that a person, as defined (excluding, with certain limitations, certain holders of 10% or more of our common stock who do not acquire additional shares, any of our ESOPs or benefit plans, and INTERMET or any of its wholly-owned subsidiaries), has acquired 10% of our common stock or announces a tender offer that could result in the ownership of 10% or more of our common stock. Each right, should it become exercisable, will entitle the owner to buy 1/100th of a share of Participating Preferred Stock, a new series of our preferred stock, at an exercise price of $40. On October 16, 1997, we amended the rights agreement to provide that certain institutional investors who own in excess of 10%, but less than 15% of our common stock, are not "Acquiring Persons" as defined by the rights agreement.

In the event the rights become exercisable as a result of the acquisition of shares, each right will entitle the owner, other than the acquiring person, to buy at the rights' then current exercise price a number of shares of common stock with a market value equal to twice the exercise price. In addition, unless the acquiring person owns more than 50% of the outstanding shares of common stock, the board of directors may elect to exchange all outstanding rights (other than those owned by such acquiring person or affiliates thereof) at an exchange ratio of one share of common stock per right. Unless we merge with another company under certain conditions or redeem or exchange the rights before October 6, 2005, the rights will expire on such date.

In February 2001 our Board of Directors adopted a Restricted Share Unit Award Plan for certain key executives. Under this plan, eligible executives were entitled to surrender all or a portion of the bonuses they earned under our 2000 profit-sharing plan in exchange for an award of Restricted Share Units. The number of shares awarded under this program was matched one for one for the participants who remained with the company for at least two years from the award date.

                              INTERMET Corporation

11. COMMITMENTS AND CONTINGENCIES

Future minimum rental payments required under building and equipment operating leases that have initial or remaining non-cancelable lease terms in excess of one year at December 31, 2003 are as follows (in thousands of dollars):

2004                                         $      4,745
2005                                                4,065
2006                                                2,425
2007                                                1,790
2008                                                1,055
Thereafter                                              4
                                             ------------
Total                                        $     14,084
                                             ============

Total rental expense under operating leases aggregated $4,498,000, $5,464,000, and $6,046,000 in 2003, 2002 and 2001, respectively.

We had commitments to purchase capital equipment of approximately $5.7 million as of December 31, 2003.

At December 31, 2003, 46% of the domestic labor force is covered by collective bargaining agreements, and 25% of the domestic labor force is covered by collective bargaining agreements that will expire within one year.

We are subject to federal, state, local and foreign environmental laws and regulations concerning, among other things, air emissions, effluent discharges, storage treatment and disposal of hazardous materials and remediation of contaminated soil and groundwater. At some of our industrial sites hazardous materials have been managed for many years. Consequently, we are subject to various environmental laws that impose compliance obligations and can create liability for historical releases of hazardous substances. It is likely that we will be subject to increasingly stringent environmental standards in the future and that we will be required to make additional expenditures, which could be significant, relating to environmental matters on an ongoing basis.

The 1990 amendments to the Federal Clean Air Act and regulations promulgated thereunder are expected to have a major impact on the compliance cost of many U.S. companies, including foundries of the type we own. We are in the process of reviewing Maximum Achievable Control Technology Standards that will be applicable to our industry.

We also have current and former operating entities (for which we may be responsible) that are potentially responsible for cleanup of known environmental sites. These include third-party-owned sites, as well as sites that are currently owned, or formerly owned, by us or our subsidiaries. For known environmental sites, we have recorded reserves to cover estimated future environmental expenditures. Environmental reserves at December 31, 2003 and 2002 were $6,852,000 and $5,845,000, respectively. As of December 31, 2003, the environmental reserves included a $3.1 million cash escrow account acquired as a part of the acquisition of Ganton Technologies in 1999 that is being used to fund the clean-up of an inactive property located in Addison, Illinois, and we expect that the cleanup will occur and the account will be settled in 2004. The reserves also include $2.5 million for the now closed Radford facilities, which is discussed below. There can be no assurance that costs in excess of these accruals will not be incurred, or that unknown conditions will not be discovered that result in material additional expenditures by us for environmental matters.

On March 14, 2002, we entered into a Consent Order with the U.S. Environmental Protection Agency ("USEPA"), which will require investigation of the nature and extent of any hazardous waste disposed of at our Radford, Virginia, facilities. We have entered into this Consent Order in connection with the USEPA's Corrective Action Program, which is being undertaken on a nationwide basis by USEPA pursuant to the Resource Conservation and Recovery Act of 1976. The Corrective Action Program requires facilities that have historically generated or handled hazardous waste to determine whether those activities have or could adversely affect groundwater or human health. Because we historically disposed of waste material at this site, it is probable that remedial action will be required with respect to that on-site disposal. We have accrued $2.5 million for such remediation activity based on our investigation to date. However, our investigation of this site will continue and it is possible that ultimate remediation costs could exceed the amounts we have accrued.

                              INTERMET Corporation

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)

We are also a party to other legal proceedings associated with environmental, employment, commercial, product liability or other matters in the ordinary course of our business. At the present time, we do not believe that any of such proceedings will have a material adverse effect on our results of operations. We self-insure a significant portion of our health care and property and casualty insurance risks. However, we purchase additional insurance for catastrophic losses. The events of September 11, 2001, caused extreme turmoil in the property and casualty insurance market. This, coupled with property losses at our New River and Neunkirchen plants that were incurred in the first half of 2000, resulted in increases in our property insurance deductible. We now carry a $2.5 million property deductible per occurrence.

                              INTERMET Corporation

12. RETIREMENT PLANS AND BENEFITS

We maintain four noncontributory defined benefit pension plans for certain U.S. employees covered by collective bargaining agreements and for which the benefits are based on years of service. Additionally, we maintain two non-contributory defined benefit pension plans for certain U.S. salaried and non-union hourly employees and for which the benefits are based on final average compensation. Our policy is to fund amounts as required under applicable laws and regulations.

In addition to providing pension benefits, we provide health care and life insurance benefits to certain retired U.S. employees and their dependents. In 2003, eligibility requirements for retiree health care for certain salaried employees were changed so that these employees can become eligible for retiree health care benefits at age 62, depending on years of service. Additionally, newly-hired employees will not be eligible for retiree health care benefits. Certain salaried employees who already have met eligibility requirements at age 55 or age 60, depending on years of service, would continue to be eligible for retiree health care benefits. Retirees and their dependents under age 65 receive substantially the same health care benefits as active employees. The medical plans generally pay most medical expenses less deductible and co-pay amounts. Salaried and hourly employees also contribute to the cost of coverage. Certain salaried employee coverage converts to a Medicare carve-out plan at age 65. We subsidize a Medicare supplement plan for certain eligible salaried employees over age 65. Most hourly employee coverage ceases at age 65. However, certain hourly employees retain eligibility for coverage supplementing Medicare.

Our amendments to certain plans in 2003 increased the pension benefit obligations by $1.6 million and reduced the other postretirement benefit obligations by $5.0 million. In addition, the curtailment of a postretirement benefit plan in 2003 reduced the other postretirement benefit obligations by $0.5 million.

Due to the closure of the Radford Foundry in 2003, other postretirement benefit obligations decreased by $2.0 million and resulted in an after-tax gain of $1.2 million. There was also an increase in pre-tax pension cost of $0.3 million ($0.2 million after-tax loss) due to pension curtailment. The net after-tax gain of $1.0 million was reported in "Loss from Discontinued Operation, Net of Tax" in the accompanying statements of operations in 2003.

We use a September 30 measurement date for all of our pension and other postretirement benefit plans.

The obligations and funded status of the retirement benefit plans are as follows (in thousands of dollars):

                                                                        AT DECEMBER 31,
                                                ---------------------------------------------------------------
                                                      PENSION BENEFITS            OTHER POSTRETIREMENT BENEFITS
                                                -----------------------------     -----------------------------
                                                    2003             2002             2003             2002
                                                ------------     ------------     ------------     ------------

CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year         $     90,828     $     81,195     $     43,435     $     40,870
Service cost - benefits earned
  during the year                                      2,443            1,922            1,018              973
Interest cost on benefit obligation                    6,018            5,966            2,746            2,925
Amendments                                             1,636               --           (4,985)             142
Curtailment                                               --               --             (520)              --
Actuarial losses                                       8,229            5,391            4,332            2,177
Benefits paid                                         (4,432)          (3,646)          (3,496)          (3,652)
                                                ------------     ------------     ------------     ------------
Benefit obligation at end of year               $    104,722     $     90,828     $     42,530     $     43,435
                                                ------------     ------------     ------------     ------------
CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning
  of year                                       $     58,897     $     66,650
Actual return on plan assets                           5,793           (5,890)
Company contributions                                  2,214            1,783
Benefits paid                                         (4,432)          (3,646)
                                                ------------     ------------
Fair value of plan assets at end
  of year                                       $     62,472     $     58,897
                                                ------------     ------------
Funded status of the plan
  (under-funded)                                $    (42,250)    $    (31,931)    $    (42,530)    $    (43,435)
Unrecognized net actuarial losses
  (gains)                                             35,550           28,767            3,207           (3,037)
Unrecognized transition obligation                       286               58               --               --
Unrecognized prior service cost
  (benefit)                                            6,497            5,849           (4,678)             271
                                                ------------     ------------     ------------     ------------
Prepaid (accrued) benefit cost on
  balance sheets                                $         83     $      2,743     $    (44,001)    $    (46,201)
                                                ============     ============     ============     ============

                              INTERMET Corporation

12. RETIREMENT PLANS AND BENEFITS (CONTINUED)

Amounts recognized for pension benefits in the consolidated balance sheets consist of (in thousands of dollars):

                                                              AT DECEMBER 31,
                                                       -----------------------------
                                                           2003             2002
                                                       ------------     ------------

Prepaid pension benefit cost                           $      4,708     $      4,815
Accrued pension benefit liability                           (46,020)         (36,184)
Intangible assets                                             6,497            5,849
Accumulated other comprehensive income, pretax               34,898           28,263
                                                       ------------     ------------
Net amount recognized                                  $         83     $      2,743
                                                       ============     ============

The accumulated benefit obligation for all of the pension plans was $104.1 million and $90.3 million at December 31, 2003 and 2002, respectively.

All of our pension plans had accumulated benefit obligations in excess of plan assets (under-funded plans) as of December 31, 2003 and 2002.

The components of net periodic benefit cost are as follows (in thousands of dollars):

                                                                         YEARS ENDED DECEMBER 31
                                          ---------------------------------------------------------------------------------------
                                                       PENSION BENEFITS                      OTHER POST RETIREMENT BENEFITS
                                          ------------------------------------------   ------------------------------------------
                                              2003           2002           2001           2003           2002           2001
                                          ------------   ------------   ------------   ------------   ------------   ------------

Service cost                              $      2,443   $      1,922   $      2,109   $      1,018   $        973   $        899
Interest cost                                    6,018          5,966          5,747          2,746          2,925          2,701
Expected return on plan assets                  (5,878)        (6,120)        (6,275)            --             --             --
Amortization of net transition
  obligation                                        --             15             51             --             --             --
Amortization of prior service cost                 735            756            717            (60)            (2)           (13)
Amortization of loss (gain)                      1,531           (382)          (661)          (208)          (445)          (992)
Curtailment loss                                   253             --             --             --             --             --
                                          ------------   ------------   ------------   ------------   ------------   ------------
Net periodic benefit cost                 $      5,102   $      2,157   $      1,688   $      3,496   $      3,451   $      2,595
                                          ============   ============   ============   ============   ============   ============

The assumptions used to determine benefit obligations and cost are as follows:

Weighted-average assumptions used to determine benefit obligations:

                                                                       AT DECEMBER 31,
                                                ---------------------------------------------------------------
                                                       PENSION BENEFITS           OTHER POSTRETIREMENT BENEFITS
                                                -----------------------------     -----------------------------
                                                    2003             2002             2003             2002
                                                ------------     ------------     ------------     ------------

Discount rate                                           6.00%            6.75%            6.00%            6.75%
Rate of compensation increase for
  benefit plans with benefit obligations
  based on compensation                                 3.66%            3.61%

Weighted-average assumptions used to determine net periodic benefit cost:

                                                                       YEARS ENDED DECEMBER 31
                                          ---------------------------------------------------------------------------------------
                                                       PENSION BENEFITS                      OTHER POSTRETIREMENT BENEFITS
                                          ------------------------------------------   ------------------------------------------
                                              2003           2002           2001           2003           2002           2001
                                          ------------   ------------   ------------   ------------   ------------   ------------

Discount rate                                     6.75%          7.50%          8.00%          6.75%          7.50%          8.00%
Expected long-term return on plan
  assets                                          8.75%          9.50%          9.50%
Rate of compensation increase for
  benefit plans with benefit cost
  based on compensation                           3.61%          3.61%          3.72%

                              INTERMET Corporation

12. RETIREMENT PLANS AND BENEFITS (CONTINUED)

To determine the overall expected long-term rate of return on assets, we consider the current level of expected returns on risk-free investments (primarily government bonds), the historical level of the risk premium associated with the other asset categories in which the portfolio is invested, and the expected returns of each asset category of the investment portfolio. The expected return of each asset category is then weighted based on the target asset allocation to develop the overall expected long-term rate of return on assets.

During each quarter, our pension plan actuaries determine a range of expected rates of return based on actual asset mix. Expected rates of return that are between the 25th and 75th percentile of this range are considered reasonable. The expected rates of return of 8.50% and 8.75% as of September 30, 2003 and 2002, respectively, were near the 70th percentile of the ranges of expected rates of return.

Assumed health care cost trend rates for other postretirement benefits:

                                                                   AT DECEMBER 31,
                                                            -----------------------------
                                                                2003             2002
                                                            ------------     ------------

Health care cost trend rate assumed for next year                  10.50%    8.00% to 10.00%
Rate to which the cost trend rate is assumed to
  decline (the ultimate trend rate)                                 5.00%              5.00%
Year that the rate reaches the ultimate trend rate                  2015      2006 to 2008

The assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the assumed health care cost trend rates would have the following effects for 2003 (in thousands of dollars):

                                                      ONE PERCENTAGE   ONE PERCENTAGE
                                                      POINT INCREASE   POINT DECREASE
                                                      --------------   --------------

Effect on total service and interest cost              $        299     $       (263)
Effect on postretirement benefit obligation            $      2,266     $     (2,154)

Our pension plans weighted-average asset allocations at December 31, 2003 and 2002, by asset category are as follows:

                                                        PLAN ASSETS AT DECEMBER 31,
                                                       -----------------------------
                                                           2003             2002
                                                       ------------     ------------

Asset Category:
Equity securities                                                52%              50%
Debt securities                                                  48               50
                                                       ------------     ------------
Total                                                           100%             100%
                                                       ============     ============

Equity securities do not include any common stock of INTERMET Corporation.

Under our investment policies and strategies, pension funds are invested in equity securities (including convertible securities), debt securities (including preferred stock), and cash equivalents (including senior debt under one year to maturity). Pension plan assets allocation guidelines as follows:

Asset Category: Allocation Guidelines Equity securities 30% to 75% Debt securities 25% to 70% Cash equivalents 0% to 30%

                              INTERMET Corporation

12. RETIREMENT PLANS AND BENEFITS (CONTINUED)

Investment managers have full discretion to invest assets within our investment guidelines, including timing, turnover and selection of investment. Pension plan assets are held such that assets are available for near-term, mid-term and long-term future benefit payments.

Equity asset holdings are selected from established markets (including New York Stock Exchange, over-the-counter markets, and regional and foreign markets) and equity portfolios are expected to achieve an absolute and risk adjusted return, which surpasses the comparative index. Equity assets cannot be held in private placement securities, letter stock or uncovered options. Short sales, margin transactions and other specialized transactions are prohibited. No more than 10% of assets may be held in an individual security, or 15% in a particular industry. This pertains to both equity and debt investments, exclusive of treasuries and agencies.

Debt asset holdings can be invested in liquid preferred stocks, corporate debt, obligations of the U.S. Government and its fully guaranteed agencies, and debt issues convertible to equities. Investments in single-issue securities are limited to 5% of assets (except for U.S. Government or agency obligations). Assets are not to be invested in private placements, fixed income or interest rate futures, or from arbitrage or other specialized investments. Up to 5% of assets may be invested in below investment grade debt securities. Up to 5% of assets may be invested in global fixed income securities.

Cash equivalent holdings may be invested in commercial paper, repurchase agreements, Treasury bills, certificates of deposit, and money market funds. Investments in cash equivalents can be made for income, for liquidity for expense and benefit payments, or to preserve principal value. Assets must represent maturity of less than one year at the time of purchase. Short-term instruments considered speculative in nature may not be purchased. Single issuer paper is limited to 5% of the funds, except for U.S. Government or agencies.

Pension funds may also be invested in mutual funds or other pooled funds containing securities. Direct investments in financial futures, commodities and currency exchanges are prohibited; however, such investments may be made in mutual funds.

We expect to contribute $14.9 million to our pension plans in 2004. This estimate is based on the assumption that the funding relief provided by the U.S. government, which has already expired in 2003, will not be extended to 2004. If the funding relief is ultimately extended to 2004, the estimated contribution amount will be reduced.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in thousands of dollars):

                        PENSION BENEFITS     OTHER POSTRETIREMENT BENEFITS
                        ----------------     -----------------------------

    2004                  $    5,501               $    3,863
    2005                       5,749                    3,857
    2006                       6,030                    3,736
    2007                       6,250                    3,385
    2008                       6,515                    3,386
    Years 2009 to 2013        35,210                   17,502

                              INTERMET Corporation

12. RETIREMENT PLANS AND BENEFITS (CONTINUED)

We provide prescription drug benefits to some of our retirees and will, therefore, be impacted by the provisions of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Medicare Reform Act"), which was enacted on December 8, 2003. The Medicare Reform Act provides for a federal subsidy to sponsors of retiree health care benefit plans which provide a benefit that is at least actuarially equivalent to the benefit established by this Act, and therefore may reduce our postretirement benefit obligations. In accordance with the Position of the Staff of the Financial Accounting Standards Board FAS 106-1, the effects on our accumulated postretirement benefit obligation and net periodic postretirement benefit cost have not been recognized in our financial statements. Specific authoritative guidance on the accounting for the Medicare Reform Act is pending and that guidance, when issued, could require changes in the information reported in our financial statements. Due to the lack of direction regarding the provision of the Medicare Reform Act and the uncertainty associated with the related accounting issues, we are deferring recognition of the effects of the Medicare Reform Act.

We maintain several defined contribution plans for certain salaried employees, hourly employees covered by collective bargaining agreements, and non-union hourly employees. All of these plans allow participants to make pretax contributions as a percentage of their compensation. We contribute a specified percentage of the annual compensation of participants of some of the plans. Certain plans provide a matching contribution on employees' pretax contribution to a specified limit. Some plans provide for contributions based on hours worked by each employee; other plans provide for profit-sharing contributions or other base contributions. Costs recognized as expenses to these plans, excluding ESOP expenses, totaled $2,958,000, $2,414,000 and $2,065,000 in 2003, 2002 and 2001,
respectively.

13. INCOME TAXES

The provision for income taxes consists of the following (in thousands of dollars):

                                                                        YEARS ENDED DECEMBER 31,
                                                            ------------------------------------------------
                                                                2003              2002              2001
                                                            ------------      ------------      ------------

Current:
  Federal                                                   $         --      $         --      $     (6,791)
  State                                                              484               504             1,457
  Foreign                                                           (374)              739             3,644
                                                            ------------      ------------      ------------
                                                                     110             1,243            (1,690)
                                                            ------------      ------------      ------------
Deferred:
  Federal                                                         18,314             1,522            (2,920)
  State                                                               --              (100)              351
  Foreign                                                            112                --                --
                                                            ------------      ------------      ------------
                                                                  18,426             1,422            (2,569)
                                                            ------------      ------------      ------------
Total tax provision (benefit)                               $     18,536      $      2,665      $     (4,259)
                                                            ============      ============      ============

We paid federal income taxes of approximately $2,501,000 and $1,100,000 in 2003 and 2002, respectively. We did not pay any federal income taxes in 2001.

                              INTERMET Corporation

13. INCOME TAXES (CONTINUED)

The provision for income taxes differs from the amount computed using the statutory U.S. federal income tax rate for the following reasons (in thousands of dollars):

                                                                        YEARS ENDED DECEMBER 31,
                                                            ------------------------------------------------
                                                                2003              2002              2001
                                                            ------------      ------------      ------------

Provision for income taxes (benefits)
  at U.S. statutory rate                                    $    (22,594)     $      4,672      $     (3,951)
Foreign operations                                                   (94)              573            (1,658)
Utilization of credits and credit
  carryforwards                                                       --            (3,065)               --
State income taxes excluding valuation
  allowance, net of federal income tax
  benefits                                                          (415)              691             1,070
Non-deductible goodwill amortization
  and write-off                                                   13,767                --             1,613
Valuation allowance for federal tax                               22,981                --                --
Valuation allowance for state tax                                    899                --                --
Other                                                              3,992              (206)           (1,333)
                                                            ------------      ------------      ------------
Total tax provision (benefit)                               $     18,536      $      2,665      $     (4,259)
                                                            ============      ============      ============

The components of the Company's net deferred income tax assets at December 31, 2003 and 2002 are as follows (in thousands of dollars):

                                                           2003             2002
                                                       ------------     ------------
Compensation and benefit items                         $     37,618     $     37,263
Operating loss, foreign tax credit and Alternative
  Minimum Tax credit carryforwards                           19,449           15,704
Impairment and shutdown costs                                 1,539              905
Deductible goodwill                                           3,991            2,512
Reserve for bad debts, returns and allowances                 1,984            3,651
Inventory reserve                                             5,337            4,763
State income taxes                                            1,093            3,280
Other temporary differences                                   1,274            2,304
                                                       ------------     ------------
Gross deferred tax assets                                    72,285           70,382
Valuation allowance                                         (29,732)             (50)
                                                       ------------     ------------
Deferred tax assets                                          42,553           70,332
Depreciation and related items                              (32,346)         (43,330)
Other temporary differences                                 (10,060)          (4,242)
                                                       ------------     ------------
Gross deferred tax liabilities                              (42,406)         (47,572)
                                                       ------------     ------------
Net deferred tax assets                                $        147     $     22,760
                                                       ============     ============

We generated foreign tax credits of $179,000, $3,773,000 and $7,190,000 in 2003, 2002 and 2001, respectively, which will expire in 2008, 2007 and 2006, respectively, if not utilized. In December 2003, we provided a valuation allowance for this entire accumulated foreign tax credit of $11,142,000 since we may not generate sufficient U.S. tax liabilities to utilize these credits before the expiration dates. In addition, in December 2003, we provided a valuation allowance of $18,540,000 for the remaining domestic net deferred tax assets of $18,687,000, reducing the carrying value of our net deferred tax assets as of December 31, 2003 to $147,000. This is due to the accumulation of losses experienced at our domestic operations in the immediate past three years (2001 to 2003).

                              INTERMET Corporation

14. REPORTING FOR BUSINESS SEGMENTS

We evaluate our financial results in two business segments, namely Ferrous Metals segment and Light Metals segment. Our segment reporting is consistent with the manner in which our business is managed and our resources are allocated by the management. The Ferrous Metals segment consists of ferrous foundry operations and their related machining operations. The Light Metals segment consists of aluminum, magnesium and zinc casting operations and their related machining operations. Corporate and Other segment includes operations that do not fall within the Ferrous Metals segment or Light Metals segment and the corporate business unit and its related expenses and eliminations. Selected financial information of the business segments is displayed in the following table.

                                                  FERROUS                          CORPORATE
                                                   METALS        LIGHT METALS      AND OTHER       CONSOLIDATED
                                                ------------     ------------     ------------     ------------
                                                                   (IN THOUSANDS OF DOLLARS)
Year ended December 31, 2003
  Net sales                                     $    493,401     $    237,766     $         --     $    731,167
  Depreciation and amortization
    expense                                           31,143           17,202            1,906           50,251
  Goodwill impairment charge                              --           51,083               --           51,083
  Restructuring and impairment
    charges                                            9,138              556              274            9,968
  Operating profit (loss)                             13,333          (44,192)          (5,758)         (36,617)
  Interest expense, net                                4,600            4,928           20,367           29,895
  Purchases of property, plant
    and equipment - continuing
    operations                                         8,036            9,772            1,725           19,533
  Purchases of property, plant
    and equipment - discontinued
    operations                                           145               --               --              145
As of December 31, 2003
  Goodwill                                      $     59,731     $    106,202     $         --     $    165,933
  Total assets                                       372,812          281,396           32,476          686,684
Year ended December 31, 2002
  Net sales                                     $    484,146     $    271,591     $         --     $    755,737
  Depreciation and amortization
    expense                                           27,011           18,019            2,090           47,120
  Operating profit (loss)                             25,867           20,216           (6,406)          39,677
  Interest expense, net                                3,584            4,390           20,296           28,270
  Cumulative effect of change in
    accounting                                            --               --              481              481
  Purchases of property, plant
    and equipment - continuing
    operations                                         2,648            4,065            1,714            8,427
  Purchases of property, plant
    and equipment - discontinued
    operations                                           671               --              347            1,018
As of December 31, 2002
  Goodwill                                      $     59,731     $    157,285     $         --     $    217,016
  Total assets                                       367,002          332,905           64,191          764,098

                              INTERMET Corporation

14. REPORTING FOR BUSINESS SEGMENTS (CONTINUED)

                                                  FERROUS                          CORPORATE
                                                   METALS        LIGHT METALS      AND OTHER       CONSOLIDATED
                                                ------------     ------------     ------------     ------------
                                                                   (IN THOUSANDS OF DOLLARS)

Year ended December 31, 2001
  Net sales                                     $    482,139     $    300,745     $         --     $    782,884
  Depreciation and amortization expense               24,715           20,274            3,274           48,263
  Goodwill amortization expense                        2,030            4,298               --            6,328
  Restructuring and impairment charges                    --           13,540               --           13,540
  Operating profit (loss)                             21,412            2,016           (9,216)          14,212
  Interest expense, net                                6,013            6,003           17,806           29,822
  Purchases of property, plant
    and equipment - continuing
    operations*                                       20,653           14,440              433           35,526
  Purchases of property, plant
    and equipment - discontinued
    operations                                           842               --               --              842
As of December 31, 2001
  Goodwill                                      $     59,731     $    157,285     $         --     $    217,016
  Total assets                                       411,294          360,021           69,224          840,539

----------

* Does not include $3,389,000 capital reimbursed through insurance in 2001.

                              INTERMET Corporation

15. GEOGRAPHIC AREA AND MAJOR CUSTOMER INFORMATION

The following is a breakout of net sales, operating profit, income before income taxes, and identifiable assets based on the geographic locations of our domestic and foreign operations as of and for years ended December 31, 2003, 2002 and 2001. We operate in North America and have international operations in Europe, mainly Germany and Portugal.

                                                                    FOR THE YEARS ENDED DECEMBER 31,
                                                            ------------------------------------------------
                                                                2003              2002              2001
                                                            ------------      ------------      ------------
                                                                       (IN THOUSANDS OF DOLLARS)
Net sales:
  North America                                             $    614,762      $    667,787      $    692,898
  Europe                                                         116,405            87,950            89,986
                                                            ------------      ------------      ------------
  Total                                                     $    731,167      $    755,737      $    782,884
                                                            ============      ============      ============
Operating (loss) profit:
  North America                                             $    (41,291)     $     36,239      $      3,700
  Europe                                                           4,674             3,438            10,512
                                                            ------------      ------------      ------------
  Total                                                     $    (36,617)     $     39,677      $     14,212
                                                            ============      ============      ============

(Loss) income from continuing operations before income taxes and equity interest in a joint venture:

  North America                                             $    (68,693)     $      8,379      $    (25,572)
  Europe                                                           4,140             3,189            13,403
                                                            ------------      ------------      ------------
  Total                                                     $    (64,553)     $     11,568      $    (12,169)
                                                            ============      ============      ============

                                                                           AS OF DECEMBER 31,
                                                            ------------------------------------------------
                                                                2003              2002              2001
                                                            ------------      ------------      ------------

Identifiable assets:
  North America                                             $    560,117      $    683,775      $    764,903
  Europe                                                         126,567            80,323            75,636
                                                            ------------      ------------      ------------
  Total                                                     $    686,684      $    764,098      $    840,539
                                                            ============      ============      ============

Net sales to customers exceeding 10% of consolidated net sales in 2003, 2002 or 2001, and other major customers, were as follows (as a percentage of consolidated net sales):

CUSTOMER:                                                       2003              2002              2001
-------------------------------------------------------     ------------      ------------      ------------

DaimlerChrysler (1)                                                   10%               18%               19%
Delphi                                                                11%               11%               10%
Ford                                                                  11%               12%               12%
Metaldyne (1)                                                          8%                1%               --
TRW                                                                    6%                2%                4%
Visteon                                                                6%                5%                6%
PBR Automotive                                                         6%                5%                5%
General Motors                                                         5%                5%                6%

----------

(1) During 2003, Metaldyne acquired a facility from DaimlerChrysler to which we supply products. This accounts for the majority of the change in the amounts we supply to Metaldyne and DaimlerChrysler from 2002 to 2003.

                              INTERMET Corporation

16. EARNINGS PER SHARE

Earnings per share are computed as follows:

                                                                        YEARS ENDED DECEMBER 31,
                                                            ------------------------------------------------
                                                                2003              2002              2001
                                                            ------------      ------------      ------------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)

Numerator:
  Net (loss) income                                         $    (98,913)     $      9,003      $     (8,703)
                                                            ============      ============      ============
Denominator:
  Denominator for basic earnings per
    share - weighted average shares                               25,581            25,441            25,359
  Effect of dilutive securities:
     Employee stock options and
     unearned restricted stock                                        --               437                --
                                                            ------------      ------------      ------------
  Denominator for diluted earnings
    per share - adjusted weighted
    average shares and assumed
    conversions                                                   25,581            25,878            25,359
                                                            ============      ============      ============
Net (loss) income per common share -
  basic                                                     $      (3.87)     $       0.35      $      (0.34)
                                                            ============      ============      ============
Net (loss) income per common share -
  assuming dilution                                         $      (3.87)     $       0.35      $      (0.34)
                                                            ============      ============      ============

Dilutive earnings per share reflect the assumed exercise of stock options and unearned restricted stock.

                              INTERMET Corporation

17. QUARTERLY DATA AND SHARE INFORMATION (UNAUDITED)

The following is a summary of the quarterly results of operations for the years ended December 31, 2003 and 2002:

                                                                    THREE MONTHS ENDED
                                                ---------------------------------------------------------------
                                                  MARCH 31         JUNE 30        SEPTEMBER 30     DECEMBER 31
                                                ------------     ------------     ------------     ------------
                                                      (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
2003
Net sales (1)                                   $    193,040     $    182,118     $    172,700     $    183,309
Gross profit (1)                                      21,241           17,923           14,729            9,947
(Loss) income from discontinued operations,
  net of tax                                            (188)          (8,643)             655           (8,400)
Net income (loss)(2)                                   3,152           (6,589)             (50)         (95,426)
Net income (loss) per common share
- Basic                                                 0.12            (0.26)              --            (3.73)
- Diluted                                               0.12            (0.26)              --            (3.73)
Share prices (Nasdaq)(3)
- High                                                 4.400            4.000            4.700            5.610
- Low                                                  3.260            3.060            3.330            4.140
2002
Net sales (1)                                   $    191,922     $    202,722     $    180,615     $    180,478
Gross profit (1)                                      20,977           24,147           12,073           15,306
Loss from discontinued operations,
  net of tax                                            (507)            (907)            (199)            (341)
Income (loss) before cumulative
  effect of change in accounting(4)                    4,355            4,750           (1,013)             430
Net income (loss)                                      4,836            4,750           (1,013)             430
Income (loss) before cumulative
  effect of change in accounting(4)
  per common share
- Basic                                                 0.17             0.19            (0.04)            0.02
- Diluted                                               0.17             0.18            (0.04)            0.02
Net income (loss) per common share
- Basic                                                 0.19             0.19            (0.04)            0.02
- Diluted                                               0.19             0.18            (0.04)            0.02
Share prices (Nasdaq)(3)
- High                                                 7.100           11.800           11.240            5.590
- Low                                                  3.120            7.080            4.500            3.150

                              INTERMET Corporation

17. QUARTERLY DATA AND SHARE INFORMATION (UNAUDITED) (CONTINUED)

(1) The net sales and gross profit data for 2003 and 2002 above are different from amounts previously reported on Form 10-Q and 2002 annual report, respectively, because Frisby and Radford became discontinued operations in the third quarter of 2003 and fourth quarter of 2003, respectively. The reconciliations of the amounts above with those previously reported are as follows:

                                                                           THREE MONTHS ENDED
                                                            ------------------------------------------------
                                                              MARCH 31          JUNE 30         SEPTEMBER 30
                                                            ------------      ------------      ------------
                                                                        (IN THOUSANDS OF DOLLARS)

2003
Net sales - previously reported                             $    207,104      $    196,766      $    182,054
Less: Net sales of Frisby                                         (3,817)           (3,275)               --
Less: Net sales of Radford                                       (10,247)          (11,373)           (9,354)
                                                            ------------      ------------      ------------
Net sales                                                   $    193,040      $    182,118      $    172,700
                                                            ============      ============      ============
Gross profit - previously reported                          $     21,282      $     17,541      $     14,722
Less: Gross (profit) loss of Frisby                                 (406)               48                --
Less: Gross loss of Radford                                          365               334                 7
                                                            ------------      ------------      ------------
Gross profit                                                $     21,241      $     17,923      $     14,729
                                                            ============      ============      ============

                                                                      THREE MONTHS ENDED
                                                ---------------------------------------------------------------
                                                  MARCH 31         JUNE 30        SEPTEMBER 30     DECEMBER 31
                                                ------------     ------------     ------------     ------------
                                                                   (IN THOUSANDS OF DOLLARS)
2002
Net sales - previously reported                 $    206,096     $    217,958     $    196,564     $    194,314
Less: Net sales of Frisby                             (3,252)          (3,611)          (3,961)          (2,779)
Less: Net sales of Radford                           (10,922)         (11,625)         (11,988)         (11,057)
                                                ------------     ------------     ------------     ------------
Net sales                                       $    191,922     $    202,722     $    180,615     $    180,478
                                                ============     ============     ============     ============
Gross profit - previously reported              $     20,519     $     22,945     $     12,046     $     14,653
Less: Gross loss (profit) of Frisby                       64               73              (89)             668
Less: Gross loss (profit) of Radford                     394            1,129              116              (15)
                                                ------------     ------------     ------------     ------------
Gross profit                                    $     20,977     $     24,147     $     12,073     $     15,306
                                                ============     ============     ============     ============

(2) During the fourth quarter of 2003, we recorded pretax goodwill impairment charge of $51,083,000 because the carrying value of the Light Metals reporting unit was in excess of its fair value. We also recorded pretax restructuring and asset impairment charges of $9,968,000, which included a $8,481,000 charge for the announced closure of our Havana Foundry, and $1,487,000 in write-downs of other long-lived assets with carrying values exceeding their fair values. In addition, we recorded a valuation reserve against our domestic net deferred tax assets of $23.9 million for our continuing operations. This is due to the accumulation of losses experienced at our domestic operations for the immediate past three years (2001 to 2003). All of these charges have negative impact on our net income (loss), and total assets and shareholders' equity.

(3) The share price information represents inter-dealer transactions in the Nasdaq National Market (Nasdaq) without detail markup, markdown or commission.

(4) During the first quarter of 2002, we adopted SFAS No. 142. As required under SFAS No. 142, we wrote off negative goodwill of $481,000, net of taxes, as a cumulative effect of a change in accounting principle.

Third- and fourth-quarter sales are usually lower than the first- and second-quarter sales due to plant closings by automotive manufacturers for vacations and model changeovers.

                              INTERMET Corporation

18. DERIVATIVE FINANCIAL INSTRUMENTS

Under our risk management policy, the use of derivatives for managing risk is confined to hedging the exposure related to variable rate funding activities, hedging the foreign currency exposure of inter-company payables and receivables, and hedging purchase commitments relating to raw materials used in our production processes and related energy costs. Specifically, we review our liability structure on a recurring basis and make the determination as to whether our risk exposure should be adjusted using derivative instruments. We do not participate in speculative derivatives trading.

On October 24, 2000, we entered into an interest rate swap agreement with a notional principal amount of $50,000,000 through Scotia Capital, Inc., a broker-dealer subsidiary of The Bank of Nova Scotia. Interest rate swaps are contractual agreements between parties to exchange fixed and floating interest rate payments periodically, over the life of the agreements, without the exchange of underlying principal amounts. Under the terms of the agreement, we paid quarterly at a fixed interest rate of 6.468% with Scotia Capital, Inc. paying at the three-month LIBOR rate. This swap was used to partially hedge an underlying debt obligation and is marked to market. The agreement expired on October 24, 2003.

We designated this swap transaction as a cash flow hedge. The effectiveness of this hedge transaction was assessed using the short-cut method as it met the criteria outlined in SFAS No. 133. This hedge was considered to be perfectly effective; therefore, the entire change in the fair value of the derivative was recorded in other comprehensive income, and no hedge ineffectiveness was recorded in earnings.

To hedge our European operations, we had outstanding foreign exchange contracts with a notional amount of Euros 15.5 million (approximately $19.1 million) and Euros 15.9 million (approximately $16.7 million) at December 31, 2003 and 2002, respectively. The market value of such foreign exchange contracts was minimal at December 31, 2003 and 2002.

In addition to the above derivative financial instruments, we have other contracts that have the characteristics of derivatives but are not required to be accounted for as derivatives. These contracts for the physical delivery of commodities qualify for the normal purchases and normal sales exception under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as we take physical delivery of the commodity and use it in the production process. This exception is an election and, if not elected, these contracts would be carried in the balance sheet at fair value with changes in the fair value reflected in earnings. These contracts are used to cover our raw materials and energy purchases.

19. INSURANCE CLAIMS

On May 20, 2000, our Neunkirchen Foundry suffered a fire that caused extensive damage. The Foundry was shut down for a period of approximately two weeks.

On March 5, 2000, our New River Foundry suffered an explosion that shut down operations at the facility until November of 2000. The rebuilding of our New River facility was completed in 2001.

The resulting business interruption and loss of fixed assets was covered under our insurance policies. We received final settlements for the above two claims totaling $133.8 million from our insurance carriers, $30.6 million in 2001 and $103.2 million in 2000. In 2001, we recorded accident-related expenses of $7.8 million as Cost of Sales, and insurance recovery related to business interruption of $13.4 million as an offset to Cost of Sales. We also recorded $3.2 million for the replacement of property, plant and equipment as gains in "Other income, net" in the accompanying statements of operations in 2001.

                              INTERMET Corporation

20. RELATED PARTY TRANSACTIONS

We received management and technical support fees from Fundicao Nodular, S.A. ("Porto Foundry"), our previously 50% owned Portuguese joint venture, for providing administrative service and technical support to them. We also had an outstanding interest-bearing loan to and other receivables from the Porto Foundry, mainly consisting of management and technical support fee receivables and advances made by us to finance the Porto Foundry's operations. Interest rates on these loan and other receivables ranged from three-month European Interbank Offered Rate ("EURIBOR") plus 0.8% to three-month EURIBOR plus 1.0%.

On July 1, 2003, our ownership in the Porto Foundry increased from 50% to 75%. Therefore our related party transactions with the Porto Foundry from July 1, 2003 to December 31, 2003, were eliminated from our consolidated financial statements.

The related party transactions with the Porto Foundry are summarized as follows (in thousands of dollars):

                                                               2003 *             2002              2001
                                                            ------------      ------------      ------------

Management fee                                              $        152      $        329      $        319
Technical support fee                                                220               427               480
Interest income                                                       98               164               153

----------

* The 2003 figures are for the period from January 1, 2003 to June 30, 2003.

AS OF DECEMBER 31, 2002
-----------------------

Loan receivable               $    812
Other receivable                 4,144

There were no other material transactions with, or material balances due to or from, any other related party.

21. SUBSEQUENT EVENT

On January 8, 2004, we refinanced our revolving credit agreement by entering into a new First Amended and Restated Credit Agreement, which provides for a $90 million revolving credit line and a $120 million term loan. The new credit agreement continues to be secured by all domestic assets and a pledge of 65% of the stock of foreign subsidiaries. The $90 million revolving credit portion matures January 8, 2009, and the $120 million term loan has a final maturity of January 8, 2010. Pricing on the revolving loan is based on our leverage. The current spread above LIBOR is 3.50%. We are also required to pay 0.50% on any unused portion of the revolving credit agreement. Letters of credit reduce the amount available under this revolving credit facility. Pricing on the term loan is LIBOR plus 4.25%. Both loans continue to have covenants that require us to maintain certain financial ratios, restrictions on the amount that we can pay in dividends, as well as other covenants and restrictions. At December 31, 2003, we would have been in compliance with these new covenants. Under our current bank agreements and senior note indenture, we are able to pay dividends of up to $5 million in 2004. As a result of the new agreement, capitalized debt issuance costs of $1.4 million were written off in January 2004.

Also on January 8, 2004, we entered into a $35.6 million Letter of Credit Facility Agreement, as well as a Cash Collateral Agreement of the same amount. $35.6 million of the proceeds from the term loan were used as collateral for the issuance of a $35.6 million letter of credit. This letter of credit was issued under our prior bank revolving credit agreement. We are required to pay a fee of 0.625% for the Letter of Credit Facility Agreement. The agreement has a five-year maturity and requires us to be in compliance with the covenants that govern the First Amended and Restated Credit Agreement.

                         Report of Independent Auditors

The Board of Directors and Shareholders
INTERMET Corporation

We have audited the accompanying consolidated balance sheets of INTERMET Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2003. Our audits also include the financial statement schedule included as Item 15(2). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of INTERMET Corporation at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 6 to the consolidated financial statements, the Company adopted SFAS No. 142, "Accounting for Goodwill and Other Intangible Assets" in 2002.

/s/ Ernst & Young LLP
----------------------
Detroit, Michigan
March 4, 2004

CONTROLS AND PROCEDURES

We carried out an evaluation, under the supervision and with the participation of management, including our principal executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined under Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended) as of the end of the year covered by this report. Based upon that evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures are effective in timely alerting them to material information relating to us (including our consolidated subsidiaries) that is required to be included in our periodic Security Exchange Commission reports.

There was no change in our internal control over financial reporting that occurred during the period covered by this report that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

                              INTERMET Corporation
                      Consolidated Statements of Operations

                                                                         Years Ended December 31,
                                                            ------------------------------------------------
                                                                2004              2003              2002
                                                            ------------      ------------      ------------
                                                            (in thousands of dollars, except per share data)
Net sales                                                   $    837,173      $    731,167      $    755,737
Cost of sales                                                    820,938           667,327           683,234
                                                            ------------      ------------      ------------
Gross profit                                                      16,235            63,840            72,503

Operating expenses:
        Selling, general and administrative                       43,317            39,406            32,826
        Reorganization charges                                    14,733                --                --
        Goodwill impairment charge                               165,933            51,083                --
        Restructuring and impairment charges                      32,213             9,968                --
                                                            ------------      ------------      ------------
Total operating expenses                                         256,196           100,457            32,826
                                                            ------------      ------------      ------------
Operating (loss) profit                                         (239,961)          (36,617)           39,677

Other expenses (income):
        Interest expense, net                                     30,484            29,895            28,270
        Other income, net                                           (511)           (1,959)             (161)
                                                            ------------      ------------      ------------
Total other expenses                                              29,973            27,936            28,109
                                                            ------------      ------------      ------------
(Loss) income from continuing operations before
  income taxes and equity interest in a joint
  venture                                                       (269,934)          (64,553)           11,568
Income tax expense                                                  (736)          (18,536)           (2,665)
Equity interest in a joint venture                                    --               752             1,573
                                                            ------------      ------------      ------------
(Loss) income from continuing operations                        (270,670)          (82,337)           10,476
Loss from discontinued operations, net of tax:
        Loss from operation                                       (2,958)          (16,535)           (1,954)
        Loss from sale                                                --               (41)               --
                                                            ------------      ------------      ------------
(Loss) income before cumulative effect of change
  in accounting                                                 (273,628)          (98,913)            8,522
Cumulative effect of change in accounting, net
  of tax                                                              --                --               481
                                                            ------------      ------------      ------------
Net (loss) income                                           $   (273,628)     $    (98,913)     $      9,003
                                                            ============      ============      ============
Net (loss) income per common share - basic:
        (Loss) income from continuing operations            $     (10.57)     $      (3.22)     $       0.41
        Loss from discontinued operations, net
          of tax                                                   (0.12)            (0.65)            (0.08)
        Cumulative effect of change in accounting,
          net of tax                                                  --                --              0.02
                                                            ------------      ------------      ------------
        Net (loss) income                                   $     (10.69)     $      (3.87)     $       0.35
                                                            ============      ============      ============
Net (loss) income per common share - assuming
  dilution
        (Loss) income from continuing operations            $     (10.57)     $      (3.22)     $       0.40
        Loss from discontinued operations, net
          of tax                                                   (0.12)            (0.65)            (0.07)
        Cumulative effect of change in accounting,
           net of tax                                                 --                --              0.02
                                                            ------------      ------------      ------------
        Net (loss) income                                   $     (10.69)     $      (3.87)     $       0.35
                                                            ============      ============      ============

See accompanying notes.

                              INTERMET Corporation

                 Consolidated Statements of Comprehensive Income

                                                                        Years Ended December 31,
                                                            ------------------------------------------------
                                                                2004              2003              2002
                                                            ------------      ------------      ------------
                                                                       (in thousands of dollars)
Net (loss) income                                           $   (273,628)     $    (98,913)     $      9,003
Other comprehensive income (loss),
net of tax:
        Foreign currency translation adjustment                    6,312            10,537             9,793
        Derivative instrument liability adjustment                    --             1,343               515
        Minimum pension liability adjustment                      (1,410)           (4,312)          (11,481)
                                                            ------------      ------------      ------------
Total other comprehensive income
  (loss)                                                           4,902             7,568            (1,173)
                                                            ------------      ------------      ------------
Comprehensive (loss) income                                 $   (268,726)     $    (91,345)     $      7,830
                                                            ============      ============      ============

See accompanying notes.

                              INTERMET Corporation
                           Consolidated Balance Sheets

                                                                                December 31,
                                                                       ------------------------------
                                                                           2004              2003
                                                                       ------------      ------------
                                                                          (in thousands of dollars,
                                                                            except per share data)
ASSETS
Current assets:
        Cash and cash equivalents                                      $     11,239      $      1,035
        Accounts receivable:
            Trade, less allowances of $9,560 in 2004
              and $6,528 in 2003                                            108,932            76,218
            Other                                                             5,593            10,555
                                                                       ------------      ------------
                                                                            114,525            86,773
        Inventories                                                          71,527            77,411
        Other current assets                                                 11,410            10,748
                                                                       ------------      ------------
Total current assets                                                        208,701           175,967
                                                                       ------------      ------------
Property, plant and equipment, net                                          278,080           324,080
Goodwill                                                                         --           165,933
Deferred income tax assets                                                       --               147
Other noncurrent assets                                                      26,042            20,557
                                                                       ------------      ------------
Total noncurrent assets                                                     304,122           510,717
                                                                       ------------      ------------
Total assets                                                           $    512,823      $    686,684
                                                                       ============      ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
        Accounts payable                                               $     29,969      $     80,737
        Accrued payroll and benefits                                         37,198            33,885
        Other accrued liabilities                                            24,632            25,657
        Current portion of retirement benefits                               11,855            14,542
        Short-term lines of credit                                           15,975             9,992
        Long-term debt due within one year                                  168,180             4,303
                                                                       ------------      ------------
Total current liabilities                                                   287,809           169,116

Liabilities subject to compromise                                           250,464                --

Noncurrent liabilities:
        Long-term debt due after one year                                     4,055           279,248
        Retirement benefits                                                  70,982            70,767
        Deferred income tax liabilities                                       1,977                --
        Other noncurrent liabilities                                          6,191             5,416
                                                                       ------------      ------------
Total noncurrent liabilities                                                 83,205           355,431

Shareholders' equity (deficit):
        Preferred stock; 5,000,000 shares
        authorized; none issued in 2004 and 2003                                 --                --
        Common stock, $0.10 par value; 50,000,000 shares
          authorized in 2004 and 2003; 25,665,257 and
          25,593,391 shares issued and outstanding in
          2004 and 2003                                                       2,606             2,601
        Capital in excess of par value                                       57,276            57,165
        Retained earnings (deficit)                                        (166,254)          109,428
        Accumulated other comprehensive loss                                 (2,092)           (6,994)
        Unearned restricted stock                                              (191)              (63)
                                                                       ------------      ------------
Total shareholders' equity (deficit)                                       (108,655)          162,137
                                                                       ------------      ------------
Total liabilities and shareholders' equity (deficit)                   $    512,823      $    686,684
                                                                       ============      ============

See accompanying notes.

                              INTERMET Corporation

                      Consolidated Statements of Cash Flows

                                                                        Years Ended December 31,
                                                            ------------------------------------------------
                                                                2004              2003              2002
                                                            ------------      ------------      ------------
                                                                        (in thousands of dollars)

OPERATING ACTIVITIES:
(Loss) income from continuing operations                    $   (270,670)     $    (82,337)     $     10,476
Adjustments to reconcile net (loss) income to
  cash provided by operating activities:
        Cumulative effect of change in
          accounting                                                  --                --               481
        Depreciation and amortization                             49,750            50,251            47,120
        Amortization of debt discount and
          issuance costs                                           8,389             2,211             2,083
        Goodwill impairment charge                               165,933            51,083                --
        Restructuring and impairment charges                      32,213             9,506                --
        Results of equity investment                                  --              (752)           (1,573)
        Deferred income tax provision                              2,124            22,613               548
        (Gain) loss on disposal of property,
          plant and equipment                                       (289)           (1,526)            3,109
        Changes in operating assets and
          liabilities:
            Accounts receivable                                  (28,017)            6,772            28,538
            Inventories                                            4,336            (6,657)            6,968
            Accounts payable and current
              liabilities                                         29,032           (11,233)          (15,818)
            Other assets and liabilities                         (17,636)           (2,758)            4,497
                                                            ------------      ------------      ------------
Cash (used in) provided by operating
  activities                                                     (24,835)           37,173            86,429
Cash (used in) provided by discontinued
  operations                                                        (359)           (4,066)            2,946
                                                            ------------      ------------      ------------
Cash (used in) provided by operating
  activities                                                     (25,194)           33,107            89,375

INVESTING ACTIVITIES:
        Additions to property, plant and
          equipment                                              (22,858)          (19,533)           (8,427)
        Additions to property, plant and
          equipment by discontinued operations                        --              (145)           (1,018)
        Proceeds from sale of property, plant
          and equipment                                              969             1,700                --
        Purchase of shares of a subsidiary                        (6,220)           (5,571)               --
        Proceeds from sale of assets of a
          subsidiary                                                  --             3,925                --
                                                            ------------      ------------      ------------
Cash used in investing activities                                (28,109)          (19,624)           (9,445)

FINANCING ACTIVITIES:
        Net decrease in revolving credit
          facility                                               (14,139)           (3,000)          (85,000)
        Proceeds from term loan                                  120,000                --                --
        Proceeds from debtor-in-possession
          facility                                                 3,000                --                --
        Proceeds from debt offering                                   --                --           175,000
        Repayment of term loan                                        --                --          (171,750)
        Repayment of revenue bonds                               (35,000)               --                --
        Repayments of other debts                                 (3,624)           (4,417)           (1,646)
        Payments of debt issuance costs                           (5,200)           (2,110)           (6,022)
        Issuance of common stock                                      16                --               374
        Dividends paid                                            (3,078)           (4,096)           (4,075)
                                                            ------------      ------------      ------------
Cash used in financing activities                                 61,975           (13,623)          (93,119)

Effect of foreign currency exchange
  rate changes                                                     1,532            (2,123)            2,621
                                                            ------------      ------------      ------------
Net increase (decrease) in cash and
  cash equivalents                                                10,204            (2,263)          (10,568)
Cash and cash equivalents at beginning
  of year                                                          1,035             3,298            13,866
                                                            ------------      ------------      ------------
Cash and cash equivalents at end of year                    $     11,239      $      1,035      $      3,298
                                                            ============      ============      ============

See accompanying notes.

                              INTERMET Corporation
            Consolidated Statements of Shareholders' Equity (Deficit)

                                                                Years Ended December 31,
                                                            ------------------------------------------------
                                                                2004              2003              2002
                                                            ------------      ------------      ------------
                                                       (in thousands of dollars, except share and per share data)
COMMON STOCK, $0.10 PAR VALUE
Balance as of January 1                                     $      2,601      $      2,601      $      2,590
Issued in connection with exercise of options
  to purchase 19,750 shares of common stock                           --                --                 2
Issued in connection with deferred compensation
  plan                                                                 5                --                 9
                                                            ------------      ------------      ------------
Balance as of December 31                                          2,606             2,601             2,601

CAPITAL IN EXCESS OF PAR VALUE
Balance as of January 1                                           57,165            57,124            56,761
Amounts in excess of par value of common stock
  issued in connection with exercise of options
  to purchase shares                                                  --                --               189
Amounts in excess of par value of common stock
  issued in connection with stock compensation
  plan                                                               111                41               174
                                                            ------------      ------------      ------------
Balance as of December 31                                         57,276            57,165            57,124

RETAINED EARNINGS (DEFICIT)
Balance as of January 1                                          109,428           212,437           207,512
Net (loss) income                                               (273,628)          (98,913)            9,003
Cash dividends of $0.08 per share in 2004, and
  $0.16 per share in 2003 and 2002                                (2,054)           (4,096)           (4,078)
                                                            ------------      ------------      ------------
Balance as of December 31                                       (166,254)          109,428           212,437

ACCUMULATED TRANSLATION
Balance as of January 1                                           15,689             5,152            (4,641)
Foreign currency translation adjustment                            6,312            16,213            14,932
Related income tax expense                                            --            (5,676)           (5,139)
                                                            ------------      ------------      ------------
Balance as of December 31                                         22,001            15,689             5,152

DERIVATIVE INSTRUMENT LIABILITY
Balance as of January 1                                               --            (1,343)           (1,858)
Derivative instrument liability adjustment                            --             2,066               792
Related income tax expense                                            --              (723)             (277)
                                                            ------------      ------------      ------------
Balance as of December 31                                             --                --            (1,343)

MINIMUM PENSION LIABILITY
Balance as of January 1                                          (22,683)          (18,371)           (6,890)
Additional minimum pension liability                              (1,410)           (6,634)          (17,663)
Related income tax credit                                             --             2,322             6,182
                                                            ------------      ------------      ------------
Balance as of December 31                                        (24,093)          (22,683)          (18,371)

UNEARNED RESTRICTED STOCK
Balance as of January 1                                              (63)              (31)             (194)
Issuance of 60,000, 7,500 and 6,000 shares
  of common stock in 2004, 2003 and 2002,
  respectively                                                      (226)              (63)              (20)
Restricted stock vested                                               98                31                44
Forfeitures                                                           --                --               139
                                                            ------------      ------------      ------------
Balance as of December 31                                           (191)              (63)              (31)
                                                            ------------      ------------      ------------
TOTAL SHAREHOLDERS' EQUITY (DEFICIT)                        $   (108,655)     $    162,137      $    257,569
                                                            ============      ============      ============

See accompanying notes.

                              INTERMET Corporation

                   Notes to Consolidated Financial Statements

                  Years ended December 31, 2004, 2003 and 2002

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

INTERMET Corporation produces castings in North America and Europe for light and heavy vehicles, including powertrain, chassis, brake, and body / interior components, as well as industrial products. In addition, we perform value-added services including advanced design and engineering, prototype casting and machining and sub-assembly, principally for our automotive customers.

Our business segments include two groups: the Ferrous Metals Group and the Light Metals Group. Ferrous Metals consists of ductile iron casting and related manufacturing. Light Metals consists of aluminum, magnesium and zinc casting, along with associated value-added activities.

BASIS OF PRESENTATION

The accompanying condensed consolidated financial statements, presented in conformity with accounting principles generally accepted in the United States ("GAAP"), include the accounts of INTERMET and its domestic and foreign subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation. All subsidiaries have a fiscal year ending December
31. Investments in 20% to 50% owned companies are accounted for under the equity method.

On September 29, 2004, INTERMET Corporation and 17 of its wholly-owned domestic subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Michigan. These Chapter 11 cases have been consolidated for the purposes of joint administration as In re: INTERMET Corporation, et al. (Case No. 04-67597).

The accompanying consolidated financial statements have been prepared in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" ("SOP 90-7") using a going concern assumption. However, as a result of the Chapter 11 proceedings, such realization of assets and liquidation of liabilities, without substantial adjustments and/or change of ownership, is highly uncertain. Given this uncertainty, there is substantial doubt about our ability to continue as a going concern. However, we expect to propose a plan of reorganization to the Bankruptcy Court by June 27, 2005. When filed, the plan of reorganization will set forth the means for treating claims, including liabilities subject to compromise. The plan of reorganization may result in, among other things, significant dilution of equity interests as a result of issuance of equity securities to creditors or new investors. The confirmation of any plan of reorganization will require creditor acceptance as required under the Bankruptcy Code and approval of the Bankruptcy Court. Further, the plan of reorganization could materially change the amounts and classifications in our historical consolidated financial statements. While operating the businesses as debtors-in-possession, we and our subsidiaries may dispose of assets or settle liabilities for amounts materially different from those in the accompanying consolidated financial statements. The appropriateness of using a going concern assumption in the preparation of the accompanying consolidated financial statements is dependent upon, among other things, our ability to comply with the covenants of our secured debtor-in-possession revolving credit facility and our ability to generate cash from operations.

                              INTERMET Corporation

                   Notes to Consolidated Financial Statements

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. During 2004, there were no material changes in the methods or policies used to establish estimates and assumptions. Generally, matters subject to estimation and judgment include accounts receivable realization, inventory obsolescence, long-lived asset impairment, pension and other postretirement benefit obligations, accruals related to litigation and environmental costs and valuation reserves for deferred tax assets. Actual results may differ from the estimates provided.

RECLASSIFICATIONS

Certain other amounts previously reported in the 2003 financial statements and notes thereto have been reclassified to conform to the 2004 presentation.

REVENUE RECOGNITION

We recognize revenue upon shipment of products and transfer of title.

SHIPPING AND HANDLING COSTS

We record shipping and handling costs as components of "Cost of Sales" within our statements of operations.

STOCK-BASED COMPENSATION

We grant stock options to employees and directors with an exercise price equal to the fair value of the shares at the date of grant. We account for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognize no compensation expense for the stock option grants. Had compensation expense for these stock option grants been determined based on the fair value at the grant dates for awards under the stock option plans consistent with the method of Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", our pro forma net (loss) income, basic (loss) earnings per share and diluted (loss) earnings per share would be the following:

                                                                2004              2003              2002
                                                            ------------      ------------      ------------
                                                             (in thousands of dollars, except per share data)

Net (loss) income,
as reported                                                 $   (273,628)     $    (98,913)     $      9,003
Less: Total stock-based employee compensation
  expense determined under fair value
  method for all awards, net of related tax
  effects                                                           (937)           (1,043)             (794)
                                                            ------------      ------------      ------------
Pro forma net (loss) income                                 $   (274,565)     $    (99,956)     $      8,209
                                                            ============      ============      ============
(Loss) earnings per share:
        Basic - as reported                                 $     (10.69)     $      (3.87)     $       0.35
                                                            ============      ============      ============
        Basic - pro forma                                   $     (10.72)     $      (3.91)     $       0.32
                                                            ============      ============      ============
        Diluted - as reported                               $     (10.69)     $      (3.87)     $       0.35
                                                            ============      ============      ============
        Diluted - pro forma                                 $     (10.72)     $      (3.91)     $       0.32
                                                            ============      ============      ============

                              INTERMET Corporation

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

We use the Black-Scholes option pricing model to estimate the fair value of our stock options as described in Note 10 to our Consolidated Financial Statements, Stock Compensation.

CASH AND CASH EQUIVALENTS

All short-term investments with original maturities of less than 90 days are deemed to be cash equivalents for purposes of the statements of cash flows.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Allowance for doubtful accounts reduces trade accounts receivable to its net recognizable amount. It is determined by a combination of factors, such as customer charge-backs, a customer's inability to meet its financial obligations to us, our past loss history and the length of time the trade account receivables are past due. If circumstances change, our estimates of the recoverability of trade accounts receivable could be reduced by a material amount. We typically do not require collateral from our customers.

INVENTORIES

Inventories are stated at the lower of cost or market. Certain raw materials and supplies inventories are valued on a weighted average cost basis. Average production cost is used for certain work in process. Finished goods inventories and other inventories are valued by the first-in, first-out ("FIFO") method. The specific identification method is used for pattern inventories. Cost is determined on the last-in, first-out ("LIFO") method for 5.4% and 3.2% of inventories as of December 31, 2004 and 2003, respectively. If LIFO inventories were valued using the same cost methods used for other inventories, their carrying values would have increased by $2.2 million and $0.9 million at December 31, 2004 and 2003, respectively. Supplies inventories are evaluated for obsolescence based on length of time in the store-room and expected near-term use.

The components of inventories are as follows (in thousands of dollars):

                                                              December 31,
                                                       -----------------------------
                                                           2004             2003
                                                       ------------     ------------

Finished goods                                         $     24,123     $     22,433
Work in process                                               9,751            8,198
Raw materials                                                11,947            8,113
Supplies and patterns                                        25,706           38,667
                                                       ------------     ------------
Total inventories                                      $     71,527     $     77,411
                                                       ============     ============

PREPAID EXPENSES

We recognize payments made in advance for future services as prepaid expenses and include them in "Other Current Assets" in the accompanying balance sheets.

                              INTERMET Corporation

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. The provision for depreciation and amortization of property, plant and equipment is determined using the straight-line method on the basis of the following estimated useful lives: 2 to 40 years for buildings and improvements and 2 to 21 years for machinery and equipment. The amortization of property, plant and equipment under capital leases is included in depreciation expense. Industrial development grants provided by the federal and state governments of Germany are included as reductions of property, plant and equipment and are being amortized over the estimated useful lives of the related assets.

We evaluate our property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. The carrying amount of a long-lived asset is considered to be not recoverable if it exceeds our estimates of its undiscounted future cash flows based on our operation forecasts. Impairment charges will be measured and recorded as the amount by which the carrying values of the long-lived assets exceed their fair values.

The components of property, plant and equipment are as follows (in thousands of dollars):

                                                                December 31,
                                                       -----------------------------
                                                           2004             2003
                                                       ------------     ------------

Land                                                   $      6,716     $      6,681
Buildings and improvements                                  141,361          143,382
Machinery and equipment                                     549,759          517,846
Construction in progress                                     22,695           26,443
                                                       ------------     ------------
Property, plant and equipment, at cost                      720,531          694,352
Less: Accumulated depreciation                              442,451          370,272
                                                       ------------     ------------
Property, plant and equipment, net                     $    278,080     $    324,080
                                                       ============     ============

GOODWILL

Goodwill represents the excess acquisition cost over the fair value of net assets acquired and is not amortized, but is reviewed for impairment annually or more frequently if certain events or changes in circumstances indicate that the carrying value may not be recoverable. We perform impairment tests of our goodwill as required. We evaluate our goodwill recoverability based on a combination of an income method, which estimates the fair value of our reporting units based on the future discounted cash flows, and a market method, which estimates the fair values based on comparable market prices. In December 2004, we recorded an impairment charge against goodwill of $165.9 million, which represented the total value of goodwill in both of our reporting segments. As a result, as of December 31, 2004, the carrying value of goodwill was $0. See Note 6, Goodwill, for further discussion.

                              INTERMET Corporation

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DERIVATIVES

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," requires us to recognize all of our derivative instruments as either assets or liabilities in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, we designate the hedging instrument as either a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation, based upon the exposure being hedged.

ENVIRONMENTAL MATTERS

Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. These accruals are adjusted periodically as assessment and remediation efforts progress or other information becomes available. Related insurance or other third-party recoveries for environmental liabilities are recorded as a reduction of environmental reserve when it is probable that a recovery will be realized.

Environmental costs are capitalized if the costs extend the life of the property, increase its capacity and / or mitigate or prevent contamination from future operations. Costs related to environmental contamination treatment and clean-up are charged to expense.

INCOME TAXES

We account for taxes on income using the asset and liability method where deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using statutory tax rates.

We regularly assess the likelihood that the deferred tax assets, including net operating loss carryforwards, are recoverable. This process requires substantial management judgment. To the extent that we believe the recoverability is less than likely, we will establish a valuation reserve against the deferred tax assets. Actual results could differ from our estimates and such differences could be material to the financial statements. For the years ended December 31, 2004 and 2003, we recorded a valuation reserve of $42.9 million and $23.9 million, respectively, against our domestic net deferred tax assets due to the accumulation of losses experienced at our domestic operations between 2002 and 2004.

FOREIGN CURRENCY TRANSLATION

All assets and liabilities of foreign subsidiaries for which the local currency is the functional currency are translated into U.S. dollars at year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the year. The resulting translation adjustments are recorded in Accumulated Other Comprehensive Income as a component of Shareholders' Equity.

                              INTERMET Corporation

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2004, the FASB issued Statement No. 123 (revised 2004) (FAS 123R), "Share-Based Payment." FAS 123R replaces FASB Statement No. 123 (FAS 123), "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." FAS 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. The approach to accounting for share-based payments in FAS 123R is similar to the fair-value approach permitted in FAS 123, however, FAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values and the current pro forma disclosure is no longer an alternative to financial statement recognition. In April 2005, the SEC delayed the effective date for FAS 123R until the first fiscal year beginning after June 15, 2005. We are currently assessing the effect of FAS 123R and believe the effect will not be material to our results of operations.

2. VOLUNTARY REORGANIZATION UNDER CHAPTER 11 AND ADMINISTRATION

On September 29, 2004, INTERMET and 17 of its wholly-owned domestic subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Michigan. These Chapter 11 cases have been consolidated for the purposes of joint administration as In re: INTERMET Corporation, et al. (Case No. 04-67597).

INTERMET's subsidiaries for which bankruptcy petitions were filed are Alexander City Casting Company, Inc., Cast-Matic Corporation, Columbus Foundry, L.P., Diversified Diemakers, Inc., Ganton Technologies, Inc., INTERMET Holding Company, INTERMET Illinois, Inc., INTERMET International, Inc., INTERMET U.S. Holding, Inc., Ironton Iron, Inc., Lynchburg Foundry Company, Northern Castings Corporation, Sudbury, Inc., SUDM, Inc., Tool Products, Inc., Wagner Castings Company and Wagner Havana, Inc., all of which, together with INTERMET, are currently operating as debtors and debtors-in-possession. Other INTERMET subsidiaries, including foreign subsidiaries, are not parties to the Chapter 11 proceedings and are operating in the normal course.

Our bankruptcy proceedings were initiated primarily in response to substantial and unprecedented increases in the cost of raw materials, especially scrap steel. The price of scrap steel, which is our primary raw material, increased from approximately $160 per net ton at the beginning of 2003 to approximately $210 per net ton at the end of 2003 to approximately $400 per net ton by the end of 2004. This included record increases of $85 per gross ton and $65 per gross ton in July and August of 2004, respectively. The price of scrap steel reached a peak of $440 per net ton in November, 2004. Because of pre-existing contractual pricing terms with most of our customers, we were limited in our ability to pass these cost increases to our customers. At the same time, some of our largest trade creditors began to tighten or eliminate credit terms, which increased our working capital requirements. We also experienced operational difficulties at our Pulaski, Tennessee and Racine, Wisconsin light-metals plants.

These financial and operational difficulties impaired our ability to continue to draw on our pre-petition revolving credit facility. In an effort to avoid anticipated defaults under our loan covenants, which would have occurred as of September 30, 2004, we entered into discussions with the agent for our pre-petition lenders, seeking waivers of certain conditions contained in the pre-petition credit facility. We were unable to obtain waivers on acceptable terms and, consequently, the Chapter 11 cases were filed on September 29, 2004.

We have continued to operate our U.S. businesses as debtors-in-possession under bankruptcy court protection from creditors. We continue to review all aspects of our business for opportunities to improve performance, while seeking to restructure our secured and unsecured debt, rationalize our facilities and cost structure and effect a customer strategy focused on scrap steel cost recovery and other commercial and financial issues.

                              INTERMET Corporation

2. VOLUNTARY REORGANIZATION UNDER CHAPTER 11 AND ADMINISTRATION (CONTINUED)

On December 8, 2004, our Board of Directors adopted an Amended and Restated Key Employee Retention Plan in order to retain certain key employees during our bankruptcy proceedings. The plan provides for the payment of bonuses to participants who remain employed by us through a successful reorganization or sale of the company. The plan was approved by the bankruptcy court on December 22, 2004. The number of employees who are participants in the plan is approximately 100, and we estimate that the total amount payable to participants will be approximately $5.2 million. One third (1/3) of each participant's payment is due following confirmation of a plan of reorganization and the remaining two thirds (2/3) is due between January 1, 2006 and January 10, 2006. The plan also provides for severance benefits under certain conditions.

LIABILITIES SUBJECT TO COMPROMISE

Liabilities subject to compromise refers to liabilities of the debtors incurred prior to September 29, 2004, and represent the estimates of known or potential pre-petition claims to be resolved in connection with the bankruptcy proceedings. Such claims remain subject to future proceedings. Payment terms for these claims will be established in connection with the bankruptcy proceedings.

The amounts of the various liabilities that are subject to compromise are set forth below (in thousands of dollars):

                                                December 31, 2004
                                                -----------------

Senior notes payable                               $   177,000
Accounts payable                                        64,192
Other accrued liabilities                                3,369
Interest payable                                         5,000
Accrued payroll and benefits                               903
                                                   -----------
        Subtotal                                       250,464
Intercompany payables to affiliates                    197,547
                                                   -----------
        Total                                      $   448,011
                                                   ===========

DEBTORS' FINANCIAL STATEMENTS

The condensed consolidated financial statements of the debtors are presented below. These statements reflect the financial position, results of operations and cash flows of the combined Debtor companies, including certain amounts and activities between Debtor and non-Debtor subsidiaries of the Company, which are eliminated in the consolidated financial statements.

                              INTERMET Corporation

2. VOLUNTARY REORGANIZATION UNDER CHAPTER 11 AND ADMINISTRATION (CONTINUED)

            DEBTORS' CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                            (in thousands of dollars)

                                                                        Year Ended
                                                                       December 31,
                                                                           2004
                                                                       ------------
Net sales                                                              $    661,328
Cost of sales                                                               667,650
                                                                       ------------
Gross loss                                                                   (6,322)

Operating expenses:
        Selling, general and administrative                                  28,849
        Management fee income from non-Debtors                                 (806)
        Reorganization charges                                               14,733
        Goodwill impairment charge                                          164,671
        Restructuring and impairment charges                                 32,213
                                                                       ------------
Total operating expenses                                                    239,660
                                                                       ------------
Operating loss                                                             (245,982)

Other expenses (income):
        Interest expense, net                                                31,135
        Other income, net                                                      (478)
                                                                       ------------
Net other expenses                                                           30,657
                                                                       ------------
Loss from continuing operations before income taxes and
equity income of non-Debtor subsidiaries                                   (276,639)
Income tax benefit                                                              582
                                                                       ------------
Loss from continuing operations before equity loss of
non-Debtor subsidiaries                                                    (276,057)
Equity income from continuing operations of non-Debtor
subsidiaries                                                                  5,387
                                                                       ------------
Loss from continuing operations                                            (270,670)
Loss from discontinued operations, net of tax                                (2,958)
                                                                       ------------
Net loss                                                               $   (273,628)
                                                                       ============

                              INTERMET Corporation

2. VOLUNTARY REORGANIZATION UNDER CHAPTER 11 AND ADMINISTRATION (CONTINUED)

                  DEBTORS' CONDENSED CONSOLIDATED BALANCE SHEET
                            (in thousands of dollars)

                                                                      as of December
                                                                         31, 2004

ASSETS
Current assets:
        Cash and cash equivalents                                      $      1,729
        Accounts receivable, net                                             78,454
        Accounts receivable, non-Debtors                                     68,897
        Inventories                                                          45,856
        Other current assets                                                 10,757
                                                                       ------------
Total current assets                                                        205,693
                                                                       ------------
Property, plant and equipment, net                                          201,215
Investment in non-Debtors                                                    69,399
Loan receivable from non-Debtors                                            154,821
Other noncurrent assets                                                      19,167
                                                                       ------------
Total noncurrent assets                                                     444,602
                                                                       ------------
Total assets                                                           $    650,295
                                                                       ============
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
        Accounts payable                                               $      9,877
        Accounts payable, non-Debtors                                            (3)
        Accrued payroll and benefits                                         26,131
        Other accrued liabilities                                            35,730
        Short-term lines of credit                                            3,000
        Long-term debt due within one year                                  163,585
                                                                       ------------
Total current liabilities                                                   238,320

Liabilities subject to compromise                                           448,011

Noncurrent liabilities:
        Long-term debt due after one year                                        --
        Retirement benefits                                                  70,982
        Deferred income tax liabilities                                      (2,781)
        Other noncurrent liabilities                                          4,418
                                                                       ------------
Total noncurrent liabilities                                                 72,619

Shareholders' equity (deficit)                                             (108,655)
                                                                       ------------
Total liabilities and shareholders' equity (deficit)                   $    650,295
                                                                       ============

                              INTERMET Corporation

2. VOLUNTARY REORGANIZATION UNDER CHAPTER 11 AND ADMINISTRATION (CONTINUED)

             DEBTORS' CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                            (in thousands of dollars)

                                                                        Year Ended
                                                                       December 31,
                                                                           2004
                                                                       ------------
Cash used in by operating activities                                        (42,781)

INVESTING ACTIVITIES:
        Additions to property, plant and equipment                          (14,231)
        Proceeds from sale of property, plant and equipment                     969
                                                                       ------------
Cash used in investing activities                                           (13,262)

FINANCING ACTIVITIES:
        Net decrease in revolving credit facility                           (16,339)
        Proceeds from term loan                                             120,000
        Proceeds from debtor-in-possession facility                           3,000
        Repayment of revenue bonds                                          (35,000)
        Repayments of other debts                                            (3,113)
        Payments of debt issuance costs                                      (5,200)
        Issuance of common stock                                                 16
        Dividends paid                                                       (3,078)
                                                                       ------------
Cash provided by financing activities                                        60,286

Effect of foreign currency exchange rate changes                                 --
                                                                       ------------
Net increase in cash and cash equivalents                                     4,243
Cash and cash equivalents at beginning of year                               (2,514)
                                                                       ------------
Cash and cash equivalents at end of year                               $      1,729
                                                                       ============

                              INTERMET Corporation

3. ACQUISITION

On June 25, 2003, we entered into an agreement with Melfina - Estudos, Servicos e Participacoes, S.A. to acquire 100% ownership of the shares of Fundicao Nodular, S.A. ("Porto Foundry"), which is located in Porto, Portugal. Previously we owned a 50% interest in the Porto Foundry. The Porto Foundry is a caster of various ductile-iron automotive components. Under the terms of the agreement, we acquired an additional 25% of the Porto Foundry's shares for a cash investment of Euro 4.9 million (approximately $5.6 million) on July 1, 2003, increasing our ownership from 50% to 75%. We had a call option to acquire, and Melfina - Estudos, Servicos e Participacoes, S.A. had a put option, requiring us to buy the remaining 25% ownership for an additional cash investment of Euro 4.9 million (approximately $6.2 million based on the exchange rate on December 31, 2003) on July 1, 2004. Because of the put option, we recorded $6.0 million, the net present value of the $6.2 million future cash investment, as "Accounts payable" in the accompanying balance sheet as of December 31, 2003.

On July 1, 2004, we exercised the call option to acquire the remaining 25% ownership of the Porto Foundry. The purchase price of approximately Euro 4.9 million (approximately $6.2 million at the exchange rates at the time of the payments) together with interest accruing at European Interbank Offered Rate ("EURIBOR") was paid in six equal monthly installments beginning July 2004.

We accounted for the acquisition of additional shares using the purchase accounting method. The purchase price has been allocated to the assets purchased and liabilities assumed based upon the estimated fair values at the date of acquisition. As the Porto Foundry became our consolidated subsidiary at July 1, 2003, the results of its operations from that date are included in our consolidated results of operations. Our equity in the net income of the Porto Foundry for the period before July 1, 2003 is included in "Equity interest in a joint venture" in the accompanying statements of operations. The pro forma effects of this acquisition are not material to our consolidated results of operations.

4. DISCONTINUED OPERATIONS

FRISBY

On July 24, 2003, we sold substantially all the assets of Frisby P.M.C., Incorporated ("Frisby") for $5.3 million, consisting of $3.9 million in cash and $1.4 million in the form of a promissory note, the balance of which is due to be paid by July 31, 2008. This disposition is consistent with our strategy to divest non-strategic assets. This transaction resulted in a pre-tax loss on sale of $1.2 million (after-tax loss $0.1 million). Frisby operated a machining plant that manufactured precision-machined components primarily for the automotive, truck and power tool markets. Frisby was a non-core operation and is included in our Corporate and Other segment in Note 14 to our Consolidated Financial Statements, Reporting for Business Segments.

                              INTERMET Corporation

4. DISCONTINUED OPERATIONS (CONTINUED)

Major classes of assets and liabilities of Frisby were (in thousands of dollars):

                                                      July 24, 2003   December 31, 2002
                                                      -------------   -----------------

Accounts receivable                                    $      2,061     $      1,276
Inventory                                                     1,552            1,717
Other current assets                                            158              414
Property, plant and equipment, net                            4,453            5,072
                                                       ------------     ------------
Total assets                                           $      8,224     $      8,479
                                                       ============     ============
Accounts payable                                       $        848     $        973
Accrued liabilities                                             855              892
                                                       ------------     ------------
Total liabilities                                      $      1,703     $      1,865
                                                       ============     ============

The results of operations of Frisby included in the accompanying statements of operations as discontinued operations were (in thousands of dollars):

                                                                2004              2003              2002
                                                            ------------      ------------      ------------

Sales                                                       $         --      $      8,007      $     13,603
Cost of sales                                                         --             7,645            14,319
                                                            ------------      ------------      ------------
Gross profit (loss)                                                   --               362              (716)
Expenses                                                              --               526               886
                                                            ------------      ------------      ------------
Loss before income taxes                                              --              (164)           (1,602)
Income tax (expense) benefit                                          --            (1,180)              623
                                                            ------------      ------------      ------------
Loss from discontinued operation, net of
  tax                                                       $         --      $     (1,344)     $       (979)
                                                            ============      ============      ============

RADFORD

In May 2003, we decided to close our facility in Radford, Virginia due to changes in market conditions and production technology, as well as the fact that substantial investment in environmental controls would have been necessary for continued operation of this facility. The Radford facility manufactured gray-iron and ductile-iron components for the automotive industry and had approximately 41 salaried and 333 hourly employees. The facility is included in the Ferrous Metals segment in Note 14 to our Consolidated Financial Statements, Reporting for Business Segments.

As a result of this decision, we recorded an $11.6 million pre-tax restructuring and impairment charge during the second quarter of 2003. The charge included a write-down of $9.9 million to reduce the capital assets and inventories to their fair values, $1.4 million for employee severance and related contractually guaranteed benefit costs, and $0.3 million for employee pension costs. In the fourth quarter of 2003, we accrued an additional $0.1 million for employee severance costs. The accruals for the employee severance and benefit costs are included in "Other accrued liabilities" in the accompanying balance sheet in 2003.

                              INTERMET Corporation

4. DISCONTINUED OPERATIONS (CONTINUED)

In addition, we recorded pre-tax gains of $1.3 million and $0.7 million on the reduction of postretirement benefit obligations when the employees were terminated in the third and fourth quarter of 2003, respectively. By December 2003, the Radford Foundry was closed and substantially all of the employees were terminated. At December 31, 2004, we had $2.3 million accrued for environmental remediation at the Radford Foundry. See additional discussion in Note 11 to our Consolidated Financial Statements, Commitments and Contingencies. The after-tax results of operations of the Radford Foundry for all periods presented have been reported as "Loss from discontinued operations, net of tax" in the accompanying statements of operations.

Activities relating to the restructuring charges and liabilities arising from the Radford Foundry closure are as follows (in thousands of dollars):

                                                                          Employee       Employee
                                         Impairment of   Write-down of  Termination   Postretirement
                                          Fixed Assets     Inventory      Benefits       Benefits        Other          Total
                                         -------------   -------------  ------------  --------------  ------------   ------------
Initial charge in second quarter
 of 2003                                  $      7,554   $      2,351   $      1,336   $        301   $         50   $     11,592
Additional charge                                   --             --            138             --             --            138
Noncash charges                                 (7,554)        (2,351)            --           (301)            --        (10,206)
Reduction of post-retirement
  obligations                                       --             --             --         (1,997)            --         (1,997)
Noncash credit                                      --             --             --          1,997             --          1,997
Cash payments                                       --             --           (920)            --            (50)          (970)
                                          ------------   ------------   ------------   ------------   ------------   ------------
Balance at December 31, 2003                        --             --            554             --             --            554
Additional charges                                  --            120             35             --             --            155
Noncash charges                                     --           (120)            --             --             --           (120)
Cash payments                                       --             --           (473)            --             --           (473)
                                          ------------   ------------   ------------   ------------   ------------   ------------
Balance at December 31, 2004              $         --   $         --   $        116   $         --   $         --   $        116
                                          ============   ============   ============   ============   ============   ============

Major classes of assets and liabilities of the Radford Foundry are as follows (in thousands of dollars):

                                                                            At December 31,
                                                            ------------------------------------------------
                                                                2004              2003              2002
                                                            ------------      ------------      ------------

Accounts receivable                                         $         56      $      2,052      $      3,595
Inventory                                                             --               429             3,759
Other current assets                                                  --               514                --
Property, plant and equipment, net                                   440               673             9,023
                                                            ------------      ------------      ------------
Total assets                                                $        496      $      3,668      $     16,377
                                                            ============      ============      ============
Accounts payable                                            $         --      $        491      $      4,374
Accrued liabilities                                                1,062             1,611             2,045
Retirement benefits                                                2,439             1,959               804
Other noncurrent liabilities                                       2,039             2,508             1,004
                                                            ------------      ------------      ------------
Total liabilities                                           $      5,540      $      6,569      $      8,227
                                                            ============      ============      ============

                              INTERMET Corporation

4. DISCONTINUED OPERATIONS (CONTINUED)

The results of operations of the Radford Foundry included in the accompanying statements of operations as discontinued operations are summarized as follows (in thousands of dollars):

                                                                2004              2003              2002
                                                            ------------      ------------      ------------

Sales                                                       $         18      $     34,820      $     45,592
Cost of sales                                                      2,836            38,271            47,216
                                                            ------------      ------------      ------------
Gross loss                                                        (2,818)           (3,451)           (1,624)
Expenses                                                             140            11,740                63
                                                            ------------      ------------      ------------
Loss before income taxes                                          (2,958)          (15,191)           (1,687)
Income tax benefit                                                    --                --               712
                                                            ------------      ------------      ------------
Loss from discontinued operation, net
  of tax                                                    $     (2,958)     $    (15,191)     $       (975)
                                                            ============      ============      ============

Corporate interest expense has been allocated to Frisby and the Radford Foundry based on the ratio of their net assets to our consolidated net assets plus consolidated debt, excluding the net assets of our European subsidiaries. The European subsidiaries were excluded because they were cash flow positive and did not directly use the proceeds from the debt outstanding during the periods covered by the financial statements. The interest expense allocated to Frisby and the Radford Foundry for 2003 and 2002 was $546,000 and $571,000, respectively. No corporate interest expense was allocated to Frisby or the Radford Foundry in 2004.

SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," provides that the results of operations of a component of an entity that has been disposed of should be reported as discontinued operation when the operations and cash flows of the component have been eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction. This occurred when the assets of Frisby were sold in July 2003 and when the Radford Foundry was closed in December 2003. As a result, the after-tax loss on sale of the assets of Frisby, and the results of operations of both Frisby and the Radford Foundry for all periods presented, have been reported as discontinued operations in the accompanying statements of operations.

                              INTERMET Corporation

5. RESTRUCTURING AND IMPAIRMENT CHARGES

RACINE CLOSURE

In December 2004, we announced the closure of our Racine Plant and Racine Machining Plant, both of which are located in Sturtevant, Wisconsin. We closed these plants during the second quarter of 2005. We decided to close these operations due to high costs and under-utilization of capacity. We recognized plant closure and asset impairment charges in 2004 of $10.3 million. The amount included a write-down of $8.9 million to reduce the capital assets and inventories to their fair values, a pension curtailment expense of $1.2 million and $0.2 million for employee severance and related contractually guaranteed benefit costs.

COLUMBUS MACHINING CLOSURE

In October 2004, we announced the closure of our Columbus Machining Plant, located in Midland, Georgia. We closed this plant during the first quarter of 2005. We recognized plant closure costs in 2004 of $0.3 million. We decided to close the facility because of declining sales and the anticipated need for capital expenditures that are non-strategic to our operations.

HAVANA PLANT CLOSURE

In December 2003, we decided to close our ductile iron foundry in Havana, Illinois, in order to improve our capacity utilization. The Havana Foundry manufactured ductile-iron components for the automotive industry and had approximately 33 salaried and 141 hourly employees. The plant closure was completed in June, 2004. We recognized a $1.7 million pre-tax charge during the second and third quarter of 2004 due to the closing. This charge is included in the "Restructuring and impairment charges" in the accompanying statements of operations and is in addition to the $8.5 million and $4.9 million charges discussed below.

Due to the announced closing, we recorded an $8.5 million pre-tax charge during the fourth quarter of 2003. This charge is included in "Restructuring and impairment charges" in the accompanying statements of operations. The amount included a write-down of $8.0 million to reduce the capital assets and inventories to their fair values and $0.5 million for employee severance and related contractually guaranteed benefit costs. The accruals for the employee severance and benefit costs are included in "Accrued payroll and benefits" in the accompanying balance sheet at December 31, 2003.

The facility is included in the Ferrous Metals segment in Note 14 to our Consolidated Financial Statements, Reporting for Business Segments. The Havana Foundry had revenues of $25.7 million and $27.3 million, and net losses of $5.0 million and $2.2 million for the years ended December 31, 2003, and 2002, respectively.

                              INTERMET Corporation

5. RESTRUCTURING AND IMPAIRMENT CHARGES (CONTINUED)

OTHER LONG-LIVED ASSETS IMPAIRMENT

Long-lived assets other than goodwill are tested for recoverability if certain events or changes in circumstances indicate that the carrying value may not be recoverable. The carrying amounts of long-lived assets are considered to be not recoverable if they exceed our estimates of their undiscounted future cash flows, which are affected by our operations forecasts and strategic planning. The annual growth rate of each segment was decreased from the prior year because of the uncertainties and risks associated with our bankruptcy proceedings, compiled with changing market conditions. During our impairment review in the third quarter of 2004, we identified certain tangible fixed assets with carrying values not recoverable and exceeding their fair values as of September 30, 2004. As a result, we recorded a pre-tax impairment charge of $26.4 million for idle asset impairment at our Decatur, Illinois facility ($10.9 million), Racine, Wisconsin facility ($6.5 million), Havana, Illinois facility ($4.9 million), Alexander City, Alabama facility ($1.6 million), Monroe City, Missouri facilities ($0.5 million), Columbus, Georgia facility ($0.4 million) and $1.6 million at various other locations. These amounts were reported as "Restructuring and impairment charges" in the accompanying statements of operations in 2004.

In the fourth quarter of 2003, in addition to the impairment charge for the Havana Foundry, we recorded a pre-tax impairment loss of $1.5 million, which is reported as "`Restructuring and impairment charges" in the accompanying statements of operations.

6. GOODWILL

On January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets," under which goodwill is no longer amortized but is reviewed for impairment at the reporting unit level annually, or more frequently if certain events or changes in circumstances indicate that the carrying value may not be recoverable. As required under SFAS No. 142, we wrote off negative goodwill of $0.5 million net of taxes in the first quarter of 2002 as a cumulative effect of a change in accounting principle.

We also performed impairment tests according to the requirements of SFAS No.
142. In the second quarter of 2002, with the assistance of an independent valuation firm, we performed our initial impairment test on our goodwill as of January 1, 2002. In addition, we performed our annual impairment test of goodwill as of November 30, 2002. Both tests indicated that goodwill was not impaired as of those dates.

In December 2003, with the assistance of an independent valuation firm, we performed our annual impairment test of goodwill as of November 30, 2003. Under the first step of the annual impairment test, the fair values of our Ferrous Metals reporting unit and Light Metals reporting unit were determined based on a combination of an income method, which estimates the fair value based on the future discounted cash flows, and a market method, which estimates the fair values based on comparable market prices. Under the income method, we assumed a cash flow period of 10 years, a discount rate of 11.5%, a compound annual growth rate of 4.5% and 7.7% for Ferrous Metals reporting unit and Light Metals reporting unit, respectively, for the ten year period and a terminal growth rate of 1.0%. Due to the erosion of the profitability of the Light Metals reporting unit and the revision of our forecast as a result of the changing market conditions, our estimated discounted cash flows from the Light Metals reporting unit decreased as compared to our impairment tests performed in 2002. Based on the first step of the impairment test, we determined that the carrying value of the Light Metals reporting unit was in excess of its fair value as of November 30, 2003. Accordingly, we were required to perform the second step of the impairment test on the Light Metals reporting unit to determine the amount of the impairment. The second step of the impairment test indicated that the pre-tax goodwill impairment charge was $51.1 million, which was reported as "Goodwill Impairment Charge" in the accompanying statements of operations in 2003.

                              INTERMET Corporation

6. GOODWILL (CONTINUED)

In December 2004, with the assistance of an independent valuation firm, we performed our annual impairment test of goodwill as of September 30, 2004. Under the first step of the impairment test, the fair values of our Ferrous Metals reporting unit and Light Metals reporting unit were determined based on a combination of an income method, which estimates the fair value based on the future discounted cash flows, and a market method, which estimates the fair values based on comparable market prices. Under the income method, we assumed a cash flow period of 10 years, a discount rate of 16.0%, a compound annual growth rate of 1.6% and 0.4% for the Ferrous Metals reporting unit and Light Metals reporting unit, respectively, for the ten year period and a terminal growth rate of 1.1%. The discount rate was increased and the annual growth rate was decreased from the prior year because of the uncertainties and risks associated with our bankruptcy proceedings. Because of the erosion of the profitability of the Ferrous Metals reporting unit (due primarily to increased costs for scrap steel and other raw materials), operational difficulties in the Light Metals reporting unit, the filing of our bankruptcy petitions and the revision of our forecast and assumptions as a result of changing market conditions, our estimated discounted cash flows from the Ferrous and Light Metals reporting units and estimated values using the market method decreased compared to the results of our impairment tests performed in 2003. Based on the first step of the impairment test, we determined that the carrying amounts of the Ferrous and Light Metals reporting units were in excess of their fair value as of September 30, 2004. Accordingly, we were required to perform the second step of the impairment test on each of these reporting units to determine the amount of the impairment. The second step indicated that the total goodwill of both units was fully impaired. The amount of pre-tax goodwill impairment charge was $59.7 million for the Ferrous Metals unit and $106.2 million for the Light Metals unit, which are reported as "Goodwill Impairment Charge" in the accompanying statements of operations for 2004.

7. SHORT-TERM LINES OF CREDIT

Columbus Neunkirchen Foundry GmbH, our wholly-owned subsidiary, has various revolving lines of credit which are payable upon demand. These credit lines provide for borrowings up to Euro 4.5 million (approximately $6.1 million) at December 31, 2004. There were no outstanding borrowings under these agreements as of December 31, 2004 or 2003.

Portcast Fundicao Nodular, SA, our wholly-owned foreign subsidiary, has various lines of credit for up to Euro 16.3 million (approximately $22.2 million). There was approximately $12.9 million outstanding under these credit lines as of December 31, 2004. Annual interest accrues at various rates from approximately 3% to 4% and is payable monthly.

                              INTERMET Corporation

7. SHORT-TERM LINES OF CREDIT (CONTINUED)

On October 22, 2004, we entered into a $60.0 million debtor-in-possession credit facility, as amended by seven amendments through May 31, 2005 (the "DIP Facility"), to supplement our liquidity and fund operations during our bankruptcy proceedings. Available borrowings under the DIP Facility are determined based on a budget that is subject to approval by the collateral and administrative agents, and are subject to a borrowing base calculated as a percentage of our accounts receivable, inventory and fixed assets, less reserves and fees. Interest on borrowings made under the DIP Facility is a base rate plus 2.0% per annum or a Eurodollar rate plus 3.0% per annum. Principal repayments are made on a daily basis from our cash collections. Borrowings under the DIP Facility are secured by a first priority lien on substantially all of our domestic assets and a pledge of 65% of the stock of our foreign subsidiaries. The maturity date of the DIP Facility is the earlier of October 21, 2005 or the dates of certain accelerating events. In addition, the DIP Facility requires us to maintain certain financial covenants. The key financial covenants are limitations on capital expenditures and requirements that we achieve certain minimum consolidated EBITDA thresholds. At December 31, 2004 and April 30, 2005, we were in compliance with all debt covenants under our DIP Facility. As a result of entering into the DIP Facility, we incurred $1.8 million of debt issuance costs in October 2004 which were capitalized as "Other non-current assets" in the balance sheet. As of December 31, 2004 the balance outstanding under the DIP Facility was $3.0 million. Interest rates on the $3.0 million balance ranged from 5.2% to 7.2%. The issuance of letters of credit also reduces the amount we have available under the DIP Facility. As of December 31, 2004, we had $4.5 million in letters of credit outstanding under the DIP Facility.

8. DEBT

Long-term debt consists of the following at December 31 (in thousands of dollars):

                                                           2004             2003
                                                       ------------     ------------

INTERMET:
        Revolving credit facility                      $     43,661     $     60,000
        Bank term loan                                      119,708               --
        Senior notes                                             --          175,000
Domestic subsidiaries:
        Industrial development bonds                             --           39,350
        Capitalized leases                                      504              974
Foreign subsidiaries:
        Bank term notes                                       5,890            7,629
        Capitalized leases                                    2,472              598
                                                       ------------     ------------
Total                                                       172,235          283,551
Less: Long-term debt due within one year                    168,180            4,303
                                                       ------------     ------------
Long-term debt due after one year                      $      4,055     $    279,248
                                                       ============     ============

                              INTERMET Corporation

8. DEBT (CONTINUED)

Due to the bankruptcy proceedings, unsecured pre-petition long-term debt has been reclassified to "Liabilities subject to compromise" in the December 31, 2004 consolidated balance sheet. The following is the long-term debt included in liabilities subject to compromise (in thousands of dollars):

                                                                           2004
                                                                       ------------

    Senior notes                                                       $    175,000
    Industrial development bonds                                              2,000
                                                                       ------------
Total debt included in liabilities subject to compromise               $    177,000
                                                                       ============

BANK CREDIT AGREEMENT

On January 8, 2004, we refinanced our then-existing bank credit agreement by entering into a First Amended and Restated Credit Agreement, subsequently amended through April 13, 2004 ("Bank Credit Agreement"), which provided for a $90.0 million revolving credit line and a $120.0 million term loan. The Bank Credit Agreement is secured by substantially all of our domestic assets and a pledge of 65% of the stock of our foreign subsidiaries. The $90.0 million revolving credit portion has a maturity date of January 8, 2009, and the $120 million term loan has a maturity date of January 8, 2010. During 2004, principal payments of $0.6 million had been made towards the term loan before the filing of our bankruptcy proceedings. Due to the filing of our bankruptcy proceedings, we are in default under the Bank Credit Agreement. As a result, effective September 30, 2004 pricing on the revolving loan and term loan were modified to a floating rate. The annual interest rates as of December 31, 2004 were 6.5% for the revolving credit line and 7.0% for the term loan. Interest is payable monthly on both loans. In addition, and also effective as of September 30, 2004, we are required to accrue additional interest at an annual rate of 1.5%, which is added monthly to the outstanding loan balances for both the revolver and term loan.

In addition to borrowings under the $90.0 million credit line, we also had standby letters of credit outstanding totaling $24.4 million as of December 31, 2004. These letters of credit are used to guarantee the payment or performance of various obligations that we have, such as workers compensation and environmental remediation. These letters of credit are issued with one year maturity dates and re-issued for an additional year upon each maturity date. Any draws under the letters of credit increase the bank revolver balance and have a corresponding decrease in the outstanding letter of credit amounts.

Both the term loan and the revolver have covenants that require us to maintain certain financial ratios, place restrictions on the amount that we can pay in dividends, as well as impose other covenants and restrictions. At September 30, 2004 and December 31, 2004, we were not in compliance with these covenants and the outstanding balances were included in "Long-term debt due within one year" in the consolidated balance sheet. As a result of entering into this loan agreement, we capitalized debt issuance costs of $3.4 million and wrote off capitalized debt issuance costs of $1.4 million related to our previous bank financing in 2004.

Also on January 8, 2004, we entered into a $35.7 million Letter of Credit Facility Agreement as well as a Cash Collateral agreement of the same amount. Under these agreements, we used $35.7 million of the proceeds from the Bank Credit Agreement term loan as cash collateral for the issuance of a $35.7 million letter of credit to continue a guaranty of payment on our Columbus Foundry revenue bonds in the amount of $35.0 million. These bonds were issued on December 23, 1999 by the Development Authority of Columbus, Georgia in connection with an expansion project at our Columbus Foundry. Because we were in default of our obligations, on October 29, 2004 these bonds were paid in full by a draw of the letter of credit and, subsequently, we released the cash collateral to our pre-petition lenders.

                              INTERMET Corporation

8. DEBT (CONTINUED)

SENIOR NOTES

On June 13, 2002, we completed an unsecured senior note offering of $175.0 million (the "Senior Notes"). The Senior Notes bear a fixed rate of interest of 9.75% and mature on June 15, 2009. The net proceeds of the Senior Note offering were used to pay the remaining balance on a then-existing bank term loan and for working capital purposes. Debt issuance costs of $5.9 million were capitalized in connection with the note offering and were included in "Other noncurrent assets" in the accompanying balance sheet and were being amortized over seven years. Interest on the Senior Notes is due each June 15 and December 15. The Senior Notes are unsecured and rank equally with all of our existing and future unsecured senior debt. We are in default under the Senior Notes and the balance due together with interest has been classified as "Liabilities subject to compromise" in the December 31, 2004 consolidated balance sheet. In September 2004, the remaining $4.0 million of capitalized debt issuance costs were written off and have been classified as "Reorganization charges" in the December 31, 2004 consolidated income statement. See Note 9 to the Consolidated Financial Statements, Supplemental Condensed Consolidating Financial Information, for additional information regarding the Senior Notes. The estimated fair value of our Senior Notes based on market data as of December 31, 2004, was approximately $85.7 million. Due to our Chapter 11 filing, interest that was due on December 15, 2004 was not paid.

COLUMBUS FOUNDRY REVENUE BONDS

On December 23, 1999 the Development Authority of Columbus Georgia issued $35.0 million in revenue bonds in connection with an expansion project at our Columbus Foundry. Certain equipment financed with proceeds of these bonds, together with the real property on which the foundry is situated, was leased by Columbus Foundry, L.P. from the development authority. We were required to maintain a letter of credit to secure payment of our obligations. As described above, on October 29, 2004 these bonds were paid in full with a draw of the letter of credit.

LYNCHBURG FOUNDRY COMPANY REVENUE BONDS

Under the terms of an unsecured bond indenture, Lynchburg Foundry Company, our wholly-owned subsidiary, is required to make partial redemption of certain industrial development revenue bonds on an annual basis through June 2006. The redemption amount is $0.4 million per year, with a final payment at maturity of $1.7 million. The balance outstanding as of December 31, 2004 was $2.0 million. Lynchburg Foundry Company is in default of its obligations under these bonds. No letters of credit have been issued to secure payment of these bonds and they are otherwise unsecured. The bonds are subject to optional redemption prior to maturity and bear interest at an annual rate of 7.0%. Interest is paid semi-annually, however, the interest payment that was due in December 2004 was not paid due to the Chapter 11 filing. The outstanding balance together with interest has been classified as "Liabilities subject to compromise" in the December 31, 2004 consolidated balance sheet.

TOOL PRODUCTS, INC. REVENUE BONDS

As part of our acquisition of Tool Products, Inc. in 1998, we assumed $4.5 million in obligations in connection with industrial development revenue bonds issued by the Industrial Development Board of the City of Jackson, Tennessee. These bonds were issued in connection with an expansion project at our Jackson, Tennessee facility. Certain equipment and real estate financed with the proceeds of these bonds was leased from the development board. We were required to maintain a letter of credit to secure payment of our obligations under these bonds. Terms of the indenture governing these bonds required us to make annual principal payments of $0.5 million every January, with a final maturity date of January 1, 2007. Because we were in default of our obligations, the letter of credit was drawn and these bonds were paid in full on December 1, 2004 in the amount of $1.5 million, which increased the balance under our bank revolving loan by the same amount.

                              INTERMET Corporation

8. DEBT (CONTINUED)

OTHER OBLIGATIONS

We had capital leases of $2.9 million and $1.6 million at December 31, 2004 and 2003, respectively. These leases relate to assets with net book values of $5.1 million and $3.0 million at December 31, 2004 and 2003, respectively. Annual interest rates for these leases ranged from 3.00% to 8.58% in 2004 and 2003. The amortization of assets under capital leases is included in depreciation expense.

The foreign bank term notes bear interest rates from 3.0% to 4.0% per annum. These borrowings are secured by property, plant and equipment of our European operations with net book values aggregating to approximately $34.5 million at December 31, 2004. At December 31, 2004, the Porto Foundry had term loans of Euro 4.2 million (approximately $5.7 million). These loans amortize semi-annually with various amounts coming due from 2005 through 2008.

Maturities of long-term debt and capital leases at December 31, 2004 are as follows (in thousands of dollars):

2005                                                                   $    168,180
2006                                                                          2,693
2007                                                                            681
2008                                                                            681
2009                                                                             --
Thereafter                                                                       --
                                                                       ------------
Totals                                                                 $    172,235
                                                                       ============

We paid interest of $21.5 million, $28.9 million and $26.5 million in 2004, 2003 and 2002, respectively. No interest expense was capitalized in 2004 or 2003. During our bankruptcy proceedings, we have not been paying interest on unsecured pre-petition obligations and as of the date of filing of the bankruptcy proceedings we ceased accruing interest on all unsecured pre-petition debt in accordance with SOP 90-7. Interest expense not accrued or recorded on unsecured pre-petition debt totaled $4.3 million at December 31, 2004.

On October 22, 2004, we entered into a $60.0 million debtor-in-possession credit facility, as amended by seven amendments through a May 31, 2005 (the "DIP Facility"), to supplement our liquidity and fund operations during our bankruptcy proceedings. See addition discussion regarding the DIP Facility in
Note 7 to the Consolidated Financial Statements, Short-term Lines of Credit.

                              INTERMET Corporation

9. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION

On June 13, 2002, we issued $175.0 million of senior notes, which will mature in 2009 (the "Senior Notes"). The Senior Notes are guaranteed by certain of our wholly-owned domestic subsidiaries ("Combined Guarantor Subsidiaries"). The guarantees are unconditional and joint and several. The Senior Notes are effectively subordinated to the secured debt of INTERMET Corporation ("Parent"). Restrictions contained in the indenture covering the Senior Notes include, but are not limited to, restrictions on incurring additional secured debt, repurchasing our capital stock, disposing assets, engaging in affiliate transactions and transferring assets. As of December 31, 2004, the Parent and the Combined Guarantor Subsidiaries had $166.9 million of secured debt outstanding and $52.5 million of unused commitments, net of outstanding letters of credit, under our credit facility. The secured debt of the Parent is also guaranteed by each of the Combined Guarantor Subsidiaries.

Certain of our domestic subsidiaries (Intermet International, Inc., Intermet Holding Company, Transnational Indemnity Company and Western Capital Corporation) and all of our foreign subsidiaries ("Combined Non-Guarantor Subsidiaries") are not guarantors of the Senior Notes. The Combined Non-Guarantor Subsidiaries had $21.3 million of debt outstanding as of December 31, 2004.

Presented below are summarized condensed consolidating financial information for the Parent, the Combined Guarantor Subsidiaries, the Combined Non-Guarantor Subsidiaries and INTERMET on a consolidated basis as of December 31, 2004, 2003 and 2002, respectively.

Investments in subsidiaries are presented using the equity method of accounting. Separate financial statements of the Combined Guarantor Subsidiaries are not provided as the condensed consolidating financial information contained herein provides information to allow investors to determine the nature of the assets held by and the operations of the combined group.

The senior notes are unsecured pre-petition obligations. Under the Bankruptcy Code, actions to collect pre-petition indebtedness, as well as most other pending litigation, are stayed and other contractual obligations against us may not be enforced. On September 29, 2004 we ceased accruing interest on the Senior Notes and other liabilities subject to compromise in accordance with SOP 90-7.

                              INTERMET Corporation

9. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                                 Year Ended December 31, 2004
                                           ---------------------------------------------------------------------------
                                                             Combined      Combined
                                                            Guarantor    Non-guarantor
                                              Parent       Subsidiaries   Subsidiaries    Eliminations    Consolidated
                                           ------------    ------------  -------------    ------------    ------------
                                                                     (in thousands of dollars)
INCOME STATEMENT DATA
Net sales                                  $         --    $    674,655   $    175,845    $    (13,327)   $    837,173
Cost of sales                                        --         680,989        153,288         (13,339)        820,938
                                           ------------    ------------   ------------    ------------    ------------
Gross profit (loss)                                  --          (6,334)        22,557              12          16,235
Selling, general and administrative              23,908           4,126         15,274               9          43,317
Reorganization charges                           14,733              --             --              --          14,733
Goodwill impairment charge                           --         164,671          1,262              --         165,933
Restructuring and impairment charges                 --          32,213             --              --          32,213
                                           ------------    ------------   ------------    ------------    ------------
Operating (loss) profit                         (38,641)       (207,344)         6,021               3        (239,961)
Other expenses (income), net:
        Interest expense, net                    20,281           8,855          1,343               5          30,484
        Other expense (income), net                (372)           (163)            24              --            (511)
                                           ------------    ------------   ------------    ------------    ------------
(Loss) income from continuing
  operations before income taxes                (58,550)       (216,036)         4,654              (2)       (269,934)
Income tax benefit (expense)                      1,672          (1,090)        (1,318)             --            (736)
                                           ------------    ------------   ------------    ------------    ------------
(Loss) income from continuing
  operations                                    (56,878)       (217,126)         3,336              (2)       (270,670)
Loss from discontinued operations,
  net of tax                                         --          (2,958)            --              --          (2,958)
Equity in net income (loss) of
  subsidiaries                                 (216,750)          3,334             --         213,416              --
                                           ------------    ------------   ------------    ------------    ------------
Net (loss) income                          $   (273,628)   $   (216,750)  $      3,336    $    213,414    $   (273,628)
                                           ============    ============   ============    ============    ============

                              INTERMET Corporation

9. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                                  Year Ended December 31, 2003
                                           ---------------------------------------------------------------------------
                                                             Combined      Combined
                                                            Guarantor    Non-guarantor
                                              Parent       Subsidiaries   Subsidiaries    Eliminations    Consolidated
                                           ------------    ------------  -------------    ------------    ------------
                                                                    (in thousands of dollars)

INCOME STATEMENT DATA
Net sales                                  $         --    $    632,431   $    116,405    $    (17,669)   $    731,167
Cost of sales                                        --         583,730        101,266         (17,669)        667,327
                                           ------------    ------------   ------------    ------------    ------------
Gross profit                                         --          48,701         15,139              --          63,840
Selling, general and administrative               3,592          24,540         11,274              --          39,406
Goodwill impairment charge                           --          51,083             --              --          51,083
Restructuring and impairment charges                 --           9,707            261              --           9,968
                                           ------------    ------------   ------------    ------------    ------------
Operating (loss) profit                          (3,592)        (36,629)         3,604              --         (36,617)
Other expenses (income), net:
        Interest expense, net                    20,313           9,000            582              --          29,895
        Other expense (income), net              (1,054)            124         (1,029)             --          (1,959)
                                           ------------    ------------   ------------    ------------    ------------
(Loss) income from continuing
  operations before income taxes and
  equity interest in a joint venture            (22,851)        (45,753)         4,051              --         (64,553)
Income tax benefit (expense)                    (23,222)          3,774            912              --         (18,536)
Equity interest in a joint venture                   --              --            752              --             752
                                           ------------    ------------   ------------    ------------    ------------
(Loss) income from continuing
  operations                                    (46,073)        (41,979)         5,715              --         (82,337)
Loss from discontinued operations,
  net of tax                                         --         (16,576)            --              --         (16,576)
Equity in net income (loss) of
  subsidiaries                                  (52,840)          5,715             --          47,125              --
                                           ------------    ------------   ------------    ------------    ------------
Net (loss) income                          $    (98,913)   $    (52,840)  $      5,715    $     47,125    $    (98,913)
                                           ============    ============   ============    ============    ============

                              INTERMET Corporation

9. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                                 Year Ended December 31, 2002
                                           ---------------------------------------------------------------------------
                                                             Combined      Combined
                                                            Guarantor    Non-guarantor
                                              Parent       Subsidiaries   Subsidiaries    Eliminations    Consolidated
                                           ------------    ------------  -------------    ------------    ------------
                                                                    (in thousands of dollars)

INCOME STATEMENT DATA
Net sales                                  $         --    $    683,634   $     87,950    $    (15,847)   $    755,737
Cost of sales                                       (35)        619,931         79,225         (15,887)        683,234
                                           ------------    ------------   ------------    ------------    ------------
Gross profit                                         35          63,703          8,725              40          72,503
Selling, general and administrative               3,709          22,578          6,537               2          32,826
                                           ------------    ------------   ------------    ------------    ------------
Operating (loss) profit                          (3,674)         41,125          2,188              38          39,677
Other expenses (income), net:
        Interest expense (income), net           20,259           8,468           (457)             --          28,270
        Other expense (income), net                  57            (100)          (118)             --            (161)
                                           ------------    ------------   ------------    ------------    ------------
(Loss) income from continuing
  operations before income taxes
  and equity interest in a joint
  venture                                       (23,990)         32,757          2,763              38          11,568
Income tax benefit (expense)                     10,556         (13,167)           (54)             --          (2,665)
Equity interest in a joint venture                   --              --          1,573              --           1,573
                                           ------------    ------------   ------------    ------------    ------------
(Loss) income from continuing
  operations                                    (13,434)         19,590          4,282              38          10,476
Loss from discontinued operations,
  net of tax                                         --          (1,954)            --              --          (1,954)
Cumulative effect of change in
  accounting principle, net of
  tax                                                --              --            481              --             481
Equity in net income (loss) of
  subsidiaries                                   22,437           4,763             --         (27,200)             --
                                           ------------    ------------   ------------    ------------    ------------
Net (loss) income                          $      9,003    $     22,399   $      4,763    $    (27,162)   $      9,003
                                           ============    ============   ============    ============    ============

                              INTERMET Corporation

9. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                                    As of December 31, 2004
                                           ---------------------------------------------------------------------------
                                                             Combined      Combined
                                                            Guarantor    Non-guarantor
                                              Parent       Subsidiaries   Subsidiaries    Eliminations    Consolidated
                                           ------------    ------------  -------------    ------------    ------------
                                                                    (in thousands of dollars)

BALANCE SHEET DATA
ASSETS
Current assets:
        Cash and cash equivalents          $      1,477    $        252   $      9,510    $         --    $     11,239
        Accounts receivable, net                    654          77,806         36,065              --         114,525
        Inventories                                  --          45,915         25,671             (59)         71,527
        Other current assets                      6,812           6,175            654          (2,231)         11,410
                                           ------------    ------------   ------------    ------------    ------------
        Total current assets                      8,943         130,148         71,900          (2,290)        208,701
Property, plant and equipment, net                8,738         191,618         76,865             859         278,080
Other noncurrent assets:
        Other noncurrent assets                  13,853          10,881          2,116            (808)         26,042
        Intercompany, net                       (50,741)         78,189        (31,210)          3,762              --
        Investments in subsidiaries             291,505          64,426             --        (355,931)             --
                                           ------------    ------------   ------------    ------------    ------------
Total assets                               $    272,298    $    475,262   $    119,671    $   (354,408)   $    512,823
                                           ============    ============   ============    ============    ============
LIABILITIES AND SHAREHOLDERS'
  EQUITY (DEFICIT)
Current liabilities:
        Accounts payable                   $      1,986    $      7,958   $     20,025    $         --    $     29,969
        Accrued liabilities                      20,392          41,123         12,112              58          73,685
        Short-term lines of credit                3,000              --         12,975              --          15,975
        Long-term debt due within
          one year                              163,369             504          4,307              --         168,180
                                           ------------    ------------   ------------    ------------    ------------
        Total current liabilities               188,747          49,585         49,419              58         287,809
Liabilities subject to compromise               186,820          63,644             --              --         250,464
Noncurrent liabilities:
        Long-term debt due after
          one year                                   --              --          4,055              --           4,055
        Retirement benefits                       4,786          66,196             --              --          70,982
        Other noncurrent liabilities                600           5,795          1,773              --           8,168
                                           ------------    ------------   ------------    ------------    ------------
        Total noncurrent liabilities              5,386          71,991          5,828              --          83,205
Shareholders' equity (deficit)                 (108,655)        290,042         64,424        (354,466)       (108,655)
                                           ------------    ------------   ------------    ------------    ------------
Total liabilities and shareholders'
  equity (deficit)                         $    272,298    $    475,262   $    119,671    $   (354,408)   $    512,823
                                           ============    ============   ============    ============    ============

                              INTERMET Corporation

9. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                                As of December 31, 2003
                                           ---------------------------------------------------------------------------
                                                             Combined      Combined
                                                            Guarantor    Non-guarantor
                                              Parent       Subsidiaries   Subsidiaries    Eliminations    Consolidated
                                           ------------    ------------  -------------    ------------    ------------
                                                                    (in thousands of dollars)

BALANCE SHEET DATA
ASSETS
Current assets:
        Cash and cash equivalents          $     (2,674)   $        127   $      3,582    $         --    $      1,035
        Accounts receivable, net                      7          64,457         22,309              --          86,773
        Inventories                                  --          58,030         19,440             (59)         77,411
        Other current assets                      7,319           1,677          1,751               1          10,748
                                           ------------    ------------   ------------    ------------    ------------
        Total current assets                      4,652         124,291         47,082             (58)        175,967
Property, plant and equipment, net                3,765         247,681         71,766             868         324,080
Other noncurrent assets:
        Goodwill                                     --         164,671          1,262              --         165,933
        Other noncurrent assets                   9,337           9,318          2,049              --          20,704
        Intercompany, net                      (101,560)        122,510        (24,711)          3,761              --
        Investments in subsidiaries             515,513          54,769             --        (570,282)             --
                                           ------------    ------------   ------------    ------------    ------------
Total assets                               $    431,707    $    723,240   $     97,448    $   (565,711)   $    686,684
                                           ============    ============   ============    ============    ============
LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
        Accounts payable                   $      2,151    $     58,504   $     20,398    $       (316)   $     80,737
        Accrued liabilities                      28,377          42,877            224           2,606          74,084
        Short-term lines of credit                   --              --          9,992              --           9,992
        Long-term debt due within one
          year                                      350             983          2,970              --           4,303
                                           ------------    ------------   ------------    ------------    ------------
        Total current liabilities                30,878         102,364         33,584           2,290         169,116
Noncurrent liabilities:
        Long-term debt due after one
          year                                  237,000          36,991          5,257              --         279,248
        Retirement benefits                       5,765          65,002             --              --          70,767
        Other noncurrent liabilities             (4,073)          4,843          3,838             808           5,416
                                           ------------    ------------   ------------    ------------    ------------
        Total noncurrent liabilities            238,692         106,836          9,095             808         355,431
Shareholders' equity                            162,137         514,040         54,769        (568,809)        162,137
                                           ------------    ------------   ------------    ------------    ------------
Total liabilities and shareholders'
  equity                                   $    431,707    $    723,240   $     97,448    $   (565,711)   $    686,684
                                           ============    ============   ============    ============    ============

                              INTERMET Corporation

9. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                                 Year Ended December 31, 2004
                                           ---------------------------------------------------------------------------
                                                             Combined      Combined
                                                            Guarantor    Non-guarantor
                                              Parent       Subsidiaries   Subsidiaries    Eliminations    Consolidated
                                           ------------    ------------  -------------    ------------    ------------
                                                                    (in thousands of dollars)

CASH FLOW DATA
Cash (used in) provided by continuing
  operating activities                     $    (55,152)   $     12,763   $     17,554    $         --    $    (24,835)
Cash used in discontinued operations                 --            (359)            --              --            (359)
                                           ------------    ------------   ------------    ------------    ------------
Net cash (used in) provided by
  operating activities                          (55,152)         12,404         17,554              --         (25,194)
Investing activities:
    Additions to property, plant
      and equipment by continuing
      operations                                 (3,161)        (11,070)        (8,627)             --         (22,858)
    Proceeds from sale of
      property, plant and
      equipment                                     969              --             --              --             969
    Purchase of shares of a
      subsidiary                                     --              --         (6,220)             --          (6,220)
                                           ------------    ------------   ------------    ------------    ------------
Net cash used in investing activities            (2,192)        (11,070)       (14,847)             --         (28,109)
Financing activities:
    Net (decrease) increase in
      revolving credit facility                 (16,339)             --          2,200              --         (14,139)
    Proceeds from term loan                     120,000              --             --              --         120,000
    Proceeds from debtor-in-
      possession facility                         3,000              --             --              --           3,000
    Repayment of revenue bonds                  (35,000)             --             --              --         (35,000)
    Repayment of other debts                     (1,904)         (1,209)          (511)             --          (3,624)
    Payment of debt issuance costs               (5,200)             --             --              --          (5,200)
    Issuance of common stock                         16              --             --              --              16
    Dividends paid                               (3,078)             --             --              --          (3,078)
                                           ------------    ------------   ------------    ------------    ------------
Net cash used in financing activities            61,495          (1,209)         1,689              --          61,975
Effect of exchange rate changes on
  cash and cash equivalents                          --              --          1,532              --           1,532
                                           ------------    ------------   ------------    ------------    ------------
Net increase (decrease) in cash
  and cash equivalents                     $      4,151    $        125   $      5,928    $         --    $     10,204
                                           ============    ============   ============    ============    ============

                              INTERMET Corporation

9. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                                 Year Ended December 31, 2003
                                           ---------------------------------------------------------------------------
                                                             Combined      Combined
                                                            Guarantor    Non-guarantor
                                              Parent       Subsidiaries   Subsidiaries    Eliminations    Consolidated
                                           ------------    ------------  -------------    ------------    ------------
                                                                    (in thousands of dollars)

CASH FLOW DATA
Cash provided by continuing operating
  activities                               $      5,435    $     14,896   $     16,842    $         --    $     37,173
Cash used in discontinued operations                 --          (4,066)            --              --          (4,066)
                                           ------------    ------------   ------------    ------------    ------------
Net cash provided by operating activities         5,435          10,830         16,842              --          33,107
Investing activities:
    Additions to property, plant
      and equipment by continuing
      operations                                 (1,725)        (13,193)        (4,615)             --         (19,533)
    Additions to property, plant
      and equipment by discontinued
      operations                                     --            (145)            --              --            (145)
    Proceeds from sale of property,
      plant and equipment                         1,700              --             --              --           1,700
    Purchase of shares of a subsidiary               --              --         (5,571)             --          (5,571)
    Proceeds from sale of assets of
      a subsidiary                                   --           3,925             --              --           3,925
                                           ------------    ------------   ------------    ------------    ------------
Net cash used in investing activities               (25)         (9,413)       (10,186)             --         (19,624)
Financing activities:
    Net decrease in revolving
      credit facility                            (3,000)             --             --              --          (3,000)
    Repayment of other debts                         --          (1,457)        (2,960)             --          (4,417)
    Payment of debt issuance costs               (2,110)             --             --              --          (2,110)
    Dividends paid                               (4,096)             --             --              --          (4,096)
                                           ------------    ------------   ------------    ------------    ------------
Net cash used in financing activities            (9,206)         (1,457)        (2,960)             --         (13,623)
Effect of exchange rate changes on
  cash and cash equivalents                          --              --         (2,123)             --          (2,123)
                                           ------------    ------------   ------------    ------------    ------------
Net (decrease) increase in cash
  and cash equivalents                     $     (3,796)   $        (40)  $      1,573    $         --    $     (2,263)
                                           ============    ============   ============    ============    ============

                              INTERMET Corporation

9. SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL INFORMATION (CONTINUED)

                                                                  Year Ended December 31, 2002
                                           ---------------------------------------------------------------------------
                                                             Combined      Combined
                                                            Guarantor    Non-guarantor
                                              Parent       Subsidiaries   Subsidiaries    Eliminations    Consolidated
                                           ------------    ------------  -------------    ------------    ------------
                                                                    (in thousands of dollars)

CASH FLOW DATA
Cash provided by (used in) continuing
  operating activities                     $     92,225    $      4,231   $    (10,027)   $         --    $     86,429
Cash provided by discontinued operations             --           2,946             --              --           2,946
                                           ------------    ------------   ------------    ------------    ------------
Net cash provided by (used in) operating
  activities                                     92,225           7,177        (10,027)             --          89,375
Investing activities:
    Additions to property, plant and
      equipment by continuing operations         (1,714)         (5,358)        (1,355)             --          (8,427)
    Additions to property, plant and
      equipment by discontinued
      operations                                     --          (1,018)            --              --          (1,018)
                                           ------------    ------------   ------------    ------------    ------------
Net cash used in investing activities            (1,714)         (6,376)        (1,355)             --          (9,445)
Financing activities:
    Net decrease in revolving
      credit facility                           (85,000)             --             --              --         (85,000)
    Proceeds from debt offering                 175,000              --             --              --         175,000
    Repayment of term loan                     (171,750)             --             --              --        (171,750)
    Repayment of other debts                       (244)         (1,100)          (302)             --          (1,646)
    Payment of debt issuance costs               (6,022)             --             --              --          (6,022)
    Issuance of common stock                        374              --             --              --             374
    Dividends paid                               (4,075)             --             --              --          (4,075)
                                           ------------    ------------   ------------    ------------    ------------
Net cash used in financing activities           (91,717)         (1,100)          (302)             --         (93,119)
Effect of exchange rate changes on
  cash and cash equivalents                          --              --          2,621              --           2,621
                                           ------------    ------------   ------------    ------------    ------------
Net decrease in cash and cash
  equivalents                              $     (1,206)   $       (299)  $     (9,063)   $         --    $    (10,568)
                                           ============    ============   ============    ============    ============

                              INTERMET Corporation

10. STOCK COMPENSATION

We have executive stock option and incentive award plans ("Employee Plans") and a directors stock option plan ("Directors Plan"). The Employee Plans permit the grant of options and restricted shares for up to 3,000,000 shares of common stock. The Directors Plan permits the grant of options to purchase up to 150,000 shares of common stock. Options granted under the Employee Plans vest over a four-year period. Options granted under the Directors Plan are exercisable at the grant date. The exercise prices of options issued under Employee Plans and Directors Plan are equal to the fair values of the common stock at the option grant date. Certain options also remain outstanding from prior stock option plans. At December 31, 2004, options for 1,571,094 shares were exercisable, while 649,383 of the Employee Plan options and restricted shares and 6,000 Directors Plan options were available for future grant.

We apply Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for our stock option and incentive award plans. Accordingly, we have not recognized compensation expense for our stock option and incentive award plans.

The fair values of our stock options utilized in developing the disclosures presented in Note 1 were estimated as of the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

                                                                2004              2003              2002
                                                            ------------      ------------      ------------

Risk-free interest rate                                             4.38%             3.50%             3.00%
Dividend yield                                                      0.00%             1.00%             1.00%
Volatility                                                         2.185             0.464             0.769
Expected life                                                    6 years           6 years           6 years

For purposes of the pro forma disclosures required under SFAS No. 123, the estimated fair value of the options is amortized over the options' vesting period.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our stock options.

                              INTERMET Corporation

10. STOCK COMPENSATION (CONTINUED)

A summary of our stock option activity for the three years ended December 31, 2004, is as follows:

                                                                               Weighted
                                                             Number of          Average           Exercise
                                                              Options        Exercise Price     Price Range
                                                            ------------     --------------     ------------

Outstanding at January 1, 2002                                 1,665,850      $       9.54
        Granted                                                  175,000              5.07      $ 4.20-$8.39
        Exercised                                                (19,750)             9.67      8.66 - 11.20
        Forfeited                                                (80,125)             5.41      3.44 - 18.06
                                                               ---------
Outstanding at December 31, 2002                               1,740,975      $       9.27      3.38 - 19.38
                                                               =========
Exercisable at December 31, 2002                               1,141,248      $      11.25
Weighted average fair value of
  options granted during 2002                                                 $       3.03
Outstanding at January 1, 2003                                 1,740,975      $       9.27
        Granted                                                  325,500              3.57      $       3.57
        Exercised                                                     --                --                --
        Forfeited                                               (272,000)             9.72      3.44 - 18.06
                                                               ---------
Outstanding at December 31, 2003                               1,794,475      $       8.17      3.38 - 19.38
                                                               =========
Exercisable at December 31, 2003                               1,190,320      $      10.29
Weighted average fair value of
  options granted during 2003                                                 $       1.58
Outstanding at January 1, 2004                                 1,794,475      $       8.17
        Granted                                                  428,250              5.09      $       5.09
        Exercised                                                 (4,875)             3.45       3.44 - 3.57
        Forfeited                                               (235,000)             6.30      3.38 - 17.00
                                                               ---------
Outstanding at December 31, 2004                               1,982,850      $       7.74      3.44 - 19.38
                                                               =========
Exercisable at December 31, 2004                               1,571,094      $       8.62
Weighted average fair value of
  options granted during 2004                                                 $       5.07

                              INTERMET Corporation

10. STOCK COMPENSATION (CONTINUED)

The following table summarizes information about options outstanding as of December 31, 2004:

                                      Options Outstanding                    Options Exercisable
                          -----------------------------------------      --------------------------
                                          Weighted-
                                           Average
                                          Remaining       Weighted-                       Weighted-
                                         Contractual       Average                         Average
  Range of Exercise         Number          Life          Exercise         Number         Exercise
        Price             Outstanding    (In Years)         Price        Exercisable        Price
  -----------------       -----------    -----------      ---------      -----------      ---------

 $0.00 - $9.68             1,448,850        6.5           $   5.12        1,026,094       $   5.31
  9.69 - 19.38               534,000        2.9              14.85          545,000          14.85
                          ----------                                     ----------
                           1,982,850                                      1,571,094
                          ==========                                     ==========

We have an Employee Stock Ownership Plan ("ESOP") which enables of some our United States employees who are not covered by collective bargaining agreements to purchase our common stock. We make contributions equal to 3.0% of the annual compensation of the ESOP participants. We may, at our discretion, make additional contributions within specified limits. Beginning with the 2003 plan year, our contributions have been made to the Savings and Investment Plan, a 401(k) retirement plan, instead of the ESOP. Our contributions to the Savings and Investment Plan were $0.7 million 2004 and 2003. ESOP expenses were $0.6 million in 2002.

On October 6, 1995, pursuant to a Shareholder Protection Rights Agreement of the same date, our Board of Directors declared a dividend of one right for each share of INTERMET common stock held of record at the close of business on October 17, 1995. The rights generally are not exercisable until 10 days after an announcement by us that an acquiring person, as defined (excluding, with certain limitations, certain holders of 10% or more of our common stock who do not acquire additional shares, any of our ESOPs or benefit plans, and us and our wholly-owned subsidiaries), has acquired 10% of our common stock or announces a tender offer that could result in the ownership of 10% or more of our common stock. Each right, should it become exercisable, will entitle the owner to buy 1/100th of a share of Participating Preferred Stock, a new series of our preferred stock, at an exercise price of $40. On October 16, 1997, we amended the rights agreement to provide that certain institutional investors who own in excess of 10%, but less than 15% of our common stock, are not "acquiring persons" as defined by the rights agreement.

In the event the rights become exercisable as a result of an acquiring person's acquisition of shares, each right will entitle the owner, other than the acquiring person, to buy at the rights' then-current exercise price a number of shares of common stock with a market value equal to twice the exercise price. In addition, unless the acquiring person owns more than 50% of the outstanding shares of common stock, the board of directors may elect to exchange all outstanding rights (other than those owned by such acquiring person or affiliates thereof) at an exchange ratio of one share of common stock per right. Unless we merge with another company under certain conditions or redeem or exchange the rights before October 6, 2005, the rights will expire on that date.

                              INTERMET Corporation

11. COMMITMENTS AND CONTINGENCIES

Future minimum rental payments required under building and equipment operating leases that have initial or remaining non-cancelable lease terms in excess of one year at December 31, 2004 are as follows (in thousands of dollars):

2005                                                                   $      4,122
2006                                                                          2,474
2007                                                                          1,976
2008                                                                          1,128
2009                                                                             68
Thereafter                                                                       21
                                                                       ------------
Total                                                                  $      9,789
                                                                       ============

Under the Bankruptcy Code we may assume or reject executory contracts, including lease obligations. Therefore, the commitments shown above may not reflect actual cash outlays in the future periods. Total rental expense under operating leases aggregated $5.2 million, $4.5 million, and $5.5 million in 2004, 2003 and 2002, respectively.

We had commitments to purchase capital equipment of approximately $3.5 million as of December 31, 2004.

At December 31, 2004, 48% of our domestic labor force was covered by collective bargaining agreements, with 14% of our domestic labor force covered by collective bargaining agreements that will expire within one year.

We are subject to federal, state, local and foreign environmental laws and regulations concerning, among other things, air emissions, effluent discharges, storage treatment and disposal of hazardous materials and remediation of contaminated soil and groundwater. In addition, at some of our industrial sites hazardous materials have been managed for many years. Consequently, we are subject to various environmental laws that impose compliance obligations and can create liability for historical releases of hazardous substances. It is likely that we will be subject to increasingly stringent environmental standards in the future and that we will be required to make additional expenditures, which could be significant, relating to environmental matters on an ongoing basis.

The 1990 amendments to the Federal Clean Air Act and regulations promulgated thereunder are expected to have a major impact on the compliance cost of many U.S. companies, including foundries of the type we own. We are in the process of reviewing Maximum Achievable Control Technology Standards that will be applicable to our industry.

We also have current and former operating entities (for which we may be responsible) that are potentially responsible for clean-up of known environmental sites. These include third-party-owned sites, as well as sites that are currently or formerly owned by us or our subsidiaries. For known environmental sites, we have recorded reserves, on an undiscounted basis, to cover estimated future environmental expenditures. Environmental reserves at December 31, 2004 and 2003 were $6.3 million and $6.9 million, respectively. As of December 31, 2004, the environmental reserves included a $3.1 million cash escrow account required as a part of our acquisition of Ganton Technologies in 1999 that is being used to fund the clean-up of an inactive property located in Addison, Illinois. We expect that the clean-up will occur in 2005. The reserves also include $2.3 million for the now-closed Radford Foundry, which is discussed below. There can be no assurance that costs in excess of these accruals will not be incurred, or that unknown conditions will not be discovered that result in material additional expenditures by us for environmental matters.

                              INTERMET Corporation

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)

On March 14, 2002, we entered into a consent order with the U.S. Environmental Protection Agency ("USEPA"), which will require investigation of the nature and extent of any hazardous waste disposed of at our Radford Foundry. We have entered into this consent order in connection with the USEPA's Corrective Action Program, which is being undertaken on a nationwide basis by USEPA pursuant to the Resource Conservation and Recovery Act of 1976. The Corrective Action Program requires facilities that have historically generated or handled hazardous waste to determine whether those activities have or could adversely affect groundwater or human health. Because we historically disposed of waste material at this site, it is probable that remedial action will be required with respect to that on-site disposal. We have accrued $2.3 million for such remediation activity based on our investigation to date. However, our investigation of this site will continue and it is possible that ultimate remediation costs could exceed the amounts we have accrued.

We are also a party to other legal proceedings in the ordinary course of our business, most of which were stayed with the filing of our bankruptcy cases on September 29, 2004. At the present time, we do not believe that any of these proceedings will have a material adverse effect on our results of operations.

We self-insure a significant portion of our health care and property and casualty insurance risks. However, we purchase additional insurance for catastrophic losses. We carry a $2.5 million property deductible per occurrence.

12. RETIREMENT PLANS AND BENEFITS

We maintain four non-contributory defined benefit pension plans for certain U.S. employees covered by collective bargaining agreements for which the benefits are based on years of service. Additionally, we maintain two non-contributory defined benefit pension plans for certain U.S. salaried and non-union hourly employees for which the benefits are based on final average compensation. Our policy is to fund amounts as required under applicable laws and regulations.

In addition to providing pension benefits, we provide health care and life insurance benefits to certain retired U.S. employees and their dependents. In 2003, eligibility requirements for retiree health care for certain salaried employees were changed so that these employees can become eligible for retiree health care benefits at age 62, depending on years of service. Employees hired on or after January 1, 2004 will not be eligible for retiree health care benefits. Certain salaried employees who already have met eligibility requirements at age 55 or age 60, depending on years of service, continue to be eligible for retiree health care benefits. Retirees and their dependents under age 65 receive substantially the same health care benefits as active employees. The medical plans generally pay most medical expenses less deductible and co-pay amounts. Salaried and hourly employees also contribute to the cost of coverage. Certain salaried employee coverage converts to a Medicare carve-out plan at age
65. We subsidize a Medicare supplement plan for certain eligible salaried employees over age 65. Coverage for most hourly employees ceases at age 65. However, certain hourly employees retain eligibility for coverage supplementing Medicare.

Our amendments to certain plans in 2003 increased our pension benefit obligations by $1.6 million and reduced our other postretirement benefit obligations by $5.0 million. In addition, the curtailment of a postretirement benefit plan in 2003 reduced the other postretirement benefit obligations by $0.5 million.

                              INTERMET Corporation

12. RETIREMENT PLANS AND BENEFITS (CONTINUED)

Due to the closure of the Radford Foundry in 2003, other postretirement benefit obligations decreased by $2.0 million and resulted in an after-tax gain of $1.2 million. We also incurred an increase in pre-tax pension cost of $0.3 million ($0.2 million after-tax loss) due to pension curtailment. The net after-tax gain of $1.0 million was reported in "Loss from discontinued operation, net of tax" in the accompanying statements of operations in 2003.

During 2004, amendments to certain pension plans increased our pension benefit obligation by $1.5 million. No other postretirement benefit amendments were recognized during 2004. In addition, we recognized a curtailment in the Ganton Technologies Inc., Racine Hourly Employees Retirement Plan as of December 15, 2004, increasing pension benefit obligation by $0.5 million, also resulting in a $1.2 million increase to our pension cost.

We use a September 30 measurement date for all of our pension and other postretirement benefit plans.

The obligations and funded status of our retirement benefit plans are as follows (in thousands of dollars):

                                                                      At December 31,
                                                ---------------------------------------------------------------
                                                       Pension Benefits           Other Postretirement Benefits
                                                -----------------------------     -----------------------------
                                                    2004             2003             2004             2003
                                                ------------     ------------     ------------     ------------

CHANGE IN BENEFIT OBLIGATION:

Benefit obligation at beginning of year         $    104,722     $     90,828     $     42,530     $     43,435
Service cost - benefits earned
  during the year                                      2,347            2,443              447            1,018
Interest cost on benefit obligation                    6,231            6,018            2,433            2,746
Amendments                                             1,478            1,636               --           (4,985)
Curtailment                                              455               --               --             (520)
Actuarial losses                                       2,277            8,229           (1,126)           4,332
Benefits paid                                         (5,076)          (4,432)          (5,479)          (3,496)
                                                ------------     ------------     ------------     ------------
Benefit obligation at end of year               $    112,434     $    104,722     $     38,805     $     42,530
                                                ------------     ------------     ------------     ------------
CHANGE IN PLAN ASSETS:

Fair value of plan assets at beginning
  of year                                       $     62,472     $     58,897
Actual return on plan assets                           4,456            5,793
Company contributions                                  9,063            2,214
Benefits paid                                         (5,076)          (4,432)
                                                ------------     ------------
Fair value of plan assets at end of
  year                                          $     70,915     $     62,472
                                                ------------     ------------
Funded status of the plan
  (under-funded)                                $    (41,519)    $    (42,250)    $    (38,805)    $    (42,530)
Unrecognized net actuarial losses                     36,910           35,550            1,931            3,207
Unrecognized transition obligation                        --              286               --               --
Unrecognized prior service cost
  (benefit)                                            6,323            6,497           (4,315)          (4,678)
                                                ------------     ------------     ------------     ------------
Prepaid (accrued) benefit cost on
  balance sheets                                $      1,714     $         83     $    (41,189)    $    (44,001)
                                                ============     ============     ============     ============

                              INTERMET Corporation

12. RETIREMENT PLANS AND BENEFITS (CONTINUED)

Amounts recognized for pension benefits in the consolidated balance sheets consist of (in thousands of dollars):

                                                              At December 31,
                                                       -----------------------------
                                                           2004             2003
                                                       ------------     ------------

Prepaid pension benefit cost                           $      1,788     $      4,708
Accrued pension benefit liability                           (42,705)         (46,020)
Intangible assets                                             6,323            6,497
Accumulated other comprehensive income, pretax               36,308           34,898
                                                       ------------     ------------
Net amount recognized                                  $      1,714     $         83
                                                       ============     ============

The accumulated benefit obligation for all of the pension plans was $111.8 million and $104.1 million at December 31, 2004 and 2003, respectively.

All of our pension plans had accumulated benefit obligations in excess of plan assets (under-funded plans) as of December 31, 2004 and 2003.

The components of net periodic benefit cost are as follows (in thousands of dollars):

                                                                        Years Ended December 31,
                                          ---------------------------------------------------------------------------------------
                                                       Pension Benefits                      Other Postretirement Benefits
                                          ------------------------------------------   ------------------------------------------
                                              2004           2003           2002           2004           2003           2002
                                          ------------   ------------   ------------   ------------   ------------   ------------

Service cost                              $      2,347   $      2,443   $      1,922   $        447   $      1,018   $        973
Interest cost                                    6,231          6,018          5,966          2,433          2,746          2,925
Expected return on plan assets                  (5,732)        (5,878)        (6,120)            --             --             --
Amortization of net transition
  obligation                                        --             --             15             --             --             --
Amortization of prior service cost                 919            735            756           (364)           (60)            (2)
Amortization of loss (gain)                      2,195          1,531           (382)           151           (208)          (445)
Curtailment loss                                 1,187            253             --             --             --             --
                                          ------------   ------------   ------------   ------------   ------------   ------------
Net periodic benefit cost                 $      7,147   $      5,102   $      2,157   $      2,667   $      3,496   $      3,451
                                          ============   ============   ============   ============   ============   ============

                              INTERMET Corporation

12. RETIREMENT PLANS AND BENEFITS (CONTINUED)

The assumptions used to determine benefit obligations and cost are as follows:

    Weighted-average assumptions used to determine benefit obligations:

                                                                      At December 31,
                                                ---------------------------------------------------------------
                                                      Pension Benefits            Other Postretirement Benefits
                                                -----------------------------     -----------------------------
                                                    2004             2003             2004             2003
                                                ------------     ------------     ------------     ------------

Discount rate                                           5.75%            6.00%            5.75%            6.00%
Rate of compensation increase for
  benefit plans with benefit obligations
  based on compensation                                 3.65%            3.66%

    Weighted-average assumptions used to determine net periodic benefit cost:

                                                                        Years Ended December 31,
                                          ---------------------------------------------------------------------------------------
                                                       Pension Benefits                      Other Postretirement Benefits
                                          ------------------------------------------   ------------------------------------------
                                              2004           2003           2002           2004           2003           2002
                                          ------------   ------------   ------------   ------------   ------------   ------------

Discount rate                                     6.00%          6.75%          7.50%          6.00%          6.75%          7.50%
Expected long-term return on plan assets          8.50%          8.75%          9.50%
Rate of compensation increase for benefit
  plans with benefit cost based on
  compensation                                    3.66%          3.61%          3.61%

To determine the overall expected long-term rate of return on assets, we consider the current level of expected returns on risk-free investments (primarily government bonds), the historical level of the risk premium associated with the other asset categories in which the portfolio is invested and the expected returns of each asset category of the investment portfolio. The expected return of each asset category is then weighted based on the target asset allocation to develop the overall expected long-term rate of return on assets.

During each quarter, our pension plan actuaries determine a range of expected rates of return based on actual asset mix. Expected rates of return that are between the 25th and 75th percentile of this range are considered reasonable. The expected rate of return of 8.50% as of September 30, 2004 and 2003 was near the 70th percentile of the ranges of expected rates of return.

Assumed health care cost trend rates for other postretirement benefits:

                                                              At December 31,
                                                       -----------------------------
                                                           2004             2003
                                                       ------------     ------------

Health care cost trend rate assumed for next year             10.00%           10.50%
Rate to which the cost trend rate is assumed to
  decline (the ultimate trend rate)                            5.00%            5.00%
Year that the rate reaches the ultimate trend rate             2015             2015

                              INTERMET Corporation

12. RETIREMENT PLANS AND BENEFITS (CONTINUED)

The assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the assumed health care cost trend rates would have the following effects for 2004 (in thousands of dollars):

                                                      One Percentage   One Percentage
                                                      Point Increase   Point Decrease
                                                      --------------   --------------

Effect on total service and interest cost              $        190     $       (167)
Effect on postretirement benefit obligation            $      2,318     $     (2,086)

Our pension plans' weighted-average asset allocations at December 31, 2004 and 2003 by asset category are as follows:

                                                        Plan Assets At December 31,
                                                       -----------------------------
                                                           2004             2003
                                                       ------------     ------------

Asset Category:
Equity securities                                                53%              52%
Debt securities                                                  47%              48%
                                                       ------------     ------------
Total                                                           100%             100%
                                                       ============     ============

Equity securities do not include any of our common stock.

Under our investment policies and strategies, pension funds are invested in equity securities (including convertible securities), debt securities (including preferred stock) and cash equivalents (including senior debt less than one year to maturity). Pension plan assets allocation guidelines as follows:

Asset Category:                                                  Allocation Guidelines
Equity securities                                                        30% to 75%
Debt securities                                                          25% to 70%
Cash equivalents                                                          0% to 30%

Investment managers have full discretion to invest assets within our investment guidelines, including timing, turnover and selection of investment. Pension plan assets are held such that assets are available for near-term, mid-term and long-term future benefit payments.

Equity asset holdings are selected from established markets (including New York Stock Exchange, over-the-counter markets and regional and foreign markets) and equity portfolios are expected to achieve an absolute and risk adjusted return which surpasses the comparative index. Equity assets cannot be held in private placement securities, letter stock or uncovered options. Short sales, margin transactions and other specialized transactions are prohibited. No more than 10% of assets may be held in an individual security or 15% in a particular industry. This pertains to both equity and debt investments, exclusive of treasuries and agencies.

Debt asset holdings can be invested in liquid preferred stocks, corporate debt, obligations of the U.S. Government and its fully guaranteed agencies and debt issues convertible to equities. Investments in single-issue securities are limited to 5% of assets (except for U.S. Government or agency obligations). Assets are not to be invested in private placements, fixed income or interest rate futures, or from arbitrage or other specialized investments. Up to 5% of assets may be invested in below investment grade debt securities. Up to 5% of assets may be invested in global fixed income securities.

                              INTERMET Corporation

12. RETIREMENT PLANS AND BENEFITS (CONTINUED)

Cash equivalent holdings may be invested in commercial paper, repurchase agreements, Treasury bills, certificates of deposit and money market funds. Investments in cash equivalents can be made for income, for liquidity, for expense and benefit payments or to preserve principal value. Assets must represent maturity of less than one year at the time of purchase. Short-term instruments considered speculative in nature may not be purchased. Single issuer paper is limited to 5% of the funds, except for U.S. Government or agencies.

Pension funds may also be invested in mutual funds or other pooled funds containing securities. Direct investments in financial futures, commodities and currency exchanges are prohibited; however, such investments may be made in mutual funds.

We expect to contribute $8.1 million to our pension plans in 2005.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid (in thousands of dollars):

                                                                            Other
                                                                        Postretirement
                                                     Pension Benefits      Benefits
                                                     -----------------  --------------

2005                                                   $      5,772     $      3,755
2006                                                          5,884            3,559
2007                                                          6,187            3,468
2008                                                          6,431            3,247
2009                                                          6,756            3,155
Years 2010 to 2014                                           38,029           16,216

Our measurement of the Wagner Castings Company postretirement medical obligations includes the anticipated impact of the federal subsidy enabled by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003. These effects are measured in accordance with the Financial Accounting Standards Board Staff Position (FSP FAS106-2) as of the 2004 year-end disclosure. For expense, the impact is to be recognized prospectively, beginning with the 2005 fiscal year expense. While final regulations have not been issued on qualifications for the subsidy or the determination of actuarial equivalence, these measurements are believed to be reasonable best estimates based on the "two-pronged" approach to subsidy determination set forth in the proposed regulations. Under this standard, the Wagner Casting Company's post-Medicare prescription drug plan is "actuarially equivalent" for all retirees receiving medical benefits after 65 years of age (except for hourly participants who retired prior to June 1, 1980) as the value of the plan benefits exceeds the value of Medicare Part D benefits less participant premiums. The annual Medicare subsidy is projected to be $623 per person starting in 2006. This average subsidy amount is assumed to increase at a rate of 8.12% in 2007 decreasing to 5.0% in 2022 and thereafter. With respect to our other (non-Wagner) retiree medical plans, because we do not provide prescription drug benefits to retirees after age 65, it is assumed that the employer will not qualify for the federal subsidy. The Act had no impact on disclosed results.

We maintain several defined contribution plans for certain salaried employees, hourly employees covered by collective bargaining agreements and non-union hourly employees. All of these plans allow participants to make pretax contributions as a percentage of their compensation. We contribute a specified percentage of the annual compensation of participants to some of the plans. Certain plans provide a matching contribution on employees' pretax contribution up to a specified limit. Some plans provide for contributions based on hours worked by each employee; other plans provide for profit-sharing contributions or other base contributions. Costs recognized as expenses to these plans, excluding ESOP expenses, were $2.6 million, $3.0 million and $2.4 million in 2004, 2003 and 2002, respectively.

                              INTERMET Corporation

13. INCOME TAXES

Components of income (loss) from continuing operations before income taxes are as follows:

                                                                       Years Ended December 31,
                                                            ------------------------------------------------
                                                                2004              2003              2002
                                                            ------------      ------------      ------------

Domestic                                                    $   (277,902)     $    (70,508)     $      6,343
Foreign                                                            7,968             6,707             6,798
                                                            ------------      ------------      ------------
Total                                                       $   (269,934)     $    (63,801)     $     13,141
                                                            ============      ============      ============

The provision for income taxes consists of the following (in thousands of dollars):

                                                                        Years Ended December 31,
                                                            ------------------------------------------------
                                                                2004              2003              2002
                                                            ------------      ------------      ------------

Current:
        Federal                                             $     (2,656)     $         --      $         --
        State                                                        355               484               504
        Foreign                                                      913              (374)              739
                                                            ------------      ------------      ------------
                                                                  (1,388)              110             1,243
                                                            ------------      ------------      ------------
Deferred:
        Federal                                                       --            18,314             1,522
        State                                                         --                --              (100)
        Foreign                                                    2,124               112                --
                                                            ------------      ------------      ------------
                                                                   2,124            18,426             1,422
                                                            ------------      ------------      ------------
Total tax provision                                         $        736      $     18,536      $      2,665
                                                            ============      ============      ============

In 2004 we did not pay any federal income taxes. We received refunds of $2.7 million in 2004 attributable to an audit of our 2001 federal tax return and resulting carryback claims to our 2002, 1999 and 1996 tax returns. We paid federal income taxes of approximately $2.5 million and $1.1 million in 2003 and 2002, respectively.

The provision for income taxes differs from the amount computed by applying the statutory U.S. federal income tax rate to (loss) income from continuing operations before income taxes and equity interest in a joint venture in the following amounts (in thousands of dollars):

                                                                         Years Ended December 31,
                                                            ------------------------------------------------
                                                                2004              2003              2002
                                                            ------------      ------------      ------------

Provision for income taxes
(benefits) at U.S. statutory rate                           $    (94,476)     $    (22,594)     $      4,672
Foreign operations                                                 4,435               (94)              573
Utilization of credits and credit carryforwards                       --                --            (3,065)
State income taxes excluding valuation allowance,
  net of federal income tax benefits                              (1,368)             (415)              691
Non-deductible goodwill amortization and write-off                49,528            13,767                --
Valuation allowance for federal tax                               41,325            22,981                --
Valuation allowance for state tax                                  1,622               899                --
Refund of federal income tax                                      (2,656)
Other                                                              2,326             3,992              (206)
                                                            ------------      ------------      ------------
Total tax provision                                         $        736      $     18,536      $      2,665
                                                            ============      ============      ============

                              INTERMET Corporation

13. INCOME TAXES (CONTINUED)

The components of our net deferred income tax assets at December 31, 2004 and 2003 are as follows (in thousands of dollars):

                                                           2004             2003
                                                       ------------     ------------

Compensation and benefit items                         $     36,320     $     37,618
Operating loss, foreign tax credit and Alternative
  Minimum Tax credit carryforwards                           40,864           19,449
Impairment and shutdown costs                                 1,262            1,539
Deductible goodwill                                          12,516            3,991
Reserve for bad debts, returns and allowances                 2,566            1,984
Inventory reserve                                             7,382            5,337
State income taxes                                              (14)           1,093
Other temporary differences                                   3,804            1,274
                                                       ------------     ------------
Gross deferred tax assets                                   104,700           72,285
Valuation allowance                                         (62,646)         (29,732)
                                                       ------------     ------------
Deferred tax assets                                          42,054           42,553
Depreciation and related items                              (34,121)         (32,346)
Other temporary differences                                  (9,910)         (10,060)
                                                       ------------     ------------
Gross deferred tax liabilities                              (44,031)         (42,406)
                                                       ------------     ------------
Net deferred tax assets (liabilities)                  $     (1,977)    $        147
                                                       ============     ============

There are limitations on the use of operating loss carryforwards included in the deferred tax assets. Domestic operating loss carryforwards have a life of 15 to 20 years.

As a result of an audit of the 2001 federal tax return, foreign tax credits of $0.2 million, $3.8 million and $7.2 million generated in the returns as filed for 2003, 2002 and 2001, respectively, were either converted to foreign tax deductions to create net operating loss deductions or available for carryover/carryback to earlier tax years resulting in a tax refund of $2.7 million during 2004.

                              INTERMET Corporation

14. REPORTING FOR BUSINESS SEGMENTS

We evaluate our financial results in two business segments, Ferrous Metals and Light Metals. Our segment reporting is consistent with the manner in which our business is managed and our resources are allocated by management. The Ferrous Metals segment consists of ferrous foundry operations and their related machining operations. The Light Metals segment consists of aluminum, magnesium and zinc casting operations and their related machining operations. Our Corporate and Other segment includes operations that do not fall within the Ferrous Metals segment or Light Metals segment, including our corporate business unit and its related expenses and eliminations. Selected financial information for our each of our business segments is as follows:

                                                                    Light          Corporate
                                               Ferrous Metals       Metals         and Other       Consolidated
                                               --------------    ------------     ------------     ------------
                                                                   (in thousands of dollars)
Year ended December 31, 2004
        Net sales                               $    562,623     $    274,550     $         --     $    837,173
        Depreciation and amortization
          expense                                     30,548           17,266            1,936           49,750
        Goodwill impairment charge                    59,731          106,202               --          165,933
        Restructuring and impairment
          charges                                     18,569           11,299            2,345           32,213
        Reorganization charges                            --               --           14,733           14,733
        Operating loss                               (16,906)        (124,642)         (98,413)        (239,961)
        Interest expense, net                          6,162            4,789           19,533           30,484
        Purchases of property,
          plant and equipment -
          continuing operations                       10,830            8,918            3,110           22,858
As of December 31, 2004
        Total assets                            $    378,720     $    104,031     $     30,072     $    512,823

                              INTERMET Corporation

14. REPORTING FOR BUSINESS SEGMENTS (CONTINUED)

                                                                    Light          Corporate
                                               Ferrous Metals       Metals         and Other       Consolidated
                                               --------------    ------------     ------------     ------------
                                                                   (in thousands of dollars)
Year ended December 31, 2003
        Net sales                               $    493,401     $    237,766     $         --     $    731,167
        Depreciation and amortization
          expense                                     31,143           17,202            1,906           50,251
        Goodwill impairment charge                        --           51,083               --           51,083
        Restructuring and impairment
          charges                                      9,138              556              274            9,968
        Operating profit (loss)                       13,333          (44,192)          (5,758)         (36,617)
        Interest expense, net                          4,600            4,928           20,367           29,895
        Purchases of property,
          plant and equipment -
          continuing operations                        8,036            9,772            1,725           19,533
        Purchases of property,
          plant and equipment -
          discontinued operations                        145               --               --              145

As of December 31, 2003
        Goodwill                                $     59,731     $    106,202     $         --     $    165,933
        Total assets                                 372,812          281,396           32,476          686,684

Year ended December 31, 2002
        Net sales                               $    484,146     $    271,591     $         --     $    755,737
        Depreciation and amortization
          expense                                     27,011           18,019            2,090           47,120
        Operating profit (loss)                       25,867           20,216           (6,406)          39,677
        Interest expense, net                          3,584            4,390           20,296           28,270
        Cumulative effect of change
          in accounting                                   --               --              481              481
        Purchases of property,
          plant and equipment -
          continuing operations                        2,648            4,065            1,714            8,427
        Purchases of property,
          plant and equipment -
          discontinued operations                        671               --              347            1,018

As of December 31, 2002
        Goodwill                                $     59,731     $    157,285     $         --     $    217,016
        Total assets                                 367,002          332,905           64,191          764,098

                              INTERMET Corporation

15. GEOGRAPHIC AREA AND MAJOR CUSTOMER INFORMATION

The following is a breakout of net sales, operating profit, income before income taxes and identifiable assets based on the geographic locations of our domestic and foreign operations as of and for the years ended December 31, 2004, 2003 and 2002. We operate in North America and have international operations in Europe, mainly Germany and Portugal.

                                                                    For the Years Ended December 31,
                                                            ------------------------------------------------
                                                                2004              2003              2002
                                                            ------------      ------------      ------------
                                                                        (in thousands of dollars)

Net sales:
        North America                                       $    661,328      $    614,762      $    667,787
        Europe                                                   175,845           116,405            87,950
                                                            ------------      ------------      ------------
        Total                                               $    837,173      $    731,167      $    755,737
                                                            ============      ============      ============
Operating (loss) profit:
        North America                                       $   (248,051)     $    (41,291)     $     36,239
        Europe                                                     8,090             4,674             3,438
                                                            ------------      ------------      ------------
        Total                                               $   (239,961)     $    (36,617)     $     39,677
                                                            ============      ============      ============
(Loss) income from continuing operations
  before income taxes and equity interest
  in a joint venture:
        North America                                       $   (275,903)     $    (68,693)     $      8,379
        Europe                                                     5,969             4,140             3,189
                                                            ------------      ------------      ------------
        Total                                               $   (269,934)     $    (64,553)     $     11,568
                                                            ============      ============      ============

                                                                           As of December 31,
                                                            ------------------------------------------------
                                                                2004              2003              2002
                                                            ------------      ------------      ------------

Identifiable assets:
        North America                                       $    357,260      $    560,117      $    683,775
        Europe                                                   155,563           126,567            80,323
                                                            ------------      ------------      ------------
        Total                                               $    512,823      $    686,684      $    764,098
                                                            ============      ============      ============

Net sales to customers exceeding 10% of consolidated net sales in 2004, 2003 or 2002, and other major customers, were as follows (as a percentage of consolidated net sales):

Customer:                                                       2004              2003              2002
                                                            ------------      ------------      ------------

    DaimlerChrysler (1)                                               11%               10%               18%
    Delphi                                                            11%               11%               11%
    Ford                                                               9%               11%               12%
    Metaldyne (1)                                                     10%                8%                1%
    TRW                                                                7%                6%                2%
    Visteon                                                            6%                6%                5%
    PBR Automotive                                                     5%                6%                5%
    General Motors                                                     3%                5%                5%

----------

(1) During 2003, Metaldyne acquired a facility from DaimlerChrysler to which we supply products. This accounts for the majority of the change in the amounts we supply to Metaldyne and DaimlerChrysler from 2002 to 2003.

                              INTERMET Corporation

16. EARNINGS PER SHARE

Earnings per share are computed as follows:

                                                                         Years Ended December 31,
                                                            ------------------------------------------------
                                                                2004              2003              2002
                                                            ------------      ------------      ------------
                                                                 (in thousands, except per share data)

Numerator:
        Net (loss) income                                   $   (273,628)     $    (98,913)     $      9,003
                                                            ============      ============      ============
Denominator:
        Denominator for basic earnings per
          share - weighted average shares                         25,607            25,581            25,441
        Effect of dilutive securities:
            Employee stock options and
              unearned restricted stock                               --                --               437
                                                            ------------      ------------      ------------
        Denominator for diluted earnings per
          share - adjusted weighted average
          shares and assumed conversions                          25,607            25,581            25,878
                                                            ============      ============      ============
Net (loss) income per common share -
  basic                                                     $     (10.69)     $      (3.87)     $       0.35
                                                            ============      ============      ============
Net (loss) income per common share -
  assuming dilution                                         $     (10.69)     $      (3.87)     $       0.35
                                                            ============      ============      ============

Dilutive earnings per share reflect the assumed exercise of stock options and unearned restricted stock.

                              INTERMET Corporation

17. QUARTERLY DATA AND SHARE INFORMATION (UNAUDITED)

The following is a summary of the quarterly results of operations for the years ended December 31, 2004 and 2003:

                                                                       Three Months Ended
                                                ---------------------------------------------------------------
                                                  March 31         June 30        September 30     December 31
                                                ------------     ------------     ------------     ------------
                                                        (in thousands of dollars, except per share data)

2004
Net sales                                       $    210,646     $    217,185     $    197,713     $    211,629
Gross profit                                          13,490           12,712           (4,344)          (5,623)
Loss from discontinued
  operations, net of tax                                (712)          (1,255)            (677)            (314)
Net loss (1)                                          (7,853)          (6,454)        (225,046)         (34,275)
Net loss per common share
- Basic                                                (0.31)           (0.25)           (8.63)           (1.49)
- Diluted                                              (0.31)           (0.25)           (8.63)           (1.49)
Share prices (Nasdaq)(2)
- High                                                  5.80             4.83             4.25             0.34
- Low                                                   4.01             3.55             0.25             0.08
2003
Net sales                                       $    193,040     $    182,118     $    172,700     $    183,309
Gross profit                                          21,241           17,923           14,729            9,947
(Loss) income from discontinued
  operations, net of tax                                (188)          (8,643)             655           (8,400)
Net income (loss)(3)                                   3,152           (6,589)             (50)         (95,426)
Net income (loss) per common share
- Basic                                                 0.12            (0.26)              --            (3.73)
- Diluted                                               0.12            (0.26)              --            (3.73)
Share prices (Nasdaq)(4)
- High                                                  4.40             4.00             4.70             5.61
- Low                                                   3.26             3.06             3.33             4.14

                              INTERMET Corporation

17. QUARTERLY DATA AND SHARE INFORMATION (UNAUDITED)

(1) During the third quarter of 2004, we recorded pretax goodwill impairment charge of $165.9 million because the carrying value of the Ferrous Metals reporting unit and Light Metals reporting unit were in excess of their fair value. We also recorded pretax asset impairment charges of $26.4 million for write-downs of other long-lived assets with carrying values exceeding their fair values. During the fourth quarter of 2004, we recognized reorganization costs of $8.8 million and plant closure and asset impairment charges of $3.8 million related to the closure of our Racine Plant and Racine Machining Plant. All of these charges had a negative impact on our net loss, and total assets and shareholders' equity.

(2) On October 1, 2004, we received a written notice from The NASDAQ Stock Market (Nasdaq) that our shares of common stock would be delisted from Nasdaq at the opening of business on October 12, 2004 in accordance with Marketplace Rule 4815(a) based on Nasdaq's determination that we did not comply with the continued listing requirements under Marketplace Rules 4300 and 4450(f). Since October 12, 2004 our common stock, $0.10 par value, has been traded on the Pink Sheets under the symbol "INMTQ" and had a closing price of $0.13 on June 14, 2005.

(3) During the fourth quarter of 2003, we recorded pretax goodwill impairment charge of $51.1 million because the carrying value of the Light Metals reporting unit was in excess of its fair value. We also recorded pretax restructuring and asset impairment charges of $10.0 million, which included an $8.5 million charge for the announced closure of our Havana Foundry, and $1.5 million in write-downs of other long-lived assets with carrying values exceeding their fair values. In addition, we recorded a valuation reserve against our domestic net deferred tax assets of $23.9 million for our continuing operations. This is due to the accumulation of losses experienced at our domestic operations between 2001 and 2003. All of these charges had a negative impact on our net income (loss), and total assets and shareholders' equity.

(4) The share price information represents inter-dealer transactions in the Nasdaq without detail markup, markdown or commission.

Third- and fourth-quarter sales are usually lower than the first- and second-quarter sales due to plant closings by automotive manufacturers for vacations and model changeovers.

18. DERIVATIVE FINANCIAL INSTRUMENTS

Under our risk management policy, the use of derivatives for managing risk is confined to hedging the exposure related to variable rate funding activities, hedging the foreign currency exposure of inter-company payables and receivables and hedging purchase commitments relating to raw materials used in our production processes and related energy costs. Specifically, we review our liability structure on a recurring basis and make the determination as to whether our risk exposure should be adjusted using derivative instruments. We do not participate in speculative derivatives trading.

On October 24, 2000, we entered into an interest rate swap agreement with a notional principal amount of $50.0 million through Scotia Capital, Inc., a broker-dealer subsidiary of The Bank of Nova Scotia. Interest rate swaps are contractual agreements between parties to exchange fixed and floating interest rate payments periodically, over the life of the agreements, without the exchange of underlying principal amounts. Under the terms of the agreement, we paid interest quarterly at an annual fixed interest rate of 6.468% with Scotia Capital, Inc. paying at the three-month LIBOR rate. This swap was used to partially hedge an underlying debt obligation and is marked to market. The agreement expired on October 24, 2003.

                              INTERMET Corporation

18. DERIVATIVE FINANCIAL INSTRUMENTS (CONTINUED)

We designated this swap transaction as a cash flow hedge. The effectiveness of this hedge transaction was assessed using the short-cut method as it met the criteria outlined in SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This hedge was considered to be perfectly effective; therefore, the entire change in the fair value of the derivative was recorded in other comprehensive income, and no hedge ineffectiveness was recorded in earnings.

To hedge foreign currency risks, we periodically use over-the-counter forward contracts. To hedge our European operations, we had outstanding foreign exchange contracts with a notional amount of Euro 15.5 million (approximately $19.1 million) and Euro 15.9 million (approximately $16.7 million) at December 31, 2003 and 2002, respectively. We had no outstanding foreign exchange contracts at December 31, 2004. The market value of such foreign exchange contracts was minimal at December 31, 2003 and 2002.

In addition to these derivative financial instruments, we have other contracts for the purchase of raw materials and energy that have the characteristics of derivatives but are not required to be accounted for as derivatives. These contracts for the physical delivery of commodities qualify for the normal purchases and normal sales exception under SFAS No. 133 as we take physical delivery of the commodity and use it in the production process. This exception is an election and, if not elected, these contracts would be carried on our balance sheet at fair value with changes in the fair value reflected in earnings.

19. SUBSEQUENT EVENTS

On March 29, 2005, we announced our plan to close our Decatur Foundry located in Decatur, Illinois during the fourth quarter of 2005. We recognized asset impairment charges in 2004 of $10.9 million to reduce the capital assets to their fair values. We are in the process of determining reserves required for plant closing costs.

Some customers of our Hannibal facility have informed us that present product programs will end or they intend to move their magnesium die casting work from that facility to other suppliers or transition to alternative processes. A portion of the work in that facility will end on or about July 1, 2005. If the customers proceed with plans to move the remaining work, we anticipate that this would occur in late 2005 or early 2006. If we are unable to secure new business for the plant within that timeframe, we anticipate that operations at the Hannibal plant would be suspended until the Company is able to utilize that capacity, and all remaining work would be transferred to the Palmyra facility, which also produces magnesium die castings.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

INTERMET Corporation

We have audited the accompanying consolidated balance sheets of INTERMET Corporation and subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders' deficit, and cash flows for each of the three years in the period ended December 31, 2004. Our audits also included the financial statement schedule for the three years in the period ended December 31, 2004, listed in the index at Item 15(2). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the three years in the period ended December 31, 2004, when considered in relation to the basic financial statements, taken as a whole, represents fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in the notes to the consolidated financial statements, on September 29, 2004, INTERMET Corporation and its wholly owned United States subsidiaries filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. Uncertainties inherent in the bankruptcy process raise substantial doubt about the Company's ability to continue as a going concern. Management's intentions with respect to these matters are also described in the notes to the consolidated financial statements. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 6 to the consolidated financial statements, the Company changed its method of accounting for goodwill in 2002.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated June 14, 2005 expressed an unqualified opinion on management's assessment and an adverse opinion on the effectiveness of internal control over financial reporting.

/s/ Ernst & Young LLP

Troy, Michigan
June 14, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
INTERMET Corporation

We have audited management's assessment, included in the accompanying Management's Report on Internal Controls Over Financial Reporting, that INTERMET Corporation and subsidiaries (the Company) did not maintain effective internal control over financial reporting as of December 31, 2004, because of the effect of deficiencies in their financial statement close process, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management's assessment.

Controls and procedures surrounding the Company's financial statement close process were not designed in a manner to allow the preparation of consolidated financial statements on a timely and accurate basis, which constitutes a material weakness in internal control over financial reporting. This material weakness was exemplified by (1) the Company's failure to file timely 2004 third quarter and year-end reports with the Securities and Exchange Commission (SEC), which was a result of the Company and certain of its subsidiaries filing voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code on September 29, 2004, (2) the identification of adjusting entries during the year-end audit process that resulted in a revision to income tax expense and associated liabilities related to the conversion of foreign entity financial statements from local generally accepted accounting principles (GAAP) to U.S. GAAP during the consolidation process, and (3) adjusting entries identified during the audit process related to the write-off of capitalized debt issuance costs associated with the Company's senior notes as required for companies in bankruptcy. The Company is now in a position to file its 2004 third quarter and year-end reports with the SEC, which reflect the aforementioned adjusting entries.

This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the December 31, 2004 consolidated financial statements, and this report does not affect our report dated June 14, 2005 on those financial statements.

In our opinion, management's assessment that INTERMET Corporation did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the COSO control criteria. Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2004, based on the COSO control criteria.

/s/ Ernst & Young LLP

Troy, Michigan
June 14, 2005

CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

We carried out an evaluation, under the supervision and with the participation of management, including our principal executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined under Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended) as of the end of the year covered by this report. Based upon that evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures are not effective in timely alerting them to material information relating to us (including our consolidated subsidiaries) that is required to be included in our periodic Securities and Exchange Commission reports. We have reached this conclusion because of the material weakness in internal control over financial reporting described below.

Management's Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness for future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an assessment of the effectiveness of internal control over financial reporting as of December 31, 2004. This assessment identified a material weakness in internal control over financial reporting relating to our financial statement closing process. The material weakness was the result of a substantial increase in the volume of financial reporting requirements associated with our Chapter 11 bankruptcy proceedings and employee turnover, which resulted in an insufficient compliment of accounting personnel and expertise. As a result, we were not able to prepare consolidated financial statements to meet regulatory filing requirements and deadlines in the course of our financial statement closing process. Additionally, adjustments were detected during the year-end audit process that resulted in a revision of income tax expense and accrued income tax liabilities related to the conversion of foreign entity financial statements from local GAAP to United States GAAP during the consolidation process and entries related to the write-off of capitalized debt issuance costs associated with our outstanding senior notes as required by applicable accounting guidance for companies in Chapter 11 bankruptcy proceedings. These items were corrected and reflected in the audited consolidated financial statements as of and for the year ended December 31, 2004. A material weakness is defined as a significant deficiency, or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the consolidated financial statements will not be prevented or detected. Our process to assess internal controls over financial reporting was also delayed and negatively affected due to the resignation of our manager of internal audit shortly after we filed our Chapter 11 proceedings and also because the engagement of our external consultants for the assessment project was delayed for more than three months due to the approval process required under our Chapter 11 bankruptcy proceedings.

In making its assessment of internal control over financial reporting, management used the criteria established in the framework Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Because of the material weakness described in the preceding paragraph, management has concluded that, as of December 31, 2004, the Company's internal control over financial reporting was not effective based on those criteria. Our external auditors, Ernst & Young LLP, have issued an attestation report with respect to this assessment. The corrections noted were included in the December 31, 2004 financial results and Ernst & Young LLP has issued an unqualified opinion with respect to our financial statements for that period.

Changes in Internal Control Over Financial Reporting

To remediate the material weakness discussed above, we have taken a number of steps including the hiring of a Director of Corporate Accounting and working with search firms to assist with hiring additional accounting and internal control expertise. In addition, we have mitigated the burden of bankruptcy reporting through reallocation of accounting resources and through increased proficiency with the bankruptcy reports. We believe we will be current with the SEC reporting requirements effective with our second quarter Form 10-Q.

ITEM 9B. OTHER INFORMATION

None

                                   EXHIBIT J

                              DISTRIBUTION SCHEDULE

                                                                       EXHIBIT J


                              DISTRIBUTION SCHEDULE




($)
                                  Cash per        Shares per       $/Share        Rights per       $/Right         Recovery
Debtor                           $1000 Claim     $1000 Claim    Per Valuation    $1000 Claim    Per Valuation   as a % of Claim
-----------------------------   -------------   -------------   -------------   -------------   -------------   ---------------

Intermet Corporation(b)         $        0.00            3.77   $       16.15           11.31   $        6.15             13.0%
Columbus Foundry, L.P.                   0.00            3.54           16.15           10.63            6.15             12.3%
Diversified Diemakers, Inc.              0.00            1.40           16.15            4.19            6.15              4.8%
Tool Products, Inc.                      0.00            1.08           16.15            3.23            6.15              3.7%
Northern Castings Corporation            0.00            0.94           16.15            2.81            6.15              3.2%
Cast-Matic Corporation                   0.00            0.83           16.15            2.48            6.15              2.9%
Intermet U.S. Holding, Inc.              0.00            0.45           16.15            1.36            6.15              1.6%
Ganton Technologies, Inc.                0.00            0.26           16.15            0.77            6.15              0.9%
Lynchburg Foundry Company                0.00            0.17           16.15            0.51            6.15              0.6%
Sudbury, Inc.                            0.00            0.13           16.15            0.40            6.15              0.5%
Wagner Havana, Inc.                      0.00            0.14           16.15            0.41            6.15              0.5%
Intermet Illinois, Inc.                  0.00            0.14           16.15            0.41            6.15              0.5%
Ironton Iron, Inc.                       0.00            0.13           16.15            0.40            6.15              0.5%
Wagner Castings Company (c)              0.00            0.13           16.15            0.40            6.15              0.5%
SUDM, Inc.(d)                            2.78            0.14           16.15            0.41            6.15              0.8%
Alexander City Castings                  0.00            0.14           16.15            0.41            6.15              0.5%
Company, Inc.
Intermet International                   0.00             N/A           16.15             N/A            6.15            100.0%
Intermet Holding Company                 0.00             N/A           16.15             N/A            6.15              N/A
Intermet et. al.(e)                      0.00            3.77           16.15           11.31            6.15             13.0%



Noteholders(d)                                          13.38   $       16.15           40.14   $        6.15             46.6%


($)                              Cash Inducement                    Convenience
                                    Recovery         Inducement   Class Recovery
Debtor                           as a % of Claim    Cash Pool(a)  as a % of Claim
-----------------------------    ---------------   -------------  ---------------

Intermet Corporation(b)                    14.0%   $   1,297,219            21.0%
Columbus Foundry, L.P.                     13.0%       1,230,555            19.5%
Diversified Diemakers, Inc.                 6.0%         201,586             9.0%
Tool Products, Inc.                         5.0%         310,379             7.5%
Northern Castings Corporation               5.0%          77,550             7.5%
Cast-Matic Corporation                      5.0%         163,326             7.5%
Intermet U.S. Holding, Inc.                 5.0%         297,900             7.5%
Ganton Technologies, Inc.                   5.0%         354,250             7.5%
Lynchburg Foundry Company                   5.0%         470,572             7.5%
Sudbury, Inc.                               5.0%         143,679             7.5%
Wagner Havana, Inc.                         5.0%          71,921             7.5%
Intermet Illinois, Inc.                     5.0%          70,000             7.5%
Ironton Iron, Inc.                          5.0%         140,243             7.5%
Wagner Castings Company (c)                 5.0%         232,445             7.5%
SUDM, Inc.(d)                               N/A              N/A             N/A
Alexander City Castings                     N/A              N/A             N/A
Company, Inc.
Intermet International                    100.0%          14,000             0.0%
Intermet Holding Company                    N/A              N/A             N/A
Intermet et. al.(e)                        14.0%          32,998            21.0%
                                                   -------------
                                                   $   5,108,624

Noteholders(d)                              N/A             N/A              N/A



Note: The allocation of shares and rights set forth above reflects current estimates of claims at each Debtor. Actual distributions may be higher or lower based on the resolution of disputed claims and actual allowed claims at each Debtor.

Note: To the extent general unsecured creditors elect to receive shares and rights in lieu of the Cash Inducement, the Reorganized Company's equity value per share will increase.

Note: Claims are estimated based on data from Administar as of June 2, 2005.

(a) If outstanding allowed claims increase, claimants' pro rata portion of the Inducement Cash Pool may be lower than the indicated recovery, provided that the inducement cash pool may be increased according to the Plan to ensure a percentage recovery that is at a minimum equal to the recovery that would otherwise be realized through the issuance of common stock and rights.

(b) Recoveries reflect the equity value of Intermet International, the holding company for Intermet's European operations. Assumes net debt of zero at Intermet International.

(c) Recovery analyses for Wagner Castings Company, Inc. reflect no retiree medical claims. Proposed percentage recoveries available under the Plan of Reorganization to general unsecured creditors and convenience class claimants at the entity will be adjusted downward based on the filing of any such claims in the future.

(d) Recovery includes $500,000 of fees assumed paid to the Indentured Trustee at SUDM, Inc.

(e) These claims are assumed to have only a single obligor; this presentation assumes these claims receive treatment equal to the most favorable recovery of claimants at any of the Debtors (i.e., Intermet Corp.).

                                   EXHIBIT K
                            STOCKHOLDERS' AGREEMENT
                        (will be filed at a later date)